As filed with the U.S. Securities and Exchange Commission on January 23, 2009
Registration No. 333-155887

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Replidyne, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	84-1568247 (I.R.S. Employer Identification No.)

1450 Infinite Dr.
Louisville, CO 80027
(303) 996-5500
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Kenneth J. Collins
President and Chief Executive Officer
Replidyne, Inc.
1450 Infinite Dr.
Louisville, CO 80027
(303) 996-5500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James C. T. Linfield, Esq. Laura M. Medina, Esq. Cooley Godward Kronish LLP 380 Interlocken Crescent, Suite 900 Broomfield, CO 80021 (720) 566-4000	David L. Martin President and Chief Executive Officer Cardiovascular Systems, Inc. 651 Campus Drive St. Paul, MN 55112 (651) 259-2800	Robert K. Ranum, Esq. Alexander Rosenstein, Esq. Fredrikson & Byron, P.A. 200 South Sixth Street, Suite 4000 Minneapolis, MN 55402 (612) 492-7000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the merger agreement described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Replidyne may not sell its securities pursuant to the proposed transactions until the Registration Statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 23, 2009

We are furnishing this proxy statement/prospectus to the holders of Replidyne, Inc.’s common stock and to holders of Cardiovascular Systems, Inc.’s common stock, Series A convertible preferred stock, Series A-1 convertible preferred stock and Series B convertible preferred stock.

Replidyne, Inc., or Replidyne, and Cardiovascular Systems, Inc., or CSI, have entered into a merger agreement pursuant to which a wholly owned subsidiary of Replidyne will merge with and into CSI, with CSI continuing as a wholly owned subsidiary of Replidyne. Immediately prior to the effective time of the merger, each share of CSI preferred stock will be converted into shares of CSI common stock at a ratio determined in accordance with the CSI articles of incorporation. At the effective time of the merger, each share of CSI common stock will convert into the right to receive that number of shares of Replidyne common stock as determined pursuant to the conversion factor described in the merger agreement. Replidyne will assume outstanding and unexercised options and warrants to purchase CSI common stock, and they will be converted into warrants and options, as applicable, to purchase Replidyne common stock in accordance with the same conversion factor. Replidyne stockholders, optionholders and warrantholders will continue to own and hold, respectively, their existing shares of and options and warrants for Replidyne common stock. Immediately after the merger, current stockholders of Replidyne, together with holders of Replidyne options and warrants, are expected to own or have the right to acquire between 16.3% and 17.0% of the combined company, and current CSI stockholders, together with holders of CSI options and warrants, are expected to own or have the right to acquire between 83.0% and 83.7% of the combined company, in each case assuming that Replidyne’s net assets at closing are between $35.0 and $37.0 million as calculated in accordance with the terms of the merger agreement, on a fully diluted basis using the treasury stock method of accounting for options and warrants.

Shares of Replidyne common stock are currently listed on the Nasdaq Global Market under the symbol “RDYN.” After completion of the merger, Replidyne will be renamed “Cardiovascular Systems, Inc.” and expects to trade on the Nasdaq Global Market under the symbol “CSII.” On          , 2009, the last trading day before the date of this proxy statement/prospectus, the closing sale price of Replidyne common stock was $      per share.

Replidyne is holding a special meeting of stockholders in order to obtain the stockholder approvals necessary to complete the merger and related matters. At the Replidyne special meeting, which will be held at 9:00 a.m., local time, on February 24, 2009 at Cooley Godward Kronish LLP, 380 Interlocken Crescent, Suite 900, Broomfield, Colorado, unless postponed or adjourned to a later date, Replidyne will ask its stockholders to, among other things, approve the issuance of Replidyne common stock pursuant to the merger and approve amendments to the Replidyne certificate of incorporation effecting a reverse stock split of Replidyne common stock, which is referred to as the reverse stock split, and changing the Replidyne corporate name to “Cardiovascular Systems, Inc.,” each as described in the accompanying proxy statement/prospectus.

CSI is holding a special meeting of stockholders in order to obtain the stockholder approvals necessary to complete the merger and related matters. At the CSI special meeting, which will be held at 9:00 a.m., local time, on February 24, 2009 at Cardiovascular Systems, Inc., 651 Campus Drive, St. Paul, Minnesota, unless postponed or adjourned to a later date, CSI will ask its stockholders to, among other things, approve and adopt the merger agreement and the merger contemplated therein.

After careful consideration, the Replidyne and CSI boards of directors have approved the merger agreement and the respective proposals referred to above, and each of the Replidyne and CSI boards of directors has determined that it is advisable to enter into the merger. The board of directors of Replidyne and CSI each recommends that its stockholders vote “FOR” the proposals described in the accompanying proxy statement. Several CSI stockholders have agreed with Replidyne to vote shares representing approximately 20% of the outstanding capital stock of CSI in favor of the merger and the other actions contemplated by the merger agreement. In addition, several Replidyne stockholders have agreed with CSI to vote shares representing approximately 32% of the outstanding common stock of Replidyne in favor of the issuance of the shares of Replidyne common stock pursuant to the merger and the other actions contemplated by the merger agreement.

More information about Replidyne, CSI and the proposed transaction is contained in this proxy statement/prospectus. Replidyne and CSI urge you to read the accompanying proxy statement/prospectus carefully and in its entirety. In particular, you should carefully consider the matters discussed under “Risk Factors” beginning on page 18.

This proxy statement/prospectus refers to important business and financial information about Replidyne and CSI that is not included in or delivered with this proxy statement/prospectus. Such information is available without charge to stockholders of Replidyne and CSI upon written or oral request at the following addresses: For information concerning Replidyne, Replidyne, Inc., Attn: Investor Relations, 1450 Infinite Drive, Louisville, Colorado 80027, or by telephone at (303) 996-5500; and for information concerning CSI, Cardiovascular Systems, Inc., Attn: Investor Relations, 651 Campus Drive, St. Paul, Minnesota 55112, or by telephone at (651) 259-2800. To obtain timely delivery, Replidyne stockholders must request the information no later than five business days before the date of the special meeting of Replidyne stockholders, or no later than February 17, 2009, and CSI stockholders must request the information no later than five business days before the date of the special meeting of CSI stockholders, or no later than February 17, 2009.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated          , 2009, and is first being mailed to Replidyne and CSI stockholders on or about          , 2009.

Replidyne, Inc.
1450 Infinite Dr.
Louisville, CO 80027
(303) 996-5500

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On February 24, 2009

To the Stockholders of Replidyne, Inc.:

On behalf of the board of directors of Replidyne, Inc., a Delaware corporation, we are pleased to deliver this proxy statement/prospectus for the proposed merger combining Replidyne, Inc., or Replidyne, and Cardiovascular Systems, Inc., or CSI, a Minnesota corporation. The special meeting of stockholders of Replidyne will be held on February 24, 2009 at 9:00 a.m. MST, at Cooley Godward Kronish LLP, 380 Interlocken Crescent, Suite 900, Broomfield, Colorado, for the following purposes:

1. To consider and vote upon a proposal to approve the issuance of Replidyne common stock pursuant to the Agreement and Plan of Merger and Reorganization, dated November 3, 2008, by and among Replidyne, Responder Merger Sub, Inc., and CSI as described in the attached proxy statement/prospectus.

2. To authorize Replidyne’s board of directors to amend Replidyne’s restated certificate of incorporation in order to effect a reverse stock split of the issued and outstanding shares of Replidyne common stock in a ratio of up to one for 50, if and as determined by Replidyne’s board of directors.

3. To approve an amendment to Replidyne’s restated certificate of incorporation to change the name “Replidyne, Inc.” to “Cardiovascular Systems, Inc.”

4. To approve Replidyne’s assumption of the Cardiovascular Systems, Inc. 2007 Equity Incentive Plan to be used by Replidyne following the consummation of the merger, together with an increase in the number of shares of CSI common stock reserved for issuance under the plan from 3,379,397 to 3,879,397, which following the merger will be converted into shares of Replidyne common stock, subject to further adjustment for the reverse stock split anticipated before closing of the merger.

5. To approve an amendment to the Replidyne, Inc. 2006 Employee Stock Purchase Plan to (i) increase the number of shares of Replidyne common stock reserved under the plan from 305,872 to 1,920,872, subject to further adjustment for the reverse stock split anticipated before the closing of the merger and (ii) amend the “evergreen” provisions of the plan to provide that on July 1st of each year, beginning with July 1, 2009, the share reserve under the plan automatically will be increased by a number of shares equal to the lesser of (A) one percent (1.0%) of the total number of shares of Replidyne common stock outstanding on such date, or (B) 1,800,000 shares (subject to adjustment for the reverse stock split anticipated before the closing of the merger), unless Replidyne’s board of directors designates a smaller number of shares.

6. To consider and vote upon an adjournment of the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Replidyne Proposal No. 1, 2, 3, 4 or 5.

7. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The board of directors of Replidyne has fixed January 21, 2009 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of Replidyne common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, Replidyne had 27,114,677 shares of common stock outstanding and entitled to vote.

Your vote is important. The affirmative vote of the holders of a majority of the shares of Replidyne common stock casting votes in person or by proxy at the Replidyne special meeting is required for approval of Replidyne Proposal Nos. 1, 4, 5 and 6 and the affirmative vote of the holders of a majority of the shares of Replidyne common stock having voting power outstanding on the record date for the Replidyne special meeting is required for approval of Replidyne Proposal Nos. 2 and 3. Even if you plan to attend the special meeting in person, we request that you sign and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of Replidyne Proposal Nos. 1, 2, 3, 4, 5 and 6. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. You may revoke your proxy in the manner described in the proxy statement/prospectus before it has been voted at the special meeting. If you decide to attend the Replidyne special meeting, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

By:
     Secretary

Louisville, Colorado
          , 2009

THE REPLIDYNE BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT EACH OF THE REPLIDYNE PROPOSALS OUTLINED ABOVE IS ADVISABLE, AND IN THE BEST INTERESTS OF, REPLIDYNE AND ITS STOCKHOLDERS AND HAS APPROVED EACH SUCH PROPOSAL. THE REPLIDYNE BOARD OF DIRECTORS RECOMMENDS THAT REPLIDYNE STOCKHOLDERS VOTE “FOR” EACH SUCH PROPOSAL.

Cardiovascular Systems, Inc.
651 Campus Dr.
St. Paul, MN 55112
(651) 259-2800

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On February 24, 2009

To the Stockholders of Cardiovascular Systems, Inc.:

On behalf of the board of directors of Cardiovascular Systems, Inc., a Minnesota corporation, we are pleased to deliver this proxy statement/prospectus for the proposed merger combining Replidyne, Inc., or Replidyne, a Delaware corporation, and Cardiovascular Systems, Inc., or CSI. The special meeting of stockholders of CSI will be held on February 24, 2009 at 9:00 a.m. CST, at Cardiovascular Systems Inc., 651 Campus Drive, St. Paul, Minnesota, for the following purposes:

1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger and Reorganization, dated November 3, 2008, by and among Replidyne, Responder Merger Sub, Inc., and CSI and the merger contemplated therein, as described in the attached proxy statement/prospectus.

2. To authorize an increase in the number of shares of CSI common stock reserved under CSI’s 2007 Equity Incentive Plan from 3,379,397 to 3,879,397.

3. To consider and vote upon an adjournment of the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of CSI Proposal No. 1 or 2.

4. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The board of directors of CSI has fixed January 26, 2009 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of CSI common stock or preferred stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, CSI had           shares of common stock,          shares of Series A convertible preferred stock,           shares of Series A-1 convertible preferred stock and           shares of Series B convertible preferred stock outstanding and entitled to vote. Each holder of CSI preferred stock is entitled to such number of votes per share on each proposal to be voted upon as shall equal the number of shares of common stock into which each share of the preferred stock is then convertible, and in the event each share of the preferred stock is convertible into a number of shares of common stock including a fraction, each holder shall be entitled to vote the sum of fractions of a share to which the holder is entitled, rounded down to the nearest whole number. As of the record date, each share of Series A convertible preferred stock was convertible into 1.01 shares of common stock, each share of Series A-1 convertible preferred stock was convertible into 1.03 shares of common stock, and each share of Series B convertible preferred stock was convertible into 1.01 shares of common stock.

Your vote is important. The affirmative vote of (i) the holders of a majority of the voting power of CSI common stock and preferred stock outstanding on the record date, voting as a single class on an as-converted to common stock basis, and (ii) a majority of the shares of CSI preferred stock outstanding on the record date, voting as a single class on an as-converted to common stock basis and including the shares of CSI preferred stock held by affiliates of Easton Capital Investment Group and Maverick Capital, Ltd., is required for approval of CSI Proposal No. 1. The affirmative vote of the holders of a majority of the voting power of CSI common stock and preferred stock, voting as a single class on an as-converted to common stock basis, casting votes in person or by proxy at the CSI special meeting is required for approval of CSI Proposal Nos. 2 and 3. Even if you plan to attend the special meeting in person, we request that you sign and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of CSI Proposal Nos. 1, 2 and 3. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. You may revoke your proxy in the manner described in the proxy statement/prospectus before it has been voted at the special meeting. If you decide to attend the CSI special meeting, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

By:
James E. Flaherty
Secretary

St. Paul, Minnesota
          , 2009

THE CSI BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT EACH OF THE CSI PROPOSALS OUTLINED ABOVE IS ADVISABLE, AND IN THE BEST INTERESTS OF, CSI AND ITS STOCKHOLDERS AND HAS APPROVED EACH SUCH PROPOSAL. THE CSI BOARD OF DIRECTORS RECOMMENDS THAT CSI STOCKHOLDERS VOTE “FOR” EACH SUCH PROPOSAL.

i

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QUESTIONS AND ANSWERS ABOUT THE MERGER, THE REPLIDYNE SPECIAL MEETING AND THE CSI SPECIAL MEETING

The following section provides answers to frequently asked questions about the merger and the effect of the merger on holders of Replidyne common stock and CSI common stock and preferred stock, the Replidyne special meeting and the CSI special meeting. This section, however, only provides summary information. Replidyne and CSI urge you to read carefully the remainder of this proxy statement/prospectus, including the annexes to this proxy statement/prospectus, because the information in this section does not provide all the information that might be important to you regarding the merger and the other matters being considered at the Replidyne special meeting and the CSI special meeting.

As used in this proxy statement/prospectus, references to “Replidyne” refer collectively to Replidyne, Inc. and all of its subsidiaries unless the context requires otherwise, references to “CSI” refer to Cardiovascular Systems, Inc. and all of its subsidiaries unless the context requires otherwise, and references to the “combined company” refer to Replidyne following the proposed transaction described in this proxy statement/prospectus.

Q:	What is the merger?

A:	Replidyne, CSI, and Responder Merger Sub, Inc., a Minnesota corporation and wholly owned subsidiary of Replidyne, have entered into an Agreement and Plan of Merger dated as of November 3, 2008, which is referred to in this proxy statement/prospectus as the merger agreement, that contains the terms and conditions of the proposed business combination of Replidyne and CSI. Pursuant to the merger agreement, on the terms and conditions set forth therein, Responder Merger Sub, Inc. will be merged with and into CSI, with CSI surviving the merger as a wholly owned subsidiary of Replidyne.

Immediately prior to the effective time of the merger, each share of CSI preferred stock outstanding at such time will be converted into shares of CSI common stock at the conversion ratio determined pursuant to CSI’s articles of incorporation. At the effective time of the merger, each share of CSI common stock outstanding immediately prior to the effective time of the merger (excluding certain shares to be canceled pursuant to the merger agreement, and shares held by stockholders who have exercised and perfected dissenters’ rights) will be converted into the right to receive between 6.460 and 6.797 shares of Replidyne common stock, assuming that the net assets of Replidyne are between $35.0 million and $37.0 million as calculated in accordance with the terms of the merger agreement and that the number of shares of Replidyne and CSI common stock outstanding on a fully diluted basis using the treasury stock method of accounting for options and warrants immediately prior to the effective time of the merger has not changed from the number of such shares as of October 31, 2008, subject to adjustment to account for the effect of a reverse stock split of Replidyne common stock to be implemented prior to the consummation of the merger, which is referred to as the reverse stock split. As a result of the merger, holders of CSI stock, options and warrants are expected to own or have the right to acquire in the aggregate between 83.0% and 83.7% of the combined company and the holders of Replidyne stock, options and warrants are expected to own or have the right to acquire in the aggregate between 16.3% and 17.0% of the combined company. At the effective time of the merger, Replidyne will change its corporate name to “Cardiovascular Systems, Inc.” as required by the merger agreement.

Q:	Why are the two companies proposing to merge?

A:	The combined company that results from the merger will be a medical device company focused on developing and commercializing interventional treatment systems for vascular disease. The combined company will have several potential advantages, including a highly differentiated product, the Diamondback 360° Orbital Atherectomy System, sufficient capital to fund its projected operating requirements for the foreseeable future, a product that targets a large, underserved market opportunity, and a proven and experienced management team.

Q:	Why am I receiving this proxy statement/prospectus?

A:	You are receiving this proxy statement/prospectus because you have been identified as a stockholder of Replidyne or CSI. If you are a stockholder of Replidyne, you are entitled to vote at Replidyne’s special meeting. If you are a stockholder of CSI, you are entitled to vote at CSI’s special meeting. This document serves as a proxy statement of Replidyne and CSI, used to solicit proxies for the special meetings of Replidyne and CSI, and as a prospectus of Replidyne, used to offer shares of Replidyne common stock to CSI stockholders in exchange for shares of CSI capital stock pursuant to the terms of the merger agreement. This document contains important information about the merger, the shares of Replidyne common stock to be issued in the merger and the special meetings of Replidyne and CSI stockholders, and you should read it carefully.

Q:	What is required to consummate the merger?

A:	To consummate the merger, Replidyne stockholders must approve the issuance of shares of Replidyne common stock in the merger and the certificate of amendment to the restated certificate of incorporation of Replidyne and CSI stockholders must approve and adopt the merger agreement and the merger contemplated therein.

The approval by the stockholders of Replidyne requires the affirmative vote of the holders of a majority of the shares of Replidyne common stock casting votes in person or by proxy at the Replidyne special meeting for the issuance of shares of Replidyne common stock in the merger, and the affirmative vote of the holders of a majority of shares of Replidyne common stock having voting power outstanding on the record date for the Replidyne special meeting for the amendment to Replidyne’s restated certificate of incorporation.

The approval by the stockholders of CSI requires the affirmative votes of (i) the holders of a majority of the outstanding shares of CSI common stock and preferred stock, voting as a single class on an as-converted to common stock basis, and (ii) the holders of a majority of the outstanding shares of CSI preferred stock, voting as a single class on an as-converted to common stock basis and including the shares of CSI preferred stock held by affiliates of Easton Capital Investment Group and Maverick Capital, Ltd.

Several CSI stockholders have agreed with Replidyne to vote shares representing approximately 20% of the outstanding capital stock of CSI in favor of the merger and the other actions contemplated by the merger agreement. These stockholders represented the maximum number of the outstanding shares of CSI capital stock that could be made subject to these voting agreements under Minnesota corporate law. In addition, several Replidyne stockholders, who beneficially own approximately 48% of the outstanding common stock of Replidyne, have agreed with CSI to vote shares representing approximately 32% of the outstanding common stock of Replidyne in favor of the issuance of the shares of Replidyne common stock pursuant to the merger and the other actions contemplated by the merger agreement.

The stockholders of Replidyne and CSI are also being asked to approve certain other matters in connection with the consummation of the merger that are described more fully in this proxy statement/prospectus. While approval of these proposals is not required to consummate the merger, the board of directors of Replidyne or CSI, as the case may be, recommends that you vote for these proposals.

In addition to the requirement of obtaining such stockholder approvals and appropriate regulatory approvals, each of the other closing conditions set forth in the merger agreement must be satisfied or waived. For a more complete description of the closing conditions under the merger agreement, we urge you to read the section entitled “The Merger Agreement — Conditions to the Completion of the Merger” on page 82 of this proxy statement/prospectus.

Q:	What is the reverse stock split and why is it necessary?

A:	Immediately prior to the effective time of the merger, the outstanding shares of Replidyne common stock will be reclassified and combined into a lesser number of shares to be determined by Replidyne and CSI prior to the effective time of the merger and publicly announced by Replidyne. The merger constitutes a “reverse merger” under applicable marketplace rules established by Nasdaq, which requires the combined company to comply with the initial listing standards of the applicable Nasdaq market to continue to be listed on such market following the merger. The Nasdaq Global Market’s initial listing standards require a company to have, among other things, a $4.00 per share minimum bid price. Because Replidyne common stock is required to be listed on the Nasdaq Global Market as a condition to closing the merger and the current price of Replidyne common stock is less than the minimum bid prices required by the Nasdaq Global Market, the reverse stock split is necessary to consummate the merger.

Q:	What will CSI stockholders receive in the merger?

A:	Replidyne has agreed to issue, and holders of CSI capital stock will receive, shares of Replidyne common stock such that following the consummation of the transactions contemplated by the merger agreement, current stockholders of Replidyne, together with holders of Replidyne options and warrants, are expected to own or have the right to acquire between 16.3% and 17.0% of the common stock of the combined company, and current CSI stockholders, together with holders of CSI options and warrants, are expected to own or have the right to acquire between 83.0% and 83.7% of the combined company, in each case assuming that Replidyne’s net assets are between $35.0 million and $37.0 million as calculated in accordance with the terms of the merger agreement, on a fully diluted basis using the treasury stock method of accounting for options and warrants. Immediately prior to the effective time of the merger, all outstanding shares of CSI preferred stock will convert automatically into shares of CSI common stock pursuant to the terms of CSI’s articles of incorporation and a preferred stockholder conversion agreement. The number of shares of Replidyne common stock each CSI stockholder will receive will be determined using a conversion factor based on the number of outstanding shares of capital stock of Replidyne and CSI, any outstanding options and warrants to purchase shares of capital stock of Replidyne and CSI, and Replidyne’s net assets, in each case calculated in accordance with the terms of the merger agreement as of immediately prior to the effective time of the merger.

Q:	How will the merger affect stock options and warrants for CSI common stock?

A:	Replidyne will assume options and warrants to purchase shares of CSI common stock which will become exercisable for shares of Replidyne common stock with the same terms, exercisability, vesting schedule and other provisions, but with the number of shares and exercise price being appropriately adjusted to reflect the conversion factor between Replidyne common stock and CSI common stock determined in accordance with the merger agreement and described above.

Q:	What are the material U.S. federal income tax consequences of the merger to me?

A:	The merger has been structured to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. As a result of the merger’s qualification as a reorganization, it is anticipated that CSI stockholders will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of shares of CSI common stock for shares of Replidyne common stock, except with respect to cash received in lieu of fractional shares of Replidyne common stock.

Q:	Who will be the directors of the combined company following the merger?

A:	Following the merger, the board of directors of the combined company will be comprised of nine directors, seven of whom are currently directors of CSI and two of whom are currently directors of Replidyne. The current directors of CSI that are expected to become directors of the combined company are Brent G. Blackey, John H. Friedman, Geoffrey O. Hartzler, Roger J. Howe, David L. Martin, Glen D. Nelson and Gary M. Petrucci. The current directors of Replidyne that are expected to become directors of the combined company are Edward Brown and Augustine Lawlor.

Q:	Who will be the executive officers of the combined company following the merger?

A:	Following the merger, the executive management team of the combined company is expected to be composed of CSI’s executive management team prior to the merger and is contemplated to include each of the following individuals serving in the position set forth opposite his name. Each of the following individuals currently serves in the same position with CSI:

Name	Position in the Combined Company

David L. Martin	President and Chief Executive Officer
Laurence L. Betterley	Chief Financial Officer
James E. Flaherty	Chief Administrative Officer and Secretary
John Borrell	Vice President of Sales
Brian Doughty	Vice President of Marketing
Robert J. Thatcher	Executive Vice President
Paul Tyska	Vice President of Business Development
Paul Koehn	Vice President of Manufacturing

Q:	What risks should I consider in deciding whether to vote in favor of the proposals?

A:	You should carefully review the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 18, which sets forth certain risks and uncertainties related to the merger, risks and uncertainties to which the combined company’s business will be subject, and risks and uncertainties to which each of Replidyne and CSI, as an independent company, is subject.

Q:	When do you expect the merger to be consummated?

A:	We anticipate that the merger will occur in the first calendar quarter of 2009 and on or around February 25, 2009, shortly after the completion of both the Replidyne special meeting and the CSI special meeting, but we cannot predict the exact timing.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement/prospectus carefully, including its annexes, and to consider how the merger affects you.

If you are a Replidyne stockholder, you may provide your proxy instructions in three different ways. First, you can mail your signed proxy card in the enclosed return envelope. Alternatively, you can provide your proxy instructions via the toll-free call center set up for this purpose at 1-800-Proxies (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Please have your proxy card available when you call. Finally, you can provide your proxy instructions via the Internet at http://www.voteproxy.com and follow the on-screen instructions. Please have your proxy card available when you access the web page. Please provide your proxy instructions only once and as soon as possible so that your shares can be voted at the special meeting of Replidyne stockholders.

If you are a CSI stockholder, you may provide your proxy instructions in two different ways. First, you can mail your signed proxy card in the enclosed return envelope. Alternatively, you can provide your proxy instructions via facsimile to 1-612-492-7077 to the attention of Bonnie Eichers of Fredrikson & Byron, P.A. Please provide your proxy instructions only once and as soon as possible so that your shares can be voted at the special meeting of CSI stockholders.

Q:	As a Replidyne stockholder, how does Replidyne’s board of directors recommend that I vote?

A:	After careful consideration, Replidyne’s board of directors has approved the merger agreement and each of the proposals described in this proxy statement/prospectus that the stockholders of Replidyne are being asked to consider, and has determined that they are advisable, fair to and in the best interests of Replidyne stockholders. Accordingly, Replidyne’s board of directors recommends that Replidyne stockholders vote “FOR” each such proposal.

Q:	As a CSI stockholder, how does CSI’s board of directors recommend that I vote?

A:	After careful consideration, CSI’s board of directors has approved the merger agreement and each of the proposals described in this proxy statement/prospectus that the stockholders of CSI are being asked to consider, and has determined that they are advisable, fair to and in the best interests of CSI stockholders. Accordingly, CSI’s board of directors recommends that CSI stockholders vote “FOR” each such proposal.

Q:	What happens if I do not return a proxy card or otherwise provide proxy instructions?

A:	If you are a Replidyne stockholder and you do not submit a proxy card or vote at the Replidyne special meeting, your shares will not be counted as present for the purpose of determining the presence of a quorum and will have no effect on the approval of Replidyne Proposal Nos. 1, 4, 5 and 6, but would have the same effect as voting against Replidyne Proposal Nos. 2 and 3. Broker non-votes will similarly have no effect on the approval of Replidyne Proposal Nos. 1, 4, 5 and 6, but would have the same effect as voting against Replidyne Proposal Nos. 2 and 3. If you submit a proxy card and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum but will not be voted at the meeting. As a result, your abstention will have no effect on the approval of Replidyne Proposal Nos. 1, 4, 5 and 6, but would have the same effect as voting against Replidyne Proposal Nos. 2 and 3.

If you are a CSI stockholder and you do not submit a proxy card or vote at the CSI special meeting, your shares will not be counted as present for the purpose of determining the presence of a quorum and would have the same effect as voting against CSI Proposal No. 1, but will have no effect on the approval of CSI Proposal Nos. 2 and 3. If you submit a proxy card and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum but will not be voted at the meeting. As a result, your abstention would have the same effect as voting against CSI Proposal No. 1, but will have no effect on the approval of CSI Proposal Nos. 2 and 3.

Q:	May I vote in person?

A:	If your shares of Replidyne common stock are registered directly in your name with Replidyne’s transfer agent you are considered, with respect to those shares, the stockholder of record, and the proxy materials and proxy card are being sent directly to you. If you are a Replidyne stockholder of record as of January 21, 2009, you may attend the special meeting of Replidyne stockholders to be held on February 24, 2009 and vote your shares in person, rather than signing and returning your proxy card or otherwise providing proxy instructions. However, we urge you to return your proxy card with your voting instructions in any event, just in case your plans should change.

If your shares of Replidyne common stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you are also invited to attend the special meeting of Replidyne stockholders. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the special meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.

If your shares of CSI common stock or preferred stock are registered directly in your name on the books of CSI you are considered, with respect to those shares, the stockholder of record, and the proxy materials and proxy card are being sent directly to you. If you are a CSI stockholder of record as of January 26, 2009, you may attend the special meeting of CSI stockholders to be held on February 24, 2009 and vote your shares in person, rather than signing and returning your proxy card or otherwise providing proxy instructions. However, we urge you to return your proxy card with your voting instructions in any event, just in case your plans should change.

Q:	If my Replidyne shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares of Replidyne common stock without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker.

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Q:	May I change my vote after I have provided proxy instructions?

A:	Replidyne stockholders of record, other than those Replidyne stockholders who have executed voting agreements, may change their vote at any time before their proxy is voted at the Replidyne special meeting in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can submit new proxy instructions either on a new proxy card, by telephone or via the Internet. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

CSI stockholders of record, other than those CSI stockholders who have executed voting agreements, may change their vote at any time before their proxy is voted at the CSI special meeting in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can submit new proxy instructions either on a new proxy card, by mail or facsimile. Third, you can attend the CSI special meeting and vote in person. Your attendance alone will not revoke your proxy.

Q:	Am I entitled to appraisal or dissenters’ rights?

A:	Under Delaware law, holders of Replidyne common stock are not entitled to appraisal rights in connection with the merger.

Under Minnesota law, holders of CSI common stock and preferred stock are entitled to dissenters’ rights in connection with the merger. If you do not wish to accept shares of Replidyne common stock in the merger and you do not vote in favor of CSI Proposal No. 1, you have the right under Minnesota law to seek from CSI the “fair value” of your shares in lieu of the Replidyne common stock you would receive if the merger is completed. We refer you to the information under the heading “Appraisal and Dissenters’ Rights” on page 73 of this proxy statement/prospectus and to the applicable Minnesota statute attached as Annex F to this proxy statement/prospectus for information on how to exercise your dissenters’ rights. Failure to follow all of the steps required under Minnesota law will result in the loss of your dissenters’ rights.

Q:	Who is paying for this proxy solicitation?

A:	Replidyne and CSI are conducting this proxy solicitation and will each bear one-half the cost of the proxy solicitation, including the preparation, assembly, printing and mailing of this proxy statement/prospectus, the proxy card and any additional information furnished to stockholders. Replidyne and CSI will each bear its own legal expenses. Replidyne has engaged and will pay D. F. King & Co, Inc., a proxy solicitation firm, to solicit proxies from Replidyne stockholders. Replidyne may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their costs of forwarding proxy and solicitation materials to beneficial owners.

Q:	Who can help answer my questions?

A:	If you are a Replidyne stockholder and would like additional copies, without charge, of this proxy statement/prospectus or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Replidyne, Inc.
Attn: Investor Relations
1450 Infinite Drive
Louisville, CO 80027
(303) 996-5500

If you are a CSI stockholder and would like additional copies, without charge, of this proxy statement/prospectus or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Cardiovascular Systems, Inc.
Attn: Investor Relations
651 Campus Drive
St. Paul, MN 55112
(651) 259-2800

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. To understand the merger fully, you should read carefully this entire document and the documents to which we refer, including the annexes attached hereto. See “Where You Can Find More Information” on page 248. The merger agreement is attached as Annex A to this proxy statement/prospectus. We encourage you to read the merger agreement as it is the legal document that governs the merger. We have included page references in parentheses to direct you to a more detailed description of the topics presented in this summary.

The Companies

Replidyne, Inc.
1450 Infinite Drive
Louisville, CO 80027
(303) 996-5500

Replidyne was incorporated in Delaware in December 2000 and began as a biopharmaceutical company focused on discovering, developing, in-licensing and commercializing innovative anti-infective products. In April 2008, Replidyne suspended enrollment in the last of its clinical trials on its lead product candidate, faropenem medoxomil, in order to conserve its cash assets and further support initiatives related to the pursuit of strategic transactions. As a result of its inability to secure a partner for the faropenem medoxomil program, Replidyne announced in June 2008 that it would return the license for faropenem medoxomil to its licensor, Asubio Pharma Co., Ltd. In August 2008, Replidyne suspended the development of REP3123, an investigational narrow-spectrum antibacterial agent for the treatment of clostridium difficile (C. difficile) bacteria and C. difficile infection, and its other anti-infective programs based on its bacterial DNA replication inhibition technology. These and subsequent related actions have reduced the Replidyne workforce to a level of three employees as of December 31, 2008. Replidyne is pursuing the sale of REP3123 and its related technology and the sale of the anti-infective programs based on its bacterial DNA replication inhibition technology in a transaction or transactions separate from the merger. Replidyne no longer has employees engaged in development and commercialization activities.

Responder Merger Sub, Inc.
1450 Infinite Drive
Louisville, CO 80027
(303) 996-5500

Responder Merger Sub, Inc. is a wholly owned subsidiary of Replidyne that was incorporated in Minnesota in October 2008. Responder Merger Sub, Inc. does not engage in any operations and exists solely to facilitate the merger.

Cardiovascular Systems, Inc.
651 Campus Drive,
St. Paul, MN 55112
(651) 259-2800

CSI is a medical device company focused on developing and commercializing interventional treatment systems for vascular disease. CSI’s initial product, the Diamondback 360° Orbital Atherectomy System, is a minimally invasive catheter system for the treatment of peripheral arterial disease, or PAD. In August 2007, the U.S. Food and Drug Administration, or FDA, granted CSI 510(k) clearance for use of the Diamondback 360° as a therapy in patients with PAD. CSI was formed in 1989 as Shturman Cardiology Systems, Inc. and is incorporated in Minnesota.

The Merger (see page 49)

If the merger is consummated, CSI and Responder Merger Sub, Inc. will merge, with CSI surviving as a wholly owned subsidiary of Replidyne. It is anticipated that shortly after the merger Replidyne will change its name to

Cardiovascular Systems, Inc. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus. You are encouraged to read the merger agreement in its entirety because it is the legal document that governs the merger.

Immediately after the merger, subject to adjustments to reflect certain events that could occur prior to closing of the merger, CSI stockholders, optionholders and warrantholders will own or have the right to acquire between 83.0% and 83.7% of the combined company and Replidyne stockholders, optionholders and warrantholders will own or have the right to acquire between 16.3% and 17.0% of the combined company, in each case calculated on a fully diluted basis using the treasury stock method of accounting for options and warrants. Replidyne will assume outstanding and unexercised options and warrants to purchase CSI common stock, and they will be converted into options and warrants, as applicable, to purchase Replidyne common stock. The foregoing percentages assume that Replidyne’s net assets at closing are between $35.0 and $37.0 million as calculated in accordance with the terms of the merger agreement.

For a more complete description of the merger conversion factor, see the section entitled “The Merger Agreement” in this proxy statement/prospectus.

The closing of the merger will occur no later than the fifth business day after the last of the conditions to the merger has been satisfied or waived, or at another time as Replidyne and CSI agree. Replidyne and CSI anticipate that the consummation of the merger will occur shortly after the Replidyne and CSI special meetings. However, because the merger is subject to a number of conditions, neither Replidyne nor CSI can predict exactly when the closing will occur or if it will occur at all. After completion of the merger, assuming that Replidyne receives the required stockholder approval of Replidyne Proposal No. 3, Replidyne will be renamed “Cardiovascular Systems, Inc.”

Reasons for the Merger (see page 55)

The combined company that results from the merger will be a medical device company focused on developing and commercializing interventional treatment systems for vascular disease. CSI’s initial product, the Diamondback 360° Orbital Atherectomy System, is a minimally invasive catheter system for the treatment of peripheral arterial disease, or PAD. Replidyne and CSI believe that the combined company will have the following potential advantages:

•	Highly differentiated product. The Diamondback 360° Orbital Atherectomy System has received FDA clearance. Replidyne and CSI also believe that the Diamondback 360° has features that differentiate it from other FDA approved or cleared minimally invasive atherectomy devices. CSI’s revenues in the four fiscal quarters since the launch of the product and the high reorder rate among its initial customers demonstrate CSI’s ability to retain its customer base.

•	Financial resources of the combined company. CSI believes that Replidyne’s projected available cash at closing, together with CSI’s other cash resources, will be sufficient to fund CSI’s currently projected operating requirements for the foreseeable future.

•	Large underserved PAD market opportunity. PAD is a circulatory problem in which plaque deposits build up on the walls of arteries, reducing blood flow to the limbs. As cited by the authors of the PARTNERS study published in the Journal of the American Medical Association in 2001, PAD affects approximately eight to 12 million people in the United States. Despite the severity of PAD, it remains relatively under diagnosed. Recent emphasis on PAD education from medical associations, insurance companies and other groups, coupled with publications in medical journals, is increasing physician and patient awareness of PAD risk factors, symptoms and treatment options.

•	Proven management team with deep PAD experience. CSI’s management team has a background in developing and marketing PAD devices and has demonstrated the ability to successfully execute CSI’s growth strategy.

Each of the board of directors of Replidyne and CSI also considered other reasons for the merger, as described herein. The board of directors of Replidyne considered, among other things:

•	the strategic alternatives available to Replidyne, including a transaction with another potential partner, liquidation of the company and the continued development of its former product candidates;

•	the failure of Replidyne’s lead product candidate, faropenem medoxomil, to receive approval from the FDA for its new drug application;

•	the early stage of development of Replidyne’s research pipeline programs and the capital that would be required to achieve regulatory approval to complete the development of those programs; and

•	the recent volatility in the public markets that, when combined with Replidyne’s net cash position and its public listing, could allow Replidyne to obtain favorable terms in a “reverse merger” transaction.

In addition, the board of directors of CSI approved the merger based on a number of factors, including the following:

•	the expectation that the merger would be a more time- and cost-effective means to access capital than other options considered, including an initial public offering or an additional round of private equity financing;

•	the judgment of CSI’s board of directors that the merger is the best alternative available to CSI and its stockholders; and

•	the likelihood that the merger will be consummated on a timely basis.

Opinion of Replidyne’s Financial Advisor (see page 60)

Morgan Stanley & Co. Incorporated, or Morgan Stanley, the financial advisor of Replidyne, delivered to the board of directors of Replidyne a written opinion, dated November 3, 2008, addressed to the board of directors of Replidyne, to the effect that, as of the date of the opinion and based on and subject to the various assumptions, qualifications and limitations set forth in the opinion, the conversion factor pursuant to the merger agreement was fair from a financial point of view to Replidyne. The full text of Morgan Stanley’s opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached as Annex D to this proxy statement/prospectus and is incorporated by reference in its entirety into this proxy statement/prospectus. Holders of Replidyne common stock are encouraged to read the opinion carefully and in its entirety. Morgan Stanley’s opinion was directed to the board of directors of Replidyne and only addresses the fairness from a financial point of view of the conversion factor pursuant to the merger agreement to Replidyne as of the date of the opinion. Morgan Stanley’s opinion does not address any other aspect of the proposed merger or any alternative to the proposed merger. Morgan Stanley expressed no opinion or recommendation as to how the stockholders of Replidyne or CSI should vote at the stockholders’ meetings to be held in connection with the proposed merger.

Overview of the Merger Agreement

Merger Consideration (see page 78)

At the effective time of the merger, each share of CSI capital stock not held as treasury stock or owned by CSI shall be converted into a right to receive a number of shares of Replidyne common stock equal to the “conversion factor.” The conversion factor shall equal: (i) (A) the number of “surviving Replidyne securities” divided by the “Replidyne post-closing stockholder ownership percentage” minus (B) the number of surviving Replidyne securities, divided by (ii) the number of “converting CSI securities,” each as defined in the merger agreement and explained in this proxy statement/prospectus.

Pursuant to the terms of the merger agreement, CSI and Replidyne have agreed upon a methodology to determine the conversion factor as defined above. The conversion factor shall be determined as of immediately prior to the effective time of the merger and is subject to change based upon Replidyne’s net assets as of such time, and the number of shares of CSI and Replidyne capital stock outstanding and issuable upon exercise of outstanding options and warrants, each as calculated in accordance with the terms of the merger agreement. For illustrative purposes only, below is a table that sets forth several levels of net assets for Replidyne as of the closing of the merger, and the conversion factor and aggregate post-closing ownership percentage in the combined company for the stockholders, optionholders and warrantholders of each of Replidyne and CSI that would result based on each such level of net assets, in each case calculated in accordance with the terms of the merger agreement and assuming that the capitalization of both Replidyne and CSI is as of October 31, 2008, except that the acceleration of vesting of certain outstanding options to purchase Replidyne common stock that is expected to occur upon the consummation of the merger is assumed to have occurred for purposes of this calculation.

		Replidyne Securityholder	CSI Securityholder
		Ownership Percentage	Ownership Percentage
		in the	in the
Net Assets	Conversion Factor	Combined Company	Combined Company

$41,000,000	6.304	17.4%	82.6%
40,000,000	6.460	17.0%	83.0%
37,000,000	6.460	17.0%	83.0%
36,000,000	6.624	16.7%	83.3%
35,000,000	6.797	16.3%	83.7%
34,000,000	6.979	15.9%	84.1%
33,000,000	7.172	15.6%	84.4%

The foregoing table is presented for illustrative purposes only. The conversion factor is subject to the variables described above and will not be calculated until immediately prior to the effective time of the merger. Replidyne cannot assure you that its level of net assets as of the effective time of the merger will fall within the range set forth in this table. The conversion factor is subject to proportionate adjustment to account for the effect of the reverse stock split of Replidyne’s issued and outstanding common stock.

Conditions to the Completion of the Merger (see page 82)

Each party’s obligation to complete the merger is subject to a number of conditions, which may be waived by the applicable party, and that include, among others, and subject to specified exceptions, the following:

•	stockholders of CSI must have approved and adopted the merger agreement and the merger contemplated therein, and stockholders of Replidyne must have approved the issuance of Replidyne common stock in the merger and the amendment to the restated certificate of incorporation of Replidyne;

•	no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger shall have been issued by any court of competent jurisdiction or other governmental body and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the merger that makes consummation of the merger illegal;

•	the initial listing application on the Nasdaq Global Market shall have been conditionally approved, and the shares of Replidyne common stock to be issued in the merger shall be conditionally approved for listing on the Nasdaq Global Market, both subject only to the completion of the closing and completion by Replidyne of any reverse stock split required by Nasdaq; and

•	since the signing of the merger agreement, there shall not have occurred and be continuing any material adverse effect for either party.

Limitation on Soliciting, Discussing or Negotiating Other Acquisition Proposals (see page 85)

Pursuant to the merger agreement, each of Replidyne and CSI agreed that, except as described below, they will not, during the pre-closing period, directly or indirectly:

•	solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any “acquisition proposal” or “acquisition inquiry,” each as defined in the merger agreement and explained in this proxy statement/prospectus, or take any action that would reasonably be expected to lead to an acquisition proposal or acquisition inquiry;

•	furnish any nonpublic information regarding CSI or Replidyne, as the case may be, to any person in connection with or in response to an acquisition proposal or acquisition inquiry;

•	engage in discussions or negotiations with any person with respect to any acquisition proposal or acquisition inquiry;

•	approve, endorse or recommend any acquisition proposal; or

•	execute or enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any acquisition transaction.

Notwithstanding the foregoing, prior to obtaining the consent of its stockholders, either party may furnish information regarding such party to, and may enter into discussions or negotiations with, any third party in response to a “superior offer” (as defined in the merger agreement and explained in this proxy statement/prospectus) or an unsolicited bona fide written acquisition proposal made or received after the date of the merger agreement that is reasonably likely to result in a superior offer, if:

•	neither such party nor any representative of such party has breached the no solicitation provisions of the merger agreement described above with respect to that particular superior offer or acquisition proposal;

•	the board of directors of such party concludes in good faith, based on the advice of outside legal counsel, that such action is required in order for such party’s board of directors to comply with its fiduciary obligations to such party’s stockholders under applicable legal requirements;

•	at least three business days prior to furnishing any such information to, or entering into discussions with, such person, such party gives the other party written notice of the identity of such person and of such party’s intention to furnish information to, or enter into discussions with, such person;

•	such party receives from such person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire provisions and “standstill” provisions) at least as favorable to such party as those contained in the confidentiality agreement previously entered into between Replidyne and CSI; and

•	at least three business days prior to furnishing any such nonpublic information to such person, such party furnishes such information to the other party (to the extent such nonpublic information has not been previously furnished by such party to the other party).

Termination of the Merger Agreement (see page 91)

The merger agreement may be terminated prior to the effective time of the merger (whether before or after approval and adoption of the merger agreement by CSI stockholders and whether before or after approval of the amendment to Replidyne’s restated certificate of incorporation and the issuance of Replidyne common stock in the merger by Replidyne stockholders):

•	by mutual written consent of Replidyne and CSI, duly authorized by their respective boards of directors;

•	subject to certain limitations, by either Replidyne or CSI if the merger shall not have been consummated by April 30, 2009;

•	by either Replidyne or CSI if a court of competent jurisdiction or other governmental body shall have issued a final and nonappealable order, or shall have taken any other final and nonappealable action, having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the merger;

•	by either Replidyne or CSI if Replidyne stockholders fail to approve either the amendment to Replidyne’s restated certificate of incorporation or the issuance of the Replidyne common stock pursuant to the merger agreement at the special meeting;

•	by either Replidyne or CSI if CSI stockholders fail to approve the adoption of the merger agreement at the special meeting;

•	by either Replidyne or CSI if (i) the Replidyne board of directors has withheld, withdrawn, amended or modified its recommendation because it has determined in good faith, based on the advice of its outside legal counsel, that such action is required in order for the Replidyne board of directors to comply with its fiduciary obligations to Replidyne stockholders under applicable legal requirements, or (ii) Replidyne enters into a letter of intent, memorandum of understanding or definitive agreement with respect to a superior offer;

•	by either Replidyne or CSI if (i) the CSI board of directors has withheld, withdrawn, amended or modified its recommendation because it has determined in good faith, based on the advice of its outside legal counsel, that such action is required in order for the CSI board of directors to comply with its fiduciary obligations to CSI stockholders under applicable legal requirements, or (ii) CSI enters into a letter of intent, memorandum of understanding or definitive agreement with respect to a superior offer; or

•	subject to certain limitations, by either party in the event of any inaccuracy of representations and warranties of the other party having a material adverse effect or a material breach by the other party of its obligations or covenants under the merger agreement.

Termination Fees (see page 92)

Replidyne must pay CSI a nonrefundable fee of $1.5 million and reimburse CSI for all actual out of pocket legal, accounting and investment advisory fees paid or payable in connection with the merger agreement and transactions contemplated by the merger agreement if:

•	the merger agreement is terminated by Replidyne or CSI if (i) the Replidyne board of directors has withheld, withdrawn, amended or modified its recommendation because it has determined in good faith, based on the advice of its outside legal counsel, that such action is required in order for the Replidyne board of directors to comply with its fiduciary obligations to Replidyne stockholders under applicable legal requirements, or (ii) Replidyne enters into a letter of intent, memorandum of understanding or definitive agreement with respect to a superior offer; or

•	the merger agreement is terminated by Replidyne or CSI if the stockholders of Replidyne do not approve either the amendment to Replidyne’s restated certificate of incorporation or the issuance of Replidyne common stock at the Replidyne special meeting of stockholders, and both of the following conditions are met:

•	prior to the Replidyne special meeting of stockholders, an acquisition proposal with respect to Replidyne has been publicly made and not withdrawn; and

•	within twelve months of the termination of the merger agreement, Replidyne enters into any agreement for an acquisition transaction contemplated by such acquisition proposal or consummates an acquisition transaction contemplated by such acquisition proposal.

CSI must pay Replidyne a nonrefundable fee of $1.5 million and reimburse Replidyne for all actual out of pocket legal, accounting and investment advisory fees paid or payable in connection with the merger agreement and transactions contemplated by the merger agreement if:

•	the merger agreement is terminated by Replidyne or CSI if (i) the CSI board of directors has withheld, withdrawn, amended or modified its recommendation because it has determined in good faith, based on the advice of its outside legal counsel, that such action is required in order for the CSI board of directors to comply with its fiduciary obligations to CSI stockholders under applicable legal requirements, or (ii) CSI enters into a letter of intent, memorandum of understanding or definitive agreement with respect to a superior offer; or

•	the merger agreement is terminated by Replidyne or CSI if the stockholders of CSI do not approve the adoption of the merger agreement (including the consummation of the merger) at the CSI special meeting of stockholders, and all of the following conditions are met:

•	prior to the CSI special meeting of stockholders, an acquisition proposal with respect to CSI has been publicly made and not withdrawn; and

•	within twelve months of the termination of the merger agreement, CSI enters into any agreement for an acquisition transaction contemplated by such acquisition proposal or consummates an acquisition transaction contemplated by such acquisition proposal.

Voting Agreements (see page 94)

In order to induce Replidyne to enter into the merger agreement, several CSI stockholders entered into voting agreements with and granted irrevocable proxies in favor of Replidyne pursuant to which, among other things, each of these stockholders agreed, solely in its capacity as a stockholder, to vote shares representing approximately 20% of the outstanding capital stock of CSI in favor of the merger, the other actions contemplated by the merger agreement and any action in furtherance of any of the foregoing, and against, among other things, any proposal made in opposition to, or in competition with, the merger. These stockholders represented the maximum number of the outstanding shares of CSI capital stock that could be made subject to these voting agreements under Minnesota corporate law. All of these stockholders are executive officers, directors, or entities controlled by such persons, or 5% stockholders, of CSI.

In addition, in order to induce CSI to enter into the merger agreement, several Replidyne stockholders, who together with their respective affiliates, beneficially own approximately 48% of the outstanding common stock of Replidyne, entered into voting agreements and irrevocable proxies in favor of CSI pursuant to which, among other things, each of these stockholders agreed, solely in his capacity as a stockholder, to vote shares representing approximately 32% of the outstanding common stock of Replidyne in favor of the merger, the other actions contemplated by the merger agreement and any action in furtherance of any of the foregoing, and against, among other things, any proposal made in opposition to, or in competition with, the merger.

Replidyne and CSI stockholders that executed these voting agreements have agreed not to engage in certain actions that would solicit, encourage or support acquisition transactions other than the merger.

Lock-up Agreements (see page 95)

The directors and certain stockholders of both Replidyne and CSI entered into lock-up agreements in favor of Replidyne and CSI pursuant to which they have agreed, subject to limited exceptions, not to sell or otherwise dispose of any shares of CSI common stock or Replidyne common stock or any securities convertible into or exercisable or exchangeable for shares of CSI common stock or Replidyne common stock or engage in certain transactions with respect thereto during the period beginning on the date of the merger agreement and ending 90 days after the closing of the merger. The lock-up restrictions will not apply to certain transfers not involving a disposition for value, provided that the recipient agrees to be bound by these lock-up restrictions and provided that such transfers are not required to be reported, and are not voluntarily reported, in any public report or filing with the SEC during the lock-up period. As of December 31, 2008, the parties to the lock-up agreements owned approximately 37% of Replidyne’s outstanding common stock and 28% of CSI’s outstanding capital stock, calculated on an as-converted to common stock basis.

Pursuant to the merger agreement, Replidyne and CSI have each agreed to use commercially reasonable efforts to cause its respective officers to enter into lock-up agreements in favor of Replidyne and CSI on substantially the same terms as described above.

CSI Stock Options and Warrants (see page 72)

Upon the consummation of the merger, Replidyne will assume all options and warrants to purchase shares of CSI common stock. Each CSI option and warrant will become exercisable for shares of Replidyne common stock, and the share quantity and exercise price of each instrument will be adjusted according to the conversion factor between Replidyne common stock and CSI common stock determined in accordance with the merger agreement.

Conversion of CSI Preferred Stock (see page 95)

Concurrently with the execution of the merger agreement, the holders of approximately 68% of CSI’s outstanding preferred stock, calculated on an as-converted to common stock basis, entered into an agreement with

CSI pursuant to which all outstanding shares of CSI preferred stock will be automatically converted into shares of CSI common stock, effective as of immediately prior to the effective time of the merger.

Management Following the Merger (see page 66)

Immediately following the merger, the executive management team of the combined company is expected to be composed of CSI’s executive management team prior to the merger and is contemplated to include the following individuals serving in the position set forth opposite his name. Each of the following individuals currently serves in the same position with CSI:

Name	Position in the Combined Company

David L. Martin	President and Chief Executive Officer
Laurence L. Betterley	Chief Financial Officer
James E. Flaherty	Chief Administrative Officer and Secretary
John Borrell	Vice President of Sales
Brian Doughty	Vice President of Marketing
Robert J. Thatcher	Executive Vice President
Paul Tyska	Vice President of Business Development
Paul Koehn	Vice President of Manufacturing

Interests of Certain Directors, Officers and Affiliates of Replidyne and CSI (see page 66)

Interests of Replidyne’s Executive Officers and Directors in the Merger

When considering the recommendation by the Replidyne board of directors, you should be aware that a number of Replidyne’s executive officers and directors have interests in the merger that are different from those of other Replidyne stockholders. As of December 31, 2008, all directors and executive officers of Replidyne, together with their affiliates, beneficially owned approximately 35% of the shares of Replidyne common stock. For a more complete description of the interests of current and former officers and directors of Replidyne, see the section entitled “Interests of Replidyne’s Executive Officers and Directors in the Merger” on page 66 of this proxy statement/prospectus.

Interests of CSI’s Executive Officers and Directors in the Merger

You also should be aware that a number of CSI’s executive officers and directors have interests in the merger that are different from those of other CSI stockholders. As of December 31, 2008, all directors and executive officers of CSI, together with their affiliates, beneficially owned approximately 28% of the shares of CSI capital stock. For a more complete description of the interests of current and former officers and directors of CSI, see the section entitled “Interests of CSI’s Executive Officers and Directors in the Merger” on page 70 of this proxy statement/prospectus.

Risk Factors (see page 18)

The merger (including the possibility that the merger may not be completed) poses a number of risks to each company and its respective stockholders. In addition, both Replidyne and CSI are subject to various risks associated with their businesses and their industries, and the combined company is subject to additional risks. The risks are discussed in greater detail under the caption “Risk Factors” beginning on page 18 of this proxy statement/prospectus. Replidyne and CSI both encourage you to read and consider all of these risks carefully.

Material U.S. Federal Income Tax Consequences of the Merger (see page 74)

As provided in the merger agreement, Cooley Godward Kronish LLP and Fredrikson & Byron, P.A. will each issue a tax opinion to the effect that the merger will constitute a reorganization under Section 368 of Internal Revenue Code of 1986, as amended. In such a reorganization, a CSI stockholder generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of its shares of CSI capital stock for shares of

Replidyne common stock. However, any cash received for any fractional share will result in the recognition of gain or loss as if such stockholder sold its fractional share.

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisors to fully understand the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

Regulatory Approvals and Nasdaq Stock Market Listing (see page 73)

As of the date of this proxy statement/prospectus, neither Replidyne nor CSI is required to make filings or to obtain approvals or clearances from any antitrust regulatory authorities in the United States or other countries to consummate the merger. In the United States, Replidyne must comply with applicable federal and state securities laws and the rules and regulations of any stock exchange to which it becomes subject, in connection with the issuance of shares of Replidyne common stock in the merger and the filing of this proxy statement/prospectus with the Securities and Exchange Commission.

Replidyne and CSI have filed an initial listing application with the Nasdaq Global Market pursuant to Nasdaq Stock Market LLC “reverse merger” rules. If such application is accepted, Replidyne and CSI anticipate that the combined company’s stock will be listed on the Nasdaq Global Market following the closing of the merger under the trading symbol “CSII.”

Anticipated Accounting Treatment (see page 76)

The merger will be treated as a purchase of the net assets of Replidyne by CSI in accordance with accounting principles generally accepted in the United States.

Appraisal and Dissenters’ Rights (see page 73)

Under Delaware law, holders of Replidyne common stock are not entitled to appraisal rights in connection with the merger.

Under Minnesota law, holders of CSI common stock and preferred stock are entitled to dissenters’ rights in connection with the merger. A CSI stockholder that does not wish to accept shares of Replidyne common stock in the merger and does not vote in favor of the merger has the right under Minnesota law to seek from CSI the “fair value” of the holder’s CSI shares in lieu of the Replidyne common stock the CSI stockholder would receive if the merger is completed. A CSI stockholder’s failure to follow all of the steps required under Minnesota law will result in the loss of dissenters’ rights.

Comparison of Stockholder Rights (see page 224)

Replidyne is incorporated under the laws of the State of Delaware, and the rights of Replidyne stockholders are accordingly governed by the Delaware General Corporation Law, or DGCL. CSI is incorporated under the laws of the State of Minnesota, and the rights of CSI stockholders are accordingly governed by the Minnesota Business Corporation Act, or MBCA. If the merger is completed, CSI stockholders will become stockholders of Replidyne, and their rights will be governed by the DGCL and the restated certificate of incorporation and the bylaws of Replidyne, as they may be amended. The rights of Replidyne stockholders under the DGCL and the restated certificate of incorporation and bylaws of Replidyne differ from the rights of CSI stockholders under the MBCA and the articles of incorporation and bylaws of CSI.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL DATA

The following tables present summary historical financial data for Replidyne and CSI, summary unaudited pro forma condensed combined financial data for Replidyne and CSI, and comparative historical and unaudited pro forma per share data for Replidyne and CSI.

Selected Historical Financial Data of Replidyne

The following selected financial data should be read together with Replidyne’s financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations for Replidyne” included elsewhere in this proxy statement/prospectus. The selected financial data in this section is not intended to replace Replidyne’s financial statements and the accompanying notes. Historical results are not necessarily indicative of operating results to be expected in the future.

The selected financial data presented below for each year in the five years ended December 31, 2007 are derived from Replidyne’s audited financial statements, and are qualified by reference to such financial statements and notes thereto. The statements of operations data for the years ended December 31, 2005, 2006 and 2007 and the balance sheet data as of December 31, 2006 and 2007 are derived from Replidyne’s audited financial statements included elsewhere in this proxy statement/prospectus. The statements of operations data for the years ended December 31, 2003 and 2004 and the balance sheet data as of December 31, 2003, 2004 and 2005 are derived from Replidyne’s audited financial statements not included in this proxy statement/prospectus. The statements of operations data for the nine months ended September 30, 2007 and 2008 and the balance sheet data as of September 30, 2008 are derived from Replidyne’s unaudited financial statements that are included elsewhere in this proxy statement/prospectus. The unaudited financial data as of September 30, 2008 and for the nine months ended September 30, 2007 and 2008 include all adjustments (consisting only of normal recurring adjustments) that Replidyne considers necessary for a fair presentation of the financial position and operating results for the periods presented.

						Nine Months Ended
	Years Ended December 31,					September 30,
	2003	2004	2005	2006(1)	2007(1)	2007(1)	2008(1)
	(In thousands, except per share amounts)
						(unaudited)	(unaudited)

Statement of Operations Data:
Revenue	$726	$834	$441	$15,988	$58,571	$58,571	$—

Costs and expenses
Research and development	12,331	16,282	29,180	38,295	43,313	28,462	26,842
Sales, general and administrative	2,155	2,994	5,329	12,187	13,020	9,803	12,290

Total costs and expenses	14,486	19,276	34,509	50,482	56,333	38,265	39,132

Income (loss) from operations	(13,760)	(18,442)	(34,068)	(34,494)	2,238	20,306	(39,132)
Other income (expense), net	(190)	(797)	399	5,245	5,454	4,329	1,529

Net income (loss)	(13,950)	(19,239)	(33,669)	(29,249)	7,692	24,635	(37,603)
Preferred stock dividends and accretion	(1,294)	(3,560)	(7,191)	(5,391)	—	—	—

Net income (loss) attributable to common stockholders	$(15,244)	$(22,799)	$(40,860)	$(34,640)	$7,692	$24,635	$(37,603)

Basic net income (loss) attributable to common stockholders per share	$(20.82)	$(30.55)	$(39.20)	$(2.49)	$0.29	$0.92	$(1.39)

Diluted net income (loss) attributable to common stockholders per share	$(20.82)	$(30.55)	$(39.20)	$(2.49)	$0.28	$0.89	$(1.39)

Weighted average shares used in computing net (income) loss per share:
Basic	732	746	1,042	13,908	26,730	26,696	27,049

Diluted	732	746	1,042	13,908	27,666	27,666	27,049

(1)	Costs and expenses for periods subsequent to December 31, 2005 include stock-based compensation expense in accordance with SFAS No. 123(R), Share-Based Payment, which was adopted by Replidyne on January 1, 2006.

						As of
	As of December 31,					September 30,
	2003	2004	2005	2006	2007	2008
	(In thousands)
						(unaudited)

Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$692	$27,018	$59,420	$125,567	$90,266	$50,591
Working capital	(1,657)	24,409	50,755	68,147	80,440	45,034
Total assets	4,169	30,067	63,579	135,561	94,690	52,112
Long-term debt, net of current portion and discount	1,208	84	—	—	—	—
Accumulated deficit	(20,105)	(42,235)	(83,107)	(116,980)	(109,288)	(146,891)
Preferred stock	20,058	69,447	136,815	—	—	—
Total shareholders’ equity (deficit)	(20,115)	(42,202)	(82,632)	71,372	82,404	45,237

Selected Historical Financial Data of CSI

The following table presents CSI’s selected historical consolidated financial data. CSI derived the selected statements of operations data for the years ended June 30, 2006, 2007 and 2008 and balance sheet data as of June 30, 2007 and 2008 from CSI’s audited consolidated financial statements and related notes that are included elsewhere in this proxy statement/prospectus. CSI derived the selected consolidated statements of operations data for the years ended June 30, 2004 and 2005 and the balance sheet data as of June 30, 2004, 2005 and 2006 from CSI’s audited consolidated financial statements that do not appear in this proxy statement/prospectus. CSI derived the consolidated statements of operations data for the three months ended September 30, 2007 and 2008 and the balance sheet data as of September 30, 2008 from CSI’s unaudited consolidated financial statements and related notes that are included elsewhere in this proxy statement/prospectus. CSI has prepared this unaudited information on the same basis as the audited consolidated financial statements and has included all adjustments, consisting only of normal recurring adjustments, that CSI considers necessary for a fair presentation of CSI’s financial position and operating results for such period. CSI has prepared the unaudited interim consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, or GAAP, and the rules and regulations of the SEC for interim financial statements. CSI’s historical results are not necessarily indicative of the results that may be expected in the future and the results for the three months ended September 30, 2008 are not necessarily indicative of the results for the full year. You should read this data together with CSI’s consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations for CSI.”

						Three Months Ended
	Years Ended June 30,					September 30,
	2004	2005	2006	2007(1)	2008(1)	2007(1)	2008(1)
	(In thousands, except share and per share amounts)

Consolidated Statements of Operations Data:
Revenues	$—	$—	$—	$—	$22,177	$—	$11,646
Cost of goods sold	—	—	—	—	8,927	(539)	3,881

Gross profit	—	—	—	—	13,250	(539)	7,765

Expenses(1):
Selling, general and administrative	984	1,177	1,735	6,691	35,326	3,552	16,424
Research and development	3,246	2,371	3,168	8,446	16,068	3,328	4,955

Total expenses	4,230	3,548	4,903	15,137	51,394	6,880	21,379

Loss from operations	(4,230)	(3,548)	(4,903)	(15,137)	(38,144)	(7,419)	(13,614)
Other income (expense):
Interest expense	—	—	(48)	(1,340)	(923)	(300)	(227)
Interest income	18	37	56	881	1,167	278	142
Impairment on investments	—	—	—	—	(1,267)	—	—

Total other income (expense)	18	37	8	(459)	(1,023)	(22)	(85)

Net loss	(4,212)	(3,511)	(4,895)	(15,596)	(39,167)	(7,441)	(13,699)
Accretion of redeemable convertible preferred stock(2)	—	—	—	(16,835)	(19,422)	(4,853)	—

Net loss available to common shareholders	$(4,212)	$(3,511)	$(4,895)	$(32,431)	$(58,589)	$(12,294)	$(13,699)

Loss per common share:
Basic and diluted(3)	$(0.78)	$(0.61)	$(0.79)	$(5.22)	$(8.57)	$(1.95)	$(1.78)

Weighted average common shares used in computation:
Basic and diluted(3)	5,375,795	5,779,942	6,183,715	6,214,820	6,835,126	6,291,512	7,692,248

(1)	Operating expenses in the years ended June 30, 2007 and 2008 and three months ended September 30, 2007 and 2008 include stock-based compensation expense as a result of the adoption of SFAS No. 123(R), Share-Based Payment on July 1, 2006, as follows (in thousands):

			Three Months Ended
	Years Ended June 30,		September 30,
	2007	2008	2007	2008

Cost of goods sold	$—	$232	$—	$176
Selling, general and administrative	327	6,852	277	1,384
Research and development	63	297	73	112

(2)	See Notes 1 and 10 of the notes to CSI’s consolidated financial statements included elsewhere in this proxy statement/prospectus for a discussion of the accretion of redeemable convertible preferred stock.

(3)	See Note 12 of the notes to CSI’s consolidated financial statements included elsewhere in this proxy statement/prospectus for a description of the method used to compute basic and diluted net loss per common share and basic and diluted weighted-average number of shares used in per common share calculations.

						As of
	As of June 30,					September 30,
	2004	2005	2006	2007	2008	2008
	(In thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$3,144	$1,780	$1,554	$7,908	$7,595	$14,727
Short-term investments	—	—	—	11,615	—	—
Working capital(1)	2,868	1,349	(1,240)	18,171	(3,118)	(11,144)
Total current assets	3,166	2,116	2,424	20,828	18,204	24,914
Total assets	4,031	2,874	3,296	22,025	41,958	48,612
Redeemable convertible preferred stock warrants	—	—	—	3,094	3,986	4,047
Total liabilities	298	767	3,723	5,830	25,408	42,605
Redeemable convertible preferred stock	—	—	—	48,498	98,242	98,242
Total shareholders’ (deficiency) equity	3,733	2,107	(427)	(32,303)	(81,692)	(92,235)

(1)	Working capital is calculated as total current assets less total current liabilities as of the balance sheet date indicated.

Quarterly Results of Operations

The following table presents CSI’s unaudited quarterly results of operations for each of CSI’s last nine quarters ended September 30, 2008. You should read the following table in conjunction with CSI’s consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus. CSI has prepared the unaudited information on the same basis as CSI’s audited consolidated financial statements. These interim financial statements reflect all adjustments consisting of normal recurring accruals, which, in the opinion of CSI’s management, are necessary to present fairly the results of CSI’s operations for the interim periods. Results of operations for any quarter are not necessarily indicative of results for any future quarters or for a full year.

	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,	September 30,
	2006	2006	2007	2007	2007	2007	2008	2008	2008
	(In thousands)
Consolidated Statements of Operations Data:
Revenues	$—	$—	$—	$—	$—	$4,631	$7,654	$9,892	$11,646
Gross profit (loss)	—	—	—	—	(539)	2,438	5,142	6,209	7,765
Loss from operations	(1,571)	(2,964)	(3,984)	(6,618)	(7,419)	(10,187)	(9,291)	(11,247)	(13,614)
Net loss	(1,328)	(3,139)	(4,187)	(6,942)	(7,441)	(9,768)	(10,611)	(11,347)	(13,699)
Net loss available to common shareholders(1)	(5,207)	(7,266)	(8,584)	(11,374)	(12,294)	(10,121)	(24,827)	(11,347)	(13,699)

(1)	Net loss available to common shareholders includes accretion of redeemable convertible preferred stock.

Selected Unaudited Pro Forma Condensed Combined Financial Data of Replidyne and CSI

The following unaudited pro forma financial data should be read in conjunction with the historical financial statements and the accompanying notes of Replidyne and CSI, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations for Replidyne” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations for CSI,” which are included elsewhere in this proxy statement/prospectus, and the other information contained in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 248 and the financial statements of Replidyne and CSI beginning on pages F-1 and F-43, respectively.

The following selected unaudited pro forma condensed combined financial information presents the effect of the merger of Replidyne and CSI pursuant to the merger agreement. For accounting purposes, CSI is considered to be acquiring the net assets of Replidyne in the merger. The following unaudited pro forma condensed combined balance sheet data assume that the merger took place on September 30, 2008 and combines the CSI historical consolidated balance sheet at September 30, 2008 with the Replidyne historical balance sheet at September 30, 2008 and includes the effect of the issuance of warrants to purchase 3.5 million shares of CSI common stock to current CSI preferred stockholders in connection with the conversion of preferred stock into common stock immediately prior to the effective time of the proposed merger. Because as of December 31, 2008 Replidyne had reduced its employee headcount to three employees that are not engaged in development or commercialization efforts and will not transition to CSI, had returned its license to develop faropenem medoxomil to Asubio Pharma Co., Ltd. and had suspended development of REP3123 and its other anti-infective programs based on its bacterial DNA replication inhibition technology, and is engaged in a process to sell or otherwise dispose of its remaining research and development programs, including REP3123 and its bacterial DNA replication inhibition technology, Replidyne is not considered to be a business for accounting purposes. The unaudited pro forma condensed combined statements of operations data assume that the merger took place as of July 1, 2007, and combines the historical results of Replidyne and CSI for the three months ended September 30, 2008 and the year ended June 30, 2008. The historical results of CSI were derived from its unaudited consolidated statement of operations for the three months ended September 30, 2008 and its audited consolidated statement of operations for the year ended June 30, 2008 included herein. The historical results of Replidyne were derived from its unaudited statement of operations for the three months ended September 30, 2008 included herein, and a combination of its audited statement of operations for the year ended December 31, 2007 included herein, and its unaudited statement of operations for the six months ended June 30, 2007 and 2008 included in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008. The unaudited pro forma condensed combined financial statements do not account for the effect of a reverse stock split of Replidyne common stock to be implemented immediately prior to the effective time of the merger.

The selected unaudited pro forma condensed combined financial data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. Replidyne and CSI expect the fair value of the net assets of Replidyne to approximate the fair value of Replidyne common stock at the date of the merger. The unaudited pro forma condensed combined financial statements have been prepared using CSI’s June 30 year end, as the combined company anticipates having a June 30 year end upon closing of the merger. The financial statements of the combined entity after the merger will reflect the historical results of CSI before the merger and will not include the historical financial results of Replidyne before the completion of the merger. The selected unaudited pro forma condensed combined financial data as of and for the three months ended September 30, 2008 and for the year ended June 30, 2008 are derived from the unaudited pro forma condensed combined financial information appearing elsewhere in this proxy statement/prospectus, and should be read in conjunction with that information. For purposes of the unaudited pro forma condensed combined financial statements, presented elsewhere herein, Replidyne and CSI have made allocations of the estimated purchase price to the assets to be acquired and liabilities to be assumed based on preliminary estimates of their fair value. A final determination of these estimated fair values, which cannot be made prior to the completion of the merger, will be based on the actual net assets of Replidyne that exist as of the date of consummation of the merger. The actual amounts recorded as of the consummation of the merger may differ materially from the information presented in these unaudited pro forma condensed combined financial statements as a result of:

•	net cash used in Replidyne’s operations between the pro forma balance sheet date of September 30, 2008 and the closing of the merger;

•	the timing of completion of the merger;

•	Replidyne’s net assets as calculated pursuant to the merger agreement, which will partially determine the actual number of shares of Replidyne’s common stock to be issued pursuant to the merger; and

•	other changes in Replidyne’s net assets that may occur prior to completion of the merger, which could cause material differences in the information presented below.

The estimated total purchase price of Replidyne in these unaudited pro forma condensed combined financial statements was based on the net assets as of September 30, 2008, the date on which the proposed merger is deemed to have occurred for purposes of these pro forma financial statements. The Replidyne net assets as of September 30, 2008 have been adjusted to include estimates for costs to be incurred as a result of ceasing its operations.

The final asset allocation may change significantly from preliminary estimates. The actual asset allocation upon consummation of the merger will be based on the fair value of the consideration paid and fair values of Replidyne’s assets and liabilities as determined at the time of consummation. Replidyne continues to use its cash and other liquid assets to finance the closing of its operations. Replidyne and CSI will re-evaluate the determination of the purchase price at the time of consummation of the merger. Please see Note 2 to the unaudited pro forma combined condensed financial statements included elsewhere in this proxy statement/prospectus for further discussion.

		Three Months
	Year Ended	Ended
	June 30,	September 30,
	2008	2008
	(In thousands, except per share amounts)

Unaudited Pro Forma Condensed Combined Statement of Operations Data
Total Revenue	$22,177	$11,646
Selling, general and administrative expenses	47,810	21,317
Research and development expenses	62,610	9,675
Loss from operations	(97,170)	(23,227)
Net loss	(93,824)	(22,775)
Basic and diluted net loss per share	(0.70)	(0.16)

	September 30,
	2008
	(In thousands)

Unaudited Pro Forma Condensed Combined Balance Sheet Data
Cash and cash equivalents	$46,786
Working capital	26,090
Total assets	100,521
Total liabilities	53,233
Total stockholders’ equity	47,288

Comparative Historical and Unaudited Pro Forma Per Share Data

The following information reflects the historical net loss and book value per share of CSI common stock and the historical net loss and book value per share of Replidyne common stock in comparison with the unaudited pro forma net loss and book value per share after giving effect to the proposed merger of CSI with Replidyne. The combined company pro forma per common share data are provided for informational purposes only and are not necessarily indications of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. CSI and Replidyne have derived the combined company pro forma per common share data from the unaudited pro forma condensed combined financial statements presented elsewhere in this proxy statement/prospectus.

You should read the tables below in conjunction with the audited and unaudited financial statements of CSI and the notes related thereto, the audited and unaudited financial statements of Replidyne and the notes related thereto and the unaudited pro forma condensed combined financial information and notes related thereto, each included elsewhere in this proxy statement/prospectus.

		Three Months
	Year Ended	Ended
	June 30,	September 30,
	2008	2008

CSI Historical Common Share Data:
Basic and diluted net loss per share	$(8.57)	$(1.78)
Book value per share as of the period end	(10.78)	(11.93)
Replidyne Historical Common Share Data:
Basic and diluted net loss per share	$(2.10)	$(0.37)
Book value per share as of the period end	2.02	1.67
Combined Company Pro Forma Per Common Share Data:
Basic and diluted net loss per share	$(0.70)	$(0.16)
Book value per share as of the period end	N/A	0.22

MARKET PRICE AND DIVIDEND INFORMATION

Replidyne

Replidyne common stock is listed on the Nasdaq Global Market under the symbol “RDYN.” The following table sets forth, for the periods indicated, the high and low per share sales prices for Replidyne common stock as reported on the Nasdaq Global Market:

	Common Stock
	High	Low

Fiscal Year Ended December 31, 2008
First quarter	$3.10	$1.29
Second quarter	1.90	1.25
Third quarter	1.43	1.16
Fourth quarter	1.27	0.28
Fiscal Year Ended December 31, 2007
First quarter	$6.28	$4.28
Second quarter	6.07	5.10
Third quarter	7.50	5.23
Fourth quarter	6.66	3.05

On November 3, 2008, the last day prior to the public announcement of the merger, the closing price per share of Replidyne common stock as reported on the Nasdaq Global Market was $1.12, for an aggregate market value of Replidyne of approximately $30.4 million.

On          , 2009, the last practicable date before the printing of this proxy statement/prospectus, the closing price per share of Replidyne common stock as reported on the Nasdaq Global Market was $     , for an aggregate market value of Replidyne of approximately $     .

The number of record holders of Replidyne common stock on January 21, 2009 was approximately 77.

Following the merger, the combined company is expected to be renamed “Cardiovascular Systems, Inc.” and to change its symbol for trading on the Nasdaq Global Market. CSI has reserved the symbol “CSII” for this purpose.

CSI

CSI is a privately-held company and its shares are not publicly traded. The number of record holders of CSI common stock on January 26, 2009 was approximately          , and the number of record holders of CSI preferred stock on January 26, 2009 was approximately     .

Dividend Policy

Neither Replidyne nor CSI has ever declared or paid any cash dividends on its capital stock nor does either intend to do so in the foreseeable future.

RISK FACTORS

The combined company will be faced with a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained in this proxy statement/prospectus, you should carefully consider the material risks described below before deciding how to vote your shares of Replidyne common stock or CSI capital stock.

Risks Relating to the Proposed Merger

If any of the events described in “Risks Relating to CSI and the Combined Company” occur, those events could cause the potential benefits of the merger not to be realized.

Following the effective time of the merger, current CSI officers and directors will direct the business and operations of the combined company. Additionally, CSI’s business is expected to constitute all of the business of the combined company following the merger. As a result, the risks described below in the section entitled “Risks Relating to CSI and the Combined Company” beginning on page 24 are among the most significant risks to the combined company if the merger is completed. To the extent any of the events in the risks described below in the section entitled “Risks Relating to CSI and the Combined Company” occur, those events could cause the market price of the combined company’s common stock to decline.

In the event that Replidyne’s level of net assets at the effective time of the merger, as calculated pursuant to the merger agreement, is lower than $35.0 million, Replidyne stockholders will hold a smaller percentage ownership of Replidyne following the consummation of the merger than is currently anticipated and the combined company will have less working capital for future operations.

Subject to the terms of the merger agreement with CSI, at the effective time of the merger, each share of CSI common stock issued and outstanding immediately prior to the merger will be canceled, extinguished and automatically converted into the right to receive that number of shares of Replidyne common stock as determined pursuant to the conversion factor described in the merger agreement. The conversion factor depends on Replidyne’s level of net assets as of the effective time of the merger. Under the merger agreement, Replidyne’s net assets is defined as Replidyne’s total current assets minus all of its liabilities and other outstanding and future obligations as of the effective time of the merger, subject to certain adjustments. Replidyne currently anticipates that its level of net assets as of the effective time of the merger will be between $35.0 and $37.0 million, which would result in Replidyne’s current stockholders, together with holders of its options and warrants, owning or having the right to acquire between 16.3% and 17.0% of the common stock of the combined company on a fully diluted basis as calculated in accordance with the merger agreement. However, if one or more of the following circumstances arise, Replidyne’s level of net assets may be lower than Replidyne expects and Replidyne stockholders would hold a smaller percentage ownership of the combined company following the consummation of the merger than is currently anticipated, thus making the merger less attractive to Replidyne stockholders:

•	Replidyne is unable to generate any proceeds from the sale of its REP3123 and DNA replication inhibition programs;

•	Replidyne is unable to terminate, sublease or otherwise assign to a third party its remaining obligations under the lease for its headquarters in Louisville, Colorado;

•	Replidyne does not receive reimbursement from Forest Laboratories for certain decontamination costs incurred by Replidyne under its former supply agreement with MEDA Manufacturing GmbH;

•	the costs associated with the winding up of Replidyne’s business are greater than anticipated; or

•	Replidyne expends more resources than is currently anticipated as a result of a delay in the closing of the merger or otherwise.

In addition, if Replidyne’s net assets are lower than expected, the combined company will have less working capital for future operations, which could adversely affect the ability of the combined company to achieve its business plan.

The costs associated with the merger are difficult to estimate, may be higher than expected and may harm the financial results of the combined company.

Replidyne and CSI estimate that they will incur aggregate direct transaction costs of approximately $6.2 million associated with the merger, and additional costs associated with the commencement of CSI’s operation as a public company, which cannot be estimated accurately at this time. The costs associated with the merger may increase if any CSI stockholders elect to dissent from the merger and seek payment of the fair value of their shares as permitted by Minnesota law. If the total costs of the merger exceed Replidyne’s and CSI’s estimates, the combined company will have less working capital for future operations, which will adversely affect the ability of the combined company to achieve its business plan.

Nasdaq considers the anticipated merger a reverse merger and therefore requires CSI and Replidyne to submit a new listing application with respect to the combined company, which will require certain actions by CSI and Replidyne and may not be successful, which would result in you having difficulty selling your shares.

Nasdaq considers the merger proposed in this proxy statement/prospectus as a reverse merger and requires CSI and Replidyne to submit a new listing application with respect to the combined company. Nasdaq may not approve this new listing application. If this occurs and the merger is still consummated, you may have difficulty selling your shares.

Additionally, as part of the new listing application, CSI and Replidyne will be required to submit, among other things, a plan for the combined company to conduct a reverse stock split. A reverse stock split would increase the per share trading price by a yet undetermined multiple. The change in share price may affect the volatility and liquidity of the combined company’s stock, as well as the marketplace’s perception of the stock. As a result, the relative price of the combined company’s stock may decline and/or fluctuate more than in the past, and you may have trouble converting your investments in the combined company into cash effectively.

The market price of Replidyne common stock has fallen significantly since the public announcement of the proposed merger. If the merger is completed, the market price of the combined company’s common stock may decline further.

On November 3, 2008, the last day prior to the public announcement of the proposed merger, the closing price per share of Replidyne common stock as reported on The Nasdaq Global Market was $1.12. On          , 2009, the last practicable date before the printing of this proxy statement/prospectus, the closing price per share of Replidyne common stock as reported on The Nasdaq Global Market was $     , which represents a     % decrease from the closing price on November 3, 2008. This decrease may increase the risk that Replidyne would become subject to securities class action litigation, which could result in substantial costs and a delay in the completion of the merger. If the merger is completed, the market price of the combined company’s common stock may decline further for a number of reasons, including if:

•	the effect of the merger on the combined company’s business and prospects is not consistent with the expectations of financial or industry analysts; or

•	investors react negatively to the effect on the combined company’s business and prospects from the merger.

Because the lack of a public market for CSI’s outstanding shares makes it difficult to evaluate the fairness of the merger, CSI stockholders may receive consideration in the merger that is greater than or less than the fair market value of the CSI shares.

The outstanding capital stock of CSI is privately held and is not traded in any public market. The lack of a public market makes it extremely difficult to determine the fair market value of CSI. Since the percentage of Replidyne’s equity to be issued to CSI stockholders was determined based on negotiations between the parties, it is possible that the value of the Replidyne common stock to be issued in connection with the merger will be greater than the fair market value of CSI. Alternatively, it is possible that the value of the shares of Replidyne common stock to be issued in connection with the merger will be less than the fair market value of CSI.

Replidyne and CSI executive officers and directors may have interests in the merger that are different from, or in addition to, those of Replidyne and CSI stockholders generally.

The executive officers and directors of Replidyne and CSI may have interests in the merger that are different from, or are in addition to, those of Replidyne and CSI stockholders generally. The directors of the combined company will consist of two directors from Replidyne’s board and eight directors from CSI’s board. Further, certain Replidyne executive officers will receive change in control payments in connection with the merger. See the sections entitled “Interests of Replidyne’s Executive Officers and Directors in the Merger” starting on page 66 and “Interests of CSI’s Executive Officers and Directors in the Merger” starting on page 70.

Replidyne and CSI may not be able to complete the merger or may elect to pursue a different strategic transaction, which may not occur on commercially reasonably terms or at all.

Neither Replidyne nor CSI can assure you that they will close the pending merger in a timely manner or at all. The merger agreement is subject to many closing conditions and termination rights, as set forth in more detail in “The Merger Agreement — Conditions to the Completion of the Merger” and “The Merger Agreement — Termination of the Merger Agreement” below. If Replidyne and CSI do not complete the pending merger, Replidyne’s and CSI’s board of directors may elect to attempt to complete a different strategic transaction. Attempting to complete a different strategic transaction would prove to be costly and time consuming, and neither Replidyne nor CSI can make any assurances that a future strategic transaction will occur on commercially reasonable terms or at all.

Failure to complete the merger could adversely affect Replidyne’s stock price and Replidyne’s and CSI’s future business and operations.

The merger is subject to the satisfaction of closing conditions, including approval by Replidyne and CSI stockholders, and neither Replidyne nor CSI can assure you that the merger will be completed. In the event that the merger is not completed, Replidyne and CSI may be subject to many significant costs, including legal, accounting and advisory fees related to the merger, which must be paid even if the merger is not completed, and the payment of a termination fee and certain expenses under certain circumstances. If the merger is not completed, the market price of Replidyne common stock could decline as a result. If the merger is not completed, CSI will need additional debt or equity financing to carry out its business plan and there is no assurance that such debt or equity financing will be available on acceptable terms or at all.

During the pendency of the merger, Replidyne and CSI may not be able to enter into a business combination with another party because of restrictions in the merger agreement.

The merger agreement restricts the ability of Replidyne and CSI to make acquisitions or complete other transactions. While the merger agreement is in effect, subject to limited exceptions, each party is prohibited from soliciting, initiating, encouraging or taking actions designed to facilitate any inquiries or the making of any proposal or offer that could lead to such party entering into certain extraordinary transactions with any third party, such as a sale of assets, an acquisition of common stock, a tender offer for capital stock or a merger or other business combination outside the ordinary course of business. Any such transactions could be favorable to Replidyne or CSI stockholders.

The merger may be completed even though material adverse changes may result from the announcement of the merger, industry-wide changes and other causes.

In general, either party can refuse to complete the merger if there is a material adverse change affecting the other party between November 3, 2008, the date of the merger agreement, and the closing of the merger. However, some types of changes do not permit either party to refuse to complete the merger, even if such changes would have a material adverse effect on Replidyne or CSI. If adverse changes occur but Replidyne and CSI must still complete the merger, the combined company’s stock price may suffer.

Risks Relating to Replidyne

If the proposed merger with CSI is not consummated, Replidyne’s prospects will be materially and adversely affected and its stock price could decline.

Replidyne and CSI are targeting a closing of the merger in the first calendar quarter of 2009. If the merger agreement is terminated and Replidyne seeks another business combination, Replidyne may not be able to find a third party willing to provide equivalent or more attractive consideration than the consideration to be provided in the proposed merger with CSI. In such circumstances, Replidyne’s board of directors may elect to, among other things, take the steps necessary to liquidate Replidyne’s business and assets. In the case of a liquidation, the consideration that Replidyne might receive may be less attractive than the consideration to be received by it pursuant to the merger with CSI.

Replidyne no longer has any internal capabilities to develop its product candidates. Replidyne’s ability to increase stockholder value is dependent on Replidyne’s ability to successfully complete a strategic transaction or transactions for the sale of the company and the sale of Replidyne’s product development programs, which Replidyne may be unable to complete.

In August 2008, Replidyne commenced restructuring its operations to reduce its employee headcount to six employees by the end of October 2008. Replidyne suspended further development activities of REP3123, Replidyne’s investigational agent for the treatment of Clostridium difficile, or C. difficile, bacteria and C. difficile Infection, or CDI, and novel anti-infective compounds based on Replidyne’s DNA replication inhibition technology. Previously, Replidyne had restructured its operations in a number of actions announced in December 2007, April 2008 and June 2008 that included Replidyne’s decision to terminate its license with Asubio Pharma, Co., Ltd, or Asubio Pharma, for faropenem medoxomil and related contract manufacturing agreements for faropenem medoxomil, discontinue enrollment in Replidyne’s Phase III clinical trial of faropenem medoxomil for the treatment of acute exacerbations of chronic bronchitis and reduce employee headcount. Replidyne had previously devoted substantially all of its clinical development and research and development efforts and a material portion of its financial resources toward the development of faropenem medoxomil, REP3123, its DNA replication inhibition technologies and its other product candidates. Replidyne currently has no product candidates in clinical or pre-clinical development and has further reduced its employee headcount to three employees, all of whom are involved primarily in financial and administrative roles. Replidyne has entered into an agreement with Morgan Stanley to provide financial advisory services for Replidyne’s strategic alternatives process. Replidyne’s management has also devoted a substantial amount of time and effort to the strategic alternatives process. As a result of this process, Replidyne has entered into the merger agreement with CSI and continues to pursue the sale of its suspended REP3123 program and DNA replication inhibition technologies.

Consummation of the merger with CSI is subject to numerous conditions to closing, including approval from Replidyne stockholders and the stockholders of CSI, which approval cannot be assured. Further, Replidyne cannot predict whether its REP3123 program and/or DNA replication inhibition technologies can be sold on favorable terms or at all. Completing the merger with CSI and pursuing the sale of its REP3123 program and DNA replication inhibition technologies may require Replidyne to incur substantial additional costs. If Replidyne is unable to complete the merger, its business may be liquidated.

Replidyne may not be able to generate adequate proceeds or any proceeds from the sale of its REP3123 program and DNA replication inhibition technology.

Replidyne is pursuing the sale of its REP3123 program and DNA replication inhibition technology. Replidyne has solicited bids through provision of bid instruction letters to numerous parties. Replidyne’s Chief Scientific Officer is acting as the representative for a company in formation that has indicated an interest in acquiring and pursuing these programs. If Replidyne does not receive an acceptable bid for its REP3123 program or DNA replication inhibition technology, Replidyne may not be able to generate adequate proceeds or any proceeds from the sale of these programs. The failure to generate these proceeds would negatively impact the percentage of the combined company that Replidyne stockholders will hold following the merger with CSI. In particular, if Replidyne’s level of net assets at the effective time of the merger is lower than $35.0 million, Replidyne’s current stockholders, together with holders of its options and warrants, will own or have the right to acquire less than 16.3% of the common stock of the combined company.

Replidyne has received a warning letter from the FDA for Replidyne’s NDA filed in December 2005 for faropenem medoxomil, Replidyne’s former product candidate. Failure to resolve the matters addressed in the warning letter could negatively impact Replidyne’s or a successor company’s ability to undertake clinical trials in the future or timely complete future IND and NDA submissions.

On January 22, 2008, Replidyne received a warning letter from the Division of Scientific Investigation of the FDA, or DSI, informing Replidyne of objectionable conditions found during the DSI’s investigation of Replidyne’s role as applicant for Replidyne’s new drug application, or NDA, for faropenem medoxomil. The FDA’s observations were based on its establishment inspection reports following on site inspections in conjunction with the FDA’s review of Replidyne’s NDA. Specifically, DSI cited that Replidyne failed to make available the underlying raw data from the investigation for the FDA’s audit and failed to provide the FDA adequate descriptions and analyses of any other data or information relevant to the evaluation of the safety and effectiveness of faropenem medoxomil obtained or otherwise received by Replidyne from any source derived from clinical investigations. The clinical trials that supported Replidyne’s NDA were conducted by Bayer as a previous licensee of faropenem medoxomil. In June 2008, DSI made further inquires of Replidyne related to Replidyne’s previous responses to their observations in the warning letter. In July 2008, Replidyne communicated to the FDA Replidyne’s decision to terminate Replidyne’s license for faropenem medoxomil with Asubio Pharma and withdrew the NDA from consideration by the FDA. Replidyne also informed DSI of these actions. In a communication dated July 22, 2008 the FDA advised Replidyne that since Replidyne has active Investigational New Drug applications, or INDs, and ongoing clinical trials, the issues raised in the warning letter remained open. Following receipt of this communication, Replidyne withdrew all of its open INDs that related to faropenem medoxomil and REP8839. If Replidyne is unable to sufficiently establish to the FDA that future clinical trials conducted by Replidyne, or potentially a successor company, would be in accordance with FDA regulations, Replidyne may be subject to enforcement action by the FDA including being subject to the FDA’s Application Integrity Policy. This policy would require third-party validation of the integrity of the raw data underlying any of Replidyne’s future filings to the FDA before those filings would be accepted for consideration. Such a requirement would be onerous and require significant additional time and expense for the clinical development and potential approval of any product candidates that Replidyne may wish to develop in the future. These requirements would make it difficult for Replidyne to attempt to restart the development of any of its former product candidates or commence the development of any new product candidates in the event that the merger with CSI is not completed. Further, Replidyne could be subject to additional actions from the FDA that may negatively impact Replidyne’s ability or the ability of a successor company to enter into clinical trials or submit an IND or NDA in the future.

Replidyne has incurred significant operating losses since inception and anticipates that it will incur continued losses for the foreseeable future.

Replidyne has experienced significant operating losses since its inception in December 2000. At September 30, 2008, Replidyne had an accumulated deficit of approximately $146.9 million. Replidyne has generated no revenue from product sales to date. Replidyne has funded its operations to date principally from the sale of its securities and payments by Forest Laboratories under Replidyne’s former collaboration agreement. As a result of the suspension of Replidyne’s clinical development of each of faropenem medoxomil, REP3123, its anti-bacterial agent addressing C. difficile bacteria and C. difficile-associated disease, and its DNA replication inhibition technology, Replidyne has no current prospect for near term revenues. Replidyne expects to continue to incur substantial additional operating losses during the period in which it seeks to consummate the proposed merger and pursue the sale of certain company assets including REP3123 and its DNA replication inhibition technology. Because of the numerous risks and uncertainties associated with closing the proposed merger with CSI and transactions related to the sale of Replidyne’s drug programs, Replidyne is unable to predict the extent of any future losses or the timeline for completing potential transactions.

Replidyne may be unable to retain the senior management required to complete the merger or pursue alternative transactions.

Replidyne’s success in selling its remaining pipeline programs and completing the merger depends in part on its continued ability to retain and motivate qualified management and scientific personnel and on its ability to develop and analyze strategic alternatives. Replidyne is highly dependent upon its senior management, particularly Kenneth Collins, its President and Chief Executive Officer, Mark Smith, its Chief Financial Officer, and Donald Morrissey, its Senior Vice President of Corporate Development. The loss of services of any of Mr. Collins, Mr. Smith or Mr. Morrissey could delay or prevent the successful completion of the merger or its ability to complete an alternative transaction or the sale of REP3123 or its DNA replication inhibition technologies.

The market price of Replidyne common stock is highly volatile.

Replidyne cannot assure you that an active trading market for its common stock will exist at any time. You may not be able to sell your shares quickly or at the market price if trading in Replidyne common stock is not active. The trading price of Replidyne common stock has been highly volatile and could be subject to wide fluctuations in price in response to various factors, many of which are beyond Replidyne’s control, including:

•	market reaction and other developments related to the proposed merger with CSI;

•	any developments related to the business of CSI, including during the pendency of the merger;

•	the announcement of or other developments related to a sale of part or all of the development stage assets of Replidyne;

•	failure to achieve stockholder approval of the merger with CSI;

•	a decision to liquidate the assets of Replidyne;

•	termination of significant agreements;

•	changes in laws or regulations applicable to Replidyne’s assets;

•	actual or anticipated variations in Replidyne’s results of operations;

•	actual or anticipated changes in earnings estimates or recommendations by securities analysts;

•	actions taken by regulatory agencies with respect to Replidyne;

•	conditions or trends in the biotechnology and biopharmaceutical industries;

•	announcements by Replidyne or its competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	general economic and market conditions and other factors that may be unrelated to Replidyne’s operating performance or to the operating performance of its competitors;

•	changes in the market valuations of similar companies;

•	sales of common stock or other securities by Replidyne or its stockholders in the future;

•	additions or departures of key scientific or management personnel;

•	the outcome of litigation or arbitration claims;

•	developments relating to proprietary rights held by Replidyne or its competitors;

•	disputes or other developments relating to proprietary rights, including patents, litigation matters and Replidyne’s ability to obtain patent protection for its technologies;

•	trading volume of Replidyne common stock;

•	sales of Replidyne common stock by Replidyne or its stockholders; and

•	any proceedings instituted by Nasdaq related to the delisting of Replidyne common stock from the Nasdaq Global Market.

In addition, the stock market in general and the market for biotechnology and biopharmaceutical companies in particular have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may seriously harm the market price of Replidyne common stock, regardless of its operating performance. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against Replidyne, could result in substantial costs and diversion of management’s attention and resources, which could materially adversely affect Replidyne’s prospects and financial condition.

Replidyne’s principal stockholders and management own a significant percentage of Replidyne’s stock and are able to exercise significant influence over matters subject to stockholder approval.

Replidyne’s executive officers, directors and principal stockholders, together with their respective affiliates, currently own a significant percentage of Replidyne’s voting stock, including shares subject to outstanding options and warrants, and Replidyne expects this group will continue to hold a significant percentage of its outstanding voting stock until consummation of the merger, when their ownership interests will be decreased due to the issuance of Replidyne common stock to CSI stockholders. Accordingly, these stockholders will likely be able to have a significant impact on the composition of Replidyne’s board of directors and continue to have significant influence over Replidyne’s operations and decisions until consummation of the merger. Replidyne stockholders with approximately 48% of Replidyne’s outstanding common stock have entered into voting agreements and irrevocable proxies in favor of CSI for approximately 32% of Replidyne’s outstanding common stock, pursuant to which, among other things, each of these stockholders agreed, solely in his capacity as a stockholder, to vote these shares in favor of the issuance of the shares of Replidyne common stock in the merger and the other actions contemplated by the merger agreement. This concentration of ownership and the voting agreements could have the effect of delaying or preventing a change in control, other than the merger with CSI, or otherwise discouraging a potential acquirer from attempting to obtain control of Replidyne, which in turn could have a material and adverse effect on the market value of Replidyne common stock.

Risks Relating to CSI and the Combined Company

In determining whether you should approve the issuance of shares of Replidyne common stock pursuant to the merger, you should carefully read the following risk factors. Replidyne and CSI anticipate that, immediately following the merger, the business of the combined company will be the business conducted by CSI immediately prior to the merger. As a result, the risk factors section of this proxy statement/prospectus entitled “Risk Factors Relating to the Proposed Merger” together with the following risk factors, are the most significant you will face if the merger is completed.

Risks Relating to CSI’s Business and Operations

Negative conditions in the global credit markets have impaired the liquidity of CSI’s auction rate securities, and these securities have experienced an other-than-temporary decline in value, which has adversely affected CSI’s income. These circumstances, along with CSI’s history of incurring substantial operating losses and negative cash flows from operations, raise substantial doubt about CSI’s ability to continue as a going concern.

As of September 30, 2008, CSI’s investments included $23.0 million of AAA rated auction rate securities issued primarily by state agencies and backed by student loans substantially guaranteed by the Federal Family Education Loan Program. These auction rate securities are debt instruments with a long-term maturity and with an interest rate that is reset in short intervals, primarily every 28 days, through auctions. The recent conditions in the global credit markets have prevented CSI from liquidating its holdings of auction rate securities because the amount of securities submitted for sale has exceeded the amount of purchase orders for such securities. In February 2008, CSI was informed that there was insufficient demand for auction rate securities, resulting in failed auctions for $23.0 million in auction rate securities held at June 30, 2008 and September 30, 2008. Currently, these affected securities are not liquid and will not become liquid until a future auction for these investments is successful or they are redeemed by the issuer or they mature. In the event that CSI needs to access the funds of its auction rate securities that have experienced insufficient demand at auctions, CSI will not be able to do so without the possible loss of principal, until a future auction for these investments is successful or they are redeemed by the issuer or they mature. If CSI is unable to sell these securities in the market or they are not redeemed, then CSI may be required to hold them to maturity and CSI may have insufficient funds to operate its business. For the year ended June 30, 2008, CSI recorded an other-than-temporary impairment loss of $1.3 million relating to these securities in its statement of operations, and for the three months ended September 30, 2008, CSI recorded an unrealized loss of $0.3 million relating to these securities in other comprehensive income (loss). CSI will continue to monitor and evaluate the value of its investments each reporting period for further possible impairment or unrealized loss. Although CSI currently does not intend to do so, CSI may consider selling its auction rate securities in the secondary markets in the future, which may require a sale at a substantial discount to the stated principal value of these securities.

In addition, because CSI has incurred substantial operating losses and negative cash flows from operations, all of which will require it to obtain additional funding to continue its operations, management has concluded that there is substantial doubt about CSI’s ability to continue as a going concern. Based on the factors described above, CSI’s independent registered public accountants have included an explanatory paragraph in their report for CSI’s fiscal year ended June 30, 2008 with respect to CSI’s ability to continue as a going concern. On March 28, 2008, CSI obtained a margin loan from UBS Financial Services, Inc., the entity through which CSI originally purchased its auction rate securities, for up to $12.0 million, which was secured by the $23.0 million par value of CSI’s auction rate securities. On August 21, 2008, CSI replaced this loan with a margin loan from UBS Bank USA, which increased maximum borrowings available to $23.0 million, and on September 12, 2008, CSI obtained additional debt financing from Silicon Valley Bank with maximum available borrowings of $13.5 million. Based on anticipated operating requirements, combined with limited capital resources, financing CSI’s operations will require that CSI raise additional equity or debt capital prior to or during the quarter ending September 30, 2009. CSI has entered into the merger agreement to obtain the working capital necessary to execute its business plan. If the merger is not completed or CSI fails to raise sufficient equity or debt capital through other means, management would implement cost reduction measures, including workforce reductions, as well as reductions in overhead costs and capital expenditures. There can be no assurance that these sources will provide sufficient cash flows to enable CSI to continue as a going concern. CSI currently has no commitments for additional debt or equity financing and may experience difficulty in obtaining additional financing on favorable terms, if at all, if the merger is not consummated.

The existence of the explanatory paragraph may adversely affect CSI’s relationships with current and prospective customers, suppliers and investors, and therefore could have a material adverse effect on CSI’s business, financial condition, results of operations and cash flows.

CSI has a history of net losses and anticipates that it will continue to incur losses.

CSI is not profitable and has incurred net losses in each fiscal year since its formation in 1989. In particular, CSI had net losses of $3.5 million in fiscal 2005, $4.9 million in fiscal 2006, $15.6 million in fiscal 2007, $39.2 million in fiscal 2008, and $13.7 million for the three months ended September 30, 2008. As of September 30, 2008, CSI had an accumulated deficit of approximately $132.0 million. CSI commenced commercial sales of the Diamondback 360° Orbital Atherectomy System in September 2007, and CSI’s short commercialization experience makes it difficult for it to predict future performance. CSI also expects to incur significant additional expenses for sales and marketing and manufacturing as CSI continues to commercialize the Diamondback 360° and additional expenses as CSI seeks to develop and commercialize future versions of the Diamondback 360° and other products. Additionally, CSI expects that its general and administrative expenses will increase as its business grows and CSI incurs the legal and regulatory costs associated with being a public company. As a result, CSI expects to continue to incur significant operating losses.

CSI has a very limited history selling the Diamondback 360°, which is currently CSI’s only product, and CSI’s inability to market this product successfully would have a material adverse effect on CSI’s business and financial condition.

The Diamondback 360° is CSI’s only product and CSI is wholly dependent on it. The Diamondback 360° received 510(k) clearance from the FDA in the United States for use as a therapy in patients with PAD in August 2007. CSI initiated a limited commercial introduction of the Diamondback 360° in the United States in September 2007 and CSI therefore has very limited experience in the commercial manufacture and marketing of this product. CSI’s ability to generate revenue will depend upon its ability to successfully commercialize the Diamondback 360° and to develop, manufacture and receive required regulatory clearances and approvals and patient reimbursement for treatment with future versions of the Diamondback 360°. As CSI seeks to commercialize the Diamondback 360°, CSI will need to expand its sales force significantly to reach its target market. Developing a sales force is expensive and time consuming and could delay or limit the success of any product launch. Thus, CSI may not be able to expand its sales and marketing capabilities on a timely basis or at all. If CSI is unable to adequately increase these capabilities, CSI will need to contract with third parties to market and sell the Diamondback 360° and any other products that CSI may develop. To the extent that CSI enters into arrangements with third parties to perform sales, marketing and distribution services on CSI’s behalf, CSI’s product revenues could be lower than if CSI marketed and sold its products on a direct basis. Furthermore, any revenues resulting from co-promotion or other marketing and sales arrangements with other companies will depend on the skills and efforts of others, and CSI does not know whether these efforts will be successful. Some of these companies may have current products or products under development that compete with CSI’s, and they may have an incentive not to devote sufficient efforts to marketing CSI’s products. If CSI fails to successfully develop, commercialize and market the Diamondback 360° or any future versions of this product that CSI develops, its business will be materially adversely affected.

The Diamondback 360° and future products may never achieve market acceptance.

The Diamondback 360° and future products CSI may develop may never gain market acceptance among physicians, patients and the medical community. The degree of market acceptance of any of CSI’s products will depend on a number of factors, including:

•	the actual and perceived effectiveness and reliability of CSI’s products;

•	the prevalence and severity of any adverse patient events involving CSI’s products, including infection, perforation or dissection of the artery wall, internal bleeding, limb loss and death;

•	the results of any long-term clinical trials relating to use of CSI’s products;

•	the availability, relative cost and perceived advantages and disadvantages of alternative technologies or treatment methods for conditions treated by CSI’s systems;

•	the degree to which treatments using CSI’s products are approved for reimbursement by public and private insurers;

•	the strength of CSI’s marketing and distribution infrastructure; and

•	the level of education and awareness among physicians and hospitals concerning CSI’s products.

Failure of the Diamondback 360° to significantly penetrate current or new markets would negatively impact CSI’s business, financial condition and results of operations.

If longer-term or more extensive clinical trials performed by CSI or others indicate that procedures using the Diamondback 360° or any future products are not safe, effective and long lasting, physicians may choose not to use CSI’s products. Furthermore, unsatisfactory patient outcomes or injuries could cause negative publicity for CSI’s products. Physicians may be slow to adopt CSI’s products if they perceive liability risks arising from the use of these products. It is also possible that as CSI’s products become more widely used, latent defects could be identified, creating negative publicity and liability problems for CSI, thereby adversely affecting demand for its products. If the Diamondback 360° and CSI’s future products do not achieve an adequate level of acceptance by physicians, patients and the medical community, CSI’s overall business and profitability would be harmed.

CSI’s future growth depends on physician adoption of the Diamondback 360°, which requires physicians to change their screening and referral practices.

CSI believes that it must educate physicians to change their screening and referral practices. For example, although there is a significant correlation between PAD and coronary artery disease, many physicians do not routinely screen for PAD while screening for coronary artery disease. CSI targets its sales efforts to interventional cardiologists, vascular surgeons and interventional radiologists because they are often the primary care physicians diagnosing and treating both coronary artery disease and PAD. However, the initial point of contact for many patients may be general practitioners, podiatrists, nephrologists and endocrinologists, each of whom commonly treats patients experiencing complications resulting from PAD. If CSI does not educate referring physicians about PAD in general and the existence of the Diamondback 360° in particular, they may not refer patients to interventional cardiologists, vascular surgeons or interventional radiologists for the procedure using the Diamondback 360°, and those patients may instead be surgically treated or treated with an alternative interventional procedure. If CSI is not successful in educating physicians about screening for PAD or referral opportunities, CSI’s ability to increase its revenue may be impaired.

CSI’s customers may not be able to achieve adequate reimbursement for using the Diamondback 360°, which could affect the acceptance of CSI’s product and cause its business to suffer.

The availability of insurance coverage and reimbursement for newly approved medical devices and procedures is uncertain. The commercial success of CSI’s products is substantially dependent on whether third-party insurance coverage and reimbursement for the use of such products and related services are available. CSI expects the Diamondback 360° to generally be purchased by hospitals and other providers who will then seek reimbursement from various public and private third-party payors, such as Medicare, Medicaid and private insurers, for the services provided to patients. CSI can give no assurance that these third-party payors will provide adequate reimbursement for use of the Diamondback 360° to permit hospitals and doctors to consider the product cost-effective for patients requiring PAD treatment. In addition, the overall amount of reimbursement available for PAD treatment could decrease in the future. Failure by hospitals and other users of CSI’s product to obtain sufficient reimbursement could cause CSI’s business to suffer.

Medicare, Medicaid, health maintenance organizations and other third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement, and, as a result, they may not cover or provide adequate payment for use of the Diamondback 360°. In order to position the Diamondback 360° for acceptance by third-party payors, CSI may have to agree to lower prices than it might otherwise charge. The continuing efforts of governmental and commercial third-party payors to contain or reduce the costs of healthcare may limit CSI’s revenue.

CSI expects that there will continue to be federal and state proposals for governmental controls over healthcare in the United States. Governmental and private sector payors have instituted initiatives to limit the growth of healthcare costs using, for example, price regulation or controls and competitive pricing programs. Some third-party payors also require demonstrated superiority, on the basis of randomized clinical trials, or pre-approval of coverage, for new or innovative devices or procedures before they will reimburse healthcare providers who use such devices or procedures. Also, the trend toward managed healthcare in the United States and proposed legislation intended to reduce the cost of government insurance programs could significantly influence the purchase of healthcare services and products and may result in necessary price reductions for CSI’s products or the exclusion of its products from reimbursement programs. It is uncertain whether the Diamondback 360° or any future products CSI may develop will be viewed as sufficiently cost-effective to warrant adequate coverage and reimbursement levels.

If third-party coverage and reimbursement for the Diamondback 360° is limited or not available, the acceptance of the Diamondback 360° and, consequently, CSI’s business will be substantially harmed.

CSI has limited data and experience regarding the safety and efficacy of the Diamondback 360°. Any long-term data that is generated may not be positive or consistent with CSI’s limited short-term data, which would affect market acceptance of this product.

CSI’s success depends on the acceptance of the Diamondback 360° by the medical community as safe and effective. Because CSI’s technology is relatively new in the treatment of PAD, CSI has performed clinical trials only with limited patient populations. The long-term effects of using the Diamondback 360° in a large number of patients are not known and the results of short-term clinical use of the Diamondback 360° do not necessarily predict long-term clinical benefit or reveal long-term adverse effects. For example, CSI does not have sufficient experience with the Diamondback 360° to evaluate its relative effectiveness in different plaque morphologies, including hard, calcified lesions and soft, non-calcified lesions. If the results obtained from any future clinical trials or clinical or commercial experience indicate that the Diamondback 360° is not as safe or effective as other treatment options or as current short-term data would suggest, adoption of this product may suffer and CSI’s business would be harmed.

Even if CSI believes that the data collected from clinical trials or clinical experience indicate positive results, each physician’s actual experience with CSI’s device will vary. Clinical trials conducted with the Diamondback 360° have involved procedures performed by physicians who are very technically proficient. Consequently, both short and long-term results reported in these studies may be significantly more favorable than typical results achieved by physicians, which could negatively impact market acceptance of the Diamondback 360°.

CSI will face significant competition and may be unable to sell the Diamondback 360° at profitable levels.

CSI competes against very large and well-known stent and balloon angioplasty device manufacturers, including Abbott Laboratories, Boston Scientific, Cook, Johnson & Johnson and Medtronic. CSI may have difficulty competing effectively with these competitors because of their well-established positions in the marketplace, significant financial and human capital resources, established reputations and worldwide distribution channels. CSI also competes against manufacturers of atherectomy catheters including, among others, ev3, Spectranetics, Boston Scientific and Pathway Medical Technologies, as well as other manufacturers that may enter the market due to the increasing demand for treatment of vascular disease. Several other companies provide products used by surgeons in peripheral bypass procedures. Other competitors include pharmaceutical companies that manufacture drugs for the treatment of mild to moderate PAD and companies that provide products used by surgeons in peripheral bypass procedures.

CSI’s competitors may:

•	develop and patent processes or products earlier than CSI will;

•	obtain regulatory clearances or approvals for competing medical device products more rapidly than CSI will;

•	market their products more effectively than CSI will; or

•	develop more effective or less expensive products or technologies that render CSI’s technology or products obsolete or non-competitive.

CSI has encountered and expects to continue to encounter potential customers who, due to existing relationships with CSI’s competitors, are committed to or prefer the products offered by these competitors. If CSI is unable to compete successfully, CSI’s revenue will suffer. Increased competition might lead to price reductions and other concessions that might adversely affect CSI’s operating results. Competitive pressures may decrease the demand for CSI’s products and could adversely affect its financial results.

CSI’s ability to compete depends on its ability to innovate successfully. If CSI’s competitors demonstrate the increased safety or efficacy of their products as compared to CSI, its revenue may decline.

The market for medical devices is highly competitive, dynamic and marked by rapid and substantial technological development and product innovations. CSI’s ability to compete depends on its ability to innovate successfully, and there are few barriers that would prevent new entrants or existing competitors from developing products that compete directly with CSI’s products. Demand for the Diamondback 360° could be diminished by equivalent or superior products and technologies offered by competitors. CSI’s competitors may produce more advanced products than CSI’s or demonstrate superior safety and efficacy of their products. If CSI is unable to innovate successfully, the Diamondback 360° could become obsolete and CSI’s revenue would decline as its customers purchase competitor products.

CSI has limited commercial manufacturing experience and could experience difficulty in producing the Diamondback 360° or will need to depend on third parties to manufacture the product.

CSI has limited experience in commercially manufacturing the Diamondback 360° and has no experience manufacturing this product in the volume that CSI anticipates will be required if it achieves planned levels of commercial sales. As a result, CSI may not be able to develop and implement efficient, low-cost manufacturing capabilities and processes that will enable it to manufacture the Diamondback 360° or future products in significant volumes, while meeting the legal, regulatory, quality, price, durability, engineering, design and production standards required to market CSI’s products successfully. If CSI fails to develop and implement these manufacturing capabilities and processes, CSI may be unable to profitably commercialize the Diamondback 360° and any future products CSI may develop because the per unit cost of CSI’s products is highly dependent upon production volumes and the level of automation in CSI’s manufacturing processes. There are technical challenges to increasing manufacturing capacity, including equipment design and automation capabilities, material procurement, problems with production yields and quality control and assurance. Increasing CSI’s manufacturing capacity will require it to invest substantial additional funds and to hire and retain additional management and technical personnel who have the necessary manufacturing experience. CSI may not successfully complete any required increase in manufacturing capacity in a timely manner or at all. If CSI is unable to manufacture a sufficient supply of its products, maintain control over expenses or otherwise adapt to anticipated growth, or if CSI underestimates growth, it may not have the capability to satisfy market demand and its business will suffer.

Since CSI has little actual commercial experience with the Diamondback 360°, the forecasts of demand CSI uses to determine order quantities and lead times for components purchased from outside suppliers may be incorrect. Lead times for components may vary significantly depending on the type of component, the size of the order, time required to fabricate and test the components, specific supplier requirements and current market demand for the components and subassemblies. Failure to obtain required components or subassemblies when needed and at a reasonable cost would adversely affect CSI’s business.

In addition, CSI may in the future need to depend upon third parties to manufacture the Diamondback 360° and future products. CSI also cannot assure you that any third-party contract manufacturers will have the ability to produce the quantities of CSI’s products needed for development or commercial sales or will be willing to do so at prices that allow the products to compete successfully in the market. In addition, CSI can give no assurance that even if it does contract with third-party manufacturers for production that these manufacturers will not experience manufacturing difficulties or experience quality or regulatory issues. Any difficulties in locating and hiring third-party manufacturers, or in the ability of third-party manufacturers to supply quantities of CSI’s products at the times and in the quantities CSI needs, could have a material adverse effect on CSI’s business.

CSI depends upon third-party suppliers, including single source suppliers to CSI and its customers, making it vulnerable to supply problems and price fluctuations.

CSI relies on third-party suppliers to provide it certain components of CSI’s products and to provide key components or supplies to CSI’s customers for use with CSI’s products. CSI relies on single source suppliers for the following components of the Diamondback 360°: diamond grit coated crowns, ABS molded products, components within the brake assembly and the turbine assembly, and the air-and-saline cable assembly. CSI purchases components from these suppliers on a purchase order basis and carries only very limited levels of inventory for these components. If CSI underestimates its requirements, it may not have an adequate supply, which could interrupt manufacturing of CSI’s products and result in delays in shipments and loss of revenue. CSI’s customers depend on a single source supplier for the catheter lubricant used with the Diamondback 360° system. If CSI’s customers are unable to obtain adequate supplies of this lubricant, its customers may reduce or cease purchases of CSI’s product. CSI depends on these suppliers to provide it and its customers with materials in a timely manner that meet CSI’s and their quality, quantity and cost requirements. These suppliers may encounter problems during manufacturing for a variety of reasons, including unanticipated demand from larger customers, failure to follow specific protocols and procedures, failure to comply with applicable regulations, equipment malfunction, quality or yield problems, and environmental factors, any of which could delay or impede their ability to meet CSI’s demand and its customers’ demand. CSI’s reliance on these outside suppliers also subjects CSI to other risks that could harm its business, including:

•	interruption of supply resulting from modifications to, or discontinuation of, a supplier’s operations;

•	delays in product shipments resulting from defects, reliability issues or changes in components from suppliers;

•	price fluctuations due to a lack of long-term supply arrangements for key components with CSI’s suppliers;

•	CSI’s suppliers may make errors in manufacturing components, which could negatively affect the efficacy or safety of CSI’s products or cause delays in shipment of its products;

•	CSI’s suppliers may discontinue production of components, which could significantly delay CSI’s production and sales and impair operating margins;

•	CSI and its customers may not be able to obtain adequate supplies in a timely manner or on commercially acceptable terms;

•	CSI and its customers may have difficulty locating and qualifying alternative suppliers for CSI’s and their sole-source supplies;

•	switching components may require product redesign and new regulatory submissions, either of which could significantly delay production and sales;

•	CSI may experience production delays related to the evaluation and testing of products from alternative suppliers and corresponding regulatory qualifications;

•	CSI’s suppliers manufacture products for a range of customers, and fluctuations in demand for the products these suppliers manufacture for others may affect their ability to deliver components to CSI or its customers in a timely manner; and

•	CSI’s suppliers may encounter financial hardships unrelated to CSI or its customers’ demand for components or other products, which could inhibit their ability to fulfill orders and meet requirements.

Other than existing, unfulfilled purchase orders, CSI’s suppliers have no contractual obligations to supply CSI with, and CSI is not contractually obligated to purchase from them, any of its supplies. Any supply interruption from CSI’s suppliers or failure to obtain additional suppliers for any of the components used in CSI’s products would limit CSI’s ability to manufacture its products and could have a material adverse effect on CSI’s business, financial condition and results of operations. CSI has no reason to believe that any of its current suppliers could not be replaced if they were unable to deliver components to CSI in a timely manner or at an acceptable price and level of quality. However, if CSI lost one of these suppliers and were unable to obtain an alternate source on a timely basis or on terms acceptable to CSI, CSI’s production schedules could be delayed, its margins could be negatively impacted, and it could fail to meet its customers’ demand. CSI’s customers rely upon CSI’s ability to meet committed delivery dates and any disruption in the supply of key components would adversely affect CSI’s ability to meet these dates and could result in legal action by CSI’s customers, cause it to lose customers or harm its ability to attract new customers, any of which could decrease CSI’s revenue and negatively impact its growth. In addition, to the extent that CSI’s suppliers use technology or manufacturing processes that are proprietary, CSI may be unable to obtain comparable materials or components from alternative sources.

Manufacturing operations are often faced with a supplier’s decision to discontinue manufacturing a component, which may force CSI or its customers to make last time purchases, qualify a substitute part, or make a design change which may divert engineering time away from the development of new products.

CSI will need to increase the size of its organization and CSI may experience difficulties managing growth. If CSI is unable to manage the anticipated growth of its business, its future revenue and operating results may be adversely affected.

The growth CSI may experience in the future will provide challenges to CSI’s organization, requiring it to rapidly expand its sales and marketing personnel and manufacturing operations. CSI’s sales and marketing force has increased from six employees on January 1, 2007 to 129 employees on December 31, 2008, and CSI expects to continue to grow its sales and marketing force. CSI also expects to significantly expand its manufacturing operations to meet anticipated growth in demand for its products. Rapid expansion in personnel means that less experienced people may be producing and selling CSI’s product, which could result in unanticipated costs and disruptions to CSI’s operations. If CSI cannot scale and manage its business appropriately, its anticipated growth may be impaired and CSI’s financial results will suffer.

CSI anticipates future losses and may require additional financing, and CSI’s failure to obtain additional financing when needed could force CSI to delay, reduce or eliminate its product development programs or commercialization efforts.

CSI anticipates significant future losses and is therefore dependent on additional financing to execute its business plan. CSI expects that the merger will provide additional working capital for its business operations that, together with funds available under CSI’s debt financing arrangements and from operations, will be sufficient to satisfy CSI’s working capital needs for the foreseeable future. If, however, the merger is not completed or delays in CSI’s business plan reduce the amount of cash available from operations, CSI will require additional financing in order to satisfy its capital requirements. In particular, CSI may require additional capital in order to continue to conduct the research and development and obtain regulatory clearances and approvals necessary to bring any future products to market and to establish effective marketing and sales capabilities for existing and future products. CSI’s operating plan may change, and it may need additional funds sooner than anticipated to meet its operational needs and capital requirements for product development, clinical trials and commercialization. Additional funds may not be available when CSI needs them on terms that are acceptable to CSI, or at all. If adequate funds are not available on a timely basis, CSI may terminate or delay the development of one or more of its products, or delay establishment of sales and marketing capabilities or other activities necessary to commercialize its products.

CSI’s future capital requirements will depend on many factors, including:

•	whether the merger is completed and, if so, Replidyne’s level of net assets at the effective time of the merger;

•	the costs of expanding CSI’s sales and marketing infrastructure and its manufacturing operations;

•	the degree of success CSI experiences in commercializing the Diamondback 360°;

•	the number and types of future products CSI develops and commercializes;

•	the costs, timing and outcomes of regulatory reviews associated with CSI’s future product candidates;

•	the costs of preparing, filing and prosecuting patent applications and maintaining, enforcing and defending intellectual property-related claims; and

•	the extent and scope of CSI’s general and administrative expenses.

Raising additional capital through debt financing may restrict CSI’s operations.

To the extent that CSI raises additional capital through debt financing, the terms may include provisions that adversely affect your rights as a stockholder. Debt financing, if available, may involve agreements that include covenants limiting or restricting CSI’s ability to take specific actions such as incurring additional debt, making capital expenditures or declaring dividends. Any of these events could adversely affect CSI’s ability to achieve its product development and commercialization goals and have a material adverse effect on CSI’s business, financial condition and results of operations.

CSI does not currently intend to market the Diamondback 360° internationally, which will limit CSI’s potential revenue from this product.

As a part of CSI’s product development and regulatory strategy, CSI does not currently intend to market the Diamondback 360° internationally in order to focus CSI’s resources and efforts on the U.S. market, as international efforts would require substantial additional sales and marketing, regulatory and personnel expenses. CSI’s decision to market this product only in the United States will limit its ability to reach all of its potential markets and will limit its potential sources of revenue. In addition, CSI’s competitors will have an opportunity to further penetrate and achieve market share abroad until such time, if ever, that CSI markets the Diamondback 360° or other products internationally.

CSI is dependent on its senior management team and scientific personnel, and CSI’s business could be harmed if CSI is unable to attract and retain personnel necessary for its success.

CSI is highly dependent on its senior management, especially David L. Martin, CSI’s President and Chief Executive Officer. CSI’s success will depend on its ability to retain senior management and to attract and retain qualified personnel in the future, including scientists, clinicians, engineers and other highly skilled personnel and to integrate current and additional personnel in all departments. Competition for senior management personnel, as well as scientists, clinical and regulatory specialists, engineers and sales personnel, is intense and CSI may not be able to retain its personnel. The loss of members of CSI’s senior management, scientists, clinical and regulatory specialists, engineers and sales personnel could prevent it from achieving its objectives of continuing to grow the company. The loss of a member of CSI’s senior management or professional staff would require the remaining senior executive officers to divert immediate and substantial attention to seeking a replacement. In particular, CSI expects to substantially increase the size of CSI’s sales force, which will require management’s attention. In that regard, ev3 Inc., ev3 Endovascular, Inc., and FoxHollow Technologies, Inc. have brought an action against CSI that, if successful, could limit CSI’s ability to retain the services of certain sales personnel that were formerly employed by those companies and make it more difficult to recruit and hire such sales and other personnel in the future. CSI does not carry key person life insurance on any of its employees, other than Michael J. Kallok, CSI’s Chief Scientific Officer and former Chief Executive Officer.

CSI has a new management team and may experience instability in the short term as a result.

Since July 2006, CSI has added six new executives to its management team, including its Chief Executive Officer, who joined in February 2007, and its Chief Financial Officer, who joined in April 2008. During the preparation for CSI’s initial public offering, which was abandoned due to unfavorable market conditions in order to proceed with the merger, CSI’s board of directors determined that it would be in CSI’s best interests to replace James Flaherty in his role as Chief Financial Officer due to his consent to a court order enjoining him from any violation of certain provisions of federal securities law in connection with events that occurred while he was the Chief Financial Officer of Zomax Incorporated. The board of directors desired to retain Mr. Flaherty as a member of CSI’s executive team, and, accordingly, Mr. Flaherty became CSI’s Chief Administrative Officer, giving him responsibility over non-financial operations matters, and Mr. Martin became Interim Chief Financial Officer until the hiring of Laurence L. Betterley as CSI’s Chief Financial Officer. CSI’s new executives lack long-term experience with CSI. CSI may experience instability in the short term as its new executives become integrated into the company. Competition for qualified employees is intense and the loss of service of any of CSI’s executive officers or certain key employees could delay or curtail CSI’s research, development, commercialization and financial objectives.

CSI may incur significant costs due to the application of Section 409A of the Internal Revenue Code.

The estimated fair value of the common stock underlying CSI’s stock options was originally estimated in good faith by CSI’s board of directors based upon the best information available regarding CSI on the dates of grant, including financing activity, development of CSI’s business, the FDA process and launch of CSI’s product, the initial public offering process and CSI’s financial results. During the fiscal years ended June 30, 2007 and June 30,

2008, CSI did not obtain valuations from an independent valuation firm contemporaneously with each option grant date. As further discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations for CSI — Critical Accounting Policies and Significant Judgments and Estimates,” CSI hired an independent valuation firm to determine the estimated fair value of CSI common stock for financial reporting purposes as of various dates, including June 29, 2007, September 30, 2007, December 31, 2007, March 31, 2008 and June 30, 2008. CSI’s board considered these estimates when estimating the fair market value of CSI common stock on each option grant date that followed the board’s receipt of an estimate from the valuation firm, but certain grants were later deemed to have been made at less than fair market value when such valuation estimates were retrospectively applied. With respect to options granted from June 12, 2007 through February 14, 2008, the estimated fair value of the common stock determined by the independent valuation firm was higher than the exercise price of stock options CSI had previously granted at or near such dates by a weighted average per share amount of approximately $0.79.

If the Internal Revenue Service were to determine that the fair market value of CSI common stock was higher than the exercise price of any of CSI’s stock options as of the grant date of such options, either in accordance with CSI’s financial reporting valuations or under a different methodology, then CSI and CSI’s optionholders may experience adverse tax consequences under Section 409A of the Internal Revenue Code and related provisions, including the imposition of future tax liabilities and penalties based on the spread between the fair market value and the exercise price at the time of option vesting and on future increases (if any) in the value of the stock of CSI or the combined company after the vesting date. These liabilities may be significant. The imposition of such liabilities may affect a significant portion of CSI’s employees and could adversely affect employee morale and CSI’s business operations.

CSI may be subject to damages or other remedies as a result of pending litigation.

On December 28, 2007, ev3 Inc., ev3 Endovascular, Inc. and FoxHollow Technologies, Inc. filed a complaint against CSI and certain of CSI’s employees alleging, among other things, misappropriation and use of their confidential information by CSI and certain of its employees who were formerly employees of FoxHollow. The complaint also alleges that certain of its employees violated their employment agreements with FoxHollow requiring them to refrain from soliciting FoxHollow employees. This litigation is in an early stage and there can be no assurance as to its outcome. CSI is defending this litigation vigorously. If CSI is not successful in defending it, CSI could be required to pay substantial damages and be subject to equitable relief that could include a requirement that CSI terminate the employment of certain employees, including certain key sales personnel who were formerly employed by FoxHollow. In any event, the defense of this litigation, regardless of the outcome, could result in substantial legal costs and diversion of CSI’s management’s time and efforts from the operation of CSI’s business. If the plaintiffs in this litigation are successful, it could have a material adverse effect on CSI’s business, operations and financial condition.

In addition, CSI is currently involved in a dispute with its founder, Dr. Leonid Shturman. Although CSI settled certain claims it had against Dr. Shturman in September 2008, Dr. Shturman raised counterclaims with regard to two shaft winding machines that CSI imported from Russia, which have not been resolved. Dr. Shturman is seeking monetary damages, which he believes to be in excess of $1.0 million. In an attempted settlement of these counterclaims, the parties entered into a settlement conditioned upon CSI’s agreement to pay Dr. Shturman $50,000 by November 14, 2008, and in connection with Dr. Shturman’s desire to sell 22,000 shares of CSI common stock held by him by November 14, 2008 at a fixed price, CSI agreed to refer to Dr. Shturman the names of parties that may be interested in purchasing such shares in private transactions. As of November 19, 2008, CSI had referred to Dr. Shturman names of parties that were interested in purchasing these shares and had also paid Dr. Shturman $50,000. In addition, CSI and Dr. Shturman have executed a settlement agreement and mutual releases. Dr. Shturman has since expressed his desire to keep the funds and void the releases. On January 22, 2009, the court denied Dr. Shturman’s request to void the releases. If Dr. Shturman’s counterclaims against CSI are not settled, it is possible that CSI may incur substantial costs as a result of this litigation. The technology that is the subject of these disputes is not used in the Diamondback 360° and the shaft winding machines represent obsolete technology that CSI will likely never use.

Risks Related to Government Regulation

CSI’s ability to market the Diamondback 360° in the United States is limited to use as a therapy in patients with PAD, and if CSI wants to expand its marketing claims, CSI will need to file for additional FDA clearances or approvals and conduct further clinical trials, which would be expensive and time-consuming and may not be successful.

The Diamondback 360° received FDA 510(k) clearance in the United States for use as a therapy in patients with PAD. This general clearance restricts CSI’s ability to market or advertise the Diamondback 360° beyond this use and could affect CSI’s growth. While off-label uses of medical devices are common and the FDA does not regulate physicians’ choice of treatments, the FDA does restrict a manufacturer’s communications regarding such off-label use. CSI will not actively promote or advertise the Diamondback 360° for off-label uses. In addition, CSI cannot make comparative claims regarding the use of the Diamondback 360° against any alternative treatments without conducting head-to-head comparative clinical trials, which would be expensive and time consuming. If CSI’s promotional activities fail to comply with the FDA’s regulations or guidelines, CSI may be subject to FDA warnings or enforcement action.

If CSI determines to market the Diamondback 360° in the United States for other uses, for instance, use in the coronary arteries, CSI would need to conduct further clinical trials and obtain premarket approval from the FDA. Clinical trials are complex, expensive, time consuming, uncertain and subject to substantial and unanticipated delays. Before CSI may begin clinical trials, it must submit and obtain approval for an investigational device exemption, or IDE, that describes, among other things, the manufacture of, and controls for, the device and a complete investigational plan. Clinical trials generally involve a substantial number of patients in a multi-year study. CSI may encounter problems with its clinical trials, and any of those problems could cause CSI or the FDA to suspend those trials, or delay the analysis of the data derived from them.

A number of events or factors, including any of the following, could delay the completion of CSI’s clinical trials in the future and negatively impact CSI’s ability to obtain FDA clearance or approval for, and to introduce, a particular future product:

•	failure to obtain approval from the FDA or any foreign regulatory authority to commence an investigational study;

•	conditions imposed on CSI by the FDA or any foreign regulatory authority regarding the scope or design of CSI’s clinical trials;

•	delays in obtaining or maintaining required approvals from institutional review boards or other reviewing entities at clinical sites selected for participation in CSI’s clinical trials;

•	insufficient supply of CSI’s future product candidates or other materials necessary to conduct CSI’s clinical trials;

•	difficulties in enrolling patients in CSI’s clinical trials;

•	negative or inconclusive results from clinical trials, results that are inconsistent with earlier results, or the likelihood that the part of the human anatomy involved is more prone to serious adverse events, necessitating additional clinical trials;

•	serious or unexpected side effects experienced by patients who use CSI’s future product candidates; or

•	failure by any of CSI’s third-party contractors or investigators to comply with regulatory requirements or meet other contractual obligations in a timely manner.

CSI’s clinical trials may not begin as planned, may need to be redesigned, and may not be completed on schedule, if at all. Delays in CSI’s clinical trials may result in increased development costs for CSI’s future product candidates, which could cause CSI’s stock price to decline and limit CSI’s ability to obtain additional financing. In addition, if one or more of CSI’s clinical trials are delayed, competitors may be able to bring products to market before CSI does, and the commercial viability of CSI’s future product candidates could be significantly reduced.

Even if CSI believes that a clinical trial demonstrates promising safety and efficacy data, such results may not be sufficient to obtain FDA clearance or approval. Without conducting and successfully completing further clinical trials, CSI’s ability to market the Diamondback 360° will be limited and CSI’s revenue expectations may not be realized.

CSI may become subject to regulatory actions if it is found to have promoted the Diamondback 360° for unapproved uses.

If the FDA determines that CSI’s promotional materials, training or other activities constitute promotion of CSI’s product for an unapproved use, it could request that CSI cease use of or modify its training or promotional materials or subject CSI to regulatory enforcement actions, including the issuance of an untitled or warning letter, injunction, seizure, civil fine and criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider promotional, training or other materials to constitute promotion of CSI’s product for an unapproved or uncleared use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement.

The Diamondback 360° may in the future be subject to product recalls that could harm CSI’s reputation.

The FDA and similar governmental authorities in other countries have the authority to require the recall of commercialized products in the event of material regulatory deficiencies or defects in design or manufacture. A government mandated or voluntary recall by CSI could occur as a result of component failures, manufacturing errors or design or labeling defects. CSI has not had any instances requiring consideration of a recall, although as CSI continues to grow and develop its products, including the Diamondback 360°, CSI may see instances of field performance requiring a recall. Any recalls of CSI’s product would divert managerial and financial resources, harm its reputation with customers and have an adverse effect on its financial condition and results of operations.

If CSI or its suppliers fail to comply with ongoing regulatory requirements, or if CSI experiences unanticipated problems, CSI’s products could be subject to restrictions or withdrawal from the market.

The Diamondback 360° and related manufacturing processes, clinical data, adverse events, recalls or corrections and promotional activities, are subject to extensive regulation by the FDA and other regulatory bodies. In particular, CSI and its component suppliers are required to comply with the FDA’s Quality System Regulation, or QSR, and other regulations, which cover the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, storage and shipping of any product for which CSI obtains marketing clearance or approval. The FDA enforces the QSR through announced and unannounced inspections. CSI and certain of its third-party manufacturers have not yet been inspected by the FDA. Failure by CSI or one of its component suppliers to comply with the QSR requirements or other statutes and regulations administered by the FDA and other regulatory bodies, or failure to adequately respond to any observations, could result in, among other things:

•	warning or other letters from the FDA;

•	fines, injunctions and civil penalties;

•	product recall or seizure;

•	unanticipated expenditures;

•	delays in clearing or approving or refusal to clear or approve products;

•	withdrawal or suspension of approval or clearance by the FDA or other regulatory bodies;

•	orders for physician notification or device repair, replacement or refund;

•	operating restrictions, partial suspension or total shutdown of production or clinical trials; and

•	criminal prosecution.

If any of these actions were to occur, it would harm CSI’s reputation and cause its product sales to suffer.

Furthermore, any modification to a device that has received FDA clearance or approval that could significantly affect its safety or efficacy, or that would constitute a major change in its intended use, design or manufacture, requires a new clearance or approval from the FDA. If the FDA disagrees with any determination by CSI that new clearance or approval is not required, CSI may be required to cease marketing or to recall the modified product until CSI obtains clearance or approval. In addition, CSI could be subject to significant regulatory fines or penalties.

Regulatory clearance or approval of a product may also require costly post-marketing testing or surveillance to monitor the safety or efficacy of the product. Later discovery of previously unknown problems with CSI’s products, including unanticipated adverse events or adverse events of unanticipated severity or frequency, manufacturing problems, or failure to comply with regulatory requirements such as the QSR, may result in restrictions on such products or manufacturing processes, withdrawal of the products from the market, voluntary or mandatory recalls, fines, suspension of regulatory approvals, product seizures, injunctions or the imposition of civil or criminal penalties.

The use, misuse or off-label use of the Diamondback 360° may increase the risk of injury, which could result in product liability claims and damage to CSI’s business.

The use, misuse or off-label use of the Diamondback 360° may result in injuries that lead to product liability suits, which could be costly to CSI’s business. The Diamondback 360° is not FDA-cleared or approved for treatment of the carotid arteries, the coronary arteries, within bypass grafts or stents, of thrombus or where the lesion cannot be crossed with a guidewire or a significant dissection is present at the lesion site. CSI cannot prevent a physician from using the Diamondback 360° for off-label applications. The application of the Diamondback 360° to coronary or carotid arteries, as opposed to peripheral arteries, is more likely to result in complications that have serious consequences, including heart attacks or strokes which could result, in certain circumstances, in death.

CSI will face risks related to product liability claims, which could exceed the limits of available insurance coverage.

If the Diamondback 360° is defectively designed, manufactured or labeled, contains defective components or is misused, CSI may become subject to costly litigation by its customers or their patients. The medical device industry is subject to substantial litigation, and CSI faces an inherent risk of exposure to product liability claims in the event that the use of CSI’s product results or is alleged to have resulted in adverse effects to a patient. In most jurisdictions, producers of medical products are strictly liable for personal injuries caused by medical devices. CSI may be subject in the future to claims for personal injuries arising out of the use of CSI’s products. Product liability claims could divert management’s attention from CSI’s core business, be expensive to defend and result in sizable damage awards against CSI. A product liability claim against CSI, even if ultimately unsuccessful, could have a material adverse effect on its financial condition, results of operations and reputation. While CSI has product liability insurance coverage for its products and intends to maintain such insurance coverage in the future, there can be no assurance that CSI will be adequately protected from the claims that will be brought against it.

Compliance with environmental laws and regulations could be expensive. Failure to comply with environmental laws and regulations could subject CSI to significant liability.

CSI’s operations are subject to regulatory requirements relating to the environment, waste management and health and safety matters, including measures relating to the release, use, storage, treatment, transportation, discharge, disposal and remediation of hazardous substances. Although CSI is currently classified as a Very Small Quantity Hazardous Waste Generator within Ramsey County, Minnesota, CSI cannot ensure that it will maintain its licensed status as such, nor can CSI ensure that it will not incur material costs or liability in connection with its operations, or that CSI’s past or future operations will not result in claims or injury by employees or the public. Environmental laws and regulations could also become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with violations.

CSI and its distributors must comply with various federal and state anti-kickback, self-referral, false claims and similar laws, any breach of which could cause a material adverse effect on CSI’s business, financial condition and results of operations.

CSI’s relationships with physicians, hospitals and the marketers of CSI’s products are subject to scrutiny under various federal anti-kickback, self-referral, false claims and similar laws, often referred to collectively as healthcare fraud and abuse laws.

Healthcare fraud and abuse laws are complex, and even minor, inadvertent violations can give rise to claims that the relevant law has been violated. If CSI’s operations are found to be in violation of these laws, CSI, as well as its employees, may be subject to penalties, including monetary fines, civil and criminal penalties, exclusion from federal and state healthcare programs, including Medicare, Medicaid, Veterans Administration health programs, workers’ compensation programs and TRICARE (the healthcare system administered by or on behalf of the U.S. Department of Defense for uniformed services beneficiaries, including active duty and their dependents, retirees and their dependents), and forfeiture of amounts collected in violation of such prohibitions. Individual employees may need to defend such suits on behalf of CSI or themselves, which could lead to significant disruption in CSI’s present and future operations. Certain states in which CSI intends to market its products have similar fraud and abuse laws, imposing substantial penalties for violations. Any government investigation or a finding of a violation of these laws would likely have a material adverse effect on CSI’s business, financial condition and results of operations.

Anti-kickback laws and regulations prohibit any knowing and willful offer, payment, solicitation or receipt of any form of remuneration in return for the referral of an individual or the ordering or recommending of the use of a product or service for which payment may be made by Medicare, Medicaid or other government-sponsored healthcare programs. In addition, the cost of non-compliance with these laws could be substantial, since CSI could be subject to monetary fines and civil or criminal penalties, and CSI could also be excluded from federally funded healthcare programs, including Medicare and Medicaid, for non-compliance.

CSI has entered into consulting agreements with physicians, including some who may make referrals to CSI or order its product. One of these physicians was one of 20 principal investigators in CSI’s OASIS clinical trial at the same time he was acting as a paid consultant for CSI. In addition, some of these physicians own CSI’s stock, which they purchased in arm’s-length transactions on terms identical to those offered to non-physicians, or received stock options from CSI as consideration for consulting services performed by them. CSI believes that these consulting agreements and equity investments by physicians are common practice in CSI’s industry, and while these transactions were structured with the intention of complying with all applicable laws, including the federal ban on physician self-referrals, commonly known as the “Stark Law,” state anti-referral laws and other applicable anti-kickback laws, it is possible that regulatory or enforcement agencies or courts may in the future view these transactions as prohibited arrangements that must be restructured or for which CSI would be subject to other significant civil or criminal penalties, or prohibit the company from accepting referrals from these physicians. Because CSI’s strategy relies on the involvement of physicians who consult with CSI on the design of its product, CSI could be materially impacted if regulatory or enforcement agencies or courts interpret CSI’s financial relationships with its physician advisors who refer or order CSI’s product to be in violation of applicable laws and determine that CSI would be unable to achieve compliance with such applicable laws. This could harm CSI’s reputation and the reputations of its clinical advisors.

The scope and enforcement of all of these laws is uncertain and subject to rapid change, especially in light of the lack of applicable precedent and regulations. There can be no assurance that federal or state regulatory or enforcement authorities will not investigate or challenge CSI’s current or future activities under these laws. Any investigation or challenge could have a material adverse effect on CSI’s business, financial condition and results of operations. Any state or federal regulatory or enforcement review of CSI, regardless of the outcome, would be costly and time consuming. Additionally, CSI cannot predict the impact of any changes in these laws, whether these changes are retroactive or will have effect on a going-forward basis only.

The combined company will incur significant costs as a result of operating as a public company, and the combined company’s management will be required to devote substantial time to compliance initiatives.

As a public company, Replidyne currently incurs significant legal, accounting and other expenses that Replidyne did not incur as a private company. In addition, the Sarbanes-Oxley Act, as well as rules subsequently implemented by the Securities and Exchange Commission and the Nasdaq Global Market, have imposed various requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Replidyne’s management and other personnel devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations have increased Replidyne’s legal and financial compliance costs and made some activities more time consuming and costly. While Replidyne has developed and instituted a corporate compliance program based on what Replidyne believes are the current appropriate best practices and continues to update the program in response to newly implemented or changing regulatory requirements, Replidyne cannot ensure that it is or will be in compliance with all potentially applicable regulations.

The Sarbanes-Oxley Act requires, among other things, that Replidyne maintain effective internal controls for financial reporting and disclosure controls and procedures. In particular, Replidyne must perform system and process evaluation and testing of Replidyne’s internal controls over financial reporting to allow management and, at certain times, Replidyne’s independent registered public accounting firm to report on the effectiveness of Replidyne’s internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Replidyne’s testing, or the subsequent testing by its independent registered public accounting firm, when required, may reveal deficiencies in Replidyne’s internal controls over financial reporting that are deemed to be material weaknesses. Moreover, if Replidyne is not able to comply with the requirements of Section 404 in a timely manner, or if Replidyne or its independent registered public accounting firm identifies deficiencies in Replidyne’s internal controls over financial reporting that are deemed to be material weaknesses, the market price of Replidyne’s stock could decline and Replidyne could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities, which would require additional financial and management resources. The reductions in headcount that Replidyne has recently completed may make it more difficult for Replidyne to maintain its internal controls over financial reporting.

The combined company will be subject to all of the same obligations, but CSI’s current management will be responsible for compliance. These obligations will require significant additional expenditures, place additional demands on the combined company’s management and divert management’s time and attention away from the combined company’s business. These additional obligations will also require the combined company to hire additional personnel. CSI is currently evaluating its internal controls systems in order to allow the combined company to report on, and the combined company’s independent registered public accounting firm to attest to, internal controls, as required by Section 404 of the Sarbanes-Oxley Act. CSI cannot be certain as to the timing of completion of the evaluation, testing and remediation actions or the impact of the same on the operations of the combined company. The combined company’s management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable. If the combined company fails to staff its accounting and finance function adequately or maintain internal controls adequate to meet the demands that will be placed upon it as a public company, including the requirements of the Sarbanes-Oxley Act, the combined company may be unable to report its financial results accurately or in a timely manner and the combined company’s business and stock price may suffer. The costs of being a public company, as well as diversion of management’s time and attention, may have a material adverse effect on the combined company’s business, financial condition and results of operations.

Additionally, these laws and regulations could make it more difficult or more costly for the combined company to obtain certain types of insurance, including director and officer liability insurance, and the combined company may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for the combined company to attract and retain qualified persons to serve on its board of directors, board committees or as executive officers.

Risks Relating to CSI’s Intellectual Property

CSI’s inability to adequately protect its intellectual property could allow its competitors and others to produce products based on CSI’s technology, which could substantially impair CSI’s ability to compete.

CSI’s success and ability to compete depends, in part, upon its ability to maintain the proprietary nature of its technologies. CSI relies on a combination of patents, copyrights and trademarks, as well as trade secrets and nondisclosure agreements, to protect its intellectual property. As of December 31, 2008, CSI had a portfolio of 16 issued U.S. patents and 33 issued or granted non-U.S. patents covering aspects of CSI’s core technology, which expire between 2017 and 2022. However, CSI’s issued patents and related intellectual property may not be adequate to protect CSI or permit it to gain or maintain a competitive advantage. The issuance of a patent is not conclusive as to its scope, validity or enforceability. The scope, validity or enforceability of CSI’s issued patents can be challenged in litigation or proceedings before the U.S. Patent and Trademark Office, or the USPTO. In addition, CSI’s pending patent applications include claims to numerous important aspects of CSI’s products under development that are not currently protected by any of CSI’s issued patents. CSI cannot assure you that any of its pending patent applications will result in the issuance of patents to it. The USPTO may deny or require significant narrowing of claims in CSI’s pending patent applications. Even if any patents are issued as a result of pending patent applications, they may not provide CSI with significant commercial protection or be issued in a form that is advantageous to it. Proceedings before the USPTO could result in adverse decisions as to the priority of CSI’s inventions and the narrowing or invalidation of claims in issued patents. Further, if any patents CSI obtains or licenses are deemed invalid and unenforceable, or have their scope narrowed, it could impact CSI’s ability to commercialize or license its technology.

Changes in either the patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of CSI’s intellectual property. For instance, the U.S. Supreme Court has recently modified some tests used by the USPTO in granting patents during the past 20 years, which may decrease the likelihood that CSI will be able to obtain patents and increase the likelihood of challenge of any patents CSI obtains or licenses. In addition, the USPTO has adopted new rules of practice (the application of which has been enjoined as a result of litigation) that limit the number of claims that may be filed in a patent application and the number of continuation or continuation-in-part applications that may be filed. These new rules may result in patent applicants being unable to secure all of the rights that they would otherwise have been entitled to in the absence of the new rules and, therefore, may negatively affect CSI’s ability to obtain comprehensive patent coverage. The laws of some foreign countries may not protect CSI’s intellectual property rights to the same extent as the laws of the United States, if at all.

To protect CSI’s proprietary rights, CSI may, in the future, need to assert claims of infringement against third parties to protect CSI’s intellectual property. The outcome of litigation to enforce its intellectual property rights in patents, copyrights, trade secrets or trademarks is highly unpredictable, could result in substantial costs and diversion of resources, and could have a material adverse effect on its financial condition, reputation and results of operations regardless of the final outcome of such litigation. In the event of an adverse judgment, a court could hold that some or all of CSI’s asserted intellectual property rights are not infringed, invalid or unenforceable, and could order CSI to pay third-party attorneys’ fees. Despite CSI’s efforts to safeguard its unpatented and unregistered intellectual property rights, CSI may not be successful in doing so or the steps taken by it in this regard may not be adequate to detect or deter misappropriation of CSI’s technology or to prevent an unauthorized third party from copying or otherwise obtaining and using its products, technology or other information that it regards as proprietary. In addition, CSI may not have sufficient resources to litigate, enforce or defend its intellectual property rights. Additionally, third parties may be able to design around CSI’s patents.

CSI also relies on trade secrets, technical know-how and continuing innovation to develop and maintain its competitive position. In this regard, CSI seeks to protect its proprietary information and other intellectual property by requiring its employees, consultants, contractors, outside scientific collaborators and other advisors to execute non-disclosure and assignment of invention agreements on commencement of their employment or engagement. Agreements with CSI’s employees also forbid them from bringing the proprietary rights of third parties to it. CSI also requires confidentiality or material transfer agreements from third parties that receive CSI’s confidential data or materials. However, trade secrets are difficult to protect. CSI cannot provide any assurance that employees and third parties will abide by the confidentiality or assignment terms of these agreements, or that CSI will be effective securing necessary assignments from these third parties. Despite measures taken to protect CSI’s intellectual property, unauthorized parties might copy aspects of CSI’s products or obtain and use information that CSI regards as proprietary. Enforcing a claim that a third party illegally obtained and is using any of CSI’s trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Finally, others may independently discover trade secrets and proprietary information, and this would prevent CSI from asserting any such trade secret rights against these parties.

CSI’s inability to adequately protect its intellectual property could allow its competitors and others to produce products based on CSI’s technology, which could substantially impair CSI’s ability to compete.

Claims of infringement or misappropriation of the intellectual property rights of others could prohibit CSI from commercializing products, require it to obtain licenses from third parties or require it to develop non-infringing alternatives, and subject it to substantial monetary damages and injunctive relief.

The medical technology industry is characterized by extensive litigation and administrative proceedings over patent and other intellectual property rights. The likelihood that patent infringement or misappropriation claims may be brought against CSI increases as it achieves more visibility in the marketplace and introduces products to market. All issued patents are entitled to a presumption of validity under the laws of the United States. Whether a product infringes a patent involves complex legal and factual issues, the determination of which is often uncertain. Therefore, CSI cannot be certain that it has not infringed the intellectual property rights of such third parties or others. CSI’s competitors may assert that CSI’s products are covered by U.S. or foreign patents held by them. CSI is aware of numerous patents issued to third parties that relate to the manufacture and use of medical devices for interventional cardiology. The owners of each of these patents could assert that the manufacture, use or sale of CSI’s products infringes one or more claims of their patents. Because patent applications may take years to issue, there may be applications now pending of which CSI is unaware that may later result in issued patents that CSI infringes. If another party has filed a U.S. patent application on inventions similar to CSI’s, CSI may have to participate in an interference proceeding declared by the USPTO to determine priority of invention in the United States. The costs of these proceedings can be substantial, and it is possible that such efforts would be unsuccessful if unbeknownst to it, the other party had independently arrived at the same or similar invention prior to CSI’s own invention, resulting in a loss of CSI’s U.S. patent position with respect to such inventions. There could also be existing patents of which CSI is unaware that one or more aspects of its technology may inadvertently infringe. In some cases, litigation may be threatened or brought by a patent-holding company or other adverse patent owner who has no relevant product revenues and against whom CSI’s patents may provide little or no deterrence.

Any infringement or misappropriation claim could cause CSI to incur significant costs, place significant strain on CSI’s financial resources, divert management’s attention from CSI’s business and harm its reputation. Some of CSI’s competitors may be able to sustain the costs of complex patent litigation more effectively than CSI can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on CSI’s ability to raise the funds necessary to continue its operations. Although patent and intellectual property disputes in the medical device area have often been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and could include ongoing royalties. If the relevant patents were upheld in litigation as valid and enforceable and CSI were found to infringe, CSI could be prohibited from commercializing any infringing products unless it could obtain licenses to use the technology covered by the patent or are able to design around the patent. CSI may be unable to obtain a license on terms acceptable to it, if at all, and CSI may not be able to redesign any infringing products to avoid infringement. Further, any redesign may not receive FDA clearance or approval or may not receive such clearance or approval in a timely manner. Any such license could impair operating margins on future product revenue. A court could also order CSI to pay compensatory damages for such infringement, and potentially treble damages, plus prejudgment interest and third-party attorneys’ fees. These damages could be substantial and could harm CSI’s reputation, business, financial condition and operating results. A court also could enter orders that temporarily, preliminarily or permanently enjoin CSI and its customers from making, using, selling, offering to sell or importing infringing products, or could enter an order mandating that CSI undertake certain remedial activities. Depending on the nature of the relief ordered by the court, CSI could become liable for additional damages to third parties. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent CSI from manufacturing and selling its products, which would have a significant adverse impact on its business.

Risks Relating to Ownership of Common Stock of the Combined Company

Because there has not been a public market for CSI common stock, the combined company’s stock price is expected to be volatile and you may not be able to resell your shares in the combined company.

The market price of the combined company’s common stock could be subject to significant fluctuations following the merger. Market prices for securities of early-stage pharmaceutical, medical device, biotechnology and other life sciences companies have historically been particularly volatile. Some of the factors that may cause the market price of the combined company’s common stock to fluctuate include:

•	difficulties in integrating Replidyne and CSI following the merger;

•	its ability to develop, obtain regulatory clearances or approvals for and market new and enhanced products on a timely basis;

•	changes in governmental regulations or in the status of its regulatory approvals, clearances or future applications;

•	its announcements or its competitors’ announcements regarding new products, product enhancements, significant contracts, number of hospitals and physicians using CSI’s products, acquisitions or strategic investments;

•	announcements of technological or medical innovations for the treatment of vascular disease;

•	delays or other problems with the manufacturing of the Diamondback 360°;

•	volume and timing of orders for the Diamondback 360° and any future products, if and when commercialized;

•	changes in the availability of third-party reimbursement in the United States and other countries;

•	quarterly variations in the combined company’s or its competitors’ results of operations;

•	changes in earnings estimates or recommendations by securities analysts, if any, who cover the combined company’s common stock;

•	failure to meet estimates or recommendations by securities analysts, if any, who cover the combined company’s stock;

•	changes in healthcare policy;

•	product liability claims or other litigation involving CSI or the combined company;

•	product recalls;

•	accusations that CSI or the combined company has violated a law or regulation;

•	sales of large blocks of the combined company’s common stock, including sales by CSI’s executive officers, directors and significant stockholders;

•	disputes or other developments with respect to intellectual property rights;

•	changes in accounting principles; and

•	general market conditions and other factors, including factors unrelated to the combined company’s operating performance or the operating performance of its competitors.

In addition, if securities class action litigation is initiated against the combined company, it would incur substantial costs and its management’s attention would be diverted from operations. All of these factors could cause the price of the combined company’s stock to decline, and you may lose some or all of your investment.

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of the combined company’s common stock.

In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against such company. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm the combined company’s profitability and reputation.

Replidyne and CSI do not expect the combined company to pay cash dividends, and accordingly, stockholders must rely on stock appreciation for any return on their investment in the combined company.

Replidyne and CSI anticipate that the combined company will retain its earnings, if any, for future growth and therefore do not anticipate that the combined company will pay cash dividends in the future. As a result, appreciation of the price of the combined company’s common stock is the only potential source of return to stockholders. Investors seeking cash dividends should not invest in the combined company’s common stock.

If equity research analysts do not publish research or reports about the combined company’s business or if they issue unfavorable research or downgrade the combined company’s common stock, the price of its common stock could decline.

Investors may look to reports of equity research analysts for additional information regarding the combined company’s industry and operations. Therefore, any trading market for the combined company’s common stock will rely in part on the research and reports that equity research analysts publish about the combined company and its business. The combined company does not control these analysts. Equity research analysts may elect not to provide research coverage of the combined company’s common stock, which may adversely affect the market price of its common stock. If equity research analysts do provide research coverage of the combined company’s common stock, the price of its common stock could decline if one or more of these analysts downgrade the common stock or if they issue other unfavorable commentary about the combined company or its business. If one or more of these analysts ceases coverage of the combined company, it could lose visibility in the market, which in turn could cause its stock price to decline.

The combined company will not be able to utilize Replidyne’s net operating loss carryforwards.

Under Section 382 of the Internal Revenue Code, if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period), the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income may be limited. Further, if the “continuity of business requirement” defined in Section 382 is not met in a change of control transaction, the pre-transaction net operating loss carryforward deductions become substantially reduced or unavailable for use by the surviving corporation in the transaction. An ownership change will occur as a result of the merger and there will not be a continuation of Replidyne’s business following completion of the merger, which will substantially reduce or eliminate the ability of the combined company to utilize Replidyne’s net operating loss carryforwards.

Some provisions of the charter documents of the combined company and Delaware law may have anti-takeover effects that could discourage an acquisition of the combined company by others, even if an acquisition would be beneficial to the combined company’s stockholders.

Provisions in Replidyne’s restated certificate of incorporation and bylaws, which will be the charter documents of the combined company, as well as provisions of Delaware law, could make it more difficult for a third party to acquire the combined company, even if doing so would benefit the combined company’s stockholders. These provisions include:

•	authorizing the issuance of “blank check” preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

•	limiting the removal of directors by the stockholders;

•	prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of stockholders;

•	eliminating the ability of stockholders to call a special meeting of stockholders; and

•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings.

In addition, the combined company will be subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless such transactions are approved by such corporation’s board of directors. This provision could have the effect of delaying or preventing a change of control, whether or not it is desired by or beneficial to the combined company’s stockholders.

Future sales and issuances of the combined company’s common stock or rights to purchase common stock, including pursuant to equity incentive plans, could result in additional dilution of the percentage ownership of the combined company’s stockholders and could cause the stock price to fall.

Sales of a substantial number of shares of the combined company’s common stock in the public market or the perception that these sales might occur, could depress the market price of the combined company’s common stock and could impair its ability to raise capital through the sale of additional equity securities. Replidyne and CSI are unable to predict the effect that sales may have on the prevailing market price of the common stock.

To the extent the combined company raises additional capital by issuing equity securities, including in a debt financing where the combined company issues convertible notes or notes with warrants, the combined company’s stockholders may experience substantial dilution. The combined company may sell common stock in one or more transactions at prices and in a manner it determines from time to time. If the combined company sells common stock in more than one transaction, existing stockholders may be materially diluted. In addition, new investors could gain rights superior to existing stockholders, such as liquidation and other preferences. In connection with the merger, the combined company will assume the equity incentive plans of CSI as well as all outstanding options and warrants to purchase shares of CSI common stock that will become exercisable for shares of the combined company’s common stock. In addition, the number of shares available for future grant under the equity incentive plans that the combined company will be assuming in connection with the merger will be increased. In addition, Replidyne and CSI also have warrants outstanding to purchase shares of capital stock. The combined company’s stockholders will incur dilution upon exercise of any outstanding stock options or warrants.

All of Replidyne’s outstanding shares of common stock are, and any shares that are issued in the merger will be, freely tradable without restrictions or further registration under the Securities Act of 1933, as amended, except for any shares subject to lock-up agreements executed in connection with the merger and any shares held by affiliates, as defined in Rule 144 under the Securities Act. Rule 144 defines an affiliate as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the combined company and would include persons such as the combined company’s directors and executive officers.

FORWARD-LOOKING INFORMATION

This proxy statement/prospectus includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believes,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “predicts,” “project,” “should,” “will” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this proxy statement/prospectus include, without limitation, statements regarding benefits of the proposed merger and future expectations concerning available cash and cash equivalents, the timing of regulatory filings, and other matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed in or implied by this proxy statement/prospectus. Such risk factors include, among others: the ability of Replidyne and CSI to consummate the proposed merger; the ability of the combined company to market and sell the Diamondback 360°; the ability of the combined company to obtain the substantial additional funding required to conduct development and commercialization activities; the ability of the combined company to obtain regulatory approvals; the ability of the combined company to gain listing on the Nasdaq Global Market and comply with Nasdaq listing standards; and the ability of the combined company to obtain, maintain and enforce patent and other intellectual property protection for its technology. These and other risks are described in greater detail in the section entitled “Risk Factors” beginning on page 18 of this proxy statement/prospectus.

Actual results may differ materially from those contained in the forward-looking statements in this proxy statement/prospectus. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus. All forward-looking statements are qualified in their entirety by this cautionary statement.

MARKET AND INDUSTRY DATA

Information and management estimates contained in this proxy statement/prospectus concerning the medical device industry, including general expectations and market position, market opportunity and market share, are based on publicly available information, such as clinical studies, academic research reports and other research reports, as well as information from industry reports provided by third-party sources, such as Millennium Research Group. The management estimates are also derived from CSI’s internal research, using assumptions made by CSI that it believes to be reasonable and CSI’s knowledge of the industry and markets in which CSI operates and expects to compete. Other than Millennium Research Group, none of the sources cited in this proxy statement/prospectus has consented to the inclusion of any data from its reports, nor have Replidyne or CSI sought their consent. CSI’s internal research has not been verified by any independent source, and CSI has not independently verified any third-party information. In addition, while CSI believes the market position, market opportunity and market share information included in this proxy statement/prospectus is generally reliable, such information is inherently imprecise. Such data involves risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors.”

THE SPECIAL MEETING OF REPLIDYNE STOCKHOLDERS

Date, Time and Place

The special meeting of Replidyne stockholders will be held on February 24, 2009 at Cooley Godward Kronish LLP, 380 Interlocken Crescent, Suite 900, Broomfield, Colorado commencing at 9:00 a.m., local time. We are sending this proxy statement/prospectus to you in connection with the solicitation of proxies by the Replidyne board of directors for use at the Replidyne special meeting and any adjournments or postponements of the special meeting. This proxy statement/prospectus is first being furnished to Replidyne stockholders on or about          , 2009.

Purposes of the Replidyne Special Meeting

1. To consider and vote upon a proposal to approve the issuance of Replidyne common stock pursuant to the Agreement and Plan of Merger and Reorganization, dated November 3, 2008, by and among Replidyne, Responder Merger Sub, Inc., and CSI as described in this proxy statement/prospectus.

2. To authorize Replidyne’s board of directors to amend Replidyne’s restated certificate of incorporation in order to effect a reverse stock split of the issued and outstanding shares of Replidyne common stock in a ratio of up to one for 50, if and as determined by Replidyne’s board of directors.

3. To approve an amendment to Replidyne’s restated certificate of incorporation to change the name “Replidyne, Inc.” to “Cardiovascular Systems, Inc.”

4. To approve Replidyne’s assumption of the Cardiovascular Systems, Inc. 2007 Equity Incentive Plan to be used by Replidyne following the consummation of the merger, together with an increase in the number of shares of CSI common stock reserved for issuance under the plan from 3,379,397 to 3,879,397, which following the merger will be converted into shares of Replidyne common stock, subject to further adjustment for the reverse stock split anticipated before closing of the merger.

5. To approve an amendment to the Replidyne, Inc. 2006 Employee Stock Purchase Plan to (i) increase the number of shares reserved under the plan from 305,872 to 1,920,872, subject to further adjustment for the reverse stock split anticipated before the closing of the merger and (ii) amend the “evergreen” provisions of the plan to provide that on July 1st of each year, beginning with July 1, 2009, the share reserve under the plan automatically will be increased by a number of shares equal to the lesser of (A) one percent (1.0%) of the total number of shares of Replidyne common stock outstanding on such date, or (B) 1,800,000 shares (subject to adjustment for the reverse stock split anticipated before the closing of the merger), unless Replidyne’s board of directors designates a smaller number of shares.

6. To consider and vote upon an adjournment of the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Replidyne Proposal No. 1, 2, 3, 4 or 5.

7. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The board of directors of Replidyne has fixed January 21, 2009 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of Replidyne common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, Replidyne had 27,114,677 shares of common stock outstanding and entitled to vote.

Recommendation of the Replidyne Board of Directors

THE REPLIDYNE BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT THE ISSUANCE OF SHARES OF REPLIDYNE COMMON STOCK IN THE MERGER IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, REPLIDYNE AND ITS STOCKHOLDERS AND HAS APPROVED SUCH PROPOSAL. THE REPLIDYNE BOARD OF DIRECTORS RECOMMENDS THAT REPLIDYNE STOCKHOLDERS VOTE “FOR” REPLIDYNE PROPOSAL NO. 1 TO APPROVE THE ISSUANCE OF SHARES OF REPLIDYNE COMMON STOCK IN THE MERGER.

THE REPLIDYNE BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT THE APPROVAL OF THE AMENDMENT TO REPLIDYNE’S RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, REPLIDYNE AND ITS STOCKHOLDERS AND HAS APPROVED SUCH PROPOSAL. THE REPLIDYNE BOARD OF DIRECTORS RECOMMENDS THAT REPLIDYNE STOCKHOLDERS VOTE “FOR” REPLIDYNE PROPOSAL NO. 2 TO APPROVE THE AMENDMENT TO REPLIDYNE’S RESTATED CERTIFICATE OF INCORPORATION FOR THIS PURPOSE.

THE REPLIDYNE BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT THE APPROVAL OF THE AMENDMENT TO REPLIDYNE’S RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A NAME CHANGE FROM “REPLIDYNE, INC.” TO “CARDIOVASCULAR SYSTEMS, INC.” IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, REPLIDYNE AND ITS STOCKHOLDERS AND HAS APPROVED SUCH PROPOSAL. THE REPLIDYNE BOARD OF DIRECTORS RECOMMENDS THAT REPLIDYNE STOCKHOLDERS VOTE “FOR” REPLIDYNE PROPOSAL NO. 3 TO APPROVE THE AMENDMENT TO REPLIDYNE’S RESTATED CERTIFICATE OF INCORPORATION FOR THIS PURPOSE.

THE REPLIDYNE BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT THE APPROVAL OF THE ASSUMPTION OF THE CARDIOVASCULAR SYSTEMS, INC. 2007 EQUITY INCENTIVE PLAN, AS AMENDED TO INCREASE THE NUMBER OF CSI SHARES RESERVED UNDER THE PLAN TO 3,879,397 CSI SHARES, SUBJECT TO CONVERSION UPON THE CONSUMMATION OF THE MERGER AND FURTHER ADJUSTMENT FOR THE REVERSE STOCK SPLIT, IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, REPLIDYNE AND ITS STOCKHOLDERS AND HAS APPROVED SUCH PROPOSAL. THE REPLIDYNE BOARD OF DIRECTORS RECOMMENDS THAT REPLIDYNE STOCKHOLDERS VOTE “FOR” REPLIDYNE PROPOSAL NO. 4 TO APPROVE THE ASSUMPTION OF THE CARDIOVASCULAR SYSTEMS, INC. 2007 EQUITY INCENTIVE PLAN, AS AMENDED.

THE REPLIDYNE BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT THE APPROVAL OF THE AMENDMENT TO THE REPLIDYNE 2006 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED UNDER THE PLAN BY 1,615,000 SHARES TO 1,920,872 SHARES, SUBJECT TO FURTHER ADJUSTMENT FOR THE REVERSE STOCK SPLIT, AND AMEND THE “EVERGREEN” PROVISIONS THEREOF AS DESCRIBED HEREIN IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, REPLIDYNE AND ITS STOCKHOLDERS AND HAS APPROVED SUCH PROPOSAL. THE REPLIDYNE BOARD OF DIRECTORS RECOMMENDS THAT REPLIDYNE STOCKHOLDERS VOTE “FOR” REPLIDYNE PROPOSAL NO. 5 TO APPROVE THE INCREASE IN THE NUMBER OF SHARES RESERVED UNDER THE REPLIDYNE 2006 EMPLOYEE STOCK PURCHASE PLAN.

THE REPLIDYNE BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT ADJOURNING THE SPECIAL MEETING, IF NECESSARY, IF A QUORUM IS PRESENT, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF REPLIDYNE PROPOSAL NO. 1, 2, 3, 4 OR 5 IS ADVISABLE TO, AND IN THE BEST INTERESTS OF REPLIDYNE AND HAS APPROVED SUCH ADJOURNMENT, IF NECESSARY. REPLIDYNE’S BOARD OF DIRECTORS RECOMMENDS THAT REPLIDYNE STOCKHOLDERS VOTE “FOR” REPLIDYNE PROPOSAL NO. 6 TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, IF A QUORUM IS PRESENT, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF REPLIDYNE PROPOSAL NO. 1, 2, 3, 4 OR 5.

Record Date and Voting Power

Only holders of record of Replidyne common stock at the close of business on the record date, January 21, 2009, are entitled to notice of, and to vote at, the Replidyne special meeting. There were approximately 77 holders of record of Replidyne common stock at the close of business on the record date. Because many of such shares are held by brokers and other institutions on behalf of stockholders, Replidyne is unable to estimate the total number of stockholders represented by these record holders. At the close of business on the record date, 27,114,677 shares of

Replidyne common stock were issued and outstanding. Each share of Replidyne common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See “Replidyne Security Ownership by Certain Beneficial Owners and Management” for information regarding persons known to the management of Replidyne to be the beneficial owners of more than 5% of the outstanding shares of Replidyne common stock.

Voting and Revocation of Proxies

The proxy accompanying this proxy statement/prospectus is solicited on behalf of Replidyne’s board of directors for use at the Replidyne special meeting.

If you are a stockholder of record of Replidyne as of the record date referred to above, you may vote in person at the special meeting or vote by proxy over the Internet, by telephone or using the enclosed proxy card. Whether or not you plan to attend the special meeting, Replidyne urges you to vote by proxy to ensure your vote is counted. You may still attend the special meeting and vote in person if you have already voted by proxy.

If your shares are registered directly in your name, you may vote:

•	Over the Internet. Go to the web site of Replidyne’s tabulator, American Stock Transfer & Trust Company, LLC, at http://www.voteproxy.com and follow the instructions you will find there. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions.

•	By Telephone. Call 1-800-776-9437 toll-free from the United States or 1-718-921-8500 from foreign countries and follow the instructions. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions.

•	By Mail. Complete, date and sign the enclosed proxy card and mail it in the enclosed postage-paid envelope to American Stock Transfer & Trust Company, LLC. Your proxy will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by Replidyne’s board of directors.

•	In Person at the Meeting. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares are held in “street name” for your account by a bank broker or other nominee, you may vote:

•	Over the Internet or By Telephone. You will receive instructions from your broker or other nominee if you are permitted to vote over the Internet or by telephone.

•	By Mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.

•	In Person at the Meeting. Contact the bank, broker or other nominee that holds your shares to obtain a broker’s proxy card and bring it with you to the meeting. A broker’s proxy is not the form of proxy enclosed with this proxy statement/prospectus. You will not be able to vote shares you hold in “street name” at the meeting unless you have a proxy from your broker issued in your name giving you the right to vote the shares.

All properly executed proxies that are not revoked will be voted at the special meeting and at any adjournments or postponements of the special meeting in accordance with the instructions contained in the proxy. If a holder of Replidyne common stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted “FOR” each Replidyne Proposal set forth at the special meeting.

Any Replidyne stockholder of record voting by proxy, other than those stockholders who have executed a voting agreement and irrevocable proxy, has the right to revoke the proxy at any time before the polls close at the special meeting by sending a written notice stating that it would like to revoke its proxy to the Secretary of Replidyne, by voting again over the Internet or by telephone, by providing a duly executed proxy card bearing a later date than the proxy being revoked or by attending the special meeting and voting in person. Attendance alone at the special meeting will not revoke a proxy. A beneficial owner of Replidyne common stock that holds shares in “street name” must follow directions received from the bank, broker or other nominee that holds the shares to change its voting instructions.

Quorum and Required Vote

The presence, in person or by proxy, at the special meeting of the holders of a majority of the shares of Replidyne common stock outstanding and entitled to vote at the special meeting is necessary to constitute a quorum at the meeting. If Replidyne stockholders do not vote by proxy or in person at the special meeting, the shares of common stock of such stockholders will not be counted as present for the purpose of determining a quorum. Abstentions and broker non-votes will be counted towards a quorum.

The affirmative vote of the holders of a majority of the shares of Replidyne common stock casting votes in person or by proxy at the Replidyne special meeting is required for approval of Replidyne Proposal Nos. 1, 4, 5 and 6. The affirmative vote of holders of a majority of the issued and outstanding shares of Replidyne common stock having voting power on the record date for the special meeting is required for approval of Replidyne Proposal Nos. 2 and 3.

For Replidyne Proposal Nos. 1, 4, 5 and 6, a failure to submit a proxy card or vote at the special meeting, or an abstention, vote withheld or “broker non-votes” will have no effect on the outcome of such proposals. For Replidyne Proposal Nos. 2 and 3, a failure to vote by proxy or in person at the special meeting, or an abstention, vote withheld or “broker non-vote” for such proposal, will have the same effect as a vote against the approval Replidyne Proposal Nos. 2 and 3.

In order to induce CSI to enter into the merger agreement, several Replidyne stockholders, who together with their respective affiliates, beneficially own approximately 48% of the outstanding common stock of Replidyne, entered into voting agreements and irrevocable proxies in favor of CSI pursuant to which, among other things, each of these stockholders agreed, solely in his capacity as a stockholder, to vote shares representing approximately 32% of the outstanding common stock of Replidyne in favor of the issuance of the shares of Replidyne common stock pursuant to the merger and the other actions contemplated by the merger agreement.

Solicitation of Proxies

In addition to solicitation by mail, the directors, officers, employees and agents of Replidyne may solicit proxies from Replidyne stockholders by telephone, other electronic means or in person. Directors, officers, employees and agents of Replidyne will not receive any additional compensation for their services, but Replidyne will reimburse them for their out-of-pocket expenses. Replidyne also will make arrangements with banks, brokers, nominees, custodians and fiduciaries who are record holders of Replidyne common stock for the forwarding of solicitation materials to the beneficial owners of Replidyne common stock. Replidyne will reimburse these banks, brokers, nominees, custodians and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials and in obtaining voting instructions from these owners.

Replidyne has retained D. F. King & Co., Inc., a proxy solicitation firm, to assist in the solicitation of proxies by mail, telephone or other electronic means or in person for a fee of $15,000, plus an additional fee of $4.50 per incoming and outgoing telephone contact.

Other Matters

As of the date of this proxy statement/prospectus, the Replidyne board of directors does not know of any business to be presented at the Replidyne special meeting other than as set forth in the notice accompanying this proxy statement/prospectus. If any other matters should come before the special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

REPLIDYNE PROPOSAL NO. 1

APPROVAL OF ISSUANCE OF SHARES OF REPLIDYNE COMMON STOCK IN THE MERGER

General Description of the Merger

Replidyne, CSI, and Responder Merger Sub, Inc., a Minnesota corporation and wholly owned subsidiary of Replidyne, have entered into an Agreement and Plan of Merger dated as of November 3, 2008, which is referred to in this proxy statement/prospectus as the merger agreement, that contains the terms and conditions of the proposed business combination of Replidyne and CSI. Pursuant to the merger agreement, on the terms and conditions set forth therein, Responder Merger Sub, Inc. will be merged with and into CSI, with CSI surviving the merger as a wholly owned subsidiary of Replidyne.

Background of the Merger

Historical Background for CSI

CSI has periodically considered opportunities for strategic transactions and has from time to time engaged in preliminary discussions and negotiations with other companies regarding these types of transactions.

In the fall of 2007, at the direction of CSI’s board of directors, the management team of CSI began meeting with representatives of Morgan Stanley & Co. Incorporated, Citigroup Global Markets, Inc. and William Blair & Company, L.L.C., as lead underwriters, to prepare for an initial public offering of CSI common stock. Following an organizational meeting on October 29, 2007, representatives of CSI, the underwriters and their respective legal counsel began the process of conducting due diligence reviews of CSI’s affairs and drafting a registration statement to be filed with the Securities and Exchange Commission, or SEC. CSI filed the registration statement with the SEC on January 22, 2008. CSI filed amendments to the registration statement in response to SEC comments on March 20, 2008, April 18, 2008, May 9, 2008 and May 23, 2008, resolving substantially all of the SEC’s comments. Due to a deterioration in U.S. economic conditions during the spring of 2008, CSI and its underwriters elected not to begin a road show for the proposed initial public offering in May or June 2008 and decided to monitor market conditions with the hope that markets might be receptive to CSI’s initial public offering after Labor Day.

At the July 22, 2008 meeting of CSI’s board of directors, the board discussed its financing plans in the event the initial public offering was further delayed and approved a $13.5 million debt financing facility with Silicon Valley Bank.

On August 15, 2008, CSI filed another amendment to its registration statement to update the financial information to include results for the fiscal year ended June 30, 2008.

Historical Background for Replidyne

In February 2006, Replidyne entered into a collaboration and commercialization agreement with Forest Laboratories to be its exclusive partner for the development and marketing of faropenem medoxomil, or faropenem, in the United States.

In October 2006, the U.S. Food and Drug Administration, or FDA, issued a non-approval letter with respect to Replidyne’s new drug application for faropenem. In its letter, the FDA did not raise any safety concerns for faropenem, but indicated that for respiratory indications of acute bacterial sinusitis and acute exacerbations of chronic bronchitis, superiority studies may be required, and for community-acquired pneumonia further microbiologic evaluation may be needed. Historically, the FDA had not required superiority design studies for the approval of antibiotics and all of Replidyne’s trials were conducted using a non-inferiority design, which required these trials to demonstrate that a product candidate is not significantly less effective than an approved treatment. Faropenem was Replidyne’s lead product candidate and the most advanced of its four pipeline programs.

On February 6, 2007, Replidyne announced that Forest Laboratories intended to terminate its collaboration and commercialization agreement with Replidyne at the end of the 90-day termination period set forth in the agreement.

On May 9, 2007, Replidyne engaged Morgan Stanley to act as its exclusive financial advisor in connection with a possible partnership between Replidyne and one or more parties for licensing of faropenem or a merger or sale of or business combination involving Replidyne. Over the next several months, Morgan Stanley and Replidyne contacted 31 potential collaboration partners.

In July and August 2007, management presented to the interested parties an overview of faropenem and two pharmaceutical companies pursued follow-up commercial and technical diligence. On August 31, 2007, Replidyne received a non-binding term sheet from one interested party. By November 2007, the parties terminated discussions with Replidyne, citing development and regulatory risks as the major factors. One of these parties subsequently restarted discussions with Replidyne, but those discussions were again terminated in January 2008.

On December 6, 2007, the Replidyne board of directors met to discuss management’s recommended restructuring plan. On December 10, 2007, Replidyne announced an operational restructuring to properly allocate resources. Headcount was reduced by approximately 35%, primarily in the administrative, clinical, regulatory, and commercial functions. Replidyne continued to advance its preclinical programs, including REP3123, its investigational antibacterial for the treatment of C. difficile-infections, and its DNA replication inhibition program. Replidyne suspended the development of topical antibiotic REP8839 after concluding that the additional investment required to optimize the formulation was too large relative to the niche market opportunity. Replidyne continued its placebo-controlled Phase III trial for faropenem in acute exacerbation of chronic bronchitis. Replidyne did not initiate enrollment in clinical trials for faropenem in acute bacterial sinusitis and community-acquired pneumonia, hoping to identify a partner to assist in financing and conducting the trials.

In January 2008, management made a presentation to another party that expressed interest in entering into a partnership to commercialize the faropenem program.

In January 2008, management assembled a list of potential companies on which Replidyne could focus its efforts in its strategic alternatives process. A special committee of the Replidyne board of directors reviewed this list and recommended that Replidyne expand its focus beyond companies that were focused on anti-infective products. Following this review by Replidyne management and this committee, Replidyne initiated a strategic alternatives process with a total of 72 biotechnology and pharmaceutical companies screened by Morgan Stanley and Replidyne over the next several months.

Discussions and due diligence regarding a potential partnership to commercialize faropenem continued into February 2008.

On March 6, 2008, the Replidyne board of directors met to discuss the faropenem commercialization process as well as the strategic alternatives process. Background materials on a potential partner for faropenem were presented and the timing and process for decision-making were discussed. The board reviewed the potential strategic alternatives and discussed decision criteria for potential merger partners, including correlation or diversification of technology and regulatory risk, cash burn rate and stage of development. The board also discussed the general state of the initial public offering environment and implications for potential counterparties and precedent transactions, as well as potential target companies, their motivation to pursue a transaction and the due diligence process.

In March 2008, a potential partner for faropenem completed its own restructuring, which caused delays in its ability to continue discussions.

From March through June 2008, Replidyne management continued its regular meetings to review and evaluate, with the assistance of representatives of Morgan Stanley, candidates for a strategic transaction. If a company met Replidyne’s criteria and metrics, one or more members of Replidyne’s management would meet directly with a potential strategic partner’s management team.

On April 17, 2008, the Replidyne board of directors met to discuss the strategic alternatives process, faropenem program updates and the potential sale of the REP3123 and DNA replication inhibitor programs. The board of directors directed management to identify potential strategic buyers who might be interested in purchasing these assets and venture funds that might be interested in financing a spin-out of these assets.

On April 23, 2008, Replidyne discontinued enrollment in a placebo-controlled Phase III clinical trial testing faropenem in patients with acute exacerbation of chronic bronchitis. Replidyne took this action to conserve its cash assets and support initiatives that included pursuing strategic transactions and maintaining its research programs. Following delays in discussions with potential partners, the final discussions in the faropenem process occurred in April 2008.

In May 2008, process letters were sent to 10 potential merger partners, requesting term sheets for a merger transaction.

In early June 2008, five term sheets were received for a potential merger transaction. On June 5, 2008, the Replidyne board of directors met with representatives of Morgan Stanley present to discuss the companies that had submitted a response, including terms submitted and a valuation analysis. The board discussed with representatives of Morgan Stanley present the stage of development of the lead compounds for each potential merger partner, market potential, the probability of success, management teams, downside risk and potential upsides for each potential transaction. The board of directors also discussed with representatives of Morgan Stanley present the advantages and disadvantages to expanding the process to include other potential merger partners, including technology areas other than biotechnology.

Replidyne received another term sheet from a potential merger partner in June 2008. Under the direction of Replidyne’s board of directors, management conducted discussions with two parties. Management continued to conduct due diligence and engaged experts to assist in evaluating the potential candidates.

On June 20, 2008, one potential merger party, referred to as Party A, agreed to the financial terms proposed by Replidyne. Replidyne entered into merger agreement negotiations with that party.

On June 23, 2008, Replidyne terminated its license agreement with Asubio Pharma Co., Ltd. for faropenem and terminated its supply agreement with Asubio Pharma Co., Ltd. and Nippon Soda Co. Ltd. for production of faropenem.

On July 17, 2008, the Replidyne board of directors met with representatives of Morgan Stanley present to review the status of discussions with two potential merger partners including recent FDA activity with respect to one of the companies, as well as status and expected timeline of the partnership discussions. Management updated the board that legal diligence and review of the initial draft of merger agreement was underway.

Replidyne’s discussion with Party A ended after continued diligence and merger agreement negotiation when a major milestone was not achieved by Party A.

In August 2008, discussions with the other potential merger party, referred to as Party B, continued. Replidyne continued to negotiate financial terms and merger agreement provisions with Party B.

In August 2008, the Replidyne board of directors directed management to review companies in the medical technology industry. A total of 61 medical technology companies were screened by Morgan Stanley and Replidyne over the subsequent months.

On August 8, 2008, the Replidyne board of directors met to discuss strategic alternatives. Representatives of Morgan Stanley presented several medical technology companies. Under direction of the board of directors, Replidyne’s management and representatives of Morgan Stanley proceeded to contact several medical technology potential merger partners.

Over the next several weeks, Replidyne management, with the assistance of representatives of Morgan Stanley, proceeded to contact candidates for a strategic transaction. In August 2008, process letters were sent to five potential merger partners (excluding CSI), requesting term sheets for a merger transaction.

In August and September 2008, Replidyne received proposals from five interested parties, including Party B. Replidyne continued to conduct due diligence on the potential merger partners and made the parties aware that Replidyne would respond to the proposals after the Replidyne board of directors was able to review the bids.

Background of Transaction Between Replidyne and CSI

On August 22, 2008, representatives of Morgan Stanley contacted CSI to introduce the idea of a merger with Replidyne and inquired whether CSI would consider the opportunity to present to the management of Replidyne.

On August 27, 2008, Replidyne announced a restructuring of its operations that would reduce its current employee headcount by approximately 80% to six employees during September 2008 and October 2008. Replidyne suspended further development activities of REP3123 and novel anti-infective compounds based on its DNA replication inhibition technology.

On August 29, 2008, CSI management presented to the management of Replidyne an overview of CSI and both parties discussed the potential for a merger transaction. David Martin, CSI’s president and chief executive officer, described CSI’s business, including the growth in revenues achieved since the introduction of its product.

On September 2, 2008, Replidyne and CSI signed a confidentiality agreement and began exchanging confidential information about each other’s business.

During August and September 2008, Replidyne continued parallel discussions with CSI and five other companies identified by Replidyne management and the board of directors for final stage evaluation regarding a potential business combination. Replidyne management engaged experts and conducted on-site visits and numerous teleconference calls with the interested parties.

On September 8, 2008, CSI filed an additional amendment to its registration statement to address additional comments from the SEC.

On September 10, 2008, Replidyne management met with CSI to discuss CSI and a potential merger between the two companies. Also on September 10, 2008, the pricing committee of CSI’s board of directors met by telephone conference call with representatives of CSI’s underwriters to discuss prospects for launching CSI’s initial public offering. Representatives of the underwriters reported that they could not recommend proceeding with the initial public offering at that time, but suggested that an offering remained possible in the coming weeks if market conditions improved.

On September 11, 2008, the Replidyne board of directors met with representatives of Morgan Stanley present to discuss the status of the strategic alternatives process and to review the bids received. The board also discussed with representatives of Morgan Stanley present Party B and the possibility of continuing discussions with this party. The board also discussed with representatives of Morgan Stanley present the timeline that would be associated with effecting a cash distribution. The board decided to proceed with four parties, including Party B and CSI.

On September 17, 2008, Replidyne sent three parties counterproposals to the term sheets that these parties had presented to Replidyne.

On September 18, 2008, Replidyne sent CSI a written proposal and a draft merger agreement for a transaction between the two companies whereby CSI stockholders would achieve fully diluted ownership of 83% of the combined company, based on Replidyne net assets of $40 million at closing.

On September 19, 2008, CSI’s pricing committee met by telephone conference call with representatives of CSI’s underwriters. The representatives of CSI’s underwriters reported that markets had deteriorated further since the preceding week, with continuing uncertainty and volatility. The representatives of the underwriters recommended waiting for several weeks to see how market conditions would develop. Mr. Martin reported to the pricing committee that he had received the preceding evening the proposal from Replidyne together with the draft merger agreement. The pricing committee encouraged Mr. Martin to continue discussions with Replidyne in view of the uncertainty regarding the initial public offering.

In late September 2008, one interested party, referred to as Party C, agreed to the terms proposed by Replidyne and Replidyne sent the party a proposed merger agreement. Two parties, including Party B, decided not to proceed with Replidyne based on Replidyne’s requests, but remained open to continued dialogue. Replidyne management continued to conduct due diligence and discuss merger agreement terms with Party C.

On or about September 23, 2008, Replidyne began providing CSI and its legal counsel, Fredrikson & Byron, P.A., with access to a secure website containing due diligence documents relating to Replidyne.

On September 24, 2008, Replidyne sent CSI a letter inviting CSI to respond to the non-binding proposal Replidyne sent on September 18, 2008 by September 26, 2008.

On September 26, 2008, the CSI pricing committee met again by telephone conference call with representatives of CSI’s underwriters to discuss the market conditions for the proposed initial public offering. Representatives of the underwriters reported that conditions had only worsened since the last meeting of the pricing committee, including significant declines in the Dow Jones and Nasdaq indexes and the highest levels of volatility seen since 2003. They explained that prospects for an initial public offering during the rest of the year were uncertain. CSI’s board of directors also met by telephone conference call on September 26, 2008 to discuss the proposal from Replidyne and CSI’s response. CSI’s board authorized a counterproposal to Replidyne whereby CSI would issue 15% of its common stock to Replidyne in exchange for $40 million and Replidyne would thereafter dissolve and distribute the common stock to its stockholders. This proposal was communicated to Replidyne by a letter dated September 26, 2008.

On September 27, 2008, the Replidyne board of directors met with representatives of Morgan Stanley present to discuss in greater detail Party C and CSI. The board also discussed with representatives of Morgan Stanley present the status of the negotiations, financial and other diligence review and discussions with Party C. Under the direction of the board, Replidyne management responded to CSI’s September 26, 2008 letter restating the September 18, 2008 financial terms and merger structure.

On September 30, 2008, CSI responded to Replidyne’s letter agreeing with the reverse merger structure proposed by Replidyne and proposing a transaction whereby CSI stockholders would achieve fully diluted ownership of 84% of the combined company, based on Replidyne net assets of $40 million at closing.

In response to the Replidyne proposal’s requirement that all CSI preferred stock convert to common stock prior to the merger, which may not otherwise have occurred automatically as a result of the merger, representatives of CSI’s preferred stockholders proposed that CSI issue to the preferred stockholders five-year warrants to purchase 3,500,000 shares of CSI common stock, exercisable at a price of $5.71 per share, as consideration for the conversion of the preferred stock and the loss of various rights and preferences resulting from the conversion. Upon the advice of Fredrikson & Byron, CSI’s board formed a special committee consisting of those directors not holding any preferred stock of CSI to consider this proposal. The special committee was formed by written action of CSI’s board of directors as of October 2, 2008.

On or about October 2, 2008, CSI began providing Replidyne and its legal counsel, Cooley Godward Kronish LLP, with access to a secure website containing due diligence documents relating to CSI.

Beginning on October 3, 2008, Replidyne and CSI management, their respective counsel and representatives of Morgan Stanley met several times via teleconference to discuss due diligence items and the terms of the merger agreement.

On October 3, 2008, the Replidyne board of directors met with representatives of Morgan Stanley present to discuss the two potential merger partners (Party C and CSI). Replidyne’s management reviewed diligence efforts with the board and the status of valuation discussions. Replidyne’s management discussed with the board the perceived risks and certainty of closing with respect to the two candidates. Following the board of directors meeting, Replidyne responded to CSI’s letter proposing a transaction whereby CSI stockholders would achieve fully diluted ownership of 83% of the combined company, based on Replidyne net assets of $40 million at closing.

On October 6, 2008, the CSI special committee met to discuss the proposal from CSI’s preferred stockholders and authorize the issuance of the warrants as proposed in connection with a proposed transaction with Replidyne.

Later on October 6, 2008, CSI’s board of directors met and authorized management of CSI to continue negotiating a merger transaction with Replidyne on terms that would result in Replidyne stockholders owning 17% of the post-merger company, assuming Replidyne’s net assets were $40 million prior to the merger. Based upon the recommendation of the special committee, the board of directors also authorized the issuance of the warrants as consideration for the conversion of the preferred stock in connection with the closing of the merger, should the merger proceed and be consummated. Replidyne decided to proceed with CSI and alerted Party C.

On October 7, 2008, Replidyne and CSI entered into a mutual exclusivity agreement. Over the next several weeks, Replidyne and CSI conducted due diligence on each other.

On October 8, 2008, at the direction of CSI, Fredrikson & Byron distributed comments to the draft merger agreement to Cooley. The parties exchanged several drafts of the merger agreement, the attachments thereto, including the disclosure schedules, and other ancillary documents until the execution of the merger agreement.

In connection with the ongoing negotiation of the merger agreement and related documents and agreements, including discussions relating to voting agreements, Fredrikson & Byron advised CSI’s board of directors to form a committee pursuant to Section 302A.673 of the Minnesota Business Corporation Act, which prohibits certain business combinations involving a Minnesota corporation unless a properly-formed committee provides certain approvals before the business combination. In response to this recommendation, CSI’s board of directors formed another special committee consisting of all non-management directors for this purpose by written action dated October 14, 2008.

On October 16, 2008, the Replidyne board of directors met with representatives of Morgan Stanley present to discuss the status of the due diligence and merger agreement discussion with CSI, and received an update on recent developments in the market from representatives of Morgan Stanley.

At a regularly scheduled board meeting on October 21, 2008, CSI’s special committee and board of directors discussed with Fredrikson & Byron the terms of the merger agreement with Replidyne as negotiated to that date and the unresolved issues remaining in the negotiations. Among other things, the special committee and board discussed in-depth the mechanism for adjustment of the number of shares to be issued to the parties based on the net assets of Replidyne available on the date of closing, the termination provisions and termination fees provided in the merger agreement and the governance of the post-merger company, including Replidyne’s request that two Replidyne directors be added to the combined company board.

On October 22, 2008, Replidyne management and a board member conducted on-site diligence at CSI’s offices.

On October 24, 2008, the Replidyne board of directors met with representatives of Morgan Stanley present to discuss the results of the continued diligence review, the status of the merger agreement and the proposed timing for the transaction. The board also received an update on recent developments in the market from representatives of Morgan Stanley. The board also approved management’s recommendation that the exclusivity period be extended. The board reviewed with representatives of Morgan Stanley present certain key provisions of the merger agreement, including among other things, matters related to voting agreements, lock-ups, termination fees and termination rights.

On October 24, 2008, CSI management began consulting with representatives of Citi on the financial aspects of the merger.

On October 25, 2008, the Replidyne board of directors received a letter from a potential merger partner with which Replidyne had previously discussed a merger proposing new financial terms.

On October 27, 2008, Replidyne sent CSI a letter outlining certain merger agreement provisions including lock-up agreements, voting agreements, termination fees, interim financing by CSI and board of directors nominations. Replidyne also suggested that Replidyne pro forma ownership be adjusted based on Replidyne net assets above or below a collar, rather than an adjustment for any change in net assets.

On the morning of October 28, 2008, CSI’s special committee and board of directors met by telephone conference call to discuss with Fredrikson & Byron the current status of the proposed merger agreement with Replidyne and the open issues remaining to be resolved.

On October 28, 2008, CSI filed a Form 10 with the SEC to register its common stock under Section 12(g) of the Securities Exchange Act of 1934, due to CSI exceeding 500 record holders of its common stock as of June 30, 2008.

On October 29, 2008, the Replidyne board of directors met with representatives of Morgan Stanley present to discuss the recent updates on the merger agreement provisions and continued to discuss certain provisions of the merger agreement after the meeting. Representatives of Morgan Stanley also provided an update on recent developments in the markets.

On October 31, 2008, the special committee and board of directors of CSI held a meeting by telephone conference call to discuss the proposed merger with Replidyne. Prior to the meeting, the CSI special committee and board received copies of the merger agreement and related documents. CSI management, together with Fredrikson & Byron, summarized the status of the open and resolved issues in the merger agreement and answered questions posed by members of the special committee and board. Following the discussion, CSI’s special committee and board each unanimously approved the proposed merger with Replidyne and the merger agreement, the voting agreements and all other agreements related to the merger in substantially the form presented to the CSI board, with such changes as CSI management deemed necessary or advisable.

On November 3, 2008, the Replidyne board of directors met with representatives of Morgan Stanley present and reviewed the proposed transaction with CSI. Replidyne’s legal counsel described the terms of the merger agreement. At the meeting, Morgan Stanley rendered its oral opinion to the board of directors, subsequently confirmed in writing, that, as of the date of and based upon and subject to the various assumptions, qualifications and limitations set forth in the opinion, the conversion factor pursuant to the merger agreement was fair from a financial point of view to Replidyne. After discussion, the board of directors of Replidyne approved the merger agreement and the transaction with CSI, subject to certain revisions to the merger agreement specified by the board.

Later on November 3, 2008, Replidyne and CSI executed the merger agreement, certain Replidyne directors, officers and stockholders executed voting agreements with CSI, certain CSI directors, officers and stockholders executed voting agreements with Replidyne, and certain Replidyne and CSI security holders executed lock-up agreements for the benefit of Replidyne and CSI.

On the morning of Tuesday, November 4, 2008, the parties issued a joint press release announcing the execution of the merger agreement. In addition, on November 4, 2008 at 8:30 a.m. Eastern Time, Replidyne and CSI held a joint conference call to discuss the planned merger and a business overview. That same morning, CSI withdrew the registration statement for its initial public offering.

Reasons for the Merger

Replidyne Reasons for the Merger

In evaluating the merger, Replidyne’s board of directors consulted with senior management and Replidyne’s legal and financial advisors. In the course of reaching its determination to approve the merger agreement and the transactions contemplated by the merger agreement, Replidyne’s board of directors considered a number of factors, including the following:

•	The Replidyne board believed that a merger with CSI was the most attractive transaction among the strategic alternatives Replidyne had reviewed. Replidyne’s board of directors had considered numerous other potential transactions, had reviewed more than 130 candidate companies from within the biotechnology, pharmaceutical and medical technology sectors and had considered the liquidation of the company and the restructuring of its commercial and administrative operations to continue development of REP3123, its product candidate for the treatment of CDI, and its novel DNA replication inhibition program, together referred to as Replidyne’s research pipeline programs.

•	Replidyne noted that CSI’s Diamondback 360° Orbital Atherectomy System had received FDA clearance and has features that differentiate it in the market from other FDA approved or cleared minimally invasive atherectomy devices, including those features described under the caption “Information Regarding CSI’s Business — CSI’s Solution.” CSI’s revenues in the four fiscal quarters since the launch of the product and the high reorder rate among its initial customers demonstrate CSI’s ability to retain its customer base.

•	Replidyne believes that CSI’s other cash resources, together with Replidyne’s projected available cash at closing, will be sufficient to fund CSI’s currently projected operating requirements for the foreseeable future, assuming that delays in CSI’s business plan or other unforseen events do not substantially reduce the amount of cash available from operations.

•	Replidyne believes that use of the Diamondback 360° for Peripheral Arterial Disease, or PAD, represents a significant untapped market opportunity.

•	CSI plans to launch additional products to treat lesions in larger vessels, including superficial femoral arteries of up to 7mm in diameter, and to seek pre-market approval from the FDA to use the Diamondback 360° to treat patients with coronary artery disease. Replidyne’s board believes that these market opportunities represent potential future growth opportunities for investors.

•	CSI’s management team has a background in developing and marketing PAD devices and has demonstrated the ability to successfully execute its growth strategy.

•	The Centers for Medicare and Medicaid Services has established reimbursement codes describing atherectomy products and procedures using atherectomy products, and many private insurers follow these policies. CSI believes that physicians and hospitals that treat PAD with the Diamondback 360° will generally be eligible to receive adequate reimbursement from Medicare and private insurers for the cost of the single-use catheter and the physician’s services.

•	CSI’s atherectomy device may be complementary to products that are currently sold by larger medical device companies such as stents, drug coated stents and angioplasty balloons. Replidyne’s board of directors believes that CSI may be an attractive candidate for an acquisition by a larger medical device company, which could provide an opportunity for returns to Replidyne stockholders, particularly if future revenue growth is achieved by CSI.

•	CSI had already filed a registration statement on Form S-1 with the SEC and had substantially completed the SEC’s review process in connection with its proposed initial public offering. CSI has also subsequently filed a registration statement on Form 10 with the SEC. This allowed the transaction timetable to be accelerated.

In addition to the specific factors concerning CSI outlined above, the Replidyne board of directors considered the following factors in reaching its conclusion to approve the merger and to recommend that the Replidyne stockholders approve the issuance of shares of Replidyne common stock in the merger, all of which it reviewed as supporting its decision to approve the business combination with CSI.

•	Replidyne’s net cash position and its public listing enabled Replidyne to provide access to capital that otherwise may not have been available to CSI or that would be available to CSI only at less favorable valuation levels, which allowed Replidyne to obtain favorable terms.

•	Due to the recent volatility of the public markets, companies such as CSI were unable to complete an initial public offering. These conditions made a merger more attractive to CSI and allowed Replidyne to obtain favorable terms.

•	Faropenem did not receive approval from the FDA for its new drug application. This resulted in loss of current value for Replidyne stockholders and diminished the prospects for the creation of future value for Replidyne stockholders through the operation of its ongoing business.

•	Replidyne’s research pipeline programs were determined to be too early in their stage of development to sustain the operations of a public company on a stand-alone basis, and Replidyne expected to incur significant losses and require substantial additional capital to complete these development programs, and seek regulatory approval, none of which could be assured.

•	The liquidation of Replidyne likely would not have produced the maximum potential value for Replidyne stockholders. The process of completing a liquidation of Replidyne under applicable law may also have resulted in delays in returning funds to Replidyne stockholders.

•	The Replidyne board of directors considered the financial analyses of Morgan Stanley, including its written opinion to the board of directors dated November 3, 2008 that, as of that date, and based upon and subject to the various assumptions, qualifications and limitations set forth in the opinion, the conversion factor pursuant to the merger agreement was fair from a financial point of view to Replidyne, as more fully described below under the caption “Opinion of Replidyne’s Financial Advisor.”

•	Replidyne stockholders holding approximately 48% of Replidyne’s outstanding common stock have entered into voting agreements whereby they have agreed to vote approximately 32% of the outstanding shares of Replidyne in favor of the issuance of the shares of Replidyne common stock pursuant to the merger and the other transactions contemplated by the merger agreement. Certain CSI stockholders have entered into voting agreements whereby they have agreed to vote approximately 20% of the outstanding shares of CSI in favor of the merger and the other transactions contemplated by the merger agreement.

•	The Replidyne board of directors believes that the merger has a high likelihood of being consummated on a timely basis, including the likelihood that the merger will receive all necessary approvals.

The Replidyne board of directors also considered the terms and conditions of the merger agreement, including the following factors:

•	financial terms negotiated under the merger agreement;

•	the expectation that the merger will be treated as a reorganization for U.S. federal income tax purposes, with the result that in the merger, the Replidyne stockholders will generally not recognize taxable gain or loss for U.S. federal income tax purposes;

•	the limited number and nature of the conditions to CSI’s obligation to consummate the merger and the limited risk of non-satisfaction of such conditions;

•	Replidyne’s right under the merger agreement to consider certain unsolicited acquisition proposals under certain circumstances should Replidyne receive a superior proposal;

•	the conclusion of the Replidyne board of directors that the potential termination fee of $1.5 million plus certain transaction related expenses, which would become payable upon the termination of the merger agreement in certain circumstances, was reasonable;

•	the constraint on CSI’s ability to secure debt or equity financing or to issue debt or equity securities prior to closing without the consent of Replidyne;

•	the provisions limiting the ability of CSI to solicit, initiate or knowingly encourage any other acquisition proposal; and

•	the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances.

In the course of its deliberations, the Replidyne board of directors also considered a variety of risks and other countervailing factors related to entering into the merger agreement, including:

•	the potential effect of the termination fee that would be payable to CSI upon the termination of the merger agreement in certain circumstances in deterring other potential acquirers from proposing an alternative transaction that may be more advantageous to Replidyne stockholders;

•	the substantial expenses to be incurred in connection with the merger;

•	the possible volatility, at least in the short term, of the trading price of the Replidyne common stock resulting from the announcement of the merger;

•	the risk that the merger might not be consummated in a timely manner or at all and the potential adverse effect of the public announcement of the merger or of the delay or failure to complete the merger with CSI on the reputation of Replidyne;

•	the risk to the liquidation value of Replidyne in the event that the merger is not consummated; and

•	various other risks associated with the combined company and the merger, including those described in the section entitled “Risk Factors” in this proxy statement/prospectus.

The foregoing information and factors considered by the Replidyne board of directors are not intended to be exhaustive but are believed to include all of the material factors considered by the Replidyne board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Replidyne board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Replidyne board of directors may have given different weight to different factors. The Replidyne board of directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, the Replidyne management and the Replidyne legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

CSI Reasons for the Merger

In the course of their deliberations, CSI’s special committee and board of directors reviewed CSI’s historical, present and projected financials, CSI’s historical and long-term strategic objectives, the opportunities that CSI is pursuing and the risks associated therewith, and general economic and market conditions.

In evaluating the merger, CSI’s special committee and board of directors consulted with CSI’s management and legal and financial advisors, and in the course of reaching their determinations to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement, CSI’s special committee and board of directors considered various factors supporting those determinations, including, without limitation, the following:

•	CSI believes that Replidyne’s projected available cash at closing, together with CSI’s other cash resources, will be sufficient to fund CSI’s currently projected operating requirements for the foreseeable future;

•	the expectation that the merger would be a more time- and cost-effective means to access capital than other options considered, including an initial public offering or an additional round of private equity financing, given the state of the markets for initial public offerings and private equity financings and the anticipated delays and complications associated therewith;

•	the familiarity of the special committee and board of directors with the business, operations, financial condition and prospects of CSI and general industry, economic and market conditions, including the inherent risks and uncertainties in CSI’s business, in each case on a historical, current and prospective basis;

•	the view that the range of options available to the combined company to access private and public equity markets should additional capital be needed in the future will likely be greater following the merger than if CSI did not complete the merger;

•	the judgment of the special committee and board of directors that the merger is the best available alternative to CSI and its stockholders;

•	the terms and conditions of the merger agreement, including, without limitation, the following:

•	the determination that the expected relative percentage ownership of Replidyne securityholders and CSI securityholders in the combined company is appropriate and reasonable based on the approximate valuations of each company in the judgment of the CSI special committee and board of directors;

•	that the terms of the merger agreement are reasonable, including the parties’ representations, warranties and covenants and the conditions to the parties’ respective obligations;

•	the expectation that the merger will be treated as a reorganization for U.S. federal income tax purposes, with the result that in the merger CSI stockholders will generally not recognize taxable gain or loss for U.S. federal income tax purposes;

•	the rights of CSI under the merger agreement to consider certain unsolicited acquisition proposals under certain circumstances should CSI receive a superior proposal;

•	the fact that the merger agreement must be submitted to CSI stockholders for approval, which allows for an informed vote of the stockholders on the merits of the transaction, and the fact that dissenters’ rights would be available to CSI stockholders who do not vote in favor of the merger under the Minnesota Business Corporation Act;

•	the fact that all of the officers and eight of the directors of CSI will serve as the management of Replidyne following the closing; and

•	the conclusion of the special committee and board of directors of CSI that the potential termination fee of up to $1.5 million, plus the reimbursement of certain transaction expenses incurred by CSI in connection with the merger, payable by Replidyne to CSI and the circumstances under which such fee may be payable, were reasonable;

•	the fact that shares of Replidyne common stock to be issued to CSI stockholders will be registered on a Form S-4 registration statement by Replidyne and will become freely tradable for CSI stockholders who are not affiliates of CSI and who are not parties to lock-up agreements; and

•	the likelihood that the merger will be consummated on a timely basis.

In the course of its deliberations, the CSI special committee and board of directors also considered a variety of risks and other countervailing factors related to entering into the merger agreement, including, without limitation, the following:

•	the possibility that the merger might not be completed and the potential adverse effect of the public announcement of the merger or of the delay or failure to complete the merger on the reputation of CSI and the ability of CSI to obtain financing in the future in the event the merger is not completed;

•	the termination fee of up to $1.5 million, plus the reimbursement of certain transaction expenses incurred by Replidyne in connection with the merger, payable by CSI to Replidyne upon the occurrence of certain events, and the potential effect of such termination fee on CSI’s ability to carry out its operating plan and in deterring other potential acquirers from proposing an alternative transaction that may be more advantageous to CSI stockholders;

•	the risk of diverting management’s attention from other strategic priorities to implement the merger and integrate each company’s operations and infrastructure following the merger;

•	the risk that the merger might not be consummated in a timely manner or at all;

•	the customary restrictions on the conduct of CSI’s business prior to the completion of the merger, requiring CSI to conduct its business in all material respects only in the ordinary course, subject to specified limitations, which may delay or prevent CSI from undertaking business opportunities that may arise pending completion of the merger;

•	the requirement that CSI terminate its efforts to conduct an initial public offering and cease any other material financing activities and the resulting dependence of CSI on completing the merger to provide the financing to execute its business plan;

•	the expenses to be incurred in connection with, and liabilities of Replidyne to be assumed following, the merger and related administrative challenges associated with combining the companies; and

•	various other risks associated with the combined company and the merger, including the risks described in the section entitled “Risk Factors” in this proxy statement/prospectus.

The foregoing information and factors considered by the CSI special committee and board of directors are not intended to be exhaustive but set forth the principal factors considered by the CSI special committee and board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the CSI special committee and board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the CSI special committee and board of directors may have given different weight to different factors. The CSI special committee and board of directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, CSI management and legal advisors, and considered the factors overall to be favorable to, and to support, their determinations.

Opinion of Replidyne’s Financial Advisor

On May 9, 2007, Replidyne retained Morgan Stanley & Co. Incorporated, or Morgan Stanley, to act as its exclusive financial advisor and provide a financial opinion letter in connection with a possible merger or sale of or business combination involving Replidyne or a partnership between Replidyne and one or more parties for licensing of one or more products of Replidyne’s lead product candidate, faropenem. Replidyne’s board of directors selected Morgan Stanley to act as its exclusive financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its familiarity with Replidyne. At a meeting of Replidyne’s board of directors held on November 3, 2008, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that, as of that date of and based upon and subject to the various assumptions, qualifications and limitations set forth in the opinion, the conversion factor pursuant to the merger agreement was fair from a financial point of view to Replidyne.

The full text of Morgan Stanley’s opinion, dated November 3, 2008, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is included as Annex D to this proxy statement/prospectus. The summary of Morgan Stanley’s fairness opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Replidyne stockholders should read this opinion carefully and in its entirety. Morgan Stanley’s opinion was directed to the board of directors of Replidyne and only addresses the fairness from a financial point of view of the conversion factor to Replidyne as of the date of the opinion. Morgan Stanley’s opinion does not address any other aspect of the proposed merger. Morgan Stanley expressed no opinion or recommendation as to how the stockholders of Replidyne or CSI should vote at the stockholders’ meetings to be held in connection with the merger.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of CSI and Replidyne, respectively;

•	reviewed certain internal financial statements and other financial and operating data, including certain financial projections, concerning Replidyne prepared by the management of Replidyne;

•	reviewed certain financial projections concerning CSI prepared by the management of CSI;

•	discussed the past and current operations and financial condition and the prospects of CSI with senior executives of CSI;

•	reviewed the reported prices and trading activity for Replidyne common stock;

•	compared the financial performance of CSI with that of certain other publicly traded companies comparable with CSI, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in certain discussions and negotiations among representatives of CSI and Replidyne and their legal advisors;

•	reviewed the merger agreement in the form of a draft dated November 2, 2008, the CSI preferred stockholder conversion agreement in the form of a draft dated October 28, 2008 and certain related documents; and

•	performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by CSI and Replidyne for the purposes of its opinion. With respect to the financial projections prepared by the respective managements of Replidyne and CSI, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of CSI and Replidyne of the future financial performance of CSI and Replidyne. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. Morgan Stanley assumed that, in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the merger. Morgan Stanley relied upon, without independent verification, the assessment by the managements of Replidyne or CSI of:

•	their ability to retain key employees of CSI; and

•	the validity of, and risks associated with, CSI’s existing and future technologies, intellectual property, products, services and business models.

Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and has relied upon, without independent verification, the assessment of Replidyne and CSI and their legal, tax or regulatory advisors with respect to legal, tax and regulatory matters. Morgan Stanley’s opinion only addresses the fairness from a financial point of view of the conversion factor to Replidyne as of the date of the opinion. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of CSI’s officers, directors or employees, or any class of such persons, relative to the consideration to be paid to holders of the shares of CSI common stock in the transaction. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of CSI or Replidyne, nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley’s opinion did not address the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, including without limitation, the potential liquidation of Replidyne, or whether or not such alternatives could be achieved or are available. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, November 3, 2008. Events occurring after November 3, 2008 may affect this opinion and the assumptions used in preparing it, and Morgan Stanley has not assumed any obligation to update, revise or reaffirm its opinion.

The opinion was for the information of Replidyne’s board of directors in connection with the merger. In addition, Morgan Stanley’s opinion did not in any manner address the prices at which Replidyne common stock will trade following consummation of the merger and expressed no opinion or recommendation as to how the stockholders of Replidyne or CSI should vote at the stockholders’ meetings to be held in connection with the merger.

Valuation Methods and Analyses

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated November 3, 2008. The various analyses summarized below were based on closing prices for the common stock of Replidyne as of October 31, 2008, the last full trading day preceding the day of the special meeting of the Replidyne board of directors to consider and approve, adopt and authorize the merger agreement, the merger and the issuance of shares of Replidyne common stock to the stockholders of CSI. Although each analysis was provided to the Replidyne board of directors, in connection with arriving at its opinion, Morgan Stanley considered all of its analyses as a whole and did not attribute any particular weight to any analysis described below. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses used by Morgan Stanley.

Implied Value of the Equity of the Combined Company Based on Replidyne’s Share Price

Based on Replidyne’s 27.280 million fully diluted shares outstanding and the share price of Replidyne common stock of $1.12, both as of the close of market on October 31, 2008, and by dividing Replidyne’s fully diluted equity value by the 17% equity ownership percentage of the combined company held by Replidyne’s equity holders, Morgan Stanley calculated an implied value of the equity of the combined company of $180 million.

Implied Value of the Equity of the Combined Company Based on Replidyne’s Net Assets

Based on Replidyne’s net assets at the closing of the merger of $37 million to $40 million, and by dividing Replidyne’s net assets at the closing of the merger by the 17% equity ownership percentage of the combined company held by Replidyne’s equity holders, Morgan Stanley calculated an implied value of the equity of the combined company in the range of $218 million to $235 million.

Comparable Company Analysis

Morgan Stanley performed a comparable company analysis, which attempts to provide a range of implied aggregate values for CSI’s equity and the combined company’s net cash at the closing of the merger, which is referred to as the implied pro forma equity value for CSI, by comparing it to similar companies. Morgan Stanley reviewed the market values and trading multiples of the following 10 publicly held companies in the cardiovascular medical device industry that Morgan Stanley deemed comparable to CSI, as well as the following five other publicly held growth companies in the medical technology industry:

Cardiovascular Medical Device Industry Comparables

•	Abiomed, Inc.

•	AngioDynamics Inc.

•	Edwards Lifesciences Corp.

•	ev3, Inc.

•	Hansen Medical, Inc.

•	Micrus Endovascular Corp.

•	The Spectranetics Corporation

•	Thoratec Corp.

•	VNUS Medical Technologies Inc.

•	Volcano Corp.

Other Medical Technology Industry Comparables

•	Conceptus, Inc.

•	Insulet Corporation

•	NuVasive, Inc.

•	Somanetics Corp.

•	TranS1, Inc.

All multiples were based on closing stock prices on October 31, 2008. Estimated financial data for the selected companies were based on public filings and publicly available equity research analysts’ estimates, as aggregated by the Institutional Brokers’ Estimate System. Estimated financial data for CSI were based on CSI management projections.

For each of the comparable companies, Morgan Stanley calculated the following:

•	Aggregate Value, which is defined as market value of common equity plus debt, less cash.

•	Aggregate Value/LQA Revenue, which is defined as the ratio of Aggregate Value to the annualized value of the last quarter’s revenue.

•	Aggregate Value/LQA Gross Profit, which is defined as the ratio of Aggregate Value to the annualized value of the last quarter’s gross profit.

•	Aggregate Value/2008E Revenue, which is defined as the ratio of Aggregate Value to estimated revenue for calendar year 2008.

•	Aggregate Value/2009E Revenue, which is defined as the ratio of Aggregate Value to estimated revenue for calendar year 2009.

•	Aggregate Value/2010E Revenue, which is defined as the ratio of Aggregate Value to estimated revenue for calendar year 2010.

Based on the analysis of the relevant metrics for each of the comparable companies, Morgan Stanley selected representative ranges of financial multiples of the comparable companies and applied these ranges of multiples to the relevant CSI financial statistic. For purposes of estimated calendar years 2008, 2009 and 2010 CSI estimates, Morgan Stanley utilized CSI management projections. Based on the combined company’s expected capitalization as a result of the merger, Morgan Stanley calculated the estimated implied pro forma equity value of CSI as of October 31, 2008 as follows:

Comparable Company
	Representative		Implied Pro Forma Equity
Financial Statistic	Multiple Range		Value of CSI ($ millions)

Aggregate Value/LQA Revenue	3.6x-5.8	x	$201-$307
Aggregate Value/LQA Gross Profit	4.8x-8.4	x	$183-$298
Aggregate Value/2008E Revenue	3.8x-5.8	x	$189-$273
Aggregate Value/2009E Revenue	1.4x-3.2	x	$163-$332
Aggregate Value/2010E Revenue	1.2x-2.3	x	$249-$449

Morgan Stanley noted that based on Replidyne’s number of fully diluted shares outstanding and the share price of Replidyne common stock, both as of the close of market on October 31, 2008, the implied value of the equity of the combined company is $180 million and based on Replidyne’s net assets at the closing of the merger of $37 million to $40 million, the implied value of the equity of the combined company is in the range of $218 million to $235 million.

Although the foregoing companies were compared to CSI for purposes of this analysis, Morgan Stanley noted that no company used in the comparable company analysis is identical to CSI because of differences between the business mix, markets served, operations, and other characteristics of CSI and the comparable companies. In evaluating the comparable companies, Morgan Stanley relied on publicly available equity research analyst estimates, which estimates are based in part on judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond the control of CSI, such as the impact of competition on the business of CSI, as well as on the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of CSI or the industry or in the markets generally. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable company data.

Analysis of Precedent Transactions

Morgan Stanley performed a precedent transactions analysis, which is designed to imply a range of equity values of a company based on publicly available financial terms of selected transactions involving companies with some similarities to CSI. In connection with its analysis, Morgan Stanley compared publicly available statistics for six selected cardiovascular medical device transactions announced between April 30, 2007 and September 25, 2008 in which the target company was publicly traded and transaction values were between $100 million and $2.025 billion. The transactions, listed by month and year of announcement and target/acquirer, were:

Date	Target/Acquirer

9/25/08	Cryocath Technologies Inc./Medtronic, Inc.
9/16/08	Datascope Corp./Getinge AB
2/11/08	Possis Medical, Inc./MEDRAD Inc. (Bayer Healthcare)
7/23/07	Arrow International Inc./Teleflex Medical
7/22/07	FoxHollow Technologies, Inc./ev3, Inc.
4/30/07	Enpath Medical Inc./Greatbatch Inc.

For each transaction listed above, Morgan Stanley noted the following financial statistics where available:

•	the ratio of the aggregate value of the transaction to the annualized value of the last quarter’s revenue; and

•	the ratio of the aggregate value of the transaction to the next 12 months’ estimated revenue.

Based on the analysis of the relevant metrics for each transaction listed above, Morgan Stanley selected representative ranges of implied financial multiples of the transactions and applied these ranges of financial multiples to the relevant financial statistic for CSI. For purposes of estimated next 12 months’ CSI estimates, Morgan Stanley utilized quarterly projections for the quarter ending December 31, 2008 and the following three quarters provided by CSI management. The following table summarizes Morgan Stanley’s analysis:

Precedent Transactions	Representative		Implied Pro Forma Equity
Financial Statistic	Range		Value of CSI ($ millions)

Aggregate Value/LQA Revenue	2.7x-3.9	x	$159-$218
Aggregate Value/FTM Revenue	3.0x-3.9	x	$250-$318

Morgan Stanley noted that based on Replidyne’s number of fully diluted shares outstanding and the share price of Replidyne common stock, both as of the close of market on October 31, 2008, the implied value of the equity of the combined company is $180 million and based on Replidyne’s net assets at the closing of the merger of $37 million to $40 million, the implied value of the equity of the combined company is in the range of $218 million to $235 million.

No company or transaction utilized in the precedent transactions analysis is identical to CSI or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of CSI, such as the impact of competition on the business of CSI or the industry generally, industry growth and the absence of any adverse material change in the financial condition of CSI or the industry or in the financial markets in general, which could affect the public trading value of the companies and the equity value of the transactions to which they are being compared.

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis of the projected unlevered free cash flows of CSI for calendar years 2009 through 2013, based on forecasts prepared by the management of CSI. Morgan Stanley calculated implied pro forma equity values of CSI common stock by using estimated discount rates ranging from 7% to 11% and multiples of estimated 2013 revenue ranging from 1x to 2x. Based on selected ranges of multiples and discount rates, this analysis yielded an implied equity valuation range of approximately $321 million to $662 million.

Morgan Stanley noted that based on Replidyne’s number of fully diluted shares outstanding and the share price of Replidyne common stock, both as of the close of market on October 31, 2008, the implied value of the equity of the combined company is $180 million and based on Replidyne’s net assets at the closing of the merger of $37 million to $40 million, the implied value of the equity of the combined company is in the range of $218 million to $235 million.

The valuation stated above is not necessarily indicative of CSI’s respective actual, present or future value or results, which may be more or less favorable than suggested by this type of analysis.

General

In connection with the review of the merger and the issuance of shares of Replidyne common stock to CSI stockholders by Replidyne’s board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of CSI or Replidyne. In performing its analysis, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of CSI or Replidyne. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the conversion factor pursuant to the merger agreement from a financial point of view to Replidyne and in connection with the delivery of its opinion dated November 3, 2008 to Replidyne’s board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of common stock of Replidyne or CSI might naturally trade.

The conversion factor pursuant to the merger agreement was determined through arm’s-length negotiations between Replidyne and CSI and was approved by Replidyne’s board of directors. Morgan Stanley provided advice to Replidyne during these negotiations. Morgan Stanley did not, however, recommend any specific consideration to Replidyne or its board of directors or that any specific consideration constituted the only appropriate consideration for the merger.

Morgan Stanley’s opinion was one of many factors taken into consideration by Replidyne’s board of directors in deciding to approve the merger and the issuance of shares of Replidyne common stock to CSI stockholders. Consequently, the analyses as described above should not be viewed as determinative of the opinion of Replidyne’s board of directors with respect to the conversion factor or of whether Replidyne’s board of directors would have been willing to agree to different consideration. The foregoing summary describes the material analyses performed by Morgan Stanley but does not purport to be a complete description of the analyses performed by Morgan Stanley.

Replidyne’s board of directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley’s securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Replidyne, CSI, or any other company, or any currency or commodity, that may be involved in the merger, or any related derivative instrument.

Under the terms of its engagement letter, Morgan Stanley provided Replidyne financial advisory services and a financial opinion in connection with the merger, and Replidyne has agreed to pay Morgan Stanley a customary fee for its services, a portion of which was payable upon the execution of the merger agreement and the remainder of which is contingent upon the consummation of the merger. Replidyne has also agreed to reimburse Morgan Stanley for its fees and expenses, including attorneys’ fees, incurred in connection with its services. In addition, Replidyne has agreed to indemnify Morgan Stanley and any of its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws relating to or arising out of its engagement and any related transactions. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for Replidyne and CSI and have received fees from Replidyne for the rendering of these services to Replidyne. Other than the fees disclosed above, since November 3, 2006, Morgan Stanley has not received any investment banking fees from Replidyne or its affiliates.

Officers and Directors of the Combined Company Following the Merger

The following table lists the names and ages as of December 31, 2008, and positions of the individuals who are expected to serve as directors and executive officers of Replidyne upon completion of the merger:

Name	Age	Position

David L. Martin	44	President, Chief Executive Officer and Director
Laurence L. Betterley	54	Chief Financial Officer
James E. Flaherty	55	Chief Administrative Officer and Secretary
John Borrell	41	Vice President of Sales
Brian Doughty	45	Vice President of Marketing
Robert J. Thatcher	54	Executive Vice President
Paul Tyska	51	Vice President of Business Development
Paul Koehn	46	Vice President of Manufacturing
Edward Brown	45	Director
Brent G. Blackey	50	Director
John H. Friedman	55	Director
Geoffrey O. Hartzler	62	Director
Roger J. Howe	65	Director
Augustine Lawlor	52	Director
Glen D. Nelson	71	Director
Gary M. Petrucci	67	Director

Interests of Replidyne’s Executive Officers and Directors in the Merger

In considering the recommendation of the Replidyne board of directors with respect to issuing shares of Replidyne common stock as contemplated by the merger agreement, Replidyne stockholders should be aware that certain members of the board of directors and executive officers of Replidyne have interests in the merger that are different from, or in addition to, their interests as Replidyne stockholders. These interests relate to or arise from, among other things:

•	severance benefits to which each of Donald Morrissey, Kenneth Collins and Mark Smith would become entitled in the event of a change of control of Replidyne and/or his termination of employment within specific periods of time relative to the consummation of the merger;

•	retention transaction bonuses to which each of Donald Morrissey and Mark Smith would become entitled in the event of such officers’ continued employment with Replidyne through consummation of the merger;

•	the accelerated vesting of certain stock options held by the Replidyne executive officers and non-employee board members in connection with the consummation of the merger; and

•	the agreement that two Replidyne directors will continue to serve on the board of directors of the combined company following the consummation of the merger.

Except with respect to the transactions described herein that occurred subsequent to such decisions, each of the Replidyne and CSI boards of directors and the CSI special committee were aware of these potential conflicts of interest and considered them, among other matters, in reaching their respective decisions to approve the merger agreement and the merger, and to recommend that their respective securityholders approve the Replidyne and CSI proposals, as applicable.

Ownership Interests

As of December 31, 2008, all directors and executive officers of Replidyne, together with their affiliates, beneficially owned approximately 35% of the shares of Replidyne common stock. The affirmative vote of the holders of a majority of the votes cast in person or by proxy at the Replidyne special meeting is required for approval of Replidyne Proposal Nos. 1, 4, 5 and 6 and the affirmative vote of a majority of Replidyne issued and outstanding shares of common stock is required for approval of Proposal Nos. 2 and 3. Directors, and their affiliates, have also entered into voting agreements in connection with the merger. For a more detailed discussion of the voting agreements see the section entitled “Other Agreements Related to the Merger — Voting Agreements” in this proxy statement/prospectus.

Employment Agreements with Executive Officers

On April 4, 2006, Replidyne entered into employment agreements with each of Donald Morrissey, Kenneth Collins and Mark Smith. These employment agreements were amended on June 15, 2007. Pursuant to the employment agreements, if the executive’s employment is terminated without cause or terminated by the executive for good reason within one month before or 13 months following a change of control, then the executive will be entitled to the following additional benefits:

•	the equivalent of 12 months (or 18 months with respect to Mr. Collins) of the executive’s base salary as in effect immediately prior to the date of termination;

•	reimbursement for the cost of continued medical insurance coverage through the end of this 12 month period (or 18 month period with respect to Mr. Collins) or if earlier, the date on which the executive obtains alternative group health insurance; and

•	acceleration of vesting of all of the executive’s outstanding unvested options to purchase Replidyne common stock, except that 100,000 stock options granted to each of Messrs. Collins, Smith and Morrissey in March 2008 vest solely at the discretion of the board of directors.

In addition, if the executive officer’s employment is terminated without cause or terminated by him for good reason within one month before or 13 months following a change of control of Replidyne, then he would be entitled to payment of a bonus equal to the average of his annual bonus for the two years prior to such termination (or one and a half times the average of his annual bonus for the two years prior to such termination with respect to Mr. Collins). Any such change of control bonuses are paid at the same time as bonuses are paid pursuant to Replidyne’s bonus policy.

The executives’ employment agreements also provide for severance benefits in the event of the executive’s termination that is not in connection with a change of control. Replidyne may terminate the executive at any time with or without cause. However, if the executive’s employment is terminated without cause or terminated by the executive for good reason, then the executive shall be entitled to receive a severance package consisting of:

•	the equivalent of 12 months (or 18 months with respect to Mr. Collins) of the executive’s base salary as in effect immediately prior to the date of termination; and

•	reimbursement for the cost of continued medical insurance coverage through the end of this 12 month period (or 18 month period with respect to Mr. Collins) or, if earlier, the date on which the executive obtains alternative group health insurance.

Retention Bonus Agreements with Replidyne’s Chief Financial Officer and its Senior Vice President, Corporate Development

On March 31, 2008, Replidyne entered into a retention bonus agreement with each of Mark Smith, Replidyne’s Chief Financial Officer, and Donald Morrissey, Replidyne’s Senior Vice President, Corporate Development. Pursuant to the terms of the retention bonus agreements, Replidyne paid each of Mr. Smith and Mr. Morrissey a cash bonus in the amount of $100,000 in October 2008 because such executives remained employed by Replidyne through September 30, 2008. The retention bonus agreements provide for an additional cash bonus to each of Mr. Smith and Mr. Morrissey in an amount of not less than $100,000 and not greater than $150,000, which final amount will be determined by Replidyne’s board of directors in its sole discretion, provided that the executive remains employed by Replidyne through the consummation of a strategic transaction. For purposes of the retention bonus agreements, a strategic transaction is defined as, subject to the sole discretion of Replidyne’s board of directors, (i) a strategic alliance or partnership with an unaffiliated third party that relates to the development and commercialization of faropenem medoxomil or (ii) another strategic transaction to which Replidyne is a party.

The retention bonus agreements extend until ten days following the consummation of a strategic transaction, subject to certain conditions. The retention bonus agreements do not affect the terms of the employment agreements that Replidyne has entered into with Mr. Smith and Mr. Morrissey.

Amounts Payable to Replidyne Executive Officers Upon Consummation of the Merger

The consummation of the merger will constitute a “change of control” for purposes of the amended employment agreements. Assuming that Replidyne’s board of directors deems the merger to be a “strategic transaction” for purposes of the retention bonus agreements, set forth below is an estimate of the sum of the value of the change of control, severance and retention payments that would become payable to Messrs. Morrissey, Collins and Smith under the amended employment agreements or retention bonus agreements, as applicable, assuming the consummation of the merger and a termination of each executive’s employment as of December 31, 2008, and excluding the value of any accelerated vesting and/or exerciseability of stock awards. The amounts shown also assume that the executives did not receive a bonus for fiscal year 2008 when calculating the change of control bonuses payable to such executives pursuant to the terms of their amended employment agreements. The amounts shown are in addition to the information shown in the next table regarding the accelerated vesting of stock options.

	Estimate of
	Severance Payments
	and Change of	Estimate of
	Control Payments	Retention Payments
	Pursuant to	Pursuant to
	Employment	Retention Bonus
Name of Executive Officer	Agreements	Agreements		Total

Kenneth Collins	$564,375	N/A		$564,375
Mark Smith	$317,400	$250,000	(1)(2)	$567,400
Donald Morrissey	$286,800	$250,000	(1)(2)	$536,800

(1)	This amount includes a cash bonus of $100,000 paid to this executive in October 2008 pursuant to the terms of his retention bonus agreement which provides for such bonus in the event the executive remained employed with Replidyne through September 30, 2008.

(2)	This amount assumes a cash bonus of $150,000 payable to this executive upon consummation of a strategic transaction per the terms of such executive’s retention bonus agreement.

Separation Agreement and Consulting Agreement with Replidyne’s Former Chief Scientific Officer

On December 8, 2008, Replidyne entered into a separation agreement with Dr. Nebojsa Janjic, pursuant to which Replidyne and Dr. Janjic agreed to terminate the employment of Dr. Janjic as Replidyne’s Chief Scientific Officer. Pursuant to the terms of Dr. Janjic’s separation agreement, Replidyne paid to Dr. Janjic a lump sum payment of $290,000, which was the equivalent of twelve months of his base salary in effect immediately prior to his termination. Replidyne also agreed to pay Dr. Janjic (i) a bonus in the amount of $50,000 within 10 days following the consummation of a strategic transaction to which Replidyne is a party and (ii) a bonus in the amount of $50,000 within 10 days following the sale by Replidyne of its preclinical programs for a defined minimum purchase price, provided such sale occurs prior to the completion of a strategic transaction to which Replidyne is a party. For purposes of the separation agreement, a “strategic transaction” means, subject to the sole discretion of the Replidyne board of directors, a strategic transaction to which Replidyne is a party. In addition, Replidyne also agreed to pay the premiums of group health insurance COBRA continuation coverage for Dr. Janjic and his eligible dependents up to a maximum period of twelve months from his termination date, with certain exceptions. As consideration for the benefits of the separation agreement, Dr. Janjic executed a full general release of claims against Replidyne and its affiliates.

On December 9, 2008, Replidyne entered into a consultant agreement with Dr. Janjic. Pursuant to Dr. Janjic’s consultant agreement, Dr. Janjic will advise and consult with Replidyne with respect to the divestment of Replidyne’s preclinical programs, finalization of previously initiated studies currently in progress related to these programs and close-out of Replidyne’s laboratory facilities. Dr. Janjic will also perform such other services that relate to his areas of expertise and which Replidyne’s executive officers believe would be beneficial to Replidyne.

Pursuant to Dr. Janjic’s consultant agreement, Replidyne has agreed to pay Dr. Janjic an amount equal to $10,000 for each full month of consulting services rendered to Replidyne by him during the period from the effective date of the consultant agreement until the consummation of the merger with CSI (not to exceed a period of three months), subject to pro ration for partial months of service. For any hours in excess of forty hours per month during this initial consulting period, and during the period from March 9, 2009 through June 9, 2009, Dr. Janjic will be compensated at a rate of $300 per hour. In addition, the stock options previously granted to Dr. Janjic during his employment with Replidyne shall continue to vest for so long as Dr. Janjic continues to provide continuous service (as defined in Replidyne’s 2006 Equity Incentive Plan) to Replidyne. Dr. Janjic’s consultant agreement also provides that, in the event that Replidyne consummates a change in control (as defined in Replidyne’s 2006 Equity Incentive Plan), prior to the termination date of the consultant agreement, Dr. Janjic’s outstanding stock options shall become fully vested and exercisable.

Dr. Janjic’s consultant agreement terminates on June 9, 2009, provided that the consultant agreement will automatically terminate immediately upon “just cause” (as defined in the consultant agreement), or the consummation of a “change in control” (as defined in Replidyne’s 2006 Equity Incentive Plan). The merger will constitute a change of control for purposes of the consultant agreement.

Stock Options

Each of the executive officers and non-employee directors of Replidyne holds options to purchase shares of Replidyne common stock that were granted under the Replidyne 2006 Equity Incentive Plan, as amended. Each stock option grant typically vests in a series of installments over a set number of years, with certain exceptions. In March 2008, Replidyne granted each of Messrs. Collins, Smith and Morrissey and Dr. Janjic stock options to purchase 200,000 shares of Replidyne common stock, each with an exercise price of $1.86 per share, in two separate grants. One grant of 100,000 stock options vests monthly over a four year period. The other grant of 100,000 stock options will vest in full, solely at the discretion of Replidyne’s board of directors, immediately prior to the consummation of a strategic transaction. All of these March 2008 option grants provide that the executive officers have three years from the date of termination of such executive’s service to Replidyne to exercise any vested shares underlying the grants instead of the standard three month exercise period for all other options held by the executives. With the exception of the March 2008 grant of 100,000 options that will vest in full solely at the discretion of Replidyne’s board of directors immediately prior to the consummation of a strategic transaction, all other stock options held by these executives will vest in full upon the occurrence of a change of control pursuant to the terms of the amended employment agreements.

With respect to the non-employee directors, the vesting of all options held by such directors shall accelerate in full immediately prior to effective time of a change of control transaction and such options shall terminate if not exercised at a time prior to such effective time.

The following table shows the total number of stock options held as of December 31, 2008 by each executive officer and non-employee director of Replidyne. These options to purchase Replidyne common stock have exercise prices ranging between $0.613 and $10.00 per share.

				Weighted Average
	Total			Exercise Price
Name	Options Held	Vested	Unvested	per Share

Donald Morrissey	404,192	133,106	271,086	$2.804
Mark L. Smith	453,131	170,277	282,854	$3.755
Kenneth J. Collins(1)(2)	626,263	181,450	444,813	$3.109
Nebojsa Janjic(3)	428,661	108,679	319,982	$3.022
Kirk K. Calhoun(2)	32,625	24,469	8,156	$2.369
Geoffrey Duyk(2)	32,625	21,750	10,875	$6.708
Daniel Mitchell(2)	32,625	21,750	10,875	$6.708
Edward Brown	24,469	8,610	15,859	$4.097
Augustine Lawlor	32,625	21,750	10,875	$6.708

(1)	This executive officer is also a director of Replidyne.

(2)	This director will not serve on the board of directors of the combined company following the merger.

(3)	Dr. Janjic’s employment with Replidyne ceased as of December 8, 2008.

Combined Company’s Board of Directors After the Merger

Following the merger, the combined company will initially have a nine member board of directors that will include two individuals from the Replidyne board of directors, Edward Brown and Augustine Lawlor. Each of the other current Replidyne directors will resign effective as of the closing of the merger.

Limitations of Liability and Indemnification

In addition to the indemnification required in Replidyne’s governing documents, Replidyne’s officers and directors have entered into indemnification agreements with Replidyne. The merger agreement provides that, for a period of six years following the consummation of the merger, the combined company will maintain in effect Replidyne’s current directors’ and officers’ liability insurance policy with respect to matters occurring prior to the effective date of the merger. In addition, the merger agreement provides that Replidyne shall maintain directors’ and officers’ liability insurance policies commencing at the effective date of the merger, with coverage limits customary for U.S. public companies similarly situated to Replidyne.

Interests of CSI’s Executive Officers and Directors in the Merger

In considering the recommendation of the CSI special committee and board of directors with respect to adopting the merger agreement, CSI stockholders should be aware that certain members of the board of directors and executive officers of CSI have interests in the merger that may be different from, or in addition to, interests they may have as CSI stockholders or the interests of other CSI stockholders. As discussed below, certain of CSI’s directors and executive officers hold options to purchase CSI common stock that will be assumed in the merger. Certain of CSI’s directors, including Messrs. Blackey, Friedman, Nelson and Petrucci and Ms. Wyskiel, hold or are affiliates of CSI investors that hold shares of CSI’s convertible preferred stock, whose interest may be different from the interests of the CSI common stockholders. Each of the Replidyne and CSI boards of directors and the CSI special committee were aware of these potential conflicts of interest and considered them, among other matters, in reaching their respective decisions to approve the merger agreement and the merger, and to recommend that their respective securityholders approve the Replidyne and CSI proposals, as applicable.

Ownership Interests

As of December 31, 2008, all directors and executive officers of CSI, together with their affiliates, beneficially owned approximately 28% of the shares of CSI capital stock. CSI cannot complete the merger unless the merger agreement is adopted by the affirmative vote of (a) the holders of a majority of the outstanding shares of CSI common stock and CSI convertible preferred stock, voting as a single class on an as-converted basis, and (b) the holders of a majority of the outstanding shares of CSI convertible preferred stock, voting as a single class on an as-converted basis and including the shares of CSI convertible preferred stock held by entities affiliated with Easton Capital Investment Group and entities affiliated with Maverick Capital, Ltd. Certain CSI officers and directors, and their affiliates, have entered into voting agreements in connection with the merger, and have executed and delivered irrevocable proxies to approve the merger. For a more detailed discussion of the voting agreements see “Other Agreements Related to the Merger — Voting Agreements.”

Stock Options

At the effective time of the merger, each outstanding stock option to purchase CSI common stock not exercised prior to the merger will be assumed by Replidyne and become exercisable for such number of shares of Replidyne common stock as is determined by multiplying the number of shares of CSI common stock that were subject to such stock option immediately prior to the effective time by the company share conversion factor and rounding the resulting number down to the nearest whole number of shares of Replidyne common stock, and at a per share exercise price as is determined by dividing the existing exercise price of the option by the company share conversion factor and rounding the resulting exercise price up to the nearest whole cent.

The table below sets forth, as of December 31, 2008, information with respect to options held by each of CSI’s current executive officers and directors.

				Weighted Average
	Total			Exercise Price
Name	Options Held	Vested	Unvested	per Share

Executive Officers:
David L. Martin(1)	1,225,000	501,667	723,333	$6.30
Laurence L. Betterley	—	—	—	—
James E. Flaherty	203,000	98,333	104,167	$6.59
Michael J. Kallok, Ph.D.(1)(2)	783,215	683,215	100,000	$7.35
John Borrell	309,000	116,334	192,666	$6.34
Paul Tyska	225,000	105,000	120,000	$6.09
Robert J. Thatcher	243,000	135,000	108,000	$7.01
Directors:
John H. Friedman	90,000	70,000	20,000	$6.14
Geoffrey O. Hartzler, M.D.	199,809	199,809	—	$8.00
Roger J. Howe, Ph.D.	272,775	272,775	—	$7.34
Brent G. Blackey	70,000	30,000	40,000	$5.11
Glen D. Nelson, M.D.	75,000	75,000	—	$6.67
Gary M. Petrucci	476,161	476,161	—	$7.50
Christy Wyskiel(2)	90,000	70,000	20,000	$6.09

(1)	These executive officers are also directors of CSI.

(2)	This director will not serve on the board of directors of the combined company following the merger.

Combined Company’s Board of Directors After the Merger

Following the merger, the combined company will initially have a nine member board of directors, comprised of two individuals from the Replidyne board of directors, Edward Brown and Augustine Lawlor, and seven individuals who are currently members of the CSI board of directors, Brent G. Blackey, John H. Friedman, Geoffrey O. Hartzler, Roger J. Howe, David L. Martin, Glen D. Nelson and Gary M. Petrucci.

Summary of Potential Payments in Connection with the Merger

CSI has entered into employment agreements and stock option agreements with each of its executive officers. Stock options to purchase an aggregate of 775,000 shares of CSI common stock, which would have expired if CSI did not complete an initial public offering or a change of control transaction before December 31, 2008, were amended by the CSI board to provide for vesting of 50% of the options on the first anniversary, and 50% of the options on the second anniversary, of the closing of the merger.

Certain of CSI’s stock option and restricted stock agreements provide that in the event of a “change of control” (the sale by CSI of substantially all of its assets and the consequent discontinuance of its business, or in the event of a merger, exchange or liquidation of CSI), the vesting of all options and shares of restricted stock will accelerate and the options will be immediately exercisable as of the effective date of the change of control. Excluding the options to purchase 775,000 shares of CSI common stock described in the previous paragraph, CSI’s executive officers are the holders of unvested options to purchase 791,167 shares of CSI common stock and 75,000 shares of unvested restricted stock that are subject to a stock option or restricted stock agreement that contains this provision. It is a condition to the closing of the merger that CSI obtain an acknowledgement in a form reasonably acceptable to Replidyne from the holders of these options and shares of restricted stock that the terms of the option or restricted stock agreements related thereto do not provide that the vesting of such securities will accelerate, in whole or in part, in connection with or as a result of the consummation of the merger and the other transactions contemplated by the merger agreement.

Limitations of Liability and Indemnification

In addition to the indemnification required in Replidyne’s governing documents, the CSI directors who will become directors of the combined company will enter into indemnification agreements with the combined company. CSI believes that these indemnification agreements are necessary to attract and retain qualified persons as directors.

The merger agreement provides that, for a period of six years following the consummation of the merger, the combined company will maintain in effect a directors’ and officers’ liability insurance policy covering the directors and officers of CSI, with coverage in amount and scope at least as favorable as the insurance policies maintained by CSI with respect to matters occurring prior to the effective date of the merger. In addition, the merger agreement provides that Replidyne shall maintain directors’ and officers’ liability insurance policies commencing at the effective date of the merger, with coverage limits customary for U.S. public companies similarly situated to Replidyne.

CSI Stock Options

Each outstanding option to purchase shares of CSI common stock that is not exercised prior to the effective time of the merger will be assumed by Replidyne at the effective time of the merger in accordance with the terms of the CSI option plan under which the option was issued and the terms of the stock option agreement by which the option is evidenced, including the vesting terms. Each assumed option will become an option to purchase shares of Replidyne common stock. The number of shares of Replidyne common stock subject to each assumed option will be determined by multiplying the number of shares of CSI common stock underlying the option prior to the effective time of the merger by a conversion factor determined pursuant to the merger agreement. Any resulting fractional shares will be rounded down to the nearest whole number of shares of Replidyne common stock. The per share exercise price for the assumed options will be determined by dividing the per share exercise price of the option as in effect immediately prior to the effective time of the merger by the conversion factor and rounding that result up to the nearest whole cent.

CSI Warrants

CSI has issued warrants to purchase shares of its preferred stock and its common stock. Each outstanding warrant to purchase shares of CSI preferred stock will, immediately prior to the effective time of the merger, be converted into a warrant to purchase shares of CSI common stock concurrently with the conversion of all outstanding shares of CSI preferred stock into shares of CSI common stock described below. Each outstanding warrant to purchase shares of CSI common stock will then be assumed by Replidyne at the effective time of the merger in accordance with its terms and will become a warrant to purchase shares of Replidyne common stock. The number of shares of Replidyne common stock subject to each assumed warrant will be determined by multiplying the number of shares of CSI common stock that was subject to each warrant prior to the effective time of the merger by a conversion factor determined pursuant to the merger agreement. Any resulting fractional shares will be rounded down to the nearest whole number of shares of Replidyne common stock. The per share exercise price for the assumed warrants will be determined by dividing the per share exercise price of the warrant as in effect immediately prior to the effective time of the merger by the conversion factor and rounding that result up to the nearest whole cent.

CSI Preferred Stock

Concurrently with the execution of the merger agreement, the holders of approximately 68% of CSI’s outstanding preferred stock, calculated on an as-converted to common stock basis, entered into an agreement with CSI pursuant to which all outstanding shares of CSI preferred stock will be automatically converted into shares of CSI common stock, effective as of immediately prior to the effective time of the merger. For further discussion regarding the terms of the conversion of all shares of CSI preferred stock into shares of CSI common stock, see “Other Agreements Related to the Merger — CSI Preferred Stockholder Conversion Agreement.”

Regulatory Approvals

As of the date of this proxy statement/prospectus, neither Replidyne nor CSI is required to obtain approvals or clearances from any antitrust regulatory authorities in the United States or other countries to consummate the merger. In the United States, Replidyne must comply with applicable federal and state securities laws and the rules and regulations of Nasdaq, in connection with the issuance of shares of Replidyne common stock in the merger and the filing of a registration statement, of which this proxy statement/prospectus is a part, with the SEC. As of the date hereof, the registration statement has not become effective. Replidyne and CSI have filed an initial listing application with the Nasdaq Global Market pursuant to Nasdaq’s “reverse merger” rules to effect the initial listing of Replidyne common stock issuable in connection with the merger.

Appraisal and Dissenters’ Rights

Under Delaware law, holders of Replidyne common stock are not entitled to appraisal rights in connection with the merger.

If the merger is completed, CSI stockholders as of the record date who do not vote in favor of the merger and continue to hold CSI common stock at the effective time of the merger, will, by complying with the dissenters’ rights procedures set forth in the Minnesota Business Corporation Act, or the MBCA, be entitled to receive an amount equal to the fair value of their shares. A copy of MBCA Sections 302A.471 and 302A.473 is attached to this document as Annex F. The discussion in this section is qualified in its entirety by the reference to Annex F. CSI stockholders intending to exercise dissenters’ rights should carefully review Annex F. Failure to follow precisely any of the statutory procedures set forth in Annex F may result in a termination or waiver of these rights. This summary does not constitute legal or other advice, nor does it constitute a recommendation that CSI stockholders exercise their dissenters’ rights under the MBCA.

Before the CSI stockholder vote on the merger is taken, a CSI stockholder who desires to exercise dissenters’ rights must notify CSI, in writing, of an intent to demand the fair value of the shares owned by that stockholder if the merger is effected. A stockholder who would like to exercise dissenters’ rights must not vote in favor of the merger. Dissenters’ rights must be exercised with respect to all, and not less than all, of a CSI stockholder’s shares.

CSI will send to each dissenting stockholder a notice, after the merger is approved, containing the address to which a demand for payment and the dissenting stockholder’s stock certificate(s) must be sent and the date by which they must be received, a form to be used by the stockholder to demand payment, and a copy of MBCA Sections 302A.471 and 302A.473 and a brief description of the procedures to be followed under those sections. The dissenting stockholder is required to demand payment and deposit the stockholder’s CSI stock certificates with CSI within 30 days after such notice is given.

Following receipt of a dissenting stockholder’s demand for payment, CSI will remit to the dissenting stockholder the amount CSI deems to be the fair value of the dissenter’s shares plus interest, along with certain

CSI financial information, a description of the method used by CSI to determine the fair value of the shares, copies of the applicable provisions of the MBCA and a description of the procedures to be followed by the dissenting stockholder to demand supplemental payment. Under the MBCA, the fair value of the shares is the value of the shares immediately before the effective date of the merger.

If a dissenting stockholder believes that the amount remitted by CSI was less than the fair value of the shares plus interest, the stockholder, within 30 days after CSI mails the remittance, may give written notice to CSI of the stockholder’s estimate of the fair value plus interest and demand payment of the difference. Within 60 days of receiving such notice, CSI will either pay the amount demanded by the dissenting stockholder or file a petition with the Minnesota district court requesting that the court determine the fair value of the CSI shares. The fair value of CSI shares determined by the court will be binding on all stockholders. You should be aware that the fair value of your shares as determined by the court could be more than, the same as or less than the value that you are entitled to receive under the terms of the merger agreement. The costs and expenses of such court proceeding will be assessed against CSI, except that the court may assess part or all of those costs and expenses against a dissenting stockholder whose action in demanding a supplemental payment is found to be arbitrary, vexatious or not in good faith.

Failure to follow the steps required by the MBCA to dissent may result in the loss of dissenters’ rights. In view of the complexity of the MBCA, stockholders who may wish to dissent from the merger and pursue dissenters’ rights should consult their legal advisors.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion summarizes the material U.S. federal income tax consequences of the merger that are expected to apply generally to CSI stockholders upon an exchange of their CSI capital stock for Replidyne common stock and cash in lieu of fractional shares of Replidyne common stock. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing Treasury Regulations, and current administrative rulings and court decisions, all of which are subject to change and to differing interpretations, possibly with retroactive effect. Any change could alter the tax consequences to Replidyne, CSI, or the stockholders of CSI, as described in this summary. This summary is not binding on the Internal Revenue Service, or the IRS, and there can be no assurance that the IRS (or a court, in the event of an IRS challenge) will agree with the conclusions stated herein. No ruling has been or will be requested from the IRS in connection with the merger. The discussion below does not address the following: the tax consequences of the merger under U.S. federal non-income tax laws or under state, local, or foreign tax laws; the tax consequences of transactions effectuated before, after, or at the same time as the merger, whether or not they are in connection with the merger, including, without limitation, transactions in which CSI shares are acquired or Replidyne shares are disposed of; the tax consequences to holders of options issued by CSI that are assumed, replaced, exercised, or converted, as the case may be, in connection with the merger; the tax consequences of the receipt of Replidyne shares other than in exchange for CSI shares; or the tax consequences for holders of CSI preferred stock of their conversion of CSI preferred stock, their receipt of warrants issued by CSI, or their receipt of warrants issued by Replidyne in the merger.

No attempt has been made to comment on all U.S. federal income tax consequences of the merger that may be relevant to particular holders of CSI capital stock that are subject to special treatment under U.S. federal income tax laws, including, without limitation:

•	dealers, brokers and traders in securities;

•	foreign persons or entities;

•	tax-exempt entities;

•	financial institutions, regulated investment companies, real estate investment trusts or insurance companies;

•	partnerships or limited liability companies that are not treated as corporations for U.S. federal income tax purposes, subchapter S corporations and other pass-through entities and investors in such entities;

•	holders who are subject to the alternative minimum tax provisions of the Code;

•	holders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions;

•	holders who hold shares that constitute small business stock within the meaning of Section 1202 of the Code;

•	holders with a functional currency other than the U.S. dollar;

•	holders who hold their shares as part of an integrated investment such as a hedge or as part of a hedging, straddle or other risk reduction strategy; or

•	holders who do not hold their shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment will be a capital asset).

Accordingly, holders of CSI capital stock are advised and expected to consult their own tax advisors regarding the U.S. federal income tax consequences of the merger in light of their personal circumstances and the consequences of the merger under U.S. federal non-income tax laws and state, local, and foreign tax laws.

It is a condition to the consummation of the transaction that each of Fredrikson & Byron, P.A., outside counsel to CSI, and Cooley Godward Kronish LLP, outside counsel to Replidyne, render a tax opinion to their respective clients to the effect that the merger will qualify as a reorganization pursuant to Section 368(a) of the Code. The tax opinion of Fredrikson & Byron, P.A., and the tax opinion of Cooley Godward Kronish LLP, discussed in this section are each conditioned upon certain assumptions stated in their respective tax opinions and certain customary representations being delivered by CSI, Responder Merger Sub, Inc., and Replidyne. Whether counsel to CSI and counsel to Replidyne can render such opinions also depends on certain facts that cannot be known on the date hereof including, in particular, the percentage of CSI capital stock held by CSI stockholders, if any, who properly perfect dissenters’ rights and the value of the Replidyne stock and warrants issued to CSI stockholders pursuant to the merger. If the percentage of CSI capital stock exchanged for cash due to the exercise of dissenters’ rights is sufficiently high, and depending on certain other factors, the merger would not qualify as a reorganization and counsel would be unable to render such tax opinions.

In addition, stockholders of CSI should be aware that as the tax opinions discussed in this section are not binding on the IRS, the IRS could adopt a contrary position and a contrary position could be sustained by a court. In addition, if any of the representations or assumptions upon which the closing tax opinions of Fredrikson & Byron, P.A., and Cooley Godward Kronish LLP are based are inconsistent with the actual facts, the tax consequences of the merger could be adversely affected. Assuming that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368 of the Code, the following material U.S. federal income tax consequences will result:

•	Replidyne, Responder Merger Sub, Inc., CSI and the Replidyne stockholders will not recognize any gain or loss solely as a result of the merger;

•	CSI stockholders will not recognize any gain or loss upon receipt of solely Replidyne common stock in exchange for their CSI capital stock, other than with respect to cash received in lieu of fractional shares of Replidyne common stock;

•	the aggregate tax basis of the shares of Replidyne common stock received by a CSI stockholder in the merger (including any fractional share deemed received, as described below) will be equal to the aggregate tax basis of the shares of CSI capital stock surrendered in exchange therefor;

•	the holding period of the shares of Replidyne common stock received by a CSI stockholder in the merger (including any fractional share deemed received as described below) will include the holding period of the shares of CSI capital stock surrendered in exchange therefor; and

•	generally, cash payments received by CSI stockholders in lieu of fractional shares of Replidyne common stock will be treated as if such fractional shares were issued in the merger and then redeemed by Replidyne for cash resulting in a recognition of gain or loss equal to the difference, if any, between the stockholder’s basis in the fractional share and the amount of cash received. The gain or loss recognized by stockholders will be a capital gain and will be long term capital gain if the stockholder’s holding period for his, her, or its CSI capital stock is more than one year.

CSI stockholders that owned at least one percent (by vote or value) of the total outstanding stock of CSI or CSI stock with a tax basis of $1 million or more are required to attach a statement to their tax returns for the year in which the merger is completed that contains the information listed in Treasury Regulations Section 1.368-3(b). Such statement must include the stockholder’s tax basis in the stockholder’s CSI capital stock and the fair market value of such stock.

For purposes of the above discussion of the bases and holding periods for shares of CSI capital stock and Replidyne common stock, stockholders who acquired different blocks of CSI capital stock at different times for different prices must calculate their basis, gains and losses, and holding periods separately for each identifiable block of such stock exchanged, converted, canceled or received in the merger.

The above discussion does not apply to CSI stockholders who properly perfect dissenters’ rights. Generally, a CSI stockholder who perfects dissenters’ rights with respect to such stockholder’s shares of CSI capital stock will recognize capital gain or loss equal to the difference between such stockholder’s tax basis in those shares and the amount of cash received in exchange for those shares.

Certain noncorporate CSI stockholders may be subject to backup withholding, at a rate of 28%, on cash received pursuant to the merger. Backup withholding will not apply, however, to a CSI stockholder who (i) furnishes a correct taxpayer identification number and certifies that the CSI stockholder is not subject to backup withholding on IRS Form W-9 or a substantially similar form, (ii) provides a certification of foreign status on an appropriate Form W-8 or successor form, or (iii) is otherwise exempt from backup withholding. If a CSI stockholder does not provide a correct taxpayer identification number on IRS Form W-9 or a substantially similar form, the CSI stockholder may be subject to penalties imposed by the IRS. Amounts withheld, if any, are generally not an additional tax and may be refunded or credited against the CSI stockholder’s U.S. federal income tax liability, provided that the CSI stockholder timely furnishes the required information to the IRS.

Anticipated Accounting Treatment

The merger will be treated as an acquisition of the net assets of Replidyne in accordance with U.S. generally accepted accounting principles, or GAAP. For accounting purposes, CSI is considered to be acquiring the net assets of Replidyne in this transaction. Therefore, in accordance with GAAP, the aggregate consideration paid in connection with the merger will be allocated to Replidyne’s tangible and intangible assets and liabilities based on their fair market values. These allocations will be based upon management’s estimates and an evaluation of the fair value of assets and liabilities acquired.

Effects on CSI’s Exchange Act Registration

On October 28, 2008, CSI filed a registration statement on Form 10 with the SEC to register its common stock under Section 12(g) of the Securities Exchange Act of 1934, or the Exchange Act, due to CSI exceeding 500 record holders of its common stock as of June 30, 2008. This registration statement became effective on December 29, 2008, at which time CSI became subject to the reporting requirements of the Exchange Act. Upon completion of the merger, registration of CSI common stock under the Exchange Act will be terminated, and CSI will be relieved of its obligation to comply with the reporting requirements of the Exchange Act. However, the combined company will remain subject to the reporting requirements applicable to Replidyne and will continue to file periodic reports.

Vote Required; Recommendation of Replidyne Board of Directors

The affirmative vote of the holders of a majority of the Replidyne common stock casting votes in person or by proxy at the Replidyne special meeting is required to approve the issuance of Replidyne common stock pursuant to the Agreement and Plan of Merger and Reorganization, dated November 3, 2008, by and among Replidyne, Responder Merger Sub, Inc. and CSI.

A failure to submit a proxy card or vote at the special meeting, or an abstention, vote withheld or “broker non-vote” will have no effect on the outcome of Replidyne Proposal No. 1.

REPLIDYNE’S BOARD OF DIRECTORS RECOMMENDS THAT REPLIDYNE STOCKHOLDERS VOTE “FOR” REPLIDYNE PROPOSAL NO. 1 TO APPROVE THE ISSUANCE OF REPLIDYNE COMMON STOCK PURSUANT TO THE AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, DATED NOVEMBER 3, 2008, BY AND AMONG REPLIDYNE, RESPONDER MERGER SUB, INC. AND CSI.

THE MERGER AGREEMENT

The following description describes the material terms of the merger agreement. This description of the merger agreement is qualified in its entirety by reference to the full text of the merger agreement which is attached as Annex A to this proxy statement/prospectus, and incorporated herein by reference. The merger agreement has been included to provide you with information regarding their terms. We encourage you to read the entire merger agreement. For purposes of the merger agreement, reference to CSI shall include each subsidiary of CSI unless the context requires otherwise. The merger agreement is not intended to provide any other factual information about Replidyne or CSI. Such information can be found elsewhere in this proxy statement/prospectus and the other public filings of Replidyne and CSI made with the SEC, which are available without charge at www.sec.gov.

The merger agreement contains representations and warranties that Replidyne and Responder Merger Sub, Inc., on the one hand, and CSI, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the merger agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the merger agreement. While Replidyne and CSI do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Replidyne or CSI, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Replidyne and merger sub and CSI and are modified by the disclosure schedules.

General

Replidyne, CSI, and Responder Merger Sub, Inc., a Minnesota corporation and wholly owned subsidiary of Replidyne, entered into an Agreement and Plan of Merger dated as of November 3, 2008, which, unless otherwise indicated, is referred to in this proxy statement/prospectus as the merger agreement. The merger agreement contains the terms and conditions of the proposed business combination of Replidyne and CSI. Pursuant to the merger agreement, on the terms and conditions set forth therein, Responder Merger Sub, Inc. will be merged with and into CSI, with CSI surviving the merger as a wholly owned subsidiary of Replidyne.

Closing of the Merger

The closing of the transactions contemplated by the merger agreement will occur no later than the fifth business day after the last of the conditions to the transaction have been satisfied or waived. Concurrently with, or as soon as practicable after the closing, CSI will file articles of merger with the Secretary of State of the State of Minnesota. The transaction will become effective upon the filing of these articles of merger or at another time as may be designated by Replidyne and CSI and specified in the articles of merger.

Merger Consideration

At the effective time of the merger, each share of CSI capital stock not held as treasury stock or held owned by CSI shall be converted into a right to receive a number of shares of Replidyne common stock equal to the “conversion factor.” The conversion factor shall equal: (i) (A) the number of “surviving Replidyne securities” divided by the “Replidyne post-closing stockholder ownership percentage,” minus (B) the number of surviving Replidyne securities, divided by (ii) the number of “converting CSI securities.”

For purposes of determining the conversion factor:

•	“converting CSI securities” means, as of immediately prior to the effective time of the merger, the sum of (i) the issued and outstanding shares of CSI common stock as of such time and (ii) shares of CSI common stock that are subject to any issued and outstanding subscription, option, call, warrant, right or other convertible security (whether or not vested) exchangeable or exercisable for any shares of CSI common stock as of such time, calculated in accordance with the treasury method of accounting for options and warrants based on an implied share price that assigns a value to CSI of $195,000,000. This calculation will assume the conversion of all shares of CSI preferred stock into shares of CSI common stock and the issuance of warrants to purchase 3,500,000 shares of CSI common stock to the holders of CSI preferred stock in connection with such conversion.

•	“surviving Replidyne securities” means, as of immediately prior to the effective time of the merger and following the reverse stock split, the sum of (i) the issued and outstanding shares of Replidyne common stock as of such time and (ii) shares of Replidyne common stock that are subject to any issued and outstanding subscription, option, call, warrant, right or other convertible security (whether or not currently vested, provided that in the event that the vesting of any such shares shall cease upon the effective time of the merger as a result of the transactions contemplated by the merger agreement or the termination of the employment of the holder as of the effective time of the merger, any such unvested shares shall be excluded from the calculation of surviving Replidyne securities) exchangeable or exercisable for any shares of Replidyne common stock as of such time, calculated in accordance with the treasury method of accounting for options and warrants based on an implied share price using the “Replidyne pre-closing equity valuation.”

•	“Replidyne pre-closing equity valuation” shall mean Replidyne’s “net assets” at the closing of the merger plus, to the extent that Replidyne’s net assets at the closing of the merger are less than $40,000,000, the lesser of (i) the difference between $40,000,000 and Replidyne’s net assets at the closing of the merger and (ii) $3,000,000.

•	“Replidyne post-closing stockholder ownership percentage” means the Replidyne pre-closing equity valuation divided by the “Replidyne post-closing equity valuation.”

•	“Replidyne post-closing equity valuation” means the Replidyne pre-closing equity valuation plus $195,000,000.

•	“net assets” means, as of any particular date, without repetition or duplication: (a) Replidyne’s total current assets as of such date (as determined in accordance with United States generally accepted accounting principles) plus (b) the “specified assets” minus (c) Replidyne’s total liabilities as of such date (as determined in accordance with United States generally accepted accounting principles), including, to the extent not accrued as a liability and not paid by Replidyne prior to such date, without duplication, (i) the cash cost of any change of control payments, severance payments (including any obligations that Replidyne has to reimburse COBRA costs of former employees) or payments under Section 280G of the Internal Revenue Code that are payable or expected to become payable as a result of the merger and the transactions contemplated by the merger agreement, (ii) amounts owed or expected to become due to Replidyne’s legal counsel and financial advisor in connection with the merger agreement and the transactions contemplated by the merger agreement and (iii) any outstanding and future financial obligations owed by Replidyne in respect of certain contracts and employee benefit plans of Replidyne set forth in the merger agreement.

•	“specified assets” means (i) the deemed value at such date of any non-cash consideration received by Replidyne pursuant to a transaction entered into by Replidyne in connection with the divestment by Replidyne of its pre-clinical programs and other non-cash assets, as calculated in accordance with the terms of the merger agreement; (ii) any amounts paid on or prior to such date or payable after such date by Replidyne in satisfaction of its obligations under the merger agreement to purchase directors’ and officers’ insurance policies; and (iii) the amount of cash paid to CSI stockholders with respect to fractional shares in connection with the conversion of such shares of CSI capital stock into shares of Replidyne common stock in connection with the merger to the extent paid on or prior to such date or accrued as a total current liability of Replidyne as of such date.

For purposes of the definitions of surviving Replidyne securities and converting CSI securities that are set forth in the merger agreement, the number of outstanding shares is calculated using the treasury method of accounting for options and warrants. The treasury method is a means of adjusting the number of shares that a company is considered to have outstanding to reflect shares that are subject to outstanding options and warrants. The treasury method assumes that the proceeds that a company receives from an option or warrant exercise in which such option or warrant has an exercise price that is less than the fair market value of the underlying shares (often referred to as an option or warrant that is “in-the-money”) are used to repurchase shares in the open market. The total number of shares that are considered to be outstanding through operation of the treasury method is therefore the sum of (i) the number of outstanding shares plus (ii) the difference between (A) the number of shares that may be purchased pursuant to in-the-money options or warrants and (B) the number of shares that the company can purchase from the market with the proceeds from these in-the-money options or warrants.

Pursuant to the terms of the merger agreement, CSI and Replidyne have agreed upon a methodology to determine the conversion factor as defined above. The conversion factor shall be determined as of immediately prior to the effective time of the merger and is subject to change based upon Replidyne’s net assets as of such time, and the number of shares of CSI and Replidyne capital stock outstanding and issuable upon exercise of outstanding options and warrants each as calculated in accordance with the terms of the merger agreement. For illustrative purposes only, below is a table that sets forth several levels of net assets for Replidyne as of the closing of the merger, and the conversion factor and aggregate post-closing ownership percentage in the combined company for the stockholders, optionholders and warrantholders of each of Replidyne and CSI that would result based on each such level of net assets, in each case calculated in accordance with the terms of the merger agreement and assuming that the capitalization of both Replidyne and CSI is as of October 31, 2008, except that the acceleration of vesting of certain outstanding options to purchase Replidyne common stock that is expected to occur upon the consummation of the merger is assumed to have occurred for purposes of this calculation.

		Replidyne	CSI
		Securityholder	Securityholder
		Ownership	Ownership
	Conversion	Percentage in the	Percentage in the
Net Assets	Factor	Combined Company	Combined Company

$41,000,000	6.304	17.4%	82.6%
40,000,000	6.460	17.0%	83.0%
37,000,000	6.460	17.0%	83.0%
36,000,000	6.624	16.7%	83.3%
35,000,000	6.797	16.3%	83.7%
34,000,000	6.979	15.9%	84.1%
33,000,000	7.172	15.6%	84.4%

The foregoing table is presented for illustrative purposes only. The conversion factor is subject to the variables described above and will not be calculated until immediately prior to the effective time of the merger. Replidyne cannot assure you that its level of net assets as of the effective time of the merger will fall within the range set forth in this table. The conversion factor is subject to proportionate adjustment to account for the effect of the reverse stock split of Replidyne’s issued and outstanding common stock.

Assumption of CSI Stock Options and Warrants

Following the conversion of all outstanding warrants to purchase shares of CSI preferred stock into warrants to purchase shares of CSI common stock as described in this proxy statement/prospectus, each option and warrant to purchase CSI common stock outstanding at the effective time of the merger shall be assumed by Replidyne. Each such option or warrant shall be converted into an option or warrant, as applicable, to acquire that number of shares of Replidyne common stock equal to the product obtained by multiplying (i) the number of shares of CSI common stock subject to such option or warrant by (ii) the conversion factor, rounded down to the nearest whole share of Replidyne common stock. Each such option or warrant shall have a purchase price per share of Replidyne common stock equal to the quotient obtained by dividing (i) the per share purchase price of CSI common stock subject to such option or warrant by (ii) the conversion factor rounded up to the nearest whole cent. Each such option or warrant shall otherwise be subject to the same terms and conditions (including as to vesting and exercisability) as were applicable under the respective option or warrant to purchase CSI common stock immediately prior to the effective time of the merger.

Fractional Shares

No fractional shares of Replidyne common stock will be issuable pursuant to the merger to CSI stockholders. Instead, each CSI stockholder who would otherwise be entitled to receive a fraction of a share of Replidyne common stock, after aggregating all fractional shares of Replidyne common stock issuable to such stockholder, will be entitled to receive in cash the dollar amount, rounded to the nearest whole cent, without interest, determined by multiplying such fraction by the closing price of a share of Replidyne common stock as quoted on the Nasdaq Global Market, on the date the merger becomes effective.

Exchange of CSI Stock Certificates

The merger agreement provides that, at the effective time of the merger, Replidyne will deposit with an exchange agent selected by Replidyne and CSI stock certificates representing the shares of Replidyne common stock issuable to the CSI stockholders and a sufficient amount of cash to make payments in lieu of fractional shares.

Promptly after the effective time of the merger, the exchange agent will mail to each record holder of CSI capital stock immediately prior to the effective time of the merger a letter of transmittal and instructions for surrendering and exchanging the record holder’s CSI stock certificates for shares of Replidyne common stock. Upon surrender of a CSI stock certificate for exchange to the exchange agent, together with a duly signed letter of transmittal and such other documents as the exchange agent or Replidyne may reasonably require, the CSI stock certificate surrendered will be cancelled and the holder of the CSI stock certificate will be entitled to receive the following:

•	a certificate representing the number of whole shares of Replidyne common stock that such holder has the right to receive pursuant to the provisions of the merger agreement; and

•	cash in lieu of any fractional share of Replidyne common stock.

If any CSI stock certificate has been lost, stolen or destroyed, Replidyne may, in its discretion, and as a condition to the delivery of any shares of Replidyne common stock, require the owner of such lost, stolen or destroyed certificate to deliver an affidavit claiming such certificate has been lost, stolen or destroyed and post a bond indemnifying Replidyne against any claim that may be made against Replidyne with respect to such certificate.

From and after the effective time of the merger, until it is surrendered, each CSI stock certificate will be deemed to represent only the right to receive shares of Replidyne common stock, and cash in lieu of any fractional share of Replidyne common stock. No dividends or other distributions with respect to Replidyne common stock with a record date after the effective time of the merger shall be paid or otherwise delivered to the holder of any unsurrendered CSI stock certificate with respect to the shares of Replidyne common stock that such holder has a right to receive in the merger until such holder surrenders such CSI stock certificate.

Certificate of Incorporation and Bylaws of Replidyne

The merger agreement provides that Replidyne stockholders must approve, as a condition to closing the merger, an amendment to Replidyne’s restated certificate of incorporation to effect a reverse stock split of the issued and outstanding shares of Replidyne common stock and change the name of the company from “Replidyne, Inc.” to “Cardiovascular Systems, Inc.,” which requires the affirmative vote of holders of a majority of Replidyne’s issued and outstanding common stock as of the record date for the special meeting. Upon the effectiveness of the amendment to Replidyne’s restated certificate of incorporation, the outstanding shares of Replidyne common stock will be reclassified and combined into a lesser number of shares such that one share of Replidyne common stock will be issued for a specified number of shares, which shall be greater than one and equal to or less than 50, of outstanding Replidyne common stock, with the exact number within the range to be determined by the mutual agreement of Replidyne and CSI prior to the effective time of such amendment. As applicable Nasdaq Global Market initial listing standards require Replidyne to have, among other things, a $4.00 per share minimum bid price, the reverse stock split is necessary in order to consummate the merger.

The merger agreement also provides that Replidyne will use commercially reasonable efforts to amend and restate its bylaws in a form reasonably acceptable to Replidyne and CSI.

Conditions to the Completion of the Merger

In addition to the approval and filing and effectiveness of the amendment of Replidyne’s restated certificate of incorporation, each party’s obligation to complete the merger is subject to the satisfaction or waiver by each of the parties, at or prior to the merger, of various conditions, which include the following:

•	all representations and warranties of the other party in the merger agreement must be true and correct on the date of the merger agreement and as of the closing date of the merger as if made on the closing date, or as of a particular date if such representations and warranties address matters as of that particular date, disregarding materiality qualifications limiting the scope of representations and warranties; except that such inaccuracies will be disregarded if they collectively would not reasonably be expected to have a “material adverse effect” (as discussed in the section of this proxy statement/prospectus entitled “The Merger Agreement — Material Adverse Effect”) on the party making the representations and warranties;

•	all of the covenants and obligations contained in the merger agreement that Replidyne, Responder Merger Sub, Inc., and CSI are required to comply with or to perform at or prior to the closing shall have been complied with and performed in all material respects;

•	the registration statement on Form S-4, of which this proxy statement/prospectus is a part, must have been declared effective by the SEC in accordance with the Securities Act and must not be subject to any SEC stop order or proceeding or threatened proceeding seeking a stop order;

•	the initial listing application on the Nasdaq Global Market shall have been conditionally approved, and the shares of Replidyne common stock to be issued in the merger shall be conditionally approved for listing on the Nasdaq Global Market, both subject only to the completion of the merger and completion by Replidyne of any reverse stock split required by Nasdaq;

•	since the signing of the merger agreement, there shall not have occurred and be continuing any material adverse effect with respect to the other party, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a material adverse effect with respect to the other party;

•	the requisite stockholders of Replidyne must have approved the amendment of Replidyne’s restated certificate of incorporation and the issuance of the Replidyne common stock pursuant to the merger agreement and the requisite stockholders of CSI must have approved the merger and adopted the merger agreement;

•	the other party to the merger agreement must have received all required third-party and governmental consents, and such consents must be in full force and effect at the closing of the merger;

•	the other party must have delivered certain certificates and other documents required under the merger agreement for the closing of the merger;

•	no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger shall have been issued by any court of competent jurisdiction or other governmental body and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the merger that makes consummation of the merger illegal;

•	Replidyne shall have terminated certain outstanding agreements specified by CSI and provided confirmation of such terminations reasonably acceptable to CSI;

•	CSI shall have obtained an acknowledgement from certain holders of options to purchase shares of CSI common stock and shares of CSI restricted stock that the terms of the option agreements and restricted stock agreements related thereto do not provide that the vesting of such securities accelerate, in whole or in part, in connection with or as a result of the consummation of the merger and the other transactions contemplated by the merger agreement; and

•	there shall be no pending or threatened any legal proceeding in which a governmental body is or is threatened to become a party:

•	challenging or seeking to restrain or prohibit the consummation of the merger or any of the transactions contemplated by the merger agreement;

•	relating to the merger or any of the transactions contemplated by the merger agreement and seeking to obtain from Replidyne or CSI any damages or other relief that would reasonably be expected to be material to Replidyne or CSI;

•	seeking to prohibit or limit in any material respect Replidyne’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the surviving corporation;

•	that could materially and adversely affect the right or ability of Replidyne or CSI to own any of the assets or operate the business of CSI;

•	seeking to compel any of CSI or Replidyne or any subsidiary of Replidyne to dispose of or hold separate any material assets or business as a result of the merger or any of the transactions contemplated by the merger agreement; or

•	seeking to impose (or that could result in the imposition of) any criminal sanctions or liability on Replidyne or CSI.

Conduct of Business Prior to the Merger

Except as set forth in the disclosure schedules to the merger agreement, Replidyne has agreed that it will (i) conduct its business in the ordinary course, by taking actions relating to the sale or disposition of assets and payment of liabilities in connection with winding up its business, or otherwise as necessary to maximize stockholder value and (ii) in compliance with all applicable legal requirements and the requirements of all material contracts.

Except as set forth in the disclosure schedules to the merger agreement, CSI has agreed that it will (i) conduct its business and operations in the ordinary course and in compliance with all applicable legal requirements and the requirements of all material contracts and (ii) preserve intact its current business organization, keep available the services of its current officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other persons having business relationships with CSI.

Except as set forth in the disclosure schedules to the merger agreement, or, in the case of CSI, in the ordinary course, both Replidyne and CSI have also agreed that they will refrain from doing any of the following prior to the effectiveness of the merger without the prior written consent of the other party (which shall not be unreasonably withheld, conditioned or delayed):

•	declare, accrue, set aside or pay any dividend or made any other distribution in respect of any shares of its capital stock, or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities;

•	subject to limited exceptions, sell, issue, grant or authorize the issuance of (i) any capital stock or other securities; (ii) any option, call or right to acquire any capital stock or any other security; (iii) any instrument convertible into or exchangeable for any capital stock or other security; or (iv) any additional grants or shares under its equity incentive plans;

•	amend or waive any of its rights under, or permit the acceleration of vesting under, its equity incentive plans, any stock options or agreement evidencing or relating to any outstanding stock option or warrant, any restricted stock purchase agreement, or any other contract evidencing or relating to any equity award;

•	amend its any of its constituent documents or effect or become a party to any acquisition transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

•	form any subsidiary or acquire any equity interest or other interest in any other entity;

•	make any capital expenditure which, in the case of CSI, when added to all other capital expenditures made on behalf of CSI, exceeds $250,000;

•	(i) enter into, or permit any of the assets owned or used by it to become bound by, any contract that contemplates or involves (A) the payment or delivery of cash or other consideration, in an amount or having a value in excess of $250,000 in the aggregate, in the case of CSI, or (B) the purchase or sale of any product, or performance of services by or to such party, that in the case of CSI, is outside the ordinary course and has a value in excess of $250,000 in the aggregate, or (ii) waive any right or remedy under any contract that, in the case of CSI, is outside of the ordinary course, or amend or prematurely terminate any contract;

•	acquire, lease or license any right or other asset from any other person, sell or otherwise dispose of, or lease or license, any right or other asset to any other person, or waive or relinquish any right, except for, in the case of CSI, immaterial rights or immaterial assets acquired, leased, licensed or disposed of in the ordinary course;

•	write off as uncollectible, or establish any extraordinary reserve with respect to, any account receivable or other indebtedness;

•	make any pledge of any of its assets or otherwise permit any of its assets to become subject to any encumbrance, except for, in the case of CSI, pledges of immaterial assets made in the ordinary course;

•	lend money to any person (other than pursuant to routine travel advances made to employees in the ordinary course), incur or guarantee any indebtedness for borrowed money (except, in the case of CSI, in amounts that are not in excess of $250,000 in the aggregate and other than draws under CSI’s credit facilities in effect on the date of the merger agreement) or issue or sell any debt securities or options, warrants, calls or similar rights to acquire any debt securities of such party;

•	establish or adopt any employee benefit plan, pay any bonus or make any profit sharing, incentive compensation or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or certain specified employees (except for payments made pursuant to any compensation plans in effect on the date of the merger agreement), or hire any new employee having, in the case of CSI, an annual salary in excess of $250,000;

•	change any of its personnel policies or other business policies, or any of its methods of accounting or accounting practices in any respect;

•	make any material tax election;

•	change any of its methods of accounting or accounting practices in any respect;

•	threaten, commence, settle or become subject to any legal proceeding;

•	pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction of non-material amounts in the ordinary course or as required by any contract or legal requirement;

•	in the case of Replidyne, enter into any transaction or taken any other action outside of the sale or disposition of assets and payment of liabilities in connection with winding up its business, other than entering into the merger agreement and the transactions contemplated by the merger agreement;

•	amend or prematurely terminate, or waive any material right or remedy under, any contract; or

•	agree to take, or commit to take, any of the above-referenced actions.

Notwithstanding the limitations set forth above:

•	CSI shall be entitled to consummate a “qualified financing,” as described below;

•	CSI shall not, without the prior written consent of Replidyne, issue options, warrants or other rights to acquire any capital stock or other securities, other than equity incentive awards issued under CSI’s 2007 Equity Incentive Plan, or the CSI 2007 Plan, to employees of and consultants to CSI in the ordinary course that (i) do not cause the total number of shares subject to awards under the CSI 2007 Plan to exceed the number of shares reserved for issuance under the CSI 2007 Plan as of the date of the merger agreement and (ii) if such award requires exercise by the holder, have an exercise price not less than the fair market value of a share of CSI common stock on the applicable grant date; and

•	Replidyne shall be entitled to take all action it deems appropriate in order to divest itself, whether by acquisition, liquidation or otherwise, of its pre-clinical programs and other non-cash assets; provided that Replidyne shall not, without the written consent of CSI (which may be withheld at the discretion of CSI), consummate or enter into any binding agreement to consummate any transaction to divest itself of such programs or other assets if Replidyne would incur any material obligations or liabilities that would survive the closing of the merger.

Limitation on Soliciting, Discussing or Negotiating Other Acquisition Proposals

Pursuant to the merger agreement, each of Replidyne and CSI agreed that, except as described below, they will not, during the pre-closing period, directly or indirectly:

•	solicit, initiate, knowingly encourage, induce or knowingly facilitate the communication, making, submission or announcement of any “acquisition proposal” or “acquisition inquiry” or take any action that would reasonably be expected to lead to an acquisition proposal or acquisition inquiry;

•	furnish any nonpublic information regarding CSI or Replidyne, as the case may be, to any person in connection with or in response to an acquisition proposal or acquisition inquiry;

•	engage in discussions or negotiations with any person with respect to any acquisition proposal or acquisition inquiry;

•	approve, endorse or recommend any acquisition proposal; or

•	execute or enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any acquisition transaction.

An “acquisition inquiry” means any inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Replidyne or CSI, as the case may be) that could reasonably be expected to lead to an “acquisition proposal” (as defined below), except for any inquiry, indication of interest or request for information relating to certain actions set forth on the disclosure schedules to the merger agreement or the divestment by Replidyne of its pre-clinical programs and other non-cash assets.

An “acquisition proposal” means any offer or proposal (other than an offer or proposal made or submitted by Replidyne or CSI, as the case may be) contemplating or otherwise relating to any “acquisition transaction” (as defined below), except for any offer or proposal related to certain matters set forth on the disclosure schedules to the merger agreement or the divestment by Replidyne of its pre-clinical programs and other non-cash assets.

An “acquisition transaction” means any transaction or series of transactions involving:

•	any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, financing transaction, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which CSI or Replidyne, as the case may be, is a constituent corporation; (ii) in which a person or “group” (as defined in the Securities Exchange Act of 1934, or the Exchange Act, and the rules promulgated thereunder) of persons acquires beneficial or record ownership of securities representing more than 1% of the outstanding securities of any class of voting securities of CSI or Replidyne, as the case may be, or any subsidiary of CSI or Replidyne, as the case may be; or (iii) in which CSI or Replidyne, as the case may be, or any subsidiary of CSI or Replidyne, as the case may be, issues any debt securities, incurs any indebtedness for borrowed money or issues securities representing more than 1% of the outstanding securities of any class of voting securities of CSI or Replidyne, as the case may be, or any subsidiary of CSI or Replidyne, as the case may be (other than issuances of CSI common stock or CSI preferred stock or Replidyne common stock pursuant to the exercise of options and warrants);

•	in the case of CSI, any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for (i) 1% or more of the consolidated net revenues of CSI and its subsidiaries, taken as a whole, consolidated net income of CSI and its subsidiaries, taken as a whole, or consolidated book value of the assets of CSI and its subsidiaries, taken as a whole; or

•	any liquidation or dissolution of CSI or the merger sub;

provided, however, that both (i) any “qualified financing” and (ii) any transaction or series of transactions that relate to certain matters set forth on the disclosure schedules to the merger agreement or the divestment by Replidyne of its pre-clinical programs and other non-cash assets and any transactions undertaken, continued or consummated in connection with those matters will be deemed not to be an “acquisition transaction.”

A “qualified financing” means mean any sale by CSI of debt or equity securities or the incurrence by CSI of indebtedness for borrowed money in an amount not to exceed $15,000,000 for all such issuances or incurrences in the aggregate, provided that CSI provides notice to Replidyne within five days of the commencement of discussions regarding any transaction that is reasonably likely to result in a qualified financing and continues to keep Replidyne reasonably apprised of such discussions through the consummation of any such transaction, and provided further that with respect to any issuance of equity securities (including, for the avoidance of doubt, the issuance of any indebtedness that is convertible into other equity securities of CSI) that values CSI at less than $181,000,000 prior to the consummation of such issuance, CSI has obtained the consent of Replidyne to the consummation of such issuance.

Notwithstanding the foregoing, prior to obtaining the consent of their stockholders, either party may furnish information regarding such party to, and may enter into discussions or negotiations with, any third party in response to a “superior offer” or an unsolicited bona fide written acquisition proposal made or received after the date of the merger agreement that is reasonably likely to result in a superior offer, if:

•	neither such party nor any representative of such party has breached the no solicitation provisions of the merger agreement described above with respect to that particular superior offer or acquisition proposal;

•	the board of directors of such party concludes in good faith, based on the advice of outside legal counsel, that such action is required in order for such party’s board of directors to comply with its fiduciary obligations to such party’s stockholders under applicable legal requirements;

•	at least three business days prior to furnishing any such information to, or entering into discussions with, such person, such party gives the other party written notice of the identity of such person and of such party’s intention to furnish information to, or enter into discussions with, such person;

•	such party receives from such person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire provisions and “standstill” provisions) at least as favorable to such party as those contained in the confidentiality agreement previously entered into between Replidyne and CSI; and

•	at least three business days prior to furnishing any such nonpublic information to such person, such party furnishes such information to the other party (to the extent such nonpublic information has not been previously furnished by such party to the other party).

A “superior offer” means unsolicited bona fide written offer by a third party to enter into (i) a merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction as a result of which either (A) Replidyne or CSI stockholders, as the case may be, prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (B) a person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) directly or indirectly acquires beneficial or record ownership of securities representing 50% or more of Replidyne’s or CSI’s capital stock, as the case may be, or (ii) a sale, lease, exchange transfer, license, acquisition or disposition of any business or other disposition of at least 50% of the assets of Replidyne or CSI, as the case may be, or its subsidiaries, taken as a whole, in a single transaction or a series of related transactions that, in the case of either clause (i) or (ii): (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the merger agreement; and (b) is on terms and conditions that the board of directors of Replidyne or CSI, as applicable, determines, in its good faith judgment, after obtaining and taking into account such matters that its board of directors deems relevant following consultation with its outside legal counsel and financial advisor: (x) is more favorable to Replidyne stockholders or CSI stockholders, as the case may be, than the terms of the merger; and (y) is reasonably capable of being consummated.

Change in Recommendation

The merger agreement provides that neither Replidyne nor CSI shall withdraw or modify, or adopt or propose any resolution of the board of directors or any committee to withdraw or modify, in a manner adverse to the other party its recommendation to (i) issue shares of Replidyne common stock in connection with the merger, (ii) approve the amendment to Replidyne’s restated certificate of incorporation, or (iii) approve the merger agreement, as the case may be. Notwithstanding the foregoing, Replidyne or CSI may withdraw or modify their recommendation in a manner adverse to the other party prior to the Replidyne stockholder meeting or the CSI stockholder meeting, as the case may be, if the board of directors of Replidyne or CSI, as the case may be, determines in good faith, based on the advice of its outside legal counsel, that such action is required in order for the applicable board of directors to comply with its fiduciary obligations under applicable legal requirements, provided, that Replidyne or CSI, as the case may be, must receive three business days prior written notice from the other party confirming that such party’s board of directors has determined to change its recommendation.

Meeting of Stockholders

Replidyne is obligated under the merger agreement to call, give notice of and hold a special meeting of its stockholders for the purposes of considering the issuance of shares of Replidyne common stock and the amendment to Replidyne’s restated certificate of incorporation. The meeting shall be held as promptly as practicable after the registration statement of which this proxy statement/prospectus is a part is declared effective. Replidyne shall proceed with holding the stockholder meeting despite the commencement, disclosure, announcement or submission or any superior offer or other acquisition proposal or Replidyne’s withdrawal or modification of its board recommendation.

CSI is obligated under the merger agreement to call, give notice of and hold a special meeting of its stockholders for the purposes of considering the adoption of the merger agreement. The meeting shall be held as promptly as practicable after the registration statement of which this proxy statement/prospectus is a part is declared effective. CSI shall proceed with holding the stockholder meeting despite the commencement, disclosure, announcement or submission or any superior offer or other acquisition proposal or CSI’s withdrawal or modification of its board recommendation.

Other Agreements

Each of Replidyne and CSI has agreed to use its commercially reasonable efforts to:

•	cause to be taken all actions necessary to complete the merger and make effective the other transactions contemplated by the merger agreement;

•	file or otherwise submit, as soon as practicable after the date of the merger agreement, all applications, notices, reports and other documents required to be filed by such party with or otherwise submitted by such party to any governmental body with respect to the merger and the other transactions contemplated by the merger agreement and to submit promptly any additional information requested by any such governmental body;

•	obtain each consent (if any) reasonably required to be obtained (pursuant to any applicable legal requirement or contract, or otherwise) by such party in connection with the merger or any of the other transactions contemplated by the merger agreement or for such contract to remain in full force and effect;

•	lift any restraint, injunction or other legal bar to the merger or any of the other transactions contemplated by the merger agreement;

•	satisfy the conditions precedent to the consummation of the transactions contemplated by the merger agreement;

•	cause their respective legal advisors to deliver an opinion as to whether the merger qualifies as a reorganization within the meaning of Section 368 of the Internal Revenue Code or 1986, as amended; and

•	consult each other about any public statement or press release either will make concerning the merger.

Replidyne and CSI also have agreed:

•	that Replidyne, with the cooperation of CSI, will file an application for initial inclusion on The Nasdaq Global Market in connection with the listing of Replidyne common stock pursuant to Nasdaq’s “reverse merger” rules and use commercially reasonable efforts to cause the shares issued in the merger to be approved for listing;

•	that Replidyne will use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Replidyne common stock to be issued pursuant to the merger will (to the extent required) be registered or qualified or exempt from registration or qualification under the securities law of every jurisdiction of the United States in which any registered holder of CSI capital stock has an address of record on the record date applicable to CSI’s special meeting of stockholders, except that Replidyne shall not be required: (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) to file a general consent to service of process in any jurisdiction; or (iii) otherwise become subject to taxation in any jurisdiction;

•	from the effective time of the merger through the sixth anniversary thereof, each of Replidyne and the surviving corporation shall indemnify and hold harmless each person who is now or had been at any time prior to the date of the merger agreement, or who becomes prior to the effective time of the merger, a director or officer of Replidyne or CSI against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such person is or was a director or officer of Replidyne or CSI, whether asserted or claimed prior to, at or after the effective time of the merger, to the fullest extent permitted under, as applicable, (i) the Delaware General Corporation Law for directors or officers of Delaware corporations and (ii) the Minnesota Business Corporation Act for directors or officers of Minnesota corporations;

•	that the certificate of incorporation or articles of incorporation, as applicable, and bylaws of each of Replidyne and the surviving corporation shall contain, and Replidyne shall cause the articles of incorporation and bylaws of the surviving corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of each of Replidyne and CSI than are presently set forth in the certificate of incorporation or articles of incorporation, as applicable, and bylaws of Replidyne and CSI, as applicable, which provisions shall not be amended, modified or repealed for a period of six years time from the effective time of the merger in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the effective time of the merger, were officers or directors of Replidyne or CSI;

•	that Replidyne shall purchase directors’ and officers’ insurance policies that maintain in effect for six years from the closing of the merger the current insurance policies maintained by Replidyne and CSI with respect to matters occurring prior to the closing of the merger, and shall purchase a new directors’ and officers’ insurance policy that is effective as of the effective time of the merger on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Replidyne;

•	that Replidyne shall take all action necessary to cause the number of members of Replidyne’s board of directors to be fixed at ten and the persons identified in the merger agreement to constitute Replidyne’s board of directors, effective concurrently with the effective time of the merger;

•	that Replidyne shall appoint the persons identified in the merger agreement as officers of Replidyne and shall obtain the resignations of or otherwise terminate the employment of all officers and other employees or Replidyne, effective as of the effective time of the merger;

•	that CSI shall use commercially reasonable efforts to obtain an acknowledgement in a form reasonably acceptable to Replidyne from the holders of certain CSI options and shares of restricted CSI common stock that the terms of the option agreements and restricted stock agreements related thereto do not provide that the vesting of such securities will accelerate, in whole or in part, in connection with or as a result of the consummation of the merger and the other transactions contemplated by the merger agreement;

•	that Replidyne shall use commercially reasonable efforts to terminate certain agreements and employee benefit plans identified in the merger agreement;

•	that Replidyne shall use commercially reasonable efforts to terminate, sublease or otherwise assign to a third party its remaining obligations under its lease agreement for its headquarters in Louisville, Colorado; and

•	that Replidyne and CSI shall each use commercially reasonable efforts to cause its respective officers to enter into lock-up agreements in favor of Replidyne and CSI pursuant to which such officers would agree not to sell, transfer or otherwise dispose of any securities of Replidyne or CSI until the date that is 90 days after the closing of the merger.

Representations and Warranties

The merger agreement contains customary representations and warranties of Replidyne and CSI relating to, among other things:

•	subsidiaries, corporate organization, authority and qualifications;

•	capital structure;

•	financial statements and documents filed with the SEC and the accuracy of information contained in those documents;

•	absence of material changes or events;

•	internal controls and procedures;

•	in the case of Replidyne, bank accounts;

•	equipment and leaseholds;

•	intellectual property rights and agreements;

•	material agreements, contracts and commitments;

•	absence of undisclosed liabilities;

•	permits and compliance with applicable laws;

•	tax matters;

•	employee and labor matters and employee benefit plans;

•	environmental matters;

•	insurance;

•	related party transactions;

•	legal proceedings and orders;

•	authorization to enter into the merger agreement and consummate the associated transactions;

•	inapplicability of anti-takeover statutes;

•	non-contravention of merger agreement with existing corporate documents, contracts, permits or applicable legal requirements;

•	the stockholder vote necessary to approve the merger and the transactions contemplated by the merger agreement;

•	brokers’ and finders’ fees;

•	in the case of Replidyne, the valid issuance of the shares of Replidyne common stock to be issued in the merger;

•	absence of certain payments made by a party or its officers, employees agents or other representatives; and

•	the accuracy of information supplied in connection with this proxy statement/prospectus and the registration statement of which it is a part.

Material Adverse Effect

Several of the representations, warranties, covenants and closing conditions of Replidyne and CSI in the merger agreement are qualified by reference to whether the item in question has had or could reasonably be expected to have a “material adverse effect” on the applicable company.

The merger agreement provides that “material adverse effect” means, when used in connection with CSI, any effect, change, event, circumstance or development that, considered together with all other effects, changes, events, circumstances or developments, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on the business, financial condition, capitalization, assets, operations or financial performance or prospects of CSI or the ability of CSI to consummate the merger or any of the transactions contemplated by the merger agreement or to perform any of its covenants or obligations under the merger agreement. None of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been or will be, a material adverse effect with respect to CSI:

•	any effect on the business, financial condition, capitalization, assets, operations or financial performance or prospects of CSI caused by, related to or resulting from the transactions contemplated by the merger agreement or the announcement or pendency thereof;

•	any failure by CSI to meet internal revenue projections or forecasts for any period; provided that the actual results of CSI do not deviate by more than 20% from the results anticipated by such projections or forecasts;

•	any adverse change, effect or occurrence attributable to the United States economy as a whole, provided that such change, effect or occurrence does not affect CSI in a disproportionate manner;

•	any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing; and

•	any change in accounting requirements or principles or any change in applicable accounting laws, rules or regulations or the interpretation thereof.

The entrance of any settlement, arbitration award or judgment that results or would result in any payment in excess of $5.0 million by CSI, or the granting of any injunctive relief against CSI that has or would reasonably be expected to have or result in an adverse effect on the business, financial condition, capitalization, assets, operations or financial performance or prospects of CSI, in connection in each case with any legal proceeding to which CSI is a party, shall constitute a material adverse effect with respect to CSI.

The merger agreement provides that “material adverse effect” means, when used in connection with Replidyne, any effect, change, event, circumstance or development that, considered together with all other effects, changes, events, circumstances or developments, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on the financial condition or assets of Replidyne or the ability of Replidyne to consummate the merger or any of the transactions contemplated by the merger agreement or to perform any of its covenants or obligations under the merger agreement. None of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been or will be, a material adverse effect with respect to Replidyne:

•	any effect on the financial condition or assets of Replidyne caused by, related to or resulting from the transactions contemplated by the merger agreement or the announcement or pendency thereof or any transactions undertaken, continued or consummated in connection with the divestment of its pre-clinical programs and other non-cash assets;

•	any adverse change, effect or occurrence attributable to the United States economy as a whole, provided that such change, effect or occurrence does not affect Replidyne in a disproportionate manner;

•	any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing;

•	any change in the stock price or trading volume of Replidyne independent of any other event that would be deemed to have a “material adverse effect” with respect to Replidyne; and

•	any change in accounting requirements or principles or any change in applicable accounting laws, rules or regulations or the interpretation thereof.

The entrance of any settlement, arbitration award or judgment that results or would result in any payment in excess of $5.0 million by Replidyne, or the granting of any injunctive relief against Replidyne that has or would reasonably be expected to have or result in an adverse effect on the business, financial condition, capitalization, assets, operations or financial performance or prospects of Replidyne, in connection in each case with any legal proceeding to which Replidyne is a party, shall constitute a material adverse effect with respect to Replidyne. The amount of net assets, or any increase or decrease in net assets above or below a particular level, shall not constitute a “material adverse effect” with respect to Replidyne.

Termination of the Merger Agreement

The merger agreement may be terminated prior to the effective time of the merger (whether before or after adoption of the merger agreement by CSI stockholders and whether before or after approval of the amendment to Replidyne’s restated certificate of incorporation and the issuance of Replidyne common stock in the merger by Replidyne stockholders):

•	by mutual written consent of Replidyne and CSI, duly authorized by their respective boards of directors;

•	by either Replidyne or CSI if the merger shall not have been consummated by the April 30, 2009; provided, however, that a party shall not be permitted to terminate the merger agreement on this basis if the failure to consummate the merger by such date is attributable to a failure on the part of such party to perform any covenant or obligation in the merger agreement required to be performed by such party at or prior to the effective time of the merger;

•	by either Replidyne or CSI if a court of competent jurisdiction or other governmental body shall have issued a final and nonappealable order, or shall have taken any other final and nonappealable action, having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the merger;

•	by either Replidyne or CSI if: (i) the Replidyne stockholders’ meeting (including any adjournments and postponements thereof) shall have been held and Replidyne stockholders shall have taken a final vote on the amendment to Replidyne’s restated certificate of incorporation and the issuance of shares of Replidyne common stock in the merger; and (ii) either or both of the amendment to Replidyne’s restated certificate of incorporation or the issuance of Replidyne common stock in the merger shall not have been approved at the Replidyne stockholders’ meeting;

•	by either Replidyne or CSI if: (i) the CSI stockholders’ meeting (including any adjournments and postponements thereof) shall have been held and CSI stockholders shall have taken a final vote on the adoption of the merger agreement (including the consummation of the merger); and (ii) the merger agreement (including the consummation of the merger) shall not have been approved and adopted at the CSI stockholders’ meeting;

•	by either Replidyne or CSI if (i) the Replidyne board of directors has withheld, withdrawn, amended or modified its recommendation because it has determined in good faith, based on the advice of its outside legal counsel, that such action is required in order for the Replidyne board of directors to comply with its fiduciary obligations to Replidyne stockholders under applicable legal requirements, or (ii) Replidyne enters into a letter of intent, memorandum of understanding or definitive agreement with respect to a superior offer;

•	by either Replidyne or CSI if (i) the CSI board of directors has withheld, withdrawn, amended or modified its recommendation because it has determined in good faith, based on the advice of its outside legal counsel, that such action is required in order for the CSI board of directors to comply with its fiduciary obligations to CSI stockholders under applicable legal requirements, or (ii) CSI enters into a letter of intent, memorandum of understanding or definitive agreement with respect to a superior offer;

•	by CSI if: (i) any of the representations and warranties of Replidyne or the merger sub set forth in the merger agreement shall have been inaccurate as of the date of the merger agreement or shall have become inaccurate as of a date subsequent to the date of the merger agreement (as if made on such subsequent date), provided, that any inaccuracies to such representations and warranties will be disregarded if such inaccuracies do not collectively constitute, and would not reasonably be expected to have or result in, a material adverse effect, or (ii) any of Replidyne’s or the merger sub’s covenants or obligations contained in the merger agreement shall have been breached such that the requirement that Replidyne comply with or perform all of its covenants and obligations pursuant to the merger agreement in all material respects prior to the closing of the merger would not be satisfied; provided, that if an inaccuracy in any of Replidyne’s or the merger sub’s representations and warranties as of a date subsequent to the date of the merger agreement or breach of a covenant or obligation by Replidyne or the merger sub is curable by Replidyne or the merger sub, and Replidyne or the merger sub is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then CSI may not terminate the merger agreement on this basis on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that CSI gives Replidyne notice of such inaccuracy or breach; or

•	by Replidyne if: (i) any of the representations and warranties of CSI contained in the merger agreement shall have been inaccurate as of the date of the merger agreement or shall have become inaccurate as of a date subsequent to the date of the merger agreement (as if made on such subsequent date), provided, that any inaccuracies to such representations and warranties will be disregarded if such inaccuracies do not collectively constitute, and would not reasonably be expected to have or result in, a material adverse effect, or (ii) any of CSI’s covenants or obligations contained in the merger agreement shall have been breached such that the requirement that CSI comply with or perform all of its covenants and obligations pursuant to the merger agreement in all material respects prior to the closing of the merger would not be satisfied; provided, that if an inaccuracy in any of CSI’s representations and warranties as of a date subsequent to the date of the merger agreement or breach of a covenant or obligation by CSI is curable by CSI, and CSI is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then Replidyne may not terminate the merger agreement on this basis on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Replidyne gives CSI notice of such inaccuracy or breach.

Termination Fees

Fees Payable by Replidyne

Replidyne must pay CSI a nonrefundable fee of $1.5 million and reimburse CSI for all actual out of pocket legal, accounting and investment advisory fees paid or payable in connection with the merger agreement and the transactions contemplated by the merger agreement if:

•	the merger agreement is terminated by Replidyne or CSI if (i) the Replidyne board of directors has withheld, withdrawn, amended or modified its recommendation because it has determined in good faith, based on the advice of its outside legal counsel, that such action is required in order for the Replidyne board of directors to comply with its fiduciary obligations to Replidyne stockholders under applicable legal requirements, or (ii) Replidyne enters into a letter of intent, memorandum of understanding or definitive agreement with respect to a superior offer; or

•	the merger agreement is terminated by Replidyne or CSI if the stockholders of Replidyne do not approve either the amendment to Replidyne’s restated certificate of incorporation or the issuance of Replidyne common stock at the Replidyne special meeting of stockholders, and all of the following conditions are met:

•	prior to the Replidyne special meeting of stockholders, an acquisition proposal with respect to Replidyne has been publicly made and not withdrawn; and

•	within twelve months of the termination of the merger agreement, Replidyne enters into any agreement for an acquisition transaction contemplated by such acquisition proposal or consummates an acquisition transaction contemplated by such acquisition proposal.

CSI must pay Replidyne a nonrefundable fee of $1.5 million and reimburse Replidyne for all actual out of pocket legal, accounting and investment advisory fees paid or payable in connection with the merger agreement and the transactions contemplated by the merger agreement if:

•	the merger agreement is terminated by Replidyne or CSI if (i) the CSI board of directors has withheld, withdrawn, amended or modified its recommendation because it has determined in good faith, based on the advice of its outside legal counsel, that such action is required in order for the CSI board of directors to comply with its fiduciary obligations to CSI stockholders under applicable legal requirements, or (ii) CSI enters into a letter of intent, memorandum of understanding or definitive agreement with respect to a superior offer; or

•	the merger agreement is terminated by Replidyne or CSI if the stockholders of CSI do not approve the adoption of the merger agreement (including the consummation of the merger) at the CSI special meeting of stockholders, and all of the following conditions are met:

•	prior to the CSI special meeting of stockholders, an acquisition proposal with respect to CSI has been publicly made and not withdrawn; and

•	within twelve months of the termination of the merger agreement, CSI enters into any agreement for an acquisition transaction contemplated by such acquisition proposal or consummates an acquisition transaction contemplated by such acquisition proposal.

Amendment and Waiver of the Merger Agreement

Amendment

The merger agreement may be amended with the approval of the respective boards of directors of CSI and Replidyne (or duly appointed committees thereof) at any time (whether before or after the adoption of the merger agreement by CSI stockholders and whether before or after approval of the amendment to Replidyne’s restated certificate of incorporation and the issuance of Replidyne common stock in the merger by Replidyne stockholders); provided, however, that after any such adoption of the merger agreement by CSI stockholders, no amendment shall be made which by law requires further approval of CSI stockholders without the further approval of CSI stockholders. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to the merger agreement.

Waiver

No failure on the part of Replidyne or CSI to exercise any power, right, privilege or remedy under the merger agreement, and no delay on the part of Replidyne or CSI in exercising any power, right, privilege or remedy under the merger agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

Neither Replidyne nor CSI shall be deemed to have waived any claim arising out of the merger agreement, or any power, right, privilege or remedy under the merger agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Replidyne or CSI; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

OTHER AGREEMENTS RELATED TO THE MERGER

Voting Agreements

The following description of the voting agreements describes the material terms of the voting agreements. This description of the voting agreements is qualified in its entirety by reference to the form of Replidyne voting agreement, which is attached as Annex B to this proxy statement/prospectus, and by reference to the form of CSI voting agreement, which is attached as Annex C to this proxy statement/prospectus, and which are incorporated herein by reference. We encourage you to read both forms of voting agreement in their entirety.

In order to induce Replidyne to enter into the merger agreement, several CSI stockholders entered into voting agreements and irrevocable proxies with Replidyne pursuant to which, among other things, each of these stockholders agreed, solely in his capacity as a stockholder, to vote all of their shares, representing approximately 20% of the outstanding capital stock of CSI, in favor of the merger and the other actions contemplated by the merger agreement. These stockholders represented the maximum number of the outstanding shares of CSI capital stock that could be made subject to these voting agreements under Minnesota corporate law. All of these stockholders are executive officers, directors, or entities controlled by such persons, or 5% stockholders, of CSI. In addition, in order to induce CSI to enter into the merger agreement, several Replidyne stockholders, who together with their respective affiliates, beneficially own approximately 48% of the outstanding common stock of Replidyne, entered into voting agreements and irrevocable proxies in favor of CSI pursuant to which, among other things, each of these stockholders agreed, solely in his capacity as a stockholder, to vote shares representing approximately 32% of the outstanding common stock of Replidyne in favor of the merger and the other actions contemplated by the merger agreement. In particular, each of the stockholders referenced above agreed to vote such securities:

•	in favor of the merger, the execution and delivery by Replidyne or CSI, as the case may be, of the merger agreement and the adoption and approval of the merger agreement and the terms thereof, in favor of each of the other actions contemplated by the merger agreement and in favor of any action in furtherance of any of the foregoing;

•	against any action or agreement that would result in a material breach of any covenant or obligation of Replidyne or CSI, as the case may be, in the merger agreement that would have the effect of preventing or materially delaying the merger; and

•	against the following actions (other than the merger and the transactions contemplated by the merger agreement (including, in the case of Replidyne, the consummation of a transaction entered into in connection with the divestment by Replidyne of its pre-clinical programs and other non-cash assets)):

•	any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Replidyne or CSI, as the case may be, or any of its subsidiaries;

•	any sale, lease or transfer of a material amount of assets of Replidyne or CSI, as the case may be, or any of its subsidiaries;

•	any reorganization, recapitalization, dissolution or liquidation of Replidyne or CSI, as the case may be, or any of its subsidiaries;

•	any change in a majority of the board of directors of Replidyne or CSI, as the case may be;

•	any amendment to the restated certificate of incorporation, articles of incorporation or bylaws of Replidyne or CSI, as the case may be, which would materially delay the merger;

•	any acquisition transaction; and

•	any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the merger or any of the other transactions contemplated by the merger agreement or the voting agreement.

These stockholders also granted Replidyne or CSI, as the case may be, an irrevocable proxy to their respective shares in accordance with the voting agreement. These stockholders may vote their shares of Replidyne or CSI capital stock, as the case may be, on all other matters not referred to in such proxy.

Under the voting agreements, subject to certain exceptions, these stockholders also have agreed not to sell or transfer Replidyne capital stock or CSI capital stock, as the case may be, held by them, or any voting rights with respect thereto, until the earlier of (i) the day after the merger is consummated, (ii) April 30, 2009, (iii) the date of any modification, waiver or amendment to the merger agreement in a manner that reduces the amount and form of consideration payable to such stockholders and (iv) the termination of the merger agreement. Subject to certain exceptions, to the extent that any such sale or transfer is permitted pursuant to the exceptions included in the voting agreement, each person to which any shares of Replidyne capital stock or CSI capital stock or securities are so sold or transferred must agree in writing to be bound by the terms and provisions of the voting agreement.

Replidyne and CSI stockholders that executed these voting agreements have agreed not to engage in certain actions that would solicit, encourage or support acquisition transactions other than the merger.

The Replidyne stockholders that entered into voting agreements and irrevocable proxies with CSI are Kenneth Collins, HealthCare Ventures VI, L.P., HealthCare Ventures VIII, L.P., Daniel J. Mitchell Trust, Morgenthaler Partners VII, L.P., Perseus-Soros Biopharmaceutical Fund L.P., Sequel Limited Partnership III, Sequel Entrepreneurs’ Fund III, L.P., TPG Biotechnology Partners, L.P. and TPG Ventures, L.P. HealthCare Investment Partners Holdings II LLC had also entered into a voting agreement and irrevocable proxy with CSI, but was released from its obligations thereunder in connection with the distribution of all of the shares of Replidyne common stock held by such stockholder to its members, none of whom are currently subject to a voting agreement or irrevocable proxy in respect of the shares received in connection with such distribution.

The CSI stockholders that entered into voting agreements and irrevocable proxies with Replidyne are Brent Blackey, Easton Hunt Capital Partners L.P., Geoffrey O. Hartzler, TTEE Geoffrey O. Hartzler Rev Trust dtd 1/8/97, as amended, GDN Holdings LLC, Charles Schwab & Co., Inc. Cust FBO Michael J. Kallok IRA, David L. Martin, Maverick Fund II, Ltd., Gary M. Petrucci, Sonora Web LLLP and Whitebox Hedged High Yield Partners, LP.

Lock-up Agreements

The directors and certain stockholders of both Replidyne and CSI entered into lock-up agreements in favor of Replidyne and CSI pursuant to which they have agreed, subject to limited exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly any shares of CSI common stock or Replidyne common stock or any securities convertible into or exercisable or exchangeable for shares of CSI common stock or Replidyne common stock or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of CSI common stock or Replidyne common stock or engage in any short selling of any shares of CSI common stock or Replidyne common stock or any securities convertible into or exercisable or exchangeable for shares of CSI common stock or Replidyne common stock during the period beginning on the date of the merger agreement and ending 90 days after the closing of the merger. The lock-up restrictions will not apply to certain transfers not involving a disposition for value, provided that the recipient agrees to be bound by these lock-up restrictions and provided that such transfers are not required to be reported, and are not voluntarily reported, in any public report or filing with the SEC during the lock-up period. As of December 31, 2008, the parties to the lock-up agreements owned approximately 37% of Replidyne’s outstanding common stock and 28% of CSI’s outstanding capital stock.

Pursuant to the merger agreement, Replidyne and CSI have each agreed to use commercially reasonable efforts to cause its respective officers to enter into lock-up agreements in favor of Replidyne and CSI on substantially the same terms as described above.

CSI Preferred Stockholder Conversion Agreement

Concurrently with the execution of the merger agreement, the holders of approximately 68% of CSI’s outstanding preferred stock, calculated on an as-converted to common stock basis, entered into an agreement with CSI pursuant to which all outstanding shares of CSI preferred stock will be automatically converted into shares of CSI common stock, effective as of immediately prior to the effective time of the merger. In consideration of the agreement of such stockholders, CSI will issue to the holders of CSI preferred stock warrants to purchase 3,500,000 shares of CSI common stock at an exercise price of $5.71 per share, pro rata to each such holder based on its percentage of the outstanding shares of CSI preferred stock on an as-converted to common stock basis. Such warrants will be issued immediately following the effectiveness of the conversion of all outstanding shares of CSI preferred stock described above but prior to the effective time of the merger. This agreement also amends the terms of the investor rights agreement that CSI has entered into with certain of its stockholders to provide that such investor rights agreement will terminate upon the consummation of the merger.

REPLIDYNE PROPOSAL NO. 2

AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION TO
EFFECT A REVERSE STOCK SPLIT

Overview

The Replidyne board of directors has approved a proposal to amend its restated certificate of incorporation to effect a reverse stock split of the issued and outstanding shares of its common stock. The board has recommended that this proposal be presented to its stockholders for approval. The text of the form of proposed amendment to Replidyne’s restated certificate of incorporation to effect a reverse stock split of the issued and outstanding shares of Replidyne common stock, along with the other proposed amendments to Replidyne’s restated certificate of incorporation described in this proxy statement/prospectus, is attached to this proxy statement/prospectus as Annex E.

The proposed amendment to Replidyne’s restated certificate of incorporation would effect a reverse stock split whereby a number of outstanding shares of Replidyne common stock between and including 1 and 50, such number consisting only of whole shares, will be combined into one share of Replidyne common stock, with this exact number within the range to be determined by the Replidyne board of directors, subject to its obligation under the merger agreement to agree with CSI on such determination. The Replidyne board of directors believes that stockholder approval of an amendment granting the board this discretion, rather than approval of a specified ratio, provides the Replidyne board of directors with appropriate flexibility to react to then-current market conditions and, therefore, is in the best interests of Replidyne and its stockholders.

By approving this amendment, stockholders will approve a series of amendments to Replidyne’s restated certificate of incorporation pursuant to which any whole number of outstanding shares of Replidyne common stock between and including 1 and 50 would be combined into one share of Replidyne common stock, and authorize the Replidyne board of directors to file only one such amendment, as determined by the Replidyne board of directors in the manner described herein, and to abandon each amendment not selected by the Replidyne board of directors. The Replidyne board of directors may also elect not to undertake any reverse stock split.

If approved by the stockholders, and following such approval, the Replidyne board of directors determines that effecting a reverse stock split is in the best interests of Replidyne and its stockholders, the reverse stock split will become effective upon filing one such amendment with the Secretary of State of the State of Delaware. The amendment filed thereby will contain the number of shares selected by the Replidyne board of directors within the limits set forth in this proposal to be combined into one share of Replidyne common stock.

If Replidyne’s board of directors elects to effect a reverse stock split following stockholder approval, the number of issued and outstanding shares of common stock would be reduced in accordance with an exchange ratio determined by the Replidyne board of directors within the limits set forth in this proposal. Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of Replidyne’s outstanding common stock immediately following the reverse stock split as such stockholder held immediately prior to the reverse stock split. The par value of Replidyne common stock would remain unchanged at $0.001 per share.

Reasons for the Reverse Stock Split

The Replidyne board of directors believes that a reverse stock split may be desirable for a number of reasons. First, the Replidyne board of directors believes that a reverse stock split may allow Replidyne to remain listed on the Nasdaq Global Market. Second, the Replidyne board of directors believes that a reverse stock split could improve the marketability and liquidity of Replidyne common stock.

Replidyne common stock is currently quoted on the Nasdaq Global Market. According to applicable Nasdaq rules, in a transaction constituting a “reverse merger” in which an issuer combines with a non-Nasdaq entity, resulting in a change of control of the issuer and potentially allowing the non-Nasdaq entity to obtain a Nasdaq listing, the issuer must apply for initial inclusion on the applicable Nasdaq market. The merger agreement requires, as a condition to closing of the merger, that Replidyne have received conditional approval to list the shares issuable in connection with the merger on the Nasdaq Global Market. The listing standards of the Nasdaq Global Market require, among other things, a $4.00 per share minimum bid upon the effective time of the merger. Replidyne and

CSI have filed an initial listing application for the Nasdaq Global Market in connection with the merger. On          , 2009, Replidyne common stock closed at $      per share. Therefore, the reverse stock split is necessary in order to consummate the merger.

In addition to initial listing requirements for the Nasdaq Global Market that Replidyne must satisfy in connection with the merger, in order for Replidyne common stock to continue to be listed on the Nasdaq Global Market after the completion of the merger, Replidyne must satisfy certain listing maintenance standards established by the Nasdaq Global Market. Among other things, if the closing bid price of Replidyne common stock is under $1.00 per share for 30 consecutive trading days and does not thereafter reach $1.00 per share or higher for a minimum of ten consecutive trading days during the 180 calendar days following notification by Nasdaq, Nasdaq may delist Replidyne common stock from trading on the Nasdaq Global Market. On October 16, 2008, Nasdaq announced that it had suspended the enforcement of its rules requiring a minimum bid price of $1.00 per share through January 16, 2009. On December 19, 2008, Nasdaq announced an extension of the suspension of the $1.00 minimum bid price requirement through April 17, 2009. As a result of this suspension, Replidyne does not expect to receive a staff determination letter with respect to the delisting of Replidyne common stock resulting from a failure to meet the minimum bid requirement unless it has failed to demonstrate compliance with the minimum bid requirement on or before May 1, 2009. In the event that Replidyne receives a determination letter from the staff at Nasdaq with respect to its non-compliance with the minimum bid requirement, Replidyne expects to appeal such determination and present a plan for compliance to Nasdaq that includes the consummation of the merger and the implementation of the reverse stock split. The Replidyne board of directors expects that a reverse stock split of its common stock will increase the market price of its common stock so that Replidyne is able to achieve the initial listing requirements for the Nasdaq Global Market upon completion of the merger and thereafter maintain compliance with the Nasdaq minimum bid price listing standard for the foreseeable future. Notwithstanding the foregoing, there can be no assurance that the market price per share following the merger and the reverse stock split will remain in excess of the minimum bid price for a sustained period of time. In addition, there can be no assurance that the Replidyne common stock will not be delisted due to a failure to meet other continued listing requirements even if the market price per post-reverse split share of Replidyne common stock remains in excess of the minimum bid requirement.

The Replidyne board of directors also believes that the increased market price of Replidyne common stock expected as a result of implementing a reverse stock split will improve the marketability and liquidity of Replidyne common stock and will encourage interest and trading in Replidyne common stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of Replidyne common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted that the liquidity of Replidyne common stock may be harmed by the proposed reverse stock split given the reduced number of shares that would be outstanding after the reverse stock split. The Replidyne board of directors is hopeful, however, that the anticipated higher market price will reduce, to some extent, the negative effects of the policies and practices of institutional investors and brokerage houses described above on the liquidity and marketability of the common stock.

Effects of the Reverse Stock Split

After the effective date of the proposed reverse stock split, each stockholder will own a reduced number of shares of Replidyne common stock. However, the proposed reverse stock split will affect all Replidyne stockholders uniformly and will not affect any stockholder’s percentage ownership interests in Replidyne, except to the extent that the reverse stock split results in any of Replidyne stockholders owning a fractional share as described below. Proportionate voting rights and other rights and preferences of the holders of Replidyne common stock will not be affected by the proposed reverse stock split (other than as a result of the payment of cash in lieu of fractional shares). For example, a holder of 2% of the voting power of the outstanding shares of Replidyne common stock immediately prior to reverse stock split would continue to hold 2% of the voting power of the outstanding shares of Replidyne common stock immediately after the reverse stock split. The number of stockholders of record will not be affected by the proposed reverse stock split (except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the proposed reverse stock split).

The amendment to Replidyne’s restated certificate of incorporation to effect the reverse stock split will not change the number of authorized shares of Replidyne common stock. As a result, one of the effects of the reverse stock split will be to effectively increase the proportion of authorized shares which are unissued relative to those which are issued. This could result in the combined company being able to issue more shares without further stockholder approval.

If a proposed reverse stock split is implemented, it will increase the number of stockholders of Replidyne who own “odd lots” of less than 100 shares of Replidyne common stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock. Accordingly, a reverse stock split may not achieve the desired results of increasing marketability and liquidity of Replidyne common stock that have been outlined above.

Replidyne common stock is currently registered under Section 12(b) of the Securities Exchange Act of 1934, or the Exchange Act, and Replidyne is subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect the registration of the common stock under the Exchange Act. If the proposed reverse stock split is implemented, and Replidyne’s initial listing application with the Nasdaq Global Market is approved, Replidyne common stock will continue to be reported on the Nasdaq Global Market under the symbol “RDYN.” It is expected that following the merger, the combined company will change its name to Cardiovascular Systems, Inc and that its trading symbol will be changed. CSI has reserved the ticker symbol “CSII” for this purpose.

Effective Date

The proposed reverse stock split would become effective on the date of filing of the certificate of amendment to Replidyne’s restated certificate of incorporation with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the effective date, shares of Replidyne common stock issued and outstanding immediately prior to the effective date will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of common stock in accordance with the reverse stock split ratio determined by the Replidyne board of directors within the limits set forth in this proposal.

Payment for Fractional Shares

No fractional shares of common stock will be issued as a result of the proposed reverse stock split. Instead, Replidyne stockholders who otherwise would be entitled to receive fractional shares, upon surrender to the exchange agent (as defined below) of such certificates representing such fractional shares, will be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the closing sales price of Replidyne common stock on the effective date of the reverse stock split as reported on the Nasdaq Global Market by (ii) the number of shares of Replidyne common stock held by such Replidyne stockholder that would otherwise have been exchanged for such fractional share interest.

Exchange of Stock Certificates

As soon as practicable after the effective date of the reverse stock split, stockholders will be notified that the reverse stock split has been effected. Replidyne’s transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-reverse stock split shares will be asked to surrender to the exchange agent certificates representing pre-reverse stock split shares in exchange for certificates representing post-reverse stock split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by Replidyne. No new certificates will be issued to a Replidyne stockholder until such Replidyne stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Replidyne stockholders should not destroy any stock certificate and should not submit any certificates until requested to do so.

Accounting Consequences

The par value per share of Replidyne common stock would remain unchanged at $0.001 per share after the reverse stock split. As a result, on the effective date of the reverse stock split, the stated capital on Replidyne balance sheet attributable to the Replidyne common stock will be reduced proportionally, based on the exchange ratio of the reverse stock split, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share common stock net income or loss and net book value will be increased because there will be fewer shares of Replidyne common stock outstanding. Such reverse stock split will be reflected retroactively in Replidyne’s financial statements. Replidyne does not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of important tax considerations of the proposed reverse stock split. This summary is based upon current provisions of the Internal Revenue Code of 1986, or the Code, existing Treasury Regulations, and current administrative rulings and court decisions, all of which are subject to change and to differing interpretations, possibly with retroactive effect. Any change could alter the tax consequences to Replidyne or Replidyne stockholders, as described in this summary. This summary is not binding on the IRS, and there can be no assurance that the IRS (or a court, in the event of an IRS challenge) will agree with the conclusions stated herein. No ruling has been or will be requested from the IRS in connection with the reverse stock split. The discussion below does not address the following: the tax consequences of the reverse stock split under U.S. federal non-income tax laws or under state, local, or foreign tax laws; the tax consequences of transactions effectuated before, after, or at the same time as the reverse stock split, whether or not they are in connection with the reverse stock split, including, without limitation, transactions in which Replidyne shares are acquired or disposed of and in particular the acquisition of common stock of Replidyne in exchange for capital stock of CSI in the merger; the tax consequences to holders of options issued by Replidyne that are exercised, adjusted or converted, as the case may be, in connection with the reverse stock split; or the tax consequences of the receipt of Replidyne shares other than in exchange for Replidyne shares in the reverse stock split.

No attempt has been made to comment on all U.S. federal income tax consequences of the reverse stock split that may be relevant to particular holders of Replidyne stock that are subject to special treatment under U.S. federal income tax laws, including, without limitation:

•	dealers, brokers and traders in securities;

•	foreign persons or entities;

•	tax-exempt entities;

•	financial institutions, regulated investment companies, real estate investment trusts or insurance companies;

•	partnerships or limited liability companies that are not treated as corporations for U.S. federal income tax purposes, subchapter S corporations and other pass-through entities and investors in such entities;

•	holders who are subject to the alternative minimum tax provisions of the Code;

•	holders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions;

•	holders who hold shares that constitute small business stock within the meaning of Section 1202 of the Code;

•	holders with a functional currency other than the U.S. dollar;

•	holders who hold their shares as part of an integrated investment such as a hedge or as part of a hedging, straddle or other risk reduction strategy;

•	holders who do not hold their shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment will be a capital asset); and

•	holders who will receive shares of Replidyne common stock in exchange for CSI capital stock in the merger.

Accordingly, holders of Replidyne stock are advised and expected to consult their own tax advisors regarding the U.S. federal income tax consequences of the reverse stock split in light of their personal circumstances and the consequences of the reverse stock split under U.S. federal non-income tax laws and state, local, and foreign tax laws.

The reverse stock split is expected to qualify for one or more non-recognition provisions of the Code. Assuming the reverse stock split so qualifies, the following consequences will result:

•	no gain or loss will be recognized by Replidyne as a result of the reverse stock split;

•	a Replidyne stockholder who receives only Replidyne stock in the reverse stock split generally will not recognize any gain or loss on the reverse stock split, and the aggregate tax basis of the post-reverse split shares received will be equal to the aggregate tax basis of the pre-reverse split shares exchanged therefor;

•	a Replidyne stockholder who receives both Replidyne stock and cash in lieu of fractional in lieu of fractional shares of Replidyne stock in the reverse stock split generally will recognize any gain inherent in the Replidyne stock surrendered up to the amount of cash received, but will not recognize any loss. The aggregate tax basis of the post-reverse split shares received will be equal to the aggregate tax basis of the pre-reverse split shares exchanged therefor, increased by the amount of any gain recognized as a result of the reverse stock split;

•	the holding period of Replidyne stock received in the reverse split will include the holding period of the pre-reverse split shares exchanged;

•	a Replidyne stockholder who receives only cash in exchange for Replidyne stock in the reverse stock split generally will recognize gain or loss equal to the difference between such stockholder’s tax basis in the shares of Replidyne stock exchanged and the amount of cash received in exchange for those shares; and

•	any gain or loss recognized by a Replidyne stockholder as a result of the reverse stock split will be a capital gain or loss and will be long term capital gain or loss if the stockholder’s holding period for the shares of Replidyne stock exchanged is more than one year.

Replidyne stockholders that own at least one percent (by vote or value) of the total outstanding stock of Replidyne prior to the reverse stock split or Replidyne stock with a tax basis of $1 million or more may be required to attach a statement to their tax returns for the year in which the reverse stock split is completed that contains the information listed in Treasury Regulations Section 1.368-3(b). Such statement must include the stockholder’s tax basis in the stockholder’s Replidyne stock and the fair market value of such stock.

For purposes of the above discussion of the bases and holding periods for shares of Replidyne stock, and except as provided therein, stockholders who acquired different blocks of Replidyne stock at different times for different prices must calculate their basis, gains and losses, and holding periods separately for each identifiable block of such stock exchanged, converted, canceled or received in the reverse stock split.

Certain noncorporate Replidyne stockholders may be subject to backup withholding, at a rate of 28%, on cash received pursuant to the reverse stock split. Backup withholding will not apply, however, to a Replidyne stockholder who (i) furnishes a correct taxpayer identification number and certifies that the Replidyne stockholder is not subject to backup withholding on IRS Form W-9 or a substantially similar form, (ii) provides a certification of foreign status on an appropriate Form W-8 or successor form, or (iii) is otherwise exempt from backup withholding. If a Replidyne stockholder does not provide a correct taxpayer identification number on IRS Form W-9 or a substantially similar form, the Replidyne stockholder may be subject to penalties imposed by the IRS. Amounts withheld, if any, are generally not an additional tax and may be refunded or credited against the Replidyne stockholder’s U.S. federal income tax liability, provided that the Replidyne stockholder timely furnishes the required information to the IRS.

No Appraisal Rights

Under the DGCL, Replidyne stockholders are not entitled to dissenter’s appraisal rights with respect to the proposed amendment to the Replidyne restated certificate of incorporation to effect the reverse stock split and Replidyne will not independently provide Replidyne stockholders with any such right.

Vote Required; Recommendation of Replidyne Board of Directors

The affirmative vote of the holders of a majority of the shares of Replidyne common stock having voting power outstanding on the record date for the Replidyne special meeting is required to approve the proposal to amend its restated certificate of incorporation to effect the reverse stock split.

A failure to submit a proxy card or vote at the special meeting, or an abstention, vote withheld or “broker non-vote” will have the same effect as a vote against Replidyne Proposal No. 2.

REPLIDYNE’S BOARD OF DIRECTORS RECOMMENDS THAT REPLIDYNE STOCKHOLDERS VOTE “FOR” REPLIDYNE PROPOSAL NO. 2 TO APPROVE THE PROPOSAL TO AMEND ITS RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE ISSUED AND OUTSTANDING SHARES OF ITS COMMON STOCK.

REPLIDYNE PROPOSAL NO. 3

NAME CHANGE

At the Replidyne special meeting, holders of Replidyne common stock will be asked to approve the amendment of the restated certificate of incorporation of Replidyne to change the name of the corporation from “Replidyne, Inc.” to “Cardiovascular Systems, Inc.” by filing an amendment to Replidyne’s restated certificate of incorporation immediately prior to the effective time of the merger. The primary reason for the corporate name change is that management believes this will allow for brand recognition of CSI’s products following the consummation of the merger. Replidyne management believes that the current name will no longer accurately reflect the business of the combined company and the mission of the combined company subsequent to the consummation of the merger. The text of the form of proposed amendment to Replidyne’s restated certificate of incorporation to implement the name change, along with the other proposed amendments to Replidyne’s restated certificate of incorporation described in this proxy statement/prospectus, is attached to this proxy statement/prospectus as Annex E.

Vote Required; Recommendation of Replidyne Board of Directors

The affirmative vote of holders of a majority of the Replidyne common stock having voting power outstanding on the record date for the Replidyne special meeting is required to approve the proposal to amend its restated certificate of incorporation to change the name “Replidyne, Inc.” to “Cardiovascular Systems, Inc.”

A failure to submit a proxy card or vote at the special meeting, or an abstention, vote withheld or “broker non-vote” will have the same effect as a vote against Replidyne Proposal No. 3.

REPLIDYNE’S BOARD OF DIRECTORS RECOMMENDS THAT REPLIDYNE STOCKHOLDERS VOTE “FOR” REPLIDYNE PROPOSAL NO. 3 TO APPROVE THE NAME CHANGE.

REPLIDYNE PROPOSAL NO. 4

APPROVAL OF ASSUMPTION OF THE CARDIOVASCULAR SYSTEMS, INC. 2007 EQUITY
INCENTIVE PLAN

Below is a summary of the Cardiovascular Systems, Inc. 2007 Equity Incentive Plan, as amended, which is referred to as the 2007 Plan. Replidyne stockholders will be asked to approve the assumption of the 2007 Plan at Replidyne’s special meeting of stockholders. A copy of the 2007 Plan (as amended to reflect the proposed increase in the number of shares reserved under the plan) is attached to this proxy statement/prospectus as Annex G, and this summary is qualified in its entirety by reference to the full text of the plan.

Effect of Stockholder Vote on Replidyne’s Existing Plans

If the stockholders of Replidyne approve the assumption of the 2007 Plan and the merger is consummated, no further grants will be made under the existing Replidyne equity incentive plan. If the stockholders of Replidyne do not approve the assumption of the 2007 Plan and the merger is consummated, Replidyne intends to use the remaining availability under Replidyne’s existing equity plan for additional equity incentive awards following the consummation of the merger.

Reasons for Increase in Authorized Shares

The Replidyne board of directors believes that the 2007 Plan will help the combined company retain and motivate eligible employees and will help further align the interests of eligible employees with those of the stockholders. In addition, the adoption of the 2007 Plan by Replidyne would aid in the integration of CSI’s existing equity incentive programs with the future equity incentive programs of the combined company.

Overview of Cardiovascular Systems, Inc. 2007 Equity Incentive Plan

CSI’s board of directors adopted the 2007 Plan in October 2007 and approved certain amendments to the 2007 Plan in November 2007, and its stockholders approved the 2007 Plan in December 2007. The 2007 Plan became effective on the date of board approval. Incentive stock options may be granted pursuant to the 2007 Plan until October 2017 and other awards may be granted under the plan until the 2007 Plan is discontinued or terminated by the administrator.

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally denies a corporate tax deduction for annual compensation exceeding $1.0 million paid to the chief executive officer or to certain other executive officers of a publicly-held company. However, certain types of compensation, including performance-based compensation, are excluded from this limit. Generally speaking, for compensation resulting from stock options and other awards to qualify as “performance-based” within the meaning of Code Section 162(m), the following conditions must be met: (i) the grant of such options and awards must be made by a compensation committee of the board of directors that consists solely of two or more “outside directors” as defined by Code Section 162(m), (ii) the compensation resulting from an option or stock appreciation right must be based solely on an increase in the value of the company’s common stock after the date of grant, (iii) the vesting or payment of other types of awards must be conditioned on the achievement of one or more objective performance criteria, the material terms of which are approved by the stockholders, (iv) the stockholders approve the class of employees eligible to receive options and awards, and (v) the equity incentive plan must state the maximum number of shares for which such options and awards may be granted during a specified period or the maximum amount of compensation payable to any individual pursuant to an award if the performance criteria are met, and the stockholders must approve such limits. Replidyne’s and CSI’s boards of directors believe that it is in the best interests of the combined company and its stockholders to preserve the ability of the combined company to deduct in full the compensation resulting from options and awards granted in the future under the 2007 Plan. Therefore, the 2007 Plan provides for performance-based vesting or payment of those awards that are intended to comply with the requirements of Code Section 162(m).

Equity Awards.  The 2007 Plan permits the granting of incentive stock options, nonqualified options, restricted stock awards, restricted stock units, performance share awards, performance unit awards and stock appreciation rights to employees, officers, consultants and directors.

Share Reserve.  The aggregate number of shares of CSI common stock issuable pursuant to stock awards under the 2007 Plan prior to July 1, 2008 was 3,000,000 shares. The number of shares of CSI common stock reserved for issuance will automatically increase on the first day of each fiscal year, beginning on July 1, 2008, and ending on July 1, 2017, by the lesser of (i) 1,500,000 shares, (ii) 5% of the outstanding shares of common stock on such date or (iii) a lesser amount determined by the board of directors. As of July 1, 2008, the number of shares reserved under the 2007 Plan was increased by 379,397 shares. As of September 30, 2008, CSI had 2,158,364 options outstanding under its 2007 Plan at a weighted average exercise price of $7.92 per share and 949,098 shares of restricted stock outstanding subject to a risk of forfeiture. The 2007 Plan, as amended, would increase the number of authorized shares issuable under the 2007 Plan to 3,879,397 shares, and CSI is submitting the approval of this amendment at the CSI stockholder meeting.

Under the 2007 Plan, no person may be granted equity awards intended to qualify as performance-based compensation covering more than 100,000 shares of CSI common stock during any calendar year pursuant to stock options, stock appreciation rights, restricted stock awards or restricted stock unit awards.

If any awards granted under the 2007 Plan expire or terminate prior to exercise or otherwise lapse, or if any awards are settled in cash, the shares subject to such portion of the award are available for subsequent grants of awards. Further, shares of stock used to pay the exercise price under any award or used to satisfy any tax withholding obligation attributable to any award, whether withheld by CSI or tendered by the participant, will continue to be reserved and available for awards granted under the 2007 Plan.

The total number of shares and the exercise price per share of common stock that may be issued pursuant to outstanding awards under the 2007 Plan are subject to adjustment by the board of directors upon the occurrence of stock dividends, stock splits or other recapitalizations, or because of mergers, consolidations, reorganizations or similar transactions in which CSI receive no consideration. CSI’s board of directors may also provide for the protection of plan participants in the event of a merger, liquidation, reorganization, divestiture (including a spin-off) or similar transaction.

Administration.  The 2007 Plan may be administered by CSI’s board of directors or a committee appointed by the board. Any committee appointed by the board to administer the 2007 Plan shall consist of at least two “non-employee” directors (as defined in Rule 16b-3, or any successor provision, of the General Rules and Regulations under the Securities Exchange Act of 1934). The plan administrator has broad powers to administer and interpret the 2007 Plan, including the authority to (i) establish rules for the administration of the 2007 Plan, (ii) select the participants in the 2007 Plan, (iii) determine the types of awards to be granted and the number of shares covered by such awards, and (iv) set the terms and conditions of such awards. All determinations and interpretations of the plan administrator are binding on all interested parties.

CSI’s board of directors may terminate or amend the 2007 Plan, except that the terms of award agreements then outstanding may not be adversely affected without the consent of the participant. CSI’s board of directors may not amend the 2007 Plan to materially increase the total number of shares of CSI common stock available for issuance under the 2007 Plan, materially increase the benefits accruing to any individual, decrease the price at which options may be granted, or materially modify the requirements for eligibility to participate in the 2007 Plan without the approval of CSI stockholders if such approval is required to comply with the Code or other applicable laws or regulations.

Stock Options.  Options granted under the 2007 Plan may be either “incentive” stock options within the meaning of Code Section 422 or “nonqualified” stock options that do not qualify for special tax treatment under Code Section 422. No incentive stock option may be granted with a per share exercise price less than the fair market value of a share of the underlying common stock on the date the incentive stock option is granted. Unless otherwise determined by the plan administrator, the per share exercise price for nonqualified stock options granted under the 2007 Plan also will not be less than the fair market value of a share of CSI common stock on the date the nonqualified stock option is granted.

The period during which an option may be exercised and whether the option will be exercisable immediately, in stages, or otherwise is set by the administrator. An incentive stock option generally may not be exercisable more than ten years from the date of grant.

Participants generally must pay for shares upon exercise of options with cash, certified check or CSI common stock valued at the stock’s then fair market value. Each incentive option granted under the 2007 Plan is nontransferable during the lifetime of the participant. A nonqualified stock option may, if permitted by the plan administrator, be transferred to certain family members, family limited partnerships and family trusts.

The plan administrator may, in its discretion, modify or impose additional restrictions on the term or exercisability of an option. The plan administrator may also determine the effect that a participant’s termination of employment with CSI or a subsidiary may have on the exercisability of such option. The grants of stock options under the 2007 Plan are subject to the plan administrator’s discretion.

Tax Limitations on Stock Options.  “Nonqualified” stock options granted under the 2007 Plan are not intended to and do not qualify for favorable tax treatment available to “incentive” stock options under Code Section 422. Generally, no income is taxable to the participant (and CSI is not entitled to any deduction) upon the grant of a nonqualified stock option. When a nonqualified stock option is exercised, the participant generally must recognize compensation taxable as ordinary income equal to the difference between the option price and the fair market value of the shares on the date of exercise. CSI normally will receive a deduction equal to the amount of compensation the participant is required to recognize as ordinary income and must comply with applicable tax withholding requirements.

“Incentive” stock options granted pursuant to the 2007 Plan are intended to qualify for favorable tax treatment to the participant under Code Section 422. Under Code Section 422, a participant realizes no taxable income when the incentive stock option is granted. If the participant has been an employee of CSI or any subsidiary at all times from the date of grant until three months before the date of exercise, the participant will realize no taxable income when the option is exercised. If the participant does not dispose of shares acquired upon exercise for a period of two years from the granting of the incentive stock option and one year after receipt of the shares, the participant may sell the shares and report any gain as capital gain. CSI will not be entitled to a tax deduction in connection with either the grant or exercise of an incentive stock option, but may be required to comply with applicable withholding requirements. If the participant should dispose of the shares prior to the expiration of the two-year or one-year periods described above, the participant will be deemed to have received compensation taxable as ordinary income in the year of the early sale in an amount equal to the lesser of (i) the difference between the fair market value of CSI common stock on the date of exercise and the option price of the shares, or (ii) the difference between the sale price of the shares and the option price of shares. In the event of such an early sale, CSI will be entitled to a tax deduction equal to the amount recognized by the participant as ordinary income. The foregoing discussion ignores the impact of the alternative minimum tax, which may particularly be applicable to the year in which an incentive stock option is exercised.

Stock Appreciation Rights.  A stock appreciation right may be granted independent of or in tandem with a previously or contemporaneously granted stock option, as determined by the plan administrator. Generally, upon the exercise of a stock appreciation right, the participant will receive cash, shares of common stock or some combination of cash and shares having a value equal to the excess of (i) the fair market value of a specified number of shares of CSI common stock, over (ii) a specified exercise price. If the stock appreciation right is granted in tandem with a stock option, the exercise of the stock appreciation right will generally cancel a corresponding portion of the option, and, conversely, the exercise of the stock option will cancel a corresponding portion of the stock appreciation right. The plan administrator will determine the term of the stock appreciation right and how it will become exercisable. A stock appreciation right may not be transferred by a participant except by will or the laws of descent and distribution.

Restricted Stock Awards and Restricted Stock Unit Awards.  The plan administrator is also authorized to grant awards of restricted stock and restricted stock units. Each restricted stock award granted under the 2007 Plan shall be for a number of shares as determined by the plan administrator, and the plan administrator, in its discretion, may also establish continued employment, achievement of performance criteria, vesting or other conditions that must be satisfied for the restrictions on the transferability of the shares and the risks of forfeiture to lapse. Each restricted stock unit represents the right to receive cash or shares of CSI common stock, or any combination thereof, at a future date, subject to continued employment, achievement of performance criteria, vesting or other conditions as determined by the plan administrator.

If a restricted stock award or restricted stock unit award is intended to qualify as “performance-based compensation” under Code Section 162(m), the risks of forfeiture shall lapse based on the achievement of one or more performance objectives established in writing by the plan administrator in accordance with Code

Section 162(m) and the applicable regulations. Such performance objectives shall consist of any one, or a combination of, (i) revenue, (ii) net income, (iii) earnings per share, (iv) return on equity, (v) return on assets, (vi) increase in revenue, (vii) increase in share price or earnings, (viii) return on investment, or (ix) increase in market share, in all cases including, if selected by the plan administrator, threshold, target and maximum levels.

Performance Share Awards and Performance Units Awards.  The plan administrator is also authorized to grant performance share and performance unit awards. Performance share awards generally provide the participant with the opportunity to receive shares of CSI common stock and performance units generally provide recipients with the opportunity to receive cash awards, but only if certain performance criteria are achieved over specified performance periods. A performance share award or performance unit award may not be transferred by a participant except by will or the laws of descent and distribution.

Vote Required; Recommendation of Replidyne Board of Directors

The approval of Replidyne’s assumption of the 2007 Plan will require the affirmative vote of the holders of a majority of the shares of Replidyne common stock casting votes in person or by proxy at the Replidyne special meeting.

A failure to submit a proxy card on vote at the special meeting, or an abstention, vote withheld or “broker non-vote” will have no impact on the outcome of Replidyne Proposal No. 4.

The approval of Replidyne’s assumption of the 2007 Plan is conditioned upon the adoption of the merger proposal. Closing of the merger is not, however, conditioned on the approval of Replidyne’s assumption of the 2007 Plan.

REPLIDYNE’S BOARD OF DIRECTORS RECOMMENDS THAT REPLIDYNE STOCKHOLDERS VOTE “FOR” REPLIDYNE PROPOSAL NO. 4 TO APPROVE THE ASSUMPTION OF THE CARDIOVASCULAR SYSTEMS, INC. 2007 EQUITY INCENTIVE PLAN.

REPLIDYNE PROPOSAL NO. 5

APPROVAL OF AMENDMENT TO THE REPLIDYNE 2006 EMPLOYEE STOCK PURCHASE PLAN

Overview

The Replidyne board of directors has approved a proposal to amend its 2006 Employee Stock Purchase Plan, or ESPP, to (i) increase the maximum number of shares of Replidyne common stock authorized for issuance under the ESPP by an additional 1,615,000 shares and (ii) amend the “evergreen” provisions of the ESPP to provide that on July 1st of each year, beginning with July 1, 2009, the share reserve under the ESPP automatically will be increased by a number of shares equal to the lesser of (A) one percent (1.0%) of the total number of shares of Replidyne common stock outstanding on such date, or (B) 1,800,000 shares (subject to adjustment for the reverse stock split anticipated before the closing of the merger), unless Replidyne’s board of directors designates a smaller number of shares. Replidyne’s board has recommended that this proposal be presented to its stockholders for approval.

Currently, a total of 305,872 shares of Replidyne common stock are authorized for issuance under the ESPP. Of these shares, 139,584 shares have previously been purchased and 166,288 shares remain available for purchase in the current and future offering periods. If stockholders approve this amendment, the maximum number of shares that may be issued under the ESPP will increase to 1,920,872 shares, subject to further adjustment for the reverse stock split anticipated before the closing of the merger.

Reasons for the Proposed Amendments

The Replidyne board of directors believes that the ESPP will help the combined company retain and motivate eligible employees and will help further align the interests of eligible employees with those of the stockholders. The Replidyne board of directors approved the proposed amendments to the ESPP to help ensure that a sufficient reserve of common stock remains available for issuance under the ESPP to allow the combined company to continue the plan in the future and to conform the date on which additional shares will be reserved under the ESPP to the beginning of the fiscal year of the combined company.

Overview of Replidyne 2006 Employee Stock Purchase Plan

The principal terms of the ESPP are summarized below. The following summary is qualified in its entirety by the full text of the ESPP (as proposed to be amended), which has been filed as Annex H to this proxy statement/prospectus.

Purpose.  The purpose of the ESPP is to provide a means by which Replidyne employees may be given an opportunity to purchase stock of Replidyne. The ESPP is intended to provide a means to retain the services of Replidyne employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for Replidyne success.

Number of Shares under the ESPP.  The ESPP provides for the issuance of up to 1,920,872 shares of Replidyne common stock (including the 1,615,000 shares of common stock reserved subject to approval of the stockholders in this proposal), subject to further adjustment for the reverse stock split anticipated before the closing of the merger. As amended, the number of shares reserved for issuance under the ESPP automatically will be increased on July 1st of each year, beginning with July 1, 2009, by a number of shares equal to the lesser of (i) one percent (1.0%) of the total number of shares of Replidyne common stock outstanding on such date, or (ii) 1,800,000 shares (subject to adjustment for the reverse stock split anticipated before the closing of the merger), unless Replidyne’s board of directors designates a smaller number of shares. Prior to the amendment to these “evergreen” provisions, the number of shares reserved for issuance under the ESPP was to be increased on April 1st of each year, subject to the approval of such increase by Replidyne’s board of directors by no later than March 31st of each year, by the lesser of (i) one percent (1.0%) of the total number of shares of Replidyne common stock outstanding on such date, or (ii) 101,957 shares, provided that Replidyne’s board of directors could designate a smaller number of shares to be added to the share reserve as of a particular April 1.

Administration.  The Replidyne board of directors administers the ESPP unless and until the board delegates administration to a committee. Whether or not the board delegates administration, the board has full power to interpret the ESPP, and its decisions are final and binding upon all participants.

Term.  According to the terms of the ESPP, the ESPP terminates on May 31, 2016, unless all shares of common stock available for issuance under the ESPP are distributed pursuant to the terms of the ESPP before May 31, 2016, in which case the ESPP will terminate as of the date of the last purchase made under the ESPP. The board of directors may also terminate the ESPP at any time.

Eligibility.  Any employee of Replidyne or any of its participating subsidiaries will be eligible to participate in the ESPP, provided the employee is not customarily employed for 20 hours or less per week or five months or less in a calendar year. However, no employee will be eligible to participate in the ESPP if, immediately after the grant of an option to purchase stock under the ESPP, that employee would own 5% or more of either the voting power or the value of Replidyne stock or of one of its subsidiaries. No employee’s rights to purchase common stock pursuant to the ESPP may accrue at a rate that exceeds $25,000 in market value of Replidyne common stock per calendar year.

Offering.  The Replidyne board of directors may from time to time grant employees the option to purchase shares under the ESPP, which is referred to as an offering, on a certain date or range of dates, which is referred to as the offering date, or the offering dates. The provisions of separate offerings need not be identical. No period during which one single offering is effective may exceed 27 months.

Participation.  Under the ESPP, a participant may authorize payroll deductions pursuant to an offering, which may not exceed 20% of his or her base wages or salary during the offering period. The Replidyne board of directors may specify a maximum number of shares that may be purchased by any employee in an offering as well as a maximum aggregate number of shares that may be purchased by all employees in such offering. An employee’s right to participate in the ESPP will terminate when the employee’s employment with Replidyne terminates.

Each participant will automatically be granted an option to purchase shares of Replidyne common stock for each offering. The option generally will expire at the end of the offering or upon termination of employment, whichever is earlier.

Purchases.  Under the ESPP, shares will be purchased at a price equal to 85% of the lesser of (i) the fair market value of a share of Replidyne common stock on the offering date, or (ii) the fair market value of a share of Replidyne common stock on the purchase date.

On each purchase date for a particular offering, each participant’s accumulated payroll deductions and other additional payments specifically provided for in the offering (without any increase for interest) will be applied to the purchase of whole shares of Replidyne’s common stock, up to the maximum number of shares permitted pursuant to the terms of the ESPP and the applicable offering, at the purchase price specified in the offering, No fractional shares will be issued upon the exercise of purchase rights under the ESPP.

Adjustments Upon Changes in Stock.  If through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by Replidyne, any change is made in Replidyne common stock, the ESPP and any outstanding ESPP options to purchase shares of Replidyne common stock will be appropriately adjusted.

Adjustments Upon Change of Control.  Upon a change of control, the Replidyne board of directors may provide that the successor corporation will assume or substitute for outstanding purchase rights. Alternatively, if a successor corporation does not assume or substitute for outstanding purchase rights, accumulated contributions shall be used to purchase Replidyne common stock for the participants immediately before the change of control and purchase rights under any ongoing offerings shall terminate immediately after such purchase.

Participant Elections.  During an offering, a participant may cease making contributions and withdraw from the offering by delivering to Replidyne a notice of withdrawal in such form as Replidyne may provide. Such withdrawal may be elected at any time prior to the end of the offering, except as otherwise provided in the offering.

Upon such withdrawal from the offering, Replidyne shall distribute to such participant all of his or her contributions that have not already been used to purchase Replidyne common stock under the offering.

Amendment and Termination.  The Replidyne board of directors at any time, and from time to time, may amend the ESPP or the terms of one or more offerings. However, except for changes as provided for in the above sections entitled “Adjustments Upon Changes in Stock and Adjustments Upon Change in Control,” no amendment shall be effective unless approved by the Replidyne stockholders within the time and to the extent such stockholder approval is necessary for the ESPP to satisfy the requirements of Section 423 of the Internal Revenue Code of 1986, as amended, or the Code, or other applicable laws and regulations.

Specific Benefits

The benefits that will be received by or allocated to eligible employees under the ESPP cannot be determined at this time because the amount of contributions set aside to purchase shares of Replidyne’s common stock under the ESPP (subject to the limitations discussed above) is entirely within the discretion of each participant.

Material U.S. Federal Income Tax Consequences

If stockholders approve the amendment to the ESPP as described above, the ESPP, and the right of participants to make purchases thereunder, should qualify for treatment under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant for United States federal income tax purposes until the shares purchased under the ESPP are sold or otherwise disposed of.

Upon the sale or other disposition of the shares, the participant will generally be subject to tax, and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than one year after the purchase date and two years or more from the applicable offering date, or if the participant dies prior to such sale or other disposition, then the participant generally will recognize ordinary income measured as the lesser of: (i) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (ii) an amount equal to 15% of the fair market value of the shares on the last trading day of their purchase period.

Any additional gain should be treated as long-term capital gain. If the sales price is less than the purchase price, then the participant shall not recognize any ordinary income and such excess shall be treated as a long-term capital loss.

If the shares are sold or otherwise disposed of before the expiration of the one-year or two-year holding periods described above, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period.

Replidyne is entitled to a deduction only to the extent ordinary income is recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above. In all other cases, no deduction is allowed to Replidyne.

The foregoing discussion is not intended to cover all tax consequences of participation in the ESPP. The tax consequences outlined above apply only with respect to an employee whose income is subject to United States federal income tax during the period beginning with the grant of an option and ending with the disposition of the common stock acquired through the exercise of the option. Different or additional rules may apply to individuals who are subject to income tax in a foreign jurisdiction and/or are subject to state/local income tax in the United States.

Vote Required; Recommendation of Replidyne Board of Directors

The approval of the proposed amendment to the ESPP will require the affirmative vote of the holders of a majority of the shares of Replidyne common stock casting votes in person or by proxy at the Replidyne special meeting.

A failure to submit a proxy card on vote at the special meeting, or an abstention, vote withheld or “broker non-vote” will have no impact on the outcome of Replidyne Proposal No. 5.

The adoption of Replidyne Proposal No. 5 is conditioned upon the adoption of the merger proposal. Closing of the merger is not, however, conditioned on the adoption of the Replidyne Proposal No. 5.

REPLIDYNE’S BOARD OF DIRECTORS RECOMMENDS THAT REPLIDYNE STOCKHOLDERS VOTE “FOR” REPLIDYNE PROPOSAL NO. 5 TO AMEND THE 2006 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE MAXIMUM NUMBER OF SHARES OF REPLIDYNE COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE ESPP BY 1,615,000 SHARES TO 1,920,872 SHARES AND AMEND THE “EVERGREEN” PROVISIONS THEREOF AS DESCRIBED HEREIN.

REPLIDYNE PROPOSAL NO. 6

APPROVAL OF POSSIBLE ADJOURNMENT OF THE SPECIAL MEETING

Overview

If Replidyne fails to receive a sufficient number of votes to approve Replidyne Proposal No. 1, 2, 3, 4 or 5 Replidyne may propose to adjourn the Replidyne special meeting, if a quorum is present, for a period of not more than 30 days for the purpose of soliciting additional proxies to approve Replidyne Proposal No. 1, 2, 3, 4 or 5. Replidyne currently does not intend to propose adjournment at the special meeting if there are sufficient votes to approve Replidyne Proposal Nos. 1, 2, 3, 4 and 5.

Vote Required; Recommendation of Replidyne Board of Directors

The affirmative vote of the holders of a majority of shares of Replidyne common stock casting votes in person or by proxy at the Replidyne special meeting is required to approve the adjournment of the Replidyne special meeting for the purpose of soliciting additional proxies to approve Replidyne Proposal No. 1, 2, 3, 4 or 5.

A failure to submit a proxy card or vote at the special meeting, or an abstention, vote withheld or “broker non-vote” will have no effect on the outcome of Replidyne Proposal No. 6.

REPLIDYNE’S BOARD OF DIRECTORS RECOMMENDS THAT REPLIDYNE STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 6 TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, IF A QUORUM IS PRESENT, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF REPLIDYNE PROPOSAL NO. 1, 2, 3, 4 OR 5.

THE SPECIAL MEETING OF CSI STOCKHOLDERS

Date, Time and Place

The special meeting of CSI stockholders will be held on February 24, 2009 at Cardiovascular Systems, Inc., 651 Campus Drive, St. Paul, Minnesota commencing at 9:00 a.m., local time. We are sending this proxy statement/prospectus to you in connection with the solicitation of proxies by the CSI board of directors for use at the CSI special meeting and any adjournments or postponements of the special meeting. This proxy statement/prospectus is first being furnished to CSI stockholders on or about          , 2009.

Purposes of the CSI Special Meeting

1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger and Reorganization, dated November 3, 2008, by and among Replidyne, Responder Merger Sub, Inc., and CSI and the merger contemplated therein, as described in this proxy statement/prospectus.

2. To authorize an increase in the number of shares of CSI common stock reserved under CSI’s 2007 Equity Incentive Plan from 3,379,397 to 3,879,397.

3. To consider and vote upon an adjournment of the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of CSI Proposal No. 1 or 2.

4. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The board of directors of CSI has fixed January 26, 2009 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of CSI common stock and preferred stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, CSI had           shares of common stock,          shares of Series A convertible preferred stock,          shares of Series A-1 convertible preferred stock and           shares of Series B convertible preferred stock outstanding and entitled to vote.

Recommendation of the CSI Board of Directors

THE CSI BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT THE AGREEMENT AND PLAN OF MERGER AND REORGANIZATION AND THE MERGER CONTEMPLATED THEREIN ARE ADVISABLE TO, AND IN THE BEST INTERESTS OF, CSI AND ITS STOCKHOLDERS AND HAS APPROVED SUCH PROPOSAL. THE CSI BOARD OF DIRECTORS RECOMMENDS THAT CSI STOCKHOLDERS VOTE “FOR” CSI PROPOSAL NO. 1 TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER AND REORGANIZATION AND THE MERGER CONTEMPLATED THEREIN.

THE CSI BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT THE APPROVAL OF AN INCREASE IN THE RESERVED SHARES UNDER THE 2007 EQUITY INCENTIVE PLAN TO 3,879,397 SHARES IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, CSI AND ITS STOCKHOLDERS AND HAS APPROVED SUCH PROPOSAL. THE CSI BOARD OF DIRECTORS RECOMMENDS THAT CSI STOCKHOLDERS VOTE “FOR” CSI PROPOSAL NO. 2 TO APPROVE THE INCREASE IN THE RESERVED SHARES UNDER THE 2007 EQUITY INCENTIVE PLAN.

THE CSI BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT ADJOURNING THE SPECIAL MEETING, IF NECESSARY, IF A QUORUM IS PRESENT, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF CSI PROPOSAL NO. 1 OR 2 IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, CSI AND HAS APPROVED SUCH ADJOURNMENT, IF NECESSARY. CSI’S BOARD OF DIRECTORS RECOMMENDS THAT CSI STOCKHOLDERS VOTE “FOR” CSI PROPOSAL NO. 3 TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, IF A QUORUM IS PRESENT, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF CSI PROPOSAL NO. 1 OR 2.

Record Date and Voting Power

Only holders of record of CSI common stock and preferred stock at the close of business on the record date, January 26, 2009, are entitled to notice of, and to vote at, the CSI special meeting. There were approximately           holders of record of CSI common stock and approximately          holders of record of CSI preferred stock at the close of business on the record date. At the close of business on the record date,          shares of CSI common stock,          shares of Series A convertible preferred stock,          shares of Series A-1 convertible preferred stock and          shares of Series B convertible preferred stock were issued and outstanding. Each share of CSI common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. Each holder of the CSI preferred stock is entitled to such number of votes per share on each Proposal to be voted upon as shall equal the number of shares of common stock into which each share of the preferred stock is then convertible, and in the event each share of the preferred stock is convertible into a number of shares of common stock including a fraction, each holder shall be entitled to vote the sum of fractions of a share to which the holder is entitled, rounded down to the nearest whole number. As of the record date, each share of Series A convertible preferred stock was convertible into 1.01 shares of CSI common stock, each share of Series A-1 convertible preferred stock was convertible into 1.03 shares of CSI common stock, and each share of Series B convertible preferred stock was convertible into 1.01 shares of CSI common stock. See “CSI Security Ownership by Certain Beneficial Owners and Management” for information regarding persons known to the management of CSI to be the beneficial owners of more than 5% of the outstanding shares of CSI common stock.

Voting and Revocation of Proxies

The proxy accompanying this proxy statement/prospectus is solicited on behalf of CSI’s board of directors for use at the CSI special meeting.

If you are a stockholder of record of CSI as of the record date referred to above, you may vote in person at the special meeting or by using the enclosed proxy card. Whether or not you plan to attend the special meeting, CSI urges you to vote by proxy to ensure your vote is counted. You may still attend the special meeting and vote in person if you have already voted by proxy.

If your shares are registered directly in your name, you may vote:

•	By Mail. Complete, date and sign the enclosed proxy card and mail it in the enclosed postage-paid envelope to the attention of Bonnie Eichers of Fredrikson & Byron P.A., 200 South Sixth Street, Suite 4000, Minneapolis, MN 55402. Your proxy will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by CSI’s board of directors.

•	By Fax. Complete, date and sign the enclosed proxy card and fax it to 1-612-492-7077 to the attention of Bonnie Eichers of Fredrikson & Byron, P.A. Your proxy will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by CSI’s board of directors.

•	In Person at the Meeting. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

All properly executed proxies that are not revoked will be voted at the special meeting and at any adjournments or postponements of the special meeting in accordance with the instructions contained in the proxy. If a holder of CSI common stock or preferred stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted “FOR” each CSI Proposal set forth at the special meeting.

Any CSI stockholder of record voting by proxy, other than those stockholders who have executed a voting agreement and irrevocable proxy, has the right to revoke the proxy at any time before the polls close at the special meeting by sending a written notice stating that it would like to revoke its proxy to the Secretary of CSI, by providing a duly executed proxy card bearing a later date than the proxy being revoked or by attending the special meeting and voting in person. Attendance alone at the special meeting will not revoke a proxy.

Quorum and Required Vote

The presence, in person or by proxy, at the special meeting of the holders of a majority of the voting power of CSI’s outstanding common stock and preferred stock is necessary to constitute a quorum at the meeting. If CSI stockholders do not vote by proxy or in person at the special meeting, the shares of common stock and preferred stock of such stockholders will not be counted as present for the purpose of determining a quorum. Abstentions will be counted towards a quorum.

The affirmative vote of (i) the holders of a majority of the voting power of CSI common stock and preferred stock outstanding on the record date, voting as a single class on an as-converted to common stock basis, and (ii)  the holders of a majority of the shares of CSI preferred stock outstanding on the record date, voting as a single class on an as-converted to common stock basis and including the shares of CSI preferred stock held by affiliates of Easton Capital Investment Group and Maverick Capital, Ltd., is required for approval of CSI Proposal No. 1. The affirmative vote of the holders of a majority of the voting power of CSI common stock and preferred stock voting as a single class on an as-converted to common stock basis casting votes in person or by proxy at the CSI special meeting is required for approval of CSI Proposal Nos. 2 and 3.

For CSI Proposal No. 1, a failure to submit a proxy card or vote at the special meeting, or an abstention, would have the same effect as voting against such proposal. For CSI Proposal Nos. 2 and 3, a failure to submit a proxy card or vote at the special meeting, or an abstention or vote withheld will have no effect on the outcome of such proposals.

In order to induce Replidyne to enter into the merger agreement, several CSI stockholders entered into voting agreements and irrevocable proxies with Replidyne pursuant to which, among other things, each of these stockholders agreed, solely in his capacity as a stockholder, to vote shares representing approximately 20% of the outstanding capital stock of CSI in favor of the merger and the other actions contemplated by the merger agreement.

Solicitation of Proxies

In addition to solicitation by mail, the directors, officers, employees and agents of CSI may solicit proxies from CSI stockholders by telephone, other electronic means or in person. Directors, officers, employees and agents of CSI will not receive any additional compensation for their services, but CSI will reimburse them for their out-of-pocket expenses. CSI also will make arrangements with banks, brokers, nominees, custodians and fiduciaries who are record holders of CSI common stock for the forwarding of solicitation materials to the beneficial owners of CSI common stock. CSI will reimburse these banks, brokers, nominees, custodians and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials and in obtaining voting instructions from these owners.

Other Matters

As of the date of this proxy statement/prospectus, the CSI board of directors does not know of any business to be presented at the CSI special meeting other than as set forth in the notice accompanying this proxy statement/prospectus. If any other matters should come before the special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

CSI PROPOSAL NO. 1

APPROVAL OF THE MERGER AGREEMENT AND THE MERGER

CSI stockholders should refer to “Replidyne Proposal No. 1 — Approval of Issuance of Shares of Replidyne Common Stock in the Merger” for information relevant to the evaluation of CSI Proposal No. 1.

Vote Required; Recommendation of CSI Board of Directors

The affirmative vote of (i) the holders of a majority of the voting power of CSI common stock and preferred stock outstanding on the record date, voting as a single class on an as-converted to common stock basis, and (ii)  the holders of a majority of the shares of CSI preferred stock outstanding on the record date, voting as a single class on an as-converted to common stock basis and including the shares of CSI preferred stock held by affiliates of Easton Capital Investment Group and Maverick Capital, Ltd., casting votes in person or by proxy at the CSI special meeting is required to approve and adopt the Agreement and Plan of Merger and Reorganization, dated November 3, 2008, by and among Replidyne, Responder Merger Sub, Inc. and CSI and the merger contemplated therein.

A failure to submit a proxy card or vote at the special meeting, or an abstention or vote withheld will have the same effect as voting against CSI Proposal No. 1.

CSI’S BOARD OF DIRECTORS RECOMMENDS THAT CSI STOCKHOLDERS VOTE “FOR” CSI PROPOSAL NO. 1 TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, DATED NOVEMBER 3, 2008, BY AND AMONG REPLIDYNE, RESPONDER MERGER SUB, INC. AND CSI AND THE MERGER CONTEMPLATED THEREIN.

CSI PROPOSAL NO. 2

APPROVAL OF INCREASE IN RESERVED SHARES UNDER THE 2007
EQUITY INCENTIVE PLAN

Proposed Amendment

The CSI board of directors has amended CSI’s 2007 Equity Incentive Plan, or the 2007 Plan, subject to stockholder approval, to increase the shares of CSI common stock reserved under the 2007 Plan for equity awards from 3,379,397 to          .

CSI stockholders should refer to “Replidyne Proposal No. 4 — Approval of Assumption of the Cardiovascular Systems, Inc. 2007 Equity Incentive Plan” for additional information relevant to the evaluation of CSI Proposal No. 2.

Reasons for the Amendment

CSI believes the 2007 Plan is an important factor in attracting and retaining skilled personnel. As of January 26, 2009, there were          shares of CSI common stock subject to outstanding options and          shares of CSI common stock subject to outstanding restricted stock awards granted pursuant to the 2007 Plan. As of that date, exclusive of the 500,000 shares to be added pursuant to the amendment described herein, CSI had          shares reserved and available under the 2007 Plan for the future awards. The CSI board of directors believes that granting fairly priced equity awards to employees, officers, consultants and directors is an effective means to promote the future growth and development of the company. Such awards, among other things, increase these individuals’ proprietary interest in CSI’s success and enable CSI to attract and retain qualified personnel. The CSI board of directors also believes that the 2007 Plan ties the employees’ goals and interests to those of the company and its stockholders.

The CSI board of directors believes that it is in the best interest of CSI and its stockholders to approve the amendment to the 2007 Plan. Based on an estimated usage rate, CSI currently anticipates that, without the proposed addition of 500,000 shares to the 2007 Plan, there may not be sufficient shares available for grants under the 2007 Plan through the end of fiscal year 2009. In order to continue to have an adequate number of shares available for awards to recruit, hire, and retain personnel, the CSI board of directors believes that an additional 500,000 shares are required, for which stockholder approval is sought.

Vote Required; Recommendation of CSI Board of Directors

The affirmative vote of the holders of a majority of the voting power of CSI common stock and preferred stock, voting as a single class on an as-converted to common stock basis, casting votes in person or by proxy at the CSI special meeting is required to approve the increase in reserved shares under the 2007 Plan.

A failure to submit a proxy card or vote at the special meeting, or an abstention or vote withheld will have no effect on the outcome of CSI Proposal No. 2.

CSI’S BOARD OF DIRECTORS RECOMMENDS THAT CSI STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 2 TO INCREASE THE NUMBER OF RESERVED SHARES UNDER THE 2007 PLAN BY 500,000 SHARES TO 3,879,397 SHARES.

CSI PROPOSAL NO. 3

APPROVAL OF POSSIBLE ADJOURNMENT OF THE SPECIAL MEETING

Overview

If CSI fails to receive a sufficient number of votes to approve CSI Proposal No. 1 or 2, CSI may propose to adjourn the CSI special meeting, if a quorum is present, for a period of not more than 30 days for the purpose of soliciting additional proxies to approve CSI Proposal No. 1 or 2. CSI currently does not intend to propose adjournment at the special meeting if there are sufficient votes to approve CSI Proposal Nos. 1 and 2.

Vote Required; Recommendation of CSI Board of Directors

The affirmative vote of the holders of a majority of the voting power of CSI common stock and preferred stock, voting as a single class on an as-converted to common stock basis, casting votes in person or by proxy at the CSI special meeting is required to approve the adjournment of the CSI special meeting for the purpose of soliciting additional proxies to approve CSI Proposal No. 1 or 2.

A failure to submit a proxy card or vote at the special meeting, or an abstention or vote withheld will have no effect on the outcome of CSI Proposal No. 3.

CSI’S BOARD OF DIRECTORS RECOMMENDS THAT CSI STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3 TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, IF A QUORUM IS PRESENT, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF CSI PROPOSAL NO. 1 OR 2.

INFORMATION ABOUT REPLIDYNE’S BUSINESS

Overview

Replidyne was incorporated in Delaware in December 2000 and began as a biopharmaceutical company focused on discovering, developing, in-licensing and commercializing innovative anti-infective products. In December 2005, Replidyne submitted a new drug application, or NDA, for its lead product candidate, faropenem medoxomil, based on 11 Phase III clinical trials for the following adult indications: acute bacterial sinusitis; community-acquired pneumonia; acute exacerbation of chronic bronchitis; and uncomplicated skin and skin structure infections. In October 2006, the U.S. Food and Drug Administration, or FDA, issued a non-approvable letter with respect to Replidyne’s NDA citing the need for further clinical trials for all indications, including trials using a superiority design for acute bacterial sinusitis and acute exacerbation of chronic bronchitis, more extensive microbiologic confirmation and consideration of alternate dosing regimens. In December 2007, Replidyne began to explore potential strategic alternatives, established processes for identifying and evaluating those alternatives and, over the following months, committed to restructuring plans that reduced spending while maintaining research and clinical development capabilities for ongoing product candidate and research development. Replidyne had been developing its product candidate REP3123, an investigational narrow-spectrum antibacterial agent for the treatment of Clostridium difficile (C. difficile) bacteria and C. difficile infection and its other novel anti-infective programs based on its bacterial DNA replication inhibition technology. In April 2008, Replidyne suspended enrollment in the last of its clinical trials on faropenem medoxomil in order to conserve its cash assets and further support initiatives related to the pursuit of strategic transactions. As a result of its inability to secure a partner for the faropenem medoxomil program, Replidyne announced in June 2008 that it would return the license for faropenem medoxomil to its licensor, Asubio Pharma Co., Ltd. In August 2008, Replidyne suspended the development of REP3123 and its other anti-infective programs based on its bacterial DNA replication inhibition technology. These and subsequent related actions have reduced the Replidyne workforce to a level of three employees, all of whom are involved primarily in financial and administrative roles, as of December 31, 2008. Replidyne is pursuing the sale of REP3123 and its related technology and the sale of the anti-infective programs based on its bacterial DNA replication inhibition technology in a transaction or transactions separate from the merger with CSI. Replidyne no longer has employees engaged in development and commercialization activities.

Following an extensive process of evaluating strategic alternatives for Replidyne and identifying and reviewing potential candidates for a strategic transaction, on November 3, 2008, Replidyne and CSI entered into a definitive merger agreement under which Replidyne would acquire CSI in a stock transaction. If the merger is completed, the business of the combined company will become the business of CSI as described on page 120 under the caption “Information About CSI’s Business.” If the merger with CSI is not completed, Replidyne will reconsider its strategic alternatives and could pursue one of the following courses of action, which Replidyne currently believes to be the most likely alternatives if the merger with CSI is not completed:

•	Pursue another strategic transaction like the merger. Replidyne may resume its process of evaluating other companies with which to merge and, if a candidate is identified, focus its attention on completing such a transaction.

•	Dissolve and liquidate its assets. If Replidyne does not believe it can find a suitable strategic alliance, Replidyne may dissolve and liquidate its assets. Replidyne would be required to pay all of its debts and contractual obligations and to set aside certain reserves for potential future claims, and there can be no assurances as to the amount or timing of available cash remaining to distribute to stockholders after paying the Replidyne debts and other obligations and setting aside funds for reserves.

Sales and Marketing

Replidyne currently has no marketing, sales or distribution capabilities and does not have any current plans to develop these capabilities.

Intellectual Property

Replidyne acquired worldwide rights to the methionyl tRNA synthetase inhibitor program from GlaxoSmithKline, or GSK, in June 2003. Replidyne’s agreement with GSK included the assignment of patents and patent applications to Replidyne relating to small molecule methionyl tRNA synthetase inhibitors and the targets initially used to identify the inhibitors. Replidyne has filed additional patent applications directed to small molecule methionyl tRNA synthetase, uses, production methods and the like. Replidyne has two issued U.S. patents that cover REP8839 and additional patent applications directed to REP8839 and combinations of REP8839 and mupirocin. As of December 31, 2008, Replidyne has 15 issued U.S. patents, 10 pending U.S. patent applications, nine issued foreign patent and 18 pending foreign patent applications related generally to the methionyl tRNA synthetase programs including the REP8839 program. These patents expire from 2017 to 2025.

Replidyne filed four pending U.S. patent applications, one provisional patent application, and four pending PCT patent applications directed to composition of matter and methods of use related to its REP3123 program that expire in 2027.

Replidyne filed patent applications directed to compounds that inhibit DNA replication that have been identified through Replidyne’s in-house screening efforts. Replidyne also owns a portfolio of patents related to the DNA replication targets and drug screening methods to identify inhibitors of DNA replication. As of December 31, 2008, Replidyne had one issued U.S. patent, four pending U.S. patent applications, three issued foreign patents and 12 pending foreign patent applications, including three PCT patent applications related to Replidyne’s bacterial DNA replication program. These patents expire from 2021 to 2028.

Competition

Replidyne is not currently developing any product candidates and is therefore not subject to any competition.

Manufacturing

Replidyne does not own facilities for the manufacture of materials for clinical or commercial use and is not currently manufacturing, or having any third parties manufacture, any materials.

Insurance

Replidyne maintains liability insurance for its completed clinical trials.

Employees

As of December 31, 2008, Replidyne had three full-time employees, all of whom are involved primarily in finance and other administrative functions. Replidyne considers its relationship with its employees to be good.

Facilities

Replidyne’s facilities currently consist of approximately 52,000 square feet of laboratory and office facilities located at its headquarters in Louisville, Colorado, with average annual lease payments totaling approximately $1.3 million. The lease expires in September 2011.

Legal Proceedings

Replidyne is not currently a party to any legal proceedings.

INFORMATION ABOUT CSI’S BUSINESS

Corporate Information

CSI was formed in 1989 as Shturman Cardiology Systems, Inc. and incorporated in Minnesota. From 1989 to 1997, CSI engaged in research and development on several different product concepts that were later abandoned. Since 1997, CSI has devoted substantially all of its resources to the development of the Diamondback 360°. In 2003, CSI changed its name to Cardiovascular Systems, Inc.

CSI’s principal executive office is located at 651 Campus Drive, St. Paul, Minnesota 55112. CSI’s telephone number is (651) 259-2800, and its website is www.csi360.com. The information contained in or connected to CSI’s website is not incorporated by reference into, and should not be considered part of, this proxy statement/prospectus.

CSI has applied for federal registration of certain marks, including “Diamondback 360°” and “ViperWire.” All other trademarks, trade names and service marks appearing in this proxy statement/prospectus are the property of their respective owners.

Business Overview

CSI is a medical device company focused on developing and commercializing interventional treatment systems for vascular disease. CSI’s initial product, the Diamondback 360° Orbital Atherectomy System, is a minimally invasive catheter system for the treatment of peripheral arterial disease, or PAD. PAD affects approximately eight to 12 million people in the United States, as cited by the authors of the PARTNERS study published in the Journal of the American Medical Association in 2001. PAD is caused by the accumulation of plaque in peripheral arteries, most commonly occurring in the pelvis and legs. However, as reported in an article published in Podiatry Today in 2006, only approximately 2.5 million of those eight to 12 million people are treated. PAD is a progressive disease, and if left untreated can lead to limb amputation or death. In August 2007, the U.S. Food and Drug Administration, or FDA, granted CSI 510(k) clearance for use of the Diamondback 360° as a therapy in patients with PAD. CSI commenced a limited commercial introduction of the Diamondback 360° in the United States in September 2007. This limited commercial introduction intentionally limited the size of CSI’s sales force and the number of customers each member of the sales force served in order to focus on obtaining quality and timely product feedback on initial product usages. During the quarter ended March 31, 2008, CSI began its full commercial launch.

The Diamondback 360°’s single-use catheter incorporates a flexible drive shaft with an offset crown coated with diamond grit. Physicians position the crown with the aid of fluoroscopy at the site of an arterial plaque lesion and remove the plaque by causing the crown to orbit against it, creating a smooth lumen, or channel, in the vessel. The Diamondback 360° is designed to differentiate between plaque and compliant arterial tissue, a concept that CSI refers to as “differential sanding.” The particles of plaque resulting from differential sanding are generally smaller than red blood cells and are carried away by the blood stream. The small size of the particles avoids the need for plaque collection reservoirs and the delay involved in removing the collection reservoir when it fills up during the procedure. Physicians are able to keep the Diamondback 360° in the artery until the desired vessels have been treated, potentially reducing the overall procedure time. As the physician increases the rotational speed of the drive shaft, the crown not only rotates faster but also, due to centrifugal force, begins to orbit with an increasing circumference. The Diamondback 360° can create a lumen that is approximately 100% larger than the actual diameter of the device, for a device-to-lumen ratio of 1.0 to 2.0. By giving physicians the ability to create different lumen diameters with a change in rotational speed, the Diamondback 360° can reduce the need to use multiple catheters of different sizes to treat a single lesion.

CSI has conducted three clinical trials involving 207 patients to demonstrate the safety and efficacy of the Diamondback 360° in treating PAD. In particular, CSI’s pivotal OASIS clinical trial was a prospective 20-center study that involved 124 patients with 201 lesions and met FDA targets. CSI was the first, and so far the only, company to conduct a prospective multi-center clinical trial with a prior investigational device exemption, or IDE, in support of a 510(k) clearance for an atherectomy device. CSI believes that the Diamondback 360° provides a platform that can be leveraged across multiple market segments. In the future, CSI expects to launch additional products to treat lesions in larger vessels, provided that CSI obtains appropriate 510(k) clearance from the FDA. CSI also plans to seek premarket approval (PMA) from the FDA to use the Diamondback 360° to treat patients with coronary artery disease.

Market Overview

Peripheral Artery Disease

PAD is a circulatory problem in which plaque deposits build up on the walls of arteries, reducing blood flow to the limbs. The most common early symptoms of PAD are pain, cramping or tiredness in the leg or hip muscles while walking. Symptoms may progress to include numbness, tingling or weakness in the leg and, in severe cases, burning or aching pain in the leg, foot or toes while resting. As PAD progresses, additional signs and symptoms occur, including cooling or color changes in the skin of the legs or feet, and sores on the legs or feet that do not heal. If untreated, PAD may lead to critical limb ischemia, a condition in which the amount of oxygenated blood being delivered to the limb is insufficient to keep the tissue alive. Critical limb ischemia often leads to large non-healing ulcers, infections, gangrene and, eventually, limb amputation or death.

PAD affects approximately eight to 12 million people in the United States, as cited by the authors of the PARTNERS study published in the Journal of the American Medical Association in 2001. According to 2007 statistics from the American Heart Association, PAD becomes more common with age and affects approximately 12% to 20% of the population over 65 years old. An aging population, coupled with increasing incidence of diabetes and obesity, is likely to increase the prevalence of PAD. In many older PAD patients, particularly those with diabetes, PAD is characterized by hard, calcified plaque deposits that have not been successfully treated with existing non-invasive treatment techniques. PAD may involve arteries either above or below the knee. Arteries above the knee are generally long, straight and relatively wide, while arteries below the knee are shorter and branch into arteries that are progressively smaller in diameter.

Despite the severity of PAD, it remains relatively underdiagnosed. According to an article published in Podiatry Today in 2006, only approximately 2.5 million of the eight to 12 million people in the United States with PAD are diagnosed. Although CSI believes the rate of diagnosis of PAD is increasing, underdiagnosis continues due to patients failing to display symptoms or physicians misinterpreting symptoms as normal aging. Recent emphasis on PAD education from medical associations, insurance companies and other groups, coupled with publications in medical journals, is increasing physician and patient awareness of PAD risk factors, symptoms and treatment options. The PARTNERS study advocated increased PAD screening by primary care physicians.

Physicians treat a significant portion of the 2.5 million people in the United States who are diagnosed with PAD using medical management, which includes lifestyle changes, such as diet and exercise and drug treatment. For instance, within a reference group of over 1,000 patients from the PARTNERS study, 54% of the patients with a prior diagnosis of PAD were receiving antiplatelet medication treatment. While medications, diet and exercise may improve blood flow, they do not treat the underlying obstruction and many patients have difficulty maintaining lifestyle changes. Additionally, many prescribed medications are contraindicated, or inadvisable, for patients with heart disease, which often exists in PAD patients. As a result of these challenges, many medically managed patients develop more severe symptoms that require procedural intervention.

Conventional Interventional Treatments for PAD and Their Limitations

According to the Millennium Research Group, in 2006 there were approximately 1.3 million procedural interventions for the treatment of PAD in the United States, including 227,400 surgical bypass procedures, and 1,080,000 endovascular-based interventions, such as angioplasty and stenting.

•	Surgical Procedures. Bypass surgery and amputation are the most common surgical interventions that are used to treat PAD. In bypass surgery, the surgeon reroutes blood around a lesion using a vessel from another part of the body or a tube made of synthetic fabric. Bypass surgery has a high risk of procedure-related complications from blood loss, post-procedural infection or reaction to general anesthesia. Due to these complications, patients may have to remain hospitalized for several days and are exposed to mortality risk. According to clinical research published by EuroIntervention in 2005, bypass surgery has a five year survival rate of 60%. Amputation of all or a portion of a limb may be necessary as critical limb ischemia progresses to an advanced state, which results in approximately 160,000 to 180,000 amputations per year in the United States, according to an article published in Podiatry Today in July 2007.

•	Catheter-Based Interventions. Minimally invasive catheter-based interventions include angioplasty, stenting and atherectomy procedures. Angioplasty involves inserting a catheter with a balloon tip into the site of arterial blockage and then inflating the balloon to compress plaque and expand the artery wall. Stenting involves implanting and expanding a cylindrical metal tube into the diseased artery to hold the arterial wall open. Both angioplasty and stenting can improve blood flow in plaque-lined arteries by opening lumens and are relatively fast and inexpensive compared to surgical procedures. However, these techniques are not as effective in long or calcified lesions or in lesions located below the knee, nor do they remove any plaque from the artery. Moreover, most stents are not FDA-approved for use in arteries in the lower extremities. Additional concerns include the potential to damage the artery when the balloon is expanded in angioplasty and the potential for stent fracture during normal leg movement. Both angioplasty and stenting have also been associated with high rates of restenosis, or re-narrowing of the arteries, in the months following the procedure.

A third category of catheter-based interventions is atherectomy, which involves removing plaque from the arterial wall by using cutting technologies or energy sources, such as lasers, or by sanding with a diamond grit coated crown. Atherectomy techniques that preceded the introduction of the Diamondback 360° include cutting atherectomy, laser atherectomy and rotational atherectomy. Cutting atherectomy devices are guided into an artery along a catheter to the target lesion, where the device is manipulated to remove plaque by cutting the tissue when the device is advanced. However, there is a risk that when plaque is cut away from a vessel wall, the removed plaque will flow into other parts of the body, where it will block the blood flow by obstructing the lumen, known as embolization. Laser atherectomy devices remove plaque through vaporization. Rotational atherectomy devices remove plaque by abrading the lesion with a spinning, abrasive burr, but lack the Diamondback 360°’s ability to create larger lumen diameters by increasing rotational speed. These earlier catheter-based treatments also require the extensive use of fluoroscopy, which is an imaging technique to capture real-time images of an artery, but results in potentially harmful radiological exposure for the physician and patient.

The atherectomy technologies that preceded the introduction of the Diamondback 360° have significant drawbacks, including one or more of the following:

•	potential safety concerns, as these methods of plaque removal do not always discriminate between compliant arterial tissue and plaque, thus potentially damaging the arterial wall;

•	difficulty treating calcified lesions, diffuse disease and lesions located below the knee;

•	an inability to create lumens larger than the catheter itself in a single insertion (resulting in device-to-lumen ratios of 1.00 to 1.00 or worse), necessitating the use of multiple catheters, which increases the time, complexity and expense of the procedure;

•	the creation of rough, uneven lumens with deep grooves, which may impact blood flow dynamics following the procedure;

•	the potential requirement for greater physician skill, specialized technique or multiple operators to deliver the catheter and remove plaque;

•	the potential requirement for reservoirs or aspiration to capture and remove plaque, which often necessitates larger catheters and adds time, complexity and expense to the procedure;

•	the potential need for ancillary distal embolization protection devices to prevent large particles of dislodged plaque from causing distal embolisms or blockages downstream;

•	the potential requirement for large, expensive capital equipment used in conjunction with the procedure; and

•	the potential requirement for extensive use of fluoroscopy and increased emitted radiation exposure for physicians and patients during the procedure.

CSI believes that there is a significant market opportunity for a technology that opens lumens, similar to the lumen sizes achieved with angioplasty and stenting, in a simple, fast, cost-effective procedure that avoids the risks and potential restenosis associated with those procedures and addresses the historical limitations of atherectomy technologies.

CSI’s Solution

The Diamondback 360° represents a new approach to the treatment of PAD that provides physicians and patients with a procedure that addresses many of the limitations of traditional treatment alternatives. The Diamondback 360°’s single-use catheter incorporates a flexible drive shaft with an offset crown coated with diamond grit. Physicians position the crown at the site of an arterial plaque lesion and remove the plaque by causing the crown to orbit against it, creating a smooth lumen, or channel, in the vessel. The Diamondback 360° is a rotational atherectomy catheter designed to differentiate between plaque and compliant arterial tissue, a concept that CSI refers to as “differential sanding.” The particles of plaque resulting from differential sanding are generally smaller than red blood cells and are carried away by the blood stream. As the physician increases the rotational speed of the drive shaft, the crown not only rotates faster but also, due to centrifugal force, begins to orbit with an increasing circumference. The Diamondback 360° can create a lumen that is approximately 100% larger than the actual diameter of the device, for a device-to-lumen ratio of 1.0 to 2.0. By giving physicians the ability to create different lumen diameters with a change in rotational speed, the Diamondback 360° can reduce the need to use multiple catheters of different sizes to treat a single lesion, thus reducing hospital inventory costs and procedure times.

CSI believes that the Diamondback 360° offers the following key benefits:

Strong Safety Profile

•	Differential Sanding Reduces Risk of Adverse Events. The Diamondback 360° is designed to differentiate between plaque and compliant arterial tissue. The diamond grit coated offset crown engages and removes plaque from the artery wall with minimal likelihood of penetrating or damaging the fragile, internal elastic lamina layer of the arterial wall because compliant tissue flexes away from the crown. Furthermore, the Diamondback 360° rarely penetrates even the middle inside layer of the artery and the two elastic layers that border it. The Diamondback 360°’s perforation rates were 2.4% during CSI’s pivotal OASIS trial. Analysis by an independent pathology laboratory of more than 436 consecutive cross sections of porcine arteries treated with the Diamondback 360° revealed there was minimal to no damage, on average, to the medial layer, which is typically associated with restenosis. In addition, the safety profile of the Diamondback 360° was found to be non-inferior to that of angioplasty, which is often considered the safest of interventional methods. This was demonstrated in CSI’s OASIS trial, which had a 4.0% rate of device-related serious adverse events, or SAEs.

•	Reduces the Risk of Distal Embolization. The Diamondback 360° sands plaque away from artery walls in a manner that produces particles of such a small size — generally smaller than red blood cells — that they are carried away by the blood stream. The small size of the particles avoids the need for plaque collection reservoirs on the catheter and reduces the need for ancillary distal protection devices, commonly used with directional cutting atherectomy, and also significantly reduces the risk that larger pieces of removed plaque will block blood flow downstream.

•	Allows Continuous Blood Flow During Procedure. The Diamondback 360° allows for continuous blood flow during the procedure, except when used in chronic total occlusions. Other atherectomy devices may restrict blood flow due to the size of the catheter required or the use of distal protection devices, which could result in complications such as excessive heat and tissue damage.

Proven Efficacy

•	Efficacy Demonstrated in a 124-Patient Clinical Trial. CSI’s pivotal OASIS clinical trial was a prospective 20-center study that involved 124 patients with 201 lesions and performance targets established cooperatively with the FDA before the trial began. Despite 55% of the lesions consisting of calcified plaque and 48% of the lesions having a length greater than three centimeters, the performance of the device in the OASIS trial met the FDA’s study endpoints.

•	Treats Difficult and Calcified Lesions. The Diamondback 360° enables physicians to remove plaque from long, calcified or bifurcated lesions in peripheral arteries both above and below the knee. Existing PAD devices have demonstrated limited effectiveness in treating calcified lesions.

•	Orbital Motion Improves Device-to-Lumen Ratio. The orbiting action of the Diamondback 360° can create a lumen of approximately 2.0 times the diameter of the crown. The variable device-to-lumen ratio allows the continuous removal of plaque as the opening of the lumen increases during the operation of the device. Other rotational atherectomy catheters remove plaque by abrading the lesion with a spinning, abrasive burr, which acts in a manner similar to a drill and only creates a lumen the same size or slightly smaller than the size of the burr.

•	Differential Sanding Creates Smooth Lumens. The differential sanding of the Diamondback 360° creates a smooth surface inside the lumen. This feature reduces the need to introduce a balloon after treatment to improve the surface of the artery, which is commonly done after cutting atherectomy. CSI believes that the smooth lumen created by the Diamondback 360° increases the velocity of blood flow and decreases the resistance to blood flow which may decrease potential for restenosis, or renarrowing of the arteries.

Ease of Use

•	Utilizes Familiar Techniques. Physicians using the Diamondback 360° employ techniques similar to those used in angioplasty, which are familiar to interventional cardiologists, vascular surgeons and interventional radiologists who are trained in endovascular techniques. The Diamondback 360°’s simple user interface requires minimal additional training and technique. The system’s ability to differentiate between diseased and compliant tissue reduces the risk of complications associated with user error and potentially broadens the user population beyond those currently using atherectomy devices.

•	Single Insertion to Complete Treatment. The Diamondback 360°’s orbital technology and differential sanding process in most cases allows for a single insertion to treat lesions. Because the particles of plaque sanded away are of such small sizes, the Diamondback 360° does not require a collection reservoir that needs to be repeatedly emptied or cleaned during the procedure. Rather, the Diamondback 360° allows for multiple passes of the device over the lesion until plaque is removed and a smooth lumen is created.

•	Limited Use of Fluoroscopy. The relative simplicity of CSI’s process and predictable crown location allows physicians to significantly reduce fluoroscopy use, thus limiting radiation exposure.

Cost and Time Efficient Procedure

•	Single Crown Can Create Various Lumen Sizes Limiting Hospital Inventory Costs. The Diamondback 360°’s orbital mechanism of action allows a single-sized device to create various diameter lumens inside the artery. Adjusting the rotational speed of the crown changes the orbit to create the desired lumen diameter, thereby potentially avoiding the need to use multiple catheters of different sizes. The Diamondback 360° can create a lumen that is 100% larger than the actual diameter of the device, for a device-to-lumen ratio of approximately 1.0 to 2.0.

•	Less Expensive Capital Equipment. The control unit used in conjunction with the Diamondback 360° has a current retail list price of $19,995, significantly less than the cost of capital equipment used with laser atherectomy, which may cost from $125,000 to more than $150,000.

•	Single Insertion Reduces Procedural Time. Since the physician does not need to insert and remove multiple catheters or clean a plaque collection reservoir to complete the procedure, there is a potential for decreased procedure time.

CSI’s Strategy

CSI’s goal is to be the leading provider of minimally invasive solutions for the treatment of vascular disease. The key elements of CSI’s strategy include:

•	Drive Adoption with Key Opinion Leaders Through Direct Sales Organization. CSI expects to continue to drive adoption of the Diamondback 360° through CSI’s direct sales force, which targets interventional cardiologists, vascular surgeons and interventional radiologists. Initially, CSI plans to focus primarily on key opinion leaders who are early adopters of new technology and can assist in peer-to-peer selling. CSI commenced a limited commercial introduction in September 2007 and broadened its commercialization efforts to a full commercial launch in the quarter ended March 31, 2008. As of December 31, 2008, CSI had a 118 person direct sales force. As a key element of its strategy, CSI focuses on educating and training physicians on the Diamondback 360° through seminars where industry leaders discuss case studies and treatment techniques using the Diamondback 360°.

•	Collect Additional Clinical Evidence on Benefits of the Diamondback 360°. CSI is focused on using clinical evidence to demonstrate the advantages of CSI’s system and drive physician acceptance. CSI has conducted three clinical trials to demonstrate the safety and efficacy of the Diamondback 360° in treating PAD, involving 207 patients, including CSI’s pivotal OASIS trial. CSI has requested clinical data from each subsequent use of the system following these clinical trials. These data are tabulated and disseminated internally to CSI’s sales, marketing and research and development departments in an effort to better understand the system’s performance, identify any potential trends in the data, and drive product improvements. The data are also presented to groups of physicians for their education, comments and feedback. CSI is considering other clinical studies to further demonstrate the advantages of the Diamondback 360° but has not yet undertaken any additional studies.

•	Expand Product Portfolio within the Market for Treatment of Peripheral Arteries. CSI is currently developing a new product generation to further reduce treatment times and allow treatment of larger vessels.

•	Leverage Technology Platform into Coronary Market. CSI has initiated preclinical studies investigating the use of the Diamondback 360° in the treatment of coronary artery disease. CSI believes that the key product attributes of the Diamondback 360° will also provide substantial benefits in treating the coronary arteries, subject to FDA approval.

•	Pursue Strategic Acquisitions and Partnerships. In addition to adding to CSI’s product portfolio through internal development efforts, CSI intends to explore the acquisition of other product lines, technologies or companies that may leverage CSI’s sales force or complement its strategic objectives. CSI may also evaluate distribution agreements, licensing transactions and other strategic partnerships.

CSI’s Product

Components of the Diamondback 360°

The Diamondback 360° consists of a single-use, low-profile catheter that travels over CSI’s proprietary ViperWire guidewire. The system is used in conjunction with an external control unit.

Catheter.  The catheter consists of:

•	a control handle, which allows precise movement of the crown and predictable crown location;

•	a flexible drive shaft with a diamond grit coated offset crown, which tracks and orbits over the guidewire; and

•	a sheath, which covers the drive shaft and permits delivery of saline or medications to the treatment area.

The crown is available in multiple sizes, including 1.25, 1.50, 1.75, 2.00 and 2.25 mm diameters. The catheter is available in two lengths, 95 cm and 135 cm, to address procedural approach and target lesion location.

ViperWire Guidewire.  The ViperWire, which is located within the catheter, maintains device position in the vessel and is the rail on which the catheter operates. The ViperWire is available in three levels of firmness.

Control Unit.  The control unit incorporates a touch-screen interface on an easily maneuverable, lightweight pole. Using an external air supply, the control unit regulates air pressure to drive the turbine located in the catheter handle to speeds ranging up to 200,000 revolutions per minute. Saline, delivered by a pumping mechanism on the control unit, bathes the device shaft and crown. The constant flow of saline reduces the risk of heat generation.

The following diagram depicts the components of the Diamondback 360°:

Technology Overview

The two technologies used in the Diamondback 360° are orbital atherectomy and differential sanding.

Orbital Atherectomy.  The system operates on the principles of centrifugal force. As the speed of the crown’s rotation increases, it creates centrifugal force, which increases the crown’s orbit and presses the diamond grit coated offset crown against the lesion or plaque, removing a small amount of plaque with each orbit. The characteristics of the orbit and the resulting lumen size can be adjusted by modifying three variables:

•	Speed. An increase in speed creates a larger lumen. CSI’s current system allows the user to choose between three rotational speeds. The fastest speed can result in a device-to-lumen ratio of 1.0 to 2.0, for a lumen that is approximately 100% larger than the actual diameter of the device.

•	Crown Characteristics. The crown can be designed with various weights (as determined by different materials and density) and coated with diamond grit of various width, height and configurations. CSI’s current system offers the choice between a hollow, lightweight crown and a solid, heavier crown, which could potentially increase the device-to-lumen ratio.

•	Drive Shaft Characteristics. The drive shaft can be designed with various shapes and degrees of rigidity. CSI is developing a drive shaft that CSI calls the “Sidewinder,” which is a heat-set, pre-bent shaft. When the guidewire is inserted into the Sidewinder, the shaft is straightened, allowing for deliverability to the lesion. However, the propensity of the Sidewinder’s pre-bent shaft to return to its bent shape creates a larger diameter orbit, which will potentially allow for the creation of a larger lumen. CSI is also developing a version of CSI’s shaft that has a diamond grit coated tip for ease of penetrating a chronic total occlusion.

CSI views the Diamondback 360° as a platform that can be used to develop additional products by adjusting one or more of the speed, crown and shaft variables.

Differential Sanding.  The Diamondback 360°’s design allows the device to differentiate between compliant and diseased arterial tissue. This property is common with sanding material such as the diamond grit used in the Diamondback 360°. The diamond preferentially engages and sands harder material. The Diamondback 360° also treats soft plaque, which is less compliant than a normal vessel wall. Arterial lesions tend to be harder and stiffer than compliant, undiseased tissue, and they often are calcified, and the Diamondback 360° sands the lesion but does not damage more compliant parts of the artery. The mechanism is a function of the centrifugal force generated by the Diamondback 360° as it rotates. As the crown moves outward, the centrifugal force is offset by the counterforce exerted by the arterial wall. If the tissue is compliant, it flexes away, rather than generating an opposing force that would allow the Diamondback 360° to engage and sand the wall. Diseased tissue, particularly heavily calcified lesions, provides resistance and is able to generate an opposing force that allows the Diamondback 360° to engage and sand the plaque. The sanded plaque is broken down into particles generally smaller than circulating red blood cells that are washed away downstream with the patient’s natural blood flow. Of 36 consecutive experiments that CSI performed in carbon blocks, animal and cadaver models:

•	93.1% of particles were smaller than a red blood cell, with a 99% confidence interval; and

•	99.3% of particles were smaller than the lumen of the capillaries (which provide the connection between the arterial and venous system), with a 99% confidence interval.

The small particle size minimizes the risk of vascular bed overload, or a saturation of the peripheral vessels with large particles, which may cause slow or reduced blood flow to the foot. CSI believes that the small size of the particle also allows it to be managed by the body’s natural cleansing of the blood, whereby various types of white blood cells eliminate worn-out cells and other debris in the bloodstream.

One of CSI’s competitors claims that its rotational atherectomy catheter is also able to differentiate between compliant and diseased tissue.

Applications

The Diamondback 360° can be delivered to the lesion by a single physician, and on average required three minutes to treat a lesion in CSI’s OASIS trial.

Below-the-Knee Peripheral Artery Disease.  Arteries below the knee have small diameters and may be diffusely diseased, calcified or both, limiting the effectiveness of traditional atherectomy devices. The Diamondback 360° is effective in both diffuse and calcified vessels as demonstrated in the OASIS trial, where 94.5% of lesions treated were below the knee.

Above-the-Knee Peripheral Artery Disease.  Plaque in arteries above the knee may also be diffuse and calcific; however, these arteries are longer, straighter and wider than below-the-knee vessels. While effective in difficult-to-treat below-the-knee vessels, and indicated for vessels up to four millimeters in diameter, CSI’s product is also being used to treat lesions above the knee, in particular, calcified lesions. CSI intends to seek expanded labeling from the FDA for treatment of vessels larger than four millimeters in diameter before the end of 2009. The Millennium Research Group estimates that there will be approximately 258,600 procedures to treat above-the-knee PAD in 2008 and that there will be approximately 71,220 procedures to treat below-the-knee PAD in 2008.

Coronary Artery Disease.  Given the many similarities between peripheral and coronary artery disease, CSI has developed and is completing pre-clinical testing of a modified version of the Diamondback 360° to treat coronary arteries. CSI has conducted numerous bench studies and four pre-clinical animal studies to evaluate the Diamondback 360° in coronary artery disease. In the bench studies, CSI evaluated the system for conformity to specifications and patient safety, and under conditions of expected clinical use no safety issues were observed. In three of the animal studies, the system was used to treat a large number of stented and non-stented arterial lesions. The system was able to safely debulk lesions without evidence or observations of significant distal embolization, and the treated vessels in the animal studies showed only minimal to no damage. The fourth animal study evaluated the safety of the system for the treatment of coronary stenosis. There were no device-related adverse events associated with system treatment during this study, with some evidence of injury observed in 17% of the tissue sections analyzed, although 75% of these injuries were minimal or mild. A coronary application would require CSI to conduct a clinical trial and receive PMA from the FDA. CSI participated in three pre-IDE meetings with the FDA and completed the human feasibility portion of a coronary trial in the summer of 2008 in India, enrolling 50 patients. The FDA has agreed to accept the data from the India trial to support an IDE submission should CSI determine to proceed with an IDE submission based on the results of this trial.

Clinical Trials and Studies for CSI’s Products

CSI has conducted three clinical trials to demonstrate the safety and efficacy of the Diamondback 360° in treating PAD, enrolling a total of 207 patients in CSI’s PAD I and PAD II pilot trials and CSI’s pivotal OASIS trial.

The common metrics used to evaluate the efficacy of atherectomy devices for PAD include:

Metric	Description

Absolute Plaque Reduction	Absolute plaque reduction is the difference between the pre-treatment percent stenosis, or the narrowing of the vessel, and the post-treatment percent stenosis as measured angiographically.
Target Lesion Revascularization	Target lesion revascularization rate, or TLR rate, is the percentage of patients at follow-up who have another peripheral intervention precipitated by their worsening symptoms, such as an angioplasty, stenting or surgery to reopen the treated lesion site.
Ankle Brachial Index	The Ankle Brachial Index, or ABI, is a measurement that is useful to evaluate the adequacy of circulation in the legs and improvement or worsening of leg circulation over time. The ABI is a ratio between the blood pressure in a patient’s ankle and a patient’s arm, with a ratio above 0.9 being normal.

The common metrics used to evaluate the safety of atherectomy devices for PAD include:

Metric	Description

Serious Adverse Events	Serious adverse events, or SAEs, include any experience that is fatal or life-threatening, is permanently disabling, requires or prolongs hospitalization, or requires intervention to prevent permanent impairment or damage. SAEs may or may not be related to the device.
Perforations	Perforations occur when the artery is punctured during atherectomy treatment. Perforations may be nonserious or an SAE depending on the treatment required to repair the perforation.

Inclusion criteria for trials often limit size of lesion and severity of disease, as measured by the Rutherford Class, which utilizes a scale of I to VI, with I being mild and VI being most severe, and the Ankle Brachial Index.

PAD I Feasibility Trial

CSI’s first trial was a two-site, 17-patient feasibility clinical trial in Europe, which CSI refers to as PAD I, that began in March 2005. Patients enrolled in the trial had lesions that were less than 10 cm in length in arteries between 1.5 mm and 6.0 mm in diameter, with Rutherford Class scores of IV or lower. Patients were evaluated at the time of the procedure and at 30 days following treatment. The purpose of PAD I was to obtain the first human clinical experience and evaluate the safety of the Diamondback 360°. This was determined by estimating the cumulative incidence of patients experiencing one or more SAEs within 30 days post-treatment.

The results of PAD I were presented at the Transcatheter Therapeutics conference, or TCT, in 2005 and published in American Journal of Cardiology. Results confirmed that the Diamondback 360° and orbital atherectomy were safe and established that the Diamondback 360° could be used to treat vessels in the range of 1.5 mm to 4.0 mm, which are found primarily below the knee. Also, PAD I showed that effective debulking, or removal of plaque, could be accomplished and the resulting device-to-lumen ratio was approximately 1.0 to 2.0. The SAE rate in PAD I was 6% (one of 17 patients).

PAD II Feasibility Trial

After being granted the CE Mark in May 2005, CSI began a 66-patient European clinical trial at seven sites, which CSI refers to as PAD II, in August 2005. All patients had stenosis in vessels below the femoral artery of between 1.5 mm and 4.0 mm in diameter, with at least 50% blockage. The primary objectives of this study were to evaluate the acute (30 days or less) risk of experiencing an SAE post procedure and provide evidence of device effectiveness. Effectiveness was confirmed angiographically and based on the percentage of absolute plaque reduction.

The PAD II results demonstrated safe and effective debulking in vessels with diameters ranging from 1.5 mm to 4.0 mm with a mean absolute plaque reduction of 55%. The SAE rate in PAD II was 9% (six of 66 patients), which did not differ significantly from existing non-invasive treatment options.

OASIS Pivotal Trial

CSI received an IDE to begin CSI’s pivotal United States trial, OASIS, in September 2005. OASIS was a 124-patient, 20-center, prospective trial that began enrollment in January 2006.

Patients included in the trial had:

•	an ABI of less than 0.9;

•	a Rutherford Class score of V or lower; and

•	treated arteries of between 1.5 mm and 4.0 mm or less in diameter via angiogram measurement, with a well-defined lesion of at least 50% diameter stenosis and lesions of no greater than 10.0 cm in length.

The primary efficacy study endpoint was absolute plaque reduction of the target lesions from baseline to immediately post procedure. The primary safety endpoint was the cumulative incidence of SAEs at 30 days.

In the OASIS trial, 94.5% of lesions treated were below the knee, an area where lesions have traditionally gone untreated until they require bypass surgery or amputation. Of the lesions treated in OASIS, 55% were comprised of calcified plaque which presents a challenge to proper expansion and apposition of balloons and stents, and 48% were diffuse, or greater then 3 cm in length, which typically requires multiple balloon expansions or stent placements. Competing atherectomy devices are often ineffective with these difficult to treat lesions.

The average time of treatment in the OASIS trial was three minutes per lesion, which compares favorably to the treatment time required by other atherectomy devices. CSI believes physicians using other atherectomy devices require approximately ten to 20 minutes of treatment time to achieve desired results, although treatment times may vary depending upon the nature of the procedure, the condition of the patient and other factors. The following table is a summary of the OASIS trial results:

Item	FDA Target	OASIS Result

Absolute Plaque Reduction	55%	59.4%
SAEs at 30 days	8% mean, with an upper bound of 16%	4.0% mean, device-related 9.7% mean, overall
TLR	20% or less	2.4%
Perforations	N/A	1 serious perforation
ABI at baseline	N/A	0.68 ± 0.2*
ABI at 30 days	N/A	0.9 ± 0.18*
ABI at 6 months	N/A	0.83 ± 0.23*

*	Mean ± Standard Deviation

CSI submitted CSI’s OASIS data and received 510(k) clearance from the FDA for use of the Diamondback 360°, including the initial version of the control unit, with a hollow crown as a therapy for patients with PAD in August 2007. The FDA’s labeling requirements reflected the inclusion criteria for the OASIS trial listed above. CSI received 510(k) clearances in October 2007 for the updated control unit used with the Diamondback 360° and in November 2007 for the Diamondback 360° with a solid crown. In May 2005, CSI received the CE mark, allowing for the commercial use of the Diamondback 360° within the European Union; however, CSI’s current plans are to focus sales in the United States.

Sales and Marketing

CSI markets and sells the Diamondback 360° through a direct sales force in the United States. As of December 31, 2008, CSI had a 118-person direct sales force, including its Vice President of Sales, 19 associate sales managers, 77 district sales managers, 13 regional sales managers, four sales directors, a national training manager, a director of customer operations, and two customer service specialists. Upon receiving 510(k) clearance from the FDA on August 30, 2007, CSI began limited commercialization of the Diamondback 360° in September 2007. CSI commenced CSI’s full commercial launch in the quarter ended March 31, 2008.

While CSI sells directly to hospitals, CSI has targeted its initial sales and marketing efforts to thought-leading interventional cardiologists, vascular surgeons and interventional radiologists with experience using similar catheter-based procedures, such as angioplasty and cutting or laser atherectomy. Physician referral programs and peer-to-peer education are other key elements of CSI’s sales strategy. Patient referrals come from general practitioners, podiatrists, nephrologists and endocrinologists.

CSI targets its marketing efforts to practitioners through physician education, medical conferences, seminars, peer reviewed journals and marketing materials. CSI’s sales and marketing program focuses on:

•	educating physicians regarding the proper use and application of the Diamondback 360°;

•	developing relationships with key opinion leaders; and

•	facilitating regional referral marketing programs.

CSI is not marketing its products internationally and does not expect to do so in the near future; however, CSI will continue to evaluate international opportunities.

Research and Development

As of December 31, 2008, CSI had 32 employees in its research and development department, comprised primarily of scientists, engineers and physicians, all of whom report to its Executive Vice President. CSI’s research and development efforts are focused in the development of products to penetrate CSI’s three key target markets: below-the-knee, above-the-knee and coronary vessels. Research and development expenses for fiscal 2006, fiscal 2007 and fiscal 2008 were $3.2 million, $8.4 million and $16.1 million, respectively, and for the three months ended September 30, 2007 and 2008 were $3.3 million and $5.0 million, respectively.

Manufacturing

CSI uses internally-manufactured and externally-sourced components to manufacture the Diamondback 360°. Most of the externally-sourced components are available from multiple suppliers; however, a few key components, including the diamond grit coated crown, are single sourced. CSI assembles the shaft, crown and handle components on-site, and test, pack, seal and label the finished assembly before sending the packaged product to a contract sterilization facility. The sterilization facility sends samples to an independent laboratory to test for sterility. Upon return from the sterilizer, product is held in inventory prior to shipping to CSI’s customers.

The current floor plan at CSI’s manufacturing facility allows for finished goods of approximately 8,000 units of the Diamondback 360° and for approximately 50 control units. The manufacturing areas, including the shaft manufacturing and the controlled-environment assembly areas, are equipped to accommodate approximately 30,000 units per shift annually.

CSI is registered with the FDA as a medical device manufacturer. CSI has opted to maintain quality assurance and quality management certifications to enable it to market its products in the member states of the European Union, the European Free Trade Association and countries that have entered into Mutual Recognition Agreements with the European Union. CSI is ISO 13485:2003 certified, and its renewal is due by December 2009. During its time of commercialization, CSI has not had any instances requiring consideration of a recall.

Third-Party Reimbursement and Pricing

Third-party payors, including private insurers, and government insurance programs, such as Medicare and Medicaid, pay for a significant portion of patient care provided in the United States. The single largest payor in the United States is the Medicare program, a federal governmental health insurance program administered by the Centers for Medicare and Medicaid Services, or CMS. Medicare covers certain medical care expenses for eligible elderly and disabled individuals, including a large percentage of the population with PAD who could be treated with the Diamondback 360°. In addition, private insurers often follow the coverage and reimbursement policies of Medicare. Consequently, Medicare’s coverage and reimbursement policies are important to CSI’s operations.

CMS has established Medicare reimbursement codes describing atherectomy products and procedures using atherectomy products, and many private insurers follow these policies. CSI believes that physicians and hospitals that treat PAD with the Diamondback 360° will generally be eligible to receive reimbursement from Medicare and private insurers for the cost of the single-use catheter and the physician’s services.

The continued availability of insurance coverage and reimbursement for newly approved medical devices is uncertain. The commercial success of CSI’s products in both domestic and international markets will be dependent on whether third-party coverage and reimbursement is available for patients that use CSI’s products and its monitoring services. Medicare, Medicaid, health maintenance organizations and other third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement of new medical devices, and, as a result, they may not continue to provide adequate payment for CSI’s products. To position CSI’s device for acceptance by third-party payors, CSI may have to agree to a lower net sales price than it might otherwise charge. The continuing efforts of governmental and commercial third-party payors to contain or reduce the costs of healthcare may limit CSI’s revenue.

In some foreign markets, pricing and profitability of medical devices are subject to government control. In the United States, CSI expects that there will continue to be federal and state proposals for similar controls. Also, the trends toward managed healthcare in the United States and proposed legislation intended to reduce the cost of government insurance programs could significantly influence the purchase of healthcare services and products and may result in lower prices for CSI’s products or the exclusion of its products from reimbursement programs.

Competition

The medical device industry is highly competitive, subject to rapid change and significantly affected by new product introductions and other activities of industry participants. The Diamondback 360° competes with a variety of other products or devices for the treatment of vascular disease, including stents, balloon angioplasty catheters and atherectomy catheters, as well as products used in vascular surgery. Large competitors in the stent and balloon angioplasty market segments include Abbott Laboratories, Boston Scientific, Cook, Johnson & Johnson and Medtronic. CSI also competes against manufacturers of atherectomy catheters including, among others, ev3, Spectranetics, Boston Scientific and Pathway Medical Technologies, as well as other manufacturers that may enter the market due to the increasing demand for treatment of vascular disease. Several other companies provide products used by surgeons in peripheral bypass procedures. Other competitors include pharmaceutical companies that manufacture drugs for the treatment of mild to moderate PAD and companies that provide products used by surgeons in peripheral bypass procedures. CSI is not aware of any competing catheter systems either currently on the market or in development that also use an orbital motion to create lumens larger than the catheter itself.

Because of the size of the peripheral and coronary market opportunities, competitors and potential competitors have historically dedicated significant resources to aggressively promote their products. CSI believes that the Diamondback 360° competes primarily on the basis of:

•	safety and efficacy;

•	predictable clinical performance;

•	ease of use;

•	price;

•	physician relationships;

•	customer service and support; and

•	adequate third-party reimbursement.

Patents and Intellectual Property

CSI relies on a combination of patent, copyright and other intellectual property laws, trade secrets, nondisclosure agreements and other measures to protect its proprietary rights. As of December 31, 2008, CSI held 20 issued U.S. patents and have 24 U.S. patent applications pending, as well as 33 issued or granted foreign patents and 20 foreign patent applications, each of which corresponds to aspects of CSI’s U.S. patents and applications. CSI’s issued U.S. patents expire between 2010 and 2022, and its most important patent, U.S. Patent No. 6,494,890, is due to expire in 2017. CSI’s issued patents and patent applications relate primarily to the design and operation of certain interventional atherectomy devices, including the Diamondback 360°. These patents and applications include claims covering key aspects of certain rotational atherectomy devices including the design, manufacture and therapeutic use of certain atherectomy abrasive heads, drive shafts, control systems, handles and couplings. As CSI continues to research and develop its atherectomy technology, CSI intends to file additional U.S. and foreign patent applications related to the design, manufacture and therapeutic uses of atherectomy devices. In addition, CSI holds two registered U.S. trademarks and has three U.S. trademark applications pending.

CSI also relies on trade secrets, technical know-how and continuing innovation to develop and maintain its competitive position. CSI seeks to protect its proprietary information and other intellectual property by requiring its employees, consultants, contractors, outside scientific collaborators and other advisors to execute non-disclosure and assignment of invention agreements on commencement of their employment or engagement. Agreements with CSI’s employees also forbid them from bringing the proprietary rights of third parties to CSI. CSI also requires confidentiality or material transfer agreements from third parties that receive CSI’s confidential data or materials.

Government Regulation of Medical Devices

Governmental authorities in the United States at the federal, state and local levels and in other countries extensively regulate, among other things, the research, development, testing, manufacture, labeling, promotion, advertising, distribution, marketing and export and import of medical devices such as the Diamondback 360°.

Failure to obtain approval to market CSI’s products under development and to meet the ongoing requirements of these regulatory authorities could prevent CSI from marketing and continuing to market its products.

United States

The Federal Food, Drug, and Cosmetic Act, or FDCA, and the FDA’s implementing regulations govern medical device design and development, preclinical and clinical testing, premarket clearance or approval, registration and listing, manufacturing, labeling, storage, advertising and promotion, sales and distribution, export and import, and post-market surveillance. Medical devices and their manufacturers are also subject to inspection by the FDA. The FDCA, supplemented by other federal and state laws, also provides civil and criminal penalties for violations of its provisions. CSI manufactures and markets medical devices that are regulated by the FDA, comparable state agencies and regulatory bodies in other countries.

Unless an exemption applies, each medical device CSI wishes to commercially distribute in the United States will require marketing authorization from the FDA prior to distribution. The two primary types of FDA marketing authorization are premarket notification (also called 510(k) clearance) and premarket approval (also called PMA approval). The type of marketing authorization applicable to a device — 510(k) clearance or PMA approval — is generally linked to classification of the device. The FDA classifies medical devices into one of three classes (Class I, II or III) based on the degree of risk FDA determines to be associated with a device and the extent of control deemed necessary to ensure the device’s safety and effectiveness. Devices requiring fewer controls because they are deemed to pose lower risk are placed in Class I or II. Class I devices are deemed to pose the least risk and are subject only to general controls applicable to all devices, such as requirements for device labeling, premarket notification, and adherence to the FDA’s current good manufacturing practice requirements, as reflected in its Quality System Regulation, or QSR. Class II devices are intermediate risk devices that are subject to general controls and may also be subject to special controls such as performance standards, product-specific guidance documents, special labeling requirements, patient registries or postmarket surveillance. Class III devices are those for which insufficient information exists to assure safety and effectiveness solely through general or special controls, and include life-sustaining, life-supporting or implantable devices, and devices not “substantially equivalent” to a device that is already legally marketed.

Most Class I devices and some Class II devices are exempted by regulation from the 510(k) clearance requirement and can be marketed without prior authorization from FDA. Class I and Class II devices that have not been so exempted are eligible for marketing through the 510(k) clearance pathway. By contrast, devices placed in Class III generally require PMA approval prior to commercial marketing. The PMA approval process is generally more stringent, time-consuming and expensive than the 510(k) clearance process.

510(k) Clearance.  To obtain 510(k) clearance for a medical device, an applicant must submit a premarket notification to the FDA demonstrating that the device is “substantially equivalent” to a predicate device legally marketed in the United States. A device is substantially equivalent if, with respect to the predicate device, it has the same intended use and has either (i) the same technological characteristics or (ii) different technological characteristics and the information submitted demonstrates that the device is as safe and effective as a legally marketed device and does not raise different questions of safety or effectiveness. A showing of substantial equivalence sometimes, but not always, requires clinical data. Generally, the 510(k) clearance process can exceed 90 days and may extend to a year or more.

After a device has received 510(k) clearance for a specific intended use, any modification that could significantly affect its safety or effectiveness, such as a significant change in the design, materials, method of manufacture or intended use, will require a new 510(k) clearance or PMA approval (if the device as modified is not substantially equivalent to a legally marketed predicate device). The determination as to whether new authorization is needed is initially left to the manufacturer; however, the FDA may review this determination to evaluate the regulatory status of the modified product at any time and may require the manufacturer to cease marketing and recall the modified device until 510(k) clearance or PMA approval is obtained. The manufacturer may also be subject to significant regulatory fines or penalties.

CSI received 510(k) clearance for use of the Diamondback 360° as a therapy in patients with PAD in the United States on August 22, 2007. CSI received additional 510(k) clearances for the control unit used with the Diamondback 360° on October 25, 2007 and for the solid crown version of the Diamondback 360° on November 9, 2007.

Premarket Approval.  A PMA application requires the payment of significant user fees and must be supported by valid scientific evidence, which typically requires extensive data, including technical, preclinical, clinical and manufacturing data, to demonstrate to the FDA’s satisfaction the safety and efficacy of the device. A PMA application must also include a complete description of the device and its components, a detailed description of the methods, facilities and controls used to manufacture the device, and proposed labeling. After a PMA application is submitted and found to be sufficiently complete, the FDA begins an in-depth review of the submitted information. During this review period, the FDA may request additional information or clarification of information already provided. Also during the review period, an advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. In addition, the FDA will conduct a pre-approval inspection of the manufacturing facility to ensure compliance with the FDA’s Quality System Regulations, or QSR, which requires manufacturers to follow design, testing, control, documentation and other quality assurance procedures.

FDA review of a PMA application is required by statute to take no longer than 180 days, although the process typically takes significantly longer, and may require several years to complete. The FDA can delay, limit or deny approval of a PMA application for many reasons, including:

•	the systems may not be safe or effective to the FDA’s satisfaction;

•	the data from preclinical studies and clinical trials may be insufficient to support approval;

•	the manufacturing process or facilities used may not meet applicable requirements; and

•	changes in FDA approval policies or adoption of new regulations may require additional data.

If the FDA evaluations of both the PMA application and the manufacturing facilities are favorable, the FDA will either issue an approval letter or an approvable letter, which usually contains a number of conditions that must be met in order to secure final approval of the PMA. When and if those conditions have been fulfilled to the satisfaction of the FDA, the agency will issue a PMA approval letter authorizing commercial marketing of the device for certain indications. If the FDA’s evaluation of the PMA or manufacturing facilities is not favorable, the FDA will deny approval of the PMA or issue a not approvable letter. The FDA may also determine that additional clinical trials are necessary, in which case the PMA approval may be delayed for several months or years while the trials are conducted and then the data submitted in an amendment to the PMA. Even if a PMA application is approved, the FDA may approve the device with an indication that is narrower or more limited than originally sought. The agency can also impose restrictions on the sale, distribution or use of the device as a condition of approval, or impose post approval requirements such as continuing evaluation and periodic reporting on the safety, efficacy and reliability of the device for its intended use.

New PMA applications or PMA supplements may be required for modifications to the manufacturing process, labeling, device specifications, materials or design of a device that is approved through the PMA process. PMA approval supplements often require submission of the same type of information as an initial PMA application, except that the supplement is limited to information needed to support any changes from the device covered by the original PMA application and may not require as extensive clinical data or the convening of an advisory panel.

CSI plans to seek PMA to use the Diamondback 360° as a therapy in treating patients with coronary artery disease.

Clinical Trials.  Clinical trials are almost always required to support a PMA application and are sometimes required for a 510(k) clearance. These trials generally require submission of an application for an IDE to the FDA. The IDE application must be supported by appropriate data, such as animal and laboratory testing results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE application must be approved in advance by the FDA for a specified number of patients, unless the product is deemed a non- significant risk device and eligible for more abbreviated IDE requirements. Generally, clinical trials for a significant risk device may begin once the IDE application is approved by the FDA and the study protocol and informed consent are approved by appropriate institutional review boards at the clinical trial sites.

FDA approval of an IDE allows clinical testing to go forward but does not bind the FDA to accept the results of the trial as sufficient to prove the product’s safety and efficacy, even if the trial meets its intended success criteria. With certain exceptions, changes made to an investigational plan after an IDE is approved must be submitted in an IDE supplement and approved by FDA (and by governing institutional review boards when appropriate) prior to implementation.

All clinical trials must be conducted in accordance with regulations and requirements collectively known as good clinical practice. Good clinical practices include the FDA’s IDE regulations, which describe the conduct of clinical trials with medical devices, including the recordkeeping, reporting and monitoring responsibilities of sponsors and investigators, and labeling of investigation devices. They also prohibit promotion, test marketing or commercialization of an investigational device and any representation that such a device is safe or effective for the purposes being investigated. Good clinical practices also include the FDA’s regulations for institutional review board approval and for protection of human subjects (such as informed consent), as well as disclosure of financial interests by clinical investigators.

Required records and reports are subject to inspection by the FDA. The results of clinical testing may be unfavorable or, even if the intended safety and efficacy success criteria are achieved, may not be considered sufficient for the FDA to grant approval or clearance of a product. The commencement or completion of any clinical trials may be delayed or halted, or be inadequate to support approval of a PMA application or clearance of a premarket notification for numerous reasons, including, but not limited to, the following:

•	the FDA or other regulatory authorities do not approve a clinical trial protocol or a clinical trial (or a change to a previously approved protocol or trial that requires approval), or place a clinical trial on hold;

•	patients do not enroll in clinical trials or follow up at the rate expected;

•	patients do not comply with trial protocols or experience greater than expected adverse side effects;

•	institutional review boards and third-party clinical investigators may delay or reject the trial protocol or changes to the trial protocol;

•	third-party clinical investigators decline to participate in a trial or do not perform a trial on the anticipated schedule or consistent with the clinical trial protocol, investigator agreements, good clinical practices or other FDA requirements;

•	third-party organizations do not perform data collection and analysis in a timely or accurate manner;

•	regulatory inspections of the clinical trials or manufacturing facilities, which may, among other things, require corrective action or suspension or termination of the clinical trials;

•	changes in governmental regulations or administrative actions;

•	the interim or final results of the clinical trial are inconclusive or unfavorable as to safety or efficacy; and

•	the FDA concludes that the trial design is inadequate to demonstrate safety and efficacy.

Continuing Regulation.  After a device is approved and placed in commercial distribution, numerous regulatory requirements continue to apply. These include:

•	establishment registration and device listing upon the commencement of manufacturing;

•	the QSR, which requires manufacturers, including third-party manufacturers, to follow design, testing, control, documentation and other quality assurance procedure during medical device design and manufacturing processes;

•	labeling regulations, which prohibit the promotion of products for unapproved or “off-label” uses and impose other restrictions on labeling and promotional activities;

•	medical device reporting regulations, which require that manufacturers report to the FDA if a device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if malfunctions were to recur;

•	corrections and removal reporting regulations, which require that manufacturers report to the FDA field corrections; and

•	product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA caused by the device that may present a risk to health.

In addition, the FDA may require a company to conduct postmarket surveillance studies or order it to establish and maintain a system for tracking its products through the chain of distribution to the patient level.

Failure to comply with applicable regulatory requirements, including those applicable to the conduct of clinical trials, can result in enforcement action by the FDA, which may lead to any of the following sanctions:

•	warning letters or untitled letters;

•	fines, injunctions and civil penalties;

•	product recall or seizure;

•	unanticipated expenditures;

•	delays in clearing or approving or refusal to clear or approve products;

•	withdrawal or suspension of FDA approval;

•	orders for physician notification or device repair, replacement or refund;

•	operating restrictions, partial suspension or total shutdown of production or clinical trials; and

•	criminal prosecution.

CSI and its contract manufacturers, specification developers and suppliers are also required to manufacture CSI’s products in compliance with current Good Manufacturing Practice, or GMP, requirements set forth in the QSR.

The QSR requires a quality system for the design, manufacture, packaging, labeling, storage, installation and servicing of marketed devices, and includes extensive requirements with respect to quality management and organization, device design, buildings, equipment, purchase and handling of components, production and process controls, packaging and labeling controls, device evaluation, distribution, installation, complaint handling, servicing and record keeping. The FDA enforces the QSR through periodic announced and unannounced inspections that may include the manufacturing facilities of subcontractors. If the FDA believes that CSI or any of its contract manufacturers or regulated suppliers is not in compliance with these requirements, it can shut down CSI’s manufacturing operations, require recall of CSI’s products, refuse to clear or approve new marketing applications, institute legal proceedings to detain or seize products, enjoin future violations or assess civil and criminal penalties against CSI or its officers or other employees. Any such action by the FDA would have a material adverse effect on CSI’s business.

Fraud and Abuse

CSI’s operations will be directly, or indirectly through its customers, subject to various state and federal fraud and abuse laws, including, without limitation, the FDCA, federal Anti-Kickback Statute and False Claims Act. These laws may impact, among other things, CSI’s proposed sales, marketing and education programs. In addition, these laws require CSI to screen individuals and other companies, suppliers and vendors in order to ensure that they are not “debarred” by the federal government and therefore prohibited from doing business in the healthcare industry.

The federal Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing or arranging for a good or service, for which payment may be made under a federal healthcare program such as the Medicare and Medicaid programs. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the statute has been violated. The Anti-Kickback Statute is broad and prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. Many states have also adopted laws similar to the federal Anti-Kickback Statute, some of which apply to the referral of patients for healthcare items or services reimbursed by any source, not only the Medicare and Medicaid programs.

The federal False Claims Act prohibits persons from knowingly filing or causing to be filed a false claim to, or the knowing use of false statements to obtain payment from, the federal government. Various states have also enacted laws modeled after the federal False Claims Act.

In addition to the laws described above, the Health Insurance Portability and Accountability Act of 1996 created two new federal crimes: healthcare fraud and false statements relating to healthcare matters. The healthcare fraud statute prohibits knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private payors. The false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services.

Voluntary industry codes, federal guidance documents and a variety of state laws address the tracking and reporting of marketing practices relative to gifts given and other expenditures made to doctors and other healthcare professionals. In addition to impacting CSI’s marketing and educational programs, internal business processes will be affected by the numerous legal requirements and regulatory guidance at the state, federal and industry levels.

International Regulation

International sales of medical devices are subject to foreign government regulations, which may vary substantially from country to country. The time required to obtain approval in a foreign country may be longer or shorter than that required for FDA approval and the requirements may differ. For example, the primary regulatory environment in Europe with respect to medical devices is that of the European Union, which includes most of the major countries in Europe. Other countries, such as Switzerland, have voluntarily adopted laws and regulations that mirror those of the European Union with respect to medical devices. The European Union has adopted numerous directives and standards regulating the design, manufacture, clinical trials, labeling and adverse event reporting for medical devices. Devices that comply with the requirements of a relevant directive will be entitled to bear the CE conformity marking, indicating that the device conforms to the essential requirements of the applicable directives and, accordingly, can be commercially distributed throughout European Union, although actual implementation of the these directives may vary on a country-by-country basis. The method of assessing conformity varies depending on the class of the product, but normally involves a combination of submission of a design dossier, self-assessment by the manufacturer, a third-party assessment and, review of the design dossier by a “Notified Body.” This third-party assessment generally consists of an audit of the manufacturer’s quality system and manufacturing site, as well as review of the technical documentation used to support application of the CE mark to one’s product and possibly specific testing of the manufacturer’s product. An assessment by a Notified Body of one country within the European Union is required in order for a manufacturer to commercially distribute the product throughout the European Union. CSI obtained CE marking approval for sale of the Diamondback 360° in May 2005.

Employees

As of December 31, 2008, CSI had 231 employees, including 47 employees in manufacturing, 118 employees in sales, 11 employees in marketing, four employees in clinicals, 19 employees in general and administrative, and 32 employees in research and development. None of CSI’s employees are represented by a labor union or parties to a collective bargaining agreement, and CSI believes that its employee relations are good.

Properties

CSI’s principal executive offices are located in a 47,000 square foot facility located in St. Paul, Minnesota. CSI has leased this facility through November 2012 with an option to renew through November 2017. This facility accommodates CSI’s research and development, sales, marketing, manufacturing, finance and administrative activities. CSI believes that its current premises are substantially adequate for CSI’s current and anticipated future needs through the next 12 months and that sufficient facilities are available for any limited expansion CSI would need to make in that time.

Legal Proceedings

Shturman Legal Proceedings

CSI has recently resolved a legal proceeding relating to a dispute against Dr. Leonid Shturman, CSI’s founder, and Shturman Medical Systems, Inc., or SMS, a company owned by Dr. Shturman, but Dr. Shturman’s counterclaims against CSI remain outstanding. The proceedings related to a Stock Purchase Agreement dated June 30, 1998 between CSI and SMS, and Dr. Shturman’s employment agreement with CSI, dated January 7, 2000. Pursuant to the Stock Purchase Agreement, SMS purchased all the stock of CSI’s former Russian subsidiary, ZAO Shturman Cardiology Systems, Russia. In exchange, SMS agreed to transfer to CSI all present and future intellectual property and know-how associated with atherectomy products and associated accessory products that were developed by SMS and the Russian subsidiary. Pursuant to the employment agreement, Dr. Shturman was required to assign to CSI certain inventions made by him. In or around November 2006, CSI discovered that Dr. Shturman had sought patent protection in the United Kingdom and with the World Intellectual Property Organization as the sole inventor for technology relating to the use of counterbalance weights with rotational atherectomy devices, or the counterbalance technology, which CSI maintained should have been assigned to it under the Stock Purchase Agreement and the employment agreement.

CSI commenced an arbitration proceeding against SMS on August 16, 2007. Following a trial, on May 5, 2008, an arbitrator ruled that the counterbalance technology was developed pursuant to agreements between the parties and ordered SMS to transfer to CSI its interest in the counterbalance technology.

Also on August 16, 2007, CSI commenced a federal lawsuit in the U.S. District Court in Minnesota against Dr. Shturman for breach of his employment agreement. CSI alleged that the counterbalance technology was disclosed or documented during the term of Dr. Shturman’s employment agreement and sought a judgment for breach of the employment agreement and a declaratory judgment that Dr. Shturman must assign his interest in the counterbalance technology to CSI. Dr. Shturman filed counterclaims against CSI and other co-defendants asserting conversion, theft and unjust enrichment for the alleged illegal removal and transport to the United States of two drive shaft winding devices purportedly developed by Shturman Cardiology Systems, Russia, as well as raising certain affirmative defenses.

On September 4 and 5, 2008, CSI settled all of its claims in the federal lawsuit against Dr. Shturman. As part of the settlement, Dr. Shturman agreed that he is not the author or owner of the counterbalance technology. However, Dr. Shturman has the right to argue that the counterbalance technology is separate and distinct from the inventions or know-how contained in any current or future patent applications made by him, and CSI has the right to argue that such patent applications do incorporate the counterbalance technology. In settlement of Dr. Shturman’s counterclaim against CSI, CSI agreed to pay Dr. Shturman $50,000 in cash and refer to Dr. Shturman names of parties that may be interested in purchasing up to 22,000 shares of CSI common stock held by him at a fixed price. Due to market and other conditions, CSI was unable to refer any names to Dr. Shturman. Accordingly, a subsequent settlement agreement was reached between the parties whereby Dr. Shturman agreed to dismiss the counterclaim in exchange for CSI paying Dr. Shturman $50,000 and assisting Dr. Shturman with selling 22,000 shares of CSI common stock at a revised fixed price on or before November 14, 2008 and all parties providing mutual releases. All parties executed the settlement agreement and mutual releases; however, after CSI paid Dr. Shturman $50,000 in cash and assisted Dr. Shturman with selling 22,000 shares of CSI common stock at the revised fixed price, Dr. Shturman expressed his desire to keep the funds and void the releases. Dr. Shturman sent a letter to the court on January 14, 2009 requesting that the releases be voided. On January 22, 2009, the court denied Dr. Shturman’s request to void the releases.

ev3 Legal Proceedings

On December 28, 2007, ev3 Inc., ev3 Endovascular, Inc. and FoxHollow Technologies, Inc., together referred to as the Plaintiffs, filed a complaint in the Ramsey County District Court for the State of Minnesota against CSI and Sean Collins and Aaron Lew, who are former employees of FoxHollow currently employed by CSI, as well as against unknown former employees of Plaintiffs currently employed by CSI, referred to in the complaint as John Does 1-10. The complaint asserted that Messrs. Lew and Collins and John Does 1-10 violated provisions of their employment agreements with FoxHollow relating to FoxHollow confidential information. The complaint also asserted that defendants Lew and John Does 1-10 violated provisions of their employment agreements with FoxHollow barring them from soliciting FoxHollow employees for a period of one year following their departures from FoxHollow. The complaint also alleged that Collins and Lew violated a common law duty of loyalty to FoxHollow. The complaint further alleged that CSI, Collins, Lew and John Does 1-10 misappropriated trade secrets of the Plaintiffs, unfairly competed with the Plaintiffs, and conspired to improperly solicit employees of FoxHollow or ev3 and to misappropriate trade secrets or confidential information of FoxHollow or ev3. Finally, the complaint asserted that CSI tortiously interfered with the alleged agreements between FoxHollow and Collins, Lew and John Does 1-10.

The complaint stated that Plaintiffs were seeking an injunction preventing Messrs. Collins and Lew and John Does 1-10 from violating the terms of their agreements with FoxHollow; preventing all defendants from maintaining, using, or disclosing any information belonging to Plaintiffs and requiring them to return any such information to Plaintiffs; preventing CSI from employing Messrs. Collins and Lew and John Does 1-10 for a period of one year; preventing all defendants from contacting certain of Plaintiffs’ customers (referred to as “Key Opinion Leaders” and “Thought Leaders”) for one year; and, preventing CSI and its employees from soliciting or hiring any of Plaintiffs’ current employees for a period of one year. The complaint also stated that Plaintiffs were seeking recovery of monetary damages in an amount greater than $50,000 and payment of their attorneys’ fees and costs.

On December 28, 2007, the Plaintiffs filed with the court a motion for a temporary restraining order, which the court granted in part and denied in part in an order dated January 10, 2008. The court denied the request for an injunction requiring CSI to terminate the employment of Messrs. Collins and Lew and of approximately nine former employees of one or more of the Plaintiffs who began employment with CSI in early 2008. The court also denied the request for an injunction barring CSI from contacting physicians who may also be FoxHollow Key Opinion Leaders or Thought Leaders. In the same order, the court enjoined former employees of ev3 or FoxHollow who are now employed with CSI from disclosing trade secrets of ev3 or FoxHollow. The court also directed that any of CSI’s employees who were both formerly employed with any of the Plaintiffs and who signed a FoxHollow employment agreement must not disclose the identity of FoxHollow Key Opinion Leaders or Thought Leaders or use this information to aid CSI. The court further ordered that any of these persons must not maintain, use or disclose any confidential information about the FoxHollow Key Opinion Leaders or Thought Leaders that was received while they were employed with FoxHollow. It also directed that if any former employees of the Plaintiffs had already disclosed or used the identity of FoxHollow Key Opinion Leaders or Thought Leaders, they were required to advise the persons to whom they made the disclosure in writing that this information is confidential and may not be used by them or disclosed to anyone. The court also ordered that if any employee of CSI who was formerly employed by FoxHollow or ev3 contacts any physician who is a FoxHollow Key Opinion Leader or Thought Leader, he must be able to trace, document and account, with specificity, how he or she was able to identify such prospect through information, records or documents obtained outside his or her employment with Plaintiffs. The court further directed that any of CSI’s employees who were formerly employed by FoxHollow or ev3 and who are subject to a FoxHollow employee nonsolicitation agreement must not be involved in soliciting or recruiting any current employee of the Plaintiffs to leave that employment or to accept employment with CSI. In the memorandum accompanying the January 10, 2008 order, the court noted that Mr. Collins admitted he took certain FoxHollow sales information just prior to the conclusion of his employment with FoxHollow, and noted that Mr. Collins had indicated a willingness to return that information to FoxHollow. Mr. Collins has returned the information.

CSI believes the January 10, 2008 court order and the continuing confidentiality obligations of CSI’s officers and employees who were subject to employment agreements with FoxHollow will have no material impact on CSI’s sales efforts and the efforts of CSI’s management. In accordance with the court’s order, CSI has undertaken an effort to document and account, with specificity, how CSI’s employees identified CSI’s existing physician customers through information, records or documents that did not originate with FoxHollow, and CSI has implemented procedures to document how CSI identifies new physician customers. CSI believes all of its existing physician customers were identified through appropriate sources, such as publicly-available information, employees’ preexisting physician relationships and referrals from existing physician customers. In addition, CSI does not believe the court order imposes any materially adverse restriction on identifying and contacting new physician prospects since these physicians are typically well-known in their industry and are easily identified through appropriate sources. Accordingly, CSI does not anticipate that the court order will materially impact CSI’s sales efforts.

On July 2, 2008, Plaintiffs served and filed with the court a second amended complaint. In this amended pleading, Plaintiffs asserted claims against CSI as well as ten of CSI’s employees, Sean Collins, David Gardner, Aaron Lew, Michael Micheli, Kevin Moore, Steve Pringle, Jason Proffitt, Thadd Taylor, Rene Treanor, and Paul Tyska, all of whom were formerly employed by one or more of the Plaintiffs. The second amended complaint also continues to refer to “John Doe 1-10” defendants, who are not identified by name.

The second amended complaint includes seven counts, which allege as follows:

•	Count 1 — Alleges that individual defendants Collins, Gardner, Lew, Pringle, Proffitt, Taylor, Treanor and the John Doe defendants violated provisions in their employment agreements with their former employer FoxHollow, barring them from misusing FoxHollow confidential information.

•	Count 2 — Alleges that individual defendants Collins, Lew, Micheli, Proffitt, Tyska and John Does violated a provision in their FoxHollow employment agreements barring them, for a period of one year following their departure from FoxHollow, from soliciting or encouraging employees of FoxHollow to join CSI.

•	Count 3 — Alleges that individual defendants Collins, Gardner, Lew, Moore, Pringle, Proffitt, Taylor and Treanor breached a duty of loyalty owed to FoxHollow.

•	Count 4 — Alleges that CSI and individual defendants Collins, Lew, Pringle, Proffitt, Taylor, Treanor and John Does misappropriated trade secrets of one or more of the Plaintiffs.

•	Count 5 — Alleges that all defendants engaged in unfair competition.

•	Count 6 — Alleges (i) that CSI tortiously interfered with the contracts between FoxHollow and individual defendants Collins, Lew, Micheli, Proffitt, Tyska and John Does by allegedly procuring breaches of the non-solicitation — encouragement provision in those agreements, and (ii) that individual defendant Lew tortiously interfered with the contracts between individual defendants Proffitt and Taylor and FoxHollow by allegedly procuring breaches of the confidential information provision in those agreements.

•	Count 7 — Alleges that all defendants conspired to gain an unfair competitive and economic advantage for CSI to the detriment of the Plaintiffs.

In the second amended complaint, the Plaintiffs seek, among other forms of relief, an award of damages in an amount greater than $50,000, a variety of forms of injunctive relief, exemplary damages under the Minnesota Trade Secrets Act, and recovery of their attorney fees and litigation costs. Although CSI has requested the information, the Plaintiffs have not yet disclosed what specific amount of damages they claim.

In July 2008, CSI and the individual defendants filed motions to dismiss the action. These motions were based on the argument that the Plaintiffs are required to resolve the claims at issue in arbitration in accordance with arbitration provisions in the employment agreements between at least eight of the individual defendants and FoxHollow. In an order dated October 2, 2008, the court granted this motion with respect to the claims against individual defendants Collins, Gardner, Micheli, Moore, Pringle, Proffitt, Taylor and Treanor. The court determined that the claims against these parties must be decided in arbitration and stayed proceedings in the action against these parties pending the outcome of any arbitration proceeding. The October order also denied the motion to dismiss or stay the proceedings with respect to the claims against CSI and individual defendants Lew and Tyska.

On August 29, 2008, the court issued an Amended Scheduling Order for the action. The Amended Scheduling Order provided, among other deadlines, that trial, if necessary, would take place in May or June 2009. In its October order, the court granted a motion by the Plaintiffs to extend certain deadlines, and as a result of these changes, the court indicated that other deadlines in the earlier Scheduling Order “shall be extended” and directed that the parties confer and provide new proposed deadlines consistent with the changes specified in the October order.

On October 14, the Plaintiffs in the action filed a motion seeking additional preliminary injunctive relief. This motion seeks an order pending trial that would: (1) expand the scope of the prohibitions set forth in the court’s January temporary restraining order so that they apply not only with respect to the customers of Plaintiffs who are characterized as Key Opinion Leaders or Thought Leaders but also to any other of Plaintiffs’ customers; (2) bar CSI from recruiting, interviewing or hiring any ev3 employee; (3) enjoin CSI from employing 18 persons who were previously employed by one or more of the Plaintiffs in the same geographic territory that he or she covered when employed by Plaintiffs; (4) require CSI and other defendants to return all of Plaintiffs’ information in their possession and to certify compliance; and (5) require CSI to implement certain measures aimed at preventing any continued or future acquisition of information belonging to the Plaintiffs. On October 27, 2008, both CSI and the individual defendants filed briefs in opposition to ev3’s motion for additional injunctive relief. A hearing on this motion took place on November 14, 2008. The court took the motion under advisement and has not yet issued a ruling.

In late October 2008, both CSI and individual defendants Lew and Tyska filed Notices of Appeal with the Minnesota Court of Appeals indicating that these parties are appealing the October 2 order, which denied the motions to dismiss previously filed by these parties. In connection with the appeals, CSI and individual defendants Lew and Tyska filed with the Ramsey County District Court motions to stay proceedings in the District Court pending a decision on the appeals. ev3 opposed the stay motions. A hearing on the stay motions was held on November 20, 2008. The court took the motions under advisement and has not yet issued a ruling.

In an order dated November 17, 2008, the Minnesota Court of Appeals consolidated the appeal CSI filed with the appeals filed by co-defendants Lew and Tyska. The appeal briefs have been submitted, and it is anticipated that oral argument on the appeal will be scheduled in 2009.

The Diamondback 360° is, at least in some applications, considered to be a direct competitor with one of Plaintiffs’ products. CSI’s current Chief Executive Officer, Vice President of Sales, Vice President of Marketing and Vice President of Business Development were formerly employed by FoxHollow. These officers remain subject to confidentiality provisions in their employment agreements with FoxHollow, but the employee nonsolicitation provisions in their agreements with FoxHollow have expired. As of December 31, 2008, 39 of the 118 members of CSI’s sales department, or 33.1%, were formerly employed by one or more of the Plaintiffs.

CSI is defending this litigation vigorously. However, if CSI is not successful in this litigation, it could be required to pay substantial damages and could be subject to equitable relief that could include a requirement that CSI terminate or otherwise alter the terms or conditions of employment of certain employees, including certain key sales personnel who were formerly employed by FoxHollow. In any event, the defense of this litigation, regardless of the outcome, could result in substantial legal costs and diversion of CSI management’s time and efforts from the operation of CSI’s business.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS FOR REPLIDYNE

You should read the following discussion and analysis of financial condition and results of operations together with Replidyne’s financial statements and the related notes included elsewhere in this proxy statement/prospectus. This discussion and analysis contains forward-looking statements about Replidyne’s business and operations, based on current expectations and related to future events and Replidyne’s future financial performance, that involve risks and uncertainties. Replidyne’s actual results may differ materially from those it currently anticipates as a result of many important factors, including the factors described under “Risk Factors” and elsewhere in this proxy statement/prospectus.

Overview

Replidyne has previously announced that it was reviewing a range of strategic alternatives. As a result of Replidyne’s review of strategic alternatives, on November 3, 2008, Replidyne entered into the merger agreement with CSI.

In June 2008, Replidyne announced its decision to terminate its license agreement with Asubio Pharma, Co., Ltd, or Asubio Pharma, for the development and commercialization of faropenem medoxomil in the U.S. and Canada. As a result of this termination, Replidyne relinquished all of its rights to the development and commercialization of faropenem medoxomil.

In August 2008, in connection with a restructuring of Replidyne’s workforce that resulted in Replidyne’s employee headcount being reduced to six employees by October 31, 2008, Replidyne suspended the development of REP3123, an investigational narrow-spectrum antibacterial agent for the treatment of Clostridium difficile (C. difficile) bacteria and C. difficile infection and Replidyne’s other novel anti-infective programs based on Replidyne’s bacterial DNA replication inhibition technology. Replidyne is pursuing the sale of REP3123 and its related technology and the sale of the anti-infective programs based on its bacterial DNA replication inhibition technology in a transaction or transactions separate from the merger. Replidyne had previously devoted substantially all of its clinical development and research and development efforts and a material portion of its financial resources toward the development of faropenem medoxomil, REP3123, its DNA replication inhibition technology and its other product candidates. Replidyne has no product candidates currently in active clinical or preclinical development and has further reduced its employee headcount to three employees, all of whom are involved primarily in financial and administrative roles.

As of September 30, 2008, Replidyne reported net assets of $45.2 million. Replidyne has incurred significant operating losses since inception on December 6, 2000, and, as of September 30, 2008, Replidyne had an accumulated deficit of $147 million. Replidyne has generated no sustainable revenue or revenue from product sales to date. Replidyne has funded operations principally from the sale of its securities and amounts received from Forest Laboratories under Replidyne’s former collaboration and commercialization agreement. Although Replidyne reported net income for the year ended December 31, 2007 as a result of the termination of its agreement with Forest Laboratories, Replidyne expects to incur substantial operating losses for the foreseeable future.

Results of Operations

Comparison of the Nine Months Ended September 30, 2007 and 2008

Revenue.  Replidyne reported revenue of $58.6 million for the nine months ended September 30, 2007, compared to no revenue during the nine months ended September 30, 2008. Revenue recognized during the nine months ended September 30, 2007 included $56.2 million of license revenue, representing amortization of $60 million in upfront and milestone payments recognized upon the termination of Replidyne’s former collaboration and commercialization agreement with Forest Laboratories in the third quarter of 2007. Revenue recognized during the nine months ended September 30, 2007 also included $2.4 million of contract revenue for activities funded under Replidyne’s agreement with Forest Laboratories.

Research and Development Expense.  Research and development expenses were $28.5 million for the nine months ended September 30, 2007, compared to $26.8 million for the nine months ended September 30, 2008. Research and development expenditures were as follows (in thousands):

	Nine Months
	Ended
	September 30,		Change
	2007	2008	$	%

Faropenem medoxomil program	$17,808	$15,871	$(1,937)	(11)%
Other research and development programs	10,654	10,971	317	3%

	$28,462	$26,842	$(1,620)	(6)%

Costs to support the faropenem medoxomil program were $17.8 million for the nine months ended September 30, 2007 compared to $15.9 million during the nine months ended September 30, 2008. Following the termination of Replidyne’s license agreement with Asubio Pharma and Replidyne’s supply agreement with Asubio Pharma and Nippon Soda in June 2008, Replidyne’s activities related to the faropenem medoxomil program were limited to steps required to complete patient monitoring, database analysis and regulatory reporting associated with the Phase III clinical trial for the treatment of acute exacerbation of chronic bronchitis. Patient enrollment in this clinical trial was suspended in April 2008.

As a result of terminating its faropenem medoxomil license and supply agreements, Replidyne incurred charges related to these agreements totaling $4.2 million during the nine months ended September 30, 2008. Additionally, Replidyne recorded a charge of $2.7 million during the nine months ended September 30, 2008 related to its obligation to reimburse MEDA Manufacturing GmbH (MEDA) for costs to decontaminate its facility. These increases were offset by $8.0 million of lower internal and external development costs incurred during the nine months ended September 30, 2008.

Costs to support Replidyne’s other research and development programs were $10.7 million for the nine months ended September 30, 2007 compared to $11.0 million for the nine months ended September 30, 2008. Compared to 2007, costs of internal and external preclinical research for Replidyne’s REP3123 and DNA replication inhibition programs were $3.6 million higher during 2008. As these programs advanced closer to identification of a product candidate, development costs compared to 2007 increased in 2008. Replidyne announced the suspension of all of its development programs in August 2008. Compared to the first nine months of 2007, increased research and development costs during the first nine months of 2008 were partially offset by a decrease of $3.5 million in costs to support the REP8839 program which was suspended during the fourth quarter of 2007.

During the nine months ended September 30, 2008, Replidyne incurred approximately $3.0 million in restructuring and severance charges which are included in the costs associated with its programs as described above. These charges consisted primarily of severance and related benefits.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses were $9.8 million for the nine months ended September 30, 2007 compared to $12.3 million for the nine months ended September 30, 2008. The increase of $2.5 million was primarily due to charges of $2.1 million incurred in 2008 to settle a contract dispute between Replidyne and MEDA. Additionally, during the first nine months of 2008 Replidyne incurred approximately $3.2 million of restructuring and other severance charges. These increases were partially offset by $3.4 million in decreased salaries, benefits and variable compensation as Replidyne’s selling, general and administrative employee headcount was reduced by operational restructurings announced in December 2007 and during the nine months ended September 30, 2008.

Investment Income and Other, net.  During the nine months ended September 30, 2007, Replidyne reported investment income and other of $4.3 million compared to $1.5 million for the nine months ended September 30, 2008. The decrease was primarily due to lower overall cash available for investing and lower overall yields on investments in 2008 compared to 2007, which contributed to $2.6 million in lower investment income.

Comparison of Years Ended December 31, 2006 and 2007

Revenue.  Replidyne recognized $16.0 million in revenue during 2006 compared to $58.6 million in 2007. The increase was due to the recognition of previously deferred revenue as a result of the termination of Replidyne’s collaboration and commercialization agreement with Forest Laboratories in 2007. License revenue was $3.8 million in 2006, as compared to $56.2 million of license revenue recognized during 2007, representing the unamortized portion of $60 million in upfront and milestone payments Replidyne received under its collaboration agreement with Forest Laboratories. Revenue recognized during 2006 included $12.2 million of contract revenue for funded activity under Replidyne’s former collaboration and commercialization agreement with Forest Laboratories, as compared to $2.4 million of contract revenue recognized in 2007.

Research and Development Expense.  Research and development expenses were $38.3 million in 2006 as compared to $43.3 million for 2007. Research and development expenditures made to advance Replidyne’s product candidates and other research efforts during 2006 and 2007 were as follows (in thousands):

	Year Ended
	December 31,		Change
	2006	2007	$	%

Faropenem medoxomil	$23,266	$29,231	$5,965	26%
REP8839	8,363	4,550	(3,813)	(46)%
Other research and development	6,666	9,532	2,866	43%

	$38,295	$43,313	$5,018	13%

Costs to support Replidyne’s faropenem medoxomil program were $6.0 million higher in 2007 than in 2006. The increase primarily reflects expenditures related to increased external clinical trial activity and clinical trial preparations with a clinical research organization of $10.4 million. This increase was partially offset by a $1.4 million decrease in preclinical research and outside services, a $1.2 million decrease in contingent supply agreement fees and a $1.1 million decrease in program acquisition fees. Research and development activities in 2006 were focused on the Phase III placebo-controlled acute exacerbation of chronic bronchitis clinical trial as well as the Phase II clinical trial in pediatric patients with acute bacterial otitis media which results were reported in the first quarter of 2007. Research and development activities in 2007 were focused on the ongoing Phase III clinical trial for the treatment of acute exacerbation of chronic bronchitis as well as planning activities in preparation for potential future Phase III clinical trials for the treatment of acute bacterial sinusitis and community-acquired pneumonia.

Compared to 2006, costs to support Replidyne’s REP8839 program decreased by $3.8 million in 2007, primarily reflecting decreased clinical and preclinical development costs of $2.0 million. This program was suspended in December 2007 due to the incremental investment required to optimize the formulation compared to the niche market opportunity represented by the product candidate’s initial target indication of impetigo. Additionally, in 2006 Replidyne incurred $1.5 million under its June 2003 purchase agreement with GlaxoSmithKline PLC, or GSK, to complete the purchase of the inhibition of tRNA synthetase technology underlying REP8839 and REP3123.

Compared to 2006, other research and development costs increased by $2.9 million in 2007. Costs of internal research and development personnel and related costs increased by $2.1 million as Replidyne increased the activity levels of its research and development personnel in support of REP3123 and its DNA replication inhibition program. Other costs in support of these programs included external preclinical research, consulting and other services that, compared to 2006, increased by $0.4 million in 2007.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses were $12.2 million for 2006, compared to $13.0 million for 2007. In 2007, Replidyne incurred incremental personnel costs of $0.9 million associated with personnel hired during 2006 to support its commercial, finance and administrative activities, compensation costs of $0.5 million related to Replidyne’s organizational restructuring announced in December 2007 and increased costs associated with the adoption of SFAS 123(R), Share-Based Payment of $0.7 million. Replidyne also incurred increased legal, accounting and insurance fees resulting from its first full year of compliance with Section 404 of the Sarbanes-Oxley Act. These increases were partially offset by reductions in market research costs of $1.4 million primarily related to the faropenem medoxomil program.

Investment Income, net.  Investment income was $6.0 million for 2006, compared to $5.5 million for 2007. The decrease from 2006 to 2007 was primarily due to lower overall cash available for investing in 2007. In 2006,

Replidyne received cash of $60 million under its former collaboration and commercialization agreement with Forest Laboratories and $44.5 million in net proceeds from its initial public offering.

Interest Expense.  In 2006 Replidyne incurred interest expense of approximately $14,000. The equipment loan and security agreement was paid in full in 2006.

Other Expense, net.  Other expense was $0.7 million in 2006, compared to $0.1 million for 2007. The decrease was primarily due to $0.4 million lower foreign currency losses associated with Replidyne’s foreign currency denominated payables and $0.1 million in losses to adjust derivatives in 2006 to market value.

Comparison of Years Ended December 31, 2005 and 2006

Revenue.  Revenue was $0.4 million for the year ended December 31, 2005, as compared to $16.0 million for the year ended December 31, 2006. The increase was due to revenue generated from Replidyne’s collaboration and commercialization agreement with Forest Laboratories which began in 2006. Revenue recognized in 2005 consists solely of license revenue generated from a research and development project that was completed in 2005. Revenue recognized during 2006 includes $3.8 million of license revenue, representing a portion of the upfront and milestone payments totaling $60 million, which was being recognized in Replidyne’s financial statements as of December 31, 2006 as revenue over the estimated period of performance of approximately 14 years, and $12.2 million of contract revenue for funded activity under Replidyne’s collaboration and commercialization agreement with Forest Laboratories.

Research and Development Expense.  Research and development expenses were $29.2 million for the year ended December 31, 2005 compared to $38.3 million for the year ended December 31, 2006. Research and development expenditures made to advance Replidyne’s product candidates and other research efforts during 2005 and 2006 were as follows (in thousands):

	Year Ended
	December 31,		Change
	2005	2006	$	%

Faropenem medoxomil	$24,744	$23,266	$(1,478)	(6)%
REP8839	3,589	8,363	4,774	133%
Other research and development	847	6,666	5,819	687%

	$29,180	$38,295	$9,115	31%

Costs incurred for the development of faropenem medoxomil were lower in 2006 than in 2005 primarily reflecting decreased external clinical trial activity of $2.5 million, a $1.6 million decrease in costs of Replidyne’s internal research and development personnel and related costs and a $1 million decrease in expense incurred under Replidyne’s license agreement with Asubio Pharma. These decreases were partially offset by $2.9 million of supply agreement contingencies that were recognized on October 20, 2006 when the FDA issued a non-approvable letter for the NDA Replidyne filed for faropenem medoxomil. During 2005, in addition to the thorough QT study completed for faropenem medoxomil in connection with Replidyne’s NDA submission Replidyne incurred significant external clinical research organization expenses supporting preparation of the NDA for faropenem medoxomil that was filed with the FDA in December 2005. During 2006, Replidyne continued to support its ongoing placebo controlled Phase III trial among patients with acute exacerbation of chronic bronchitis and its Phase II dose ranging clinical trial among pediatric patients with acute bacterial otitis media.

Costs to support Replidyne’s REP8839 program increased by $4.8 million in 2006 compared to 2005 following initiation of its Phase I clinical trials program for this compound in July 2006, which resulted in increased external clinical trial costs of $1.9 million and internal personnel costs of $0.7 million. In 2006 Replidyne also incurred $1.5 million under its June 2003 purchase agreement with GSK due upon filing of Replidyne’s IND related to REP8839 with the FDA that was accounted for as research and development expense. Replidyne has no further financial obligations due to GSK under this agreement.

Compared to 2005, other research and development costs increased by $5.8 million in 2006. Costs of internal research and development personnel and related costs increased by $2.2 million as Replidyne increased its research and development personnel in support of its expanded development activities specifically related to REP3123 and its DNA replication inhibition program. Other costs in support of these activities included external preclinical research, consulting, services and chemicals, compounds and laboratory costs that increased by $2 million.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses were $5.3 million for the year ended December 31, 2005, as compared to $12.2 million for the year ended December 31, 2006. The increase was primarily due to increased personnel and related costs of $4.3 million which resulted from additional staff required to support Replidyne’s commercial organization and administrative and finance personnel, costs of recruiting and relocating personnel, costs associated with the initial adoption of SFAS 123(R), Share-Based Payment, of $0.8 million, as well as $0.8 million in additional legal, accounting, insurance and other professional costs related to compliance obligations associated with being a public company. Market research expenses also increased by $1.0 million, principally related to market research associated with faropenem medoxomil and REP8839.

Investment Income, net.  Investment income was $0.7 million for the year ended December 31, 2005, as compared to $6 million for the year ended December 31, 2006. The increase was primarily due to higher overall cash available for investing following receipt of $60 million under Replidyne’s collaboration and commercialization agreement with Forest Laboratories in the first quarter of 2006 and $44.5 million in net proceeds from Replidyne’s initial public offering completed in the third quarter of 2006.

Interest Expense.  Interest expense was $0.1 million for the year ended December 31, 2005, as compared to approximately $14,000 for the year ended December 31, 2006. The decrease was due to payment in full of Replidyne’s equipment loan and security agreement during the first quarter of 2006.

Other Expense, net.  Other expense was $0.2 million for the year ended December 31, 2005, as compared to $0.7 million for the year ended December 31, 2006. The increase was primarily due to the recognition of approximately $0.4 million in foreign currency losses associated with Replidyne’s foreign currency denominated payables.

Liquidity and Capital Resources

At September 30, 2008, Replidyne had $50.6 million in cash, cash equivalents and short-term investments and reported $45.2 million in net assets. Replidyne has accumulated significant net operating losses since its inception and as of September 30, 2008 Replidyne had an accumulated deficit of $147 million. Replidyne has funded its operations to date principally from private placements of its equity securities and convertible notes of $122 million, amounts received from Forest Laboratories under Replidyne’s former collaboration and commercialization agreement of $74.6 million and net proceeds from the initial public offering of Replidyne common stock of $44.5 million.

In May 2007, Replidyne entered into an arrangement with a bank to provide investment banking services. Under the terms of the agreement, Replidyne may incur transaction fees of at least $4 million and up to $6 million based on the value of a completed license or strategic transaction, as defined. Additionally, a fee of $1.0 million was due and paid under this agreement following Replidyne’s announcement of the proposed transaction with CSI in November 2008. This fee is creditable against the final fee that would become due if the transaction is consummated. As of September 30, 2008, no amounts had been paid or accrued for under this agreement.

Replidyne has entered into employment agreements with its chief executive officer and certain other executive officers that provide for base salary, eligibility for bonuses and other generally available benefits. The employment agreements provide that Replidyne may terminate the employment of the executive at any time with or without cause. If an executive is terminated without cause or such executive resigns for good reason, as defined, then the executive is entitled to receive a severance package consisting of salary continuation for a period of twelve months (or eighteen months with respect to Replidyne’s chief executive officer) from the date of termination among other benefits. If such termination occurs one month before or thirteen months following a change of control, then the executive is entitled to: (i) salary continuation for a period of twelve months (or eighteen months with respect to Replidyne’s chief executive officer and chief scientific officer) from the date of termination; (ii) a bonus equal to the average of the executive’s annual bonuses for the two years prior to the change in control termination (or one and a half times the average with respect to the chief executive officer); (iii) acceleration of vesting of all of the executive’s outstanding unvested options to purchase Replidyne common stock; and (iv) other benefits. As of

September 30, 2008, Replidyne has accrued for its estimate of unpaid benefits expected to be incurred under these employment agreements. As of September 30, 2008, the balance of accrued but unpaid benefits was $2.2 million.

Replidyne has also entered into retention bonus agreements with its chief financial officer and senior vice president of corporate development. The agreements provide that each such executive is eligible to receive both: (i) a cash bonus in the amount of $0.1 million, which we refer to as the retention bonus, that was earned and fully accrued for at September 30, 2008, and (ii) a cash bonus in an amount of not less than $0.1 million and not greater than $0.15 million, which final amount will be determined by Replidyne’s board of directors in its sole discretion, provided that such executive remains employed by Replidyne through the consummation of a strategic transaction, which we refer to as the transaction bonus. The retention bonuses were paid in October 2008. As of September 30, 2008, the transaction bonuses had not been paid or accrued for.

During 2007, Replidyne established a severance benefit plan that defines termination benefits for all eligible employees, as defined, not under an employment contract, if the employee is terminated without cause. Under this plan, employees whose employment is terminated without cause are provided a severance benefit of between nine and eighteen weeks pay, based on their employee grade level, as defined, plus an additional two weeks pay for each year of service. As of September 30, 2008, Replidyne has accrued for its estimate of unpaid benefits expected to be incurred under this plan with respect to current and former employees. As of September 30, 2008, the balance of accrued but unpaid benefits under the severance plan was $1.8 million.

Replidyne has not commercialized its product candidates or generated any revenue from product sales. Replidyne anticipates that it will continue to incur substantial net losses in the foreseeable future. However, Replidyne believes that its current cash, cash equivalents, short-term investments and net income earned on these balances will be sufficient to satisfy Replidyne’s anticipated cash needs for working capital and capital expenditures through at least the next 12 months. This forecast of the period in which Replidyne’s financial resources will be adequate to support operations is a forward-looking statement and involves risks, uncertainties and assumptions. Replidyne’s actual results and the timing of selected events may differ materially from those anticipated as a result of many factors, including but not limited to those discussed under “Risk Factors — Risks Relating to Replidyne” found above in this proxy statement/prospectus.

Replidyne’s future capital uses and requirements depend on a number of factors, including but not limited to the following:

•	the costs of consummating the merger with CSI and such other costs that may result from any delay in such consummation;

•	the costs to enter into and the terms and timing of any sale of assets or strategic transactions involving Replidyne’s development stage programs;

•	the costs to enter into and subsequently, the terms and timing of, any merger, sale of assets including the sale of certain or all of Replidyne’s development stage programs, additional collaborative, strategic partnership or licensing agreements that Replidyne may establish;

•	the costs of prosecuting, defending and enforcing any patent claims and other intellectual property rights; and

•	the costs of defending any litigation or arbitration claims related to Replidyne’s material agreements.

Contractual Obligations

Replidyne’s contractual obligations, including financing costs, at December 31, 2007, included the following (in thousands):

	Payments Due by Period
		Less Than	1-3	3-5	Over
	Total	1 Year	Years	Years	5 Years

Operating lease obligations(1)	$2,759	$737	$1,508	$514	$—
MEDA Purchase Commitments(2)	$770	$770	$—	$—	$—
Nippon Soda Delay Compensation(3)	$7,795	$935	$6,860	$—	$—

(1)	Operating lease obligations represented future minimum rental commitments for non-cancelable operating leases for Replidyne’s office and laboratory facilities in Colorado and Connecticut. On October 23, 2008, Replidyne entered into an agreement by which it terminated the lease for its facility in Connecticut and paid a cancellation fee of $72,000 in connection therewith.

(2)	Purchase obligations represented annual minimum purchase requirements of adult tablets of faropenem medoxomil with MEDA under Replidyne’s supply agreement with MEDA, through the termination of this agreement on May 11, 2007. This amount was paid in the first quarter of 2008.

(3)	Delay compensation assumed, for this purpose only, that a full commercial launch of an approved faropenem medoxomil drug would not occur for three years and Replidyne’s supply agreement with Nippon Soda Company Ltd., or Nippon Soda, for the exclusive supply of Replidyne’s commercial requirements of the active pharmaceutical ingredient in faropenem medoxomil was not terminated. On June 20, 2008, Replidyne notified Asubio Pharma and Nippon Soda of its decision to terminate this supply agreement. In July 2008, Replidyne paid Nippon Soda unpaid delay compensation fees accumulated through the effective date of termination of this supply agreement totaling $1.0 million. In addition, Replidyne reimbursed Nippon Soda for certain engineering costs totaling $0.6 million. Replidyne has no further financial obligations under this agreement.

The table above reflects only payment obligations that were fixed and determinable as of December 31, 2007, based on certain of the assumptions described in the footnotes to the table. The table above does not include information with respect to the following contractual obligations because the amounts of the obligations were not determinable as of December 31, 2007:

•	contractual obligations for clinical trials;

•	royalty obligations, which would have been payable based on any future sales of faropenem medoxomil;

•	amounts due to Asubio Pharma under Replidyne’s license agreement, which amounts were uncertain as to timing and dependent on the achievement of milestones or termination of the agreement; and

•	contingent amounts that may have become due under supply agreements, including minimum purchase commitments not yet established, the extent of delay compensation amounts determined based on the timing of a commercial launch and fees that may have become due on termination.

As of December 31, 2007, Replidyne entered into agreements with clinical research organizations and other vendors related to Replidyne’s clinical trials. Certain payments were made based upon the number of patients enrolled. For the years ended December 31, 2006 and 2007, Replidyne incurred external costs of approximately $11.4 million and $20.4 million, respectively, associated with conducting its clinical trials. As of December 31, 2007, due to the variability associated with these agreements, Replidyne was unable to estimate the future patient enrollment costs it would incur and therefore excluded these costs from the table above.

As discussed in the notes to the unaudited condensed financial statements for the three- and nine- month period ended September 30, 2007 and 2008, during 2008, Replidyne:

•	terminated the lease for its facility in Connecticut;

•	terminated its clinical trials;

•	terminated the supply agreement with Asubio Pharma Co. Ltd. and Nippon Soda Company Ltd.;

•	terminated the supply agreement with MEDA Manufacturing GmbH; and

•	terminated all programs related to the development of faropenem medoxomil.

Critical Accounting Policies and Estimates

This discussion and analysis of Replidyne’s financial condition and results of operations is based on its financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S. The preparation of these financial statements requires Replidyne to make estimates and judgments that affect the reported amounts of assets, liabilities, contingent assets and liabilities, revenues, expenses and related disclosures. Actual results may differ from these estimates. Replidyne’s significant accounting policies are described in Note 2 to Replidyne’s financial statements included elsewhere in this proxy statement/prospectus.

Replidyne believes the following accounting policies affect Replidyne’s more significant judgments and estimates used in the preparation of its financial statements.

Revenue Recognition.  Replidyne has generated revenue through research, license, collaboration and commercialization agreements. These arrangements can contain multiple elements, including non-refundable upfront fees, payments for reimbursement of research and commercialization costs, non-refundable payments associated with achieving specific milestones, and royalties based on specified percentages of net product sales.

In determining when to recognize revenue related to upfront and milestone payments under these arrangements, Replidyne applies the revenue recognition criteria as outlined in the Emerging Issues Task Force (EITF) Issue No. 00-21, Revenue Arrangements with Multiple Deliverables (EITF 00-21). In applying these criteria, Replidyne considers a variety of factors to determine the appropriate method of revenue recognition, including whether the elements of the arrangement are separable, whether payments received are subject to refund or forfeiture, whether there are determinable fair values and whether there is a unique earnings process associated with each element of an arrangement.

When a payment is specifically tied to a separate earnings process and the amount to be received is fixed and determinable, revenue is recognized when the performance obligation associated with the payment is completed. Performance obligations typically consist of significant and substantive milestones. Revenues from milestone payments may be considered separable from funding for research, development or commercial activities because of the uncertainty surrounding the achievement of the milestones. Accordingly, these payments could be recognized as revenue when the performance milestone is achieved as described in EITF 00-21. In circumstances where Replidyne cannot identify a separate earnings process related to an upfront or milestone payment, Replidyne records deferred revenue and recognizes revenue ratably over the period of expected benefit, which is generally the unexpired contract term.

Revenues derived from reimbursement of expenses for research, development and commercial activities under Replidyne’s collaboration and commercialization agreements are recorded in compliance with EITF Issue No. 99-19, Reporting Revenue Gross as Principal Versus Net as an Agent (EITF 99-19). In accordance with the criteria established by EITF 99-19, in transactions where Replidyne acts as principal, with discretion to choose suppliers, bear credit risk and perform a substantive part of the services, revenue is recorded at the gross amount of the reimbursement. Costs associated with these reimbursements are reflected as a component of operating expenses in Replidyne’s statements of operations.

Under Replidyne’s former agreement with Forest Laboratories entered into in February 2006, Replidyne recorded the initial $50 million upfront payment received in February 2006 as deferred revenue and was recognizing this amount into revenue ratably over the expected term of the agreement. In addition, Replidyne received a development milestone payment of $10 million in March 2006. Due to this milestone being achieved within one month of entering into the collaboration and commercialization agreement with Forest Laboratories, Replidyne could not identify a separate earnings process related to this milestone payment and was recognizing revenue related to this payment over the expected term of the agreement. In February 2007, Replidyne and Forest Laboratories announced that the agreement would terminate, and as a result, Replidyne reacquired all U.S. adult and pediatric rights previously granted to Forest Laboratories. As no further obligations existed beyond May 7, 2007, the effective date of the termination, Replidyne recognized the remaining unamortized deferred revenue balance as revenue in the second quarter of 2007.

Replidyne has also received amounts from Forest Laboratories as reimbursement for certain research and development. Replidyne believes that, as it relates to these activities, Replidyne acted as the principal, performing a substantive part of the services directly, having the discretion to choose suppliers and bearing all credit risk associated with the performance of these activities. Replidyne therefore has recorded these amounts as revenue in accordance with its revenue recognition policy. See Note 2 to Replidyne’s financial statements included elsewhere in this proxy statement/prospectus for more information about Replidyne’s revenue recognition policies.

Clinical Trial and Other Accrued Expenses.  As part of the process of preparing Replidyne’s financial statements, Replidyne is required to estimate accrued expenses. This process involves identifying services that third parties have performed on Replidyne’s behalf and estimating the level of service performed and the associated cost incurred on these services as of each balance sheet date in Replidyne’s financial statements. Replidyne was party to agreements which include provisions that require payments to the counterparty under certain circumstances.

Replidyne develops estimates of liabilities using its judgment based upon the facts and circumstances known and accounts for these estimates in accordance with accounting principles involving accrued expenses generally accepted in the U.S. In regards to Replidyne’s clinical trials, Replidyne recorded expenses based on estimates of the services received and efforts expended pursuant to contracts with clinical research organizations (CROs) and other third party vendors associated with Replidyne’s clinical trials. Replidyne contracted with third parties to perform a range of clinical trial activities in the ongoing development of its product candidates. The terms of these agreements vary and may result in uneven payments. Payments under these contracts depended on factors such as the achievement of certain defined milestones, the successful enrollment of patients and other events. The objective of Replidyne’s clinical trial accrual policy is to match the recording of expenses in Replidyne’s financial statements of the actual services received and efforts expended. In doing so, Replidyne relied on information from CROs and its clinical operations group regarding the status of Replidyne’s clinical trials to calculate Replidyne’s accrual for clinical expenses at the end of each reporting period. Replidyne’s estimates and assumptions could differ significantly from the amounts that Replidyne actually may incur.

Share-Based Compensation.  Effective January 1, 2006, Replidyne adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (SFAS 123(R)), which requires compensation costs related to share-based transactions, including employee stock options, to be recognized in the financial statements based on fair value. SFAS 123(R) revises SFAS 123, as amended, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Replidyne adopted SFAS 123(R) using the prospective method. Under this method, compensation cost is recognized for all share-based awards granted or modified on or after January 1, 2006.

Replidyne selected the Black-Scholes option pricing model as the most appropriate valuation method for option grants with service and/or performance conditions. The Black-Scholes model requires inputs for risk-free interest rate, dividend yield, volatility and expected lives of the options. Since Replidyne has a limited history of stock activity, expected volatility is based on historical data from several public companies similar in size and value to Replidyne. Replidyne will continue to use a weighted average approach using historical volatility and other similar public entity volatility information until its historical volatility is relevant to measure expected volatility for future option grants. Replidyne estimates the forfeiture rate based on historical data. Based on an analysis of historical forfeitures, Replidyne applied an annual forfeiture rate of 4.48% during 2007. During the nine months ended September 30, 2008, Replidyne applied a weighted average expected annual forfeiture rate of 23.07% as compared to the expected forfeiture rate of 4.36% during 2007. The increase in the forfeiture rate during 2008 is primarily attributable to increased forfeitures as a result of Replidyne’s recent organizational restructurings and future expectations. The forfeiture rate is re-evaluated on a quarterly basis. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. The expected lives for options granted represents the period of time that options granted are expected to be outstanding and is derived from historical exercise behavior.

During 2007, Replidyne estimated the fair value of option grants as of the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions. Expected volatility was estimated to be 75%. The weighted average risk free interest rate was 4.46% and the dividend yield was 0.00%. The weighted average expected lives for each individual vesting tranche under the graded vesting attribution method discussed below was estimated to be 3.05 years.

Replidyne had a choice of two attribution methods for allocating compensation costs under SFAS No. 123(R): the “straight-line” method, which allocates expense on a straight-line basis over the requisite service period of the last separately vesting portion of an award, or the “graded vesting attribution method,” which allocates expense on a straight-line basis over the requisite service period for each separately vesting portion of the award as if the award was, in substance, multiple awards. Replidyne chose the graded vesting attribution method and accordingly, amortized the fair value of each option over each option’s vesting period (requisite service period).

Deferred Tax Asset Valuation Allowance.  In establishing a valuation allowance on Replidyne’s deferred tax assets Replidyne is required to make significant estimates and judgments about its future operating results. Replidyne’s ability to realize deferred tax assets depends on its future taxable income as well as limitations on utilization primarily of net operating losses and tax credits. Replidyne is required to reduce its deferred tax assets by a valuation allowance if it is more likely than not that some portion or all of Replidyne’s deferred tax asset will not be realized. Although Replidyne reported net income for the year ended December 31, 2007 as a result of the termination of its agreement with Forest Laboratories, Replidyne expects to incur substantial operating losses for the next several years. Accordingly, Replidyne has recorded a full valuation allowance on its net deferred tax assets since inception due to uncertainties related to Replidyne’s ability to realize deferred tax assets in the foreseeable future. See Note 11 to Replidyne’s financial statements included elsewhere in this proxy statement/prospectus.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 157, Fair Value Measurements (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in applying generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies whenever an entity is measuring fair value under other accounting pronouncements that require or permit fair value measurement. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007; however, the FASB provided a one year deferral for implementation of the standard for non-financial assets and liabilities. Replidyne adopted SFAS 157 effective January 1, 2008 for all financial assets and liabilities. The adoption did not have a material impact on Replidyne’s financial statements. Replidyne does not expect that the remaining provisions of SFAS 157, when adopted, will have a material impact on its financial statements.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK FOR REPLIDYNE

Replidyne’s exposure to market risk is primarily limited to its cash, cash equivalents and short-term investments. Replidyne has attempted to minimize risk by investing in quality financial instruments, primarily money market funds, federal agency notes, commercial paper, bank and corporate debt securities, with no security having an effective duration in excess of two years. The primary objective of Replidyne’s investment activities is to preserve its capital for the purpose of funding its operations while at the same time maximizing the income Replidyne receives from its investments without significantly increasing risk. To achieve these objectives, Replidyne’s investment policy allows it to maintain a portfolio of cash equivalents and short-term investments in a variety of marketable securities, including U.S. government, money market funds and under certain circumstances, derivative financial instruments. Replidyne’s cash and cash equivalents as of September 30, 2008 included a liquid money market account. The securities in Replidyne’s investment portfolio are classified as available-for-sale and Replidyne believes, due to their short-term nature, subject to minimal interest rate risk.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR CSI

You should read the following discussion and analysis of financial condition and results of operations together with CSI’s consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus. This discussion and analysis contains forward-looking statements about CSI’s business and operations, based on current expectations and related to future events and CSI’s future financial performance, that involve risks and uncertainties. CSI’s actual results may differ materially from those it currently anticipates as a result of many important factors, including the factors described under “Risk Factors” and elsewhere in this proxy statement/prospectus.

Overview

CSI is a medical device company focused on developing and commercializing interventional treatment systems for vascular disease. CSI’s initial product, the Diamondback 360° Orbital Atherectomy System, is a minimally invasive catheter system for the treatment of peripheral arterial disease, or PAD.

CSI was incorporated in Minnesota in 1989. From 1989 to 1997, CSI engaged in research and development on several different product concepts that were later abandoned. Since 1997, CSI has devoted substantially all of its resources to the development of the Diamondback 360°.

From 2003 to 2005, CSI conducted numerous bench and animal tests in preparation for application submissions to the FDA. CSI initially focused testing on providing a solution for coronary in-stent restenosis but later changed the focus to PAD. In 2006, CSI obtained an investigational device exemption from the FDA to conduct CSI’s pivotal OASIS clinical trial, which was completed in January 2007. The OASIS clinical trial was a prospective 20-center study that involved 124 patients with 201 lesions.

In August 2007, the FDA granted CSI 510(k) clearance for the use of the Diamondback 360° as a therapy in patients with PAD. CSI commenced a limited commercial introduction of the Diamondback 360° in the United States in September 2007. This limited commercial introduction intentionally limited the size of CSI’s sales force and the number of customers each member of the sales force served in order to focus on obtaining quality and timely product feedback on initial product usages.

CSI markets the Diamondback 360° in the United States through a direct sales force and commenced a full commercial launch in the quarter ended March 31, 2008. CSI plans to expend significant capital to increase the size of its sales and marketing efforts to expand its customer base as CSI implements full commercialization of the Diamondback 360°. CSI manufactures the Diamondback 360° internally at its facilities.

As of September 30, 2008, CSI had an accumulated deficit of $132.0 million. CSI expects its losses to continue as CSI continues its commercialization activities, develops additional product enhancements and makes further regulatory submissions. To date, CSI has financed its operations primarily through the private placement of equity securities.

CSI’s consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Since inception, CSI has experienced substantial operating losses and negative cash flows from operations. CSI had cash and cash equivalents of $14.7 million at September 30, 2008. During the year ended June 30, 2008 and three months ended September 30, 2008, net cash used in operations amounted to $31.9 million and $12.0 million, respectively. In February 2008, CSI was notified that recent conditions in the global credit markets have caused insufficient demand for auction rate securities, resulting in failed auctions for $23.0 million of CSI’s auction rate securities held at June 30, 2008 and September 30, 2008. These securities are currently not liquid, as CSI has an inability to sell the securities due to continued failed auctions. As a result, CSI recorded an other-than-temporary impairment loss of $1.3 million relating to these securities in CSI’s statement of operations for the year ended June 30, 2008. On March 28, 2008, CSI obtained a margin loan from UBS Financial Services, Inc., the entity through which CSI originally purchased its auction rate securities, for up to $12.0 million, which was secured by the $23.0 million par value of CSI’s auction rate securities. The outstanding balance on this loan at June 30, 2008 was $11.9 million. On August 21, 2008, CSI replaced this loan with a margin loan from UBS Bank USA, which increased maximum borrowings available to $23.0 million. This maximum borrowing amount is not set forth in the written agreement for the loan and may be adjusted from time to time by UBS Bank in its sole discretion. The margin loan has a floating interest rate equal to 30-day LIBOR, plus 1.0%. The loan is due on demand and UBS Bank will require CSI to repay it in full from the proceeds received from a public equity offering where net proceeds exceed $50.0 million. In addition, if at any time any of CSI’s auction rate securities may be sold, exchanged, redeemed, transferred or otherwise conveyed for no less than their par value, then CSI must immediately effect such a transfer and the proceeds must be used to pay down outstanding borrowings under this loan. The margin requirements are determined by UBS Bank but are not included in the written loan agreement and are therefore subject to change. From August 21, 2008, the date this loan was initially funded, through the date of this proxy statement/prospectus, the margin requirements included maximum borrowings, including interest, of $23.0 million. If these margin requirements are not maintained, UBS Bank may require CSI to make a loan payment in an amount necessary to comply with the applicable margin requirements or demand repayment of the entire outstanding balance. CSI has maintained the margin requirements under the loans from both UBS entities. The outstanding balance on this loan at September 30, 2008 was $22.9 million.

In addition, on September 12, 2008, CSI entered into a loan and security agreement with Silicon Valley Bank with maximum available borrowings of $13.5 million. The agreement includes a $3.0 million term loan, a $5.0 million accounts receivable line of credit, and two term loans for an aggregate of $5.5 million that are guaranteed by certain of CSI’s affiliates. See “ — Liquidity and Capital Resources” for further information regarding this loan.

CSI’s ability to continue as a going concern ultimately depends on its ability to either complete the merger with Replidyne or raise additional debt or equity capital prior to or during the quarter ending September 30, 2009. If the merger is not consummated or CSI is unable to raise additional debt or equity financing on terms acceptable to it, there will continue to be substantial doubt about CSI’s ability to continue as a going concern.

During fiscal year 2009, CSI plans to continue to expand its sales and marketing efforts, conduct research and development of product improvements and increase CSI’s manufacturing capacity to support anticipated future growth.

Financial Overview

Revenues.  CSI expects to derive substantially all of its revenues for the foreseeable future from the sale of the Diamondback 360°. The system consists of a disposable, single-use, low-profile catheter that travels over CSI’s proprietary ViperWire guidewire and an external control unit that powers the system. Initial hospital orders usually include ten single-use catheters and guidewires, along with a control unit. Reorders for single-use catheters and guidewires occur as hospitals utilize the single-use catheters.

CSI applies Emerging Issues Task Force Bulletin (EITF) No. 00-21, Revenue Arrangements with Multiple Deliverables, the primary impact of which is to treat the Diamondback 360° as a single unit of accounting for initial customer orders until such time as CSI has sufficient sales history to satisfy the criteria for separate units of accounting. As such, revenues are deferred until the title and risk of loss of all Diamondback 360° components pass to the customer. Many initial shipments to customers included a loaner control unit, which CSI provided, until the new control unit received clearance from the FDA and was subsequently available for sale. The loaner control units were company-owned property and CSI maintained legal title to these units. The loaner control units were held in inventory at the time they were loaned to the various accounts under CSI’s limited commercial launch. The net inventory value of the loaner control units was $20,246 at June 30, 2007. At June 30, 2008, the loaner control units were fully reserved, as CSI had received FDA clearance on the new control unit and began shipping CSI’s new control unit during the quarter ended December 31, 2007. However, CSI could not meet the production demands of the new control units and, as a result, CSI continued to ship loaner control units during the quarter ended December 31, 2007. As of June 30, 2008, CSI had deferred revenue of $116,000, reflecting all disposable component shipments to customers pending receipt of a customer purchase order and shipment of a new control unit. CSI is currently meeting production demands for the new control units and all deferred revenue was recognized during the quarter ended September 30, 2008.

Cost of Goods Sold.  CSI assembles the single-use catheter with components purchased from third-party suppliers, as well as with components manufactured in-house. The control unit and guidewires are purchased from third-party suppliers. CSI’s cost of goods sold consists primarily of direct labor, manufacturing overhead, purchased raw materials and manufactured components. With the anticipated benefits of future cost reduction initiatives and increased volume and related economies of scale, CSI anticipates that gross margin percentages on single-use catheters that it assembles will be higher than those achieved on the control unit and guidewires that CSI purchases from third parties.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses include compensation for executive, sales, marketing, finance, information technology, human resources and administrative personnel, including stock-based compensation. Other significant expenses include travel and marketing costs, professional fees, and patent expenses.

Research and Development.  Research and development expenses include costs associated with the design, development, testing, enhancement and regulatory approval of CSI’s products. Research and development expenses include employee compensation including stock-based compensation, supplies and materials, consulting expenses, travel and facilities overhead. CSI also incurs significant expenses to operate its clinical trials, including trial design, third-party fees, clinical site reimbursement, data management and travel expenses. All research and development expenses are expensed as incurred.

Interest Income.  Interest income is attributed to interest earned on deposits in investments that consist of money market funds, U.S. government securities, commercial paper and auction rate securities.

Interest Expense.  Interest expense results from outstanding debt balances and the change in value of convertible preferred stock warrants and the issuance of convertible promissory notes in 2006. Convertible preferred stock warrants are classified as a liability under Financial Accounting Standards Board (FASB) Statement of Accounting Standards (SFAS) No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity and are subject to remeasurement at each balance sheet date with any change in value recognized as a component of interest expense. Immediately prior to the effective time of the merger with Replidyne, the convertible preferred stock warrants will convert into common stock warrants, thereby eliminating the preferred stock warrant liability.

Accretion of Redeemable Convertible Preferred Stock.  Accretion of redeemable convertible preferred stock reflects the change in the current estimated fair market value of the preferred stock on a quarterly basis, as determined by management and the board of directors. Accretion is recorded as an increase to redeemable convertible preferred stock in the consolidated balance sheet and an increase to the loss attributable to common shareholders in the consolidated statement of operations. The redeemable convertible preferred stock will be converted into common stock immediately prior to the effective time of the merger with Replidyne. As such, the preferred stockholders will forfeit their liquidation preferences and CSI will no longer record accretion.

Net Operating Loss Carryforwards.  CSI has established valuation allowances to fully offset its deferred tax assets due to the uncertainty about its ability to generate the future taxable income necessary to realize these deferred assets, particularly in light of its historical losses. The future use of net operating loss carryforwards is dependent on CSI attaining profitable operations and will be limited in any one year under Internal Revenue Code Section 382 due to significant ownership changes (as defined in Section 382) resulting from CSI’s equity financings. At June 30, 2008, CSI had net operating loss carryforwards for federal and state income tax reporting purposes of approximately $69.0 million, which will expire at various dates through fiscal 2028.

Critical Accounting Policies and Significant Judgments and Estimates

CSI’s management’s discussion and analysis of its financial condition and results of operations are based on its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of CSI’s consolidated financial statements requires CSI to make estimates, assumptions and judgments that affect amounts reported in those statements. CSI’s estimates, assumptions and judgments, including those related to revenue recognition, excess and obsolete inventory, stock-based compensation, preferred stock and preferred stock warrants are updated as appropriate, which, in most cases, is at least quarterly. CSI uses authoritative pronouncements, its technical accounting knowledge, cumulative business experience, judgment and other factors in the selection and application of CSI’s accounting policies. While CSI believes that the estimates, assumptions and judgments that CSI uses in preparing its consolidated financial statements are appropriate, these estimates, assumptions and judgments are subject to factors and uncertainties regarding their outcome. Therefore, actual results may materially differ from these estimates.

CSI’s significant accounting policies are described in Note 1 to its consolidated financial statements included elsewhere in this proxy statement/prospectus. Some of those significant accounting policies require CSI to make subjective or complex judgments or estimates. An accounting estimate is considered to be critical if it meets both of the following criteria: (1) the estimate requires assumptions about matters that are highly uncertain at the time the accounting estimate is made, and (2) different estimates that reasonably could have been used, or changes in the estimate that are reasonably likely to occur from period to period, would have a material impact on the presentation of CSI’s financial condition, results of operations, or cash flows. CSI believes that the following are its critical accounting policies and estimates:

Revenue Recognition.  CSI recognizes revenue in accordance with SEC Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition and EITF No. 00-21, Revenue Arrangements with Multiple Deliverables. Revenue is recognized when all of the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) shipment of all components has occurred or delivery of all components has occurred if the terms specify that title and risk of loss pass when products reach their destination; (3) the sales price is fixed or determinable; and (4) collectability is reasonably assured. CSI has no additional post-shipment or other contractual obligations or performance requirements and does not provide any credits or other pricing adjustments affecting revenue recognition once these criteria have been met. The customer has no right of return on any component once the above criteria have been met. Payment terms are generally set at 30 days.

CSI derives its revenue through the sale of the Diamondback 360°, which includes single-use catheters, guidewires and control units used in the atherectomy procedure. Initial orders from all new customers require the customer to purchase the entire Diamondback 360° system, which includes multiple single-use catheters and guidewires and one control unit. Due to delays in the final FDA clearance of the new control unit and early production constraints of the new control unit, CSI was not able to deliver all components of the initial order. For these initial orders, CSI shipped and billed only for the single-use catheters and guidewires. In addition, CSI sent an older version of its control unit as a loaner unit with the customer’s expectation that CSI would deliver and bill for a new control unit once it became available. As CSI had not delivered each of the individual components to all customers, CSI had deferred the revenue for the entire amount billed for single-use catheters and guidewires shipped to the customers that had not received the new control unit. Those billings totaled $116,000 at June 30, 2008, which amount had been deferred pending receipt of a customer purchase order and shipment of a new control unit. After the initial order, customers are not required to purchase any additional disposable products from CSI. Once CSI had delivered the new control unit to a customer, CSI recognized revenue that was previously deferred and revenue for subsequent reorders of single-use catheters, guidewires and additional new control units when the criteria of SAB No. 104 were met. CSI is currently meeting production demands for the new control units and all deferred revenue was recognized during the quarter ended September 30, 2008.

Investments.  CSI classifies all investments as “available-for-sale.” Investments are recorded at fair value and unrealized gains and losses are recorded as a separate component of shareholders’ deficiency until realized. Realized gains and losses are accounted for on the specific identification method. CSI has historically placed its investments primarily in auction rate securities, U.S. government securities, and commercial paper. These investments, a portion of which had original maturities beyond one year, were classified as short-term based on their liquid nature. The securities that had stated maturities beyond one year had certain economic characteristics of short-term investments due to a rate-setting mechanism and the ability to sell them through a Dutch auction process that occurred at pre-determined intervals, primarily every 28 days. For the year ended June 30, 2008 and three months September 30, 2008, the amount of gross realized gains and losses related to sales of investments were insignificant.

In February 2008, CSI was informed that there was insufficient demand for auction rate securities, resulting in failed auctions for $23.0 million of CSI’s auction rate securities held at June 30, 2008 and September 30, 2008. Currently, these affected securities are not liquid and will not become liquid until a future auction for these investments is successful, they are redeemed by the issuer, they mature, or they are repurchased by UBS. As a result, at June 30, 2008 and September 30, 2008, CSI has classified the fair value of the auction rate securities as a long-term asset. Starting in February 2008, interest rates on all auction rate securities were reset to temporary predetermined “penalty” or “maximum” rates. These maximum rates are generally limited to a maximum amount payable over a 12 month period equal to a rate based on the trailing 12-month average of 90-day treasury bills, plus 120 basis points. These maximum allowable rates range from 2.7% to 4.0% of par value per year. CSI has collected all interest due on its auction rate securities and has no reason to believe that it will not collect all interest due in the future. CSI does not expect to receive the principal associated with its auction rate securities until the earlier of a successful auction, their redemption by the issuer or their maturity. On March 28, 2008, CSI obtained a margin loan from UBS Financial Services, Inc., the entity through which CSI originally purchased CSI’s auction rate securities, for up to $12.0 million, which was secured by the $23.0 million par value of CSI’s auction rate securities. The outstanding balance on this loan at June 30, 2008 was $11.9 million. On August 21, 2008, CSI replaced this loan with a margin loan from UBS Bank USA, which increased maximum borrowings available to $23.0 million. This maximum borrowing amount is not set forth in the written agreement for the loan and may be adjusted from time to time by UBS Bank in its sole discretion. The margin loan has a floating interest rate equal to 30-day LIBOR, plus 1.0%. The loan is due on demand and UBS Bank will require CSI to repay it in full from the proceeds received from a public equity offering where net proceeds exceed $50.0 million. In addition, if at any time any of CSI’s auction rate securities may be sold, exchanged, redeemed, transferred or otherwise conveyed for no less than their par value, then CSI must immediately effect such a transfer and the proceeds must be used to pay down outstanding borrowings under this loan. The margin requirements are determined by UBS Bank but are not included in the written loan agreement and are therefore subject to change. From August 21, 2008, the date this loan was initially funded, through the date of this proxy statement/prospectus, the margin requirements included maximum borrowings, including interest, of $23.0 million. If these margin requirements are not maintained, UBS Bank may require CSI to make a loan payment in an amount necessary to comply with the applicable margin requirements or demand repayment of the entire outstanding balance. CSI has maintained the margin requirements under the loans from both UBS entities. The outstanding balance on this loan at September 30, 2008 was $22.9 million.

In accordance with EITF 03-01 and FSP FAS 115-1 and 124-1, “The Meaning of Other Than-Temporary Impairment and Its Application to Certain Investments,” CSI reviews several factors to determine whether a loss is other-than-temporary. These factors include but are not limited to: (1) the length of time a security is in an unrealized loss position, (2) the extent to which fair value is less than cost, (3) the financial condition and near term prospects of the issuer, and (4) the company’s intent and ability to hold the security for a period of time sufficient to allow for any unanticipated recovery in fair value.

CSI recorded an other-than-temporary impairment loss of $1.3 million relating to its auction rate securities in CSI’s statement of operations for the year ended June 30, 2008 and recorded an unrealized loss of $0.3 million relating to its auction rate securities in CSI’s other comprehensive income (loss) for the three months ended September 30, 2008. CSI determined the fair value of its auction rate securities and quantified the other-than-temporary impairment loss and the unrealized loss with the assistance of ValueKnowledge LLC, an independent third party valuation firm, which utilized various valuation methods and considered, among other factors, estimates of present value of the auction rate securities based upon expected cash flows, the likelihood and potential timing of issuers of the auction rate securities exercising their redemption rights at par value, the likelihood of a return of liquidity to the market for these securities and the potential to sell the securities in secondary markets.

At June 30, 2008, CSI concluded that no weight should be given to the value indicated by the secondary markets for student loan-backed auction rate securities similar to those CSI holds because these markets have very low transaction volumes and consist primarily of private transactions with minimal disclosure, transactions may not be representative of the actions of typically-motivated buyers and sellers and CSI does not currently intend to sell in the secondary markets. However, CSI did consider the secondary markets for certain mortgage-backed securities to estimate the market yields attributable to CSI’s auction rate securities, but determined that these secondary markets do not provide a sufficient basis of comparison for the auction rate securities that CSI holds and, accordingly, attributed no weight to the values of these mortgage-backed securities indicated by the secondary markets.

At June 30, 2008, CSI attributed a weight of 66.7% to estimates of present value of the auction rate securities based upon expected cash flows and a weight of 33.3% to the likelihood and potential timing of issuers of the auction rate securities exercising their redemption rights at par value or willingness of third parties to provide financing in the market against the par value of those securities. The attribution of these weights required the exercise of valuation judgment. A measure of liquidity is available from borrowing, which led to the 33.3% weight attributed to the likelihood and potential timing of issuers of the auction rate securities exercising their redemption rights at par value or the willingness of third parties to provide financing in the market against the par value of those securities. However, borrowing does not eliminate exposure to the risk of holding the securities, so the weight of 66.7% attributed to the present value of the auction rate securities based upon expected cash flows reflects the expectation that the securities are likely to be held for an uncertain period. CSI focused on these methodologies because no certainty exists regarding how the auction rate securities will be eventually converted to cash and these methodologies represent the most likely possible outcomes. To derive estimates of the present value of the auction rate securities based upon expected cash flows, CSI used the securities’ expected annual interest payments, ranging from 2.7% to 4.0% of par value, representing estimated maximum annual rates under the governing documents of the auction rate securities; annual market interest rates, ranging from 4.5% to 5.8%, based on observed traded, state sponsored, taxable certificates rated AAA or lower and issued between June 15 and June 30, 2008; and a range of expected terms to liquidity.

At June 30, 2008, CSI’s weighting of the valuation methods indicates an implied term to liquidity of approximately 3.5 years. The implied term to liquidity of approximately 3.5 years is a result of considering a range in possible timing of the various scenarios that would allow a holder of the auction rate securities to convert the auction rate securities to cash ranging from zero to ten years, with the highest probability assigned to the range of zero to five years. Several sources were consulted but no individual source of information was relied upon to arrive at CSI’s estimate of the range of possible timing to convert the auction rate securities to cash or the implied term to liquidity of approximately 3.5 years. The primary reason for the fair value being less than cost related to a lack of liquidity of the securities, rather than the financial condition and near term prospects of the issuer.

At September 30, 2008, CSI concluded that no weight should be given to the value indicated by the secondary markets for student loan backed auction rate securities similar to those CSI holds because these markets have very low transaction volumes and consist primarily of private transactions with minimal disclosure and transactions may not be representative of the actions of typically-motivated buyers and sellers and CSI does not currently intend to sell in the secondary markets. However, CSI did consider the secondary markets for certain mortgage-backed securities to estimate the market yields attributable to CSI’s auction rate securities, but determined that these secondary markets do not provide a sufficient basis of comparison for the auction rate securities that CSI holds and, accordingly, attributed no weight to the values of these mortgage-backed securities indicated by the secondary markets.

At September 30, 2008, CSI concluded that no weight should be given to the likelihood and potential timing of issuers of the auction rate securities exercising their redemption rights at par value based on low issuer call activity, so CSI attributed a weight of 100.0% to estimates of present value of the auction rate securities based upon expected cash flows. The attribution of weights to the valuation factors required the exercise of valuation judgment. The selection of a weight of 100.0% attributed to the present value of the auction rate securities based upon expected cash flows reflects the expectation, in absence of the Auction Rate Securities Rights Prospectus discussed below, that no certainty exists regarding how the auction rate securities will be eventually converted to cash and this methodology represents the possible outcome. To derive estimates of the present value of the auction rate securities based upon expected cash flows, CSI used the securities’ expected annual interest payments, ranging from 2.1% to 5.4% of par value, representing estimated maximum annual rates under the governing documents of the auction rate securities; annual market interest rates, ranging from 3.9% to 5.4%, based on observed traded, state sponsored, taxable certificates rated AAA or lower and issued between September 29 and September 30, 2008; certain mortgage-backed securities and indices; and a range of expected terms to liquidity.

CSI’s weighting of the valuation methods as of September 30, 2008 indicates an implied term to liquidity of approximately five years in absence of the Auction Rate Securities Rights Prospectus discussed below. The implied term to liquidity of approximately five years is a result of considering a range in possible timing of the various scenarios that would allow a holder of the auction rate securities to convert the auction rate securities to cash ranging from zero to ten years, with the highest probability assigned to five years. UBS issued a comprehensive settlement, which was confirmed by an Auction Rate Securities Rights Prospectus issued by UBS on October 7, 2008, in which there is a possibility of redemption by UBS at par value for the auction rate securities held by CSI between June 30, 2010 and July 2, 2012. Under the comprehensive settlement, UBS has committed to purchase a total of $8.3 billion of auction rate securities at par value from most private clients during the two-year period beginning January 1, 2009. Private clients and charities holding less than $1.0 million in household assets at UBS were able to avail themselves of this relief beginning October 31, 2008. From mid-September 2008, UBS began to provide loans at no cost to its clients for the par value of their auction rate security holdings. In addition, UBS has also committed to provide liquidity solutions to institutional investors and has agreed to purchase all or any of a remaining $10.3 billion in auction rate securities at par value from its institutional clients beginning June 10, 2010. These auction rate security rights are not transferable, tradable or marginable. CSI has not considered the liquidity potentially generated by UBS’s comprehensive settlement or the UBS loan in CSI’s valuation of the 19 auction rate certificates held by CSI because the settlement rights were not enforceable at September 30, 2008. The repurchase arrangement and lending arrangement may represent separate contracts, securities or other assets that have not been considered in the valuation of the auction rate securities.

CSI’s auction rate securities include AAA rated auction rate securities issued primarily by state agencies and backed by student loans substantially guaranteed by the Federal Family Education Loan Program. These auction rate securities continue to be AAA rated auction rate securities subsequent to the failed auctions that began in February 2008.

In addition to the valuation procedures described above, CSI considered (i) its current inability to hold these securities for a period of time sufficient to allow for an unanticipated recovery in fair value based on the company’s current liquidity, history of operating losses, and management’s estimates of required cash for continued product development and sales and marketing expenses, and (ii) failed auctions and the anticipation of continued failed auctions for all of CSI’s auction rate securities.

Based on the factors described above, CSI recorded the entire amount of impairment loss identified for the year ended June 30, 2008 of $1.3 million as other-than-temporary and recorded the decrease in fair value of $0.3 million as an unrealized loss for the three months ended September 30, 2008. CSI did not identify or record any additional realized or unrealized gains or losses for the year ended June 30, 2008 or the three months ended September 30, 2008. CSI will continue to monitor and evaluate the value of its investments each reporting period for further possible impairment or unrealized loss. Although it does not currently intend to do so, CSI may consider selling its auction rate securities in the secondary markets in the future, which may require a sale at a substantial discount to the stated principal value of these securities.

Excess and Obsolete Inventory.  CSI has inventories that are principally comprised of capitalized direct labor and manufacturing overhead, raw materials and components, and finished goods. Due to the technological nature of CSI’s products, there is a risk of obsolescence to changes in CSI’s technology and the market, which is impacted by exogenous technological developments and events. Accordingly, CSI writes down its inventories as CSI becomes aware of any situation where the carrying amount exceeds the estimated realizable value based on assumptions about future demands and market conditions. The evaluation includes analyses of inventory levels, expected product lives, product at risk of expiration, sales levels by product and projections of future sales demand.

Stock-Based Compensation.  Effective July 1, 2006, CSI adopted SFAS No. 123(R), Share-Based Payment, as interpreted by SAB No. 107, using the prospective application method, to account for stock-based compensation expense associated with the issuance of stock options to employees and directors on or after July 1, 2006. The unvested compensation costs at July 1, 2006, which relate to grants of options that occurred prior to the date of adoption of SFAS No. 123(R), will continue to be accounted for under Accounting Principles Board (APB) No. 25, Accounting for Stock Issued to Employees. SFAS No. 123(R) requires CSI to recognize stock-based compensation expense in an amount equal to the fair value of share-based payments computed at the date of grant. The fair value of all employee and director stock options is expensed in the consolidated statements of operations over the related vesting period of the options. CSI calculated the fair value on the date of grant using a Black-Scholes option pricing model.

To determine the inputs for the Black-Scholes option pricing model, CSI is required to develop several assumptions, which are highly subjective. These assumptions include:

•	CSI common stock volatility;

•	the length of CSI’s options’ lives, which is based on future exercises and cancellations;

•	the number of shares of common stock pursuant to which options which will ultimately be forfeited;

•	the risk-free rate of return; and

•	future dividends.

CSI uses comparable public company data to determine volatility, as CSI common stock has not yet been publicly traded. CSI uses a weighted average calculation to estimate the time its options will be outstanding as prescribed by Staff Accounting Bulletin No. 107, Share-Based Payment. CSI estimates the number of options that are expected to be forfeited based on CSI’s historical experience. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for the estimated life of the option. CSI uses its judgment and expectations in setting future dividend rates, which is currently expected to be zero.

The absence of an active market for CSI common stock also requires CSI’s management and board of directors to estimate the fair value of CSI common stock for purposes of granting options and for determining stock-based compensation expense. In response to these requirements, CSI’s management and board of directors estimate the fair market value of common stock at each date at which options are granted based upon stock valuations and other qualitative factors. CSI has conducted stock valuations using two different valuation methods: the option pricing method and the probability weighted expected return method, or PWERM. The option pricing method assumes a liquidation of a company and treats common and preferred stock as call options on the enterprise value. The option pricing method is often used when the possible outcomes for a liquidity event are deemed to have equal likelihood and when valuing securities with a high degree of uncertainty regarding potential future values. CSI used the option pricing method for valuations of its common stock as of July 19, 2006, December 31, 2006, June 29, 2007 and September 30, 2007, as CSI deemed all liquidity events to have equal likelihood at those dates. All of these valuations were conducted retrospectively. CSI began using the PWERM in contemporaneous valuations of its common stock as of December 31, 2007, March 31, 2008, June 30, 2008, and September 30, 2008, as of which time CSI had commenced significant efforts in connection with its initial public offering process and the probability of a public offering or other specific liquidation event, including the merger with Replidyne, had increased. Accordingly, management and the board of directors determined that the PWERM would be more appropriate than the option pricing method. For the PWERM, CSI estimated the likely return to stockholders based upon CSI becoming a public company through the merger with Replidyne or an initial public offering, being acquired or remaining a private company, and employed comparable public company, merger and acquisition transaction, and discounted cash flow analysis. These values were adjusted and weighted based on probability of occurrence. As of September 30, 2008, CSI assumed a 70% probability of completing the merger with Replidyne, a 10% probability of completing an initial public offering, a 15% probability of being acquired, and a 5% probability of remaining a private company.

Both the option pricing method and the PWERM have taken into consideration the following factors:

•	Financing Activity: Between July 19, 2006 and October 3, 2006, CSI sold $27.0 million in Series A convertible preferred stock at $5.71 per share; between May 16, 2007 and September 19, 2007, CSI sold $18.6 million in Series A-1 convertible preferred stock at $8.50 per share; and between November 13, 2007 and December 17, 2007, CSI sold $20.0 million in Series B convertible preferred stock at $9.25 per share. New and existing investors participated in the convertible preferred stock offerings, while certain existing investors declined the opportunity to participate. As of each valuation date, management and the board of directors considered the differences between the valuation of the common stock and the most recent price of CSI preferred stock and determined that such differences were reasonable and accurately reflected the anticipated time until a liquidity event.

•	Preferred Stock Rights and Preferences: The holders of preferred stock are entitled to receive cash dividends at the rate of 8% of the original purchase price, which dividends accrue, whether or not earned or declared, and whether or not CSI has legally available funds. Holders of preferred stock have the right to require CSI to redeem in cash 30% of the original amount on the fifth year anniversary of the purchase agreement for the applicable series of preferred stock, 30% after the sixth year and 40% after the seventh year. The price CSI would pay for the redeemed shares would be the greater of (i) the price per share paid for the preferred stock, plus all accrued and unpaid dividends, or (ii) the fair market value of the preferred stock at the time of redemption as determined by a professional appraiser. The holders of the preferred stock have the right to convert, at their option, their shares into common stock on a share for share basis. The holders of preferred stock also have the right to designate, and have designated, two individuals to CSI’s board of directors. Finally, in the event of CSI’s liquidation or winding up, the holders of preferred stock are entitled to receive an amount equal to (i) the price paid for the preferred shares, plus (ii) all dividends accrued and unpaid before any payments are made to holders of stock junior to the preferred stock. CSI’s remaining net assets, if any, would be distributed to the holders of preferred and common stock based on their ownership amounts assuming the conversion of the preferred stock, except the total amount to be distributed to the preferred stock is subject to certain return on investment limitations. The aggregate liquidation preferences of CSI preferred stock at the dates listed below are as follows:

Aggregate Liquidation
Date	Preference

September 30, 2006	$25.4 million
December 31, 2006	$27.9 million
March 31, 2007	$28.4 million
June 30, 2007	$37.3 million
September 30, 2007	$48.3 million
December 31, 2007	$69.3 million
March 31, 2008	$70.6 million
June 30, 2008	$72.0 million
September 30, 2008	$73.3 million

•	Growth of Executive Management Team: Management and the board of directors considered the development and growth of CSI’s executive management team, including the hiring of CSI’s Vice President of Sales and Vice President of Business Development to build its sales organization, CSI’s Vice President of Marketing to build its sales and marketing function, and CSI’s Chief Executive Officer.

•	OASIS Clinical Trial: The progress of CSI’s OASIS clinical trial, which began enrollment in January 2006 and was completed in January 2007.

•	FDA Process: In May 2007, CSI applied for 510(k) clearance from the FDA for the Diamondback 360° system. CSI received 510(k) clearance for use of the Diamondback 360° with a hollow crown as a therapy for patients with PAD in August 2007, and CSI received 510(k) clearances in October 2007 for the updated control unit used with the Diamondback 360° and in November 2007 for the Diamondback 360° with a solid crown.

•	Commercial Launch: Upon receiving FDA 510(k) clearance, CSI began shipping product to customers under CSI’s limited commercial launch plan. During the quarter ended March 31, 2008, CSI began a full commercial launch of the Diamondback 360°.

•	Merger and Acquisition Process: During the period from July 2007 through September 2007, CSI engaged investment bankers to explore potential merger and acquisition opportunities. CSI began its discussions with Replidyne in August 2008.

•	Offering Process: Beginning in the quarter ended June 30, 2007, CSI began discussions with investment bankers concerning its initial public offering process, and the organizational meeting for its initial public offering occurred in October 2007. CSI filed a registration statement on January 22, 2008 and filed several amendments. As a result of the volatile equity markets, as of September 30, 2008 it was probable that CSI would not complete the initial public offering process during the quarter ending December 31, 2008. Therefore, previously capitalized offering costs of approximately $1.7 million were expensed during the quarter ended September 30, 2008. On November 4, 2008, CSI withdrew the registration statement in conjunction with the announcement of the execution of the merger agreement with Replidyne.

•	Revenues: CSI recognized $22.2 million and $11.6 million in revenues for the year ended June 30, 2008 and three months ended September 30, 2008, respectively.

CSI’s management and board of directors also considered the valuations of comparable public companies, CSI’s cash and working capital amounts, and additional objective and subjective factors relating to CSI’s business. For each valuation, CSI’s management and board of directors considered all of the factors that they considered to be relevant at the time and did not rely exclusively on any particular factors. Certain factors described with respect to each valuation represented progress in the development of CSI’s business, which reduced risk and improved the probability that CSI would achieve its business plan. In addition, the order in which CSI has described these factors in this proxy statement/prospectus does not represent the relative importance or weight given to any of the factors.

The following highlights key milestones that contributed to the valuation of CSI common stock in each of its valuations:

Valuation as of July 19, 2006

This valuation estimated that the fair market value of CSI common stock as of July 19, 2006 was $2.43 per share, taking into consideration the sale of Series A convertible preferred stock at $5.71 per share and the hiring of CSI’s Vice President of Sales and Vice President of Business Development to begin the process of building a sales organization in the period from July 2006 through September 2006.

Valuation as of December 31, 2006

This valuation estimated that the fair market value of CSI common stock as of December 31, 2006 was $2.79 per share, taking into consideration the sale of Series A convertible preferred stock at $5.71 per share, changes in the value of comparable public companies, the substantial completion of enrollment for the OASIS clinical trial, and the hiring of CSI’s Vice President of Marketing to continue building CSI’s sales and marketing function.

Valuation as of June 29, 2007

This valuation estimated that the fair market value of CSI common stock as of June 29, 2007 was $5.95 per share, taking into consideration the sale of Series A-1 convertible preferred stock at $8.50 per share, the completion of the OASIS clinical trial, the hiring of CSI’s Chief Executive Officer, CSI’s application for FDA 510(k) clearance for the Diamondback 360°, and the commencement of discussions with investment bankers regarding the initial public offering process.

Valuation as of September 30, 2007

This valuation estimated that the fair market value of CSI common stock as of September 30, 2007 was $7.36 per share, taking into consideration the sale of Series A-1 convertible preferred stock at $8.50 per share, expectation of the sale of Series B convertible preferred stock at $9.25 per share, receipt of FDA 510(k) clearance for the Diamondback 360°, continued discussions with investment bankers regarding the initial public offering process, the engagement of investment bankers to explore potential merger and acquisition opportunities, and the limited commercial launch of the Diamondback 360°.

Valuation as of December 31, 2007

This valuation estimated that the fair market value of CSI common stock as of December 31, 2007 was $8.44 per share, taking into consideration the sale of Series B convertible preferred stock at $9.25 per share, receipt of FDA 510(k) clearances for the updated control unit for the Diamondback 360° and for the Diamondback 360° with a solid crown, revenues of $4.6 million in revenue for the quarter ended December 31, 2007, and the holding of preparatory meetings as part of the initial public offering process.

Valuation as of March 31, 2008

This valuation estimated that the fair market value of CSI common stock as of March 31, 2008 was $10.27 per share, taking into consideration the sale of Series B convertible preferred stock at $9.25 per share during the quarter ended December 31, 2007, initiation of the full commercial launch of the Diamondback 360°, revenues of $12.3 million for the nine months ended March 31, 2008, and substantial completion of some of the milestones in the initial public offering process.

Valuation as of June 30, 2008

This valuation estimated that the fair market value of CSI common stock as of June 30, 2008 was $10.22 per share, taking into consideration revenues of $22.2 million for the year ended June 30, 2008 and substantial completion of additional milestones in the initial public offering process. This valuation also considered uncertain conditions in the public markets, which resulted in a slightly lower valuation of CSI common stock than the March 31, 2008 valuation.

Valuation as of September 30, 2008

This valuation estimated that the fair market value of CSI common stock as of September 30, 2008 was $10.25 per share, taking into consideration revenues of $11.6 million for the three months ended September 30, 2008, along with the estimated valuations associated with various liquidation scenarios considered under the PWERM method including the proposed merger with Replidyne.

CSI’s management and board of directors set the exercise prices for option grants based upon their best estimate of the fair market value of CSI common stock at the time they made such grants, taking into account all information available at those times. In some cases, management and the board of directors made retrospective assessments of the valuation of CSI common stock at later dates and determined that the fair market value of CSI common stock at the times the grants were made was different than the exercise prices established for those grants. In cases in which the fair market value was higher than the exercise price, CSI recognized stock-based compensation expense for the excess of the fair market value of the common stock over the exercise price.

The following table sets forth the exercise prices of options granted during fiscal year 2008 and three months ended September 30, 2008, and the fair market value of CSI common stock, as determined by CSI’s management and board of directors, on the dates of the option grants:

			Fair Market
			Value per Share
			Assigned by
	Number of		Management and
Date of Option Grant	Shares	Exercise Price	Board of Directors

August 7, 2007	402,500	$5.11	$5.95
October 9, 2007	331,083	$5.11	$7.36
November 13, 2007	154,917	$7.36	$7.90
December 12, 2007	775,000	$7.86	$8.44
December 31, 2007	1,056,234	$7.86	$8.44
February 14, 2008	172,213	$9.04	$9.36

CSI also has granted restricted stock awards with vesting terms ranging from 12 to 36 months. The following table sets forth the number of shares of restricted stock awarded and the fair market value of CSI common stock, as determined by CSI’s management and board of directors, on the dates of the restricted stock award grants:

		Fair Market
		Value per Share
		Assigned by
Date of Restricted	Number of	Management and
Stock Award Grant	Shares	Board of Directors

December 12, 2007	204,338	$8.44
February 14, 2008	307,200	$9.36
April 14, 2008	75,000	$10.27
April 22, 2008	253,600	$10.27
July 22, 2008	161,823	$10.22

Preferred Stock.  Effective in fiscal 2007, with the sale of CSI’s Series A and A-1 convertible preferred stock, CSI began recording the current estimated fair value of its convertible preferred stock on a quarterly basis based on the fair market value of that stock as determined by CSI’s management and board of directors. In accordance with Accounting Series Release No. 268, Presentation in Financial Statements of “Redeemable Preferred Stocks” and EITF Abstracts, Topic D-98, Classification and Measurement of Redeemable Securities, CSI records changes in the current fair value of CSI’s redeemable convertible preferred stock in the consolidated statements of changes in shareholders’ (deficiency) equity and comprehensive (loss) income and consolidated statements of operations as accretion of redeemable convertible preferred stock.

In connection with the preparation of CSI’s financial statements, CSI’s management and board of directors established what they believe to be the fair value of CSI’s Series A convertible preferred stock, Series A-1 convertible preferred stock and Series B convertible preferred stock. This determination was based on concurrent significant stock transactions with third parties and a variety of factors, including CSI’s business milestones achieved and future financial projections, CSI’s position in the industry relative to its competitors, external factors impacting the value of CSI’s stock in the marketplace, the stock volatility of comparable companies in CSI’s industry, general economic trends and the application of various valuation methodologies. The following table shows the fair market value of one share of CSI’s Series A convertible preferred stock, Series A-1 convertible preferred stock and Series B convertible preferred stock at the dates noted during the fiscal year ended June 30, 2008 and three months ended September 30, 2008:

	Series A	Series A-1	Series B
	Convertible	Convertible	Convertible
Date	Preferred Stock	Preferred Stock	Preferred Stock

September 30, 2007	$9.20	$9.20	$—
December 31, 2007	$9.25	$9.25	$9.25
March 31, 2008	$10.81	$10.81	$10.81
June 30, 2008	$10.81	$10.81	$10.81
September 30, 2008	$10.81	$10.81	$10.81

Preferred Stock Warrants.  Freestanding warrants and other similar instruments related to shares that are redeemable are accounted for in accordance with SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, and its related interpretations. Under SFAS No. 150, the freestanding warrant that is related to CSI’s redeemable convertible preferred stock is classified as a liability on the balance sheet as of June 30, 2008 and September 30, 2008. The warrant is subject to remeasurement at each balance sheet date and any change in fair value is recognized as a component of interest expense. Fair value is measured using the Black-Scholes option pricing model. CSI will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrant or the completion of a liquidation event, including the completion of an initial public offering with gross cash proceeds to CSI of at least $40.0 million, at which time all preferred stock warrants will be converted into warrants to purchase common stock and, accordingly, the liability will be reclassified to equity.

Results of Operations

The following table sets forth, for the periods indicated, CSI’s results of operations expressed as dollar amounts (in thousands), and, for certain line items, the changes between the specified periods expressed as percent increases or decreases:

	Years Ended June 30,			Years Ended June 30,			Three Months Ended September 30,
			Percent			Percent			Percent
	2006	2007	Change	2007	2008	Change	2007	2008	Change

Revenues	$—	$—		$—	$22,177	100.0%	$—	$11,646	100.0%
Cost of goods sold	—	—		—	8,927	100.0	539	3,881	620.0

Gross profit	—	—		—	13,250	100.0	(539)	7,765	1,540.6

Expenses:
Selling, general and administrative	1,735	6,691	285.6%	6,691	35,326	428.0	3,552	16,424	362.4
Research and development	3,168	8,446	166.6	8,446	16,068	90.2	3,328	4,955	48.9

Total expenses	4,903	15,137	208.7	15,137	51,394	239.5	6,880	21,379	210.7

Loss from operations	(4,903)	(15,137)	208.7	(15,137)	(38,144)	152.0	(7,419)	(13,614)	83.5
Other income (expense):
Interest expense	(48)	(1,340)	2,691.7	(1,340)	(923)	31.1	(300)	(227)	24.3
Interest income	56	881	1,473.2	881	1,167	32.5	278	142	48.9
Impairment on investments	—	—		—	(1,267)		—	—

Total other income (expense)	8	(459)	5,837.5	(459)	(1,023)	122.9	(22)	(85)	286.4

Net loss	(4,895)	(15,596)	218.6	(15,596)	(39,167)	151.1	(7,441)	(13,699)	84.1
Accretion of redeemable convertible preferred stock	—	(16,835)		(16,835)	(19,422)	15.4	(4,853)	—

Net loss available to common shareholders	$(4,895)	$(32,431)	562.5%	$(32,431)	$(58,589)	80.7%	$(12,294)	$(13,699)	11.4%

Comparison of the Three Months Ended September 30, 2007 with the Three Months Ended September 30, 2008

Revenues.  CSI generated revenues of $11.6 million during the three months ended September 30, 2008 attributable to sales of the Diamondback 360°. Since September 2007, CSI has expanded its sales and marketing efforts and has shipped more than 10,000 single-use catheters through September 30, 2008. CSI expects its revenue to increase as CSI continues to expand its sales and marketing teams to increase penetration of the U.S. PAD market and introduce new and improved products.

CSI has applied EITF No. 00-21, Revenue Arrangements with Multiple Deliverables, the primary impact of which was to treat the Diamondback 360° as a single unit of accounting for initial customer orders. As such, revenues were deferred until the title and risk of loss of each Diamondback 360° component, consisting of catheters, guidewires, and a control unit, are transferred to the customer based on the shipping terms. Many initial shipments to customers also included a loaner control unit, which CSI provided, until the new control unit received clearance from the FDA and was subsequently available for sale. The loaner control units were company-owned property and CSI maintained legal title to these units. Accordingly, CSI had deferred revenue of $1.4 million as of September 30, 2007, reflecting all component shipments to customers pending receipt of a customer purchase order and shipment of a new control unit. CSI had deferred revenue of $116,000 as of June 30, 2008, all of which was recognized during the quarter ended September 30, 2008.

Cost of Goods Sold.  Cost of goods sold increased by $3.4 million, from $539,000 for the three months ended September 30, 2007 to $3.9 million for the three months ended September 30, 2008. These amounts represent the cost of materials, labor and overhead for single-use catheters, guidewires and control units, and the increase reflects CSI’s increased sales. Cost of goods sold for the three months ended September 30, 2007 and 2008 includes $27,000 and $176,000, respectively, for stock-based compensation. CSI expects that cost of goods sold as a percentage of revenues will continue to decrease as CSI implements cost reduction initiatives and benefits from increased volume and related economies of scale.

Selling, General and Administrative Expenses.  CSI’s selling, general and administrative expenses increased by $12.8 million, from $3.6 million for the three months ended September 30, 2007 to $16.4 million for the three months ended September 30, 2008. The primary reasons for the increase included the continued building of CSI’s sales and marketing team, contributing $9.6 million, and significant consulting and professional services, contributing $2.5 million, which includes $1.7 million in previously capitalized offering costs. In addition, stock-based compensation increased from $277,000 for the three months ended September 30, 2007 to $1.4 million for the three months ended September 30, 2008. CSI expects its selling, general and administrative expenses to increase significantly due primarily to the costs associated with expanding CSI’s sales and marketing organization to further commercialize CSI’s products.

Research and Development Expenses.  CSI’s research and development expenses increased by $1.6 million, from $3.3 million for the three months ended September 30, 2007 to $5.0 million for the three months ended September 30, 2008. Research and development spending increased as CSI continued projects to improve its product, such as the development of a new control unit, shaft designs and crown designs, and continued human feasibility trials in the coronary market. In addition, stock-based compensation increased from $73,000 for the three months ended September 30, 2007 to $112,000 for the three months ended September 30, 2008. CSI expects its research and development expenses to increase as CSI attempts to expand its product portfolio within the market for the treatment of peripheral arteries and leverage CSI’s core technology into the coronary market.

Interest Income.  Interest income decreased by $136,000, from $278,000 for the three months ended September 30, 2007 to $142,000 for the three months ended September 30, 2008. The decrease was primarily due to lower average cash and cash equivalents and investment balances. Average cash and cash equivalent and investment balances were $21.6 million and $10.0 million for the three months ended September 30, 2007 and 2008, respectively.

Interest Expense.  Interest expense decreased by $73,000, from $300,000 for the three months ended September 30, 2007 to $227,000 for the three months ended September 30, 2008. Interest expense during the three months ended September 30, 2007 was due to the change in the fair value of convertible preferred stock warrants. Interest expense during the three months ended September 30, 2008 was due to outstanding debt balances.

Accretion of Redeemable Convertible Preferred Stock.  There was no accretion of redeemable convertible preferred stock for the three months ended September 30, 2008, as compared to accretion of redeemable convertible preferred stock of $4.9 million for the three months ended September 30, 2007. Accretion of redeemable convertible preferred stock reflects the change in estimated fair value of preferred stock at the balance sheet dates, and there was no change in the estimated fair value as of September 30, 2008 compared to June 30, 2008.

Comparison of the Fiscal Year Ended June 30, 2007 with the Fiscal Year Ended June 30, 2008

Revenues.  CSI generated revenues of $22.2 million during the year ended June 30, 2008 attributable to sales of the Diamondback 360° to customers following FDA clearance in August 2007. CSI commenced a limited commercial introduction of the Diamondback 360° in the United States in September 2007, followed by a full commercial launch in the quarter ended March 31, 2008. CSI shipped more than 6,800 single-use catheters through June 30, 2008.

CSI has applied EITF No. 00-21, Revenue Arrangements with Multiple Deliverables, the primary impact of which was to treat the Diamondback 360° as a single unit of accounting for initial customer orders. As such, revenues are deferred until the title and risk of loss of each Diamondback 360° component, consisting of catheters, guidewires, and a control unit, are transferred to the customer based on the shipping terms. Many initial shipments to customers also included a loaner control unit, which CSI provided, until the new control unit received clearance from the FDA and was subsequently available for sale. The loaner control units were company-owned property and CSI maintained legal title to these units. Accordingly, CSI had deferred revenue of $116,000 as of June 30, 2008, reflecting all component shipments to customers pending receipt of a customer purchase order and shipment of a new control unit. All deferred revenue was recognized during the quarter ended September 30, 2008.

Cost of Goods Sold.  For the year ended June 30, 2008, cost of goods sold was $8.9 million. This amount represents the cost of materials, labor and overhead for single-use catheters, guidewires and control units shipped subsequent to obtaining FDA clearance for the Diamondback 360° in August 2007. Cost of goods sold for the year ended June 30, 2008 includes $232,000 for stock-based compensation.

Selling, General and Administrative Expenses.  CSI’s selling, general and administrative expenses increased by $28.6 million, from $6.7 million for the year ended June 30, 2007 to $35.3 million for the year ended June 30, 2008. The primary reasons for the increase included the building of CSI’s sales and marketing team, contributing $18.6 million, and significant consulting and professional services, contributing $2.1 million. In addition, stock-based compensation increased from $327,000 for the year ended June 30, 2007 to $6.9 million for the year ended June 30, 2008.

Research and Development Expenses.  CSI’s research and development expenses increased by $7.7 million, from $8.4 million for the year ended June 30, 2007 to $16.1 million for the year ended June 30, 2008. Research and development spending increased as CSI initiated projects to improve its product, such as the development of a new control unit, shaft designs and crown designs, and began human feasibility trials in the coronary market. In addition, stock-based compensation increased from $63,000 for the year ended June 30, 2007 to $297,000 for the year ended June 30, 2008. CSI expects its research and development expenses to increase as CSI attempts to expand its product portfolio within the market for the treatment of peripheral arteries and leverage CSI’s core technology into the coronary market.

Interest Income.  Interest income increased by $286,000, from $881,000 for the year ended June 30, 2007 to $1.2 million for the year ended June 30, 2008. The increase was primarily due to higher average cash and cash equivalents and investment balances and higher rates of return. Average cash and cash equivalent and investment balances were $18.5 million and $20.4 million for the years ended June 30, 2007 and 2008, respectively.

Interest Expense.  Interest expense decreased by $417,000, from $1.3 million for the year ended June 30, 2007 to $923,000 for the year ended June 30, 2008. The decrease was due to the smaller increase in the fair value of convertible preferred stock warrants from fiscal 2007 to fiscal 2008.

Impairment of investments

Due to the recent conditions in the global credit markets that have prevented CSI from liquidating its holdings of auction rate securities, CSI recorded an other-than-temporary impairment loss of $1.3 million relating to its auction rate securities in CSI’s statement of operations for the year ended June 30, 2008 and recorded an unrealized loss of $0.3 million relating to its auction rate securities in CSI’s other comprehensive income (loss) for the three months ended September 30, 2008. CSI determined the fair value of its auction rate securities and quantified the other-than-temporary impairment loss and the unrealized loss with the assistance of ValueKnowledge LLC, an independent third party valuation firm, which utilized various valuation methods and considered, among other factors, estimates of present value of the auction rate securities based upon expected cash flows, the likelihood and potential timing of issuers of the auction rate securities exercising their redemption rights at par value, the likelihood of a return of liquidity to the market for these securities and the potential to sell the securities in secondary markets.

At June 30, 2008, CSI concluded that no weight should be given to the value indicated by the secondary markets for student loan-backed auction rate securities similar to those CSI holds because these markets have very low transaction volumes and consist primarily of private transactions with minimal disclosure, transactions may not be representative of the actions of typically-motivated buyers and sellers and CSI does not currently intend to sell in the secondary markets. However, CSI did consider the secondary markets for certain mortgage-backed securities to estimate the market yields attributable to CSI’s auction rate securities, but determined that these secondary markets do not provide a sufficient basis of comparison for the auction rate securities that CSI holds and, accordingly, attributed no weight to the values of these mortgage-backed securities indicated by the secondary markets.

At June 30, 2008, CSI attributed a weight of 66.7% to estimates of present value of the auction rate securities based upon expected cash flows and a weight of 33.3% to the likelihood and potential timing of issuers of the auction rate securities exercising their redemption rights at par value or willingness of third parties to provide financing in the market against the par value of those securities. The attribution of these weights required the exercise of valuation judgment. A measure of liquidity is available from borrowing, which led to the 33.3% weight attributed to the likelihood and potential timing of issuers of the auction rate securities exercising their redemption rights at par value or the willingness of third parties to provide financing in the market against the par value of those securities. However, borrowing does not eliminate exposure to the risk of holding the securities, so the weight of 66.7% attributed to the present value of the auction rate securities based upon expected cash flows reflects the expectation that the securities are likely to be held for an uncertain period. CSI focused on these methodologies because no certainty exists regarding how the auction rate securities will be eventually converted to cash and these methodologies represent the most likely possible outcomes. To derive estimates of the present value of the auction rate securities based upon expected cash flows, CSI used the securities’ expected annual interest payments, ranging from 2.7% to 4.0% of par value, representing estimated maximum annual rates under the governing documents of the auction rate securities; annual market interest rates, ranging from 4.5% to 5.8%, based on observed traded, state sponsored, taxable certificates rated AAA or lower and issued between June 15 and June 30, 2008; and a range of expected terms to liquidity.

At June 30, 2008, CSI’s weighting of the valuation methods indicates an implied term to liquidity of approximately 3.5 years. The implied term to liquidity of approximately 3.5 years is a result of considering a range in possible timing of the various scenarios that would allow a holder of the auction rate securities to convert the auction rate securities to cash ranging from zero to ten years, with the highest probability assigned to the range of zero to five years. Several sources were consulted but no individual source of information was relied upon to arrive at CSI’s estimate of the range of possible timing to convert the auction rate securities to cash or the implied term to liquidity of approximately 3.5 years. The primary reason for the fair value being less than cost related to a lack of liquidity of the securities, rather than the financial condition and near term prospects of the issuer.

At September 30, 2008, CSI concluded that no weight should be given to the value indicated by the secondary markets for student loan backed auction rate securities similar to those CSI holds because these markets have very low transaction volumes and consist primarily of private transactions with minimal disclosure and transactions may not be representative of the actions of typically-motivated buyers and sellers and CSI does not currently intend to sell in the secondary markets. However, CSI did consider the secondary markets for certain mortgage-backed securities to estimate the market yields attributable to CSI’s auction rate securities, but determined that these secondary markets do not provide a sufficient basis of comparison for the auction rate securities that CSI holds and, accordingly, attributed no weight to the values of these mortgage-backed securities indicated by the secondary markets.

At September 30, 2008, CSI concluded that no weight should be given to the likelihood and potential timing of issuers of the auction rate securities exercising their redemption rights at par value based on low issuer call activity, so CSI attributed a weight of 100.0% to estimates of present value of the auction rate securities based upon expected cash flows. The attribution of weights to the valuation factors required the exercise of valuation judgment. The selection of a weight of 100.0% attributed to the present value of the auction rate securities based upon expected cash flows reflects the expectation, in absence of the Auction Rate Securities Rights Prospectus discussed below, that no certainty exists regarding how the auction rate securities will be eventually converted to cash and this methodology represents the possible outcome. To derive estimates of the present value of the auction rate securities based upon expected cash flows, CSI used the securities’ expected annual interest payments, ranging from 2.1% to 5.4% of par value, representing estimated maximum annual rates under the governing documents of the auction rate securities; annual market interest rates, ranging from 3.9% to 5.4%, based on observed traded, state sponsored, taxable certificates rated AAA or lower and issued between September 29 and September 30, 2008; certain mortgage-backed securities and indices; and a range of expected terms to liquidity.

CSI’s weighting of the valuation methods as of September 30, 2008 indicates an implied term to liquidity of approximately five years in absence of the Auction Rate Securities Rights Prospectus discussed below. The implied term to liquidity of approximately five years is a result of considering a range in possible timing of the various scenarios that would allow a holder of the auction rate securities to convert the auction rate securities to cash ranging from zero to ten years, with the highest probability assigned to five years. UBS issued a comprehensive settlement, which was confirmed by an Auction Rate Securities Rights Prospectus issued by UBS on October 7, 2008, in which there is a possibility of redemption by UBS at par value for the auction rate securities held by CSI between June 30, 2010 and July 2, 2012. Under the comprehensive settlement, UBS has committed to purchase a total of $8.3 billion of auction rate securities at par value from most private clients during the two-year period beginning January 1, 2009. Private clients and charities holding less than $1.0 million in household assets at UBS were able to avail themselves of this relief beginning October 31, 2008. From mid-September 2008, UBS began to provide loans at no cost to its clients for the par value of their auction rate security holdings. In addition, UBS has also committed to provide liquidity solutions to institutional investors and has agreed to purchase all or any of a remaining $10.3 billion in auction rate securities at par value from its institutional clients beginning June 10, 2010. These auction rate security rights are not transferable, tradable or marginable. CSI has not considered the liquidity potentially generated by UBS’s comprehensive settlement or the UBS loan in CSI’s valuation of the 19 auction rate certificates held by CSI because the settlement rights were not enforceable at September 30, 2008. The repurchase arrangement and lending arrangement may represent separate contracts, securities or other assets that have not been considered in the valuation of the auction rate securities.

CSI’s auction rate securities include AAA rated auction rate securities issued primarily by state agencies and backed by student loans substantially guaranteed by the Federal Family Education Loan Program. These auction rate securities continue to be AAA rated auction rate securities subsequent to the failed auctions that began in February 2008.

In addition to the valuation procedures described above, CSI considered (i) its current inability to hold these securities for a period of time sufficient to allow for an unanticipated recovery in fair value based on the company’s current liquidity, history of operating losses, and management’s estimates of required cash for continued product development and sales and marketing expenses, and (ii) failed auctions and the anticipation of continued failed auctions for all of CSI’s auction rate securities.

Based on the factors described above, CSI recorded the entire amount of impairment loss identified for the year ended June 30, 2008 of $1.3 million as other-than-temporary and recorded the decrease in fair value of $0.3 million as an unrealized loss for the three months ended September 30, 2008. CSI did not identify or record any additional realized or unrealized gains or losses for the year ended June 30, 2008 or the three months ended September 30, 2008. CSI will continue to monitor and evaluate the value of its investments each reporting period for further possible impairment or unrealized loss. Although it does not currently intend to do so, CSI may consider selling its auction rate securities in the secondary markets in the future, which may require a sale at a substantial discount to the stated principal value of these securities.

Accretion of Redeemable Convertible Preferred Stock.  Accretion of redeemable convertible preferred stock was $16.8 million for the year ended June 30, 2007, as compared to $19.4 million for the year ended June 30, 2008. Accretion of redeemable convertible preferred stock reflects the change in estimated fair value of preferred stock at the balance sheet dates.

Comparison of the Fiscal Year Ended June 30, 2006 with the Fiscal Year Ended June 30, 2007

Revenues.  CSI did not generate any revenues during the fiscal years ended June 30, 2006 or 2007.

Selling, General and Administrative Expenses.  CSI’s selling, general and administrative expenses increased by $5.0 million, from $1.7 million in fiscal 2006 to $6.7 million in fiscal 2007. The primary reasons for the increase included the addition of four officers to CSI’s executive management team, contributing $1.1 million, the development of CSI’s sales and marketing team, contributing $2.6 million, and consulting services, contributing $300,000. CSI recorded stock-based compensation of $327,000 during the fiscal year ended June 30, 2007, while none was recorded in 2006. The balance of the increase was spread among CSI’s general and administrative accounts and reflected the overall growth in the business.

Research and Development Expenses.  CSI’s research and development expenses increased by $5.2 million, from $3.2 million in fiscal 2006 to $8.4 million in fiscal 2007. Both clinical and regulatory spending increased substantially as CSI completed European and U.S. clinical trials and submitted CSI’s 510(k) clearance application to the FDA. In addition, CSI incurred significant research and development costs for projects expected to improve CSI’s product, such as the development of a new control unit and shaft designs. CSI recorded stock-based compensation of $63,000 during the fiscal year ended June 30, 2007.

Interest Income.  Interest income increased by $825,000, from $56,000 in fiscal 2006 to $881,000 in fiscal 2007. The increase was due to higher average cash, cash equivalents and short-term investment balances. Average cash, cash equivalent and short-term investment balances were $1.6 million and $18.5 million during fiscal 2006 and 2007, respectively.

Interest Expense.  Interest expense increased by $1.3 million, from $48,000 for the fiscal year ended June 30, 2006 to $1.3 million for the fiscal year ended June 30, 2007. The increase was due to the change in the estimated fair value of convertible preferred stock warrants.

Accretion of Redeemable Convertible Preferred Stock.  Accretion of redeemable convertible preferred stock was $16.8 million for the fiscal year ended June 30, 2007. Accretion of redeemable convertible preferred stock reflects the change in estimated fair value of preferred stock at the balance sheet dates.

Liquidity and Capital Resources

CSI’s consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. CSI had cash and cash equivalents of $14.7 million at September 30, 2008. During the year ended June 30, 2008 and three months ended September 30, 2008, net cash used in operations amounted to $31.9 million and $12.0 million, respectively. As of September 30, 2008, CSI had an accumulated deficit of $132.0 million. CSI has historically funded its operating losses primarily from the issuance of common and preferred stock and convertible promissory notes. CSI has incurred negative cash flows and net losses since inception. In addition, in February 2008, CSI was notified that recent conditions in the global credit markets have caused insufficient demand for auction rate securities, resulting in failed auctions for $23.0 million of CSI’s auction rate securities held at June 30, 2008 and September 30, 2008. These securities are currently not liquid, as CSI has an inability to sell the securities due to continued failed auctions. On March 28, 2008, CSI obtained a margin loan from UBS Financial Services, Inc., the entity through which CSI originally purchased its auction rate securities, for up to $12.0 million, which was secured by the $23.0 million par value of its auction rate securities. The outstanding balance on this loan at June 30, 2008 was $11.9 million. On August 21, 2008, CSI replaced this loan with a margin loan from UBS Bank USA, which increased maximum borrowings available to $23.0 million. This maximum borrowing amount is not set forth in the written agreement for the loan and may be adjusted from time to time by UBS Bank in its sole discretion. The margin loan has a floating interest rate equal to 30-day LIBOR, plus 1.0%. The loan is due on demand and UBS Bank will require CSI to repay it in full from the proceeds received from a public equity offering where net proceeds exceed $50.0 million. In addition, if at any time any of CSI’s auction rate securities may be sold, exchanged, redeemed, transferred or otherwise conveyed for no less than their par value, then CSI must immediately effect such a transfer and the proceeds must be used to pay down outstanding borrowings under this loan. The margin requirements are determined by UBS Bank but are not included in the written loan agreement and are therefore subject to change. From August 21, 2008, the date this loan was initially funded, through the date of this proxy statement/prospectus, the margin requirements included maximum borrowings, including interest, of $23.0 million. If these margin requirements are not maintained, UBS Bank may require CSI to make a loan payment in an amount necessary to comply with the applicable margin requirements or demand repayment of the entire outstanding balance. CSI has maintained the margin requirements under the loans from both UBS entities. The outstanding balance on this loan at September 30, 2008 was $22.9 million.

In addition, on September 12, 2008, CSI entered into a loan and security agreement with Silicon Valley Bank with maximum available borrowings of $13.5 million. The agreement includes a $3.0 million term loan, a $5.0 million accounts receivable line of credit, and two term loans for an aggregate of $5.5 million that are guaranteed by certain of CSI’s affiliates. The terms of each of these loans is as follows:

•	The $3.0 million term loan has a fixed interest rate of 10.5% and a final payment amount equal to 3.0% of the loan amount due at maturity. This term loan has a 36 month maturity, with repayment terms that include interest only payments during the first six months followed by 30 equal principal and interest payments. This term loan also includes an acceleration provision that requires CSI to pay the entire outstanding balance, plus a penalty ranging from 1.0% to 6.0% of the principal amount, upon prepayment or the occurrence and continuance of an event of default. As part of the term loan agreement, CSI granted Silicon Valley Bank a warrant to purchase 13,000 shares of Series B redeemable convertible preferred stock at an exercise price of $9.25 per share. This warrant is immediately exercisable, has a term of ten years, and was assigned an accounting value of $75,000. The balance outstanding on the term loan at September 30, 2008 was $3.0 million.

•	The accounts receivable line of credit has a two year maturity and a floating interest rate equal to the prime rate, plus 2.0%, with an interest rate floor of 7.0%. Interest on borrowings is due monthly and the principal balance is due at maturity. Borrowings on the line of credit are based on 80% of eligible domestic receivables, which is defined as receivables aged less than 90 days from the invoice date along with specific exclusions for contra-accounts, concentrations, and government receivables. Accounts receivable receipts will be deposited into a lockbox account in the name of Silicon Valley Bank. The accounts receivable line of credit is subject to non-use fees, annual fees and cancellation fees. There was no balance outstanding on the line of credit at September 30, 2008.

•	One of the guaranteed term loans is for $3.0 million and the other guaranteed term loan is for $2.5 million, each with a one year maturity. Each of the guaranteed term loans has a floating interest rate equal to the prime rate, plus 2.25%, with an interest rate floor of 7.0% (effective rate of 7.0% at September 30, 2008). Interest on borrowings is due monthly and the principal balance is due at maturity. One of CSI’s directors and two entities affiliated with two of CSI’s directors agreed to act as guarantors of these term loans. In consideration for the guarantees, CSI issued the guarantors warrants to purchase an aggregate of 458,333 shares of its common stock at an exercise price of $6.00 per share. The balance outstanding on the guaranteed term loans at September 30, 2008 was $5.5 million (excluding debt discount of $1.8 million).

The guaranteed term loans and common stock warrants were allocated using the relative fair value method. Under this method, CSI estimated the fair value of the term loans without the guarantees and calculated the fair value of the common stock warrants using the Black-Scholes method. The relative fair value of the loans and warrants were applied to the loan proceeds of $5.5 million, resulting in an assigned value of $3.7 million for the loans and $1.8 million for the warrants. The assigned value of the warrants of $1.8 million is treated as a debt discount and amortized over the one year maturity of the loan.

Borrowings from Silicon Valley Bank are secured by all of CSI’s assets, other than its auction rate securities and intellectual property, and the investor guarantees. The borrowings are subject to prepayment penalties and financial covenants, including CSI’s maintaining a minimum liquidity ratio and CSI’s achievement of minimum monthly net revenue goals. Any non-compliance by CSI under the terms of its debt arrangements could result in an event of default under the Silicon Valley Bank loan, which, if not cured, could result in the acceleration of this debt.

Based on current operating levels, combined with limited capital resources, financing its operations will require that CSI either complete the merger with Replidyne or raise additional equity or debt capital prior to or during the quarter ending September 30, 2009. If CSI fails to complete the merger with Replidyne or raise sufficient equity or debt capital, management would implement cost reduction measures, including workforce reductions, as well as reductions in overhead costs and capital expenditures. These factors raise substantial doubt about CSI’s ability to continue as a going concern. CSI’s independent registered public accountants have included an explanatory paragraph in their report for CSI’s fiscal year ended June 30, 2008 with respect to CSI’s ability to continue as a going concern.

The reported changes in cash and cash equivalents and investments for the years ended June 30, 2006, 2007 and 2008 and for the three months September 30, 2007 and 2008 are summarized below.

Cash and Cash Equivalents.  Cash and cash equivalents increased by $11.4 million, from $3.3 million at September 30, 2007 to $14.7 million at September 30, 2008. Cash and cash equivalents decreased by $0.3 million, from $7.9 million at June 30, 2007 to $7.6 million at June 30, 2008.

Investments.  Short-term investments decreased by $18.5 million, from $18.5 million at September 30, 2007 to $0 at September 30, 2008. Short-term investments decreased by $11.6 million, from $11.6 million at June 30, 2007 to $0 at June 30, 2008.

CSI’s investments include AAA rated auction rate securities issued primarily by state agencies and backed by student loans substantially guaranteed by the Federal Family Education Loan Program, or FFELP. The federal government insures loans in the FFELP so that lenders are reimbursed at least 97% of the loan’s outstanding principal and accrued interest if a borrower defaults. Approximately 99.2% of the par value of CSI’s auction rate securities is supported by student loan assets that are guaranteed by the federal government under the FFELP.

In February 2008, CSI was informed that there was insufficient demand for auction rate securities, resulting in failed auctions for $23.0 million of its auction rate securities held at June 30, 2008 and September 30, 2008. Currently, these affected securities are not liquid and will not become liquid until a future auction for these investments is successful, they are redeemed by the issuer, they mature, or they are repurchased by UBS. As a result, at June 30, 2008 and September 30, 2008, CSI has classified the fair value of its auction rate securities as a long-term asset. CSI recorded an other-than-temporary impairment loss of $1.3 million relating to its auction rate securities in CSI’s statement of operations for the year ended June 30, 2008 and recorded an unrealized loss of $0.3 million relating to its auction rate securities in CSI’s other comprehensive income (loss) for the three months ended September 30, 2008. CSI determined the fair value of its auction rate securities and quantified the other-than-temporary impairment loss and the unrealized loss with the assistance of ValueKnowledge LLC, an independent third party valuation firm, which utilized various valuation methods and considered, among other factors, estimates of present value of the auction rate securities based upon expected cash flows, the likelihood and potential timing of issuers of the auction rate securities exercising their redemption rights at par value, the likelihood of a return of liquidity to the market for these securities and the potential to sell the securities in secondary markets.

At June 30, 2008, CSI concluded that no weight should be given to the value indicated by the secondary markets for student loan-backed auction rate securities similar to those CSI holds because these markets have very low transaction volumes and consist primarily of private transactions with minimal disclosure, transactions may not be representative of the actions of typically-motivated buyers and sellers and CSI does not currently intend to sell in the secondary markets. However, CSI did consider the secondary markets for certain mortgage-backed securities to estimate the market yields attributable to CSI’s auction rate securities, but determined that these secondary markets do not provide a sufficient basis of comparison for the auction rate securities that CSI holds and, accordingly, attributed no weight to the values of these mortgage-backed securities indicated by the secondary markets.

At June 30, 2008, CSI attributed a weight of 66.7% to estimates of present value of the auction rate securities based upon expected cash flows and a weight of 33.3% to the likelihood and potential timing of issuers of the auction rate securities exercising their redemption rights at par value or willingness of third parties to provide financing in the market against the par value of those securities. The attribution of these weights required the exercise of valuation judgment. A measure of liquidity is available from borrowing, which led to the 33.3% weight attributed to the likelihood and potential timing of issuers of the auction rate securities exercising their redemption rights at par value or the willingness of third parties to provide financing in the market against the par value of those securities. However, borrowing does not eliminate exposure to the risk of holding the securities, so the weight of 66.7% attributed to the present value of the auction rate securities based upon expected cash flows reflects the expectation that the securities are likely to be held for an uncertain period. CSI focused on these methodologies because no certainty exists regarding how the auction rate securities will be eventually converted to cash and these methodologies represent the most likely possible outcomes. To derive estimates of the present value of the auction rate securities based upon expected cash flows, CSI used the securities’ expected annual interest payments, ranging from 2.7% to 4.0% of par value, representing estimated maximum annual rates under the governing documents of the auction rate securities; annual market interest rates, ranging from 4.5% to 5.8%, based on observed traded, state sponsored, taxable certificates rated AAA or lower and issued between June 15 and June 30, 2008; and a range of expected terms to liquidity.

At June 30, 2008, CSI’s weighting of the valuation methods indicates an implied term to liquidity of approximately 3.5 years. The implied term to liquidity of approximately 3.5 years is a result of considering a range in possible timing of the various scenarios that would allow a holder of the auction rate securities to convert the auction rate securities to cash ranging from zero to ten years, with the highest probability assigned to the range of zero to five years. Several sources were consulted but no individual source of information was relied upon to arrive at CSI’s estimate of the range of possible timing to convert the auction rate securities to cash or the implied term to liquidity of approximately 3.5 years. The primary reason for the fair value being less than cost related to a lack of liquidity of the securities, rather than the financial condition and near term prospects of the issuer.

At September 30, 2008, CSI concluded that no weight should be given to the value indicated by the secondary markets for student loan backed auction rate securities similar to those CSI holds because these markets have very low transaction volumes and consist primarily of private transactions with minimal disclosure and transactions may not be representative of the actions of typically-motivated buyers and sellers and CSI does not currently intend to sell in the secondary markets. However, CSI did consider the secondary markets for certain mortgage-backed securities to estimate the market yields attributable to CSI’s auction rate securities, but determined that these secondary markets do not provide a sufficient basis of comparison for the auction rate securities that CSI holds and, accordingly, attributed no weight to the values of these mortgage-backed securities indicated by the secondary markets.

At September 30, 2008, CSI concluded that no weight should be given to the likelihood and potential timing of issuers of the auction rate securities exercising their redemption rights at par value based on low issuer call activity, so CSI attributed a weight of 100.0% to estimates of present value of the auction rate securities based upon expected cash flows. The attribution of weights to the valuation factors required the exercise of valuation judgment. The selection of a weight of 100.0% attributed to the present value of the auction rate securities based upon expected cash flows reflects the expectation, in absence of the Auction Rate Securities Rights Prospectus discussed below, that no certainty exists regarding how the auction rate securities will be eventually converted to cash and this methodology represents the possible outcome. To derive estimates of the present value of the auction rate securities based upon expected cash flows, CSI used the securities’ expected annual interest payments, ranging from 2.1% to 5.4% of par value, representing estimated maximum annual rates under the governing documents of the auction rate securities; annual market interest rates, ranging from 3.9% to 5.4%, based on observed traded, state sponsored, taxable certificates rated AAA or lower and issued between September 29 and September 30, 2008; certain mortgage-backed securities and indices; and a range of expected terms to liquidity.

CSI’s weighting of the valuation methods as of September 30, 2008 indicates an implied term to liquidity of approximately five years in absence of the Auction Rate Securities Rights Prospectus discussed below. The implied term to liquidity of approximately five years is a result of considering a range in possible timing of the various scenarios that would allow a holder of the auction rate securities to convert the auction rate securities to cash ranging from zero to ten years, with the highest probability assigned to five years. UBS issued a comprehensive settlement, which was confirmed by an Auction Rate Securities Rights Prospectus issued by UBS on October 7, 2008, in which there is a possibility of redemption by UBS at par value for the auction rate securities held by CSI between June 30, 2010 and July 2, 2012. Under the comprehensive settlement, UBS has committed to purchase a total of $8.3 billion of auction rate securities at par value from most private clients during the two-year period beginning January 1, 2009. Private clients and charities holding less than $1.0 million in household assets at UBS were able to avail themselves of this relief beginning October 31, 2008. From mid-September 2008, UBS began to provide loans at no cost to its clients for the par value of their auction rate security holdings. In addition, UBS has also committed to provide liquidity solutions to institutional investors and has agreed to purchase all or any of a remaining $10.3 billion in auction rate securities at par value from its institutional clients beginning June 10, 2010. These auction rate security rights are not transferable, tradable or marginable. CSI has not considered the liquidity potentially generated by UBS’s comprehensive settlement or the UBS loan in CSI’s valuation of the 19 auction rate certificates held by CSI because the settlement rights were not enforceable at September 30, 2008. The repurchase arrangement and lending arrangement may represent separate contracts, securities or other assets that have not been considered in the valuation of the auction rate securities.

CSI’s auction rate securities include AAA rated auction rate securities issued primarily by state agencies and backed by student loans substantially guaranteed by the Federal Family Education Loan Program. These auction rate securities continue to be AAA rated auction rate securities subsequent to the failed auctions that began in February 2008.

In addition to the valuation procedures described above, CSI considered (i) its current inability to hold these securities for a period of time sufficient to allow for an unanticipated recovery in fair value based on the company’s current liquidity, history of operating losses, and management’s estimates of required cash for continued product development and sales and marketing expenses, and (ii) failed auctions and the anticipation of continued failed auctions for all of CSI’s auction rate securities.

Based on the factors described above, CSI recorded the entire amount of impairment loss identified for the year ended June 30, 2008 of $1.3 million as other-than-temporary and recorded the decrease in fair value of $0.3 million as an unrealized loss for the three months ended September 30, 2008. CSI did not identify or record any additional realized or unrealized gains or losses for the year ended June 30, 2008 or the three months ended September 30, 2008. CSI will continue to monitor and evaluate the value of its investments each reporting period for further possible impairment or unrealized loss. Although it does not currently intend to do so, CSI may consider selling its auction rate securities in the secondary markets in the future, which may require a sale at a substantial discount to the stated principal value of these securities.

For additional discussion of liquidity issues relating to CSI’s auction rate securities, see “Qualitative and Quantitative Disclosures About Market Risk for CSI.”

Operating Activities.  Net cash used in operating activities was $5.0 million, $12.3 million and $31.9 million in fiscal 2006, 2007 and 2008, respectively, and $8.0 million and $12.0 million for the three months ended September 30, 2007 and 2008, respectively. For fiscal 2006, 2007 and 2008, CSI had a net loss of $4.9 million, $15.6 million and $39.2 million, respectively, and for the three months ended September 30, 2007 and 2008, CSI had a net loss of $7.4 million and $13.7 million, respectively. Changes in working capital accounts also contributed to the net cash used in fiscal 2006, 2007 and 2008 and the three months ended September 30, 2007 and 2008.

Investing Activities.  Net cash used in investing activities was $228,000, $11.9 million and $12.4 million in fiscal 2006, 2007 and 2008, respectively, and $7.0 million and $382,000 for the three months ended September 30, 2007 and 2008, respectively. For the years ended June 30, 2007 and 2008 and three months ended September 30, 2007, CSI purchased investments in the amount of $23.2 million, $31.3 million and $12.7 million, respectively. For the years ended June 30, 2007 and 2008 and three months ended September 30, 2007, CSI sold investments in the amount of $11.8 million, $20.0 million and $5.9 million, respectively. The balance of cash used in investing activities primarily related to the purchase of property and equipment. Purchases of property and equipment used cash of $235,000, $465,000 and $721,000 in fiscal 2006, 2007 and 2008, respectively, and $207,000 and $201,000 in the three months ended September 30, 2007 and 2008, respectively.

Financing Activities.  Net cash provided by financing activities was $5.0 million, $30.5 million and $44.0 million in fiscal 2006, 2007 and 2008, respectively, and $10.4 million and $19.6 million in the three months ended September 30, 2007 and 2008, respectively. Cash provided by financing activities during these periods included:

•	net proceeds from the sale of common stock of $2.3 million in fiscal 2006;

•	proceeds from the issuance of convertible promissory notes of $3.1 million in fiscal 2006;

•	net proceeds from the issuance of convertible preferred stock of $30.3 million in each of fiscal 2007 and 2008 and $10.3 million in the three months ended September 30, 2007;

•	issuance of convertible preferred stock warrants of $1.8 million in fiscal 2007;

•	proceeds from a long-term debt of $16.4 million and $19.6 million during the year ended June 30, 2008 and three months ended September 30, 2008; and

•	exercise of stock options and warrants of $1.9 million during the year ended June 30, 2008.

Cash used in financing activities in these periods included:

•	repayment of a note payable to a stockholder of $350,000 in fiscal 2006;

•	payment of redeemable convertible preferred stock offering costs of $1.8 million in the year ended June 30, 2007; and

•	payment on a loan payable of $4.5 million during the year ended June 30, 2008.

CSI’s future capital requirements will depend on many factors, including its sales growth, market acceptance of its existing and future products, the amount and timing of its research and development expenditures, the timing of its introduction of new products, the expansion of its sales and marketing efforts and working capital needs. CSI expects its long-term liquidity needs to consist primarily of working capital and capital expenditure requirements. Based on current operating levels, combined with limited capital resources, financing CSI’s operations will require that CSI either complete the merger with Replidyne or raise additional equity or debt capital prior to or during the quarter ending September 30, 2009. If the merger is not consummated or CSI is unable to raise additional debt or equity financing on terms acceptable to it, there will continue to be substantial doubt about CSI’s ability to continue as a going concern. If CSI is unable to obtain additional financing or successfully market its products on a timely basis, CSI would need to slow its product development, sales, and marketing efforts and may be unable to continue its operations.

Contractual Cash Obligations.  CSI’s contractual obligations and commercial commitments as of June 30, 2008 are summarized below:

	Payments Due by Period
		Less			More
		Than	1-3	3-5	Than
Contractual Obligations	Total	1 Year	Years	Years	5 Years
	(In thousands)

Operating leases(1)	$2,088	$464	$946	$678	$0
Purchase commitments(2)	5,328	5,328	—	—	—

Total	$7,416	$5,792	$946	$678	$0

(1)	The amounts reflected in the table above for operating leases represent future minimum payments under a non-cancellable operating lease for CSI’s office and production facility along with equipment.

(2)	This amount reflects open purchase orders.

On September 12, 2008, CSI entered into a loan and security agreement with Silicon Valley Bank with maximum available borrowings of $13.5 million. The agreement includes a $3.0 million term loan, a $5.0 million accounts receivable line of credit, and two term loans for an aggregate of $5.5 million that are guaranteed by certain of CSI’s affiliates. As of September 30, 2008, the balance outstanding under the Silicon Valley Bank debt totaled $8.5 million. Repayment terms of these borrowings include $6.1 million due in less than one year, and $2.4 million due in one to three years.

Related Party Transactions

For a description of CSI’s related party transactions, see the discussion under the heading “Related Party Transactions Involving Directors and Officers of the Combined Company.”

Off-Balance Sheet Arrangements

Since inception, CSI has not engaged in any off-balance sheet activities as defined in Item 303(a)(4) of Regulation S-K.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This standard clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing an asset or liability. Additionally, it establishes a fair value hierarchy that prioritizes the information used to develop these assumptions. On February 12, 2008, the FASB issued FASB Staff Position, or FSP, FAS 157-2, Effective Date of FASB Statement No. 157, or FSP FAS 157-2. FSP FAS 157-2 defers the implementation of SFAS No. 157 for certain nonfinancial assets and nonfinancial liabilities. The portion of SFAS No. 157 that has been deferred by FSP FAS 157-2 will be effective for CSI beginning in the first quarter of fiscal year 2010. SFAS No. 157 was adopted for financial assets and liabilities on July 1, 2008, and did not have a material impact on CSI’s financial position or consolidated results of operations during the three months ended September 30, 2008.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. This standard provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 was adopted on July 1, 2008, and did not have a material impact on CSI’s financial position or consolidated results of operations during the three months ended September 30, 2008.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations, and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51. The revised standards continue the movement toward the greater use of fair values in financial reporting. SFAS No. 141(R) will significantly change how business acquisitions are accounted for and will impact financial statements both on the acquisition date and in subsequent periods, including the accounting for contingent consideration. SFAS No. 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS No. 141(R) and SFAS No. 160 are effective for fiscal years beginning on or after December 15, 2008, with SFAS No. 141(R) to be applied prospectively while SFAS No. 160 requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements of SFAS No. 160 shall be applied prospectively. Early adoption is prohibited for both standards. CSI is currently evaluating the impact of these statements but expect that the adoption of SFAS No. 141(R) will have a material impact on how CSI will identify, negotiate and value any future acquisitions and a material impact on how an acquisition will affect CSI’s consolidated financial statements, and that SFAS No. 160 will not have a material impact on CSI’s financial position or consolidated results of operations.

Inflation

CSI does not believe that inflation has had a material impact on its business and operating results during the periods presented.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK FOR CSI

The primary objective of CSI’s investment activities is to preserve CSI’s capital for the purpose of funding operations while at the same time maximizing the income CSI receives from its investments without significantly increasing risk or availability. To achieve these objectives, CSI’s investment policy, as amended in April 2008, allows CSI to maintain a portfolio of cash equivalents and investments in a variety of marketable securities, including money market funds and U.S. government securities. CSI’s cash and cash equivalents as of September 30, 2008 include liquid money market accounts. Due to the short-term nature of these investments, CSI believes that there is no material exposure to interest rate risk.

CSI’s investments include AAA rated auction rate securities issued primarily by state agencies and backed by student loans substantially guaranteed by the Federal Family Education Loan Program, or FFELP. The federal government insures loans in the FFELP so that lenders are reimbursed at least 97% of the loan’s outstanding principal and accrued interest if a borrower defaults. Approximately 99.2% of the par value of CSI’s auction rate securities is supported by student loan assets that are guaranteed by the federal government under the FFELP.

CSI’s auction rate securities are debt instruments with a long-term maturity and with an interest rate that is reset in short intervals, primarily every 28 days, through auctions. The recent conditions in the global credit markets have prevented CSI from liquidating its holdings of auction rate securities because the amount of securities submitted for sale has exceeded the amount of purchase orders for such securities. When auctions for these securities fail, the investments may not be readily convertible to cash until a future auction of these investments is successful or they are redeemed by the issuer or they mature.

In February 2008, CSI was informed that there was insufficient demand for auction rate securities, resulting in failed auctions for $23.0 million of its auction rate securities held at June 30, 2008 and September 30, 2008. Currently, these affected securities are not liquid and will not become liquid until a future auction for these investments is successful, they are redeemed by the issuer, they mature, or they are repurchased by UBS. As a result, at June 30, 2008 and September 30, 2008, CSI has classified the fair value of the auction rate securities as a long-term asset. Starting in February 2008, interest rates on all auction rate securities were reset to temporary predetermined “penalty” or “maximum” rates. These maximum rates are limited to a maximum amount payable over a 12 month period generally equal to a rate based on the trailing 12-month average of 90-day treasury bills, plus 120 basis points. These maximum allowable rates range from 2.7% to 4.0% of par value per year. CSI has collected all interest due on its auction rate securities and have no reason to believe that CSI will not collect all interest due in the future. CSI does not expect to receive the principal associated with its auction rate securities until the earlier of a successful auction, their redemption by the issuer or their maturity. On March 28, 2008, CSI obtained a margin loan from UBS Financial Services, Inc., the entity through which CSI originally purchased its auction rate securities, for up to $12.0 million, which was secured by the $23.0 million par value of CSI’s auction rate securities. The outstanding balance on this loan at June 30, 2008 was $11.9 million. On August 21, 2008, CSI replaced this loan with a margin loan from UBS Bank USA, which increased maximum borrowings available to $23.0 million. This maximum borrowing amount is not set forth in the written agreement for the loan and may be adjusted from time to time by UBS Bank in its sole discretion The margin loan has a floating interest rate equal to 30-day LIBOR, plus 1.0%. The loan is due on demand and UBS Bank will require CSI to repay it in full from the proceeds received from a public equity offering where net proceeds exceed $50.0 million. In addition, if at any time any of CSI’s auction rate securities may be sold, exchanged, redeemed, transferred or otherwise conveyed for no less than their par value, then CSI must immediately effect such a transfer and the proceeds must be used to pay down outstanding borrowings under this loan. The margin requirements are determined by UBS Bank but are not included in the written loan agreement and are therefore subject to change. From August 21, 2008, the date this loan was initially funded, through the date of this proxy statement/prospectus, the margin requirements included maximum borrowings, including interest, of $23.0 million. If these margin requirements are not maintained, UBS Bank may require CSI to make a loan payment in an amount necessary to comply with the applicable margin requirements or demand repayment of the entire outstanding balance. CSI has maintained the margin requirements under the loans from both UBS entities. The outstanding balance on this loan at September 30, 2008 was $22.9 million.

CSI recorded an other-than-temporary impairment loss of $1.3 million relating to its auction rate securities in CSI’s statement of operations for the year ended June 30, 2008 and recorded an unrealized loss of $0.3 million relating to its auction rate securities in CSI’s other comprehensive income (loss) for the three months ended September 30, 2008. CSI determined the fair value of its auction rate securities and quantified the other-than-temporary impairment loss and the unrealized loss with the assistance of ValueKnowledge LLC, an independent third party valuation firm, which utilized various valuation methods and considered, among other factors, estimates of present value of the auction rate securities based upon expected cash flows, the likelihood and potential timing of issuers of the auction rate securities exercising their redemption rights at par value, the likelihood of a return of liquidity to the market for these securities and the potential to sell the securities in secondary markets.

At June 30, 2008, CSI concluded that no weight should be given to the value indicated by the secondary markets for student loan-backed auction rate securities similar to those CSI holds because these markets have very low transaction volumes and consist primarily of private transactions with minimal disclosure, transactions may not be representative of the actions of typically-motivated buyers and sellers and CSI does not currently intend to sell in the secondary markets. However, CSI did consider the secondary markets for certain mortgage-backed securities to estimate the market yields attributable to CSI’s auction rate securities, but determined that these secondary markets do not provide a sufficient basis of comparison for the auction rate securities that CSI holds and, accordingly, attributed no weight to the values of these mortgage-backed securities indicated by the secondary markets.

At June 30, 2008, CSI attributed a weight of 66.7% to estimates of present value of the auction rate securities based upon expected cash flows and a weight of 33.3% to the likelihood and potential timing of issuers of the auction rate securities exercising their redemption rights at par value or willingness of third parties to provide financing in the market against the par value of those securities. The attribution of these weights required the exercise of valuation judgment. A measure of liquidity is available from borrowing, which led to the 33.3% weight attributed to the likelihood and potential timing of issuers of the auction rate securities exercising their redemption rights at par value or the willingness of third parties to provide financing in the market against the par value of those securities. However, borrowing does not eliminate exposure to the risk of holding the securities, so the weight of 66.7% attributed to the present value of the auction rate securities based upon expected cash flows reflects the expectation that the securities are likely to be held for an uncertain period. CSI focused on these methodologies because no certainty exists regarding how the auction rate securities will be eventually converted to cash and these methodologies represent the most likely possible outcomes. To derive estimates of the present value of the auction rate securities based upon expected cash flows, CSI used the securities’ expected annual interest payments, ranging from 2.7% to 4.0% of par value, representing estimated maximum annual rates under the governing documents of the auction rate securities; annual market interest rates, ranging from 4.5% to 5.8%, based on observed traded, state sponsored, taxable certificates rated AAA or lower and issued between June 15 and June 30, 2008; and a range of expected terms to liquidity.

At June 30, 2008, CSI’s weighting of the valuation methods indicates an implied term to liquidity of approximately 3.5 years. The implied term to liquidity of approximately 3.5 years is a result of considering a range in possible timing of the various scenarios that would allow a holder of the auction rate securities to convert the auction rate securities to cash ranging from zero to ten years, with the highest probability assigned to the range of zero to five years. Several sources were consulted but no individual source of information was relied upon to arrive at CSI’s estimate of the range of possible timing to convert the auction rate securities to cash or the implied term to liquidity of approximately 3.5 years. The primary reason for the fair value being less than cost related to a lack of liquidity of the securities, rather than the financial condition and near term prospects of the issuer.

At September 30, 2008, CSI concluded that no weight should be given to the value indicated by the secondary markets for student loan backed auction rate securities similar to those CSI holds because these markets have very low transaction volumes and consist primarily of private transactions with minimal disclosure and transactions may not be representative of the actions of typically-motivated buyers and sellers and CSI does not currently intend to sell in the secondary markets. However, CSI did consider the secondary markets for certain mortgage-backed securities to estimate the market yields attributable to CSI’s auction rate securities, but determined that these secondary markets do not provide a sufficient basis of comparison for the auction rate securities that CSI holds and, accordingly, attributed no weight to the values of these mortgage-backed securities indicated by the secondary markets.

At September 30, 2008, CSI concluded that no weight should be given to the likelihood and potential timing of issuers of the auction rate securities exercising their redemption rights at par value based on low issuer call activity, so CSI attributed a weight of 100.0% to estimates of present value of the auction rate securities based upon expected cash flows. The attribution of weights to the valuation factors required the exercise of valuation judgment. The selection of a weight of 100.0% attributed to the present value of the auction rate securities based upon expected cash flows reflects the expectation, in absence of the Auction Rate Securities Rights Prospectus discussed below, that no certainty exists regarding how the auction rate securities will be eventually converted to cash and this methodology represents the possible outcome. To derive estimates of the present value of the auction rate securities based upon expected cash flows, CSI used the securities’ expected annual interest payments, ranging from 2.1% to 5.4% of par value, representing estimated maximum annual rates under the governing documents of the auction rate securities; annual market interest rates, ranging from 3.9% to 5.4%, based on observed traded, state sponsored, taxable certificates rated AAA or lower and issued between September 29 and September 30, 2008; certain mortgage-backed securities and indices; and a range of expected terms to liquidity.

CSI’s weighting of the valuation methods as of September 30, 2008 indicates an implied term to liquidity of approximately five years in absence of the Auction Rate Securities Rights Prospectus discussed below. The implied term to liquidity of approximately five years is a result of considering a range in possible timing of the various scenarios that would allow a holder of the auction rate securities to convert the auction rate securities to cash ranging from zero to ten years, with the highest probability assigned to five years. UBS issued a comprehensive settlement, which was confirmed by an Auction Rate Securities Rights Prospectus issued by UBS on October 7, 2008, in which there is a possibility of redemption by UBS at par value for the auction rate securities held by CSI between June 30, 2010 and July 2, 2012. Under the comprehensive settlement, UBS has committed to purchase a total of $8.3 billion of auction rate securities at par value from most private clients during the two-year period beginning January 1, 2009. Private clients and charities holding less than $1.0 million in household assets at UBS were able to avail themselves of this relief beginning October 31, 2008. From mid-September 2008, UBS began to provide loans at no cost to its clients for the par value of their auction rate security holdings. In addition, UBS has also committed to provide liquidity solutions to institutional investors and has agreed to purchase all or any of a remaining $10.3 billion in auction rate securities at par value from its institutional clients beginning June 10, 2010. These auction rate security rights are not transferable, tradable or marginable. CSI has not considered the liquidity potentially generated by UBS’s comprehensive settlement or the UBS loan in CSI’s valuation of the 19 auction rate certificates held by CSI because the settlement rights were not enforceable at September 30, 2008. The repurchase arrangement and lending arrangement may represent separate contracts, securities or other assets that have not been considered in the valuation of the auction rate securities.

CSI’s auction rate securities include AAA rated auction rate securities issued primarily by state agencies and backed by student loans substantially guaranteed by the Federal Family Education Loan Program. These auction rate securities continue to be AAA rated auction rate securities subsequent to the failed auctions that began in February 2008.

In addition to the valuation procedures described above, CSI considered (i) its current inability to hold these securities for a period of time sufficient to allow for an unanticipated recovery in fair value based on the company’s current liquidity, history of operating losses, and management’s estimates of required cash for continued product development and sales and marketing expenses, and (ii) failed auctions and the anticipation of continued failed auctions for all of CSI’s auction rate securities.

Based on the factors described above, CSI recorded the entire amount of impairment loss identified for the year ended June 30, 2008 of $1.3 million as other-than-temporary and recorded the decrease in fair value of $0.3 million as an unrealized loss for the three months ended September 30, 2008. CSI did not identify or record any additional realized or unrealized gains or losses for the year ended June 30, 2008 or the three months ended September 30, 2008. CSI will continue to monitor and evaluate the value of its investments each reporting period for further possible impairment or unrealized loss. Although it does not currently intend to do so, CSI may consider selling its auction rate securities in the secondary markets in the future, which may require a sale at a substantial discount to the stated principal value of these securities.

In the event that CSI need to access the funds of its auction rate securities that have experienced insufficient demand at auctions, CSI will not be able to do so without the possible loss of principal, until a future auction for these investments is successful, they are redeemed by the issuer, they mature, or they are repurchased by UBS. If CSI is unable to sell these securities in the market or they are not redeemed, then CSI may be required to hold them to maturity.

CSI CONTROLS AND PROCEDURES

Prior to December 29, 2008, CSI was not subject to the Sarbanes-Oxley Act of 2002. Therefore, CSI’s management did not perform an evaluation of CSI’s disclosure controls and procedures or changes in CSI’s internal control over financial reporting as of September 30, 2008.

MANAGEMENT OF THE COMBINED COMPANY AFTER THE MERGER

Executive Officers and Directors

Resignation of Replidyne’s Current Directors and Termination of Replidyne’s Current Executive Officers

Pursuant to the merger agreement, it is contemplated that all of Replidyne’s current directors except Messrs. Brown and Lawlor will resign, and the employment of all of Replidyne’s current executive officers will be terminated, effective in each case as of the completion of the merger.

Executives Officers and Directors of Replidyne Following the Merger

Replidyne’s board of directors is currently comprised of eight directors and is divided into three classes, with each class serving a staggered three-year term. Prior to the effective time of the merger, the board of directors of Replidyne will increase to nine members and continue to be classified into three classes, with each class serving staggered three-year terms. The restated certificate of incorporation and bylaws of Replidyne provide that the number of directors shall be fixed from time to time by a resolution of the majority of the board of directors. These provisions will remain in effect after completion of the merger.

Pursuant to the merger agreement, prior to closing, Replidyne will take such actions as are necessary to have seven of the nine directors be individuals that have been designated by CSI. It is anticipated that the directors following the merger will be appointed to the three classes of directors as follows:

•	Messrs. Brown, Lawlor and Petrucci would be in the class of directors whose terms expire at the 2009 annual meeting of stockholders.

•	Messrs. Blackey, Friedman and Howe would be in the class of directors whose terms expire at the 2010 annual meeting of stockholders.

•	Messrs. Nelson, Hartzler and Martin would be in the class of directors whose terms expire at the 2011 annual meeting of stockholders.

The following table lists the names and ages as of December 31, 2008, and positions of the individuals who are expected to serve as directors and executive officers of Replidyne upon completion of the merger:

Name	Age	Position

David L. Martin	44	President, Chief Executive Officer and Director
Laurence L. Betterley	54	Chief Financial Officer
James E. Flaherty	55	Chief Administrative Officer and Secretary
John Borrell	41	Vice President of Sales
Brian Doughty	45	Vice President of Marketing
Robert J. Thatcher	54	Executive Vice President
Paul Tyska	51	Vice President of Business Development
Paul Koehn	46	Vice President of Manufacturing
Edward Brown	45	Director
Brent G. Blackey	50	Director
John H. Friedman	55	Director
Geoffrey O. Hartzler	62	Director
Roger J. Howe	65	Director
Augustine Lawlor	52	Director
Glen D. Nelson	71	Director
Gary M. Petrucci	67	Director

David L. Martin, President, Chief Executive Officer and Director.  Mr. Martin has been CSI’s President and Chief Executive Officer since February 2007, and a director since August 2006. Mr. Martin also served as CSI’s Interim Chief Financial Officer from January 2008 to April 2008. Prior to joining CSI, Mr. Martin was Chief Operating Officer of FoxHollow Technologies, Inc. from January 2004 to February 2006, Executive Vice President of Sales and Marketing of FoxHollow Technologies, Inc. from January 2003 to January 2004, Vice President of Global Sales and

International Operations at CardioVention Inc. from October 2001 to May 2002, Vice President of Global Sales for RITA Medical Systems, Inc. from March 2000 to October 2001 and Director of U.S. Sales, Cardiac Surgery for Guidant Corporation from September 1999 to March 2000. Mr. Martin has also held sales and sales management positions for The Procter & Gamble Company and Boston Scientific Corporation. Mr. Martin currently serves as a director of AccessClosure, Inc. and Apieron Inc., two privately-held medical device companies.

Laurence L. Betterley, Chief Financial Officer.  Mr. Betterley joined CSI in April 2008 as its Chief Financial Officer. Previously, Mr. Betterley was Chief Financial Officer at Cima NanoTech, Inc. from May 2007 to April 2008, Senior Vice President and Chief Financial Officer of PLATO Learning, Inc. from June 2004 to January 2007, Senior Vice President and Chief Financial Officer of Diametrics Medical, Inc. from 1996 to 2003, and Chief Financial Officer of Cray Research Inc. from 1994 to 1996.

James E. Flaherty, Chief Administrative Officer and Secretary.  Mr. Flaherty has been CSI’s Chief Administrative Officer since January 14, 2008. Mr. Flaherty was CSI’s Chief Financial Officer from March 2003 to January 14, 2008. As Chief Administrative Officer, Mr. Flaherty reports directly to CSI’s Chief Executive Officer and has responsibility for information technology, facilities, legal matters, financial analysis of business development opportunities and business operations. Mr. Flaherty assisted with CSI’s initial public offering process, including financial matters, and assisted with the transition of CSI’s new Chief Financial Officer. As CSI’s Chief Financial Officer, Mr. Flaherty had primary responsibility for the preparation of historical financial statements, but he no longer has any such responsibility. Prior to joining CSI, Mr. Flaherty served as an independent financial consultant from 2001 to 2003 and Chief Financial Officer of Zomax Incorporated from 1997 to 2001. Mr. Flaherty served as Chief Financial Officer of Racotek, Inc. from 1990 to 1996, of Time Management Corporation from 1986 to 1990, and of Nugget Oil Corp. from 1980 to 1985. Mr. Flaherty was an accountant at Coopers & Lybrand from 1975 to 1980. On June 9, 2005, the Securities and Exchange Commission filed a civil injunctive action charging Zomax Incorporated with violations of federal securities law by filing a materially misstated Form 10-Q for the period ended June 30, 2000. The SEC further charged that in a conference call with analysts, certain of Zomax’s executive officers, including Mr. Flaherty, misrepresented or omitted to state material facts regarding Zomax’s prospects of meeting quarterly revenue and earnings targets, in violation of federal securities law. Without admitting or denying the SEC’s charges, Mr. Flaherty consented to the entry of a court order enjoining him from any violation of certain provisions of federal securities law. In addition, Mr. Flaherty agreed to disgorge $16,770 plus prejudgment interest and pay a $75,000 civil penalty.

John Borrell, Vice President of Sales.  Mr. Borrell joined CSI in July 2006 as Vice President of Sales and Marketing. When Mr. Doughty was named Vice President of Marketing in August 2007, Mr. Borrell became CSI’s Vice President of Sales. Previously, he was employed as Director of Sales of FoxHollow Technologies, Inc. from October 2003 to April 2006. Mr. Borrell has more than 15 years of sales and sales management experience and has held various positions with Novoste Corporation (now NOVT Corporation), Medtronic Vascular, Inc., Heartport, Inc. and Johnson & Johnson.

Brian Doughty, Vice President of Marketing.  Mr. Doughty joined CSI in December 2006 as Director of Marketing and was named Vice President of Marketing in August 2007. Prior to joining CSI, Mr. Doughty was Director of Marketing at EKOS Corporation from February 2005 to December 2006, National Sales Initiatives Manager of FoxHollow Technologies, Inc. from September 2004 to February 2005, National Sales Operations Director at Medtronic from August 2000 to September 2004, and Sales Team Leader for Johnson and Johnson from December 1998 to August 2000. Mr. Doughty has also held sales and sales management positions for Ameritech Information Systems.

Robert J. Thatcher, Executive Vice President.  Mr. Thatcher joined CSI as Senior Vice President of Sales and Marketing in October 2005 and became CSI’s Vice President of Operations in September 2006. Mr. Thatcher became CSI’s Executive Vice President in August 2007. Previously, Mr. Thatcher was Senior Vice President of TriVirix Inc. from October 2003 to October 2005. Mr. Thatcher has more than 29 years of medical device experience in both large and start-up companies. Mr. Thatcher has held various sales management, marketing management and general management positions at Medtronic, Inc., Schneider USA, Inc. (a former division of Pfizer Inc.), Boston Scientific Corporation and several startup companies.

Paul Tyska, Vice President of Business Development.  Mr. Tyska joined CSI in August 2006 as Vice President of Business Development. Previously, Mr. Tyska was employed at FoxHollow Technologies, Inc. since July 2003 where he most recently served as National Sales Director from February 2006 to August 2006. Mr. Tyska has held various positions with Guidant Corporation, CardioThoracic Systems, Inc., W. L. Gore & Associates and ATI Medical Inc.

Paul Koehn, Vice President of Manufacturing.  Mr. Koehn joined CSI in March 2007 as Director of Manufacturing and was promoted to Vice President of Manufacturing in October 2007. Previously, Mr. Koehn was Vice President of Operations for Sewall Gear Manufacturing from 2000 to March 2007 and before joining Sewall Gear, Mr. Koehn held various quality and manufacturing management roles with Dana Corporation.

Brent G. Blackey, Director.  Mr. Blackey has been a member of CSI’s board of directors since 2007. Since 2004, Mr. Blackey has served as the President and Chief Operating Officer for Holiday Companies. Between 2002 and 2004 Mr. Blackey was a Senior Partner at the accounting firm of Ernst & Young LLP. Prior to 2002, Mr. Blackey served most recently as a Senior Partner at the accounting firm of Arthur Anderson LLP. Mr. Blackey serves on the board of directors of Datalink Corporation, and also serves on the Board of Overseers for the University of Minnesota, Carlson School of Management.

Edward Brown, Director.  Mr. Brown has been a member of Replidyne’s board of directors since May 2007. Mr. Brown is a Managing Director at TPG Growth. Prior to joining TPG, Mr. Brown was a Managing Director and co-founder of HealthCare Investment Partners, a private equity fund focused on healthcare investments from June 2004 to June 2007. Before HealthCare Investment Partners, Mr. Brown was a Managing Director in the healthcare group of Credit Suisse Group where he led the firm’s West Coast healthcare effort and was one of the senior partners responsible for the firm’s global life sciences practice. Mr. Brown also serves on the board of directors of Angiotech Pharmaceuticals.

John H. Friedman, Director.  Mr. Friedman has been a member of CSI’s board of directors since 2006. Mr. Friedman is the Managing Partner of the Easton Capital Investment Group, a private equity firm. Prior to founding Easton Capital, Mr. Friedman was the founder and Managing General Partner of Security Pacific Capital Investors, a $200-million private equity fund geared towards expansion financings and recapitalizations, from 1989 to 1992. Prior to joining Security Pacific, Mr. Friedman was a Managing Director and Partner at E.M. Warburg, Pincus & Co., Inc. from 1981 to 1989. Mr. Friedman has also served as a Managing Director of Atrium Capital Corp., an investment firm. Mr. Friedman currently serves on the board of directors of Trellis Bioscience, Inc., Xoft, Inc., Sanarus Inc., Genetix Pharmaceuticals, Inc., PlaySpan Inc. and Experimed Bioscience, Inc., all of which are privately-held companies. Mr. Friedman is also Co-Chairman of the Cold Spring Harbor President’s Council.

Geoffrey O. Hartzler, M.D., Director.  Dr. Hartzler has been a member of CSI’s board of directors since 2002. Dr. Hartzler commenced practice as a cardiologist in 1974, serving from 1980 to 1995 as a Consulting Cardiologist with the Mid America Heart Institute of St. Luke’s Hospital in Kansas City, Missouri. Dr. Hartzler has co-founded three medical product companies including Ventritex Inc. Most recently he served as Chairman of the Board of IntraLuminal Therapeutics, Inc. from 1997 to 2004 and Vice Chairman from 2004 to 2006. Dr. Hartzler has also served as a consultant or director to over a dozen business entities, some of which are medical device companies.

Roger J. Howe, Ph.D., Director.  Dr. Howe has been a member of CSI’s board of directors since 2002. Over the past 22 years, Dr. Howe has founded four successful start-up ventures in the technology, information systems and medical products business sectors. Most recently, Dr. Howe served as Chairman of the Board and Chief Financial Officer of Reliant Technologies, Inc., a medical laser company, from 2001 to 2005. From 1996 to 2001, Dr. Howe served as Chief Executive Officer of Metrix Communications, Inc., a business-to-business software development company that he founded. Dr. Howe currently serves on the boards of directors of Stemedica Cell Technologies, Inc., BioPharma Scientific, Inc., America’s Back & Neck Clinic, Inc. and Reliant Pictures Corporation, all of which are privately-held companies.

Augustine Lawlor, Director.  Mr. Lawlor has been a member of Replidyne’s board of directors since March 2002. Mr. Lawlor is the Managing Partner of HealthCare Ventures LLC, where he was a Managing Director from 2000 to 2007. Mr. Lawlor was previously Chief Operating Officer of LeukoSite, Inc. and has also served as a management consultant with KPMG Peat Marwick. Mr. Lawlor is a member of the board of directors of Human Genome Sciences Inc.

Glen D. Nelson, M.D., Director.  Dr. Nelson has been a member of CSI’s board of directors since 2003 and CSI’s Chairman since August 2007. Dr. Nelson was a member of the board of directors of Medtronic, Inc. from 1980 until 2002. Dr. Nelson joined Medtronic as Executive Vice President in 1986, and he was elected Vice Chairman in 1988, a position held until his retirement in 2002. Before joining Medtronic, Dr. Nelson practiced surgery from 1969 to 1986. Dr. Nelson was Chairman of the Board and Chief Executive Officer of American MedCenters, Inc. from 1984 to 1986. Dr. Nelson also was Chairman, President and Chief Executive Officer of the Park Nicollet Medical Center, a large multi-specialty group practice in Minneapolis, from 1975 to 1986. Dr. Nelson is on the board of directors of DexCom, Inc. and The Travelers Companies, Inc., both publicly-held companies, and also serves as a director for ten private companies.

Gary M. Petrucci, Director.  Mr. Petrucci has been a member of CSI’s board of directors since 1992. Since August 2006, Mr. Petrucci has been Senior Vice President — Investments at UBS Financial Services, Inc. Previously, Mr. Petrucci was an Investment Executive with Piper Jaffray & Co. from 1968 until Piper Jaffray’s retail brokerage unit was sold to UBS Financial Services in August 2006. Mr. Petrucci served on the board of directors of Piper Jaffray & Co. from 1981 to 1995. Mr. Petrucci achieved the Fred Sirianni Award 14 times since the award began 25 years ago honoring the top producing Investment Executive at Piper Jaffray. In January 2005, this award was renamed in his honor. Mr. Petrucci received the 2002 Outstanding Alumni award from St. Cloud State University. Mr. Petrucci is serving as a member on the boards of directors of America’s Back & Neck Clinic, Inc., National Urology Board, Stemedica Cell Technologies, Inc. and the University of Minnesota Landscape Arboretum.

Director Independence

Under applicable Nasdaq rules, a director will only qualify as an “independent director” if, in the determination of Replidyne’s board of directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Of the six current members of the Replidyne board of directors, five have been determined to be independent within the meaning of the applicable Nasdaq rules. In connection with the consummation of the merger, the incumbent directors of Replidyne’s board of directors will take such actions as are necessary to fix the size of the Replidyne board at nine directors. Daniel J. Mitchell, Geoffrey Duyk, M.D., Ph.D., Kirk K. Calhoun and Kenneth J. Collins will tender their resignations effective as of the effective time of the merger and the incumbent board of Replidyne will appoint Brent G. Blackey, John H. Friedman, Geoffrey O. Hartzler, Roger J. Howe, David L. Martin, Glen D. Nelson and Gary M. Petrucci to fill the vacancies created by such resignations and the increase to the size of Replidyne’s board. Prior to appointing these individuals to Replidyne’s board of directors, and before the effectiveness of the resignations of Daniel J. Mitchell, Geoffrey Duyk, M.D., Ph.D., Kirk K. Calhoun and Kenneth J. Collins, the incumbent directors will determine whether the directors to be appointed to such vacancies are independent as defined under the applicable Nasdaq rules. Additionally, the incumbent directors of Replidyne will determine whether those individuals meet the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934. Finally, the incumbent directors of Replidyne will determine whether all of the members of each of the board of directors’ three standing committees will be independent as defined under the applicable Nasdaq rules.

Committees of the Board of Directors

The board of directors of the combined company will have three standing committees: the compensation committee, the audit committee and the nominating and corporate governance committee.

Compensation Committee

The function of the compensation committee of the combined company will be the same as that of the current compensation committee of CSI, as described in “CSI Executive Compensation and Other Information — Compensation Discussion and Analysis — Role of CSI’s Compensation Committee.”

Following completion of the merger, Mr. Friedman, as the chairperson, and Messrs. Howe, Petrucci, and Lawlor are expected to serve on the compensation committee.

Audit Committee

The functions of the audit committee of the combined company will include, among other things: reviewing and pre-approving the engagement of the combined company’s independent registered public accounting firm to perform audit services and any permissible non-audit services; evaluating the qualifications, independence and performance of the combined company’s independent registered public accounting firm; reviewing and monitoring the integrity of the combined company’s financial statements; reviewing and approving all related-party transactions; reviewing with the combined company’s independent registered public accounting firm and management the performance of the internal audit function, financial reporting process, systems of internal controls over financial reporting and disclosure of controls and procedures; and establishing procedures for the receipt, retention and treatment of complaints received by the combined company regarding financial controls, accounting or auditing matters.

Following completion of the merger Mr. Blackey, as the chairperson, and Messrs. Hartzler and Lawlor are expected to serve on the audit committee. It is expected that the board of the combined company will determine that Mr. Blackey is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K.

Nominating and Corporate Governance Committee

The functions of the nominating and corporate governance committee of the combined company will include, among other things: identifying individuals qualified to become members of the board of directors; recommending director nominees for each annual meeting of stockholders and director nominees to fill any vacancies that may occur between meetings of the stockholders; and reviewing and updating the combined company’s corporate governance standards and performing those functions specified therein and in the committee charter.

Following completion of the merger, Mr. Hartzler, as the chairperson, and Messrs. Nelson and Brown are expected to serve on the nominating and corporate governance committee.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

None of the persons who are expected to serve on the compensation committee of the combined company (i) has ever been an officer or employee of either Replidyne or CSI nor any subsidiary of CSI or Replidyne, or (ii) engaged in any related transactions as defined in Item 404(a) of Regulation S-K. None of the individuals that will serve as an executive officer of the combined company served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on Replidyne’s or CSI’s board of directors or compensation committee.

Compensation of Directors

It is currently anticipated that the compensation for the directors of the combined company will be changed to conform with the policy described under “CSI Executive Compensation and Other Information — Compensation of Directors — CSI Director Compensation.”

CSI EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the material elements of the compensation awarded to, earned by or paid to CSI’s Chief Executive Officer, the two individuals who served as CSI’s Chief Financial Officer in fiscal 2008, and the other three most highly compensated executive officers as determined in accordance with SEC rules, who are collectively referred to as the “named executive officers.” This discussion focuses primarily on the fiscal 2008 information contained in the tables and related footnotes and narrative discussion but also describes compensation actions taken during other periods to the extent it enhances the understanding of CSI’s executive compensation disclosure for fiscal 2008. For example, although CSI’s fiscal year ends on June 30 of each year, CSI’s compensation programs have been established on a calendar year basis and, therefore, the discussion below includes information regarding periods before and after the fiscal year. CSI’s board of directors has adopted an interim compensation plan for the six month period ending June 30, 2009 and CSI expects that the compensation program for executive officers of the combined company following the merger will be established on a fiscal year basis. Pursuant to the merger agreement, it is contemplated that the employment of all of Replidyne’s current executive officers will be terminated immediately prior to the completion of the merger, and the current officers of CSI will be appointed as the officers of the combined company and will be subject to the same compensation programs as they were as officers of CSI.

Compensation Objectives and Philosophy

The primary objectives of CSI’s compensation programs are to:

•	attract and retain talented and dedicated executives to manage and lead the company;

•	align the interests of CSI’s executives and stockholders by implementing cash incentive and equity programs designed to reward the achievement of corporate and individual objectives that promote growth in CSI’s business; and

•	motivate individuals to work as a team for the success of the company by fairly recognizing the contributions of each individual, including their experience, abilities and performance, to CSI’s collective success.

To achieve these objectives, CSI’s compensation committee recommends executive compensation packages to CSI’s board of directors that are generally based on a mix of salary, cash incentive payments and equity awards. CSI’s compensation committee has not adopted any formal guidelines for allocating total compensation between equity and cash compensation, but attempts to recommend equity and cash amounts that are competitive with the amounts paid by other growth stage medical device companies. CSI believes that performance and equity-based compensation are important components of the total executive compensation package for maximizing stockholder value while, at the same time, attracting, motivating and retaining high-quality executives.

Setting Executive Compensation

CSI’s compensation committee makes recommendations to CSI’s board of directors regarding the elements of executive compensation, including the level of each element, the mix among the elements and total compensation based upon the objectives and philosophies set forth above. CSI’s compensation committee considers a number of factors, including:

•	each executive’s position within the company and the level of responsibility;

•	the skills and experience required by an executive’s position;

•	the executive’s individual experience and qualifications;

•	the competitive environment for comparable executive talent having similar experience, skills and responsibilities;

•	company performance compared to specific objectives;

•	the executive’s current and historical compensation levels;

•	the executive’s length of service to CSI;

•	compensation equity and consistency across all executive positions; and

•	the executive’s existing holdings and rights to acquire equity.

As a means of assessing the competitive market for executive talent, CSI has consulted with Lyons, Benenson & Company, a third-party compensation consulting firm, on competitive compensation for companies of comparable size and stage of development. Lyons compared executive compensation data of the following companies: ATS Medical, Inc.; Conceptus, Inc.; Cytokinetics, Incorporated; Emisphere Technologies, Inc.; FoxHollow Technologies, Inc.; Geron Corporation; Hansen Medical, Inc.; Lexicon Pharmaceuticals, Inc.; Misonix, Inc.; Nastech Pharmaceutical Company Inc.; Sonus Pharmaceuticals, Inc.; Tanox, Inc.; TanS1 Inc.; Vascular Solutions, Inc.; and XTENT, Inc. CSI’s compensation committee did not consider the compensation paid by any of the individual companies in Lyons’ survey, but instead reviewed the overall results of the survey when considering its recommendations for the compensation of CSI’s executive officers. Although CSI’s compensation committee seeks to recommend executive compensation at levels it believes to be competitive, this is only one factor in the committee’s overall compensation recommendations and is not used as a stand-alone benchmarking tool. CSI will continue to seek information and guidance from a compensation consultant from time to time in the future.

Executive Compensation Components for Fiscal Year 2008

The principal elements of CSI’s executive compensation program for fiscal 2008 were:

•	base salary;

•	annual cash incentive compensation;

•	equity-based compensation, primarily in the form of stock options; and

•	employment benefits and limited perquisites.

In allocating compensation across these elements, CSI’s compensation committee does not follow any strict policy or guidelines. However, consistent with the general compensation objectives and philosophies outlined above, CSI’s compensation committee seeks to place a meaningful percentage of an executive’s compensation at risk based on creating long-term stockholder value. For example, CSI’s compensation committee sets each executive’s annual incentive compensation at a level designed to motivate the executive to achieve goals consistent with CSI’s long term business objectives, typically by establishing annual incentive opportunities ranging from 40% to 100% of the executive’s base salary. CSI’s compensation committee believes this allocation of cash compensation between base salary and annual incentive compensation strikes the appropriate balance between guaranteeing executives an income adequate to satisfy living expenses and providing an incentive for the achievement of CSI’s goals. Equity-based compensation is also compensation at risk, since the equity increases in value only if CSI is successful in achieving CSI’s business goals, and serves to provide an incentive over a longer term. The judgment of CSI’s compensation committee regarding the appropriate mix of compensation elements is also influenced by information they have reviewed as to the allocations made by other medical products companies at a similar stage of development and the experience of the members of CSI’s compensation committee. The fiscal 2008 compensation for CSI’s Chief Financial Officer was determined in the context of negotiating the terms under which he would join CSI as a new employee in April 2008, but CSI’s other named executive officers joined CSI prior to fiscal 2008.

Base Salary

Base salary is an important element of CSI’s executive compensation program as it provides executives with a fixed, regular, non-contingent earnings stream to support annual living and other expenses. As a component of total compensation, CSI generally sets base salaries at levels believed to attract and retain an experienced management team that will successfully grow CSI’s business and create stockholder value. CSI also utilizes base salaries to reward individual performance and contributions to CSI’s overall business objectives, but seeks to do so in a manner that does not detract from the executives’ incentive to realize additional compensation through CSI’s performance-based compensation programs, stock options and restricted stock awards.

CSI’s employment agreement with David Martin provides that his annual base salary for calendar 2007 would be $370,000 and that his base salary for subsequent years shall be determined by the board of directors. CSI offered this amount as part of a package of compensation for Mr. Martin sufficient to induce him to join CSI. The compensation package for Mr. Martin is designed to provide annual cash compensation, including both base salary and potential cash incentive earnings, sufficient to meet his current needs, although less than the annual cash compensation Mr. Martin received at his previous employer and, CSI believes, less than Mr. Martin likely could have obtained with other, more established employers. The equity portion of Mr. Martin’s compensation package, as described below, was designed to provide sufficient potential growth in value to induce Mr. Martin to join CSI despite the lower cash compensation.

CSI paid each of John Borrell and Paul Tyska at an annual base salary rate of $200,000 during calendar 2008, the same base salaries they received in calendar 2007. The base salaries for each of Mr. Borrell and Mr. Tyska were negotiated as part of a compensation packages offered to induce them to join CSI. Mr. Borrell joined CSI in July 2006 as Vice President of Sales and Marketing and Mr. Tyska joined as Vice President of Business Development in August 2006. In each case the base salary was set at an amount that CSI believed to be generally consistent with the base salaries paid by other growth stage medical device companies for similar positions, but substantially less than the total cash compensation each of Mr. Borrell and Mr. Tyska received with their previous employers and, CSI believes, less than each of Mr. Borrell and Mr. Tyska likely could have obtained with other, more established employers. In order to induce Mr. Borrell and Mr. Tyska to accept positions with CSI despite lower base salaries, CSI agreed that each would also have the opportunity to earn performance-based incentive compensation, as described below, as well as equity awards. CSI believed that it was appropriate to make a significant portion of Mr. Borrell’s cash compensation (a higher percentage than most other executives) subject to the achievement of performance objectives because of the particularly important role the Vice President of Sales and Marketing would play in the commercial introduction of CSI’s first product.

Each of Michael J. Kallok and James E. Flaherty has served as an officer prior to fiscal 2007 and their base salary rates are set by CSI’s compensation committee each year.

CSI’s named executive officers received base salary at the calendar 2007 rates for the first and second quarters of fiscal 2008, and effective January 1, 2008, the base salaries for most of CSI’s named executive officers were increased for calendar 2008, which includes the third and fourth quarters of fiscal 2008. The base salary rates for each of CSI’s named executive officers, other than CSI’s Chief Financial Officer, in effect at the end of calendar 2007 and for calendar 2008, and the percentage changes from calendar 2007 to 2008, are set forth below.

	Annual Base Salary Rates
Name	Calendar 2007	Calendar 2008	% Change

David L. Martin	$370,000	$395,000	6.8%
James E. Flaherty	200,000	218,000	9.0
Michael J. Kallok, Ph.D.	250,000	255,000	2.0
John Borrell	200,000	200,000	0
Paul Tyska	200,000	200,000	0

With respect to each increase, CSI’s compensation committee considered the range of compensation it believed to be paid by companies in CSI’s industry at a similar stage of development for the same position, the responsibility of the position as compared to other positions within CSI’s management team, the tenure of the employee with CSI, and cost-of-living adjustments. CSI’s compensation committee did not attempt to assign values to particular elements of performance or the other factors considered and considered all of these factors generally in making its judgment regarding base salaries. CSI did not raise the base salaries of John Borrell or Paul Tyska for calendar 2008 because CSI provides them with additional incentive compensation in the form of monthly sales commissions, as discussed below.

Laurence Betterley commenced employment as CSI’s Chief Financial Officer on April 14, 2008. Pursuant to the terms of his employment agreement, Mr. Betterley receives an annual base salary of $225,000. This base salary was negotiated with Mr. Betterley as part of the compensation package offered to induce him to join CSI. The base salary was set at an amount that CSI believed to be generally consistent with the base salaries paid by other growth stage medical device companies for similar positions.

CSI’s compensation committee will review CSI’s Chief Executive Officer’s salary annually at the end of each calendar year. The committee may recommend adjustments to the Chief Executive Officer’s base salary based upon the committee’s review of his current base salary, incentive cash compensation and equity-based compensation, as well as his performance and comparative market data.

CSI’s compensation committee reviews other executives’ salaries throughout the year, with input from the Chief Executive Officer. The committee may recommend adjustments to each other named executive officer’s base salary based upon the Chief Executive Officer’s recommendation and the reviewed executive’s responsibilities, experience and performance, as well as comparative market data.

In utilizing comparative data, CSI’s compensation committee seeks to recommend salaries for each executive at a level that is appropriate after giving consideration to experience for the relevant position and the executive’s performance. CSI reviews performance for both the company (based upon achievement of strategic initiatives) and each individual executive. Based upon these factors, the committee may recommend adjustments to base salaries to better align individual compensation with comparative market compensation, to provide merit-based increases based upon individual or company achievement, or to account for changes in roles and responsibilities.

Annual Cash Incentive Compensation

Before Mr. Martin joined CSI as Chief Executive Officer CSI generally paid annual bonus compensation to its executive officers based on the executive’s performance during the calendar year, the position and level of responsibility of the executive and the performance of the company, with particular focus on the executive’s contribution to that performance. Because CSI had no revenues, the elements of company performance considered typically included progress in product development and clinical testing and achievement of financing goals. Payments were made based on the evaluation by CSI’s board and compensation committee of a broad range of information relating to individual and company performance rather than the achievement of specific goals. All of CSI’s executive officers were eligible to receive these discretionary annual bonuses, including James E. Flaherty, Michael J. Kallok, John Borrell and Paul Tyska. For the first two quarters of fiscal 2007, the bonus amounts for Messrs. Flaherty and Kallok were determined entirely at the discretion of the board and compensation committee, while the bonus amounts for Messrs. Borrell and Tyska were based upon provisions contained in their employment agreements providing that each executive is entitled to receive incentive pay equal to a designated percentage of his base salary, payable quarterly and based on performance objectives. Under the terms of his employment agreement, Mr. Borrell is eligible to receive a cash bonus up to $200,000 per year based upon quarterly objectives to be determined. Mr. Tyska’s employment agreement provides that he is eligible to participate in a bonus program that is targeted to pay out $100,000 per year based on achieving results based upon agreed-upon objectives.

Shortly after Mr. Martin joined CSI in February 2007 and upon his recommendation, CSI’s compensation committee established an incentive program for calendar 2007, which included the third and fourth quarters of fiscal 2007 and the first two quarters of fiscal 2008, designed to reward named executive officers with quarterly payments for achieving specific individual goals related to financial growth, product development and commercialization and operational improvement.

Under the terms of the incentive program, CSI’s compensation committee set an annual target bonus amount for each officer expressed as a percentage of that officer’s base salary. The percentage assigned to each officer was dependent in part on the position and responsibilities of the officer, and in the case of new hires in fiscal 2007, consistent with prior commitments made to such new hires. For each officer other than the Chief Executive Officer, CSI’s compensation committee delegated to the Chief Executive Officer the authority to set individual quarterly objectives that had to be achieved to earn the bonus. Each officer that achieved the quarterly objectives was entitled to receive partial payment of the annual target amount, typically 25% each quarter. CSI believes that quarterly objectives provide an incentive to maintain the rapid pace of growth of CSI’s business at its current stage.

The objectives reflected specific tasks for which the individual executive was responsible that were consistent with CSI’s overall fiscal year operating plan established by its board of directors. The specific objectives established for each of CSI’s named executive officers for the quarters ended September 30, 2007 and December 31, 2007 are set forth below:

Michael J. Kallok, Ph.D.

Objectives
• Receive 510(k) clearance from the FDA for the Diamondback 360°
• Support sales and marketing field activities

James E. Flaherty

Objectives
• Adequate progress on CSI’s financing plan
• Prepare a new financial model
• Complete Series A-1 and B preferred stock financings

John Borrell

Objectives
• Achieve specified average selling price and customer reorder rates
• Company revenues of at least $800,000
• Achieve specified hiring goals

Paul Tyska

Objectives
• Make adequate progress in strategic projects
• Use of the Diamondback 360° by certain key opinion leaders

At the end of calendar 2007, Mr. Martin and CSI’s compensation committee concluded that each of the executive officers listed above had substantially satisfied all of the objectives and CSI paid the full target bonus amount to each officer for these periods, except for Mr. Borrell, who began to receive sales commissions in lieu of the quarterly incentive compensation following CSI’s limited commercial launch in September 2007. CSI’s compensation committee did not assign values to individual objectives or otherwise quantify the bonus amount payable with respect to any particular objective or group of objectives.

Generally, the objectives required performance at levels intended to positively impact stockholder value and reflect moderately aggressive to aggressive goals that are attainable, but require strong performance. CSI’s Chief Executive Officer and compensation committee retain the discretion to increase or decrease a named executive officer’s quarterly or annual bonus payout to recognize either inferior or superior individual performance in cases where this performance is not fully represented by the achievement or non-achievement of the pre-established objectives. For example, CSI’s compensation committee reserves the right to award an officer 100% of his or her annual target bonus even if that officer had not achieved any quarterly objectives. Neither the Chief Executive Officer nor CSI’s compensation committee exercised discretion to award any bonus with respect to fiscal 2008 in circumstances where applicable performance objectives had not been substantially met.

CSI’s compensation committee evaluated whether the Chief Executive Officer had earned his calendar 2007 annual target bonus amount only at the end of the calendar year based on CSI’s overall progress relative to CSI’s business plan. CSI’s compensation committee did not establish specific individual objectives for Mr. Martin under the incentive program for calendar 2007 because the committee concluded that defining appropriate objectives would be difficult given that Mr. Martin was new in his position. The committee decided that CSI’s overall results would be a more effective indicator of Mr. Martin’s success as Chief Executive Officer than any specific quarterly objectives that might be established for Mr. Martin. Accordingly, shortly after Mr. Martin joined CSI, CSI’s compensation committee agreed, consistent with Mr. Martin’s employment agreement, that Mr. Martin would have the opportunity to earn incentive pay of up to 25% of his base salary at the end of calendar 2007, provided his performance was satisfactory to CSI’s compensation committee. In December 2007, CSI’s compensation committee concluded that Mr. Martin had performed well during calendar 2007 and awarded him a bonus of $92,500, 100% of his target bonus for calendar 2007, which included the first and second quarters of fiscal 2008.

The following sets forth for each of CSI’s named executive officers the target incentive compensation as a percentage of base salary and total incentive plan payments earned in calendar 2007:

		Total Calendar
	Target	2007
	Incentive	Non-Equity
	Compensation	Incentive Plan
Name	as % of Base Salary	Payments

David L. Martin	25%	$92,500
James E. Flaherty(1)	40	77,000
Michael J. Kallok, Ph.D.	40	100,000
John Borrell(2)	100	150,000
Paul Tyska	50	100,000

(1)	Mr. Flaherty’s base salary was raised from $185,000 to $200,000 during calendar 2007. Accordingly, the actual incentive payment he received for calendar 2007 does not reflect 40% of his base salary in effect on December 31, 2007.

(2)	Mr. Borrell received an additional $114,517 in sales commissions for the period commencing with CSI’s limited commercial launch in September 2007 and ending on December 31, 2007.

For David Martin, John Borrell and Paul Tyska the percentage of base salary that would be available as incentive compensation was negotiated as a term of their employment agreements at the time of their joining CSI. For James E. Flaherty and Michael J. Kallok, CSI’s compensation committee determined that 40% of base salary represented an appropriate short term cash incentive, based on the experience and judgment of the members of CSI’s compensation committee. In determining these percentages, CSI’s compensation committee’s philosophy was to reduce fixed compensation costs in favor of variable compensation costs tied to performance, where possible.

In February 2008, CSI’s board adopted a new incentive plan for calendar 2008, which includes the third and fourth quarters of fiscal 2008 and the first two quarters of fiscal 2009. This plan conditions the payment of incentive compensation to all participants, including Mr. Martin, upon CSI’s achievement of revenue and gross margin financial goals. None of CSI’s named executive officers is subject to individual goals under this plan. Under this plan, CSI’s named executive officers are eligible to receive annual cash incentive compensation with target bonus levels ranging from 50%, in the case of CSI’s President and Chief Executive Officer, to 40%, in the case of CSI’s other named executive officers, of their yearly base salaries. Participants are eligible to earn 50% to 150% of their target bonus amount depending upon CSI’s performance relative to the plan criteria; however, in the event of extraordinary revenue performance above the goals set by the board, all of the named executive officers would receive incentive payments greater than 150% of their targets based upon a formula established by the board, with no maximum payout set under the plan. The plan provides for two separate payments to the participants, the first based upon company performance in the first six months of calendar 2008 and the second based upon company performance in the entire calendar year. The plan criteria are the same for all of CSI’s named executive officers. This plan is designed to reward the executive officers for achieving and surpassing the financial goals set by CSI’s compensation committee and board of directors. CSI believes that the financial goals are aggressive but attainable if CSI’s performance is strong.

The annual threshold, target and maximum incentive compensation of CSI’s named executive officers under this new plan are set forth in the “Grants of Plan-Based Awards in Fiscal Year 2008” table on page 195. The target percentages of annual base salary under this new plan are as follows:

Target %
of Annual Base
Name	Salary

David L. Martin	50%
Laurence L. Betterley(1)	40%
James E. Flaherty	40%
Michael J. Kallok, Ph.D.	40%
John Borrell	40%
Paul Tyska	40%

(1)	Mr. Betterley’s actual payment will be adjusted proportionally to reflect his start date of April 14, 2008.

In order for each officer to be eligible to receive a payment for the first six months of calendar 2008, CSI needed to achieve gross margins of at least 50% for that period. If CSI achieved this goal, then upon achievement of the revenue goals set forth below, each of the plan participants was eligible to receive the following percentages of their annual target bonus:

% of
Annual Target
Revenue for the Period of January 1, 2008 — June 30, 2008	Bonus

$10 million	25%
$12 million	50%
Over $12 million	62.5%

Based upon CSI’s achievement of the gross margin goal and revenues in excess of $12 million for this six-month period, on August 29, 2008 CSI made payments under this plan to CSI’s named executive officers equal to 62.5% of their annual target incentive compensation. If CSI meets gross margin and revenue goals for the entire calendar year, CSI will make an additional payment to CSI’s named executive officers following the end of calendar 2008.

In addition to incentives under the new plan, Mr. Borrell receives a monthly sales commission of 0.666% of all sales and Mr. Tyska receives a monthly sales commission of 0.333% of all sales. CSI believes that paying sales commissions to these named executive officers each month of the first full year of CSI’s commercial launch provides them with significant incentives to maximize their efforts to increase CSI’s sales throughout the year.

Stock Option and Other Equity Awards

Consistent with CSI’s compensation philosophies related to performance-based compensation, long-term stockholder value creation and alignment of executive interests with those of stockholders, CSI makes periodic grants of long-term compensation in the form of stock options or restricted stock to CSI’s named executive officers, to CSI’s other executive officers and across CSI’s organization generally.

For CSI’s named executive officers, CSI believes that stock options offer the best incentives and tax attributes (by deferring taxes until the holder is ready to exercise and sell) necessary to motivate and retain them to enhance overall enterprise value.

Stock options provide named executive officers with the opportunity to purchase CSI common stock at a price fixed on the grant date regardless of future market price. A stock option becomes valuable only if CSI common stock price increases above the option exercise price and the holder of the option remains employed during the period required for the option shares to vest. This provides an incentive for an option holder to remain employed by CSI. In addition, stock options link a significant portion of an employee’s compensation to stockholders’ interests by providing an incentive to achieve corporate goals and increase stockholder value.

Under CSI’s 2007 Equity Incentive Plan, CSI may also make grants of restricted stock awards, restricted stock units, performance share awards, performance unit awards and stock appreciation rights to officers and other employees. CSI adopted this plan to give it flexibility in the types of awards that it could grant to its executive officers and other employees.

In connection with the negotiations to hire Mr. Martin, CSI’s Chief Executive Officer, CSI agreed in principle that Mr. Martin would be granted options to purchase a number of shares which, when combined with shares subject to options that he had already received as a board member and consultant, would equal approximately 5.5% of CSI’s then outstanding common stock. CSI’s compensation committee and board of directors believed, based on their collective experience with other medical device companies, that 5.5% was within the range of equity compensation amounts typically granted at the Chief Executive Officer level by companies of comparable size and stage of development. They also believed that equity compensation at 5.5% was a key element necessary to make the entire compensation package offered to Mr. Martin sufficiently attractive to induce him to join CSI.

CSI’s compensation committee consulted Lyons, Benenson & Company, a third-party compensation consulting firm, to determine competitive levels of stock option grants for officers in comparable positions with companies of comparable size and stage of development. Based on the guidance from Lyons and the experience of the members of CSI’s compensation committee, CSI’s compensation committee considered the relative ownership levels of each officer based upon levels prior to a public offering and estimated levels following a public offering and has identified target levels of option grants for each of CSI’s officers. Furthermore, CSI’s compensation committee considered each named executive officer’s role and responsibilities, ability to influence long term value creation, retention and incentive factors and current stock and option holdings at the time of grant, as well as individual performance, which is a significant factor in the committee’s decisions. CSI granted options in fiscal 2008 to each of its officers to bring the total number of shares subject to options held by each such officer, including shares subject to any previously granted options, closer to the levels identified by CSI’s compensation committee as appropriate for that position, while also taking into consideration performance of the officer and the limitations imposed by number of shares authorized for issuance under CSI’s stock option plans. CSI’s compensation committee did not consider specific performance objectives but generally concluded that each of CSI’s executive officers had performed well and deserved option grants intended to move their equity ownership closer to CSI’s compensation committee’s targeted levels. The grants of stock options to purchase 775,000 shares made to CSI’s named executive officers in December 2008 were to vest in full on the third anniversary of the grant date, provided that CSI had completed an initial public offering or a change of control transaction before December 31, 2008. CSI included this vesting restriction on the grants of stock options in order to provide additional incentives to CSI’s named executive officers to complete an initial public offering or complete an alternate transaction that would provide stockholder liquidity. These options have been amended by CSI’s board of directors to provide for vesting of 50% of the options on the first anniversary, and 50% of the options on the second anniversary, of the closing of the merger with Replidyne.

Certain of CSI’s stock option and restricted stock agreements also provide that in the event of a “change of control” (the sale by CSI of substantially all of its assets and the consequent discontinuance of its business, or in the event of a merger, exchange or liquidation of CSI), the vesting of all options and shares of restricted stock will accelerate and the options will be immediately exercisable as of the effective date of the change of control. Excluding the options to purchase 775,000 shares of CSI common stock described in the previous paragraph, CSI’s named executive officers are also the holders of unvested options to purchase 615,166 shares of CSI common stock and 75,000 shares of unvested restricted stock that are subject to a stock option or restricted stock agreement that contains this provision. It is a condition to the closing of the merger that CSI obtain an acknowledgement in a form reasonably acceptable to Replidyne from the holders of these options and shares of restricted stock that the terms of the option or restricted stock agreements related thereto do not provide that the vesting of such securities will accelerate, in whole or in part, in connection with or as a result of the consummation of the merger and the other transactions contemplated by the merger agreement.

From time to time CSI may make one-time grants of stock options or restricted stock to recognize promotion or consistent long-term contribution, or for specific incentive purposes. For example, in fiscal 2008 CSI made a grant of 348,725 vested stock options to Dr. Kallok to replace expired and unexercised options. Dr. Kallok would have been required to expend substantial funds to exercise these options and pay the associated tax liability, but he would not have been able to benefit from liquidity of the exercised shares to cover the exercise price or the tax liability. Dr. Kallok was instrumental in the company’s development and CSI made this replacement grant for retention purposes and to reward Dr. Kallok for his service.

CSI also granted stock options to its named executive officers in connection with their initial employment. In connection with CSI’s negotiations with Mr. Betterley to join CSI as Chief Financial Officer, CSI provided

Mr. Betterley with a grant of 75,000 shares of restricted stock under CSI’s 2007 Equity Incentive Plan, which shares vest ratably in three annual installments, beginning on April 14, 2009. CSI has made grants of restricted stock to various employees under CSI’s 2007 Equity Incentive Plan and Mr. Betterley was CSI’s first named executive officer to receive such a grant. CSI intends to grant restricted stock instead of, or in addition to, stock options to CSI’s executive officers in the future, because CSI can typically use fewer shares from its available pool in making restricted stock grants. CSI believes that restricted stock is as effective as stock options in motivating performance of employees.

CSI has not made any grants of stock options or restricted stock to its named executive officers since the end of fiscal 2008.

Although CSI does not have any detailed stock retention or ownership guidelines, CSI’s board of directors and CSI’s compensation committee generally encourage CSI’s executives to have a financial stake in CSI in order to align the interests of CSI’s stockholders and management, and view stock options as a means of furthering this goal. CSI will continue to evaluate whether to implement a stock ownership policy for its officers and directors.

Additional information regarding the stock option and restricted stock grants made to CSI’s named executive officers for fiscal 2008 is available in the Summary Compensation Table for Fiscal Year 2008 below, and in the Outstanding Equity Awards at Fiscal Year-end for Fiscal Year 2008 Table on page 197.

Limited Perquisites; Other Benefits

It is generally CSI’s policy not to extend significant perquisites to its executives beyond those that are available to its employees generally, such as 401(k) plan, health, dental and life insurance benefits. CSI has given car allowances to certain named executives and moving allowances for executives who have relocated. CSI also pays for housing and related costs for its Chief Executive Officer.

Changes to Compensation for the Six Months Ending June 30, 2009

CSI adopted a new cash incentive plan for the six months ending June 30, 2009. As described above, CSI’s prior cash incentive plans established calendar year incentive periods, and the purpose of the new cash incentive plan is to align the period for CSI’s compensation program with its June 30 fiscal year end.

This plan conditions the payment of incentive compensation to all participants upon CSI’s achievement of revenue and adjusted EBITDA financial goals. Target bonus amounts are split evenly between these two goals. None of the named executive officers is subject to individual goals under this plan. No plan participant will receive a bonus unless CSI achieves certain minimum adjusted EBITDA goals. Target bonus levels as a percentage of base salary for the six-month period are 75% for the President and Chief Executive Officer and 50% for the other named executive officers. Depending upon CSI’s performance against the goals, participants are eligible to earn 50% to 200% of their target bonus amount for adjusted EBITDA and 50% to 150% of their target bonus amount for revenue; however, in the event of extraordinary revenue performance above the goals set by the board, the participants would receive incentive payments greater than 150% of their targets for the revenue goal based upon a formula established by the board, with no maximum payout set under the plan. The plan criteria are the same for all of the named executive officers. This plan is designed to reward the executive officers for achieving and surpassing the financial goals set by the compensation committee and board of directors.

In addition to incentives under the new plan, effective January 1, 2009, John Borrell, CSI’s Vice President of Sales, receives a monthly sales commission of 0.286% of all revenue and Paul Tyska, CSI’s Vice President of Business Development, receives a monthly sales commission of 2.667% of sales of ancillary products (excluding guidewires). Messrs. Borrell and Tyska are both named executive officers. These sales commissions replace the commissions Messrs. Borrell and Tyska were eligible to receive during calendar year 2008.

In addition to the new cash incentive plan, effective January 1, 2009, the base salary rate for Mr. Betterley was increased from $225,000 to $250,000 and the base salary rate for Mr. Flaherty was increased from $218,000 to $233,000. The base salaries of the other named executive officers of CSI did not change.

Role of CSI’s Compensation Committee

CSI’s compensation committee was appointed by CSI’s board of directors, and consists entirely of directors who are “outside directors” for purposes of Section 162(m) and “non-employee directors” for purposes of

Rule 16b-3 under the Exchange Act. CSI’s compensation committee is comprised of Messrs. Petrucci, Howe and Friedman. The functions of CSI’s compensation committee include, among other things:

•	recommending the annual compensation packages, including base salaries, incentive compensation, deferred compensation and stock-based compensation, for CSI’s executive officers;

•	recommending cash incentive compensation plans and deferred compensation plans for CSI’s executive officers, including corporate performance objectives;

•	administering CSI’s stock incentive plans, and subject to board approval in the case of executive officers, approving grants of stock, stock options and other equity awards under such plans;

•	reviewing and making recommendations regarding the terms of employment agreements for CSI’s executive officers;

•	reviewing and discussing the compensation discussion and analysis with management; and

•	preparing CSI’s compensation committee report to be included in CSI’s annual proxy statement.

All compensation committee recommendations regarding compensation to be paid or awarded to CSI’s executive officers are subject to approval by a majority of the independent directors serving on CSI’s board of directors.

CSI’s Chief Executive Officer may not be present during any board or compensation committee voting or deliberations with respect to his compensation. CSI’s Chief Executive Officer may, however, be present during any other voting or deliberations regarding compensation of CSI’s other executive officers, but may not vote on such items of business. In fiscal 2008, CSI’s compensation committee met without the Chief Executive Officer present to review and determine the compensation of CSI’s Chief Executive Officer, with input from him and CSI’s third-party compensation consultant on his annual salary and cash incentive compensation for the year. For all other executive officers in fiscal 2008, CSI’s compensation committee met with CSI’s Chief Executive Officer to consider and determine executive compensation, based on recommendations by CSI’s Chief Executive Officer and CSI’s third-party compensation consultant.

Summary Compensation Table for Fiscal Year 2008

The following table provides information regarding the compensation earned during the fiscal years ended June 30, 2008 and June 30, 2007 by CSI’s Chief Executive Officer, the two individuals who served as CSI’s

Chief Financial Officer during fiscal 2008, and each of CSI’s other three most highly compensated executive officers. CSI refers to these persons as its “named executive officers” elsewhere in this proxy statement/prospectus.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards(1)	Awards(1)	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)

David L. Martin	2008	$377,629	$0	$—	$314,552	$215,928	$94,427	$1,002,536
President and Chief Executive Officer(2)	2007	129,573	0	—	99,108	0	47,653	276,334
Laurence L. Betterley	2008	43,269	0	64,011	—	23,438	0	130,718
Chief Financial Officer(3)
James E. Flaherty	2008	196,853	0	—	81,304	94,500	0	372,657
Chief Administrative Officer and former Chief Financial Officer(4)(5)	2007	166,658	39,562	—	26,179	37,000	0	269,399
Michael J. Kallok, Ph.D.	2008	242,769	0	—	1,686,016	113,750	0	2,042,535
Chief Scientific Officer and former Chief Executive Officer(5)(6)	2007	246,923	50,000	—	49,184	50,000	0	396,107
John Borrell	2008	200,000	0	—	75,773	331,493	7,800	615,066
Vice President of Sales(7)	2007	196,154	0	—	19,729	200,000	7,800	423,683
Paul Tyska	2008	200,000	0	—	54,270	158,429	7,800	420,499
Vice President Business Development(8)	2007	167,692	0	—	12,774	83,333	6,825	270,624

(1)	The value of stock awards and options in this table represent the amounts recognized for financial statement reporting purposes for fiscal 2008 in accordance with FAS 123(R), and thus may include amounts from awards granted in and prior to fiscal 2008. For a discussion of valuation assumptions and additional SFAS No. 123(R) disclosures, see Note 6 to CSI’s consolidated financial statements included elsewhere in this proxy statement/prospectus.

(2)	Mr. Martin commenced employment on February 15, 2007.

The amount under “Non-Equity Incentive Plan Compensation” for Mr. Martin for 2008 consists of (i) incentive compensation of $92,500 paid to Mr. Martin at the end of calendar 2007 to satisfy CSI’s commitment to pay Mr. Martin 25% of his initial base salary of $370,000 under his employment agreement dated December 19, 2006, which award was based upon his performance in the third and fourth quarters of fiscal 2007 and the first and second quarters of fiscal 2008, and (ii) incentive compensation of $123,428 paid for company performance through June 30, 2008 under CSI’s incentive plan for calendar 2008. Any additional amounts earned by Mr. Martin under the calendar 2008 incentive plan will be paid in fiscal 2009. Also see the “Grants of Plan-Based Awards in Fiscal Year 2008” table, which discloses the full potential amounts payable under this plan for calendar 2008.

The amounts under “All Other Compensation” for Mr. Martin (i) for 2008 consist of payments for housing, furniture rental, cleaning and related expenses of $68,499, car and transportation expenses of $17,471, and reimbursement of $8,457 for transportation costs of visits to Minnesota by his family, and (ii) for 2007 consist of payments for housing, moving, furniture rental, cleaning and related expenses of $38,483, car and transportation expenses of $6,794, and reimbursement of $2,376 in legal fees incurred in connection with the negotiation of his employment agreement. CSI provided Mr. Martin with a moving allowance of $40,000 that he used for various of these expenses in fiscal 2007 and fiscal 2008, with approximately $7,327 remaining under this allowance following fiscal 2008.

(3)	Mr. Betterley commenced employment on April 14, 2008.

The amount under “Non-Equity Incentive Plan Compensation” for Mr. Betterley for 2008 consists of incentive compensation paid for company performance through June 30, 2008 under CSI’s incentive plan for calendar 2008. The amount accrued through June 30, 2008 will be paid to Mr. Betterley, along with any additional amounts earned by Mr. Betterley under the calendar 2008 incentive plan will be paid in fiscal 2009. Also see the

‘‘Grants of Plan-Based Awards in Fiscal Year 2008” table, which discloses the full potential amounts payable under this plan for calendar 2008.

(4)	Mr. Flaherty was CSI’s Chief Financial Officer until January 14, 2008, when he became its Chief Administrative Officer. Mr. Martin was appointed CSI’s Interim Chief Financial Officer pending the appointment of CSI’s new Chief Financial Officer in April 2008.

The amount under “Non-Equity Incentive Plan Compensation” for Mr. Flaherty for 2008 consists of (i) incentive compensation of $40,000 paid to Mr. Flaherty for the first and second quarters of fiscal 2008 under CSI’s incentive program for calendar 2007, and (ii) incentive compensation of $54,500 paid for company performance through June 30, 2008 under CSI’s incentive plan for calendar 2008. Any additional amounts earned by Mr. Flaherty under the calendar 2008 incentive plan will be paid in fiscal 2009. Also see the “Grants of Plan-Based Awards in Fiscal Year 2008” table, which discloses the full potential amounts payable under this plan for calendar 2008.

(5)	Cash incentive compensation for each of Messrs. Flaherty and Kallok for performance in the first and second quarters of fiscal 2007 was based entirely upon the discretion of the board and the compensation committee, and the amounts paid are represented in the “Bonus” column. For performance in the third and fourth quarters of fiscal 2007, cash incentive compensation for these named executive officers was based upon specific performance objectives, and the amounts paid are represented in the “Non-Equity Incentive Plan Compensation” column.

(6)	The amount under “Non-Equity Incentive Plan Compensation” for Dr. Kallok for 2008 consists of (i) incentive compensation of $50,000 paid to Dr. Kallok for the first and second quarters of fiscal 2008 under CSI’s incentive program for calendar 2007, and (ii) incentive compensation of $63,750 paid for company performance through June 30, 2008 under CSI’s incentive plan for calendar 2008. Any additional amounts earned by Dr. Kallok under the calendar 2008 incentive plan will be paid in fiscal 2009. Also see the “Grants of Plan-Based Awards in Fiscal Year 2008” table, which discloses the full potential amounts payable under this plan for calendar 2008.

(7)	Mr. Borrell commenced employment on July 1, 2006.

The amount under “Non-Equity Incentive Plan Compensation” for Mr. Borrell for 2008 consists of (i) incentive compensation of $50,000 paid to Mr. Borrell for the first and second quarters of fiscal 2008 under CSI’s incentive program for calendar 2007, (ii) commissions of $231,493 earned in fiscal 2008, and (iii) incentive compensation of $50,000 paid for company performance through June 30, 2008 under CSI’s incentive plan for calendar 2008. Any additional amounts earned by Mr. Borrell under the calendar 2008 incentive plan will be paid in fiscal 2009. Also see the “Grants of Plan-Based Awards in Fiscal Year 2008” table, which discloses the full potential amounts payable under this plan for calendar 2008.

The amounts under “All Other Compensation” for Mr. Borrell consist of a car allowance of $650 per month.

(8)	Mr. Tyska commenced employment on August 23, 2006.

The amount under “Non-Equity Incentive Plan Compensation” for Mr. Tyska for 2008 consists of (i) incentive compensation of $50,000 paid to Mr. Tyska for the first and second quarters of fiscal 2008 under CSI’s incentive program for calendar 2007, (ii) commissions of $58,429 earned in fiscal 2008, and (iii) incentive compensation of $50,000 paid for company performance through June 30, 2008 under CSI’s incentive plan for calendar 2008. Any additional amounts earned by Mr. Tyska under the calendar 2008 incentive plan will be paid in fiscal 2009. Also see the “Grants of Plan-Based Awards in Fiscal Year 2008” table, which discloses the full potential amounts payable under this plan for calendar 2008.

The amounts under “All Other Compensation” for Mr. Tyska consist of a car allowance of $650 per month.

Grants of Plan-Based Awards in Fiscal Year 2008

All stock options granted to CSI’s named executive officers are incentive stock options, to the extent permissible under the Internal Revenue Code of 1986, as amended. The exercise price per share of each stock option granted to CSI’s named executive officers was equal to the fair market value of CSI common stock as determined in good faith by CSI’s board of directors on the date of the grant. The options listed in the table below were granted under CSI’s 2007 Equity Incentive Plan. See “Replidyne Proposal No. 4 — Approval of the Cardiovascular Systems, Inc. 2007 Equity Incentive Plan” for a description of the terms of the 2007 Equity Incentive Plan.

The following table sets forth certain information regarding grants of plan-based awards to CSI’s named executive officers during the fiscal year ended June 30, 2008. CSI omitted columns related to equity incentive plan awards as none of CSI’s named executive officers earned any such awards during fiscal 2008.

					All Other	All Other
					Stock	Option		Grant Date
					Awards:	Awards:		Fair Market
					Number of	Number of	Exercise of	Value of
	Estimated Future Payouts Under				Shares of	Securities	Base Price	Stock and
	Non-Equity Incentive Plan Awards(1)				Stock or	Underlying	of Option	Option
Name	Grant Date	Threshold	Target	Maximum(2)	Units	Options	Awards(3)	Awards(4)

David L. Martin	12/12/07					375,000	$7.86	$1,621,125
	2/13/08	$98,750	$197,500	$296,250	—
Laurence L. Betterley(5)	4/14/08	$45,000	$90,000	$135,000	75,000	—	—	$770,250
James E. Flaherty	8/07/07				—	35,000	$5.11	$110,565
	12/12/07				—	50,000	$7.86	$216,150
	2/13/08	$43,600	$87,200	$130,800
Michael J. Kallok, Ph.D.	12/12/07				—	50,000	$7.86	$216,150
	12/31/07				—	488,215	$7.86	$1,630,150
	2/13/08	$51,000	$102,000	$153,000
John Borrell(6)	8/07/07				—	35,000	$5.11	$110,565
	12/12/07				—	100,000	$7.86	$432,300
	2/13/08	$40,000	$80,000	$120,000
Paul Tyska(7)	8/07/07				—	35,000	$5.11	$110,565
	12/12/07				—	50,000	$7.86	$216,150
	2/13/08	$40,000	$80,000	$120,000

(1)	Amounts in this column represent potential payments under CSI’s incentive plan for calendar 2008, which includes the third and fourth quarters of fiscal 2008 and the first and second quarters of fiscal 2009. See the Summary Compensation Table for the amounts accrued for payments under this plan to CSI’s named executive officers through June 30, 2008.

(2)	The amounts in this column represent the maximum payments based upon revenue and gross margin goals established by CSI’s board of directors. In the event of extraordinary revenue performance above those goals, all of the named executive officers would receive incentive payments greater than these amounts based upon a formula established by the board, with no maximum payout set under the plan.

(3)	See Note 6 to CSI’s consolidated financial statements included elsewhere in this proxy statement/prospectus for a discussion of the methodology for determining the exercise price.

(4)	Reflects the grant date fair market value of stock and option awards granted in fiscal 2008, computed in accordance with SFAS No. 123(R). For a discussion of valuation assumptions, see Note 6 to CSI’s consolidated financial statements included elsewhere in this proxy statement/prospectus.

(5)	Mr. Betterley’s actual incentive compensation will be adjusted proportionally to reflect his start date of April 14, 2008.

(6)	Mr. Borrell will also be paid a sales commission of 0.666% on all sales, to be paid monthly. There are no threshold, target or maximum amounts payable in connection with this sales commission.

(7)	Mr. Tyska will also be paid a sales commission of 0.333% on all sales, to be paid monthly. There are no threshold, target or maximum amounts payable in connection with this sales commission.

Outstanding Equity Awards at Fiscal Year-end for Fiscal Year 2008

The following table sets forth certain information regarding outstanding equity awards held by CSI’s named executive officers as of June 30, 2008.

	Option Awards				Stock Awards
							Equity
							Incentive
						Equity	Plan Awards:
						Incentive	Market or
						Plan Awards:	Payout
						Number of	Value of
		Number of	Number of			Unearned	Unearned
		Securities	Securities			Shares,	Shares,
		Underlying	Underlying			Units or Other	Units or
		Unexercised	Unexercised	Option	Option	Rights that	Other Rights
	Grant	Options	Options	Exercise	Expiration	have not	that have
	Date	Exercisable	Unexercisable	Price(1)	Date	Vested	not Vested

David L. Martin(2)(3)	7/17/06	45,000	65,000	$5.71	7/16/11	—	—
	8/15/06	20,000	40,000	5.71	8/14/11	—	—
	2/15/07	240,000	300,000	5.71	2/14/12	—	—
	6/12/07	46,667	93,333	5.11	6/11/17	—	—
	12/12/07	0	375,000	7.86	12/11/17	—	—

Laurence L. Betterley(4)	4/14/08	—	—	—	—	75,000	$766,601

James E. Flaherty(3)(5)	2/17/04	20,000	0	6.00	2/16/09	—	—
	11/16/04	7,500	0	6.00	11/15/09	—	—
	7/01/05	16,666	8,334	8.00	6/30/10	—	—
	11/08/05	8,000	4,000	8.00	11/7/10	—	—
	12/19/06	4,833	9,667	5.71	12/18/16	—	—
	4/18/07	13,000	26,000	5.71	4/17/17	—	—
	8/07/07	0	35,000	5.11	8/06/17	—	—
	12/12/07	0	50,000	7.86	12/11/17	—	—

Michael J. Kallok, Ph.D.(3)(6)	6/21/04	25,000	0	6.00	2/16/09	—	—
	11/16/04	20,000	0	6.00	11/15/09	—	—
	11/08/05	33,334	16,666	8.00	11/07/10	—	—
	7/17/06	16,666	33,334	5.71	7/16/11	—	—
	12/19/06	33,333	66,667	5.71	12/18/16	—	—
	12/12/07	0	50,000	7.86	12/11/17	—	—
	12/31/07	488,215	0	7.86	12/30/12	—	—

John Borrell(3)(5)	7/17/06	44,000	88,000	5.71	6/30/11	—	—
	12/19/06	2,667	5,333	5.71	12/18/16	—	—
	4/18/07	11,333	22,667	5.71	4/17/17	—	—
	8/07/07	0	35,000	5.11	8/06/17	—	—
	12/12/07	0	100,000	7.86	12/11/17	—	—

Paul Tyska(3)(5)	10/03/06	46,666	93,334	5.71	10/02/11	—	—
	8/07/07	0	35,000	5.11	8/06/17	—	—
	12/12/07	0	50,000	7.86	12/11/17	—	—

(1)	See Note 6 to CSI’s consolidated financial statements included elsewhere in this proxy statement/prospectus for a discussion of the methodology for determining the exercise price.

(2)	The July 2006 options vest at the rate of 5,000 shares per month starting on August 17, 2006. The August 2006 and June 2007 options vest at the rate of one-third per year starting on the first anniversary of the grant date. The February 2007 options vest at the rate of 15,000 shares per month starting March 15, 2007. The December 2007 grant was to vest in full on the third anniversary of the grant date provided that CSI had completed an initial public offering or a change of control transaction before December 31, 2008. The December 2007 options have been amended by CSI’s board of directors to provide for vesting of 50% of the options on the first anniversary, and 50% of the options on the second anniversary, of the closing of the merger.

(3)	Certain of CSI’s stock option agreements provide that in the event of a change of control (the sale by CSI of substantially all of its assets and the consequent discontinuance of its business, or in the event of a merger, exchange or liquidation of CSI), the vesting of all options will accelerate and the options will be immediately exercisable as of the effective date of the change of control. It is a condition to the closing of the merger that CSI obtain an acknowledgement in a form reasonably acceptable to Replidyne from its officers and directors and the holders of 80% of the remainder of these options that the terms of the option agreements related thereto do not provide that the vesting of such securities will accelerate, in whole or in part, in connection with or as a result of the consummation of the merger and the other transactions contemplated by the merger agreement.

(4)	Restricted stock award vests at the rate of one-third per year starting on the first anniversary of the grant date.

(5)	All option awards vest at the rate of one-third per year starting on the first anniversary of the grant date, except for the grants made on December 12, 2007, which were to vest in full on the third anniversary of the grant date provided that CSI had completed an initial public offering or a change of control transaction before December 31, 2008. The December 2007 options have been amended by CSI’s board of directors to provide for vesting of 50% of the options on the first anniversary, and 50% of the options on the second anniversary, of the closing of the merger.

(6)	All option awards received through December 2006 vest at the rate of one-third per year starting on the first anniversary of the grant date. The grant made on December 12, 2007 was to vest in full on the third anniversary of the grant date provided that CSI had completed an initial public offering or a change of control transaction before December 31, 2008. The December 31, 2007 grant vested immediately. The December 12, 2007 options have been amended by CSI’s board of directors to provide for vesting of 50% of the options on the first anniversary, and 50% of the options on the second anniversary, of the closing of the merger. In connection with the proposed separation of Dr. Kallok from CSI and subsequent entry into a consulting agreement, CSI’s board of directors has authorized the amendment of all of Dr. Kallok’s option agreements to provide that (i) such options will not terminate upon the termination of Dr. Kallok’s employment, (ii) to the extent any such option is not fully vested at the time Dr. Kallok’s employment is terminated, vesting will continue during the term of Dr. Kallok’s consulting relationship with CSI, and (iii) the options will terminate on the earlier of the original termination date of each such option, or 36 months following the commencement of Dr. Kallok’s consulting agreement with CSI.

Option Exercises and Stock Vested for Fiscal Year 2008

The following table sets forth certain information regarding option exercises by CSI’s named executive officers during the fiscal year ended June 30, 2008. There was no stock vesting for any of CSI’s named executive officers during the fiscal year ended June 30, 2008.

Option Awards
	Number of Shares	Value Realized on
Name	Acquired on Exercise	Exercise(1)

David L. Martin	70,000	$115,500
Laurence L. Betterley	—	—
James E. Flaherty	40,000	94,284
Michael J. Kallok, Ph.D.	—	—
John Borrell	—	—
Paul Tyska	—	—

(1)	Reflects the aggregate dollar amount realized by the individual upon exercise of the options as determined by multiplying the number of shares acquired on exercise by the difference between the fair market value of the shares on the date of exercise, as determined by CSI’s management and board of directors, and the exercise price of the options.

Potential Payments Upon Termination or Change of Control

The majority of CSI’s stock option agreements provide that in the event of a change of control (the sale by CSI of substantially all of its assets and the consequent discontinuance of its business, or in the event of a merger, exchange or liquidation of CSI), the vesting of all options will accelerate and the options will be immediately exercisable as of the effective date of the change of control. CSI’s restricted stock agreements also provide for the acceleration of vesting as of the effective date of a change of control. CSI estimates the potential value of acceleration of options and restricted stock held by each of CSI’s named executive officers as of June 30, 2008 to be as follows:

Value of Accelerated
Options or
Name	Restricted Stock(1)

David L. Martin	$3,214,862
Laurence L. Betterley	766,601
James E. Flaherty	485,627
Michael J. Kallok, Ph.D.	606,663
John Borrell	939,083
Paul Tyska	718,549

(1)	Reflects the excess of the fair market value of the shares underlying unvested options over the exercise price of such options, or the fair market value of the unvested restricted stock. Fair market value is based upon a per share price of $10.22 as of June 30, 2008, as determined by CSI’s management and board of directors.

Under the terms of the employment agreement with Mr. Martin, CSI will pay Mr. Martin an amount equal to 12 months of his then current base salary and 12 months of CSI’s share of health insurance costs if Mr. Martin is terminated by CSI without cause, or if Mr. Martin terminates his employment for good reason, as defined in the agreement. “Good reason” is generally defined as the assignment of job responsibilities to Mr. Martin that are not comparable in status or responsibility to those job responsibilities set forth in the agreement, a reduction in Mr. Martin’s base salary without his consent, or CSI’s failure to provide Mr. Martin the benefits promised under his employment agreement. As a condition to receiving his severance benefits, Mr. Martin is required to execute a release of claims agreement in favor of CSI.

Under the terms of the employment agreement with Mr. Betterley, CSI will pay Mr. Betterley an amount equal to 12 months of his then current base salary and 12 months of CSI’s share of health insurance costs if Mr. Betterley is terminated by CSI without cause, or if Mr. Betterley terminates his employment for good reason, as defined in the agreement. “Good reason” is generally defined as the assignment of job responsibilities to Mr. Betterley that are not comparable in status or responsibility to those job responsibilities set forth in the agreement, a reduction in Mr. Betterley’s base salary without his consent, or CSI’s failure to provide Mr. Betterley the benefits promised under his employment agreement. As a condition to receiving his severance benefits, Mr. Betterley is required to execute a release of claims agreement in favor of CSI. Mr. Betterley must have been continuously employed by CSI for six months to be eligible to receive any severance benefits.

Under the terms of the employment agreement with Dr. Kallok, CSI will pay Dr. Kallok an amount equal to 12 months of his then current base salary, 12 months of CSI’s share of health insurance costs and the greater of his prior year bonus or current bonus, as adjusted per terms of the agreement if Dr. Kallok is terminated by CSI without cause, or if Dr. Kallok terminates his employment for good reason, as defined in the agreement. “Good reason” is generally defined as the assignment of job responsibilities to Dr. Kallok that are not comparable in status or responsibility to those job responsibilities set forth in the agreement, a reduction in Dr. Kallok’s base salary without his consent, or CSI’s failure to provide Dr. Kallok the benefits promised under his employment agreement. As a condition to receiving his severance benefits, Dr. Kallok is required to execute a release of claims agreement in favor of CSI.

CSI agreed to the payment of severance benefits in the employment agreements with Mr. Martin, Mr. Betterley and Dr. Kallok because they each requested these severance benefits and CSI believed it was necessary to provide such benefits in order to obtain the agreements with them. CSI believes that other medical device manufacturers provide substantially similar severance benefits to their senior officers and that providing severance benefits to

CSI’s Chief Executive Officer and Chief Financial Officer is therefore consistent with market practices. CSI believes that such benefits are reasonable to protect the Chief Executive Officer and Chief Financial Officer against the risk of having no compensation while they seek alternative employment following a termination of their employment with CSI. The terms of the severance provisions for Mr. Martin and Mr. Betterley, on the one hand, and Dr. Kallok, on the other hand, vary in certain respects because Dr. Kallok’s agreement was negotiated in May 2003 before CSI had formed a compensation committee and when the composition of the board was different than the current board, and Mr. Martin’s agreement was negotiated in December 2006 and Mr. Betterley’s agreement was negotiated in April 2008.

The following table shows as of June 30, 2008 the potential payments upon termination by CSI without cause or by the employee for good reason for Messrs. Martin and Kallok:

	12 Months	12 Months Health
Name	Base Salary	Insurance Costs	Bonus	Total

David L. Martin	$395,000	$12,000	$0	$407,000
Michael J. Kallok, Ph.D.	255,000	12,000	100,000	367,000

Mr. Betterley joined CSI on April 14, 2008 and, therefore, was not employed by CSI for at least six months at June 30, 2008. Accordingly, he would have received no termination payments at that time.

It is expected that CSI and Dr. Kallok will negotiate and enter into a separation agreement pursuant to which Dr. Kallok will resign his positions as an officer and director of CSI, and that the parties will subsequently enter into a consulting agreement. The terms of such separation agreement have not yet been determined, but it is expected that Dr. Kallok will not serve as an officer or director of the combined company.

Compensation of Directors

CSI Director Compensation

The non-employee members of CSI’s board of directors are reimbursed for travel, lodging and other reasonable expenses incurred in attending board or committee meetings. Upon initial election to CSI’s board of directors, each non-employee director has been granted an option to purchase 60,000 shares of CSI common stock. In subsequent years, each non-employee director has received an annual stock option grant to purchase a quantity of CSI common stock that is determined by CSI’s board of directors on an annual basis. For fiscal year 2008, each of CSI’s non-employee directors was granted options to purchase 30,000 shares of CSI common stock. CSI’s board has, in the past, granted additional options to CSI’s board chairman and each of CSI’s committee chairs for services in those capacities. In addition, certain directors received additional grants in fiscal 2008 as described in the footnotes to the CSI director compensation table below.

CSI’s board of directors has adopted a director compensation plan to become effective upon the completion of the merger, which plan is expected to be adopted by the board of directors of the combined company following the merger. For the six month period ending June 30, 2009, each former CSI non-employee director of the combined company will receive the following compensation:

•	$20,000 for service as a board member;

•	$10,000 for service as a chairman of a board committee;

•	$5,000 for service as a member of a board committee;

•	$1,200 per board or committee meeting attended in the event more than six of each such meetings are held during the period; and

•	a restricted stock unit award with a value of $50,000, to be granted following the completion of the merger, and payable in cash beginning six months after the termination of the director’s board membership.

For the twelve month period ending June 30, 2010, each non-employee director of the combined company will receive the following compensation:

•	$40,000 for service as a board member;

•	$20,000 for service as a chairman of a board committee;

•	$10,000 for service as a member of a board committee;

•	$1,200 per board or committee meeting attended in the event more than 12 of each such meeting are held during the period; and

•	a restricted stock unit award with a value of $100,000, to be granted following completion of the audit of the combined company’s financial statements for the year ending June 30, 2010, and payable in cash beginning six months after the termination of the director’s board membership.

Replidyne Director Compensation

Director Cash Compensation

In April 2006, Replidyne’s board of directors adopted a compensation program for non-employee directors. This compensation program became effective immediately upon the closing of Replidyne’s initial public offering in 2006. Pursuant to this program, each member of Replidyne’s board of directors who is not a Replidyne employee receives the following cash compensation for board services, as applicable:

•	$17,500 per year for service as a board member;

•	$7,500 per year for service as chairman of Replidyne’s audit committee;

•	$2,500 per year for service as chairman of Replidyne’s compensation committee or nominating and corporate governance committee;

•	$1,500 for each board meeting attended in person ($750 for meetings attended by video or telephone conference);

•	$1,500 for each audit or compensation committee meeting attended by the chairman of such committee in person ($750 for meetings attended by video or telephone conference); and

•	$1,000 for each committee meeting attended in person by members who are not chairman of such committee ($500 for meetings attended by video or telephone conference).

Annual payments are made on the date of the Replidyne’s annual meeting of stockholders as a retainer fee. Per-meeting payments are made for meetings actually attended during the fiscal year. Per-meeting payments were made in 2006 for all meetings occurring after the date of the closing of Replidyne’s initial public offering in 2006.

Replidyne has reimbursed and will continue to reimburse its non-employee directors for their reasonable expenses incurred in attending meetings of Replidyne’s board of directors and committees of Replidyne’s board of directors.

Director Equity Compensation

Members of Replidyne’s board of directors who are not Replidyne employees receive non-statutory stock options under the terms of a Non-Discretionary Grant Program contained in Replidyne’s 2006 Equity Incentive Plan. Upon initially joining Replidyne’s board of directors, each non-employee director is automatically granted a non-statutory stock option to purchase 16,313 shares of Replidyne common stock with an exercise price equal to the then fair market value of Replidyne common stock. On the date of each annual meeting of Replidyne stockholders, each non-employee director who has served as a non-employee director for at least six months prior to that annual meeting will automatically be granted a non-statutory stock option to purchase 8,156 shares of Replidyne common stock on that date with an exercise price equal to the then fair market value of Replidyne common stock. Initial grants vest over three years with 33.33% of the shares vesting one year from the date of grant and the remaining shares vesting in equal monthly installments over the next 24 months. Automatic annual grants vest on the first anniversary of the date of grant. All stock options granted under Replidyne’s 2006 Equity Incentive Plan have a term of 10 years. In the event of certain significant corporate transactions constituting a change in control, the vesting of stock awards granted under the Non-Discretionary Grant Program will automatically accelerate in full, unless provided otherwise in an applicable award agreement.

Director Compensation Table: Combined Company Directors for CSI

The following table shows for the fiscal year ended June 30, 2008 certain information with respect to the compensation of all non-employee directors of CSI that are expected to serve as non-employee directors of the combined company following the merger:

Option
Name	Awards(1)(2)(3)

Brent G. Blackey(4)	$109,337
John H. Friedman(5)	137,051
Geoffrey O. Hartzler, M.D.(5)(6)	506,398
Roger J. Howe, Ph.D.(5)(7)	768,522
Glen D. Nelson, M.D.(5)	125,002
Gary M. Petrucci(5)(8)	1,408,858

(1)	The value of options in this table represent the amounts recognized for financial statement reporting purposes for fiscal 2008 in accordance with FAS 123(R), and thus may include amounts from awards granted in and prior to fiscal 2008. For a discussion of valuation assumptions and additional SFAS No. 123(R) disclosures, see Note 6 to CSI’s consolidated financial statements included elsewhere in this proxy statement/prospectus.

(2)	Certain of CSI’s stock option agreements provide that in the event of a change of control (the sale by CSI of substantially all of its assets and the consequent discontinuance of its business, or in the event of a merger, exchange or liquidation of CSI), the vesting of all options will accelerate and the options will be immediately exercisable as of the effective date of the change of control. It is a condition to the closing of the merger that CSI obtain an acknowledgement in a form reasonably acceptable to Replidyne from its officers and directors and the holders of 80% of the remainder of these options that the terms of the option agreements related thereto do not provide that the vesting of such securities will accelerate, in whole or in part, in connection with or as a result of the consummation of the merger and the other transactions contemplated by the merger agreement.

(3)	The aggregate number of shares subject to outstanding option awards held by each of the directors listed in the table above as of June 30, 2008 was as follows: Mr. Blackey — 70,000 shares; Mr. Friedman — 90,000 shares; Dr. Hartzler — 199,809 shares; Dr. Howe — 272,775 shares; Dr. Nelson — 135,000 shares; and Mr. Petrucci — 476,161 shares.

(4)	In connection with his initial election to CSI’s board of directors, Mr. Blackey was granted a ten-year option to purchase 60,000 shares of CSI common stock at $5.11 per share on October 9, 2007, such option to vest one-third on each of the first three anniversaries of the date of grant. Mr. Blackey was also granted an immediately vested ten-year option to purchase 10,000 shares of CSI common stock at $5.11 in connection with his appointment as chairman of CSI’s audit committee. The grant date fair value of the option awards granted to Mr. Blackey, computed in accordance with SFAS No. 123(R), was $312,130.

(5)	As compensation for their continued board service, on October 9, 2007 and November 13, 2007 each of Messrs. Friedman, Howe and Petrucci was granted options to purchase 6,680 shares of CSI common stock at $5.11 per share and 23,320 shares of CSI common stock at $7.36 per share, respectively, and each of Messrs. Hartzler and Nelson was granted options to purchase 6,681 shares of CSI common stock at $5.11 per share and 23,319 shares of CSI common stock at $7.36 per share, respectively. On November 13, 2007, Mr. Petrucci was granted an option to purchase an additional 15,000 shares at $7.36 per share in connection with his service as chairman of CSI’s board. The grant date fair value of the option award granted to each of Messrs. Friedman, Hartzler, Howe and Nelson, computed in accordance with SFAS No. 123(R), was $125,002. The grant date fair value of the option award granted to Mr. Petrucci, computed in accordance with SFAS No. 123(R), was $1,408,858. The options held by Mr. Friedman are held for the benefit of Easton Capital Partners, LP and Easton Hunt Capital Partners, L.P.

(6)	On February 14, 2008, Dr. Hartzler was granted a five-year option to purchase 114,809 shares of CSI common stock at $9.04 per share to replace an expired and unexercised option. The grant date fair value of this option award, computed in accordance with SFAS No. 123(R), was $381,395.

(7)	On December 31, 2007, Dr. Howe was granted a five-year option to purchase 187,775 shares of CSI common stock at $7.86 per share to replace an expired and unexercised option. The grant date fair value of this option award, computed in accordance with SFAS No. 123(R), was $626,981.

(8)	On December 31, 2007, Mr. Petrucci was granted a five-year option to purchase 366,161 shares of CSI common stock at $7.86 per share to replace an expired and unexercised option. The grant date fair value of this option award, computed in accordance with SFAS No. 123(R), was $1,222,612.

Director Compensation Table: Combined Company Directors for Replidyne

The following table shows for the fiscal year ended December 31, 2007 certain information with respect to the compensation of all non-employee directors of Replidyne that are expected to serve as non-employee directors of the combined company following the merger:

	Fees Earned or	Option
Name	Paid in Cash	Awards(1)(2)	Total

Edward Brown	$21,250	$18,235	$39,485
Augustine Lawlor	$29,500	$42,837	$72,337

(1)	The full grant date fair value of the awards reported in this column, as calculated under FAS 123R for financial reporting purposes, is equal to $39,635 with respect to the award made to Mr. Brown and $59,513 with respect to the award made to Mr. Lawlor. See Note 2 to Replidyne’s financial statements included elsewhere in this proxy statement/prospectus and the discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations for Replidyne.”

(2)	As of December 31, 2007, Mr. Brown had 16,313 shares subject to stock option awards outstanding, and Mr. Lawlor had 24,469 shares subject to stock option awards outstanding.

REPLIDYNE SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Replidyne’s common stock as of December 31, 2008 for:

•	each person, or group of affiliated persons, known by Replidyne to beneficially own more than 5% of Replidyne’s common stock;

•	each of Replidyne’s named executive officers;

•	each of Replidyne’s directors; and

•	all of Replidyne’s executive officers and directors as a group.

The percentage ownership information shown in the table is based upon 27,114,741 shares of common stock outstanding as of December 31, 2008.

This table is based upon information supplied by officers, directors and principal stockholders of Replidyne and Schedules 13D and 13G filed with the Securities and Exchange Commission. Replidyne has determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before March 1, 2009, which is 60 days after December 31, 2008. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to the voting agreements with CSI and applicable community property laws.

Unless otherwise noted below, the address for each person or entity listed in the table is c/o Replidyne, Inc., 1450 Infinite Drive, Louisville, Colorado 80027.

		Percentage of
	Number of Shares	Shares Beneficially
Beneficial Owner	Beneficially Owned	Owned(1)

Named Executive Officers and Directors
Edward Brown(2)(20)	190,027	*
Kenneth J. Collins(3)	730,154	2.6%
Kirk K. Calhoun(4)	24,469	*
Geoffrey Duyk, M.D., Ph.D.(5)(20)	2,775,570	10.2%
Augustine Lawlor(6)(15)	4,381,725	16.2%
Daniel J. Mitchell(7)(19)	1,570,741	5.8%
Roger M. Echols, M.D.(8)	247,079	*
Nebojsa Janjic, Ph.D.(9)	518,560	1.9%
Peter W. Letendre, Pharm.D.(10)	300,513	1.1%
Mark Smith(11)	184,989	*
All Directors and Executive Officers as a Group (8 individuals)(12)	10,071,205	36.3%

		Percentage of
	Number of Shares	Shares Beneficially
Beneficial Owner	Beneficially Owned	Owned(1)

5% Stockholders
D. E. Shaw Valence Portfolios, L.L.C. and its affiliates	2,408,489	8.9%
120 W. 45th Street, Tower 45, 39th Floor New York, NY 10036(13)
Duquesne Capital Management LLC and its affiliates	1,383,918	5.1%
2579 Washington Road, Suite 322 Pittsburgh, PA 15241(14)
HealthCare Ventures VI, L.P.	4,359,069	16.1%
44 Nassau Street Princeton, NJ 08542(15)
Morgenthaler Partners VII, L.P.	2,344,546	8.6%
50 Public Square, Suite 2700 Cleveland, OH 44113(16)
Perseus-Soros BioPharmaceutical Fund, LP	1,487,808	5.5%
888 Seventh Avenue, 30th Floor New York, NY 10106(17)
RRC Management LLC and its affiliates	1,391,455	5.1%
217R Concord Avenue
Cambridge, MA 01238(18)
Sequel Limited Partnership III and its affiliates	1,459,459	5.4%
4430 Arapahoe Avenue, Suite 220 Boulder, CO 80303(19)
Tarrant Capital Advisors, Inc. and its affiliates	2,752,914	10.2%
301 Commerce Street, Suite 3300 Fort Worth, TX 76102(20)

*	Less than 1% of the outstanding shares.

(1)	Based on 27,114,741 shares of common stock outstanding as of December 31, 2008. Unless otherwise indicated, each person or entity listed has sole investment and voting power with respect to the shares listed.

(2)	Includes 9,516 shares Mr. Brown has the right to acquire within 60 days of December 31, 2008 through the exercise of vested options.

(3)	Includes 199,978 shares Mr. Collins has the right to acquire within 60 days of December 31, 2008 through the exercise of vested options, and 25,488 shares held by Ryan D. Collins and 25,488 shares held by Brendan C. Collins, of which Mr. Collins is custodian.

(4)	Includes 24,469 shares Mr. Calhoun has the right to acquire within 60 days of December 31, 2008 through the exercise of vested options.

(5)	Includes 22,656 shares Dr. Duyk has the right to acquire within 60 days of December 31, 2008 through the exercise of vested options.

(6)	Includes 22,656 shares Mr. Lawlor has the right to acquire within 60 days of December 31, 2008 through the exercise of vested options.

(7)	Includes 22,656 shares Mr. Mitchell has the right to acquire within 60 days of December 31, 2008 through the exercise of vested options, and 88,626 shares held by The Daniel J. Mitchell Trust, of which Mr. Mitchell is Trustee.

(8)	Includes 200,122 shares Dr. Echols has the right to acquire within 60 days of December 31, 2008 through the exercise of vested options. Dr. Echols ceased serving as an officer of Replidyne as of May 1, 2008.

(9)	Includes 120,927 shares Dr. Janjic has the right to acquire within 60 days of December 31, 2008 through the exercise of vested options. Dr. Janjic ceased serving as an officer of Replidyne as of December 8, 2008.

(10)	Includes 294,334 shares Dr. Letendre has the right to acquire within 60 days of December 31, 2008 through the exercise of vested options. Dr. Letendre ceased serving as an officer of Replidyne as of April 15, 2008.

(11)	Includes 184,989 shares Mr. Smith has the right to acquire within 60 days of December 31, 2008 through the exercise of vested options.

(12)	Includes shares, options and warrants described in the notes above, as applicable, and held by Replidyne’s directors and executive officers. Includes an aggregate of 630,192 shares subject to vesting conditions of unexercised stock options held by Replidyne’s directors and executive officers that vest on or prior to March 1, 2009.

(13)	By virtue of David E. Shaw’s position as President and sole shareholder of D. E. Shaw & Co., Inc., which is the general partner of D. E. Shaw & Co., L.P., which in turn is the managing member and investment adviser of D. E. Shaw Valence Portfolios, L.L.C., David E. Shaw may be deemed to have the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, these shares and, therefore, David E. Shaw may be deemed to be the beneficial owner of such shares. David E. Shaw disclaims beneficial ownership of such shares.

(14)	Includes 1,097,509 shares held by Windmill Master Fund, L.P., 240,681 shares held by Juggernaut Fund, L.P. and 45,728 shares held by Iron City Fund, Ltd. The Chairman and Chief Executive Officer of Duquesne Capital Management LLC, Stanley F. Druckenmiller, possesses voting and investment authority over these shares.

(15)	Includes 746,707 shares held by HealthCare Ventures VIII, L.P. HealthCare Ventures VI, L.P. disclaims beneficial ownership of those shares owned by HealthCare Ventures VIII, L.P. Mr. Lawlor is a general partner of HealthCare Partners VI, L.P. which is the general partner of HealthCare Ventures VI, L.P. Mr. Lawlor shares voting and investment authority over the shares held by HealthCare Ventures VI, L.P. with Eric Aguiar, James Cavanaugh, William Crouse, John Littlechild, Christopher Mirabelli and Harold Werner. Mr. Lawlor is also a managing director of HealthCare Partners VIII LLC which is the general partner of HealthCare Partners VIII, L.P. which is the general partner of HealthCare Ventures VIII, L.P. Mr. Lawlor shares voting and investment authority over the shares held by HealthCare Ventures VIII, L.P. with Eric Aguiar, James Cavanaugh, John Littlechild, Christopher Mirabelli and Harold Werner. Mr. Lawlor disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest in these securities.

(16)	Includes 16,311 shares that Morgenthaler Partners VII, L.P. has the right to acquire from Replidyne within 60 days of December 31, 2008 pursuant to the exercise of outstanding warrants. Morgenthaler Management Partners VII, LLC is the managing general partner of Morgenthaler Partners VII, L.P. The managing members of Morgenthaler Management Partners VII, LLC, Robert C. Bellas, Jr., Theodore A. Laufik, Gary R. Little, John D. Lutsi, Gary J. Morgenthaler, Robert D. Pavey, G. Gary Shaffer and Peter G. Taft, share voting and investment authority over these shares.

(17)	Perseus-Soros Partners, LLC is the general partner of the Perseus-Soros BioPharmaceutical Fund, LP. Perseus BioTech Fund Partners, LLC and SFM Participation, L.P. are the managing members of Perseus-Soros Partners, LLC. Perseuspur, LLC is the managing member of Perseus BioTech Fund Partners, LLC. Frank Pearl is the sole member of Perseuspur, LLC and in such capacity may be deemed a beneficial owner of securities held for the account of the Perseus-Soros BioPharmaceutical Fund, LP. SFM AH, LLC is the general partner of SFM Participation, L.P. The sole managing member of SFM AH, LLC is Soros Fund Management LLC. George Soros is the Chairman of Soros Fund Management LLC and in such capacity may be deemed a beneficial owner of securities held for the account of the Perseus-Soros BioPharmaceutical Fund, LP.

(18)	James A. Silverman (the Manager) is the manager of RRC Management, LLC (Capital), which is the sole general partner of RRC Bio Fund, L.P. (the Fund). The Manager is also the president of Risk Reward Capital Management, Inc. (Risk Reward), which serves as investment adviser to a number of discretionary accounts. The Manager beneficially owns 1,391,455 of the shares, the Fund and Capital each beneficially own 1,005,000 of the shares, and Risk Reward beneficially owns 386,455 of the shares.

(19)	Includes 39,240 shares held by Sequel Entrepreneurs’ Fund III, L.P. Also includes 8,154 shares that Sequel Limited Partnership III and Sequel Entrepreneurs’ Fund III, L.P. have the right to acquire from Replidyne within 60 days of December 31, 2008 pursuant to the exercise of outstanding warrants. Sequel Venture Partners III, L.L.C. is the general partner of Sequel Limited Partnership III and Sequel Entrepreneurs’ Fund III, L.P. The managers of Sequel Venture Partners III, L.L.C., Daniel Mitchell, Timothy Connor, Thomas Washing, John Greff and Kinney Johnson, share voting and investment authority over these shares. Each of Sequel Venture Partners III, L.L.C. and its managers (including Mr. Mitchell) disclaim beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

(20)	Tarrant Capital Advisors, Inc. (Tarrant) is the sole shareholder of Tarrant Advisors, Inc., which is the general partner of TPG Ventures Professionals, L.P., which is the general partner of TPG Ventures Partners, L.P., which is the managing member of TPG Ventures Holdings, L.L.C., which is the sole member of each of TPG Ventures Advisors, L.L.C. and TPG Biotechnology Advisors, L.L.C. TPG Ventures Advisors, L.L.C. is the general partner of TPG Ventures GenPar, L.P., which is the general partner of TPG Ventures, L.P. (TPG Ventures). TPG Biotech Advisors, L.L.C. is the general partner of TPG Biotechnology GenPar, L.P., which is the general partner of TPG Biotechnology Partners, L.P. (TPG Biotech, and together with TPG Ventures, the TPG Funds). Because of Tarrant’s relationship to the TPG Funds, Tarrant may be deemed to beneficially own such shares. David Bonderman and James G. Coulter are the sole shareholders of Tarrant and therefore may be deemed to beneficially own these shares. Dr. Duyk and Mr. Brown are Managing Directors at TPG Ventures and disclaim beneficial ownership of these shares.

CSI SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of CSI common stock and preferred stock as of December 31, 2008 for:

•	each person, or group of affiliated persons, known by CSI to beneficially own more than 5% of CSI’s common stock or preferred stock;

•	each of CSI’s named executive officers;

•	each of CSI’s directors; and

•	all of CSI’s executive officers and directors as a group.

The percentage ownership information shown in the table is based upon 7,788,655 shares of common stock and 9,088,136 shares of preferred stock outstanding as of December 31, 2008.

Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of CSI’s common stock or preferred stock. CSI has determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock and preferred stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before March 1, 2009, which is 60 days after December 31, 2008. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to the voting agreements with Replidyne and applicable community property laws.

Unless otherwise noted below, the address for each person or entity listed in the table is c/o Cardiovascular Systems, Inc., 651 Campus Drive, St. Paul, Minnesota 55112.

	Common Stock		Preferred Stock
	Number of	Percentage of	Number of	Percentage of
	Shares	Shares	Shares	Shares
	Beneficially	Beneficially	Beneficially	Beneficially
Beneficial Owner	Owned	Owned(1)	Owned	Owned(2)

Named Executive Officers and Directors
David L. Martin(3)	592,667	7.1%	—	*
Laurence L. Betterley(4)	75,000	1.0%	—	*
James E. Flaherty(5)	144,333	1.8%	—	*
Michael J. Kallok, Ph.D.(6)	688,715	8.1%	—	*
John Borrell(7)	151,469	1.9%	11,764	*
Paul Tyska(8)	114,982	1.5%	—	*
Robert J. Thatcher(9)	147,378	1.9%	12,000	*
John H. Friedman(10)	70,000	*	—	*
Geoffrey O. Hartzler, M.D.(11)	380,472	4.8%	—	*
Roger J. Howe, Ph.D.(12)	327,275	4.1%	—	*
Brent G. Blackey(13)	41,135	*	10,900	*
Glen D. Nelson, M.D.(14)	618,112	7.5%	245,968	2.7%
Gary M. Petrucci(15)	910,957	10.9%	41,254	*
Christy Wyskiel(16)	70,000	*	—	*
All Directors and Executive Officers as a Group (16 individuals)	4,435,215	39.7%	325,670	3.6%
5% Shareholders
Easton Capital Investment Group(17)	1,644,059	17.4%	1,400,000	15.1%
ITX International Equity Corp.(18)	778,186	9.1%	771,404	8.4%
Maverick Capital, Ltd.(19)	2,640,882	25.3%	2,343,501	25.1%
Mitsui & Co. Venture Partners II, L.P.(20)	896,449	10.3%	888,666	9.7%
Whitebox Hedged High Yield Partners, LP(21)	948,748	10.9%	939,517	10.3%
Stockholders Agreement Group(22)	15,051,950	73.2%	9,763,575	100.0%

*	Less than 1% of the outstanding shares.

(1)	Based on 7,788,655 shares of common stock outstanding as of December 31, 2008. Unless otherwise indicated, each person or entity listed has sole investment and voting power with respect to the shares listed.

(2)	Based on an aggregate of 9,088,136 shares of preferred stock outstanding as of December 31, 2008, consisting of 4,737,561 shares of Series A convertible preferred stock, 2,188,425 shares of Series A-1 convertible preferred stock and 2,162,150 shares of Series B convertible preferred stock. Unless otherwise indicated, each person or entity listed has sole investment and voting power with respect to the shares listed.

(3)	Consists of 76,000 shares of CSI common stock and options to acquire a total of 516,667 shares of CSI common stock currently exercisable or exercisable within 60 days after December 31, 2008 held by Mr. Martin.

(4)	Consists of 75,000 shares of restricted stock that are subject to a risk of forfeiture.

(5)	Consists of 45,500 shares of CSI common stock and options to acquire a total of 98,833 shares of CSI common stock currently exercisable or exercisable within 60 days after December 31, 2008 held by Mr. Flaherty.

(6)	Consists of 5,500 shares of CSI common stock and options to acquire a total of 683,215 shares of CSI common stock currently exercisable or exercisable within 60 days after December 31, 2008 held by Dr. Kallok.

(7)	Consists of 23,000 shares of CSI common stock, 11,764 shares of CSI Series A-1 convertible preferred stock currently convertible into 12,135 shares of CSI common stock, and options to acquire a total of 116,334 shares of CSI common stock currently exercisable or exercisable within 60 days after December 31, 2008 held by Mr. Borrell.

(8)	Consists of 9,982 shares of CSI common stock held by Mr. Tyska and options to acquire a total of 105,000 shares of CSI common stock currently exercisable or exercisable within 60 days after December 31, 2008 held by Mr. Tyska.

(9)	Consists of 12,000 shares of CSI Series A-1 convertible preferred stock currently convertible into 12,378 shares of CSI common stock held by Mr. Thatcher and options to acquire a total of 135,000 shares of CSI common stock currently exercisable or exercisable within 60 days after December 31, 2008 held by Mr. Thatcher.

(10)	Consists of options to acquire a total of 70,000 shares of CSI common stock currently exercisable or exercisable within 60 days after December 31, 2008 held by Mr. Friedman. These options are held for the benefit of entities affiliated with Easton Capital Investment Group.

(11)	Consists of 180,663 shares of CSI common stock and options to acquire a total of 199,809 shares of CSI common stock currently exercisable or exercisable within 60 days after December 31, 2008 held by Dr. Hartzler.

(12)	Consists of 41,500 shares of CSI common stock and warrants to acquire a total of 13,000 shares of CSI common stock currently exercisable or exercisable within 60 days after December 31, 2008 held by Sonora Web LLLP, of which Dr. Howe is the general partner, and options to acquire a total of 272,775 shares of CSI common stock currently exercisable or exercisable within 60 days after December 31, 2008 held by Dr. Howe.

(13)	Consists of 5,900 shares of CSI Series A-1 convertible preferred stock currently convertible into 6,086 shares of CSI common stock, 5,000 shares of CSI Series B convertible preferred stock currently convertible into 5,049 shares of CSI common stock, and options to acquire a total of 30,000 shares of CSI common stock currently exercisable or exercisable within 60 days after December 31, 2008 held by Mr. Blackey.

(14)	Consists of (i) 149,167 shares of CSI common stock, 131,349 shares of CSI Series A convertible preferred stock currently convertible into 132,042 shares of CSI common stock, 41,913 shares of CSI Series A-1 convertible preferred stock currently convertible into 43,235 shares of CSI common stock, 54,054 shares of CSI Series B convertible preferred stock currently convertible into 54,585 shares of CSI common stock, warrants to acquire a total of 85,333 shares of CSI common stock currently exercisable or exercisable within 60 days after December 31, 2008, and currently exercisable warrants to acquire a total of 18,652 shares of CSI Series A convertible preferred stock currently convertible into 18,750 shares of CSI common stock held by GDN Holdings, LLC; and (ii) options to acquire a total of 135,000 shares of CSI common stock currently exercisable or exercisable within 60 days after December 31, 2008 held by Dr. Nelson.

(15)	Consists of (i) 50,000 shares held by Applecrest Partners LTD Partnership, of which Mr. Petrucci is the General Partner, and (ii) 355,699 shares of CSI common stock, 36,124 shares of CSI Series A convertible preferred stock currently convertible into 36,314 shares of CSI common stock, options to acquire a total of 476,161 shares and warrants to acquire a total of 23,750 shares of CSI common stock currently exercisable or exercisable within 60 days after December 31, 2008, and currently exercisable warrants to acquire a total of 5,130 shares of CSI Series A convertible preferred stock currently convertible into 5,157 shares of CSI common stock held by Mr. Petrucci.

(16)	Consists of options to acquire a total of 70,000 shares of CSI common stock currently exercisable or exercisable within 60 days after December 31, 2008 held by Ms. Wyskiel. These options are held for the benefit of Maverick Fund II, Ltd., Maverick Fund, L.D.C. and Maverick Fund USA, Ltd.

(17)	Consists of (i) 612,960 shares of CSI Series A convertible preferred stock currently convertible into 616,197 shares of CSI common stock, currently exercisable warrants to acquire a total of 166,667 shares of CSI common stock and currently exercisable warrants to purchase 87,040 shares of CSI Series A convertible preferred stock currently convertible into 87,499 shares of CSI common stock, held by Easton Hunt Capital Partners, L.P., (ii) 612,960 shares of Series A convertible preferred stock currently convertible into 616,197 shares of CSI common stock, and currently exercisable warrants to purchase 87,040 shares of CSI Series A convertible preferred stock currently convertible into 87,499 shares of CSI common stock, held by Easton Capital Partners, LP, and (iii) options to acquire a total of 70,000 shares of CSI common stock currently exercisable or exercisable within 60 days after December 31, 2008 held by Mr. Friedman, one of CSI’s directors. Investment decisions of Easton Hunt Capital Partners, L.P. are made by EHC GP, LP through its general partner, EHC, Inc. Mr. Friedman is the President and Chief Executive Officer of EHC, Inc. Investment decisions of Easton Capital Partners, LP are made by its general partner, ECP GP, LLC, through its manager, ECP GP, Inc. Mr. Friedman is the President and Chief Executive Officer of EHC, Inc. and ECP GP, Inc. Mr. Friedman shares voting and investing power over the shares owned by Easton Hunt Capital Partners, L.P. and Easton Capital Partners, LP. Mr. Friedman disclaims beneficial ownership of the shares held by entities affiliated with Easton Capital Investment Group, except to the extent of his pecuniary interest therein. The address for the entities affiliated with Easton Capital Investment Group is 767 Third Avenue, 7th Floor, New York, New York 10017.

(18)	Consists of 350,263 shares of CSI Series A convertible preferred stock currently convertible into 352,112 shares of CSI common stock, 47,079 shares of CSI Series A-1 convertible preferred stock currently convertible into 48,564 shares of CSI common stock, 324,325 shares of CSI Series B convertible preferred stock currently convertible into 327,511 shares of CSI common stock and currently exercisable warrants to purchase 49,737 shares of CSI Series A convertible preferred stock currently convertible into 49,999 shares of CSI common stock, held by ITX International Equity Corp. Mr. Takehito Jimbo is the President, Chief Executive Officer and a member of the board of directors of ITX International Equity Corp. and may be deemed to have sole voting and dispositive power with respect to the shares held by ITX International Equity Corp. The address of ITX International Equity Corp. is c/o ITX International Holdings, Inc., 700 E. El Camino Real, Suite 200, Mountain View, California 94040.

(19)	Consists of (i) 770,212 shares of Series A convertible preferred stock currently convertible into 774,280 shares of CSI common stock, 103,524 shares of Series A-1 convertible preferred stock currently convertible into 106,790 shares of CSI common stock, 47,545 shares of Series B convertible preferred stock currently convertible into 48,012 shares of CSI common stock, currently exercisable warrants to acquire a total of 91,623 shares of CSI common stock, and currently exercisable warrants to purchase 109,370 shares of CSI Series A convertible preferred stock currently convertible into 109,947 shares of CSI common stock, held by Maverick Fund, L.D.C., (ii) 310,952 shares of Series A convertible preferred stock currently convertible into 312,594 shares of CSI common stock, 41,795 shares of Series A-1 convertible preferred stock currently convertible into 43,113 shares of CSI common stock, 19,195 shares of Series B convertible preferred stock currently convertible into 19,383 shares of CSI common stock, currently exercisable warrants to acquire a total of 36,990 shares of CSI common stock, and currently exercisable warrants to purchase 44,155 shares of CSI Series A convertible preferred stock currently convertible into 44,388 shares of CSI common stock, held by Maverick Fund USA, Ltd., (iii) 670,149 shares of Series A convertible preferred stock currently convertible into 673,688 shares of CSI common stock, 90,075 shares of Series A-1 convertible preferred stock currently convertible into 92,917 shares of CSI common stock, 41,368 shares of Series B convertible preferred stock currently convertible into 41,774 shares of CSI common stock, currently exercisable warrants to acquire a total of 79,720 shares of CSI common stock, and currently exercisable warrants to purchase 95,161 shares of CSI Series A convertible preferred stock currently convertible into 95,663 shares of CSI common stock, held by Maverick Fund II, Ltd., and (iv) options to acquire a total of 70,000 shares of CSI common stock currently exercisable or exercisable within 60 days after December 31, 2008 held by Ms. Wyskiel, one of CSI’s directors. These options are held for the benefit of Maverick Fund II, Ltd., Maverick Fund, L.D.C. and Maverick Fund USA, Ltd. Maverick Capital, Ltd. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and, as such, may be deemed to have beneficial ownership of the shares held by Maverick Fund II, Ltd., Maverick Fund, L.D.C. and Maverick Fund USA, Ltd. through the investment discretion it exercises over these accounts. Maverick Capital Management, LLC is the general partner of Maverick Capital, Ltd. Lee S. Ainslie III is the manager of Maverick Capital Management, LLC who possesses sole investment discretion pursuant to Maverick Capital Management, LLC’s regulations. The address for the entities affiliated with Maverick Capital, Ltd. is 300 Crescent Court, 18th Floor, Dallas, Texas 75201.

(20)	Consists of 675,148 shares of CSI Series A convertible preferred stock currently convertible into 678,713 shares of CSI common stock, 117,647 shares of CSI Series A-1 convertible preferred stock currently convertible into 121,359 shares of CSI common stock, and currently exercisable warrants to purchase 95,871 shares of CSI Series A convertible preferred stock currently convertible into 96,377 shares of CSI common stock held by Mitsui & Co. Venture Partners II, L.P. Koichi Ando, President and Chief Executive Officer of Mitsui & Co. Venture Partners, Inc., the general partner of Mitsui & Co. Venture Partners II L.P., may be deemed to have voting and investment power over the shares held by Mitsui & Co. Venture Partners II L.P. The address of Mitsui & Co. Venture Partners II, L.P. is 200 Park Avenue, New York, New York 10166.

(21)	Consists of 939,517 shares of CSI Series B convertible preferred stock currently convertible into 948,748 shares of CSI common stock held by Whitebox Hedged High Yield Partners, LP. Andrew J. Redleaf is the managing member of the general partner and has voting and investment power over the shares held by Whitebox Hedged High Yield Partners, LP. The address of Whitebox Hedged High Yield Partners, LP is 3033 Excelsior Blvd., Suite 300, Minneapolis, Minnesota 55416.

(22)	The parties to the Stockholders Agreement dated July 19, 2006, as amended, may be deemed to be acting as a group with regard to the CSI capital stock that is beneficially owned by each of them. Each of the parties to the Stockholders Agreement disclaims beneficial ownership of the shares beneficially owned by the others.

PRINCIPAL STOCKHOLDERS OF THE COMBINED COMPANY

Except where specifically noted, the following information and all other information contained in this proxy statement/prospectus does not give effect to the reverse stock split described in Replidyne Proposal No. 2.

The following table sets forth information as of December 31, 2008 regarding the beneficial ownership of the combined company upon consummation of the merger, by:

•	each of CSI’s named executive officers who is expected to serve as an executive officer of the combined company;

•	each person who is expected to serve as a director of the combined company;

•	each person, or group who the management of Replidyne and CSI expects to become the beneficial owner of more than 5% of the common stock of the combined company upon the consummation of the merger; and

•	all persons who are expected to serve as directors and executive officers of the combined company as a group.

The percentage of Replidyne common stock beneficially owned is computed on the basis of 27,114,741 shares of Replidyne common stock outstanding upon consummation of the merger and assumes that the conversion factor to be used in connection with the merger is 6.624 shares of Replidyne common stock for each share of CSI common stock, based upon assumed net assets of Replidyne of $36 million. The shares held by existing CSI stockholders assumes:

•	conversion of 9,088,136 shares of CSI preferred stock into 9,203,284 shares of CSI common stock at the applicable conversion rates immediately prior to the effective time of the merger;

•	conversion of all warrants to purchase shares of CSI preferred stock into warrants to purchase shares of CSI common stock at the applicable conversion rates immediately prior to the effective time of the merger;

•	the issuance of immediately exercisable warrants to purchase an aggregate of 3,500,000 shares of CSI common stock on a pro rata basis to all CSI preferred stockholders immediately prior to the effective time of the merger; and

•	conversion of all options and warrants to purchase CSI common stock into options and warrants to purchase a quantity of Replidyne common stock determined by applying the conversion factor.

The number of shares to be beneficially owned by each entity, person, director or executive officer has been determined in accordance with the rules of the Securities and Exchange Commission. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable within 60 days after December 31, 2008. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes to this table and subject to the voting agreements entered into by directors and executive officers of Replidyne and CSI, Replidyne and CSI believe that each of the persons named in this table will have sole voting and investment power with respect to the shares indicated as beneficially owned.

Unless otherwise noted below, the address for each person or entity listed in the table is c/o Cardiovascular Systems, Inc., 651 Campus Drive, St. Paul, Minnesota 55112.

	Number of	Percentage of
	Shares	Shares
	Beneficially	Beneficially
Beneficial Owner	Owned	Owned(1)

Named Executive Officers and Directors
David L. Martin(2)	3,925,826	2.7%
Laurence L. Betterley(3)	496,800	*
James E. Flaherty(4)	956,061	*
John Borrell(5)	1,033,893	*
Paul Tyska(6)	761,640	*
Robert J. Thatcher(7)	1,007,410	*
Brent G. Blackey(8)	300,524	*
Edward Brown(9)	190,027	*
John H. Friedman(10)	463,680	*
Geoffrey O. Hartzler, M.D.(11)	2,520,245	1.8%
Roger J. Howe, Ph.D.(12)	2,167,869	1.5%
Augustine Lawlor(13)	4,381,725	3.1%
Glen D. Nelson, M.D.(14)	4,673,416	3.3%
Gary M. Petrucci(15)	6,125,654	4.3%
All Directors and Executive Officers as a Group (16 individuals)	29,694,810	19.0%
5% Stockholders
Easton Capital Investment Group(16)	13,994,767	9.6%
Maverick Capital, Ltd.(17)	22,814,912	15.4%
Mitsui & Co. Venture Partners II, L.P.(18)	7,953,534	5.6%
Whitebox Hedged High Yield Partners, LP(19)	8,674,491	6.1%

*	Less than 1% of the outstanding shares.

(1)	Assumes that 112,554,604 shares of Replidyne common stock are issued to holders of CSI common stock in connection with the merger and 27,114,741 shares of Replidyne common stock are held by holders of Replidyne common stock prior to the merger.

(2)	Includes 3,422,402 shares issuable upon the exercise of options held by Mr. Martin within 60 days after December 31, 2008, as converted according to the assumed conversion factor.

(3)	Consists of 496,800 shares of restricted stock that are subject to a risk of forfeiture, as converted according to the assumed conversion factor.

(4)	Includes 654,669 shares issuable upon the exercise of options held by Mr. Flaherty within 60 days after December 31, 2008, as converted according to the assumed conversion factor.

(5)	Includes 801,159 shares issuable upon the exercise of options and warrants held by Mr. Borrell within 60 days after December 31, 2008, as converted according to the assumed conversion factor.

(6)	Includes 695,520 shares issuable upon the exercise of options held by Mr. Tyska within 60 days after December 31, 2008, as converted according to the assumed conversion factor.

(7)	Includes 925,419 shares issuable upon the exercise of options and warrants held by Mr. Thatcher within 60 days after December 31, 2008, as converted according to the assumed conversion factor.

(8)	Includes 226,766 shares issuable upon the exercise of options and warrants held by Mr. Blackey within 60 days after December 31, 2008, as converted according to the assumed conversion factor.

(9)	Includes 9,516 shares Mr. Brown has the right to acquire within 60 days of December 31, 2008 through the exercise of vested options. Mr. Brown’s address is c/o Replidyne, Inc., 1450 Infinite Dr., Louisville, Colorado 80027.

(10)	Includes 463,680 shares issuable upon the exercise of options held by Mr. Friedman within 60 days after December 31, 2008, as converted according to the assumed conversion factor. These options are held for the benefit of entities affiliated with Easton Capital Investment Group.

(11)	Includes 1,323,534 shares issuable upon the exercise of options held by Dr. Hartzler within 60 days after December 31, 2008, as converted according to the assumed conversion factor.

(12)	Includes 1,806,861 shares issuable upon the exercise of options held by Dr. Howe within 60 days after December 31, 2008, as converted according to the assumed conversion factor. Also includes 274,896 shares and warrants to acquire a total 86,112 shares within 60 days after December 31, 2008, each as converted according to the assumed conversion factor, held by Sonora Web LLLP, of which Dr. Howe is the general partner.

(13)	Includes 22,656 shares Mr. Lawlor has the right to acquire within 60 days of December 31, 2008 through the exercise of vested options. Also includes 3,612,362 shares held by Health Care Ventures VI, L.P. and 746,707 shares held by HealthCare Ventures VIII, L.P. HealthCare Ventures VI, L.P. disclaims beneficial ownership of those shares owned by HealthCare Ventures VIII, L.P. Mr. Lawlor is a general partner of HealthCare Partners VI, L.P. which is the general partner of HealthCare Ventures VI, L.P. Mr. Lawlor shares voting and investment authority over the shares held by HealthCare Ventures VI, L.P. with Eric Aguiar, James Cavanaugh, William Crouse, John Littlechild, Christopher Mirabelli and Harold Werner. Mr. Lawlor is also a managing director of HealthCare Partners VIII LLC which is the general partner of HealthCare Partners VIII, L.P. which is the general partner of HealthCare Ventures VIII, L.P. Mr. Lawlor shares voting and investment authority over the shares held by HealthCare Ventures VIII, L.P. with Eric Aguiar, James Cavanaugh, John Littlechild, Christopher Mirabelli and Harold Werner. Mr. Lawlor disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest in these securities. Mr. Lawlor’s address is c/o Replidyne, Inc., 1450 Infinite Dr., Louisville, Colorado 80027.

(14)	Includes 496,800 shares issuable upon the exercise of options held by Dr. Nelson within 60 days after December 31, 2008, as converted according to the assumed conversion factor. Also includes 2,523,936 shares and warrants to acquire a total of 1,255,240 shares within 60 days after December 31, 2008, each as converted according to the assumed conversion factor, held by GDN Holdings, LLC.

(15)	Includes 3,412,206 shares issuable upon the exercise of options and warrants held by Mr. Petrucci within 60 days after December 31, 2008, as converted according to the assumed conversion factor. Also includes 331,200 shares, as converted according to the assumed conversion factor, held by Applecrest Partners LTD Partnership, of which Mr. Petrucci is the General Partner.

(16)	Consists of (i) 4,081,688 shares and 3,235,856 shares issuable upon the exercise of warrants held by Easton Hunt Capital Partners, L.P. within 60 days after December 31, 2008, (ii) 4,081,688 shares and 2,131,854 shares issuable upon the exercise of warrants held by Easton Capital Partners, LP within 60 days after December 31, 2008, and (iii) 463,680 shares issuable upon the exercise of options held by Mr. Friedman within 60 days after December 31, 2008, in each case, as converted according to the assumed conversion factor. Investment decisions of Easton Hunt Capital Partners, L.P. are made by EHC GP, LP through its general partner, EHC, Inc. Mr. Friedman is the President and Chief Executive Officer of EHC, Inc. Investment decisions of Easton Capital Partners, LP are made by its general partner, ECP GP, LLC, through its manager, ECP GP, Inc. Mr. Friedman is the President and Chief Executive Officer of EHC, Inc. and ECP GP, Inc. Mr. Friedman shares voting and investing power over the shares owned by Easton Hunt Capital Partners, L.P. and Easton Capital Partners, LP. Mr. Friedman disclaims beneficial ownership of the shares held by entities affiliated with Easton Capital Investment Group, except to the extent of his pecuniary interest therein. The address for the entities affiliated with Easton Capital Investment Group is 767 Third Avenue, 7th Floor, New York, New York 10017.

(17)	Includes (i) 6,154,239 shares and 3,675,642 shares issuable upon the exercise of warrants held by Maverick Fund, L.D.C. within 60 days after December 31, 2008; (ii) 2,484,596 shares and 1,483,934 shares issuable upon the exercise of warrants held by Maverick Fund USA, Ltd. within 60 days after December 31, 2008; and (iii) 5,354,702 shares and 3,198,119 shares issuable upon the exercise of warrants held by Maverick Fund II, Ltd. within 60 days after December 31, 2008, in each case, as converted according to the assumed conversion factor. Also includes 463,680 shares issuable upon the exercise of options held by Christy Wyskiel within 60 days after December 31, 2008, as converted according to the assumed conversion factor. These options are held for the benefit of Maverick Fund II, Ltd., Maverick Fund, L.D.C. and Maverick Fund USA, Ltd. Maverick Capital, Ltd. is

an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and, as such, may be deemed to have beneficial ownership of the shares held by Maverick Fund II, Ltd., Maverick Fund, L.D.C. and Maverick Fund USA, Ltd. through the investment discretion it exercises over these accounts. Maverick Capital Management, LLC is the general partner of Maverick Capital, Ltd. Lee S. Ainslie III is the manager of Maverick Capital Management, LLC who possesses sole investment discretion pursuant to Maverick Capital Management, LLC’s regulations. The address for the entities affiliated with Maverick Capital, Ltd. is 300 Crescent Court, 18th Floor, Dallas, Texas 75201.

(18)	Includes 2,653,858 shares issuable upon the exercise of warrants held by Mitsui & Co. Venture Partners II, L.P. within 60 days after December 31, 2008, as converted according to the assumed conversion factor. Koichi Ando, President and Chief Executive Officer of Mitsui & Co. Venture Partners, Inc., the general partner of Mitsui & Co. Venture Partners II L.P., may be deemed to have voting and investment power over the shares held by Mitsui & Co. Venture Partners II L.P. The address of Mitsui & Co. Venture Partners II, L.P. is 200 Park Avenue, New York, New York 10166.

(19)	Includes 2,389,985 shares issuable upon the exercise of warrants held by Whitebox Hedged High Yield Partners, LP within 60 days after December 31, 2008, as converted according to the assumed conversion factor. Andrew J. Redleaf is the managing member of the general partner and has voting and investment power over the shares held by Whitebox Hedged High Yield Partners, LP. The address of Whitebox Hedged High Yield Partners, LP is 3033 Excelsior Blvd., Suite 300, Minneapolis, Minnesota 55416.

DESCRIPTION OF REPLIDYNE’S CAPITAL STOCK

Replidyne’s authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

The following is a summary of the rights of Replidyne common stock and preferred stock. This summary is not complete. For more detailed information, see Replidyne’s restated certificate of incorporation and bylaws, which are filed as exhibits to the registration statement for Replidyne’s initial public offering.

Common Stock

Outstanding Shares

As of January 21, 2009, Replidyne had approximately 77 record holders of its common stock.

As of January 21, 2009, there were 2,759,475 shares of Replidyne common stock subject to outstanding options, and 53,012 shares of Replidyne common stock subject to outstanding warrants.

Voting Rights

Each holder of Replidyne common stock is entitled to one vote for each share on all matters submitted to a vote of Replidyne stockholders, including the election of directors. Replidyne’s restated certificate of incorporation and bylaws do not provide for cumulative voting rights. Because of this, the holders of a majority of the shares of Replidyne common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of Replidyne common stock are entitled to receive dividends, if any, as may be declared from time to time by Replidyne’s board of directors out of legally available funds.

Liquidation

In the event of liquidation, dissolution or winding up, holders of Replidyne common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of Replidyne’s debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Rights and Preferences

Holders of Replidyne common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to Replidyne common stock. The rights, preferences and privileges of the holders of Replidyne common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which Replidyne may designate in the future.

Fully Paid and Nonassessable

All outstanding shares of Replidyne common stock are fully paid and nonassessable.

Preferred Stock

Under Replidyne’s restated certificate of incorporation, the Replidyne board of directors has the authority, without further action by Replidyne stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding).

Replidyne’s board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Replidyne common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control and may adversely affect the market price of Replidyne common stock and the voting and other rights of the holders of Replidyne common stock. Replidyne has no current plans to issue any shares of preferred stock.

Registration Rights

Under Replidyne’s fourth amended and restated stockholders agreement, the holders of 15,801,861 shares of Replidyne common stock and warrants to purchase up to 53,012 shares of Replidyne common stock, or their transferees, have the right to require Replidyne to register their shares with the SEC so that those shares may be publicly resold, or to include their shares in any registration statement that Replidyne files.

Demand Registration Rights

The holders of at least 50% of the shares having registration rights have the right to demand that Replidyne files up to two registration statements. In addition, the holders of at least 50% of the shares of Replidyne common stock issued upon conversion of Replidyne’s Series D preferred stock have the right to demand that Replidyne file up to two registration statements. These registration rights are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under certain circumstances.

Form S-3 Registration Rights

If Replidyne is eligible to file a registration statement on Form S-3, each holder of shares having registration rights has the right to demand that Replidyne file up to three registration statements for such holder, but not more than two annually, on Form S-3 so long as the aggregate amount of securities to be sold under the registration statement on Form S-3 is at least $1,000,000, subject to specified exceptions, conditions and limitations.

“Piggyback” Registration Rights

If Replidyne registers any securities for public sale, stockholders with registration rights will have the right to include their shares in the registration statement. The underwriters of any underwritten offering will have the right to limit the number of shares having registration rights to be included in the registration statement, but not below 30% of the total number of shares included in the registration statement, except for this offering in which the underwriters have excluded any shares by existing investors.

Expenses of Registration

Replidyne will pay all expenses relating to all demand registrations, Form S-3 registrations and piggyback registrations, other than underwriting discounts and commissions.

Expiration of Registration Rights

The registration rights described above will terminate upon the earlier of either five years following the completion of Replidyne’s initial public offering or as to a given holder of registrable securities, when such holder of registrable securities holds less than one percent of Replidyne’s outstanding capital stock and can sell all of such holder’s registrable securities pursuant to Rule 144 promulgated under the Securities Act.

Delaware Anti-Takeover Law and Provisions of Replidyne’s Restated Certificate of Incorporation and Bylaws

Delaware Anti-Takeover Law

Replidyne is subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder, any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Restated Certificate of Incorporation and Amended and Restated Bylaws

Provisions of Replidyne’s restated certificate of incorporation and amended and restated bylaws may delay or discourage transactions involving an actual or potential change in control or change in management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that Replidyne stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of Replidyne common stock. Among other things, Replidyne’s restated certificate of incorporation and bylaws:

•	permit Replidyne board of directors to issue up to 5,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate (including the right to approve an acquisition or other change in control);

•	provide that the authorized number of directors may be changed only by resolution adopted by a majority of the authorized number of directors constituting the board of directors;

•	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	divide the Replidyne board of directors into three classes;

•	require that any action to be taken by Replidyne stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

•	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice;

•	do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose); and

•	provide that special meetings of Replidyne stockholders may be called only by the chairman of the board, chief executive officer or by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

The amendment of any of the provisions of the restated certificate of incorporation related to the board of directors would require approval by the holders of at least 66 2/3% of Replidyne’s then outstanding capital stock. Any adoption, amendment or repeal of Replidyne’s amended and restated bylaws by Replidyne’s board of directors requires the approval of a majority of the authorized number of directors, and Replidyne stockholders also have the power to adopt, amend or repeal the bylaws provided that in addition to any vote required by law or the restated

certificate, such stockholder action would require the affirmative vote of at least 66 2/3% of Replidyne’s then outstanding capital stock.

Transfer Agent and Registrar

The transfer agent and registrar for Replidyne common stock is American Stock Transfer & Trust Company. Its address is 59 Maiden Lane, Plaza Level, New York, NY 10038 and its telephone number is (718) 921-8293.

Market Listing

Shares of Replidyne common stock are listed on the Nasdaq Global Market under the symbol “RDYN.”

RELATED PARTY TRANSACTIONS INVOLVING DIRECTORS AND
OFFICERS OF THE COMBINED COMPANY

Described below are any transactions or series of transactions occurring since the beginning of 2007 to which either Replidyne or CSI was a party in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a person who is expected to serve as a director or officer of the combined company, or any member of such person’s immediate family, had or will have a direct or indirect material interest.

Following the merger, the combined company will initially have a nine member board of directors, comprised of two individuals who are currently members of the Replidyne board of directors, Edward Brown and Augustine Lawlor, and seven individuals who are currently members of the CSI board of directors, Brent G. Blackey, John H. Friedman, Geoffrey O. Hartzler, Roger J. Howe, David L. Martin, Glen D. Nelson and Gary M. Petrucci. None of the current executive officers of Replidyne will continue as officers of the combined company.

Replidyne Transactions

Limitations of Liability and Indemnification Agreements

Two of Replidyne’s current directors will serve as directors of the combined company. Replidyne has entered into indemnity agreements with its directors which provide, among other things, that Replidyne will indemnify such directors, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party by reason of his position as a director, officer or other agent of Replidyne, and otherwise to the fullest extent permitted under Delaware law and Replidyne’s bylaws.

Stock Options

The following current directors of Replidyne, each of whom will continue as a director of the combined company following the merger, have been granted the number of options to purchase Replidyne common stock set forth opposite his or her name in the following table:

	Total Vested	Total Unvested
	Options to Purchase	Options to Purchase	Weighted Average
	Shares of Common	Shares of Common	Exercise Price per
Name of Director	Stock	Stock	Share ($)

Edward Brown	8,610	15,859	$4.097
Augustine Lawlor	21,750	10,875	6.708

CSI Transactions

Preferred Stock Issuances

Issuance of Series B Convertible Preferred Stock

In December 2007 CSI issued an aggregate of 2,162,150 shares of its Series B convertible preferred stock at a price per share of $9.25, for an aggregate purchase price of approximately $20 million. The table below sets forth the number of Series B convertible preferred shares sold to related parties and entities associated with them. The terms of these purchases were the same as those made available to unaffiliated purchasers.

	Number of
	Shares of	Approximate
	Series B	Aggregate
	Convertible	Purchase
Name	Preferred Stock	Price ($)

Brent G. Blackey	5,000	$46,250
GDN Holdings, LLC(1)	54,054	500,000
Paul Koehn	3,784	35,002

(1)	Glen Nelson, one of CSI’s directors, is the sole owner of GDN Holdings, LLC.

Issuance of Series A-1 Convertible Preferred Stock

From July through October 2007, CSI issued an aggregate of 2,188,425 shares of its Series A-1 convertible preferred stock at a price per share of $8.50, for an aggregate purchase price of approximately $18.6 million. The table below sets forth the number of Series A-1 convertible preferred shares sold to CSI’s related parties and entities associated with them. The terms of these purchases were the same as those made available to unaffiliated purchasers.

	Number of
	Shares of	Approximate
	Series A-1	Aggregate
	Convertible	Purchase
Name	Preferred Stock	Price ($)

Brent G. Blackey	5,900	$50,150
John Borrell	11,764	99,994
GDN Holdings, LLC(1)	41,913	356,261
Robert J. Thatcher	12,000	102,000

(1)	Glen Nelson, one of CSI’s directors, is the sole owner of GDN Holdings, LLC.

Investors’ Rights Agreement

CSI is party to an investors’ rights agreement, which provides that holders of its convertible preferred stock have the right to demand that it file a registration statement or request that its shares be covered by a registration statement that it is otherwise filing. Certain related parties of CSI are parties to this investor rights agreement. This agreement will be terminated upon the consummation of the merger in accordance with the preferred stockholder conversion agreement described below.

Stockholders Agreement

CSI is party to a stockholders agreement, which provides that holders of its convertible preferred stock have the right to elect up to two directors to its board of directors, to maintain a pro rata interest in CSI through participation in offerings that occur before CSI become a public company, and to force other parties to the agreement to vote in favor of significant corporate transactions such as a consolidation, merger, sale of substantially all of the assets of CSI or sale of more than 50% of CSI’s voting capital stock. In addition, the stockholders agreement places certain transfer restrictions upon CSI stockholders that are parties to the agreement. Certain related parties of CSI are parties to this stockholders agreement. This stockholders agreement will terminate upon the conversion of all CSI preferred stock into CSI common stock immediately prior to the effective time of the merger as is described elsewhere in this proxy statement/prospectus.

Preferred Stockholder Conversion Agreement

Concurrently with the execution of the merger agreement, the holders of approximately 68% of CSI’s outstanding preferred stock, calculated on an as-converted to common stock basis, entered into an agreement with CSI pursuant to which all outstanding shares of CSI preferred stock will be automatically converted into shares of CSI common stock, effective as of immediately prior to the effective time of the merger. Parties to this agreement include entities affiliated with John Friedman and Glen Nelson, who will be directors of the combined company. In consideration of the agreement of such stockholders, CSI will issue to the holders of CSI preferred stock warrants to purchase 3,500,000 shares of CSI common stock at an exercise price of $5.71 per share, pro rata to each such holder based on its percentage of the outstanding shares of CSI preferred stock on an as-converted to common stock basis. See “Other Agreements Related to the Merger — CSI Preferred Stockholder Agreement” for more information on this agreement.

Other Transactions

On September 12, 2008, CSI entered into a loan and security agreement with Silicon Valley Bank. The agreement includes a $3.0 million term loan, a $5.0 million accounts receivable line of credit, and two term loans for an aggregate of $5.5 million that are guaranteed by certain of CSI’s affiliates. One of CSI’s directors who will be a director of the combined company and one entity affiliated with one of CSI’s directors who will be a director of the combined company agreed to act as guarantors of these term loans. Those guarantors are Glen Nelson, who is guaranteeing $1.0 million, and Easton Capital Investment Group, which is guaranteeing $2.0 million. CSI’s director John Friedman is the Managing Partner of Easton Capital Investment Group. In consideration for guaranteeing the investor guaranty line of credit, CSI issued the guarantors warrants to purchase shares of its common stock at an exercise price of $6.00 per share in the following amounts: Easton Capital Investment Group, 166,667 shares, and Glen Nelson, 83,333 shares. These warrants are immediately exercisable and have terms of five years.

On December 12, 2007, CSI entered into an agreement with Reliant Pictures Corporation, or RPC, to participate in a documentary film to be produced by RPC. Portions of the film will focus on CSI’s technologies, and RPC will provide separate filmed sections for CSI’s corporate use. In connection with that agreement, CSI agreed to contribute $250,000 toward the production of the documentary. One of CSI’s directors, Roger J. Howe, holds more than 10% of the equity of RPC and is a director of RPC. Additionally, Gary M. Petrucci, another one of CSI’s directors, is a shareholder of RPC.

CSI has granted stock options to its executive officers and certain of its directors. See “CSI Executive Compensation and Other Information — Summary Compensation Table for Fiscal Year 2008” and “CSI Executive Compensation and Other Information — Compensation of Directors — Director Compensation Table: Combined Company Directors for CSI” for a description of these option grants.

COMPARATIVE RIGHTS OF REPLIDYNE AND CSI STOCKHOLDERS

Replidyne is incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of Replidyne are currently, and will continue to be, governed by the Delaware General Corporation Law, or the DGCL. CSI is incorporated under the laws of the State of Minnesota, and prior to the consummation of the merger, the rights of CSI stockholders are governed by the Minnesota Business Corporation Act, or the MBCA. Before the consummation of the merger, the rights of the holders of Replidyne common stock are also governed by the restated certificate of incorporation of Replidyne and the bylaws of Replidyne. After the consummation of the merger, the rights of Replidyne and CSI stockholders will be governed by the DGCL, the restated certificate of incorporation of Replidyne and the amended and restated bylaws of Replidyne. Due to differences between the DGCL and the MBCA and the governing documents of Replidyne and CSI, the merger will result in CSI stockholders having different rights once they become stockholders of the combined company.

The following is a summary of the material differences between the rights of Replidyne and CSI stockholders under the DGCL and the MBCA and Replidyne’s restated certificate of incorporation and bylaws and CSI’s amended and restated articles of incorporation and bylaws. While Replidyne and CSI believe that this summary covers the material differences between the two, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of Replidyne and CSI stockholders and is qualified in its entirety by reference to the DGCL and the MBCA and the various documents of Replidyne and CSI that are referred to in this summary. You should carefully read this entire proxy statement/prospectus and the other documents that Replidyne and CSI refer to in this proxy statement/prospectus for a more complete understanding of the differences between being a stockholder of Replidyne and being a stockholder of CSI. Replidyne and CSI have filed the documents referred to herein with the SEC and will send copies of these documents to you upon your request.

	CSI	Replidyne

Authorized Capital Stock	CSI’s amended and restated articles of incorporation currently authorize the issuance of 84,750,587 shares with a par value of $0.01 per share solely for the purpose of a statute or regulation imposing a tax or fee based upon the capitalization of the corporation, and consisting of 70,000,000 common shares, 5,400,000 shares of Series A convertible preferred stock, 2,188,425 shares of Series A-1 convertible preferred stock, 2,175,162 shares of Series B convertible preferred stock and 4,987,000 undesignated shares. The undesignated shares may be issued from time to time in one or more class or series and the board of directors may fix the relative rights and preferences of each such class or series.	Replidyne’s restated certificate of incorporation currently authorizes the issuance of 105,000,000 shares, consisting of two classes, common stock and preferred stock. 100,000,000 shares of common stock, par value $0.001, and 5,000,000 shares of preferred stock, par value $0.001, are authorized. The preferred stock may be issued from time to time in one or more series.

Redemption	CSI’s amended and restated articles of incorporation provides that each holder of CSI preferred stock has the right to require CSI to redeem its preferred stock as follows:	Replidyne’s restated certificate of incorporation provides that the board of directors is authorized to fix or alter the rights of redemption of any unissued series of preferred stock.

CSI	Replidyne

(i) commencing on July 19, 2011, each holder of preferred stock shall have the right to require CSI to redeem a certain portion of its shares as follows:
(A) On July 19, 2011, 30% of the original amount of such holder’s shares;
(B) On July 19, 2012, 30% of the original amount of such holder’s shares; and
(C) On July 19, 2013, 40% of the original amount of such holder’s shares.

(ii) The price CSI shall pay for the redeemed shares, referred to as the redemption price, shall be the greater of (A) the price per share paid for the preferred stock, plus all accrued and unpaid dividends; or (B) the fair market value of the preferred stock, as determined by a professional appraiser.

(iii) If CSI does not have sufficient funds legally available to redeem all the shares to be redeemed on any redemption date, it shall redeem such shares on a pro rata basis, and shall redeem the remaining shares as soon as sufficient funds are legally available.

(iv) If all of the shares required to be redeemed are not redeemed by CSI due to an insufficient legally available funds, the shares shall (a) remain outstanding, (b) be entitled to all the rights and preferences provided in the amended and restated articles of incorporation, and (c) be entitled to receive interest accruing daily with respect to the applicable redemption price at the rate of 10% per annum.

	CSI	Replidyne

Dividends	CSI’s amended and restated articles of incorporation provide that the preferred stockholders are entitled to receive cash dividends at the rate of 8% of the original purchase price per share of preferred stock per annum. All such dividends shall accrue, whether or not earned or declared, and shall be cumulative and payable (i) when and as declared by the board of directors, (ii) upon liquidation or dissolution of the corporation, and (iii) upon redemption of the preferred stock by the corporation.	Replidyne’s restated certificate of incorporation provides that the board of directors is authorized to fix or alter the dividend rights of any unissued series of preferred stock.
Rights on Liquidation	CSI’s amended and restated articles of incorporation provide that where approval of stockholders is required by law, the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote shall be required to authorize the corporation to commence a voluntary dissolution.	Replidyne’s restated certificate of incorporation provides that the board of directors is authorized to fix or alter the liquidation rights of any unissued series of preferred stock.
CSI’s amended and restated articles of incorporation further provide that upon any liquidation, dissolution or winding up of the corporation and subject to certain return on investment limitations, the preferred stockholders shall be paid an amount equal to (i) the price per share of preferred stock, plus (ii) all dividends accrued or declared thereon but unpaid. If CSI’s assets are insufficient to make payment in full to all preferred stockholders, then such assets shall be distributed among the preferred stockholders ratably in proportion to the full amounts to which they would otherwise be respectively entitled.
The remaining net assets of the corporation available for distribution shall be distributed among the holders of the common and preferred shares in an amount per share as would have been payable had each share of preferred stock been converted to common stock immediately prior to such liquidation event.

	CSI	Replidyne

Conversion Rights	CSI’s amended and restated articles of incorporation provide that each preferred stockholder has the option, at any time, to convert any shares of preferred stock held into shares of CSI common stock according to a conversion formula set forth in the amended and restated articles. A mandatory conversion of the preferred stock shall occur in the event (i) the corporation effects a firm commitment underwritten public offering in which the aggregate proceeds are at least $40,000,000, or (ii) the holders of a majority of the preferred stock, including the shares held by entities affiliated with Easton Capital Investment Group and Maverick Capital, Ltd., and the two preferred stock directors (one of whom is designated by Eason Capital Investment Group and one of whom is designated by Maverick Capital, Ltd.) consent to a conversion.	Replidyne’s restated certificate of incorporation provides that the board of directors is authorized to fix or alter the conversion rights of any unissued series of preferred stock.
Asset Transfer or Acquisition Rights	CSI’s amended and restated articles of incorporation provide that where approval of stockholders is required by law, the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote shall be required to authorize the corporation to (i) merge into or with one or more other corporations, (ii) to exchange its shares for shares of one or more other corporations, (iii) to sell, lease, transfer or otherwise dispose of all or substantially all of its property and assets, including its goodwill, or (iv) to commence voluntary dissolution.	Replidyne’s restated certificate of incorporation provides that the board of directors is authorized to fix or alter the rights of any unissued series of preferred stock upon an asset transfer or acquisition.

	CSI	Replidyne

CSI’s amended and restated articles of incorporation further provide that certain consolidations or mergers of the corporation, asset transfers or capital stock transfers shall be deemed to be a liquidation event that would entitle the preferred stockholders to receive the benefits described above in “Rights on Liquidation.” Additionally, should CSI effect any such deemed liquidation event, the agreement or plan of merger or consolidation must provide for the payment to the preferred stockholders described above in “Rights on Liquidation,” unless the holders of a majority of the preferred stock, including the shares held by entities affiliated with Easton Capital Investment Group and Maverick Capital, Ltd., specifically consent in writing to a different allocation of such consideration.

Number of Directors and Election	CSI’s amended and restated articles of incorporation provide that the maximum number of directors shall not exceed nine, unless the holders of a majority of the preferred stock, such majority to include the shares held by entities affiliated with Easton Capital Investment Group and Maverick Capital, Ltd., consent to increase the maximum number of directors to a number in excess of nine.	Replidyne’s certificate of incorporation provides that the number of directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the board.
	So long as at least 20% of the shares of the preferred stock originally issued remain outstanding, the holders of the preferred stock, voting separately as one class, are entitled to elect two directors, one of whom shall be designated by Maverick Capital, Ltd. and one of whom shall be designated by Easton Capital Investment Group. When the outstanding preferred stock drops below 20%, but is not less than 10%, of the shares of preferred stock originally issued, the holders of the remaining outstanding preferred stock, voting separately as a class, shall be entitled to elect one director of the corporation.	The directors are divided into three classes designated as Class I, Class II and Class III. At each annual meeting of stockholders or special meeting in lieu thereof, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders or special meeting in lieu thereof after their election and until their successors are duly elected and qualified.

CSI	Replidyne

Unless otherwise approved by the holders of a majority of the preferred stock, such majority to include the shares held by entities affiliated with Easton Capital Investment Group and Maverick Capital, Ltd., the board of directors shall include the chief executive officer of the corporation and three non-employee directors with relevant industry experience reasonably acceptable to the preferred stock directors.	Any vacancies resulting from an increase in the authorized number of directors, death, resignation, disqualification, removal from office or other cause will be filled, unless the board of directors determines by resolutions that any such vacancies or newly created directorships will be filled by the stockholders, will be filled only by a majority vote of the directors then in office even though less than a quorum, or the sole remaining director, and not by the stockholders.

CSI’s amended and restated bylaws provide that each director serves for an indefinite term that expires at the next regular meeting of stockholders, and until his or her successor is elected and qualified, or until his or her earlier death, resignation, disqualification or removal as provided by statute.
CSI’s amended and restated articles of incorporation provide that a vacancy in any directorship elected by the preferred stockholders may only be filled by vote of the preferred stockholders, voting separately as one class. CSI’s amended and restated bylaws provide that other directorship vacancies may be filled by the affirmative vote of the remaining directors, except that newly created directorships resulting from an increase in the authorized number of directors must be filled by the affirmative vote of a majority of the directors serving at the time of such increase.

	CSI	Replidyne

Stockholder Action by Written Consent	CSI’s amended and restated articles of incorporation are silent as to stockholder action by written consent. The MBCA provides that an action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting by written action signed by all of the stockholders entitled to vote on that action.	Replidyne’s restated certificate of incorporation provides that no action shall be taken by the stockholders except at a duly called annual or special meeting of stockholders, and that the stockholders may not take action by written consent. The DGCL provides that any action required or permitted to be taken at meeting of stockholders of a corporation may be taken without a meeting if a consent in writing is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting.

Amendment of Charter	CSI’s amended and restated articles of incorporation provide that the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote, or such greater percentage as may otherwise be prescribed by Minnesota law, shall be required to amend, alter, change or repeal any provision contained in the articles of incorporation.	Replidyne’s restated certificate of incorporation provides that, in addition to any other vote required by law, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI and VII of the restated certificate of incorporation.
Amendment of Bylaws	CSI’s amended and restated bylaws provide that the bylaws may be amended by the affirmative vote of a majority of the directors, subject to the power of the stockholders to change or repeal such bylaws. The board of directors shall not make or alter any bylaws fixing a quorum for stockholder meetings, prescribing procedures for removing directors or filling directorship vacancies, or fixing the number of directors or their classifications, qualifications or terms of office, but the board may adopt or amend a bylaw to increase the number of directors.	Replidyne’s restated certificate of incorporation expressly empowers the board of directors to make, alter or repeal the bylaws of Replidyne. Notwithstanding the foregoing, the bylaws may be rescinded, altered, amended or repealed in any respect by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of Replidyne, voting together as a single class.

Stockholder Approval Rights	CSI stockholder approval rights are set forth in “Rights on Liquidation,” “Asset Transfer or Acquisition Rights” and “Amendment of Charter.”	Other than the vote required above in “Amendment of Charter,” Replidyne’s restated certificate of incorporation is silent as to stockholder approval rights.

CSI	Replidyne

CSI’s amended and restated articles of incorporation provide that so long as at least 20% of the preferred stock is outstanding, the consent of the holders of a majority of the preferred stock, such majority to include the preferred stock held by entities affiliated with Easton Capital Investment Group and Maverick Capital, Ltd., shall be required for any action which creates a series of security senior or pari passu to the preferred stock.
Consent of the holders of at least a majority of the preferred stock, such majority to include the preferred stock held by entities affiliated with Easton Capital Investment Group and Maverick Capital, Ltd., and one preferred stock director, shall be required for any one of the following: (i) merger, acquisition or sale of substantially all assets of the corporation, (ii) any change in size of the board of directors, (iii) declaration or payment of any dividends, or the repurchase, redemption or retirement of capital stock (other than pursuant to employee agreements and any redemptions pursuant to the articles), (iv) issuance or redemption of debt securities, (v) the reservation of additional shares under the corporation’s employee stock incentive plans without the approval of the Compensation Committee of the board of directors, (vi) assignment of patents or other intellectual property of the corporation other than in the ordinary course of business or with the approval of the board of directors, (vii) an initial public offering in which the aggregate gross proceeds from such offering to the corporation are less than $40,000,000, (viii) any action which materially and adversely alters the rights, preferences or privileges of the preferred stock, or (ix) any action which increases the authorized number of preferred stock.

	CSI	Replidyne

Voting Rights	CSI’s amended and restated articles of incorporation are silent as to the voting power of each common share. The MBCA provides that where the articles are silent, a stockholder has one vote for each share held.

	CSI’s amended and restated articles of incorporation provide that except as may be otherwise provided in the articles or by law, the preferred stock shall vote together with all other classes and series of stock as a single class on all actions to be taken by the stockholders of the corporation. Each share of preferred stock shall entitle the holder to such number of votes per share on each such action as shall equal the number of shares of common stock into which each share of preferred stock is then convertible, rounded down to the nearest whole number.	Replidyne’s restated certificate of incorporation provides that each outstanding share of common stock shall entitle the holder to one vote on each matter properly submitted to the stockholders of Replidyne for their vote; provided, however, that except as otherwise required by law, holders of common stock are not entitled to vote on any amendment to the restated certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled to vote thereon by law or pursuant to the restated certificate of incorporation.

Limitation of Personal Liability of Directors	CSI’s amended and restated articles of incorporation provide that personal liability of the directors for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent permitted by the MBCA.	Replidyne’s restated certificate of incorporation provides that the liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law. If the DGCL is amended to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a Replidyne director shall be eliminated to the fullest extent permitted by the DGCL, as so amended.

Indemnification of Officers and Directors	CSI’s amended and restated bylaws provide that the corporation shall indemnify its officers and directors to the fullest extent permitted under MBCA section 302A.521, but to the extent any officer or director enters into an agreement with the corporation pertaining to such person’s rights to indemnification and advancement of expenses, that agreement shall supersede the bylaws, unless otherwise provided in that agreement.	Replidyne’s restated certificate of incorporation does not provide for indemnification of officers and directors.

	CSI	Replidyne

Special Meeting of Stockholders	CSI’s amended and restated bylaws provide that special meetings of the stockholders may be called at any time by (i) the chairman of the board, (ii) the chief executive officer, (iii) the chief financial officer, (iv) two or more directors, or (v) a stockholder or stockholders holding 10% or more of the voting power of all shares entitled to vote who shall demand such special meeting by giving written notice of demand to the chief executive officer or the chief financial officer specifying the purposes of the meeting.	Replidyne’s amended and restated bylaws provide that special meetings of the stockholders may be called, for any purpose or purposes, by (i) the chairman of the board of directors, (ii) the chief executive officer, or (iii) the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the board of directors for adoption).

Notice of Stockholder Meeting	CSI’s amended and restated bylaws provide that except as otherwise provided by law, a written notice setting out the place, date and hour of any stockholder meeting shall be given to each holder of shares entitled to vote not less than ten days nor more than 60 days prior to the date of the meeting; provided, that notice of a meeting at which there is to be considered a proposal (i) to dispose of all, or substantially all, of the property and assets of the corporation or (ii) to dissolve the corporation, shall be given to all stockholders of record, whether or not entitled to vote; and provided further, that notice of a meeting at which there is to be considered a proposal to adopt a plan of merger or exchange shall be given to all stockholders of record, whether or not entitled to vote, at least 14 days prior thereto. Notice of any special meeting shall state the purpose of the proposed meeting, and the business transacted at all special meetings shall be confined to the purposes stated in the notice.	Replidyne’s amended and restated bylaws provide that except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting.

	CSI	Replidyne

Quorum of Stockholder Meetings	CSI’s amended and restated bylaws provide that the holders of a majority of the voting power of the shares entitled to vote at a meeting, represented either in person or by proxy, shall constitute a quorum for the transaction of business at any meeting of stockholders.	Replidyne’s amended and restated bylaws provide that at all meetings of stockholders, except where otherwise provided by statute or by the restated certificate of incorporation, or by the bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business.

Election of Directors at Stockholder Meeting	CSI’s amended and restated bylaws provide that all director elections shall be determined by a majority vote of the number of shares entitled to vote and represented at any meeting at which there is a quorum except in such cases as shall otherwise be required by statute or the articles of incorporation.	Except as otherwise provided by law, Replidyne’s restated certificate of incorporation or as otherwise provided for in its amended and restated bylaws, Replidyne’s amended and restated bylaws provide that directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors.

Inspection of Stockholder Lists	The MBCA provides that any stockholder of a corporation that is not a publicly held corporation has an absolute right, upon written demand, to examine and copy, in person or by a legal representative, at any reasonable time, the corporation’s share register.	The DGCL provides that any stockholder, upon written demand under oath stating the purpose of the demand, has the right during usual business hours to inspect for any proper purpose a list of stockholders and to make copies or extracts from the list.

Cumulative Voting	The MBCA provides that each stockholder entitled to vote for directors has the right to cumulate those votes in the election of directors by giving written notice of intent to do so, unless the corporation’s articles of incorporation provide otherwise. CSI’s amended and restated articles of incorporation provide that there shall be no cumulative voting by CSI stockholders.	The DGCL states that the certificate of incorporation may provide for cumulative voting. The Replidyne restated certificate of incorporation does not provide for cumulative voting.

	CSI	Replidyne

Removal of Directors	The MBCA provides that unless modified by the articles of incorporation, bylaws or an agreement of the stockholders, any one or all of the corporation’s directors may be removed at any time by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote at an election of directors; provided that, if a director has been elected solely by the holders of a class or series of shares, then that director may be removed only by the affirmative vote of the holders of a majority of the voting power of all shares of that class or series entitled to vote at an election of that director.	The DGCL provides that a director of a corporation may be removed with or without cause by the affirmative vote of a majority of shares entitled to vote for the election of directors. However, a director of a Delaware corporation that has a classified board may be removed only for cause, unless the certificate of incorporation otherwise provides.

Stockholder Preemptive Rights	The MBCA provides that all stockholders are entitled to preemptive rights unless the articles of incorporation specifically deny or limit preemptive rights. CSI’s amended and restated articles of incorporation provide that stockholders shall not have preemptive rights to subscribe for or purchase additional shares of any class or series of the corporation.	The DGCL does not provide for stockholder preemptive rights, unless the certificate of incorporation provides otherwise. Replidyne’s restated certificate of incorporation does not provide for any such preemptive rights.

	CSI	Replidyne

Rights of Dissenting Stockholders	The MBCA provides that a stockholder of a Minnesota corporation may dissent from, and obtain payment for the fair value of the stockholder’s shares in the corporation in the event of certain corporate actions, including, among other things, the merger of the corporation.	The DGCL allows for appraisal rights only in connection with certain mergers or consolidations. No such appraisal rights exist, however, for corporations whose shares are held by more than 2,000 stockholders or are listed on a national securities exchange (such as Replidyne), unless the certificate of incorporation provides that appraisal rights are available to the stockholders or the stockholders are to receive in the merger of consolidation anything other than (a) shares of stock of the corporation surviving or resulting from such merger or consolidation, (b) shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 stockholders, (c) cash in lieu of fractional shares of the corporation described in the foregoing clauses (a) and (b), or (d) any combination of (a), (b), or (c). Replidyne’s restated certificate of incorporation does not provide for appraisal rights.

	CSI	Replidyne

Applicable State Takeover Laws
CSI is subject to the following provisions of Minnesota law that may have anti-takeover effects:

•   a provision that prohibits business-combination transactions with a stockholder for four years after the stockholder acquires 10% of the voting power of the corporation unless, before the share acquisition, the transaction or share acquisition receives approval of a majority of a committee consisting of one or more disinterested directors;

•   a control-share-acquisition statute, which provides that a person acquiring 20% or more of the voting power of a corporation may not vote those shares in excess of the 20% level unless and until approved by holders of (a) a majority of the voting power of the corporation’s shares, including those held by the acquiring person, and (b) a majority of the voting power of the corporation’s shares held by disinterested stockholders. Additional stockholder meetings and additional approvals of disinterested stockholders are required to confer voting power for subsequent purchases from 20% to 33 1/3%, from 33 1/3% to 50% and over 50% ownership;

Replidyne is subject to the certain provisions of Delaware law that may have anti-takeover effects. In general, the DGCL prohibits, with some exceptions, a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date of the transaction in which the person became an interested stockholder, unless:

•   the board of directors of the corporation approved the business combination or the other transaction in which the person became an interested stockholder prior to the date of the business combination or other transaction;

•   upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers of the corporation and shares issued under employee stock plans under which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

CSI	Replidyne

•   a provision that prohibits corporations from purchasing any voting shares owned for less than two years from a greater-than-5% stockholder for more than the market value of those shares, unless the transaction has been approved by a majority of the voting power of all shares entitled to vote or unless the corporation makes an offer of at least equal value per share to all holders of shares of the class or series of stock held by the greater-than-5% stockholder and to all holders of any class or series into which those securities may be converted;

•   a “fair price” provision, which provides that no person may acquire shares of a Minnesota corporation within two years following the person’s last purchase of shares in a takeover offer, unless the stockholders are given a reasonable opportunity to dispose of their shares to the person on terms substantially equivalent to those provided in the takeover offer. The provision does not apply if the acquisition is approved by a committee consisting of disinterested directors before the person acquires any shares in the takeover offer; and

•   a provision requiring that parties seeking to commence a tender offer for shares of a publicly held Minnesota corporation must file a disclosure statement with the Minnesota Department of Commerce describing the terms of the tender offer and certain information about the bidder and the target. The Commerce Department has the right to conduct a hearing on the transaction.

•   on or subsequent to the date the person became an interested stockholder, the board of directors of the corporation approved the business combination and the stockholders of the corporation authorized the business combination at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding stock of the corporation not owned by the interested stockholder.

For purposes of the anti-takeover portions, the DGCL defines a “business combination” to include any of the following:

•   any merger or consolidation involving the corporation and the interested stockholder;

•   any sale, transfer, pledge or other disposition of 10% or more of the corporation’s assets or outstanding stock involving the interested stockholder;

•   in general, any transaction that results in the issuance or transfer by the corporation of any of its stock to the interested stockholder;

•   any transaction involving the corporation that has the effect of increasing the proportionate share of its stock owned by the interested stockholder; or

•   the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, the anti-takeover portions of the DGCL define an “interested stockholder” as any person who, together with the person’s affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Except where specifically noted, the following information and all other information contained in this proxy statement/prospectus does not give effect to the proposed reverse stock split described in Replidyne Proposal No. 2.

Introduction

Assuming that the net assets of Replidyne are between $35.0 and $37.0 million as calculated in accordance with the terms of the merger agreement, CSI security holders will own or have the right to acquire, after the merger, between 83.0% and 83.7% of the combined company on a fully-diluted basis using the treasury method of accounting for options and warrants. Further, CSI directors will constitute a majority of the combined company’s board of directors and all members of the executive management of the combined company will be from CSI. Therefore, CSI will be deemed to be the acquiring company for accounting purposes and the merger transaction will be accounted for as a reverse merger and a recapitalization. The financial statements of the combined entity after the merger will reflect the historical results of CSI before the merger and will not include the historical financial results of Replidyne before the completion of the merger. Stockholders’ equity and earnings per share of the combined entity after the merger will be retroactively restated to reflect the number of shares of common stock received by CSI security holders in the merger, after giving effect to the difference between the par values of the capital stock of CSI and Replidyne, with the offset to additional paid-in capital.

The unaudited pro forma condensed combined financial statements have been prepared to give effect to the proposed merger of CSI and Replidyne as a reverse acquisition of assets and a recapitalization. For accounting purposes, CSI is considered to be acquiring Replidyne in the merger, and it is assumed that Replidyne does not meet the definition of a business in accordance with the Statements of Financial Accounting Standards No. 141, Business Combinations, and Emerging Issues Task Force (EITF) No. 98-3, Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business, because as of December 31, 2008 Replidyne had reduced its employee headcount to three employees that are not engaged in development or commercialization efforts and will not transition to CSI, had returned its license to develop faropenem medoxomil to Asubio Pharma Co., Ltd. and had suspended development of REP3123 and its other anti-infective programs based on its bacterial DNA replication inhibition technology, and is engaged in a process to sell or otherwise dispose of its remaining research and development programs, including REP3123 and its bacterial DNA replication inhibition technology. As such, at the time the transaction is expected to be consummated, Replidyne’s sole business activity will be liquidation through the merger. Under EITF 98-3, the total estimated purchase price, calculated as described in Note 2 to these unaudited pro forma condensed combined financial statements, is allocated to the assets acquired and liabilities assumed in connection with the transaction, based on their estimated fair values. As a result, the cost of the proposed merger will be measured at the estimated fair value of the net assets acquired, and no goodwill will be recognized. While the accounting treatment of the transaction is an acquisition of assets and assumption of certain liabilities by CSI, the manner in which such transaction is consummated is a merger between Replidyne and CSI whereby CSI stockholders will control the combined entity after the transaction. Accordingly, consistent with guidance relating to such transactions, CSI (the legal acquiree, but the accounting acquirer) will be considered to be the continuing reporting entity that acquires the registrant, Replidyne (the legal acquirer, but the accounting acquiree), and therefore the transaction is considered to be a reverse merger.

For purposes of these unaudited pro forma condensed combined financial statements, Replidyne and CSI have made allocations of the estimated purchase price to the assets to be acquired and liabilities to be assumed based on preliminary estimates of their fair value, as described in Note 2 to these unaudited pro forma condensed combined financial statements. Replidyne and CSI have estimated that the fair value of Replidyne’s cash and cash equivalents, short-term investments, prepaid expenses and other current assets, and accounts payable and accrued expenses approximate carrying values due to their short-term maturities and expected realization and payment. Replidyne and CSI have estimated that Replidyne’s property and equipment and other assets at the time of the transaction would not be used in future operations or would have minimal resale value at that time, and therefore these assets have not been assigned a fair value in the accompanying unaudited pro forma condensed combined financial statements. Further, it is expected that at the time of the consummation of the merger, the book and fair value of such assets will be de minimis. A final determination of these estimated fair values, which cannot be made prior to the completion of the merger, will be based on the actual net assets of Replidyne that exist as of the date of completion of the merger. Replidyne and CSI expect the fair value of the net assets of Replidyne to approximate the fair value of

Replidyne common stock at the date of the merger. The actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma condensed combined financial statements as a result of:

•	net cash used in Replidyne’s operations between the pro forma balance sheet date of September 30, 2008 and the closing of the merger;

•	the timing of completion of the merger;

•	Replidyne’s net assets as calculated pursuant to the merger agreement, which will partially determine the actual number of shares of Replidyne’s common stock to be issued pursuant to the merger; and

•	other changes in Replidyne’s net assets that may occur prior to completion of the merger, which could cause material differences in the information presented below.

The unaudited pro forma condensed combined balance sheet as of September 30, 2008 gives effect to the proposed merger as if it occurred on September 30, 2008 and combines the historical balance sheets of Replidyne and CSI as of September 30, 2008 and includes the effect of the issuance of warrants to purchase 3.5 million shares of CSI common stock to existing CSI preferred stockholders in connection with the conversion of preferred stock to common stock immediately prior to the effective time of the proposed merger. The CSI balance sheet information was derived from its unaudited balance sheet as of September 30, 2008 included herein. The Replidyne balance sheet information was derived from its unaudited condensed consolidated balance sheet included in its Form 10-Q for the quarterly period ended September 30, 2008 and also included herein. The estimated purchase price of the Replidyne acquisition in these unaudited pro forma condensed combined financial statements was based on the estimated fair value of the net assets to be received by CSI assuming the proposed merger had closed on September 30, 2008.

The final purchase price allocation may change significantly from preliminary estimates. The actual purchase price allocation upon consummation of the merger will be based on the fair value of Replidyne’s assets and liabilities as determined at the time of the consummation of the merger. Replidyne continues to use its cash and other liquid assets to finance the closing of its operations. CSI and Replidyne will re-evaluate the determination of the purchase price at the time of consummation of the merger. Please see the notes to these unaudited pro forma combined condensed financial statements for further discussion.

The unaudited pro forma condensed combined statements of operations for the three months ended September 30, 2008 and the year ended June 30, 2008 are presented as if the merger was consummated on July 1, 2007, and combine the historical results of Replidyne and CSI for the three months ended September 30, 2008 and the year ended June 30, 2008, respectively. The historical results of CSI were derived from its unaudited consolidated statement of operations for the three months ended September 30, 2008 and its audited consolidated statement of operations for the year ended June 30, 2008 included herein. The historical results of Replidyne were derived from its unaudited statement of operations for the three months ended September 30, 2008 included in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008 and herein, and a combination of its audited statement of operations included in its Annual Report on Form 10-K for the year ended December 31, 2007 and herein, and its unaudited statement of operations for the six months ended June 30, 2007 and 2008 included in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008.

The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Replidyne and CSI been a combined company during the specified periods. Further, the unaudited pro forma condensed combined financial statements do not reflect any adjustments to remove the operating results of Replidyne. As noted above, Replidyne is not expected to have any substantive operations at the time of the merger. The unaudited pro forma condensed combined financial statements have been prepared using CSI’s June 30 year-end, as the combined company anticipates having a June 30 year end upon closing of the merger. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this proxy statement/prospectus. The unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of CSI for the three months ended September 30, 2008 and for the year ended June 30, 2008 included herein, and the historical financial statements of Replidyne included in its Annual Report on Form 10-K for the year ended December 31, 2007 and in its Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2007 and 2008, and June 30, 2007 and 2008.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2008

	Historical		Pro Forma
	Replidyne	CSI	Adjustments		Combined
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$32,059	$14,727	$—		$46,786
Short-term investments	18,532	—	—		18,532
Accounts receivable, net	—	5,439	—		5,439
Inventories	—	3,930	—		3,930
Prepaid expenses and other current assets	1,318	818	—		2,136

Total current assets	51,909	24,914	—		76,823
Investments	—	21,390	—		21,390
Property and Equipment, net	133	1,156	(133)	E	1,156
Patents, net	—	1,152	—		1,152
Other assets	70	—	(70)	E	—

Total assets	$52,112	$48,612	$(203)		$100,521

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$6,875	$8,857	$6,200	G	$23,532
			1,600	I
Current maturities of long-term debt	—	27,201	—		27,201

Total current liabilities	6,875	36,058	7,800		50,733

Long-term debt	—	2,400	—		2,400
Redeemable convertible preferred stock warrants	—	4,047	(4,047)	A	—
Deferred rent	—	100	—		100

Total liabilities	6,875	42,605	3,753		53,233
Redeemable convertible preferred stock	—	98,242	(98,242)	A	—
Stockholders’ equity (deficit):
Common stock	27	37,738	98,242	A	139
			45,210	D
			(181,078)	J
Treasury stock	(1)	—	1	D	—
Additional paid-in capital	192,090	—	(192,090)	D	180,875
			(203)	E
			181,078	J
Common stock warrants	—	2,374	4,047	A	28,503
			22,082	C
Accumulated other comprehensive income (loss)	12	(343)	(12)	D	(343)
Accumulated deficit	(146,891)	(132,004)	(22,082)	C	(161,886)
			146,891	D
			(6,200)	G
			(1,600)	I

Total stockholders’ equity (deficit)	45,237	(92,235)	94,286		47,288

Total liabilities and stockholders’ equity (deficit)	$52,112	$48,612	$(203)		$100,521

See accompanying notes to the unaudited pro forma condensed combined financial statements

Unaudited Pro Forma Condensed Combined Statement of Operations

	For the Three Months Ended September 30, 2008
	Historical		Pro Forma
	Replidyne	CSI	Adjustments		Combined
	(In thousands, except share and per share data)

Revenues	$—	$11,646	$—		$11,646
Cost of goods sold	—	3,881	—		3,881

Gross margin	—	7,765	—		7,765
Operating expenses:
Selling, general and administrative	5,671	16,424	(778)	F	21,317
Research and development	4,780	4,955	(60)	F	9,675

Total operating expenses	10,451	21,379	(838)		30,992

Loss from operations	(10,451)	(13,614)	838		(23,227)
Interest expense	—	(227)	—		(227)
Interest and investment income	537	142	—		679

Net loss	(9,914)	(13,699)	838		(22,775)
Less: Accretion of redeemable convertible preferred stock	—	—	—		—

Net loss attributable to common stockholders	$(9,914)	$(13,699)	$838		$(22,775)

Basic and diluted net loss per share attributable to common stockholders	$(0.37)	$(1.78)			$(0.16)

Weighted average shares used in computing basic and diluted net loss per share attributable to common stockholders	27,082,000	7,692,248	104,223,756	B	138,998,004

See accompanying notes to the unaudited pro forma condensed combined financial statements

Unaudited Pro Forma Condensed Combined Statement of Operations — (Continued)

	For the Year Ended June 30, 2008
	Historical		Pro Forma
	Replidyne	CSI	Adjustments		Combined
	(In thousands, except share and per share data)

Revenues	$—	$22,177	$—		$22,177
Cost of goods sold	—	8,927	—		8,927

Gross margin	—	13,250	—		13,250
Operating expenses:
Selling, general and administrative	12,824	35,326	(340)	F	47,810
Research and development	47,564	16,068	(1,022)	F	62,610

Total operating expenses	60,388	51,394	(1,362)		110,420

Loss from operations	(60,388)	(38,144)	1,362		(97,170)
Interest expense	—	(923)	916	H	(7)
Interest and investment income	3,534	1,167	—		4,701
Impairment of investments	—	(1,267)	—		(1,267)
Other	(81)	—	—		(81)

Net loss	(56,935)	(39,167)	2,278		(93,824)
Less: Accretion of redeemable convertible preferred stock	—	(19,422)	19,422	H	—

Net loss attributable to common stockholders	$(56,935)	$(58,589)	$21,700		$(93,824)

Basic and diluted net loss per share attributable to common stockholders	$(2.10)	$(8.57)			$(0.70)

Weighted average shares used in computing basic and diluted net loss per share attributable to common stockholders	27,103,000	6,835,126	99,403,302	B	133,341,428

See accompanying notes to the unaudited pro forma condensed combined financial statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1.	Basis of Presentation

On November 3, 2008, Replidyne and CSI entered into an Agreement and Plan of Merger and Reorganization, under which Responder Merger Sub, Inc., a wholly owned subsidiary formed by Replidyne in connection with the merger, will merge with and into CSI and CSI will become a wholly owned subsidiary of Replidyne and the surviving corporation of the merger. Upon completion of the merger, Replidyne will change its name to Cardiovascular Systems, Inc. and assume CSI’s fiscal year end of June 30. Pursuant to the terms of the merger agreement, Replidyne will issue to the stockholders of CSI shares of Replidyne common stock and will assume all of the stock options, restricted stock awards, and stock warrants of CSI outstanding as of the merger closing date, such that CSI stockholders, including holders of common stock and redeemable convertible preferred stock, option and restricted stock holders and warrant holders will own or have the right to acquire between 83.0% and 83.7% of the combined company on a pro forma fully diluted basis, calculated using the treasury stock method of accounting for options and warrants, and Replidyne stockholders and option and warrant holders will own or have the right to acquire between 16.3% and 17.0% of the combined company on a pro forma fully diluted basis, calculated using the treasury stock method of accounting for options and warrants, and assuming that Replidyne’s net assets at closing are between $35.0 million and $37.0 million. The merger is intended to qualify as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code. The merger is subject to customary closing conditions, including approval by Replidyne and CSI stockholders.

Because CSI security holders will own or have the right to acquire between 83.0% and 83.7% of the voting stock of the combined company after the transaction and the management of CSI will be the management of the combined company, CSI is deemed to be the acquiring company for accounting purposes and the transaction will be accounted for as a reverse acquisition in accordance with accounting principles generally accepted in the United States. Accordingly, the assets and liabilities of Replidyne will be recorded as of the merger closing date at their estimated fair values.

2.	Purchase of Net Assets In Accordance with EITF No. 98-3

The estimated purchase price and the allocation of the estimated purchase price discussed below have been determined in accordance with EITF No. 98-3, with the anticipation that the merger will be consummated in early 2009, and are preliminary because the proposed merger has not yet been completed. The final allocation of the purchase price will be based on Replidyne’s assets and liabilities on the closing date. Under EITF No. 98-3, the total estimated purchase price is allocated to the Replidyne tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the date of the consummation of the transaction.

The unaudited pro forma condensed combined financial statements include an estimate for contractual compensation liabilities owed to Replidyne employees as a result of the change of control obligations and other severance agreement payments that will become due as a result of the merger. An estimate of costs related to Replidyne’s remaining lease obligation is also included in the unaudited pro forma condensed combined financial statements.

The preliminary allocation of the estimated purchase price is in part based upon preliminary management estimates, as described below, and CSI and Replidyne’s estimates and assumptions are subject to change upon the consummation of the merger.

Cash and cash equivalents, short-term investments and other tangible assets and liabilities:  The tangible assets and liabilities were valued at their respective carrying amounts, except for adjustments to certain property and equipment, other assets and cessation-related liabilities, as CSI and Replidyne believe that these amounts approximate their current fair values.

Property and equipment and other assets:  Property and equipment and other assets have not been assigned a fair value as CSI and Replidyne believe that these assets would not be used in future operations or would have minimal resale value on the date that the transaction is consummated, and the book and fair value of these assets on the actual date of consummation of the transaction is expected to be de minimis.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA) — (Continued)

Pre-acquisition contingencies:  CSI and Replidyne have not currently identified any pre-acquisition contingencies where a liability is probable and the amount of the liability can be reasonably estimated.

The final determination of the purchase price allocation will be based on the fair values of the assets acquired and liabilities assumed as of the date the proposed merger is consummated. The preliminary allocation of the estimated purchase price assuming the merger had closed on September 30, 2008 is as follows (in thousands):

Amount

Preliminary estimated purchase price allocation:
Cash and cash equivalents	$32,059
Short-term investments	18,532
Prepaid expenses and other current assets	1,318
Accounts payable and accrued expenses	(14,675)

Total estimated purchase price	$37,234

The final purchase price allocation may change significantly from preliminary estimates. The actual purchase price allocation upon consummation of the merger will be based on the fair values of Replidyne’s assets and liabilities as determined at the time of consummation. Further, Replidyne continues to use its cash and other liquid assets to finance the closing of its operations. CSI and Replidyne will re-evaluate the determination of the purchase price at the time of consummation of the merger.

3.	Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the estimated purchase price and to adjust amounts related to Replidyne’s tangible and identifiable intangible assets and liabilities to a preliminary estimate of their fair values.

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows (dollar amounts in thousands, except per share amounts):

(A) To reflect the conversion of all shares of CSI preferred stock and preferred stock warrants to CSI common stock and common stock warrants immediately prior to the effective time of the proposed merger.

(B) To reflect the issuance of new shares of Replidyne common stock at the effective time of the proposed merger. A share conversion factor of 6.624 was determined using the treasury method of accounting, as specified in the merger agreement, for options and warrants, and giving effect to other outstanding equity securities, assuming that the net assets of Replidyne are $36,000, as calculated in accordance with the terms of the merger agreement. The assumed conversion factor was multiplied by the CSI common stock to be outstanding immediately prior to the effective time of the proposed merger (including common stock issued upon the conversion of preferred stock) to calculate the amount of new shares to be issued by Replidyne. The calculations are summarized as follows:

Three Months Ended September 30, 2008	Shares
Shares of CSI common stock outstanding at September 30, 2008	7,692,248
Shares of CSI common stock to be issued upon the conversion of CSI preferred stock	9,203,284
Sub-total	16,895,532
Conversion factor	6.624

Sub-total	111,916,004
Less: shares of CSI common stock outstanding at September 30, 2008	(7,692,248)

Adjustment	104,223,756

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA) — (Continued)

Year Ended June 30, 2008	Shares
Shares of CSI common stock outstanding at June 30, 2008	6,835,126
Shares of CSI common stock to be issued upon the conversion of CSI preferred stock	9,203,284
Sub-total	16,038,410
Conversion factor	6.624

Sub-total	106,238,428

Less: shares of CSI common stock outstanding at June 30, 2008	(6,835,126)

Adjustment	99,403,302

(C) To reflect the issuance of 3.5 million common stock warrants at $5.71 per share to existing preferred stock holders in connection with the conversion of preferred stock to common stock. The warrants were determined to have an estimated value of $22,082 for accounting purposes using the Black Scholes method, are exercisable upon issuance, and expire five years after issuance.

(D) To reflect the elimination of Replidyne’s treasury stock, additional paid-in capital, accumulated other comprehensive income, and accumulated deficit. The adjustment to common stock of $45,210 is calculated as follows:

Total book value of Replidyne’s assets	$52,112
Less: book value of Replidyne’s liabilities	(6,875)
Less: par value of Replidyne common stock outstanding on September 30, 2008	(27)

Value of shares issued by Replidyne to stockholders of CSI, valued at the estimated fair value of the net assets of Replidyne	$45,210

(E) To adjust Replidyne’s carrying value of property and equipment and other assets. CSI and Replidyne believe that these assets would not be used in future operations or would have minimal resale value at the date the transaction is consummated. At the actual date of consummation of the merger, these assets are expected to have a book and fair value that is de minimis. For accounting purposes, CSI is considered to be acquiring the net assets of Replidyne in this transaction, including tangible net assets such as property and equipment and other assets.

(F) To reflect the elimination of Replidyne’s historical depreciation and amortization expense associated with the reduction in the carrying value of property and equipment to fair value and as a result of the allocation process, and to reflect the elimination of asset impairment charges recorded by Replidyne. Had this proposed merger been consummated on July 1, 2007, the related property and equipment would have been eliminated.

(G) To record estimated transaction costs for CSI and Replidyne.

(H) To reverse accretion of redeemable convertible preferred stock and adjustment to fair value of redeemable convertible preferred stock warrants.

(I) To reflect the estimated fair value (including estimated subleases) of the lease obligation for Replidyne’s facility, which will be abandoned upon consummation of the merger.

(J) To adjust common stock to equal par value.

4.	Non-recurring Expenses

Replidyne has incurred and will continue to incur certain non-recurring expenses in connection with the transaction. These expenses, which are reflected in the accompanying unaudited pro forma condensed combined balance sheet as of September 30, 2008, but are not reflected in the unaudited pro forma condensed combined

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA) — (Continued)

statements of operations for the three months ended September 30, 2008 and for the year ended June 30, 2008, are currently estimated as follows (in thousands):

Financial advisors’ fee	$4,000
Legal, accounting, and processing costs	800
Transaction bonuses	400

Total fees	$5,200

CSI will incur certain non-recurring transaction-related costs in connection with the merger. These estimated expenses of $1,000 are reflected in the unaudited pro forma condensed combined balance sheet as of September 30, 2008, but are not reflected in the unaudited pro forma condensed combined statements of operations for the three months ended September 30, 2008 and for the year ended June 30, 2008.

LEGAL MATTERS

Cooley Godward Kronish LLP, Broomfield, Colorado, will pass upon the validity of the Replidyne common stock to be issued in the merger and certain federal income tax consequences of the merger for Replidyne. Fredrikson & Byron, P.A., Minneapolis, Minnesota, will pass upon certain federal income tax consequences of the merger for CSI.

EXPERTS

The financial statements of Replidyne, Inc. at December 31, 2006 and 2007, and for each of the three years in the period ended December 31, 2007, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. This report refers to Replidyne, Inc.’s adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective January 1, 2006.

The consolidated financial statements of Cardiovascular Systems, Inc. as of June 30, 2007 and 2008, and for each of the three years ended June 30, 2008, included in this proxy statement/prospectus have been so included, in reliance on the report (which contains an explanatory paragraph relating to Cardiovascular Systems, Inc.’s ability to continue as a going concern as described in Note 2 to Cardiovascular Systems, Inc.’s consolidated financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Replidyne stockholders will be “householding” its proxy materials. A single proxy statement will be delivered to multiple Replidyne stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you are a Replidyne stockholder, once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify Replidyne. Direct your written request to Replidyne, Inc., Attn: Chief Financial Officer, 1450 Infinite Dr., Louisville, Colorado 80027. Replidyne stockholders who currently receive multiple copies of the proxy statement/prospectus at their addresses and would like to request “householding” of their communications should contact your broker or Replidyne at the address set forth above.

WHERE YOU CAN FIND MORE INFORMATION

Replidyne has filed annual, quarterly and current reports, proxy statements and other information with the SEC. CSI has filed registration statements on Form 10 and Form S-1 and other information with the SEC. You may read and copy any reports, statements or other information filed by Replidyne and CSI at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The public filings filed by Replidyne and CSI are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov.

You may obtain a free copy of Replidyne annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports on the day of filing with the SEC on the Internet at http://www.Replidyne.com or by contacting the Investor Relations Department at Replidyne’s corporate office by calling (303) 996-5500 or making a request in writing to Replidyne, Inc., c/o Investor Relations, 1450 Infinite Drive, Louisville, Colorado 80027.

Replidyne has filed a Form S-4 registration statement to register with the SEC the offer and sale of the shares of Replidyne common stock to be issued to CSI stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Replidyne and a proxy statement of Replidyne and CSI.

Replidyne has supplied all information contained in this proxy statement/prospectus relating to Replidyne and Responder Merger Sub, Inc., and CSI has supplied all information relating to CSI.

You should rely only on the information contained in this proxy statement/prospectus to vote your shares at the special meetings. Replidyne and CSI have not authorized anyone to provide you with information that differs from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated          , 2009. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of shares of Replidyne common stock in the merger shall create any implication to the contrary.

Replidyne, the Replidyne logos and all other Replidyne product and service names are registered trademarks or trademarks of Replidyne, Inc. in the United States and in other select countries. CSI, the CSI logos and all other CSI product and service names are registered trademarks or trademarks of CSI in the United States and in other select countries. ‘‘®” and ‘‘tm” indicate U.S. registration and U.S. trademark, respectively. Other third-party logos and product/trade names are registered trademarks or trade names of their respective companies.

Replidyne, Inc.

Index to Financial Statements
For the Years Ended December 31, 2005, 2006 and 2007

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Replidyne, Inc.:

We have audited the accompanying balance sheets of Replidyne, Inc. as of December 31, 2006 and 2007, and the related statements of operations, stockholders’ equity (deficit), preferred stock and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Replidyne, Inc. as of December 31, 2006 and 2007, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

As discussed in note 2 to the accompanying financial statements, the Company adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective January 1, 2006.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Replidyne, Inc.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 13, 2008 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

KPMG LLP

Boulder, Colorado
March 13, 2008

REPLIDYNE, INC.
BALANCE SHEETS

	December 31,
	2006	2007
	(In thousands,
	except par value)

ASSETS
Current assets:
Cash and cash equivalents	$24,091	$43,969
Short-term investments	101,476	46,297
Receivable from Forest Laboratories	4,634	—
Prepaid expenses and other current assets	2,079	2,429

Total current assets	132,280	92,695
Property and equipment, net	3,170	1,905
Other assets	111	90

Total assets	$135,561	$94,690

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$7,957	$12,255
Deferred revenue	56,176	—

Total current liabilities	64,133	12,255
Other long-term liabilities	56	31

Total liabilities	64,189	12,286

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value. Authorized 100,000 shares; issued 27,010 and 27,085 shares; outstanding 26,979 and 27,077 shares at December 31, 2006 and 2007, respectively	27	27
Treasury stock, $0.001 par value; 31 and 8 shares at December 31, 2006 and 2007, respectively, at cost	(2)	(1)
Additional paid-in capital	188,334	191,570
Accumulated other comprehensive income (loss)	(7)	96
Accumulated deficit	(116,980)	(109,288)

Total stockholders’ equity	71,372	82,404

Total liabilities and stockholders’ equity	$135,561	$94,690

See notes to financial statements.

REPLIDYNE, INC.

STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2005	2006	2007
	(In thousands, except
	per share amounts)

Revenue	$441	$15,988	$58,571

Costs and expenses:
Research and development	29,180	38,295	43,313
Sales, general and administrative	5,329	12,187	13,020

Total costs and expenses	34,509	50,482	56,333

Income (loss) from operations	(34,068)	(34,494)	2,238
Investment income, net	722	5,953	5,535
Interest expense	(100)	(14)	—
Other expense, net	(223)	(694)	(81)

Net income (loss)	(33,669)	(29,249)	7,692
Preferred stock dividends and accretion	(7,191)	(5,391)	—

Net income (loss) attributable to common stockholders	$(40,860)	$(34,640)	$7,692

Net income (loss) attributable to common stockholders per share — basic	$(39.20)	$(2.49)	$0.29

Net income (loss) attributable to common stockholders per share — diluted	$(39.20)	$(2.49)	$0.28

Weighted average common shares outstanding — basic	1,042	13,908	26,730

Weighted average common shares outstanding — diluted	1,042	13,908	27,666

See notes to financial statements.

REPLIDYNE, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT), PREFERRED STOCK, AND
COMPREHENSIVE INCOME (LOSS)
(in thousands)

									Stockholder’s Equity (Deficit)
	Preferred Stock														Accumulated
	Series A Redeemable		Series B Convertible		Series C Redeemable		Series D Redeemable						Additional	Deferred	Other		Total
	Convertible Preferred Stock		Preferred Stock		Convertible Preferred Stock		Convertible Preferred Stock		Common Stock		Treasury Stock		Paid-In	Stock-Based	Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Compensation	Income (Loss)	Deficit	(Deficit)

Balances, January 1, 2005	13,000	$15,886	4,000	$5,630	36,800	$47,931	—	$—	790	$1	(31)	$(2)	$—	(7)	41	$(42,235)	$(42,202)
Issuance of common stock upon exercise of stock options	—	—	—	—	—	—	—	—	1,108	1	—	—	290	—	—	—	291
Issuance of Series D redeemable, convertible preferred stock in August 2005 for cash, net of issuance costs of $2,323	—	—	—	—	—	—	34,722	60,177	—	—	—	—	—	—	—	—	—
Stock-based compensation related to stock option grants to an employee	—	—	—	—	—	—	—	—	—	—	—	—	54	—	—	—	54
Stock-based compensation related to stock option grants to non-employees	—	—	—	—	—	—	—	—	—	—	—	—	1	—	—	—	1
Reclassification of warrants on redeemable preferred stock	—	—	—	—	—	—	—	—	—	—	—	—	(345)	—	—	(12)	(357)
Amortization of deferred stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	3	—	—	3
Accretion of offering costs on redeemable preferred stock	—	14	—	—	—	24	—	169	—	—	—	—	—	—	—	(207)	(207)
Non-cash dividends on preferred stock	—	1,040	—	400	—	3,680	—	1,864	—	—	—	—	—	—	—	(6,984)	(6,984)
Realized gain on available-for-sale equity securities	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(41)	—	(41)
Unrealized gain on available-for-sale equity securities	—	—	—	—	—	—	—	—	—	—	—	—	—	—	479	—	479
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(33,669)	(33,669)
Comprehensive loss																	(33,231)

Balances, December 31, 2005	13,000	16,940	4,000	6,030	36,800	51,635	34,722	62,210	1,898	2	(31)	(2)	—	(4)	479	(83,107)	(82,632)
Issuance of Series C preferred stock upon exercise of stock purchase warrants	—	—	—	—	80	100	—	—	—	—	—	—	183	—	—	—	183
Issuance of common stock upon exercise of stock options	—	—	—	—	—	—	—	—	214	—	—	—	176	—	—	—	176
Reclassification of warrants on redeemable preferred stock	—	—	—	—	—	—	—	—	—	—	—	—	446	—	—	—	446
Issuance of common stock under employee stock purchase plan	—	—	—	—	—	—	—	—	43	—	—	—	221	—	—	—	221
Issuance of common stock in initial public offering, net of offering costs	—	—	—	—	—	—	—	—	5,006	5	—	—	44,534	—	—	—	44,539
Changes in restricted stock, net	—	—	—	—	—	—	—	—	—	—	—	—	79	—	—	—	79
Reclassification of deferred stock based compensation	—	—	—	—	—	—	—	—	—	—	—	—	(4)	4	—	—	—
Stock-based compensation expense related to options granted	—	—	—	—	—	—	—	—	—	—	—	—	1,180	—	—	—	1,180
Accretion of offering costs on redeemable preferred stock	—	5	—	—	—	9	—	231	—	—	—	—	(246)	—	—	—	(246)
Non-cash dividends on preferred stock	—	528	—	203	—	1,873	—	2,541	—	—	—	—	(522)	—	—	(4,624)	(5,146)
Conversion of preferred stock into common stock upon initial public offering	(13,000)	$(12,930)	(4,000)	$(5,000)	(36,880)	(45,980)	(34,722)	(60,578)	18,067	18	—	—	124,470	—	—	—	124,488
Settlement of accrued dividends on preferred stock with common stock upon initial public offering	—	(4,543)	—	(1,233)	—	(7,637)	—	(4,404)	1,782	2	—	—	17,817	—	—	—	17,819
Reversal of unrealized gain on available-for-sale equity securities, net	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(486)	—	(486)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(29,249)	(29,249)
Comprehensive loss																	(29,735)

Balances, December 31, 2006	—	$—	—	$—	—	$—	—	$—	27,010	$27	(31)	$(2)	$188,334	$—	$(7)	$(116,980)	$71,372

(continued)

See notes to financial statements.

REPLIDYNE, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT), PREFERRED STOCK, AND
COMPREHENSIVE INCOME (LOSS) — (Continued)
(in thousands)

									Stockholder’s Equity (Deficit)
	Preferred Stock														Accumulated		Total
	Series A Redeemable		Series B Convertible		Series C Redeemable		Series D Redeemable						Additional	Deferred	Other		Stockholders’
	Convertible Preferred Stock		Preferred Stock		Convertible Preferred Stock		Convertible Preferred Stock		Common Stock		Treasury Stock		Paid-In	Stock-Based	Comprehensive	Accumulated	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Compensation	Income (Loss)	Deficit	(Deficit)

Balances, December 31, 2006	—	$—	—	$—	—	$—	—	$—	27,010	$27	(31)	$(2)	$188,334	$—	(7)	$(116,980)	$71,372
Issuance of common stock upon exercise of stock options	—	—	—	—	—	—	—	—	52	—	—	—	64	—	—	—	64
Issuance of common stock under employee stock purchase plan	—	—	—	—	—	—	—	—	68	—	—	—	282	—	—	—	282
Release of restrictions on restricted stock	—	—	—	—	—	—	—	—	—	—	—	—	115	—	—	—	115
Vested shares of restricted stock returned to the company for taxes	—	—	—	—	—	—	—	—	—	—	(2)	(8)	—	—	—	—	(8)
Return of unvested restricted stock by employee upon termination	—	—	—	—	—	—	—	—	—	—	(33)	—	—	—	—	—	—
Stock-based compensation expense related to options granted	—	—	—	—	—	—	—	—	—	—	—	—	2,784	—	—	—	2,784
Issuance of restricted stock to an employee	—	—	—	—	—	—	—	—	13	—	—	—	—	—	—	—	—
Unrealized gain on available-for-sale equity securities, net	—	—	—	—	—	—	—	—	—	—	—	—	—	—	103	—	103
Retirement of treasury stock	—	—	—	—	—	—	—	—	(58)	—	58	9	(9)	—	—	—	—
Net income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	7,692	7,692

Comprehensive income																	7,795

Balances, December 31, 2007	—	—	—	—	—	—	—	—	27,085	$27	(8)	(1)	$191,570	$—	$96	$(109,288)	$82,404

See notes to financial statements.

REPLIDYNE, INC.

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2005	2006	2007
	(In thousands)

Cash flows from operating activities:
Net income (loss)	$(33,669)	$(29,249)	$7,692
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,258	1,418	1,474
Stock-based compensation	58	1,180	2,784
Amortization of debt discount and issuance costs	35	9	—
Amortization of discounts and premiums on short-term investments	(469)	(744)	779
Other	28	105	15
Changes in operating assets and liabilities:
Receivable from Forest Laboratories	—	(4,634)	4,634
Prepaid expenses and other current assets	(182)	(1,695)	(349)
Other assets	(288)	150	21
Accounts payable and accrued expenses	6,996	(518)	4,435
Deferred revenue	(307)	56,175	(56,175)
Other long-term liabilities	81	(25)	(25)

Net cash provided by (used in) operating activities	(26,459)	22,172	(34,715)

Cash flows from investing activities:
Purchases of short-term investments classified as available-for-sale	(157,281)	(169,827)	(26,803)
Purchases of short-term investments classified as held-to-maturity	—	(60,854)	(74,870)
Maturities of short-term investments classified as available-for-sale	125,500	147,504	59,489
Maturities of short-term investments classified as held-to-maturity	—	36,916	96,686
Proceeds from sale of property and equipment	1	45	7
Acquisitions of property and equipment	(1,570)	(1,214)	(232)

Net cash provided by (used in) investing activities	(33,350)	(47,430)	54,277

Cash flows from financing activities:
Principal payments on debt	(1,173)	(169)	—
Proceeds from issuance of common stock from the exercise of stock options and under the employee stock purchase plan	291	397	346
Proceeds from repayment of principal on notes receivable from officers	—	356	—
Proceeds from exercise of preferred stock warrants	—	100	—
Proceeds from sale of common stock from initial public offering, net of underwriters discount and offering costs	—	44,539	—
Bank overdraft	227	(227)	—
Purchase of unvested restricted stock from employees upon termination	—	—	(30)
Proceeds from sale of Series D redeemable convertible preferred stock, net	60,177	—	—

Net cash provided by financing activities	59,522	44,996	316

Net increase (decrease) in cash and cash equivalents	(287)	19,738	19,878
Cash and cash equivalents:
Beginning of year	4,640	4,353	24,091

End of year	$4,353	$24,091	$43,969

Supplemental cash flow information:
Cash paid for interest	$75	$15	$—

Notes receivable issued to officers for the exercise of stock options	$356	$—	$—

Reclassification of warrants from accrued liabilities to equity	$—	$629	$—

See notes to financial statements.

REPLIDYNE, INC.

NOTES TO FINANCIAL STATEMENTS

1.	Business and Organization

Replidyne, Inc. (Replidyne or the Company) is a biopharmaceutical company focused on discovering, developing, in-licensing and commercializing anti-infective products. The Company’s most advanced product candidate, faropenem medoxomil, is a novel oral community antibiotic for which the Company submitted a New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA) in December 2005 for treatment of acute bacterial sinusitis, community-acquired pneumonia, acute exacerbation of chronic bronchitis, and uncomplicated skin and skin structure infections in adults. In October 2006, the FDA issued a non-approvable letter for the NDA. According to the non-approvable letter, the FDA recommends further clinical studies for all indications included in the NDA, additional microbiologic confirmation and consideration of alternate dosing of faropenem medoxomil.

The Company’s research and development product pipeline also includes REP3123, an investigational narrow-spectrum antibacterial agent for the treatment of Clostridium difficile (C. difficile) bacteria and C. difficile-associated disease (CDAD), and its bacterial DNA replication inhibitor technology. Additionally, the Company had also been developing REP8839, a topical antibiotic for the treatment of skin and wound infections, including methicillin-resistant Staphylococcus aureus (MRSA) infections. As a result of prioritizing its preclinical programs in December 2007, the Company suspended the development of REP8839 due to the incremental investment required to optimize the formulation and the niche market opportunity for its initial indication of treating impetigo.

In February 2006, the Company entered into a collaboration and commercialization agreement with Forest Laboratories Holding Limited (Forest Laboratories) for the commercialization, development and distribution of faropenem medoxomil in the U.S. Under this agreement, in 2006 the Company received nonrefundable upfront and milestone payments of $60 million and during the term of the agreement received $14.6 million of contract revenue from funded activities related to the development of faropenem medoxomil. On May 7, 2007, the collaboration and commercialization agreement with Forest Laboratories terminated. As a result, the Company reacquired all rights to faropenem medoxomil previously granted to Forest Laboratories and recognized as revenue in 2007 all remaining unamortized deferred revenue under this agreement totaling $55 million.

2.	Summary of Significant Accounting Policies

Accounting Estimates in the Preparation of Financial Statements.  The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents.  The Company considers all highly liquid investments purchased with maturities of 90 days or less when acquired to be cash equivalents. Cash equivalents are carried at amortized cost, which approximates fair value.

Short-Term Investments.  Short-term investments are investments purchased with maturities of longer than 90 days held at a financial institution. At December 31, 2007, contractual original maturities of the Company’s short-term investments were less than two years for investments classified as available-for-sale and less than one year for investments classified as held-to-maturity. At December 31, 2007, the current weighted average days to maturity was approximately thirteen months for investments classified as available-for-sale and approximately two months for investments classified as held-to-maturity.

Management determines the classification of securities at purchase based on its intent. In accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, the Company classifies its securities as held-to-maturity or available-for-sale. Held-to-maturity securities are those which the Company has the positive intent and ability to hold to maturity and are reported at amortized cost. Available-for-sale securities are those the Company may decide to sell if needed for liquidity, asset/liability management, or other reasons.

REPLIDYNE, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Available-for-sale securities are recorded at estimated fair value. The estimated fair value amounts are determined by the Company using available market information. Unrealized holding gains and losses on available-for-sale securities are excluded from earnings and are reported as a separate component of other comprehensive income or loss until realized. Cost is adjusted for amortization of premiums and accretion of discounts from the date of purchase to maturity. Such amortization is included in investment income and other. Realized gains and losses and declines in value judged to be other than temporary on available-for-sale securities are also included in investment income and other. The cost of securities sold is based on the specific-identification method. A decline in the market value of any available-for-sale security below cost that is deemed to be other than temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and duration of the impairment, changes in value subsequent to period end, and forecasted performance of the investee. No impairments were recorded as a result of this analysis during 2005, 2006 or 2007. The Company’s investments were classified as follows at December 31, 2006 and 2007 (in thousands):

	December 31,
	2006	2007

Available-for-sale securities — recorded at fair value	$49,525	$16,213
Held-to-maturity securities — recorded at amortized cost	51,951	30,084

Total short-term investments	$101,476	$46,297

The following is a summary of the types of short-term investments classified as available-for-sale securities (in thousands):

	December 31, 2006		December 31, 2007
	Amortized	Estimated	Amortized	Estimated
	Cost	Fair Value	Cost	Fair Value

U.S. government agencies	$40,599	$40,601	$3,998	$4,005
U.S. bank and corporate notes	8,933	8,924	12,119	12,208

	$49,532	$49,525	$16,117	$16,213

Unrealized holding gains and losses on available-for-sale securities as of December 31, 2006 were $5 thousand and $12 thousand, respectively. Unrealized holding gains and losses on available-for-sale securities as of December 31, 2007 were $0.1 million and $7 thousand, respectively. Net unrealized holding gains or losses are recorded in accumulated other comprehensive income or loss.

The following is a summary of short-term investments classified as held-to-maturity securities (in thousands):

	December 31, 2006		December 31, 2007
	Amortized	Estimated	Amortized	Estimated
	Cost	Fair Value	Cost	Fair Value

U.S. bank and corporate notes	$42,962	$42,951	$30,084	$30,091
U.S. government agencies	$8,989	$8,985	$—	$—

	$51,951	$51,936	$30,084	$30,091

Unrealized holding gains and losses on held-to-maturity investments as of December 31, 2006 were $3 thousand and $18 thousand, respectively. Unrealized holding gains and losses on held-to-maturity investments as of December 31, 2007 were $10 thousand and $3 thousand, respectively.

REPLIDYNE, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Concentrations of Credit Risk.  Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents and short-term investments. The Company has established guidelines to limit its exposure to credit risk by placing investments with high credit quality financial institutions, diversifying its investment portfolio, and making investments with maturities that maintain safety and liquidity.

Property and Equipment.  Property and equipment are recorded at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three to seven years. Leasehold improvements are amortized over the shorter of the life of the lease or the estimated useful life of the assets. Repairs and maintenance costs are expensed as incurred.

Long-Lived Assets and Impairments.  The Company periodically evaluates the recoverability of its long-lived assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, and, if appropriate, reduces the carrying value whenever events or changes in business conditions indicate the carrying amount of the assets may not be fully recoverable. SFAS No. 144 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the fair value less costs to sell such assets. The Company has not yet generated positive cash flows from operations on a sustained basis, and such cash flows may not materialize for a significant period in the future, if ever. Additionally, the Company may make changes to its business plan that will result in changes to the expected cash flows from long-lived assets. As a result, it is reasonably possible that future evaluations of long-lived assets may result in impairment.

Accrued Expenses.  As part of the process of preparing its financial statements, the Company is required to estimate accrued expenses. This process involves identifying services that third parties have performed on the Company’s behalf and estimating the level of service performed and the associated cost incurred on these services as of each balance sheet date in the Company’s financial statements. Examples of estimated accrued expenses include contract service fees, such as amounts due to clinical research organizations, professional service fees, such as attorneys and independent accountants, and investigators in conjunction with preclinical and clinical trials, and fees payable to contract manufacturers in connection with the production of materials related to product candidates. Estimates are most affected by the Company’s understanding of the status and timing of services provided relative to the actual level of services incurred by the service providers. The date on which certain services commence, the level of services performed on or before a given date, and the cost of services is often subject to judgment. Additionally, the Company is a party to agreements which include provisions that require payments to the counterparty under certain circumstances. The Company develops estimates of liabilities using its judgment based upon the facts and circumstances known and accounts for these estimates in accordance with accounting principles involving accrued expenses generally accepted in the U.S.

Segments.  The Company operates in one segment. Management uses one measure of profitability and does not segment its business for internal reporting purposes.

Share-Based Compensation.  Effective January 1, 2006, the Company adopted SFAS No. 123(R), Share-Based Payment, using the prospective method of transition. Under that transition method, compensation cost recognized after adoption includes: (a) compensation costs for all share-based payments granted prior to January 1, 2006, based on the intrinsic value method prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and (b) compensation cost for all share-based payments granted or modified subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123(R).

The Company selected the Black-Scholes option pricing model as the most appropriate valuation method for option grants with service and/or performance conditions. The Black-Scholes model requires inputs for risk-free interest rate, dividend yield, volatility and expected lives of the options. Since the Company has a limited history of stock activity, expected volatility is based on historical data from several public companies similar in size and nature of operations to the Company. The Company will continue to use historical volatility and other similar public entity volatility information until its historical volatility is relevant to measure expected volatility for future option grants. The Company estimates the forfeiture rate based on historical data. Based on an analysis of historical forfeitures, the

REPLIDYNE, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Company applied an annual forfeiture rate of 6.97% during 2006 and applied an annual forfeiture rate of 4.48% during 2007. The forfeiture rate is re-evaluated on a quarterly basis. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant for a period commensurate with the expected term of the grant. The expected term (without regard to forfeitures) for options granted represents the period of time that options granted are expected to be outstanding and is derived from the contractual terms of the options granted and historical option exercise behaviors.

For certain options granted during 2006, the Company estimated the fair value of option grants as of the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions. Expected volatility was estimated to be 75%. The weighted average risk-free interest rate was 4.58%, and the dividend yield was 0.00%. The weighted average expected lives for each individual vesting tranche under the graded vesting attribution method discussed below was estimated to be 2.18 years.

For options granted during 2007, the Company estimated the fair value of option grants as of the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions. Expected volatility was estimated to be 75%. The weighted average risk-free interest rate was 4.46%, and the dividend yield was 0.00%. The weighted average expected lives for each individual vesting tranche under the graded vesting attribution method discussed below was estimated to be 3.05 years.

During 2006, the Company also issued options which vest over the earlier to be achieved service or market condition. In determining the estimated fair value of these option awards on the date of grant, the Company elected to use a binomial lattice option pricing model together with Monte Carlo simulation techniques using the following weighted average assumptions during 2006: risk-free interest rate of 5.08%, expected dividend yield of 0%, expected volatility of 75%, forfeiture rate of 6.97%, suboptimal exercise factor of 2, and post-vesting exit rate of 6.97%. An expected life of 7.01 years was derived from the model.

The lattice model requires inputs for risk-free interest rate, dividend yield, volatility, contract term, average vesting period, post-vest exit rate and suboptimal exercise factor. Both the fair value and expected life are outputs from the model. The risk-free interest rate was determined based on the yield available on U.S. Treasury Securities over the life of the option. The dividend yield and volatility factor was determined in the same manner as described above for the Black-Scholes model. The lattice model assumes that employees’ exercise behavior is a function of the option’s remaining vested life and the extent to which the option is in-the-money. The lattice model estimates the probability of exercise as a function of the suboptimal exercise factor and the post-vesting exit rate. The suboptimal exercise factor and post-vesting exit rate were based on actual historical exercise behavior.

The Company had a choice of two attribution methods for allocating compensation costs under SFAS No. 123(R): the “straight-line” method, which allocates expense on a straight-line basis over the requisite service period of the last separately vesting portion of an award, or the “graded vesting attribution method,” which allocates expense on a straight-line basis over the requisite service period for each separately vesting portion of the award as if the award was, in substance, multiple awards. The Company chose the graded vesting attribution method and accordingly, amortizes the fair value of each option over each option’s vesting period (requisite service period).

Employee stock options granted by the Company are generally structured to qualify as “incentive stock options” (ISOs). Under current tax regulations, the Company does not receive a tax deduction for the issuance, exercise or disposition of ISOs if the employee meets certain holding requirements. If the employee does not meet the holding requirements, a disqualifying disposition occurs, at which time the Company will receive a tax deduction. The Company does not record tax benefits related to ISOs unless and until a disqualifying disposition occurs. In the event of a disqualifying disposition, the entire tax benefit is recorded as a reduction of income tax expense. The Company has not recognized any income tax benefit or related tax asset for share-based compensation arrangements as the Company does not believe, based on its history of operating losses, that it is more likely than not it will realize any future tax benefit from such compensation cost recognized since inception of the Company.

Under SFAS 123(R), the estimated fair value of share-based compensation, including stock options granted under the Company’s Equity Incentive Plan and discounted purchases of common stock by employees under the

REPLIDYNE, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Employee Stock Purchase Plan, is recognized as compensation expense. The estimated fair value of stock options is expensed over the requisite service period as discussed above. Compensation expense under the Company’s Employee Stock Purchase Plan is calculated based on participant elected contributions and estimated fair values of the common stock and the purchase discount at the date of the offering. See Note 10 for further information on share-based compensation under these plans. Share-based compensation included in the Company’s statement of operations was as follows (in thousands):

	Year Ended December 31,
	2005	2006	2007

Research and development	$58	$385	$1,234
Sales, general and administrative	—	795	1,550

	$58	$1,180	$2,784

SFAS No. 123(R) was applied only to awards granted or modified after the required effective date of January 1, 2006. Awards granted prior to the Company’s implementation of SFAS No. 123(R) are accounted for under the recognition and measurement provisions of APB Opinion No. 25 and related interpretations.

Stock-Based Compensation under APB No. 25.  Prior to January 1, 2006, the Company applied the intrinsic-value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, including Financial Accounting Standards Board (FASB) Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25, in accounting for its employee stock options. Under this method, compensation expense is generally recorded on the date of grant only if the estimated fair value of the underlying stock exceeds the exercise price. Given the absence of an active market for the Company’s common stock prior to its initial public offering, the board of directors historically determined the estimated fair value of common stock on the dates of grant based on several factors, including progress against regulatory, clinical and product development milestones; sales of redeemable convertible preferred stock and the related liquidation preference associated with such preferred stock; progress toward establishing a collaborative development and commercialization partnership for faropenem medoxomil; changes in valuation of comparable publicly-traded companies; overall equity market conditions; and the likelihood of achieving a liquidity event such as an initial public offering or sale of the Company. The Company also considered the guidance set forth in the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately Held-Company Equity Securities Issued As Compensation. In addition, the Company obtained independent valuations of its common stock at September, November and December 2005. These independent valuations supported the fair value of the Company’s common stock established by the board of directors in 2005. Based on these factors, during 2005 the Company valued its common stock and set exercises prices for common stock options at each date of grant within the range of $0.61 to $1.32 per share.

SFAS No. 123, Accounting for Stock-Based Compensation, and SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of FASB Statement No. 123, established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As permitted by existing accounting standards, the Company elected to continue to apply the intrinsic-value-based method of accounting described above, for options granted through December 31, 2005. The following table illustrates the effect on net loss as if the fair-value-based method had been applied to all outstanding and unvested

REPLIDYNE, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

awards in the year ended December 31, 2005, prior to the adoption of SFAS 123(R), on January 1, 2006 (in thousands, except per share data):

Net loss attributable to common stockholders, as reported	$(40,860)
Add: stock-based employee compensation expense included in reported net loss attributable to common stockholders	57
Deduct: total stock-based employee compensation expense determined under fair value based method for all awards	(98)

Pro forma net loss attributable to common stockholders	$(40,901)

Net loss attributable to common stockholders per share — basic and diluted, as reported	$(39.20)

Pro forma net loss attributable to common stockholders per share — basic and diluted	$(39.24)

Prior to January 1, 2006, the fair value of each employee stock option award was estimated on the date of grant based on the minimum value method using the Black-Scholes option pricing valuation model. For options granted during 2005, the Company used the following weighted average assumptions: weighted average risk-free interest rate of 4.19%; dividend yield of 0.00%; expected life of 5 years and volatility, under the minimum value method, of .0001%.

Clinical Trial Expenses.  The Company records clinical trial expenses based on estimates of the services received and efforts expended pursuant to contracts with clinical research organizations (CROs) and other third party vendors associated with its clinical trials. The Company contracts with third parties to perform a range of clinical trial activities in the ongoing development of its product candidates. The terms of these agreements vary and may result in uneven payments. Payments under these contracts depend on factors such as the achievement of certain defined milestones, the successful enrollment of patients and other events. The objective of the Company’s clinical trial accrual policy is to match the recording of expenses in its financial statements to the actual services received and efforts expended. In doing so, the Company relies on information from CROs and its clinical operations group regarding the status of its clinical trials to calculate the accrual for clinical expenses at the end of each reporting period.

Net Income (Loss) Per Share.  Net income (loss) per share is computed using the weighted average number of shares of common stock outstanding and is presented for basic and diluted net income (loss) per share. Basic net income (loss) per share is computed by dividing net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding during the period, excluding common stock subject to vesting provisions. Diluted net income (loss) per share is computed by dividing net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding during the period increased to include, if dilutive, the number of additional common shares that would have been outstanding if the potential common shares had been issued or restrictions lifted on restricted stock. The dilutive effect of common stock equivalents such as outstanding stock options, warrants and restricted stock is reflected in diluted net income (loss) per share by application of the treasury stock method.

REPLIDYNE, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

The following table sets forth the computation of basic and diluted net income (loss) per share (amounts in thousands, except per share amounts):

	Year Ended December 31,
	2005	2006	2007

Numerator:
Net income (loss)	$(33,669)	$(29,249)	$7,692
Preferred stock dividends and accretion	(7,191)	(5,391)	—

	$(40,860)	$(34,640)	$7,692

Denominator:
Weighted-average shares outstanding, excluding unvested restricted stock	1,042	13,908	26,730
Effect of dilutive securities	—	—	936

Denominator for diluted earnings per share	1,042	13,908	27,666

Basic income (loss) earnings per share	$(39.20)	$(2.49)	$0.29

Diluted income (loss) earnings per share	$(39.20)	$(2.49)	$0.28

Potentially dilutive securities representing approximately 19.4 million, 2.5 million and 1.5 million shares of common stock for the years ended December 31, 2005, 2006 and 2007, respectively, were excluded from the computation of diluted earnings per share for these periods because their effect would have been antidilutive. Potentially dilutive securities include stock options, warrants, shares to be purchased under the employee stock purchase plan, restricted stock and shares which would be issued under convertible preferred stock.

Fair Value of Financial Instruments.  The carrying amounts of financial instruments, including cash and cash equivalents, receivables from Forest Laboratories, and accounts payable approximate fair value due to their short-term maturities.

Revenue Recognition.  The Company’s commercial collaboration agreements can contain multiple elements, including nonrefundable upfront fees, payments for reimbursement of research costs, payments for ongoing research, payments associated with achieving specific milestones and royalties based on specified percentages of net product sales, if any. The Company applies the revenue recognition criteria outlined in Emerging Issues Task Force (EITF) Issue No. 00-21, Revenue Arrangements with Multiple Deliverables (EITF 00-21), in accounting for upfront and milestone payments under the agreement. In applying the revenue recognition criteria within EITF 00-21, the Company considers a variety of factors in determining the appropriate method of revenue recognition under these arrangements, such as whether the elements are separable, whether there are determinable fair values and whether there is a unique earnings process associated with each element of a contract.

Where the Company does not believe that an upfront fee or milestone payment is specifically tied to a separate earnings process, revenues are recognized ratably over the estimated term of the agreement. When the Company’s obligations under such arrangements are completed, any remaining deferred revenue is recognized.

Payments received by the Company for the reimbursement of expenses for research, development and commercial activities under commercial collaboration and commercialization agreements are recorded in accordance with EITF Issue 99-19, Reporting Revenue Gross as Principal Versus Net as an Agent (EITF 99-19). Per EITF 99-19, in transactions where the Company acts as principal, with discretion to choose suppliers, bears credit risk and performs a substantive part of the services, revenue is recorded at the gross amount of the reimbursement. Costs associated with these reimbursements are reflected as a component of operating expenses in the Company’s statements of operations.

REPLIDYNE, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Research and Development.  Research and development costs are expensed as incurred. These costs consist primarily of salaries and benefits, licenses to technology, supplies and contract services relating to the development of new products and technologies, allocated overhead, clinical trial and related clinical manufacturing costs, and other external costs.

The Company is currently producing clinical and commercial grade product in its facilities and through third parties. Prior to filing for regulatory approval of its products for commercial sale, and such approval being assessed as probable, these costs are expensed as incurred to research and development.

Comprehensive Income (Loss).  The Company applies the provisions of SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting comprehensive income or loss and its components in financial statements. The Company’s comprehensive income (loss) is comprised of its net income or loss and unrealized gains and losses on securities available-for-sale. For the years ended December 31, 2005 and 2006, the Company reported comprehensive losses of $33.2 million and $29.7 million, respectively, and for the year ended December 31, 2007 comprehensive income was $7.8 million.

Income Taxes.  The Company accounts for income taxes pursuant to SFAS No. 109, Accounting for Income Taxes, which requires the use of the asset and liability method of accounting for deferred income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is recorded to the extent it is more likely than not that a deferred tax asset will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

Based on an analysis of historical equity transactions under the provisions of Section 382 of the Internal Revenue Code, the Company believes that ownership changes have occurred at two points since its inception. These ownership changes limit the annual utilization of the Company’s net operating losses in future periods. The Company does not believe that these ownership changes will result in the loss of any of its net operating loss carryforwards existing on the date of each ownership change. The Company’s only significant deferred tax assets are its net operating loss carryforwards. The Company has provided a valuation allowance for its entire net deferred tax asset since its inception as, due to uncertainty as to future utilization of its net operating loss carryforwards, due primarily to its history of operating losses, the Company has concluded that it is more likely than not that its deferred tax asset will not be realized.

FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109, defines a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. At the adoption date of January 1, 2007, the Company had no unrecognized tax benefits which would affect its effective tax rate if recognized. At December 31, 2007, the Company has no unrecognized tax benefits. The Company classifies interest and penalties arising from the underpayment of income taxes in the statements of operations as general and administrative expenses. As of December 31, 2007, the Company has no accrued interest or penalties related to uncertain tax positions. The tax years 2003 to 2006 federal returns remain open to examination, and the tax years 2002 to 2006 remain open to examination by other taxing jurisdictions to which we are subject.

Recent Accounting Pronouncements.  In September 2006, the FASB issued Statement of Financial Accounting Standard (SFAS) No. 157, Fair Value Measurements (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in applying generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies whenever an entity is measuring fair value under other accounting pronouncements that require or permit fair value measurement. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, but the FASB provided a one year deferral for implementation of

REPLIDYNE, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

the standard for non-financial assets and liabilities. The Company does not expect that the adoption of SFAS 157 will have a material impact on its financial statements.

In June 2007, the FASB ratified EITF Issue No. 07-03, Accounting for Advance Payments for Goods or Services to Be Used in Future Research and Development Activities (EITF 07-03). The scope of EITF 07-03 is limited to nonrefundable advance payments for goods and services to be used or rendered in future research and development activities pursuant to an executory contractual arrangement. This issue provides that nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities should be deferred and capitalized. Such amounts should be recognized as an expense as the related goods are delivered or the related services are performed. The Company will be required to adopt EITF 07-03 for new contracts entered into in 2008. The Company does not expect that the adoption of EITF 07-03 will have a material impact on its financial statements.

In December 2007, the FASB ratified EITF Issue No. 07-01, Accounting for Collaborative Arrangements (EITF 07-01). EITF 07-01 defines collaborative arrangements and establishes reporting requirements for transactions between participants in a collaborative arrangement and between participants in the arrangement and third parties. EITF 07-01 also establishes the appropriate income statement presentation and classification for joint operating activities and payments between participants, as well as disclosures related to these arrangements. EITF 07-01 is effective for fiscal years beginning after December 15, 2008. The Company does not expect that the adoption of EITF 07-01 will have a material impact on its financial statements.

3.	Property and Equipment

Property and equipment at December 31, 2006 and 2007 consist of the following (in thousands):

	December 31,
	2006	2007

Equipment	$4,760	$5,011
Furniture and fixtures	820	700
Leasehold improvements	2,195	2,220

	7,775	7,931
Less accumulated depreciation and amortization	(4,605)	(6,026)

Property and equipment, net	$3,170	$1,905

For the years ended December 31, 2005, 2006 and 2007 depreciation and amortization expense was $1.3 million, $1.4 million and $1.5 million, respectively.

4.	Agreement with Forest Laboratories Holdings Limited

In February 2006, the Company entered into a collaboration and commercialization agreement with Forest Laboratories for the commercialization, development and distribution of faropenem medoxomil in the U.S. In October 2006, the Company received a non-approvable letter from the FDA for the NDA it submitted for faropenem medoxomil in December 2005. According to the non-approvable letter, the FDA recommended further clinical studies for all indications included in the NDA, additional microbiologic confirmation and consideration of alternate dosing of faropenem medoxomil. In May 2007, the collaboration and commercialization agreement with Forest Laboratories was terminated. In accordance with the terms of the agreement, following the termination, all of Forest Laboratories’ rights and licenses with respect to faropenem medoxomil have ceased.

The Company received $60 million in upfront and milestone payments from Forest Laboratories in 2006, which the Company was recognizing into revenue through 2020, the then estimated term of the agreement. Effective May 7, 2007, the termination date of the agreement with Forest Laboratories, the Company recognized all remaining deferred revenue related to the upfront and milestone payments of approximately $55 million.

REPLIDYNE, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

5.	Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses at December 31, 2006 and 2007 consist of the following (in thousands):

	December 31,
	2006	2007

Accounts payable — trade	$3,223	$4,553
Accrued employee compensation	1,313	2,692
Accrued clinical trial costs	894	1,227
Accrued contingent supply agreement fees	882	2,641
Other accrued expenses	1,645	1,142

	$7,957	$12,255

6.	Commitments and Contingencies

Operating Leases.  The Company has entered into a 74-month sub-lease agreement for its Colorado corporate office and laboratory facility and a 60-month lease agreement for its Connecticut office facility. These lease agreements include rent concessions and escalating rent payments throughout the term of the lease. The rent expense related to these leases is recorded monthly on a straight-line basis in accordance with U.S. generally accepted accounting principles. Additionally, the Company received leasehold incentives which have been recorded as a deferred credit and are being amortized monthly on a straight-line basis to rent expense over the term of the lease.

At December 31, 2007, future minimum lease payments under the Company’s noncancelable operating leases are as follows (in thousands):

For the Year Ending December 31,
2008	$737
2009	779
2010	729
2011	514
Total Future Minimum Lease Payments	$2,759

During the years ended December 31, 2005, 2006 and 2007 the Company recognized $0.6 million, $0.6 million and $0.7 million in rent expense, respectively.

Indemnifications.  The Company has agreements whereby it indemnifies directors and officers for certain events or occurrences while the director or officer is, or was, serving in such capacity at the Company’s request. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited.

Employment Agreements.  The Company has entered into employment agreements with its chief executive officer and other named executive officers that provide for base salary, eligibility for bonuses and other generally available benefits. The employment agreements provide that the Company may terminate the named executive officer employment at any time with or without cause. If a named executive officer is terminated by the Company without cause or such officer resigns for good reason, then the named executive officer is entitled to receive a severance package consisting of salary continuation for a period of twelve months from the date of termination among other benefits. If such termination occurs one month before or thirteen months following a change of control, then the executive is entitled to salary continuation for a period of twelve months (or eighteen months with respect to Mr. Collins and Dr. Janjic) from the date of termination and acceleration of vesting of all of the executive’s outstanding unvested options to purchase the Company’s common stock among other benefits. In addition, during 2007 the Company established a severance benefit plan that defines termination benefits for all eligible employees,

REPLIDYNE, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

as defined, not under an employment contract, if the employee is terminated without cause. Under this plan, employees whose employment is terminated without cause are provided a severance benefit of between nine and eighteen weeks pay, based on grade level, plus an additional two weeks pay for each year of service.

Asubio Pharma License Agreement.  In 2004, the Company entered into a license agreement with Asubio Pharma Co., Ltd., or Asubio Pharma to develop and commercialize faropenem medoxomil in the U.S. and Canada for adult and pediatric use, which was amended as to certain terms in 2006. The Company has an exclusive option to license rights to faropenem medoxomil for the rest of the world excluding Japan. The Company bears the cost of and manages development, regulatory approvals and commercialization efforts. Asubio Pharma is entitled to upfront fees, milestone payments and royalties.

In consideration for the license, in 2003 and 2004 the Company paid Asubio Pharma an initial license fee of ¥400 million ($3.8 million). In December 2005, the Company submitted its first NDA for adult use of faropenem medoxomil and, at that time, recorded an accrual in the amount of ¥250 million ($2.1 million) for the first milestone due to Asubio Pharma under this agreement. This amount was expensed to research and development in 2005 and paid in 2006. In February 2006, this milestone payment was increased to ¥375 million (approximately $3.2 million). The increased milestone amount of ¥125 million ($1.1 million) was accounted for as research and development expense in the quarter ended March 31, 2006 when the modified terms of the license were finalized. Under the modified license agreement the Company is further obligated to make future payments of up to ¥375 million (approximately $3.3 million at December 31, 2007) upon filing of an NDA at a higher dose and up to ¥1,250 million (approximately $11.1 million at December 31, 2007) in subsequent regulatory and commercial milestone payments for faropenem medoxomil. If it is determined that the Company has ceased development or commercialization of faropenem medoxomil as defined, or the Company terminates its license agreement with Asubio Pharma, it will be obligated to pay a termination fee of up to ¥375 million (approximately $3.3 million as of December 31, 2007). Additionally, the Company is responsible for royalty payments to Asubio Pharma based upon net sales of faropenem medoxomil. The license term extends to the later of: (i) the expiration of the last to expire of the licensed patents owned or controlled by Asubio Pharma or (ii) 12 years after the first commercial launch of faropenem medoxomil. The Company has recorded payments made to date as research and development expense, as faropenem medoxomil has not been approved by the FDA.

Asubio Pharma and Nippon Soda Supply Agreement.  Under a supply agreement entered into in December 2004 between Asubio Pharma, Nippon Soda Company Ltd., or Nippon Soda, and the Company, the Company is obligated to purchase, and Nippon Soda is obligated to supply, all of the Company’s commercial requirements of the active pharmaceutical ingredient in faropenem medoxomil for the U.S. and Canadian markets. During the three years following placement of an initial purchase order by the Company, which has not occurred, with Nippon Soda, the Company becomes obligated to make certain annual minimum purchases of drug substance to be determined initially by the Company and Nippon Soda at the time of a commercial launch. Since full commercial launch of faropenem medoxomil has been delayed, the Company is currently obligated to pay Nippon Soda escalating annual delay compensation fees of up to ¥280 million (approximately $2.5 million as of December 31, 2007) per year, which commenced on July 1, 2007. As a result of the non-approvable letter the Company received from the FDA in October 2006 and subsequent activities related to the development of faropenem medoxomil, the Company recorded delay compensation fees of $0.9 million in the year ended December 31, 2007 and delay compensation fees of $0.9 million and an initial order cancellation fee of $0.6 million in the year ended December 31, 2006. These amounts were recorded as research and development expense. If commercial launch of faropenem medoxomil is further delayed or if the Company is unable to obtain a collaboration partner for faropenem medoxomil under its current expected timeframe, the Company may incur additional delay compensation fees of up to ¥105 million ($0.9 million as of December 31, 2007) for 2008 and up to ¥280 million annually ($2.5 million as of December 31, 2007) for all periods following January 1, 2009. If the Company terminates this agreement, abandons the development or commercialization of faropenem medoxomil or is unable to notify Nippon Soda of the faropenem medoxomil launch go date, as defined, by July 1, 2009, the Company will be obligated to pay Nippon Soda prorated delay compensation fees through the effective date of termination and reimburse Nippon Soda for up to ¥65 million ($0.6 million as of December 31, 2007) in engineering costs. As of December 31, 2007, the Company

REPLIDYNE, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

has accrued $1.9 million in delay compensation under this agreement, $0.9 million of which is based upon the Company’s expectations as to the timing of activities related to the faropenem medoxomil program. The Company continues to evaluate amounts which may become payable to Asubio Pharma and Nippon Soda under the terms of the agreement, and adjusts its accrual accordingly.

MEDA Supply Agreement.  In 2005, the Company and MEDA Manufacturing GmbH (formerly Tropon GmbH), or MEDA, entered into a supply agreement for production of 300 mg adult tablets of faropenem medoxomil, which was amended as to certain terms in 2006. Beginning in 2006, the Company became obligated to make annual minimum purchases of 300 mg adult tablets from MEDA of €2.3 million (approximately $3.4 million at December 31, 2007). If in any year the Company did not satisfy its minimum purchase commitments, the Company was required to pay MEDA the shortfall amount. Fifty percent (50%) of the shortfall amount, if applicable, may be credited against future drug product purchases. The Company was required to buy all of its requirements for 300 mg adult oral faropenem medoxomil tablets from MEDA until cumulative purchases exceed €22 million (approximately $32.4 million at December 31, 2007). The agreement provided that, upon termination, up to €1.7 million (approximately $2.5 million at December 31, 2007) would be payable for decontamination fees.

This agreement was amended in March 2006 such that the Company’s obligations with respect to all purchase commitments and facility decontamination costs were suspended and deemed satisfied by Forest Laboratories pursuant to an agreement between MEDA and Forest Laboratories. Under its agreement with Forest Laboratories, the Company remained liable for any shortfall amount in 2006 that may not have been credited against future drug product purchases. In 2006, the Company incurred $1.5 million relating to its portion of the 2006 shortfall in minimum purchases under these agreements. The amount was accounted for as research and development expense in 2006. In May 2007, concurrent with Forest Laboratories’ termination of its supply agreements with MEDA, the previously suspended provisions in the Company’s agreements with MEDA were no longer suspended, and the Company’s obligations with respect to purchase commitments and facility decontamination costs were no longer waived. In April 2007, the Company provided notice to MEDA of its termination of the supply agreement in accordance with the termination provisions of the agreement as future clinical development of faropenem medoxomil adult tablets would use 600 mg dosing. As this notice occurred before the termination date of the Company’s collaboration agreement with Forest Laboratories, the Company believes that Forest Laboratories, under the terms of the collaboration agreement, was responsible for supply chain obligations related to faropenem medoxomil, including minimum purchase commitments and decontamination obligations under the MEDA agreement, through May 7, 2007 (the term of the collaboration agreement). At December 31, 2007, the Company accrued for minimum purchase fees and interest through date of termination of its agreement with MEDA. MEDA has indicated that it disputes the Company’s right to terminate the agreement on the basis indicated in its notice of termination. The Company believes that it terminated the agreement in accordance with its terms. If it is determined that the Company has obligations to MEDA beyond May 7, 2007 under the agreement, then additional costs may be incurred which may include additional amounts for minimum future drug purchases that were not made and for decontamination of MEDA’s facility.

Other.  The Company entered into an arrangement with an investment bank to assist the Company in identifying a licensing partner for its faropenem medoxomil program and to provide other investment banking services. Under the terms of the agreement, the Company may incur transaction fees of up to $6 million based on the value of a license or strategic transaction as defined.

7.	Restructuring

During the fourth quarter of 2007, the Company announced plans to restructure its operations to align critical resources with strategic priorities. As a result, the Company reduced its headcount, primarily in the administrative, clinical, commercial and regulatory functions. The aggregate charge to the Company’s net earnings to restructure its operations was $1.4 million. The restructuring costs related primarily to employee severance and benefits which are expected to be paid in 2008. All expenses are recorded as operating expenses in the Company’s statement of operations for the year ended December 31, 2007.

REPLIDYNE, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

8.	Employee Benefit Plans

The Company has a 401(k) plan and matches an amount equal to 50 percent of the employee’s current contributions, limited to $2 thousand per participant annually. The Company commenced its matching contribution program in 2006 and contributed $0.1 million during each of the years ended December 31, 2006 and 2007.

9.	Common Stock

The Company’s Certificate of Incorporation, as amended and restated on July 3, 2006, authorizes the Company to issue 105,000,000 shares of $0.001 par value stock which is comprised of 100,000,000 shares of common stock and 5,000,000 shares of preferred stock. Each share of common stock is entitled to one vote on each matter properly submitted to the stockholders of the Company for their vote. The holders of common stock are entitled to receive dividends when and as declared or paid by the board of directors, subject to prior rights of the Preferred Stockholders, if any.

Common Stock Warrants.  In connection with the issuance of debt and convertible notes in 2002 and 2003, the Company issued warrants to certain lenders and investors to purchase shares of the Company’s then outstanding redeemable convertible preferred stock. The warrants were initially recorded as liabilities at their fair value. In July 2006, upon completion of the Company’s initial public offering, all outstanding preferred stock warrants were automatically converted into common stock warrants and reclassified to equity at the then current fair value. As of December 31, 2006 and 2007, warrants for the purchase of 53,012 shares of common stock were outstanding and exercisable with exercise prices ranging from $4.90 to $6.13 per share.

10.	Share-Based Compensation

Stock Option Plan.  The Company’s Equity Incentive Plan, as amended (the Option Plan), provides for issuances of up to 7,946,405 shares of common stock for stock option grants. Options granted under the Option Plan may be either incentive or nonqualified stock options. Incentive stock options may only be granted to Company employees, including its officers. Nonqualified stock options may be granted to Company employees, which include its officers, directors, and consultants to the Company. Generally, options granted under the Option Plan expire ten years from the date of grant and vest over four years: 25% on the first anniversary from the grant date and ratably in equal monthly installments over the remaining 36 months. This plan is considered a compensatory plan and subject to the provisions of SFAS No. 123(R).

Stock options outstanding at December 31, 2007, changes during the year then ended and options exercisable at December 31, 2007 are presented below (share amounts in thousands):

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic Value
	Shares	Price	Term (Years)	(In millions)

Options outstanding at January 1, 2007	2,068	$4.10
Granted	1,150	5.36
Exercised	(52)	1.23
Forfeited	(286)	6.46

Options outstanding at December 31, 2007	2,880	4.42	8.37	$(3.8)

Options exercisable at December 31, 2007	823	$3.56	7.75	$(0.4)

REPLIDYNE, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Additional information regarding outstanding common stock options as of December 31, 2007 is presented below (in thousands, except for exercise price and weighted average data):

	Stock Options Outstanding
		Weighted
		Average
		Remaining
	Number of	Contractual	Exercise	Number of	Exercise
Exercise Price	Shares	Life (Years)	Price	Shares	Price

$ 0.49	21	5.03	$0.49	21	$0.49
0.61	413	7.08	0.61	270	0.61
1.32	37	7.77	1.32	23	1.32
3.19	861	8.05	3.19	273	3.19
5.20	172	8.19	5.20	80	5.20
5.35	907	9.18	5.35	—	—
5.40	10	9.58	5.40	—	—
5.46	57	9.36	5.46	—	—
5.54	27	9.36	5.54	—	—
6.11	5	9.79	6.11	—	—
6.18	32	8.96	6.18	8	6.18
8.97	141	8.37	8.97	64	8.97
9.00	20	8.76	9.00	8	9.00
9.38	16	8.78	9.38	5	9.38
9.51	10	8.79	9.51	4	9.51
9.64	50	8.79	9.64	14	9.64
9.82	1	8.69	9.82	1	9.82
10.00	93	8.51	10.00	45	10.00
10.03	7	8.62	10.03	7	10.03

	2,880		4.42	823	3.56

The weighted average grant date fair value of options granted during the years ended December 31, 2005, 2006 and 2007 was $0.15, $2.52 and $2.75 per share, respectively. The total intrinsic value of options exercised during 2005, 2006 and 2007 was $0.2 million, $0.5 million, and $0.2 million, respectively.

Restricted Shares of Common Stock.  Historically, the Company had granted options for shares of common stock that were eligible to be exercised prior to vesting, provided that the shares issued upon such exercise are subject to restrictions which will be released consistent with the original option vesting period. In the event of termination of the service of an employee, the Company may repurchase all unvested shares from the optionee at the original issue price. Options granted under the Option Plan expire no later than 10 years from the date of grant.

A summary of the changes in these restricted shares of common stock during 2007 is presented below (in thousands):

Restricted, non-vested shares outstanding at December 31, 2006	400
Shares vested upon release of restrictions	(151)
Restricted stock repurchased upon termination	(26)

Restricted, non-vested shares outstanding at December 31, 2007	223

As of December 31, 2007, restrictions on approximately 145,000 of these shares will be released at an accelerated rate if an NDA for faropenem medoxomil is approved by the FDA.

REPLIDYNE, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Stock Based Compensation — Stock Options.  During the years ended December 31, 2005, 2006 and 2007, the Company recognized $0.1 million, $1.1 million and $2.6 million of stock based compensation for employee awards, respectively. As of December 31, 2007, the Company had $2.6 million of total unrecognized compensation costs (net of expected forfeitures) from options granted under the Option Plan to be recognized over a weighted average remaining period of approximately 1.77 years.

Employee Stock Purchase Plan.  The Company has reserved 305,872 shares of common stock for issuance under its Employee Stock Purchase Plan (the Purchase Plan). The Purchase Plan allows eligible employees to purchase common stock of the Company at the lesser of 85% of its market value on the offering date or the purchase date as established by the Board of Directors. Employee purchases are funded through after-tax payroll deductions, which participants can elect from one percent to twenty percent of compensation, subject to the federal limit. The Purchase Plan is considered a compensatory plan and subject to the provisions of SFAS No. 123(R). To date, 111,679 shares have been issued pursuant to the Purchase Plan. During the years ended December 31, 2006 and 2007, the Company recognized $39 thousand and $0.2 million in share-based compensation expense under SFAS No. 123(R) related to the Purchase Plan, respectively.

11.	Income Taxes

SFAS No. 109 requires that a valuation allowance be provided if it is more likely than not that some portion or all of the Company’s deferred tax assets will not be realized. The Company’s ability to realize the benefit of its deferred tax assets will depend on the generation of future taxable income through profitable operations. Due to the uncertainty of future profitable operations, the Company has recorded a full valuation allowance against its net deferred tax assets.

The Company has had no provision for income taxes since inception due to its net operating losses.

The income tax effects of temporary differences that give rise to significant portions of the Company’s net deferred tax assets are as follows (in thousands):

	2006	2007

Deferred tax assets:
Net operating loss carryforwards	$36,702	$32,632
Research and experimentation credits	2,383	4,540
Depreciation and amortization	455	681
Accrued expenses and other	505	739

Total deferred tax assets	40,045	38,592
Valuation allowance	(40,045)	(38,592)

Net deferred tax assets	$—	$—

The benefit for income taxes differs from the amount computed by applying the United States of America federal income tax rate of 35% to the loss before income taxes as follows (in thousands):

	December 31,
	2005	2006	2007

U.S. federal income tax benefit at statutory rates	$(11,784)	$(10,237)	$2,692
State income tax benefit, net of federal impact	(1,094)	(951)	250
Non-deductible expenses	39	235	588
Research and experimentation credits	(905)	(940)	(2,157)
Other items	12	69	81
Change in valuation allowance	13,732	11,824	(1,454)

	$—	$—	$—

REPLIDYNE, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

At December 31, 2007, the Company had approximately $85 million of net operating loss carryforwards and approximately $4.5 million of research and experimentation credits which may be used to offset future taxable income. The carryforwards will expire in 2020 through 2027. The Internal Revenue Code places certain limitations on the annual amount of net operating loss carryforwards that can be utilized if certain changes in the Company’s ownership occur. The Company believes, based on an analysis of historical equity transactions under the provisions of Section 382, that ownership changes have in fact occurred at two points since its inception. These ownership changes will limit the annual utilization of the Company’s net operating losses in future periods. The Company does not believe, however, that these ownership changes will result in the loss of any of its net operating loss carryforwards existing on the date of the ownership changes.

12.	Selected Quarterly Financial Data (unaudited)

The following is a summary of the quarterly results of operations for the years ended December 31, 2006 and 2007 (unaudited, in thousands, except for income (loss) per share data):

				Basic Net	Diluted Net
			Net Income	Income (Loss)	Income (Loss)
			(Loss)	Attributable to	Attributable to
			Attributable to	Common	Common
		Net Income	Common	Stockholders	Stockholders
	Revenue	(Loss)	Stockholders	per Share	per Share

Year ended December 31, 2006:
First quarter	$2,877	$(7,702)	$(10,355)	$(7.21)	$(7.21)
Second quarter	4,045	(6,208)	(8,862)	(5.79)	(5.79)
Third quarter	3,679	(5,722)	(5,806)	(0.23)	(0.23)
Fourth quarter	5,387	(9,617)	(9,617)	(0.36)	(0.36)
Year ended December 31, 2007:
First quarter	$2,925	$(8,552)	$(8,552)	$(0.32)	$(0.32)
Second quarter	55,646	45,490	45,490	1.71	1.65
Third quarter	—	(12,303)	(12,303)	(0.46)	(0.46)
Fourth quarter	—	(16,943)	(16,943)	(0.63)	(0.63)

13.	Subsequent Event

On January 22, 2008, the Company received a Warning Letter from the FDA. The Warning Letter was issued pursuant to the completion of the FDA’s review of clinical trials performed in connection with the December 2005 NDA filed by the Company in support of faropenem medoxomil 300 mg tablets twice per day dose, in respect of which the FDA issued a non-approvable letter in October 2006. The Company intends to respond to the Warning Letter within the time limits required by the FDA.

Replidyne, Inc.

Index to Unaudited Financial Statements
For the Three and Nine Months Ended September 30, 2007 and 2008

REPLIDYNE, INC.

CONDENSED BALANCE SHEETS

	December 31,	September 30,
	2007	2008
	(Unaudited)
	(In thousands, except par value)

ASSETS
Current assets:
Cash and cash equivalents	$43,969	$32,059
Short-term investments	46,297	18,532
Prepaid expenses and other current assets	2,429	1,187
Property and equipment held for sale	—	131

Total current assets	92,695	51,909
Property and equipment, net	1,905	133
Other assets	90	70

Total assets	$94,690	$52,112

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$12,255	$6,875

Total current liabilities	12,255	6,875
Other long-term liabilities	31	—

Total liabilities	12,286	6,875

Commitments and contingencies (Note 5)
Stockholders’ equity:
Common stock, $0.001 par value. Authorized 100,000 shares; issued 27,085 and 27,159 shares; outstanding 27,077 and 27,118 shares at December 31, 2007 and September 30, 2008, respectively	27	27
Treasury stock, $0.001 par value; 8 and 41 shares at December 31, 2007 and September 30, 2008, respectively, at cost	(1)	(1)
Additional paid-in capital	191,570	192,090
Accumulated other comprehensive income	96	12
Accumulated deficit	(109,288)	(146,891)

Total stockholders’ equity	82,404	45,237

Total liabilities and stockholders’ equity	$94,690	$52,112

The accompanying notes are an integral part of the condensed financial statements.

REPLIDYNE, INC.

CONDENSED STATEMENTS OF OPERATIONS

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2007	2008	2007	2008
	(Unaudited)
	(In thousands, except per share amounts)

Revenue	$—	$—	$58,571	$—

Costs and expenses:
Research and development	10,651	4,780	28,462	26,842
Sales, general and administrative	2,988	5,671	9,803	12,290

Total costs and expenses	13,639	10,451	38,265	39,132

Income (loss) from operations	(13,639)	(10,451)	20,306	(39,132)
Investment income and other, net	1,336	537	4,329	1,529

Net income (loss)	$(12,303)	$(9,914)	$24,635	$(37,603)

Net income (loss) per share — basic	$(0.46)	$(0.37)	$0.92	$(1.39)

Net income (loss) per share — diluted	$(0.46)	$(0.37)	$0.89	$(1.39)

Weighted average common shares outstanding — basic	26,780	27,082	26,696	27,049

Weighted average common shares outstanding — basic	26,780	27,082	27,666	27,049

The accompanying notes are an integral part of the condensed financial statements.

REPLIDYNE, INC.

CONDENSED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,
	2007	2008
	(Unaudited)
	(In thousands)

Cash flows from operating activities:
Net income (loss)	$24,635	$(37,603)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	1,190	797
Share-based compensation	2,135	345
Discounts and premiums on short-term investments	614	171
Impairment of short-term investments	—	236
Loss on sale, disposition or impairment of property and equipment	—	839
Other	13	—
Changes in operating assets and liabilities:
Receivable from Forest Laboratories	4,634	—
Prepaid expenses and other assets	(844)	1,262
Accounts payable and accrued expenses	441	(5,245)
Deferred revenue	(56,176)	—
Other long-term liabilities	(19)	(31)

Net cash used in operating activities	(23,377)	(39,229)

Cash flows from investing activities:
Purchases of short-term investments classified as available-for-sale	(19,172)	(7,923)
Purchases of short-term investments classified as held-to-maturity	(64,840)	(1,453)
Maturities of short-term investments classified as available-for-sale	53,747	5,124
Maturities of short-term investments classified as held-to-maturity	69,304	31,526
Acquisitions of property and equipment	(171)	(3)
Proceeds from sale of property and equipment	7	6

Net cash provided by investing activities	38,875	27,277

Cash flows from financing activities:
Proceeds from issuance of common stock from the exercise of stock options	61	27
Proceeds from issuance of common stock under the employee stock purchase plan	225	32
Purchase of unvested restricted stock from employees	—	(17)

Net cash provided by financing activities	286	42

Net increase (decrease) in cash and cash equivalents	15,784	(11,910)
Cash and cash equivalents:
Beginning of period	24,091	43,969

End of period	$39,875	$32,059

The accompanying notes are an integral part of the condensed financial statements.

REPLIDYNE, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS
(unaudited)

1.	Nature of Business and Proposed Transaction

Replidyne, Inc. (Replidyne or the Company) has previously announced that it was reviewing a range of strategic alternatives that could result in potential changes to the Company’s current business strategy and future operations. As a result of its strategic alternatives process, on November 3, 2008, the Company entered into an Agreement and Plan of Merger and Reorganization (Merger Agreement) with Cardiovascular Systems, Inc. (CSI). Pursuant to the terms of the Merger Agreement, a wholly owned subsidiary of the Company will be merged with and into CSI (Merger), with CSI continuing after the Merger as the surviving corporation.

The Company and CSI are targeting a closing of the Merger in the first quarter of 2009. Upon the terms and subject to the conditions set forth in the Merger Agreement, the Company will issue, and holders of CSI capital stock will receive, shares of common stock of the Company, such that following the consummation of the transactions contemplated by the Merger Agreement, current stockholders of the Company, together with holders of Company options and warrants, are expected to own between 16.3% and 17.0% of the common stock of the combined company and current CSI stockholders, together with holders of CSI options and warrants, are expected to own or have the right to acquire between 83.0% and 83.7% of the common stock of the combined company, in each case assuming that the Company’s net assets at closing are between $35.0 and $37.0 million as calculated in accordance with the terms of the Merger Agreement, on a fully diluted basis using the treasury stock method of accounting for options and warrants.

Subject to the terms of the Merger Agreement, upon consummation of the transactions contemplated by the Merger Agreement, at the effective time of the Merger, each share of CSI common stock issued and outstanding immediately prior to the Merger will be canceled, extinguished and automatically converted into the right to receive that number of shares of the Company common stock as determined pursuant to the exchange ratio described in the Merger Agreement. In addition, the Company will assume options and warrants to purchase shares of CSI common stock which will become exercisable for shares of the Company’s common stock, adjusted in accordance with the same exchange ratio. The exchange ratio will be based on the number of outstanding shares of capital stock of the Company and CSI, and any outstanding options and warrants to purchase shares of capital stock of the Company and CSI, and the Company’s net assets, in each case calculated in accordance with the terms of the Merger Agreement as of immediately prior to the effective time of the Merger, and will not be calculated until such time.

Following consummation of the Merger, the Company will be renamed Cardiovascular Systems, Inc. and its headquarters will be located in St. Paul, Minnesota, at CSI’s headquarters. The Company has agreed to appoint directors designated by CSI to the Company’s Board of Directors, specified current directors of the Company will resign from the Board of Directors and the Company will appoint new officers designated by CSI.

Consummation of the Merger is subject to closing conditions, including among other things, (i) the filing by the Company with the Securities and Exchange Commission (SEC) of a registration statement with respect to the registration of the shares of Company common stock to be issued in the Merger and a declaration of its effectiveness by the SEC, (ii) approval and adoption of the Merger Agreement and Merger by the requisite vote of the stockholders of CSI, (iii) approval of the issuance of shares of Company common stock in connection with the Merger and approval of the certificate of amendment effecting a reverse stock split by the requisite vote of Company stockholders; and (iv) conditional approval for the listing of Company common stock to be issued in the Merger on the Nasdaq Global Market.

The Merger Agreement contains certain termination rights for both the Company and CSI, and further provides that, upon termination of the Merger Agreement under specified circumstances, the Company or CSI may be required to pay the other party a termination fee of $1.5 million plus reimbursement to the applicable party of all actual out-of-pocket legal, accounting and investment advisory fees paid or payable by such party in connection with the Merger Agreement and the transactions contemplated thereby.

If the Merger Agreement is terminated and the Company determines to seek another business combination, the Company may not be able to find a third party willing to provide equivalent or more attractive consideration than the

REPLIDYNE, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)

consideration to be provided in the proposed Merger with CSI. In such circumstances, the Company’s board of directors may elect to, among other things, take the steps necessary to liquidate the Company’s business and assets. In the case of a liquidation, the consideration that the Company might receive may be less attractive than the consideration to be received by the Company and its stockholders pursuant to the Merger with CSI.

In August 2008, in connection with a restructuring of the Company’s workforce that will result in its headcount being reduced to six employees by October 31, 2008, the Company suspended the development of its lead product candidate REP3123, an investigational narrow-spectrum antibacterial agent for the treatment of Clostridium difficile ( C. difficile ) bacteria and C. difficile infection (CDI) and its other novel anti-infective programs based on its bacterial DNA replication inhibition technology. The Company is pursuing the sale of REP3123 and its related technology and the sale of anti-infective programs based on the Company’s bacterial DNA replication inhibition technology in a transaction or transactions separate from the Merger. The Company had previously devoted substantially all of its clinical development and research and development efforts and a material portion of its financial resources toward the development of faropenem medoxomil, REP3123, its DNA replication inhibition technology and other product candidates. The Company has no product candidates currently in active clinical or pre-clinical development.

2.	Accounting Policies

Unaudited Interim Financial Statements

The condensed balance sheet as of September 30, 2008, condensed statements of operations for the three and nine months ended September 30, 2007 and 2008, and cash flows for the nine months ended September 30, 2007 and 2008 and related disclosures, respectively, have been prepared by the Company, without an audit, in accordance with generally accepted accounting principles for interim information. Accordingly, they do not contain all of the information and footnotes required by generally accepted accounting principles for complete financial statements. All disclosures for the three and nine months ended September 30, 2007 and 2008 and as of September 30, 2008 and, presented in the notes to the condensed financial statements are unaudited. In the opinion of management, all adjustments, which include only normal recurring adjustments, considered necessary to present fairly results of operations for the three and nine months ended September 30, 2007 and 2008, the financial condition as of September 30, 2008 and cash flows for the nine months ended September 30, 2007 and 2008 have been made. These interim results of operations for the three and nine months ended September 30, 2008 are not indicative of the results that may be expected for the full year ended December 31, 2008. The December 31, 2007 balance sheet and related disclosures were derived from the Company’s audited financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Fair Value of Financial Instruments

Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements (SFAS 157) establishes a fair value hierarchy that requires companies to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. SFAS 157’s valuation techniques are based on observable and unobservable inputs. Observable inputs reflect readily obtainable data from independent sources, while unobservable inputs reflect the Company’s market assumptions. SFAS 157 classifies these inputs into the following hierarchy:

•	Level 1 Inputs — quoted prices in active markets for identical assets and liabilities

•	Level 2 Inputs — observable inputs other than quoted prices in active markets for identical assets and liabilities

REPLIDYNE, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)

•	Level 3 Inputs — unobservable inputs

As of September 30, 2008, those assets and liabilities that are measured at fair value on a recurring basis consisted of the Company’s short-term securities it classifies as available-for-sale. The Company believes that the carrying amounts of its other financial instruments, including cash and cash equivalents and accounts payable and accrued expenses, approximate their fair value due to the short-term maturities of these instruments.

The following table sets forth the fair value of our financial assets that were measured on a recurring basis as of September 30, 2008. Assets are measured on a recurring basis if they are remeasured at least annually (in thousands).

	Level 1	Level 2	Total

Money market funds	$3,602	$—	$3,602
Commercial paper	—	19,399	19,399
U.S. bank and corporate notes	—	12,659	12,659
U.S. government agencies	—	9,872	9,872

Total	$3,602	$41,930	$45,532

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with initial maturities of three months or less to be cash equivalents. Cash equivalents are carried at amortized cost, which approximates market value.

Short-Term Investments

Short-term investments are investments with a maturity of more than three months when purchased. At September 30, 2008, initial contractual maturities of the Company’s short-term investments were less than two years. At September 30, 2008, the weighted average days to maturity was less than ten months.

Management determines the classification of securities in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, at purchase based on its intent. The Company classifies its marketable equity and debt securities into one of two categories: held-to-maturity or available-for-sale. Held-to-maturity securities are those debt securities which the Company has the positive intent and ability to hold to maturity and are reported at amortized cost. Those securities not classified as held-to maturity are considered available-for-sale. These securities are recorded at estimated fair value with unrealized gains and losses excluded from earnings and reported as a separate component of other comprehensive loss until realized. Cost is adjusted for amortization of premiums and accretion of discounts from the date of purchase to maturity. Such amortization is included in investment income and other.

Unrealized losses are charged against “Investment income and other, net” when a decline in fair value is determined to be other-than-temporary. In accordance with FASB Staff Position FAS 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments,” the Company reviews several factors to determine whether a loss is other-than-temporary. These factors include but are not limited to: (i) the extent to which the fair value is less than cost and the cause for the fair value decline, (ii) the financial condition and near term prospects of the issuer, (iii) the length of time a security is in an unrealized loss position and (iv) the Company’s ability to hold the security for a period of time sufficient to allow for any anticipated recovery in fair value.

If the estimated fair value of a security is below its carrying value, the Company evaluates whether it has the intent and ability to retain its investment for a period of time sufficient to allow for any anticipated recovery in market value and whether evidence indicating that the cost of the investment is recoverable within a reasonable period of time outweighs evidence to the contrary. If the impairment is considered to be other-than-temporary, the security is written down to its estimated fair value. Other-than-temporary declines in estimated fair value of all marketable securities are charged to “investment income and other, net.” The cost of all securities sold is based on

REPLIDYNE, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)

the specific identification method. The Company recognized no charges during the three and nine months ended September 30, 2007 and a charge of $0.3 million during the corresponding periods in 2008 related to other-than-temporary declines in the estimated fair values of certain of the Company’s marketable equity and debt securities.

The following table sets forth the classification of the Company’s investments (in thousands):

	December 31,	September 30,
	2007	2008

Available-for-sale securities — recorded at fair value	$16,213	$18,532
Held-to-maturity securities — recorded at amortized cost	30,084	—

Total short-term investments	$46,297	$18,532

The following table sets forth the types of short-term investments the Company has classified as available-for-sale securities (in thousands):

	December 31, 2007		September 30, 2008
	Amortized	Estimated Fair	Amortized	Estimated Fair
	Cost	Value	Cost	Value

U.S. government agencies	$3,998	$4,005	$12,644	$12,659
U.S. bank and corporate notes	12,119	12,208	5,877	5,873

	$16,117	$16,213	$18,521	$18,532

Unrealized holding gains and losses on available-for-sale securities as of December 31, 2007 were $0.1 million and $7 thousand, respectively. Unrealized holding gains and losses on available-for-sale securities as of September 30, 2008 were $33 thousand and $11 thousand, respectively. The Company recognized an other-than-temporary impairment charge of $0.3 million during the three and nine months ended September 30, 2008 and has reclassified this amount from “accumulated other comprehensive income” to “investment income and other, net.”

The following is a summary of short-term investments classified as held-to-maturity securities (in thousands):

	December 31, 2007		September 30, 2008
	Amortized	Estimated Fair	Amortized	Estimated Fair
	Cost	Value	Cost	Value

U.S. bank and corporate notes	$30,084	$30,091	$—	$—

Unrealized holding gains and losses on held-to-maturity investments as of December 31, 2007 were $10 thousand and $3 thousand, respectively.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents and short-term investments. Cash, cash equivalents and investments consist of commercial paper, corporate and bank notes, U.S. government securities and money market funds all held with financial institutions.

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three to seven years. Leasehold improvements are amortized over the shorter of the life of the lease or the estimated useful life of the assets. Repairs and maintenance costs are expensed as incurred.

Impairment of Long-Lived Assets

The Company periodically evaluates the recoverability of its long-lived assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, and, if appropriate, reduces

REPLIDYNE, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)

the carrying value whenever events or changes in business conditions indicate the carrying amount of the assets may not be fully recoverable. SFAS No. 144 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the fair value, and in the case of assets classified as held-for-sale, fair value is adjusted for costs to sell such assets.

In conjunction with the restructuring of its operations announced in August 2008, the Company concluded that changes in its business indicated the carrying amount of certain of its property and equipment may not be fully recoverable. The Company recorded as selling, general and administrative expenses an impairment charge of $0.8 million during the third quarter of 2008.

Accrued Expenses

As part of the process of preparing its financial statements, the Company is required to estimate accrued expenses. This process involves identifying services that third parties have performed on the Company’s behalf and estimating the level of service performed and the associated cost incurred on these services as of each balance sheet date in the Company’s financial statements. Examples of estimated accrued expenses include contract service fees, such as amounts due to clinical research organizations, professional service fees, such as attorneys, independent accountants and investigators in conjunction with preclinical and clinical trials, and fees payable to contract manufacturers in connection with the production of materials related to product candidates. Estimates are most affected by the Company’s understanding of the status and timing of services provided relative to the actual level of services provided by the service providers. The date on which certain services commence, the level of services performed on or before a given date, and the cost of services is often subject to judgment. The Company is also party to agreements which include provisions that require payments to the counterparty under certain circumstances. Additionally, the Company may be required to estimate and accrue for certain loss contingencies related to litigation or arbitration claims. The Company develops estimates of liabilities using its judgment based upon the facts and circumstances known and accounts for these estimates in accordance with accounting principles involving accrued expenses generally accepted in the U.S.

Restructuring Liabilities

The Company has and may continue to restructure its operations to better align its resources with its operating and strategic plans. Restructuring charges can include amounts related to employee severance, employee benefits, property impairment, facility abandonment and other costs. The Company is often required to use estimates and assumptions when determining the amount and in which period to record charges and obligations related to restructuring activities.

Segments

The Company operates in one segment. Management uses one measure of profitability and does not segment its business for internal reporting purposes.

Clinical Trial Expenses

Currently, the Company has one clinical trial that it discontinued enrolling in April 2008 and expects to finalize the related regulatory reports during the fourth quarter of 2008. The Company records clinical trial expenses based on estimates of the services received and efforts expended pursuant to contracts with clinical research organizations (CROs) and other third party vendors associated with its clinical trials. The Company contracts with third parties to perform a range of clinical trial activities in the ongoing development of its product candidates. The terms of these agreements vary and may result in uneven payments. Payments under these contracts depend on factors such as the achievement of certain defined milestones, the successful enrollment of patients and other events. The objective of the Company’s clinical trial accrual policy is to match the recording of expenses in its financial statements to the actual services received and efforts expended. In doing so, the Company relies on information from CROs and its clinical operations group regarding the status of its clinical trials to calculate the accrual for clinical expenses at the end of each reporting period.

REPLIDYNE, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)

Share-Based Compensation

The Company accounts for share-based compensation in accordance with SFAS No. 123(R), Share-Based Payment, which was adopted on January 1, 2006 under the prospective transition method. The Company selected the Black-Scholes option pricing model as the most appropriate valuation method for option grants with service and/or performance conditions. The Black-Scholes model requires inputs for risk-free interest rate, dividend yield, volatility and expected lives of the options. Since the Company has a limited history of stock purchase and sale activity, expected volatility is based on historical data from several public companies similar in size and nature of operations to the Company. The Company will continue to use historical volatility and other similar public entity volatility information until its historical volatility is relevant to measure expected volatility for option grants. The Company estimates forfeitures based upon historical forfeiture rates and assumptions regarding future forfeitures. The Company will adjust its estimate of forfeitures if actual forfeitures differ, or are expected to differ, from such estimates. Based on an analysis of historical forfeiture rates and assumptions regarding future forfeitures, the Company applied a weighted average annual forfeiture rate of 4.36% and 23.07% during the nine months ended September 30, 2007 and 2008, respectively. The increase in the forfeiture rate during 2008 is primarily attributable to the Company’s recent organizational restructurings and future expectations. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant for a period commensurate with the expected term of the grant. The expected term (without regard to forfeitures) for options granted represents the period of time that options granted are expected to be outstanding and is derived from the contractual terms of the options granted and historical and expected option exercise behaviors.

For options granted during the three months ended September 30, 2007, the Company estimated the fair value of option grants as of the date of grant using the Black-Sholes option pricing model with the following weighted average assumptions: expected volatility of 75%, risk-free interest rate of 4.60%, and a dividend yield of 0.00%. No options were granted during the three months ended September 30, 2008.

Stock options granted by the Company to its employees are generally structured to qualify as “incentive stock options” (ISOs). Under current tax regulations, the Company does not receive a tax deduction for the issuance, exercise or disposition of ISOs if the employee meets certain holding requirements. If the employee does not meet the holding requirements, a disqualifying disposition occurs, at which time the Company will receive a tax deduction. The Company does not record tax benefits related to ISOs unless and until a disqualifying disposition occurs. In the event of a disqualifying disposition, the entire tax benefit is recorded as a reduction of income tax expense. The Company has not recognized any income tax benefit or related tax asset for share-based compensation arrangements as the Company does not believe, based on its history of operating losses, that it is more likely than not it will realize any future tax benefit from such tax deductions.

Under SFAS No. 123(R), the estimated fair value of share-based compensation, including stock options granted under the Company’s Equity Incentive Plan and discounted purchases of common stock by employees under the Employee Stock Purchase Plan, is recognized as compensation expense. The estimated fair value of stock options is expensed over the requisite service period as discussed above. Compensation expense under the Company’s Employee Stock Purchase Plan is calculated based on participant elected contributions and estimated fair values of the common stock and the purchase discount at the date of the offering. See Note 9 for further information on share-based compensation under these plans. Share-based compensation included in the Company’s statements of operations was as follows (in thousands):

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2007	2008	2007	2008

Research and development	$335	$(41)	$939	$32
Sales, general and administrative	412	342	1,196	313

	$747	$301	$2,135	$345

REPLIDYNE, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)

The decrease in share-based compensation expense in 2008 was primarily related to a change in the Company’s estimate of expected forfeitures. The Company bases its estimate of expected forfeitures on historical forfeiture rates and assumptions regarding future forfeitures. During the nine months ended September 30, 2007, the Company applied a weighted average expected annual forfeiture rate of 4.36% as compared to an expected forfeiture rate of 23.07% that was applied during the nine months ended September 30, 2008. The increase in the expected forfeiture rate is primarily attributable to increased forfeitures as a result of the Company’s recent organizational restructurings and future expectations.

SFAS No. 123(R) is applied only to awards granted or modified after the required effective date of January 1, 2006. Awards granted prior to the Company’s implementation of SFAS No. 123(R) are accounted for under the recognition and measurement provisions of APB Opinion No. 25 and related interpretations unless modified subsequent to the Company’s adoption of SFAS No. 123(R).

For stock options granted as consideration for services rendered by nonemployees and for options that may continue to vest upon the change in status from an employee to a nonemployee who continues to provide services to the Company, the Company recognizes compensation expense in accordance with the requirements of SFAS No. 123(R), Emerging Issues Task Force (EITF) Issue No. 96-18, Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services and EITF No. 00-18, Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees, as amended. The Company has historically estimated the fair value of share-based payments issued to nonemployees based on the estimated fair value of the stock options granted, rather than basing its estimate on the fair value of the services received, as the Company has determined that the value of the stock options granted was more reliably determinable. The estimated fair value of options granted to nonemployees is expensed over the service period (which is generally equal to the period over which the options vest) and remeasured each reporting date until the options vest or performance is complete.

If an employee becomes a nonemployee and continues to vest in an option grant under its original terms, the option is treated as an option granted to a nonemployee prospectively, provided the individual is required to continue providing services. The option is accounted for prospectively under EITF No. 96-18 such that the fair value of the option is remeasured at each reporting date until the earlier of: i) the performance commitment date or ii) the date the services have been completed. Only the portion of the newly measured cost attributable to the remaining requisite service period is recognized as compensation cost prospectively from the date of the change in status. In 2007, the Company recognized no expense for share-based compensation expense relating to nonemployee options. During the three and nine months ended September 30, 2008 the Company recognized share-based compensation expense relating to nonemployee options of $0.1 million and $0.2 million, respectively.

Comprehensive Income (Loss)

The Company applies the provisions of SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting comprehensive loss and its components in financial statements. The Company’s comprehensive income (loss) is comprised of its net income (loss) and unrealized gains and losses on securities available-for-sale. For the three months ended September 30, 2007 and 2008, comprehensive loss was $12.3 million and $10 million, respectively. For the nine months ended September 30, 2007 the Company reported comprehensive income of $24.7 million. For the nine months ended September 30, 2008 comprehensive loss was $37.7 million.

Income Taxes

The Company accounts for income taxes pursuant to SFAS No. 109, Accounting for Income Taxes, which requires the use of the asset and liability method of accounting for deferred income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is recorded to the extent it is more likely than not that a deferred tax asset will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary

REPLIDYNE, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)

differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

Based on an analysis of historical equity transactions under the provisions of Section 382 of the Internal Revenue Code, the Company believes that ownership changes have occurred at two points since its inception. These ownership changes limit the annual utilization of the Company’s net operating losses in future periods. The Company’s only significant deferred tax assets are its net operating loss carryforwards. The Company has provided a valuation allowance for its entire net deferred tax asset since its inception as, due to uncertainty as to future utilization of its net operating loss carryforwards, and the Company’s history of operating losses, the Company has concluded that it is more likely than not that its deferred tax asset will not be realized.

FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109, defines a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. At the adoption date of January 1, 2007, the Company had no unrecognized tax benefits which would affect its effective tax rate if recognized. At September 30, 2008, the Company had no unrecognized tax benefits. The Company classifies interest and penalties arising from the underpayment of income taxes in the statements of operations as general and administrative expenses. At September 30, 2008, the Company has no accrued interest or penalties related to uncertain tax positions. The tax years 2004 to 2007 federal returns remain open to examination, and the tax years 2004 to 2007 also remain open to examination by other taxing jurisdictions to which the Company is subject.

Net Income (Loss) Per Share

Net income (loss) per share is computed using the weighted average number of shares of common stock outstanding and is presented for basic and diluted net income (loss) per share. Basic net income (loss) per share is computed by dividing net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding during the period, excluding common stock subject to vesting provisions. Diluted net income (loss) per share is computed by dividing net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding during the period, increased to include, if dilutive, the number of additional common shares that would have been outstanding if the potential common shares had been issued or if restrictions had been lifted on restricted stock. The dilutive effect of common stock equivalents such as outstanding stock options, warrants and restricted stock is reflected in diluted net loss per share by application of the treasury stock method.

Potentially dilutive securities representing approximately 3.4 million and 3.5 million shares of common stock for the three months ended September 30, 2007 and 2008, respectively, and 1.5 million and 3.5 million shares of common stock for the nine months ended September 30, 2007 and 2008, respectively, were excluded from the computation of diluted earnings per share for these periods because their effect would have been antidilutive. Potentially dilutive securities include stock options, warrants, shares to be purchased under the employee stock purchase plan and restricted stock.

Research and Development

Research and development costs are expensed as incurred. These costs consist primarily of salaries and benefits, licenses to technology, supplies and contract services relating to the development of new products and technologies, allocated overhead, clinical trial and related clinical manufacturing costs, and other external costs.

The Company has historically produced, but no longer produces, clinical and commercial grade product in its Colorado facility and through third parties. Prior to filing for regulatory approval of its products for commercial sale, and such regulatory approval being assessed as probable, these costs have been expensed as research and development expense when incurred.

REPLIDYNE, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 157, Fair Value Measurements (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in applying generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies whenever an entity is measuring fair value under other accounting pronouncements that require or permit fair value measurement. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007; however, the FASB provided a one year deferral for implementation of the standard for non-financial assets and liabilities. The Company adopted SFAS 157 effective January 1, 2008 for all financial assets and liabilities. The adoption did not have a material impact on the Company’s financial statements. The Company does not expect that the remaining provisions of SFAS 157, when adopted, will have a material impact on its financial statements.

3.	Property and Equipment

The following table sets forth the Company’s property and equipment (in thousands):

	December 31,	September 30,
	2007	2008

At Cost
Equipment and software	$5,011	$3,838
Furniture and fixtures	700	371
Leasehold improvements	2,220	1,950

	7,931	6,159
Less: accumulated depreciation and amortization	(6,026)	(5,895)

	$1,905	$264

Property and equipment, net	$1,905	$131
Property and equipment held for sale	—	133

	$1,905	$264

During the three months ended September 30, 2007 and 2008, depreciation and amortization expense was $0.4 million and $0.2 million, respectively. During the nine months ended September 30, 2007 and 2008, depreciation and amortization expense was $1.2 million and $0.8 million, respectively. The Company also recorded an impairment charge against property and equipment of $0.8 million during the third quarter of 2008.

At September 30, 2008, the net carrying value of property and equipment held for sale was $0.1 million. Property and equipment held for sale are stated at the lower of carrying amount of fair value less cost to sell.

4.	Accounts Payable and Accrued Expenses

The following table sets forth the Company’s accounts payable and accrued expenses (in thousands):

	December 31,	September 30,
	2007	2008

Accounts payable, trade	$4,553	$685
Accrued restructuring charges and other severance costs	1,378	4,825
Other accrued employee compensation, benefits, withholdings and taxes	1,737	451
Accrued clinical trial costs	1,227	330
Accrued manufacturing supply agreement fees and termination costs	2,641	—
Other	719	584

	$12,255	$6,875

REPLIDYNE, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)

5.	Commitments and Contingencies

Indemnifications

The Company has agreements whereby it indemnifies directors and officers for certain events or occurrences while the director or officer is, or was, serving in such capacity at the Company’s request. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited.

Employment Agreements

The Company has entered into employment agreements with its chief executive officer and certain other executive officers that provide for base salary, eligibility for bonuses and other generally available benefits. The employment agreements provide that the Company may terminate the employment of the executive at any time with or without cause. If an executive is terminated by the Company without cause or such executive resigns for good reason, as defined, then such executive is entitled to receive a severance package consisting of salary continuation for a period of twelve months (or eighteen months with respect to its chief executive officer) from the date of termination among other benefits. If such termination occurs one month before or thirteen months following a change of control, then the executive is entitled to: i) salary continuation for a period of twelve months (or eighteen months with respect to its chief executive officer and chief scientific officer) from the date of termination, ii) a bonus equal to the average of such executive’s annual bonuses for the two years prior to the change in control termination (or one and a half times the average with respect to the chief executive officer), iii) acceleration of vesting of all of the executive’s outstanding unvested options to purchase the Company’s common stock, and iv) other benefits. As of September 30, 2008, the Company has an accrued but unpaid balance of $2.2 million for its estimate of unpaid benefits expected to be incurred under these employment agreements.

In addition, the Company has entered into retention bonus agreements with its chief financial officer and senior vice president of corporate development. The agreements provide that each such executive is eligible to receive both: i) a cash bonus in the amount of $0.1 million (Retention Bonuses), which was earned and fully accrued for at September 30, 2008, and ii) a cash bonus in an amount of not less than $0.1 million and not greater than $0.2 million (Transaction Bonuses), which final amount will be determined by the Company’s board of directors in its sole discretion, provided that such executive remains employed by the Company through the consummation of a strategic transaction. The Retention Bonuses were paid in October 2008. Management evaluates the probability of triggering the Transaction Bonuses each quarter and, when the bonuses are deemed to be probable of being incurred, the Company will begin expensing the Transaction Bonuses accordingly. As of September 30, 2008, the Transaction Bonuses have not been paid or accrued for.

During 2007 the Company established a severance benefit plan that defines termination benefits for eligible employees. The severance plan does not apply to employees who have entered into separate employment agreements with the Company. Under the severance plan, employees whose employment is terminated without cause are provided a severance benefit of between nine and eighteen weeks pay, based on their employee grade level as defined by the Company, plus an additional two weeks pay for each year of service. Employees are also entitled to receive other benefits such as health insurance during the period of severance under the plan. As of September 30, 2008, the Company has accrued for its estimate of unpaid benefits expected to be incurred under this plan with respect to current and former employees. As of September 30, 2008, the balance of accrued but unpaid benefits under the severance plan was $1.8 million.

Asubio Pharma and Nippon Soda Supply Agreement

On June 20, 2008 the Company notified Asubio Pharma Co. Ltd., or Asubio Pharma, and Nippon Soda Company Ltd., or Nippon Soda, of its decision to terminate the supply agreement for the exclusive supply of the Company’s commercial requirements of the active pharmaceutical ingredient in faropenem medoxomil. In July 2008, the Company paid Nippon Soda unpaid delay compensation fees accumulated through the effective date of termination of the supply agreement totaling $1.0 million. In addition, the Company reimbursed Nippon

REPLIDYNE, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)

Soda for certain engineering costs totaling $0.6 million. These fees were recorded as research and development expense in prior periods. The Company has no further financial obligations under this agreement.

MEDA Supply Agreement Arbitration Settlement

In July 2008, MEDA Manufacturing GmbH (MEDA) filed an amended demand for arbitration after the Company terminated its license agreement with Asubio Pharma and relinquished all rights to the faropenem medoxomil program. In its amended demand, MEDA claimed that the Company terminated its supply agreement with MEDA in June 2008 when it returned the faropenem medoxomil program to Asubio Pharma and did not have the right to terminate its supply agreement with MEDA in April 2007. During the third quarter of 2008, the Company and MEDA settled this claim and the Company paid MEDA $2.1 million. The Company has no further financial obligations under this agreement.

Other

The Company entered into an agreement with a bank to provide investment banking services. Under the terms of the agreement, the Company may incur transaction fees of at least $4 million and up to $6 million based on the value of a completed license or strategic transaction, as defined. Additionally, a fee of $1.0 million was due and payable under this agreement following the Company’s announcement of the proposed transaction with CSI in November 2008. This fee is creditable against the final fee that would become due if the proposed transaction is consummated. As of September 30, 2008, no amounts have been paid or accrued for under this agreement.

6.	Restructuring Charges

In the fourth quarter of 2007, the Company announced a restructuring of its operations to align its organization with its strategic priorities. As a result of this restructuring, the Company reduced its headcount, primarily in administrative, clinical, commercial and regulatory functions, and recognized related expense of $1.4 million.

The following table summarizes activity in the restructuring accrual related to the 2007 restructuring (in thousands):

	Severance and
	Related Benefits	Other	Total

Remaining costs accrued at December 31, 2007	$1,353	$25	$1,378
Cash payments	(1,320)	(25)	(1,345)
Non-cash adjustments	(33)	—	(33)

Remaining costs accrued at September 30, 2008	$—	$—	$—

In April and June 2008, the Company completed additional restructurings of its operations under which it recorded $2.5 million of expense in the second quarter of 2008. These restructurings included the termination of 23 employees from the clinical, commercial, research and administrative functions of the Company, and closure of the Company’s office in Milford, Connecticut. In addition, the Company discontinued enrollment in its placebo-controlled Phase III clinical trial of faropenem medoxomil in patients with acute exacerbations of chronic bronchitis. The charges associated with the restructuring included approximately $2.1 million of cash expenditures for employee severance benefits, $0.1 million of cash expenditures for facility related costs, and $0.3 million for non-cash expenses related primarily to accelerated depreciation of certain property and equipment. The following table summarizes activity in the restructuring accrual related to the April and June 2008 restructurings (in thousands):

Severance and
Related Benefits

Costs recognized through September 30, 2008	$2,132
Cash payments	(1,336)
Non-cash adjustments	(100)

Remaining costs accrued at September 30, 2008	$696

REPLIDYNE, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)

In August 2008, the Company announced an additional restructuring of its operations resulting in the termination of 19 employees among clinical, research and development and administrative functions. The August restructuring will reduce the number of employees to 6 in actions that are scheduled to take place through October 2008. In conjunction with these actions, the Company suspended further development activities of its C. difficile and DNA replication inhibition programs. The Company recorded $3.1 million of costs related to the August restructuring during the third quarter of 2008 which comprised of $1.6 million of cash expenditures for employee severance benefits, $0.8 million in cash expenditures for lease payments in excess of expected sub-lease income, and $0.7 million for non-cash expense related to the impairment of property and equipment. The following table summarizes activity in the restructuring accrual related to the August restructuring (in thousands):

Severance and
Related Benefits

Costs recognized through September 30, 2008	$1,550
Cash payments	(44)
Non-cash adjustments	(15)

Remaining costs accrued at September 30, 2008	$1,491

Additionally, during the third quarter of 2008 the Company determined that severance and related benefits for its remaining five employees was both probable of being paid and estimable. Accordingly, the Company accrued for an additional $1.8 million for employee severance and related benefits in accordance with individual employment agreements or the Company’s severance plan.

7.	Employee Benefit Plans

The Company has a 401(k) plan and matches an amount equal to 50 percent of employee contributions, limited to $2 thousand per participant annually. During the three months ended September 30, 2007 and 2008, the Company provided matching contributions under this plan of $29 thousand and $2 thousand, respectively. During each of the nine months ended September 30, 2007 and 2008, the Company provided matching contributions of $0.1 million.

8.	Common Stock

The Company’s Certificate of Incorporation, as amended and restated on July 3, 2006, authorizes the Company to issue 105,000,000 shares of $0.001 par value stock which is comprised of 100,000,000 shares of common stock and 5,000,000 shares of preferred stock. Each share of common stock is entitled to one vote on each matter properly submitted to the stockholders of the Company for their vote. The holders of common stock are entitled to receive dividends when and as declared or paid by the board of directors, subject to prior rights of the preferred stockholders, if any.

Common Stock Warrants

In connection with the issuance of debt and convertible notes in 2002 and 2003, the Company issued warrants to certain lenders and investors to purchase shares of the Company’s then outstanding redeemable convertible preferred stock. The warrants were initially recorded as liabilities at their fair value. In July 2006, upon completion of the Company’s initial public offering, all outstanding preferred stock warrants were automatically converted into common stock warrants and reclassified to equity at the then current fair value. As of December 31, 2007 and September 30, 2008, warrants for the purchase of 53,012 shares of common stock were outstanding and exercisable with exercise prices in the range of $4.90 to $6.13 per share.

9.	Share-Based Compensation

Stock Option Plan

The Company’s Equity Incentive Plan, as amended (the Option Plan), provides for issuances of up to 7,946,405 shares of common stock for stock option grants. Options granted under the Option Plan may be either incentive or nonqualified stock options. Incentive stock options may only be granted to Company employees.

REPLIDYNE, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)

Nonqualified stock options may be granted by the Company to its employees, directors, and nonemployee consultants. Generally, options granted under the Option Plan expire ten years from the date of grant and vest over four years. Options granted in prior years generally vest 25% on the first anniversary from the grant date and ratably in equal monthly installments over the remaining 36 months. Options granted in 2008 generally vest in equal monthly installments over 48 months. This plan is considered a compensatory plan and subject to the provisions of SFAS No. 123(R).

The following is a summary of stock option activity (share amounts in thousands):

			Weighted
		Weighted	Average	Aggregate
	Number of	Average	Remaining	Intrinsic
	Shares	Exercise Price	Contractual Term	Value
				(In millions)

Options outstanding at January 1, 2008	2,880	$4.42
Granted	1,569	1.83
Exercised	(46)	0.59
Forfeited	(974)	4.21

Options outstanding at September 30, 2008	3,429	$3.35	7.28	—

Options exercisable at September 30, 2008	1,400	$3.63	6.24	—

The following table summarizes outstanding and exercisable options at September 30, 2008 (share amounts in thousands ):

	Stock Options Outstanding			Stock Options Exercisable
		Weighted	Weighted
		Average	Average		Weighted
	Number of	Remaining	Exercise	Number of	Average
Range of Exercise Prices	Shares	Contractual Life	Price	Shares	Exercise Price

$0.49 to $1.64	537	6.74	$0.87	411	$0.78
1.86 to 1.86	989	8.38	1.86	99	1.86
3.19 to 3.19	777	6.85	3.19	317	1.40
5.20 to 5.20	163	7.44	5.20	102	1.64
5.35 to 10.00	963	6.77	6.07	471	1.86

	3,429		$3.35	1,400	$3.63

The weighted average grant date fair value of options granted to employees during the three months ended September 30, 2007 was $2.78 per share, and during the nine months ended September 30, 2007 and 2008 was $2.75 and $1.09 per share, respectively. No options were granted during the three months ended September 30, 2008. The total intrinsic value of options exercised during the three months ended September 30, 2007 and 2008 was $45 thousand and $15 thousand, respectively, and during the nine months ended September 30, 2007 and 2008 was $0.2 million and $37 thousand, respectively.

Performance Options

In March 2008, the Company issued 400,000 options to certain of its executives. The options contain performance vesting conditions and were granted at an exercise equal to the fair value of the underlying common stock on the date of grant of $1.86 per share. Currently, these options will vest in full, at the sole discretion of the Company’s board of directors, immediately prior to the consummation of a strategic transaction. Vested options, if any, continue to be exercisable three years following termination of the employee’s continued service with the Company. These options currently remain unvested. The Company evaluates the probability of meeting the performance conditions on a quarterly basis and, as of September 30, 2008, has not recognized any share-based compensation expense related to these options.

REPLIDYNE, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)

Restricted Shares of Common Stock

The Company had granted options to certain of its employees to purchase shares of its common stock that were eligible to be exercised prior to vesting, provided that the shares issued upon such exercise are subject to restrictions which will be released in parallel with the vesting schedule of the option. In the event of termination of the service of an employee, the Company may repurchase all unvested shares from the option holder at the price paid to exercise such options.

The table below provides a summary of restricted stock activity (in thousands):

Restricted, non-vested shares outstanding at January 1, 2008	223
Shares vested upon release of restrictions	(175)
Restricted stock repurchased upon termination of employment	(33)

Restricted, non-vested shares outstanding at September 30, 2008	15

Share-Based Compensation — Stock Options

During the three months ended September 30, 2007 and 2008, the Company recognized share-based compensation expense of $0.7 million and $0.3 million, respectively, and during the nine months ended September 30, 2007 and 2008 recognized $2.0 million and $0.3 million, respectively. As of September 30, 2008, the Company had $2.1 million of total unrecognized compensation costs (or $1.0 million net of expected forfeitures) from options granted to employees under the Option Plan to be recognized over a weighted average remaining period of 2.86 years. Additionally, as of September 30, 2008, the Company had $0.6 million of total unrecognized share-based compensation costs (net of expected forfeitures) from options granted with performance conditions.

Nonemployee Options

During the three and nine months ended September 30, 2008, the Company granted 100,000 stock options to certain former employees in their new capacity as consultants to the Company at exercise prices equal to the fair value of the underlying shares of common stock on the date of grant. The options vest over eight months and have a contractual life of ten years. Additionally, certain former employees who have changed their status with the Company from employee to nonemployee, have met the continued service requirements of the Company’s equity incentive plan and have continued to vest in options previously granted to them as employees. Vesting continues until their continued service to the Company is terminated. The Company recorded $0.1 million and $0.2 million in compensation expense during the three and nine months ended September 30, 2008, respectively, related to the nonemployee options, and will re-measure compensation expense until these options vest. Based on the Company’s current estimate of fair value and the period under which continued service will be terminated, the Company expects to recognize approximately $0.1 million of remaining unamortized expense in the fourth quarter of 2008.

Employee Stock Purchase Plan

The Company has reserved approximately 306,000 shares of its common stock for issuance under its Employee Stock Purchase Plan (the Purchase Plan). The Purchase Plan allows eligible employees to purchase common stock of the Company at the lesser of 85% of its market value on the offering date or the purchase date as established by the board of directors. Employee purchases are funded through after-tax payroll deductions, which participants can elect from one percent to twenty percent of compensation, subject to the federal limit. The Purchase Plan is considered a compensatory plan and subject to the provisions of SFAS No. 123(R). To date, approximately 140,000 shares have been issued pursuant to the Purchase Plan. During the three months ended September 30, 2007 and 2008, the Company recognized $45 thousand and $14 thousand in share-based compensation expense, respectively, and during the nine months ended September 30, 2007 and 2008, the Company recognized $0.2 million and $41 thousand, respectively. No employees remain as participants in the current offering period which ends on December 31, 2008.

REPLIDYNE, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)

10.	Income Taxes

SFAS No. 109 requires that a valuation allowance should be provided if it is more likely than not that some or all of the Company’s deferred tax assets will not be realized. The Company’s ability to realize the benefit of its deferred tax assets will depend on the generation of future taxable income. Due to the uncertainty of future profitable operations and taxable income, the Company has recorded a full valuation allowance against its net deferred tax assets.

Cardiovascular Systems, Inc.

Index to Financial Statements

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
Cardiovascular Systems, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in shareholders’ (deficiency) equity and comprehensive (loss) income and cash flows present fairly, in all material respects, the financial position of Cardiovascular Systems, Inc. (the “Company”) at June 30, 2007 and 2008, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2008, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for stock-based compensation effective July 1, 2006.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred substantial operating losses, negative cash flows from operations, liquidity constraints due to investments in auction rate securities and has limited capital to fund future operations, which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/  PricewaterhouseCoopers LLP

Minneapolis, Minnesota

August 15, 2008, except as to the Company’s loan and security agreement and margin loan payable as described in paragraphs 1 through 4 in Note 4 for which the date is September 12, 2008

Cardiovascular Systems, Inc.

Consolidated Balance Sheets

	June 30,		September 30,
	2007	2008	2008
			(Unaudited)
	(Dollars in thousands, except per share and share amounts)

ASSETS
Current assets
Cash and cash equivalents	$7,908	$7,595	$14,727
Short-term investments	11,615	—	—
Accounts receivable, net	—	4,897	5,439
Inventories	1,050	3,776	3,930
Prepaid expenses and other current assets	255	1,936	818

Total current assets	20,828	18,204	24,914
Investments	—	21,733	21,390
Property and equipment, net	585	1,041	1,156
Patents, net	612	980	1,152

Total assets	$22,025	$41,958	$48,612

Current liabilities
Accounts payable	$1,909	$5,851	$5,150
Accrued expenses	748	3,467	3,707
Deferred revenue	—	116	—
Current maturities of long-term debt	—	11,888	27,201

Total current liabilities	2,657	21,322	36,058

Long-term liabilities
Long-term debt	—	—	2,400
Redeemable convertible preferred stock warrants	3,094	3,986	4,047
Deferred rent	79	100	100

Total long-term liabilities	3,173	4,086	6,547

Total liabilities	5,830	25,408	42,605

Commitments and contingencies
Series A redeemable convertible preferred stock, no par value; authorized 5,400,000 shares, issued and outstanding 4,728,547 at June 30, 2007 and 4,737,561 at June 30, 2008 and September 30, 2008 (unaudited), respectively; aggregate liquidation value $29,034, $31,230 and $31,782 at June 30, 2007 and 2008, and September 30, 2008 (unaudited), respectively	40,193	51,213	51,213
Series A-1 redeemable convertible preferred stock, no par value; authorized 1,470,589 at June 30, 2007 and 2,188,425 shares at June 30, 2008 and September 30, 2008 (unaudited), respectively; issued and outstanding 977,046 at June 30, 2007 and 2,188,425 at June 30, 2008 and September 30, 2008 (unaudited), respectively; aggregate liquidation value $8,305, $19,862 and $20,243 at June 30, 2007 and 2008, and September 30, 2008 (unaudited), respectively	8,305	23,657	23,657
Series B redeemable convertible preferred stock, no par value; authorized 2,162,162 shares, issued and outstanding 2,162,150 at June 30, 2008 and September 30, 2008 (unaudited), aggregate liquidation value $20,871 and $21,280 at June 30, 2008 and September 30, 2008 (unaudited), respectively	—	23,372	23,372
Shareholders’ (deficiency) equity
Common stock, no par value; authorized 25,000,000 common shares at June 30, 2007 and 70,000,000 common shares and 5,000,000 undesignated shares at June 30, 2008 and September 30, 2008 (unaudited); issued and outstanding 6,267,454, 7,575,206, 7,731,450 at June 30, 2007 and 2008, and September 30, 2008 (unaudited), respectively	26,054	35,933	37,738
Common stock warrants	1,366	680	2,374
Accumulated other comprehensive (loss) income	(7)	—	(343)
Accumulated deficit	(59,716)	(118,305)	(132,004)

Total shareholders’ (deficiency) equity	(32,303)	(81,692)	(92,235)

Total liabilities and shareholders’ (deficiency) equity	$22,025	$41,958	$48,612

The accompanying notes are an integral part of these consolidated financial statements.

Cardiovascular Systems, Inc.

Consolidated Statements of Operations

				Three Months Ended
	Year Ended June 30,			September 30,
	2006	2007	2008	2007	2008
				(Unaudited)	(Unaudited)
	(Dollars in thousands, except per share and share amounts)

Revenues	$—	$—	$22,177	$—	$11,646
Cost of goods sold	—	—	8,927	539	3,881

Gross profit	—	—	13,250	(539)	7,765

Expenses
Selling, general and administrative	1,735	6,691	35,326	3,552	16,424
Research and development	3,168	8,446	16,068	3,328	4,955

Total expenses	4,903	15,137	51,394	6,880	21,379

Loss from operations	(4,903)	(15,137)	(38,144)	(7,419)	(13,614)
Other income (expense)
Interest expense	(48)	(1,340)	(923)	(300)	(227)
Interest income	56	881	1,167	278	142
Impairment on investments	—	—	(1,267)	—	—

Total other income (expense)	8	(459)	(1,023)	(22)	(85)

Net loss	(4,895)	(15,596)	(39,167)	(7,441)	(13,699)
Accretion of redeemable convertible preferred stock	—	(16,835)	(19,422)	(4,853)	—

Net loss available to common shareholders	$(4,895)	$(32,431)	$(58,589)	$(12,294)	$(13,699)

Loss per common share
Basic and diluted	$(0.79)	$(5.22)	$(8.57)	$(1.95)	$(1.78)

Weighted average common shares used in computation
Basic and diluted	6,183,715	6,214,820	6,835,126	6,291,512	7,692,248

The accompanying notes are an integral part of these consolidated financial statements.

Cardiovascular Systems, Inc.

Consolidated Statements of Changes in Shareholders’ (Deficiency) Equity and
Comprehensive (Loss) Income

					Accumulated
					Other
	Common Stock			Accumulated	Comprehensive		Comprehensive
	Shares	Amount	Warrants	Deficit	(Loss) Income	Total	(Loss) Income
	(Dollars in thousands, except per share and share amounts)

Balances at June 30, 2005	5,911,579	23,248	1,249	(22,390)	—	2,107	$—
Shares issued for cash, $8.00 per share, net of offering costs of $20	287,625	2,281				2,281
Stock options and warrants expensed for outside consulting services		49	31			80
Net loss				(4,895)		(4,895)	$(4,895)

Balances at June 30, 2006	6,199,204	25,578	1,280	(27,285)	—	(427)	$(4,895)

Exercise of stock options and warrants at $1.00 per share	68,250	86	(17)			69
Value assigned to warrants issued in connection with Series A redeemable convertible preferred stock			103			103
Accretion of redeemable convertible preferred stock				(16,835)		(16,835)
Stock-based compensation		390				390
Unrealized loss on short-term investments					(7)	(7)	$(7)
Net loss				(15,596)		(15,596)	(15,596)

Balances at June 30, 2007	6,267,454	26,054	1,366	(59,716)	(7)	(32,303)	$(15,603)

Issuance of restricted stock awards	840,138	1,152				1,152
Forfeiture of restricted stock awards	(27,834)					—
Exercise of stock options and warrants at $1.00 — $8.00 per share	495,448	2,382	(570)			1,812
Expiration of warrants		116	(116)			—
Accretion of redeemable convertible preferred stock				(19,422)		(19,422)
Stock-based compensation		6,229				6,229
Unrealized gain on investments					7	7	$7
Net loss				(39,167)		(39,167)	(39,167)

Balances at June 30, 2008	7,575,206	$35,933	$680	$(118,305)	$—	$(81,692)	$(39,160)

Issuance of restricted stock awards	161,823	1,296				1,296
Forfeiture of restricted stock awards	(25,029)
Exercise of stock options and warrants at $5.00 — $5.71 per share	19,450	133	(120)			13
Issuance of common stock warrants			1,814			1,814
Stock-based compensation		376				376
Unrealized loss on investments					(343)	(343)	$(343)
Net loss				(13,699)		(13,699)	(13,699)

Balances at September 30, 2008 (unaudited)	7,731,450	$37,738	$2,374	$(132,004)	$(343)	$(92,235)	$(14,042)

The accompanying notes are an integral part of these consolidated financial statements.

Cardiovascular Systems, Inc.

Consolidated Statements Cash Flows

				Three Months Ended
	Year Ended June 30,			September 30,
	2006	2007	2008	2007	2008
				(Unaudited)	(Unaudited)
	(Dollars in thousands, except per share and share amounts)

Cash flows from operating activities
Net loss	$(4,895)	$(15,596)	$(39,167)	$(7,441)	$(13,699)
Adjustments to reconcile net loss to net cash used in operations
Depreciation and amortization of property and equipment	73	153	264	47	86
Provision for doubtful accounts	—	—	164	14	28
Amortization of patents	45	45	29	—	9
Change in carrying value of the convertible preferred stock warrants	—	1,327	916	300	(14)
Amortization of debt discount	—	—	—	—	79
Stock-based compensation	—	390	7,381	350	1,672
Expense for stock, options and warrants granted for outside consulting services	80	—	—	—	—
Disposal of property and equipment	(3)	—	—	—	—
Amortization of discount on investments	—	(293)	(52)	(52)	—
Impairment on investments	—	—	1,267	—	—
Changes in assets and liabilities
Accounts receivable	—	—	(5,061)	(1,395)	(570)
Inventories	(438)	(322)	(2,726)	(1,522)	(154)
Prepaid expenses and other current assets	(96)	(113)	(1,323)	13	1,118
Accounts payable	30	1,709	3,631	(430)	(701)
Accrued expenses and deferred rent	216	424	2,693	632	240
Deferred revenue	—	—	116	1,428	(116)

Net cash used in operations	(4,988)	(12,276)	(31,868)	(8,056)	(12,022)

Cash flows from investing activities
Expenditures for property and equipment	(235)	(465)	(721)	(207)	(201)
Proceeds from sale of property and equipment	7	—	1	—	—
Purchases of investments	—	(23,169)	(31,314)	(12,700)	—
Sales of investments	—	11,840	19,988	5,874	—
Costs incurred in connection with patents	—	(58)	(397)	—	(181)

Net cash used in investing activities	(228)	(11,852)	(12,443)	(7,033)	(382)

Cash flows from financing activities
Net proceeds from the sale of common stock	2,281	—	—	—	—
Proceeds from sale of redeemable convertible preferred stock	—	30,294	30,296	10,296	—
Payment of offering costs	—	(1,776)	(51)	(10)	—
Issuance of common stock warrants	—	103	—	—	1,814
Issuance of convertible preferred stock warrants	—	1,767	—	—	75
Exercise of stock options and warrants	—	69	1,865	160	13
Proceeds from long-term debt	—	—	16,398	—	17,712
Payment on long-term debt	—	—	(4,510)	—	(78)
Proceeds from convertible promissory notes	3,059	25	—	—	—
Payable to shareholder, common stock repurchase	(350)	—	—	—	—

Net cash provided by financing activities	4,990	30,482	43,998	10,446	19,536

Net (decrease) increase in cash and cash equivalents	(226)	6,354	(313)	(4,643)	7,132
Cash and cash equivalents
Beginning of period	1,780	1,554	7,908	7,908	7,595

End of period	$1,554	$7,908	$7,595	$3,265	$14,727

Noncash investing and financing activities
Conversion of convertible promissory notes and accrued interest into Series A redeemable convertible preferred stock	$—	$(3,145)	$—	$—	$—
Capitalized financing costs included in accounts payable	—	—	311	—	—
Capitalized financing costs included in accrued expenses	—	—	47	—	—
Accretion of redeemable convertible preferred stock	—	16,835	19,422	4,853	—
Net unrealized (loss) gain on investments	—	(7)	7	6	(343)

The accompanying notes are an integral part of these consolidated financial statements.

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

1.	Summary of Significant Accounting Policies

Company Description

Cardiovascular Systems, Inc. (the “Company”) was incorporated on February 28, 1989, to develop, manufacture and market devices for the treatment of vascular diseases. The Company has completed a pivotal clinical trial in the United States to demonstrate the safety and efficacy of the Company’s Diamondback 360° orbital atherectomy system in treating peripheral arterial disease. On August 30, 2007, the U.S. Food and Drug Administration, or FDA, granted the Company 510(k) clearance to market the Diamondback 360° for the treatment of peripheral arterial disease. The Company commenced a limited commercial introduction of the Diamondback 360° in the United States in September 2007. During the quarter ended March 31, 2008, the Company began its full commercial launch of the Diamondback 360°.

For the fiscal year ended June 30, 2007, the Company was considered a “development stage enterprise” as prescribed in Statement of Financial Accounting Standards (“SFAS”) No. 7, Accounting and Reporting by Development Stage Enterprises. During that time, the Company’s major emphasis was on planning, research and development, recruitment and development of a management and technical staff, and raising capital. These development stage activities were completed during the first quarter of fiscal 2008. The Company’s management team, organizational structure and distribution channel are in place. The Company’s primary focus is on the sale and commercialization of its current product to end user customers. During the year ended June 30, 2008 and three months ended September 30, 2008 (unaudited), the Company no longer considered itself a development stage enterprise.

Principles of Consolidation

The consolidated balance sheets, statements of operations, changes in shareholders’ (deficiency) equity and comprehensive (loss) income, and cash flows include the accounts of the Company and its wholly owned inactive Netherlands subsidiary, SCS B.V., after elimination of all significant intercompany transactions and accounts. SCS B.V. was formed for the purpose of conducting human trials and the development of production facilities. Operations of the subsidiary ceased in fiscal 2002; accordingly, there are no assets or liabilities included in the consolidated financial statements related to SCS B.V.

Interim Financial Statements

The Company has prepared the unaudited interim consolidated financial statements and related unaudited financial information in the footnotes in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”) for interim financial statements. These interim consolidated financial statements reflect all adjustments consisting of normal recurring accruals, which, in the opinion of management, are necessary to present fairly the Company’s consolidated financial position, the results of its operations and its cash flows for the interim periods. These interim consolidated financial statements should be read in conjunction with the consolidated annual financial statements and the notes thereto contained herein. The nature of the Company’s business is such that the results of any interim period may not be indicative of the results to be expected for the entire year.

Cash and Cash Equivalents

The Company considers all money market funds and other investments purchased with an original maturity of three months or less to be cash and cash equivalents.

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

Investments

The Company classifies all investments as “available-for-sale.” Investments are recorded at fair value and unrealized gains and losses are recorded as a separate component of shareholders’ deficiency until realized. Realized gains and losses are accounted for on the specific identification method. The Company has historically placed its investments primarily in auction rate securities, U.S. government securities and commercial paper. These investments, a portion of which had original maturities beyond one year, were classified as short-term based on their liquid nature. The securities which had stated maturities beyond one year had certain economic characteristics of short-term investments due to a rate-setting mechanism and the ability to sell them through a Dutch auction process that occurred at pre-determined intervals of less than one year. For the years ended June 30, 2007 and 2008, and three months ended September 30, 2008 (unaudited), the amount of gross realized gains and losses related to sales of investments were insignificant.

The Company’s investments include AAA rated auction rate securities issued primarily by state agencies and backed by student loans substantially guaranteed by the Federal Family Education Loan Program (FFELP). The federal government insures loans in the FFELP so that lenders are reimbursed at least 97% of the loan’s outstanding principal and accrued interest if a borrower defaults. Approximately 99.2% of the par value of the Company’s auction rate securities is supported by student loan assets that are guaranteed by the federal government under the FFELP.

The Company’s auction rate securities are debt instruments with a long-term maturity and with an interest rate that is reset in short intervals, primarily every 28 days, through auctions. The recent conditions in the global credit markets have prevented the Company from liquidating its holdings of auction rate securities because the amount of securities submitted for sale has exceeded the amount of purchase orders for such securities. When auctions for these securities fail, the investments may not be readily convertible to cash until a future auction of these investments is successful or they are redeemed by the issuer or they mature.

In February 2008, the Company was informed that there was insufficient demand for auction rate securities, resulting in failed auctions for $23.0 million of the Company’s auction rate securities held at June 30, 2008. Currently, these affected securities are not liquid and will not become liquid until a future auction for these investments is successful or they are redeemed by the issuer or they mature. As a result, at June 30, 2008 and September 30, 2008 (unaudited), the Company has classified the fair value of the auction rate securities as a long-term asset. Interest rates on all failed auction rate securities were reset to a temporary predetermined “penalty” or “maximum” rate. These maximum rates are generally limited to a maximum amount payable over a 12 month period equal to a rate based on the trailing 12-month average of 90-day treasury bills, plus 120 basis points. These maximum allowable rates range from 2.7% to 4.0% of par value per year. The Company has collected all interest due on its auction rate securities and has no reason to believe that it will not collect all interest due in the future. The Company expects to receive the principal associated with its auction rate securities upon the earlier of a successful auction, their redemption by the issuer or their maturity. On March 28, 2008, the Company obtained a margin loan from UBS Financial Services, Inc., the entity through which it originally purchased the auction rate securities, for up to $12.0 million, with a floating interest rate equal to 30-day LIBOR, plus 0.25%. The loan was secured by the $23.0 million par value of the Company’s auction rate securities. The maximum borrowing amount was not set forth in the written agreement for the loan and may have been adjusted from time to time by UBS Financial Services at its discretion. The loan was due on demand and UBS Financial Services may have required the Company to repay it in full from any loan or financing arrangement or a public equity offering. The margin requirements were determined by UBS Financial Services but were not included in the written loan agreement and were therefore subject to change. As of June 30, 2008, the margin requirements provided that UBS Financial Services would require a margin call on this loan if at any time the outstanding borrowings, including interest, exceeded $12.0 million or 75% of

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

UBS Financial Service’s estimate of the fair value of the Company’s auction rate securities. If these margin requirements were not maintained, UBS Financial Services may have required the Company to make a loan payment in an amount necessary to comply with the applicable margin requirements or demand repayment of the entire outstanding balance. As of June 30, 2008, the Company maintained these margin requirements and the outstanding balance on the loan was $11.9 million.

On August 21, 2008, the Company replaced this loan with a margin loan from UBS Bank USA, which increased maximum borrowings available to $23.0 million. This maximum borrowing amount is not set forth in the written agreement for the loan and may be adjusted from time to time by UBS Bank at its discretion The margin loan has a floating interest rate equal to 30-day LIBOR, plus 1.0%. The loan is due on demand and UBS Bank will require the Company to repay it in full from the proceeds received from a public equity offering where net proceeds exceed $50.0 million. In addition, if at any time any of the Company’s auction rate securities may be sold, exchanged, redeemed, transferred or otherwise conveyed for no less than their par value, then the Company must immediately effect such a transfer and the proceeds must be used to pay down outstanding borrowings under this loan. The margin requirements are determined by UBS Bank but are not included in the written loan agreement and are therefore subject to change. As of August 21, 2008, the margin requirements include maximum borrowings, including interest, of $23.0 million. If these margin requirements are not maintained, UBS Bank may require the Company to make a loan payment in an amount necessary to comply with the applicable margin requirements or demand repayment of the entire outstanding balance. The Company has maintained the margin requirements under the loans from both UBS entities. The outstanding balance on this loan at September 30, 2008 (unaudited) was $22.9 million.

In accordance with EITF 03-01 and FSP FAS 115-1 and 124-1, “The Meaning of Other Than-Temporary Impairment and Its Application to Certain Investments,” the Company reviews several factors to determine whether a loss is other-than-temporary. These factors include but are not limited to: (1) the length of time a security is in an unrealized loss position, (2) the extent to which fair value is less than cost, (3) the financial condition and near term prospects of the issuer, and (4) the Company’s intent and ability to hold the security for a period of time sufficient to allow for any unanticipated recovery in fair value.

The Company recorded an other-than-temporary impairment loss of $1.3 million relating to its auction rate securities in its statement of operations for the year ended June 30, 2008 and recorded an unrealized loss of $0.3 million relating to its auction rate securities in other comprehensive income (loss) for the three months ended September 30, 2008 (unaudited). The Company determined the fair value of its auction rate securities and quantified the other-than-temporary impairment loss and the unrealized loss with the assistance of ValueKnowledge LLC, an independent third party valuation firm, which utilized various valuation methods and considered, among other factors, estimates of present value of the auction rate securities based upon expected cash flows, the likelihood and potential timing of issuers of the auction rate securities exercising their redemption rights at par value, the likelihood of a return of liquidity to the market for these securities and the potential to sell the securities in secondary markets.

At June 30, 2008, the Company concluded that no weight should be given to the value indicated by the secondary markets for student loan-backed auction rate securities similar to those the Company holds because these markets have very low transaction volumes and consist primarily of private transactions with minimal disclosure, transactions may not be representative of the actions of typically-motivated buyers and sellers and the Company does not currently intend to sell in the secondary markets. However, the Company did consider the secondary markets for certain mortgage-backed securities to estimate the market yields attributable to the Company’s auction rate securities, but determined that these secondary markets do not provide a sufficient basis of comparison for the auction rate securities that the Company holds and, accordingly, attributed no weight to the values of these mortgage-backed securities indicated by the secondary markets.

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

At June 30, 2008, the Company attributed a weight of 66.7% to estimates of present value of the auction rate securities based upon expected cash flows and a weight of 33.3% to the likelihood and potential timing of issuers of the auction rate securities exercising their redemption rights at par value or willingness of third parties to provide financing in the market against the par value of those securities. The attribution of these weights required the exercise of valuation judgment. A measure of liquidity is available from borrowing, which led to the 33.3% weight attributed to the likelihood and potential timing of issuers of the auction rate securities exercising their redemption rights at par value or the willingness of third parties to provide financing in the market against the par value of those securities. However, borrowing does not eliminate exposure to the risk of holding the securities, so the weight of 66.7% attributed to the present value of the auction rate securities based upon expected cash flows reflects the expectation that the securities are likely to be held for an uncertain period. The Company focused on these methodologies because no certainty exists regarding how the auction rate securities will be eventually converted to cash and these methodologies represent the most likely possible outcomes. To derive estimates of the present value of the auction rate securities based upon expected cash flows, the Company used the securities’ expected annual interest payments, ranging from 2.7% to 4.0% of par value, representing estimated maximum annual rates under the governing documents of the auction rate securities; annual market interest rates, ranging from 4.5% to 5.8%, based on observed traded, state sponsored, taxable certificates rated AAA or lower and issued between June 15 and June 30, 2008; and a range of expected terms to liquidity.

At June 30, 2008, the Company’s weighting of the valuation methods indicates an implied term to liquidity of approximately 3.5 years. The implied term to liquidity of approximately 3.5 years is a result of considering a range in possible timing of the various scenarios that would allow a holder of the auction rate securities to convert the auction rate securities to cash ranging from zero to ten years, with the highest probability assigned to the range of zero to five years. Several sources were consulted but no individual source of information was relied upon to arrive at the Company’s estimate of the range of possible timing to convert the auction rate securities to cash or the implied term to liquidity of approximately 3.5 years. The primary reason for the fair value being less than cost related to a lack of liquidity of the securities, rather than the financial condition and near term prospects of the issuer.

At September 30, 2008, the Company concluded that no weight should be given to the value indicated by the secondary markets for student loan backed auction rate securities similar to those the Company holds because these markets have very low transaction volumes and consist primarily of private transactions with minimal disclosure and transactions may not be representative of the actions of typically-motivated buyers and sellers and the Company does not currently intend to sell in the secondary markets. However, the Company did consider the secondary markets for certain mortgage-backed securities to estimate the market yields attributable to the Company’s auction rate securities, but determined that these secondary markets do not provide a sufficient basis of comparison for the auction rate securities that the Company holds and, accordingly, attributed no weight to the values of these mortgage-backed securities indicated by the secondary markets.

At September 30, 2008, the Company concluded that no weight should be given to the likelihood and potential timing of issuers of the auction rate securities exercising their redemption rights at par value based on low issuer call activity, so the Company attributed a weight of 100.0% to estimates of present value of the auction rate securities based upon expected cash flows. The attribution of weights to the valuation factors required the exercise of valuation judgment. The selection of a weight of 100.0% attributed to the present value of the auction rate securities based upon expected cash flows reflects the expectation, in absence of the Auction Rate Securities Rights Prospectus discussed below, that no certainty exists regarding how the auction rate securities will be eventually converted to cash and this methodology represents the possible outcome. To derive estimates of the present value of the auction rate securities based upon expected cash flows, the Company used the securities’ expected annual interest payments, ranging from 2.1% to 5.4% of par value, representing estimated maximum annual rates under the

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

governing documents of the auction rate securities; annual market interest rates, ranging from 3.9% to 5.4%, based on observed traded, state sponsored, taxable certificates rated AAA or lower and issued between September 29 and September 30, 2008; certain mortgage-backed securities and indices; and a range of expected terms to liquidity.

The Company’s weighting of the valuation methods as of September 30, 2008 indicates an implied term to liquidity of approximately five years in absence of the Auction Rate Securities Rights Prospectus discussed below. The implied term to liquidity of approximately five years is a result of considering a range in possible timing of the various scenarios that would allow a holder of the auction rate securities to convert the auction rate securities to cash ranging from zero to ten years, with the highest probability assigned to five years. UBS issued a comprehensive settlement, which was confirmed by an Auction Rate Securities Rights Prospectus issued by UBS on October 7, 2008, in which there is a possibility of redemption by UBS at par value for the auction rate securities held by the Company between June 30, 2010 and July 2, 2012. Under the comprehensive settlement, UBS has committed to purchase a total of $8.3 billion of auction rate securities at par value from most private clients during the two-year period beginning January 1, 2009. Private clients and charities holding less than $1.0 million in household assets at UBS were able to avail themselves of this relief beginning October 31, 2008. From mid-September 2008, UBS began to provide loans at no cost to its clients for the par value of their auction rate security holdings. In addition, UBS has also committed to provide liquidity solutions to institutional investors and has agreed to purchase all or any of a remaining $10.3 billion in auction rate securities at par value from its institutional clients beginning June 10, 2010. These auction rate security rights are not transferable, tradable or marginable. The Company has not considered the liquidity potentially generated by UBS’s comprehensive settlement or the UBS loan in the Company’s valuation of the 19 auction rate certificates held by the Company because the settlement rights were not enforceable at September 30, 2008. The repurchase arrangement and lending arrangement may represent separate contracts, securities or other assets that have not been considered in the valuation of the auction rate securities.

The Company’s auction rate securities include AAA rated auction rate securities issued primarily by state agencies and backed by student loans substantially guaranteed by the Federal Family Education Loan Program. These auction rate securities continue to be AAA rated auction rate securities subsequent to the failed auctions that began in February 2008.

In addition to the valuation procedures described above, the Company considered (i) its current inability to hold these securities for a period of time sufficient to allow for an unanticipated recovery in fair value based on The Company’s current liquidity, history of operating losses, and management’s estimates of required cash for continued product development and sales and marketing expenses, and (ii) failed auctions and the anticipation of continued failed auctions for all of the Company’s auction rate securities.

Based on the factors described above, the Company recorded the entire amount of impairment loss identified for the year ended June 30, 2008 of $1.3 million as other-than-temporary and recorded the decrease in fair value of $0.3 million as an unrealized loss for the three months ended September 30, 2008 (unaudited). The Company did not identify or record any additional realized or unrealized gains or losses for the year ended June 30, 2008 or the three months ended September 30, 2008 (unaudited). The Company will continue to monitor and evaluate the value of its investments each reporting period for further possible impairment or unrealized loss. Although it does not currently intend to do so, the Company may consider selling its auction rate securities in the secondary markets in the future, which may require a sale at a substantial discount to the stated principal value of these securities.

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

The amortized cost and fair value of available-for-sale investments are as follows:

	June 30, 2008
			Net
	Amortized	Aggregate	Unrealized
	Cost(1)	Fair Value	Losses

Auction rate securities (original maturities greater than ten years)	$21,733	$21,733	$

Total Investments	$21,733	$21,733	$

	September 30, 2008
			Net
	Amortized	Aggregate	Unrealized
	Cost(1)	Fair Value	Losses
	(Unaudited)

Auction rate securities (original maturities greater than ten years)	$21,733	$21,390	$(343)

Total Investments	$21,733	$21,390	$(343)

(1)	Amortized cost at June 30, 2008 and September 30, 2008 includes unamortized premiums, discounts and other cost basis adjustments, as well as other-than-temporary impairment losses.

Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Customer credit terms are established prior to shipment with the standard being net 30 days. Collateral or any other security to support payment of these receivables generally is not required. The Company maintains allowances for doubtful accounts. This allowance is an estimate and is regularly evaluated by the Company for adequacy by taking into consideration factors such as past experience, credit quality of the customer base, age of the receivable balances, both individually and in the aggregate, and current economic conditions that may affect a customer’s ability to pay. Provisions for the allowance for doubtful accounts attributed to bad debt are recorded in general and administrative expenses. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. The following table shows allowance for doubtful accounts activity for the fiscal year ended June 30, 2008 and three months ended September 30, 2008 (unaudited):

Amount

Balance at June 30, 2007	$—
Provision for doubtful accounts	164

Balance at June 30, 2008	164
Provision for doubtful accounts	28

Balance at September 30, 2008 (unaudited)	$192

Inventories

Inventories are stated at the lower of cost or market with cost determined on a first-in, first-out (“FIFO”) method of valuation. The establishment of inventory allowances for excess and obsolete inventories is based on estimated exposure on specific inventory items.

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

Property and Equipment

Property and equipment is carried at cost, less accumulated depreciation and amortization. Depreciation of equipment is computed using the straight-line method over estimated useful lives of three to seven years and amortization of leasehold improvements over the shorter of their estimated useful lives or the lease term. Expenditures for maintenance and repairs and minor renewals and betterments which do not extend or improve the life of the respective assets are expensed as incurred. All other expenditures for renewals and betterments are capitalized. The assets and related depreciation accounts are adjusted for property retirements and disposals with the resulting gains or losses included in operations.

Operating Lease

The Company leases office space under an operating lease. The lease arrangement contains a rent escalation clause for which the lease expense is recognized on a straight-line basis over the terms of the lease. Rent expense that is recognized but not yet paid is included in deferred rent on the consolidated balance sheets.

Patents

The capitalized costs incurred to obtain patents are amortized using the straight-line method over their remaining estimated lives, not exceeding 20 years. The recover ability of capitalized patent costs is dependent upon the Company’s ability to derive revenue-producing products from such patents or the ultimate sale or licensing of such patent rights. Patents that are abandoned are written off at the time of abandonment.

Long-Lived Assets

The Company regularly evaluates the carrying value of long-lived assets for events or changes in circumstances that indicate that the carrying amount may not be recoverable or that the remaining estimated useful life should be changed. An impairment loss is recognized when the carrying amount of an asset exceeds the anticipated future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. The amount of the impairment loss to be recorded, if any, is calculated by the excess of the asset’s carrying value over its fair value.

Revenue Recognition

The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition and Emerging Issues Task Force (“EITF”) Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. Revenue is recognized when all of the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) shipment of all components has occurred or delivery of all components has occurred if the terms specify that title and risk of loss pass when products reach their destination; (3) the sales price is fixed or determinable; and (4) collectability is reasonably assured. The Company has no additional post-shipment or other contractual obligations or performance requirements and does not provide any credits or other pricing adjustments affecting revenue recognition once those criteria have been met. The customer has no right of return on any component once these criteria have been met. Payment terms are generally set at 30 days.

The Company derives its revenue through the sale of the Diamondback 360°, which includes single-use catheters, guidewires and control units used in the atherectomy procedure. Initial orders from all new customers require the customer to purchase the entire Diamondback 360° system, which includes multiple single-use catheters and guidewires and one control unit. Due to delays in the final FDA clearance of the new control unit and early production constraints of the new control unit, the Company was not able to deliver all components of the initial

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

order. For these initial orders, the Company shipped and billed only for the single-use catheters and guidewires. In addition, the Company sent an older version of its control unit as a loaner unit with the customer’s expectation that the Company would deliver and bill for a new control unit once it becomes available. As the Company had not delivered each of the individual components to all customers, the Company had deferred the revenue for the entire amount billed for single-use catheters and guidewires shipped to the customers that had not received the new control unit. Those billings totaled $116 at June 30, 2008, which amount had been deferred until the new control units were delivered during the three months ended September 30, 2008 (unaudited). After the initial order, customers are not required to purchase any additional disposable products from the Company. Once the Company had delivered the new control unit to a customer, the Company recognized revenue that was previously deferred and revenue for subsequent reorders of single-use catheters, guidewires and additional new control units when the criteria of SAB No. 104 are met.

The legal title and risk of loss of each of Diamondback 360° components, consisting of disposable catheters, disposable guidewires, and a control unit, are transferred to the customer based on the shipping terms. Many initial shipments to customers included a loaner control unit, which the Company provided, until the new control unit received clearance from the FDA and was subsequently available for sale. The loaner control units were Company-owned property and the Company maintained legal title to these units.

Costs related to products delivered are recognized when the legal title and risk of loss of individual components are transferred to the customer based on the shipping terms. At June 30 and September 30, 2008 (unaudited), the legal title and risk of loss of each disposable component had transferred to the customer and the Company has no future economic benefit in these disposables. As a result, the cost of goods sold related to these disposable units has been recorded during the year ended June 30, 2008 and three months ended September 30, 2008 (unaudited).

Warranty Costs

The Company provides its customers with the right to receive a replacement if a product is determined to be defective at the time of shipment. Warranty reserve provisions are estimated based on Company experience, volume, and expected warranty claims. Warranty reserve, provisions and claims for the fiscal year ended June 30, 2008 and three months ended September 30, 2008 (unaudited) were as follows:

Amount

Balance at June 30, 2007	$—
Provision	137
Claims	(125)

Balance at June 30, 2008	12
Provision	122
Claims	(102)

Balance at September 30, 2008 (unaudited)	$32

Income Taxes

Deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts based on enacted tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

Developing a provision for income taxes, including the effective tax rate and the analysis of potential tax exposure items, if any, requires significant judgment and expertise in federal and state income tax laws, regulations and strategies, including the determination of deferred tax assets. The Company’s judgment and tax strategies are subject to audit by various taxing authorities.

Research and Development Expenses

Research and development expenses include costs associated with the design, development, testing, enhancement and regulatory approval of the Company’s products. Research and development expenses include employee compensation, including stock-based compensation, supplies and materials, consulting expenses, travel and facilities overhead. The Company also incurs significant expenses to operate clinical trials, including trial design, third-party fees, clinical site reimbursement, data management and travel expenses. Research and development expenses are expensed as incurred.

Concentration of Credit Risk

Financial instruments that potentially expose the Company to concentration of credit risk consist primarily of cash and cash equivalents, investments and accounts receivable. The Company maintains its cash and investment balances primarily with two financial institutions. At times, these balances exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk in cash and cash equivalents.

Fair Value of Financial Instruments (unaudited)

Effective July 1, 2008, the Company adopted SFAS No. 157, Fair Value Measurements (“SFAS No. 157”), which provides a framework for measuring fair value under Generally Accepted Accounting Principles and expands disclosures about fair value measurements. In February 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. 157-2, Effective Date of FASB Statement No. 157, which provides a one-year deferral on the effective date of SFAS No. 157 for non-financial assets and non-financial liabilities, except those that are recognized or disclosed in the financial statements at least annually. Therefore, the Company has adopted the provisions of SFAS No. 157 with respect to financial assets and financial liabilities only.

SFAS 157 classifies these inputs into the following hierarchy:

Level 1 Inputs — quoted prices in active markets for identical assets and liabilities

Level 2 Inputs — observable inputs other than quoted prices in active markets for identical assets and liabilities

Level 3 Inputs — unobservable inputs

As of September 30, 2008, those assets and liabilities that are measured at fair value on a recurring basis consisted of the Company’s auction rate securities it classifies as available-for-sale. The Company believes that the carrying amounts of its other financial instruments, including accounts payable and accrued liabilities approximate their fair value due to the short-term maturities of these instruments.

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

The following table sets forth the fair value of the Company’s auction rate securities that were measured on a recurring basis as of September 30, 2008. Assets are measured on a recurring basis if they are remeasured at least annually:

Level 3

Balance at June 30, 2008	$21,733
Total unrealized losses included in other comprehensive income (loss)	(343)

Balance at September 30, 2008 (unaudited)	$21,390

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stock-Based Compensation

Effective July 1, 2006, the Company adopted Financial Accounting Standards Board (“FASB”) SFAS No. 123(R), Share-Based Payment, as interpreted by SAB No. 107, using the prospective application method, to account for stock-based compensation expense associated with the issuance of stock options to employees and directors on or after July 1, 2006. The unvested compensation costs at July 1, 2006, which relate to grants of options that occurred prior to the date of adoption of SFAS No. 123(R), will continue to be accounted for under Accounting Principles Board (“APB”) No. 25, Accounting for Stock Issued to Employees. SFAS No. 123(R) requires the Company to recognize stock-based compensation expense in an amount equal to the fair value of share-based payments computed at the date of grant. The fair value of all employee and director stock option awards is expensed in the consolidated statements of operations over the related vesting period of the options. The Company calculated the fair value on the date of grant using a Black-Scholes model.

For all options granted prior to July 1, 2006, in accordance with the provisions of APB No. 25, compensation costs for stock options granted to employees were measured at the excess, if any, of the value of the Company’s stock at the date of the grant over the amount an employee would have to pay to acquire the stock.

As a result of adopting SFAS No. 123(R) on July 1, 2006, net loss for the years ended June 30, 2007 and 2008 and the three months ended September 30, 2007 and 2008 (unaudited) were $390, $7,646, $350 and $1,672, respectively, higher than if the Company had continued to account for stock-based compensation consistent with prior years. This expense is included in cost of goods sold, selling, general and administrative and research and development expenses. Note 6 to the consolidated financial statements contains the significant assumptions used in determining the underlying fair value of options.

Preferred Stock

The Company records the current estimated fair value of its redeemable convertible preferred stock based on the fair market value of that stock as determined by management and the Board of Directors. In accordance with Accounting Series Release No. 268, Presentation in Financial Statements of “Redeemable Preferred Stocks,” and EITF Abstracts, Topic D-98, Classification and Measurement of Redeemable Securities, the Company records changes in the current fair value of its redeemable convertible preferred stock in the consolidated statements of

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

changes in shareholders’ (deficiency) equity and comprehensive (loss) income and consolidated statements of operations as accretion of redeemable convertible preferred stock.

Preferred Stock Warrants

Freestanding warrants and other similar instruments related to shares that are redeemable are accounted for in accordance with SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, and its related interpretations. Under SFAS No. 150, the freestanding warrant that is related to the Company’s redeemable convertible preferred stock is classified as a liability on the consolidated balance sheets as of June 30, 2007 and 2008, and September 30, 2008 (unaudited). The warrant is subject to remeasurement at each balance sheet date and any change in fair value is recognized as a component of interest (expense) income. Fair value on the grant date is measured using the Black-Scholes option pricing model and similar underlying assumptions consistent with the issuance of stock option awards. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants or the completion of a liquidity event, including the completion of an initial public offering with gross cash proceeds to the Company of at least $40,000 (“Qualified IPO”), at which time all preferred stock warrants will be converted into warrants to purchase common stock and, accordingly, the liability will be reclassified to equity.

Comprehensive (Loss) Income

Comprehensive (loss) income for the Company includes net loss and unrealized (loss) gain on investments that are charged or credited to comprehensive (loss) income. These amounts are presented in the consolidated statements of changes in shareholders’ (deficiency) equity and comprehensive (loss) income.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This standard clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing an asset or liability. Additionally, it establishes a fair value hierarchy that prioritizes the information used to develop these assumptions. On February 12, 2008, the FASB issued FASB Staff Position, or FSP, FAS 157-2, Effective Date of FASB Statement No. 157, or FSP FAS 157-2. FSP FAS 157-2 defers the implementation of SFAS No. 157 for certain nonfinancial assets and nonfinancial liabilities. The portion of SFAS No. 157 that has been deferred by FSP FAS 157-2 will be effective for the Company beginning in the first quarter of fiscal year 2010. SFAS No. 157 was adopted for financial assets and liabilities on July 1, 2008 and did not have a material impact on the Company’s financial position or consolidated results of operations during the three months ended September 30, 2008 (unaudited).

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. This standard provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 was adopted on July 1, 2008 and did not have a material impact on the Company’s financial position or consolidated results of operations during the three months ended September 30, 2008 (unaudited).

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations, and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51. The revised standards continue the movement toward the greater use of fair values in financial reporting. SFAS 141(R) will significantly change how business acquisitions are accounted for and will impact financial statements both on the

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

acquisition date and in subsequent periods including the accounting for contingent consideration. SFAS 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS 141(R) and SFAS 160 are effective for fiscal years beginning on or after December 15, 2008 with SFAS 141(R) to be applied prospectively while SFAS 160 requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements of SFAS 160 shall be applied prospectively. Early adoption is prohibited for both standards. The Company is currently evaluating the impact of these statements, but expects that the adoption of SFAS No. 141(R) will have a material impact on how the Company will identify, negotiate, and value any future acquisitions and a material impact on how an acquisition will affect its consolidated financial statements, and that SFAS No. 160 will not have a material impact on its financial position or consolidated results of operations.

2.	Going Concern

The Company’s consolidated financial statements have been prepared on the going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has cash and cash equivalents of $7.6 million and $14.7 million at June 30, 2008 and September 30, 2008 (unaudited), respectively. During the year ended June 30, 2008 and the three months ended September 30, 2008 (unaudited), net cash used in operations amounted to $31.9 million and $12.0 million, respectively. As of June 30, 2008 and September 30, 2008 (unaudited), the Company had an accumulated deficit of $118.3 million and $132.0 million, respectively. The Company has incurred negative cash flows and losses since inception. In addition, in February 2008, the Company was notified that recent conditions in the global credit markets have caused insufficient demand for auction rate securities, resulting in failed auctions for $23.0 million of the Company’s auction rate securities held at June 30, 2008 and September 30, 2008 (unaudited). These securities are currently not liquid, as the Company has an inability to sell the securities due to continued failed auctions.

On March 28, 2008, the Company obtained a margin loan from UBS Financial Services, Inc., the entity through which it originally purchased the auction rate securities, for up to $12.0 million, with a floating interest rate equal to 30-day LIBOR, plus 0.25%. The loan was secured by the $23.0 million par value of the Company’s auction rate securities. The maximum borrowing amount was not set forth in the written agreement for the loan and may have been adjusted from time to time by UBS Financial Services at its discretion. The loan was due on demand and UBS Financial Services may have required the Company to repay it in full from any loan or financing arrangement or a public equity offering. The margin requirements were determined by UBS Financial Services but were not included in the written loan agreement and were therefore subject to change. As of June 30, 2008, the margin requirements provided that UBS Financial Services would require a margin call on this loan if at any time the outstanding borrowings, including interest, exceeded $12.0 million or 75% of UBS Financial Service’s estimate of the fair value of the Company’s auction rate securities. If these margin requirements were not maintained, UBS Financial Services may have required the Company to make a loan payment in an amount necessary to comply with the applicable margin requirements or demand repayment of the entire outstanding balance. As of June 30, 2008, the Company maintained these margin requirements. See Note 4 for a description of the replacement of this loan and the additional loan and security agreement entered into with Silicon Valley Bank.

Based on current operating levels, combined with limited capital resources, financing the Company’s operations will require that the Company raise additional equity or debt capital prior to or during the quarter ending September 30, 2009. If the Company fails to raise sufficient equity or debt capital, management would implement cost reduction measures, including workforce reductions, as well as reductions in overhead costs and capital expenditures. There can be no assurance that these sources will provide sufficient cash flows to enable the Company to continue as a going concern. The Company currently has no commitments for additional financing and

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

may experience difficulty in obtaining additional financing on favorable terms, if at all. All of these factors raise substantial doubt about the Company’s ability to continue as a going concern.

3.	Selected Consolidated Financial Statement Information

	June 30,		September 30,
	2007	2008	2008
			(Unaudited)

Accounts Receivable
Accounts receivable	$—	$5,061	$5,631
Less: Allowance for doubtful accounts	—	(164)	(192)

	$—	$4,897	$5,439

Inventories
Raw materials	$513	$2,338	$2,471
Work in process	134	117	232
Finished goods	403	1,321	1,227

	$1,050	$3,776	$3,930

Property and equipment
Equipment	$804	$1,360	$1,554
Furniture	85	169	169
Leasehold improvements	14	90	97

	903	1,619	1,820
Less: Accumulated depreciation and amortization	(318)	(578)	(664)

	$585	$1,041	$1,156

Patents
Patents	$990	$1,279	$1,460
Less: Accumulated amortization	(378)	(299)	(308)

	$612	$980	$1,152

As of June 30, 2008, future estimated amortization of patents and patent licenses will be:

2009	$37
2010	37
2011	36
2012	35
2013	35
Thereafter	800

$980

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

As of September 30, 2008 (unaudited), future estimated amortization of patents and patent licenses will be:

Nine months ending June 30, 2009	$28
2010	37
2011	36
2012	35
2013	35
Thereafter	981

$1,152

This future amortization expense is an estimate. Actual amounts may vary from these estimated amounts due to additional intangible asset acquisitions, potential impairment, accelerated amortization or other events.

	June 30,		September 30,
	2007	2008	2008
			(Unaudited)

Accrued expenses
Salaries and bonus	$612	$1,229	$898
Commissions	—	1,493	1,840
Accrued vacation	124	554	708
Other	12	191	261

	$748	$3,467	$3,707

4.	Debt

Loan and Security Agreement with Silicon Valley Bank

On September 12, 2008, the Company entered into a loan and security agreement with Silicon Valley Bank with maximum available borrowings of $13.5 million. The agreement includes a $3.0 million term loan, a $5.0 million accounts receivable line of credit, and two term loans for an aggregate of $5.5 million that are guaranteed by certain of the Company’s affiliates. The terms of each of these loans is as follows:

•	The $3.0 million term loan has a fixed interest rate of 10.5% and a final payment amount equal to 3.0% of the loan amount due at maturity. This term loan has a 36 month maturity, with repayment terms that include interest only payments during the first six months followed by 30 equal principal and interest payments. This term loan also includes an acceleration provision that requires the Company to pay the entire outstanding balance, plus a penalty ranging from 1.0% to 6.0% of the principal amount, upon prepayment or the occurrence and continuance of an event of default. As part of the term loan agreement, the Company granted Silicon Valley Bank a warrant to purchase 13,000 shares of Series B redeemable convertible preferred stock at an exercise price of $9.25 per share. This warrant was assigned a value of $75 for accounting purposes, is immediately exercisable, and expires ten years after issuance. The balance outstanding on the term loan at September 30, 2008 (unaudited) was $3.0 million.

•	The accounts receivable line of credit has a two year maturity and a floating interest rate equal to the prime rate, plus 2.0%, with an interest rate floor of 7.0%. Interest on borrowings is due monthly and the principal balance is due at maturity. Borrowings on the line of credit are based on 80% of eligible domestic receivables, which is defined as receivables aged less than 90 days from the invoice date along with specific exclusions for contra-accounts, concentrations, and government receivables. The Company’s accounts receivable receipts will be

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

deposited into a lockbox account in the name of Silicon Valley Bank. The accounts receivable line of credit is subject to non-use fees, annual fees and cancellation fees. There was no balance outstanding on the line of credit at September 30, 2008 (unaudited).

•	One of the guaranteed term loans is for $3.0 million and the other guaranteed term loan is for $2.5 million, each with a one year maturity. Each of the guaranteed term loans has a floating interest rate equal to the prime rate, plus 2.25%, with an interest rate floor of 7.0% (effective rate of 7.0% at September 30, 2008). Interest on borrowings is due monthly and the principal balance is due at maturity. One of the Company’s directors and shareholders and two entities who hold the Company’s preferred shares and are also affiliated with two of the Company’s directors agreed to act as guarantors of these term loans. In consideration for guarantees, the Company issued the guarantors warrants to purchase an aggregate of 458,333 shares of the Company’s common stock at an exercise price of $6.00 per share. The balance outstanding on the guaranteed term loans at September 30, 2008 (unaudited) was $5.5 million (excluding debt discount of $1.8 million).

The guaranteed term loans and common stock warrants were allocated using the relative fair value method. Under this method, the Company estimated the fair value of the term loans without the guarantees and calculated the fair value of the common stock warrants using the Black-Scholes method. The relative fair value of the loans and warrants were applied to the loan proceeds of $5.5 million, resulting in an assigned value of $3.7 million for the loans and $1.8 million for the warrants. The assigned value of the warrants of $1.8 million is treated as a debt discount and amortized over the one year maturity of the loan.

Borrowings from Silicon Valley Bank are collateralized by all of the Company’s assets, other than the Company’s auction rate securities and intellectual property, and the investor guarantees. The borrowings are subject to prepayment penalties and financial covenants, including the Company maintaining a minimum liquidity ratio and the Company’s achievement of minimum monthly net revenue goals. Any non-compliance by the Company under the terms of the Company’s debt arrangements could result in an event of default under the Silicon Valley Bank loan, which, if not cured, could result in the acceleration of this debt.

Loan Payable

On March 28, 2008, the Company obtained a margin loan from UBS Financial Services, Inc. for up to $12.0 million, with a floating interest rate equal to 30-day LIBOR, plus 0.25%. The loan was secured by the $23.0 million par value of the Company’s auction rate securities. The maximum borrowing amount was not set forth in the written agreement for the loan and may have been adjusted from time to time by UBS Financial Services in its sole discretion. The loan was due on demand and UBS Financial Services may have required the Company to repay it in full from any loan or financing arrangement or a public equity offering. The margin requirements were determined by UBS Financial Services but were not included in the written loan agreement and were therefore subject to change. As of June 30, 2008, the margin requirements provided that UBS Financial Services would require a margin call on this loan if at any time the outstanding borrowings, including interest, exceed $12.0 million or 75% of UBS Financial Service’s estimate of the fair value of the Company’s auction rate securities. If these margin requirements were not maintained, UBS Financial Services may have required the Company to make a loan payment in an amount necessary to comply with the applicable margin requirements or demand repayment of the entire outstanding balance. As of June 30, 2008, the Company maintained these margin requirements.

On August 21, 2008, the Company replaced this loan with a margin loan from UBS Bank USA, which increased maximum borrowings available to $23.0 million. This maximum borrowing amount is not set forth in the written agreement for the loan and may be adjusted from time to time by UBS Bank at its discretion. The margin loan has a floating interest rate equal to 30-day LIBOR, plus 1.0%. The loan is due on demand and UBS Bank will

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

require the Company to repay it in full from the proceeds received from a public equity offering where net proceeds exceed $50.0 million. In addition, if at any time any of the Company’s auction rate securities may be sold, exchanged, redeemed, transferred or otherwise conveyed for no less than their par value, then the Company must immediately effect such a transfer and the proceeds must be used to pay down outstanding borrowings under this loan. The margin requirements are determined by UBS Bank but are not included in the written loan agreement and are therefore subject to change. As of August 21, 2008, the margin requirements include maximum borrowings, including interest, of $23.0 million. If these margin requirements are not maintained, UBS Bank may require the Company to make a loan payment in an amount necessary to comply with the applicable margin requirements or demand repayment of the entire outstanding balance. The Company has maintained the margin requirements under the loans from both UBS entities. The outstanding balance on this loan at September 30, 2008 (unaudited) was $22.9 million.

As of September 30, 2008 (unaudited), debt maturities were as follows:

Nine months ending June 30, 2009	$21,853
2010	6,248
2011	1,200
2012	300

Total	$29,601
Less: Current Maturities	(27,201)

Long-term debt	$2,400

Additional Financing

In conjunction with the proceeds received through the signing of the loan and security agreement with Silicon Valley Bank and new margin loan from UBS Bank USA, the Company reassessed its need for additional equity or debt capital. Based on current operating levels, combined with limited capital resources and proceeds received from the loan and security agreement with Silicon Valley Bank and new margin loan from UBS Bank USA, financing the Company’s operations will require that the Company raise additional equity or debt capital prior to or during the quarter ending September 30, 2009. See Note 2 for additional discussion of the assessment of the Company’s ability to continue as a going concern.

Convertible Promissory Notes

At various dates in fiscal 2006 and 2007, the Company obtained $3,084 in financing from the issuance of convertible promissory notes (the “Notes”) that accrued interest at a rate of 8% per annum. Under the terms of the Notes, interest and principal were due on February 28, 2009, unless earlier prepaid or converted into Series A redeemable convertible preferred stock. The interest and principal of the notes convert at the per share price of any future offerings. On July 19, 2006, all Notes and accrued interest were converted into the Series A redeemable convertible preferred stock (Note 10).

5.	Common Stock Warrants

In fiscal 2007, the Company issued warrants to purchase 131,349 shares of common stock at $5.71 per share to agents in connection with the Series A redeemable convertible preferred stock offering. The warrants expire seven years after issuance and are exercisable immediately. The warrants were assigned a value of $99 for accounting purposes. In fiscal 2006 and 2007, the Company also issued warrants to purchase 6,400 and 6,000 shares of common

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

stock to consultants resulting in expense for services of $31 and $4, respectively. The warrants granted to consultants in 2007 were 50% immediately exercisable and 50% exercisable one year from the date of issuance. During September 2008 (unaudited), the Company issued the guarantors of the Silicon Valley Bank guaranteed term loans warrants to purchase an aggregate of 458,333 shares of the Company’s common stock at an exercise price of $6.00 per share. The warrants issued in September 2008 were assigned a value of $1.8 million for accounting purposes, are immediately exercisable, and expire five years after issuance. The following summarizes common stock warrant activity:

	Warrants	Price Range
	Outstanding	per Share

Warrants outstanding at June 30, 2005	259,925	$1.00 - $6.00
Warrants issued	6,400	$8.00
Warrants expired	(3,600)	$5.00

Warrants outstanding at June 30, 2006	262,725	$1.00 - $8.00
Warrants issued	137,349	$5.71
Warrants exercised	(3,250)	$1.00

Warrants outstanding at June 30, 2007	396,824	$1.00 - $8.00
Warrants exercised	(117,948)	$1.00 - $8.00
Warrants expired	(34,602)	$5.00

Warrants outstanding at June 30, 2008	244,274	$1.00 - $8.00
Warrants issued	458,333	$6.00
Warrants exercised	(10,450)	$5.00
Warrants expired	(6,000)	$5.00

Warrants outstanding at September 30, 2008 (unaudited)	686,157	$1.00 - $8.00

Warrants have exercise prices ranging from $1.00 to $8.00 and are immediately exercisable, unless noted above. The following assumptions were utilized in determining the fair value of warrants issued under the Black-Scholes model:

			Three Months Ended
	Year Ended June 30,		September 30,
	2006	2007	2008
			(Unaudited)

Weighted average fair value of warrants granted	$4.90	$0.69 - $0.76	$6.17
Risk-free interest rates	4.34%	4.70% - 5.02%	3.01%
Expected life	5 years	5 - 7 years	5 years
Expected volatility	70.0%	44.9% - 45.1%	46.7%
Expected dividends	None	None	None

6.	Stock Options and Restricted Stock Awards

The Company has a 1991 Stock Option Plan (the “1991 Plan”), a 2003 Stock Option Plan (the “2003 Plan”), and a 2007 Equity Incentive Plan (the “2007 Plan”) (collectively the “Plans”) under which options to purchase common stock and restricted stock awards have been granted to employees, directors and consultants at exercise prices determined by the Board of Directors. The 1991 Plan and 2003 Plan permitted the granting of incentive stock

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

options and nonqualified options. A total of 750,000 shares were originally reserved for issuance under the 1991 Plan, but with the execution of the 2003 Plan no additional options were granted under it. A total of 3,800,000 shares of the Company’s common stock were originally reserved for issuance under the 2003 Plan but with the approval of the 2007 Plan no additional options will be granted under it. The 2007 Plan allows for the granting of up to 3,000,000 shares of common stock as approved by the Board of Directors in the form of nonqualified or incentive stock options, restricted stock awards, restricted stock unit awards, performance share awards, performance unit awards or stock appreciation rights to officers, directors, consultants and employees of the Company. The 2007 Plan also includes a renewal provision whereby the number of shares shall automatically be increased on the first day of each fiscal year beginning July 1, 2008, and ending July 1, 2017, by the lesser of (i) 1,500,000 shares, (ii) 5% of the outstanding common shares on such date, or (iii) a lesser amount determined by the Board of Directors.

For the year ended June 30, 2008, the Company had granted the following amount of stock options and restricted stock awards:

	Number of
Grant Type	Shares

Service based stock options (2007 Plan)	1,383,364
Performance based stock options (2007 Plan)	775,000
Service based stock options (2003 Plan)	663,583

Total	2,821,947	(1)

Restricted stock awards (2007 Plan)	840,138

(1)	Excludes 70,000 shares of service based stock options granted outside of the plans.

The Company had granted the following amount of stock options and restricted stock awards through September 30, 2008 (unaudited):

	Number of
Grant Type	Shares

Service based stock options (2007 Plan)	1,383,364
Performance based stock options (2007 Plan)	775,000
Service based stock options (2003 Plan)	663,583

Total	2,821,947	(1)

Restricted stock awards (2007 Plan)	1,001,961

(1)	Excludes 70,000 shares of service based stock options granted outside of the plans.

All options granted under the Plans become exercisable over periods established at the date of grant. The option exercise price is generally not less than the estimated fair market values of the Company’s common stock at the date of grant, as determined by the Company’s management and Board of Directors. In addition, the Company has granted nonqualified stock options to employees, directors and consultants outside of the Plans.

In estimating the value of the Company’s common stock for purposes of granting options and determining stock-based compensation expense, the Company’s management and board of directors conducted stock valuations using two different valuation methods: the option pricing method and the probability weighted expected return method. Both of these valuation methods have taken into consideration the following factors: financing activity, rights and preferences of the Company’s preferred stock, growth of the executive management team, clinical trial

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

activity, the FDA process, the status of the Company’s commercial launch, the Company’s mergers and acquisitions and public offering processes, revenues, the valuations of comparable public companies, the Company’s cash and working capital amounts, and additional objective and subjective factors relating to the Company’s business. The Company’s management and board of directors set the exercise prices for option grants based upon their best estimate of the fair market value of the common stock at the time they made such grants, taking into account all information available at those times. In some cases, management and the board of directors made retrospective assessments of the valuation of the common stock at later dates and determined that the fair market value of the common stock at the times the grants were made was different than the exercise prices established for those grants. In cases in which the fair market was higher than the exercise price, the Company recognized stock-based compensation expense for the excess of the fair market value of the common stock over the exercise price.

Stock option activity is as follows:

			Weighted
	Shares Available	Number of	Average
	for Grant(a)	Options(b)	Exercise Price

Options outstanding at June 30, 2005	995,750	1,552,861	3.12
Options granted	(484,500)	484,500	7.53
Options forfeited or expired	113,500	(213,500)	2.96

Options outstanding at June 30, 2006	624,750	1,823,861	3.93
Shares reserved	2,500,000	—
Options granted	(2,622,850)	2,622,850	5.64
Options exercised	—	(65,000)	1.00
Options forfeited or expired	79,850	(94,850)	1.04

Options outstanding at June 30, 2007	581,750	4,286,861	4.96
Shares reserved	3,000,000	—
Options granted(c)	(2,821,947)	2,891,947	7.21
Options exercised	—	(377,500)	3.28
Options forfeited or expired	81,833	(923,167)	2.30

Options outstanding at June 30, 2008	841,636	5,878,141	6.59
Shares reserved	379,397	—
Options exercised	—	(9,000)	5.39
Options forfeited or expired	—	(27,666)	5.04

Options outstanding at September 30, 2008 (unaudited)	1,221,033	5,841,475	6.60

(a)	Excludes the effect of options granted, exercised, forfeited or expired related to activity from options granted outside the stock option plans described above; excludes the effect of restricted stock awards granted or forfeited under the 2007 Plan.

(b)	Includes the effect of options granted, exercised, forfeited or expired from the 1991 Plan, 2003 Plan, 2007 Plan, and options granted outside the stock option plans described above.

(c)	Excludes 70,000 options granted outside of the plans.

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

The following table summarizes information about stock options granted during the years ended June 30, 2007 and 2008 and three months ended September 30, 2008 (unaudited):

			Estimated
	Number of Shares		Fair Value of
Grant Date	Subject to Options	Exercise Price	Common Stock

July 1, 2006	132,000	$5.71	$2.43
July 17, 2006	230,000	$5.71	$2.43
August 15, 2006	239,500	$5.71	$2.43
October 3, 2006	375,000	$5.71	$2.58
December 19, 2006	446,100	$5.71	$2.79
February 14, 2007	46,000	$5.71	$3.58
February 15, 2007	540,000	$5.71	$3.58
April 18, 2007	299,250	$5.71	$4.63
June 12, 2007	315,000	$5.11	$5.95
August 7, 2007	402,500	$5.11	$5.95
October 9, 2007	331,083	$5.11	$7.36
November 13, 2007	154,917	$7.36	$7.90
December 12, 2007	775,000	$7.86	$8.44
December 31, 2007	1,056,234	$7.86	$8.44
February 14, 2008	172,213	$9.04	$9.36

Options outstanding and exercisable at June 30, 2008, were as follows:

	Options Outstanding			Options Exercisable
		Remaining			Remaining
		Weighted	Weighted		Weighted	Weighted
	Number of	Average	Average	Number of	Average	Average
	Outstanding	Contractual	Exercise	Exercisable	Contractual	Exercise
Range of Exercise Prices	Shares	Life (Years)	Price	Shares	Life (Years)	Price

$5.00	94,000	0.31	$5.00	94,000	0.31	$5.00
$5.11	972,583	9.11	$5.11	162,083	9.06	$5.11
$5.71	2,122,083	5.08	$5.71	875,466	5.18	$5.71
$6.00	185,500	1.19	$6.00	185,500	1.19	$6.00
$7.36	154,917	9.38	$7.36	154,917	9.38	$7.36
$7.86	1,831,234	6.60	$7.86	1,056,234	4.50	$7.86
$8.00	297,000	2.32	$8.00	226,332	2.33	$8.00
$9.04	172,213	4.63	$9.04	172,213	4.63	$9.04
$12.00	48,611	7.76	$12.00	48,611	7.76	$12.00

	5,878,141	6.00	$6.59	2,975,356	4.76	$6.99

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

Options issued to employees and directors that are vested or expected to vest at June 30, 2008, were as follows:

Remaining
Weighted
		Average	Weighted	Aggregate
	Number of	Contractual	Average	Intrinsic
	Shares	Life (Years)	Exercise Price	Value

Options vested or expected to vest	5,584,234	6.00	$6.59	$20,369

Options outstanding and exercisable at September 30, 2008 (unaudited), were as follows:

	Options Outstanding			Options Exercisable
		Remaining			Remaining
		Weighted	Weighted		Weighted	Weighted
	Number of	Average	Average	Number of	Average	Average
	Outstanding	Contractual	Exercise	Exercisable	Contractual	Exercise
Range of Exercise Prices	Shares	Life (Years)	Price	Shares	Life (Years)	Price

$5.00	64,000	0.14	$5.00	64,000	0.14	$5.00
$5.11	972,583	8.85	$5.11	290,915	8.83	$5.11
$5.71	2,115,417	4.81	$5.71	1,130,132	4.48	$5.71
$6.00	185,500	0.94	$6.00	185,500	0.94	$6.00
$7.36	154,917	9.13	$7.36	154,917	9.13	$7.36
$7.86	1,831,234	6.35	$7.86	1,056,234	4.25	$7.86
$8.00	297,000	2.07	$8.00	234,666	2.07	$8.00
$9.04	172,213	4.38	$9.04	172,213	4.38	$9.04
$12.00	48,611	7.50	$12.00	48,611	7.50	$12.00

	5,841,475	5.78	$6.60	3,337,188	4.59	$6.84

Options issued to employees and directors that are vested or expected to vest at September 30, 2008 (unaudited), were as follows:

Remaining
		Weighted	Weighted
		Average	Average	Aggregate
	Number of	Contractual	Exercise	Intrinsic
	Shares	Life (Years)	Price	Value

Options vested or expected to vest	5,549,401	5.78	$6.60	$20,357

Effective July 1, 2006, the Company adopted SFAS No. 123(R) using the prospective application method. Under this method, as of July 1, 2006, the Company has applied the provisions of this statement to new and modified awards. The adoption of this pronouncement had no effect on net loss in fiscal 2006.

An additional requirement of SFAS No. 123(R) is that estimated pre-vesting forfeitures be considered in determining stock-based compensation expense. As previously permitted, the Company recorded forfeitures when they occurred for pro forma presentation purposes. As of June 30, 2007 and 2008 and September 30, 2008 (unaudited), the Company estimated its forfeiture rate at 5.0% per annum. As of June 30, 2007 and 2008 and September 30, 2008 (unaudited), the total compensation cost for nonvested awards not yet recognized in the consolidated statements of operations was $2,367, $6,316, and $4,821, respectively, net of the effect of estimated forfeitures. These amounts are expected to be recognized over a weighted-average period of 2.72, 2.17, and 3.04 years, respectively.

Options typically vest over three years. An employee’s unvested options are forfeited when employment is terminated; vested options must be exercised at or within 90 days of termination to avoid forfeiture. The Company determines the fair value of options using the Black-Scholes option pricing model. The estimated fair value of

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

options, including the effect of estimated forfeitures, is recognized as expense on a straight-line basis over the options’ vesting periods. The following assumptions were used in determining the fair value of stock options granted under the Black-Scholes model:

	Year Ended June 30,
	2006	2007	2008

Weighted average fair value of options granted	$1.16	$1.07	$3.74
Risk-free interest rates	3.71% - 4.77%	4.56% - 5.18%	2.45% - 4.63%
Expected life	4 years	3.5 - 6 years	3.5 - 6 years
Expected volatility	None	43.8% - 45.1%	43.1% - 46.4%
Expected dividends	None	None	None

The risk-free interest rate for periods within the five and ten year contractual life of the options is based on the U.S. Treasury yield curve in effect at the grant date and the expected option life of 3.5 to 6 years. Expected volatility is based on the historical volatility of the stock of companies within the Company’s peer group. Generally, the 3.5 to 6 year expected life of stock options granted to employees represents the weighted average of the result of the “simplified” method applied to “plain vanilla” options granted during the period, as provided within SAB No. 110.

The aggregate intrinsic value of a stock award is the amount by which the market value of the underlying stock exceeds the exercise price of the award. The aggregate intrinsic value for outstanding options at June 30, 2006, 2007 and 2008 and September 30, 2007 and 2008 (unaudited) was $1,301, $5,181, $21,441, $11,475, and $21,428, respectively. The aggregate intrinsic value for exercisable options at June 30, 2006, 2007 and 2008 and September 30, 2007 and 2008 (unaudited) was $1,301, $4,417 $9,692, $6,869 and $11,459, respectively. The total aggregate intrinsic value of options exercised during the years ended June 30, 2006 and 2007 was negligible while the aggregate intrinsic value of options exercised during the year ended June 30, 2008 and three months ended September 30, 2008 (unaudited) was $1,435 and $43, respectively. Shares supporting option exercises are sourced from new share issuances.

On December 12, 2007, the Company granted 775,000 performance based incentive stock options to certain executives. The options shall become exercisable in full on the third anniversary of the date of grant provided that the Company has completed its initial public offering of common stock or a change of control transaction before December 31, 2008 and shall terminate on the tenth anniversary of the date of the grant. For this purpose “change of control transaction” shall be defined as an acquisition of the Company through the sale of substantially all of the Company’s assets and the consequent discontinuance of its business or through a merger, consolidation, exchange, reorganization or similar transaction. The Company has not recorded any stock-based compensation expense related to performance based incentive stock options for the year ended June 30, 2008 or three months ended September 30, 2008 (unaudited) as it was not probable that the performance based criteria would be achieved.

As of June 30, 2008 and September 30, 2008 (unaudited), the Company had granted 840,138 and 1,001,961 restricted stock awards, respectively. The fair value of each restricted stock award was equal to the fair market value of the Company’s common stock at the date of grant. Vesting of restricted stock awards range from one to three years. The estimated fair value of restricted stock awards, including the effect of estimated forfeitures, is recognized

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

on a straight-line basis over the restricted stock’s vesting period. Restricted stock award activity for the three months ended September 30, 2008 (unaudited) is as follows:

		Weighted
	Number of	Average Fair
	Shares	Value

Restricted stock awards outstanding at June 30, 2007	—	$—
Restricted stock awards granted	840,138	9.49
Restricted stock awards forfeited	(27,834)	9.29

Restricted stock awards outstanding at June 30, 2008	812,304	9.50
Restricted stock awards granted	161,823	10.22
Restricted stock awards forfeited	(25,029)	10.09

Restricted stock awards outstanding at September 30, 2008 (unaudited)	949,098	$9.60

The following amounts were recognized as stock-based compensation expense in the consolidated statements of operations for the year ended June 30, 2008:

	Stock	Restricted
	Options	Stock Awards	Total

Cost of goods sold	$91	$141	$232
Selling, general and administrative	5,957	895	6,852
Research and development	181	116	297

Total	$6,229	$1,152	$7,381

The following amounts were recognized as stock-based compensation expense in the consolidated statements of operations for the three months ended September 30, 2008 (unaudited):

	Stock	Restricted
	Options	Stock Awards	Total

Cost of goods sold	$38	$138	$176
Selling, general and administrative	297	1,087	1,384
Research and development	41	71	112

Total	$376	$1,296	$1,672

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

7.	Income Taxes

The components of the Company’s overall deferred tax assets and liabilities are as follows:

	June 30,
	2007	2008

Deferred tax assets
Stock-based compensation	$76	$2,423
Accrued expenses	54	181
Inventories	226	409
Deferred rent	24	40
Deferred revenue	—	46
Accounts receivable	—	66
Research and development credit carryforwards	—	1,798
Net operating loss carryforwards	16,524	25,825

Total deferred tax assets	16,904	30,788
Deferred tax liabilities
Accelerated depreciation and amortization	(15)	(20)

Total deferred tax liabilities	(15)	(20)

Valuation allowance	(16,889)	(30,768)

Net deferred tax assets	$—	$—

The Company has established valuation allowances to fully offset its deferred tax assets due to the uncertainty about the Company’s ability to generate the future taxable income necessary to realize these deferred assets, particularly in light of the Company’s historical losses. The future use of net operating loss carryforwards is dependent on the Company attaining profitable operations, and will be limited in any one year under Internal Revenue Code Section 382 (“IRC Section 382”) due to significant ownership changes, as defined under the Code Section, as a result of the Company’s equity financings.

At June 30, 2008, the Company had net operating loss carryforwards for federal and state income tax reporting purposes of approximately $69,000 which will expire at various dates through fiscal 2028.

The Company adopted the provisions of FIN 48 on July 1, 2007. Under FIN 48, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. At the adoption date, the Company applied FIN 48 to all tax positions for which the statute of limitations remained open. The Company did not record any adjustment to the liability for unrecognized income tax benefits or accumulated deficit for the cumulative effect of the adoption of FIN 48.

In addition, the amount of unrecognized tax benefits as of July 1, 2007, June 30, 2008 and September 30, 2008 (unaudited) was zero. There have been no material changes in unrecognized tax benefits since July 1, 2007, and the Company does not anticipate a significant change to the total amount of unrecognized tax benefits within the next 12 months. The Company recognizes penalties and interest accrued related to unrecognized tax benefits in income

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

tax expense for all periods presented. The Company did not have an accrual for the payment of interest and penalties related to unrecognized tax benefits as of June 30, 2008 or September 30, 2008 (unaudited).

The Company is subject to income taxes in the U.S. federal jurisdiction and various state jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. The Company is potentially subject to income tax examinations by tax authorities for the tax years ended June 30, 2006, 2007 and 2008. The Company is not currently under examination by any taxing jurisdiction.

8.	Commitment and Contingencies

Operating Lease

The Company leases manufacturing and office space and equipment under various lease agreements which expire at various dates through November 2012. Rental expenses were $201, $341 and $572 for the years ended June 30, 2006, 2007 and 2008, respectively and $132 and $161 for the three months ended September 30, 2007 and 2008 (unaudited), respectively.

Future minimum lease payments under the agreements as of June 30, 2008 are as follows:

2009	$464
2010	471
2011	475
2012	476
2013	202

$2,088

Future minimum lease payments under the agreements as of September 30, 2008 (unaudited) are as follows:

Nine months ended June 30, 2009	$350
2010	471
2011	475
2012	476
2013	202

$1,974

Related Party Transaction

On December 12, 2007, the Company entered into an agreement with Reliant Pictures Corporation, or RPC, to participate in a documentary film to be produced by RPC. Portions of the film will focus on the Company’s technologies, and RPC will provide separate filmed sections for the Company’s corporate use. In connection with that agreement, the Company contributed $150 in December 2007 and an additional $100 in January 2008 towards the production of the documentary. One of the Company’s directors holds more than 10% of the equity of RPC and is a director of RPC. Another director of the Company is a shareholder of RPC.

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

9.	Employee Benefits

The Company offers a 401(k) plan to its employees. Eligible employees may authorize up to $16 of their annual compensation as a contribution to the plan, subject to Internal Revenue Service limitations. The plan also allows eligible employees over 50 years old to contribute an additional $5 subject to Internal Revenue Service limitations. All employees must be at least 21 years of age to participate in the plan. The Company did not provide any employer matching contributions for the years ended June 30, 2006, 2007 and 2008 or for the three months ended September 30, 2008 (unaudited).

10.	Redeemable Convertible Preferred Stock and Convertible Preferred Stock Warrants

During the period from July 2006 to October 2006, the Company completed the sale of 4,728,547 shares of Series A redeemable convertible preferred stock, no par value, at a purchase price of $5.71 per share for a total of $27,000. In addition, Series A convertible preferred stock warrants were issued to purchase 671,453 shares of Series A redeemable convertible preferred stock in connection with the sale of the Series A redeemable convertible preferred stock. The Series A convertible preferred stock warrants have a purchase price of $5.71 per share with a five-year term and were assigned an initial value of $1,767 for accounting purposes using the Black-Scholes model. The change in value of the Series A convertible preferred stock warrants due to accretion as a result of remeasurement was $916, $300, and ($14) as of June 30, 2008 and September 30, 2007 and 2008 (unaudited), respectively, and is included in interest expense on the consolidated statements of operations. The Series A redeemable convertible preferred stock offering included the conversion of $3,145 of convertible promissory notes and accrued interest previously sold by the Company at various dates in fiscal 2006 and 2007 (Note 4).

In connection with the Series A redeemable convertible preferred stock offering, the Company incurred offering costs of $1,742 and issued warrants to purchase 131,349 shares of common stock at a purchase price of $5.71 with a term of seven years. The warrants were assigned a value of $99 for accounting purposes (Note 5).

As of June 30, 2007, the Company had sold 977,046 shares of Series A-1 redeemable convertible preferred stock, no par value, at a purchase price of $8.50 per share for total proceeds of $8,271, net of offering costs of $34. During the period from July 2007 to September 2007, the Company sold an additional 1,211,379 shares of Series A-1 redeemable convertible preferred stock for total proceeds of $10,282, net of offering costs of $14.

On December 17, 2007, the Company completed the sale of 2,162,150 shares of Series B redeemable convertible preferred stock at a price of $9.25 per share for total proceeds of $19,963, net of offering costs of $37.

In connection with the preparation of the Company’s financial statements as of June 30, 2007 and 2008, and September 30, 2008 (unaudited), the Company’s management and Board of Directors established what it believes to be a fair market value of the Company’s Series A, Series A-1, and Series B redeemable convertible preferred stock. This determination was based on concurrent significant stock transactions with third parties and a variety of factors, including the Company’s business milestones achieved and future financial projections, the Company’s position in the industry relative to its competitors, external factors impacting the value of the Company in its marketplace, the stock volatility of comparable companies in its industry, general economic trends and the application of various valuation methodologies.

Changes in the current market value of the Series A, Series A-1, and Series B redeemable convertible preferred stock are recorded as accretion of redeemable convertible preferred stock and as accumulated deficit in the consolidated statements of changes in shareholders’ (deficiency) equity and in the consolidated statements of operations as accretion of redeemable convertible preferred stock.

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

The rights, privileges and preferences of the Series A, Series A-1, and Series B redeemable convertible preferred stock (collectively, the “Preferred Stock”) are as follows:

Dividends

The holders of Preferred Stock are entitled to receive cash dividends at the rate of 8% of the original purchase price. All dividends shall accrue, whether or not earned or declared, and whether or not the Company has legally available funds. All such dividends shall be cumulative and shall be payable only (i) when and as declared by the Board of Directors, (ii) upon liquidation or dissolution of the Company and (iii) upon redemption of the Preferred Stock by the Company. As of June 30, 2008 and September 30, 2007 and 2008 (unaudited), $6,362, $2,714, and $7,703, respectively, of dividends had accumulated but had not yet been declared by the Company’s Board of Directors, or paid by the Company as of such respective dates. The holders of the Preferred Stock have the right to participate in dividends with the common shareholders on an as converted basis.

Conversion

The holders of the Preferred Stock shall have the right to convert, at their option, their shares into common stock on a share for share basis (subject to adjustments for events of dilution). Each preferred share shall be automatically converted into unregistered shares of the Company’s common stock without any Company action, thereby providing conversion of all preferred shares, upon the approval of a majority of the preferred shareholders or upon the completion of an underwritten public offering of the Company’s shares, pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, of which the aggregate proceeds to the Company exceed $40,000 (a “Qualified Public Offering”). Upon conversion, each share of the preferred stock shall be converted into one share of common stock (subject to adjustment as defined in the preferred stock sale agreement), dividends will no longer accumulate, and previously accumulated, undeclared and unpaid dividends will not be payable by the Company.

In the event the holders of the Preferred Stock elect to convert their preferred shares into shares of common stock, and those holders request that the Company register those shares of common stock, the Company is obligated to use its best efforts to effect a registration of the Company’s common shares. In the event that the common shares are not registered, the Company is not subject to financial penalties.

Redemption

The Company shall not have the right to call or redeem at any time any shares of Preferred Stock. Holders of Preferred Stock shall have the right to require the Company to redeem in cash, 30% of the original amount on the fifth year anniversary of the Purchase Agreement, 30% after the sixth year and 40% after the seventh year. The price the Company shall pay for the redeemed shares shall be the greater of (i) the price per share paid for the Preferred Stock, plus all accrued and unpaid dividends; or (ii) the fair market value of the Preferred Stock at the time of redemption as determined by a professional appraiser.

Liquidation

In the event of any liquidation or winding up of the Company, the holders of preferred stock are entitled to receive an amount equal to (i) the price paid for the preferred shares, plus (ii) all dividends accrued and unpaid before any payments shall be made to holders of stock junior to the preferred stock. The remaining net assets of the Company, if any, would be distributed to the holders of preferred and common stock based on their ownership amounts assuming the conversion of the preferred stock. The amount is limited based on the overall return on

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

investment earned by the preferred stock holders. At June 30, 2008 and September 30, 2007 and 2008 (unaudited), the liquidation value of the Series A redeemable convertible preferred stock was $31,230, $29,586, and $31,782, respectively, and Series A-1 redeemable convertible preferred stock were $19,862, $18,730, and $20,243, respectively. At June 30, 2008 and September 30, 2008 (unaudited), the liquidation value of the Series B redeemable convertible preferred stock was $20,871 and $21,280, respectively.

Voting Rights

The holders of Preferred Stock have the right to vote on all actions to be taken by the Company based on such number of votes per share as shall equal the number of shares of common stock into which each share of redeemable convertible preferred stock is then convertible. The holders of Preferred Stock also have the right to designate, and have designated, two individuals to the Company’s Board of Directors.

Registration Rights

Pursuant to the terms of an investor rights agreement dated July 19, 2006, entered into with certain holders of the preferred stock and the holder of a warrant to purchase shares of the Company’s common stock if, at any time after the earlier of four years after the date of the agreement or six months after the Company’s IPO, the Company receives a written request from the holders of a majority of the registrable securities then outstanding, the Company has agreed to file up to three registration statements on Form S-3.

11.	Legal Matters

Shturman Legal Proceedings

The Company is party to two legal proceedings relating to a dispute with Dr. Leonid Shturman, the Company’s founder, and Shturman Medical Systems, Inc., or SMS, a company owned by Dr. Shturman. On or about November 2006, the Company discovered that Dr. Shturman had sought patent protection in the United Kingdom and with the World Intellectual Property Organization as the sole inventor for technology relating to the use of counterbalance weights with rotational atherectomy devices, or the counterbalance technology, which the Company believes should have been assigned to it.

On August 16, 2007, the Company served and filed a Demand for Arbitration against SMS alleging that SMS should have assigned the counterbalance technology to the Company, and SMS’s failure to assign the technology violated the assignment provision of the Stock Purchase Agreement. On September 28, 2007, SMS filed a Statement of Answer and Motion to Dismiss alleging the Stock Purchase Agreement had expired, thus ending Dr. Shturman’s obligation to assign atherectomy technology. Following a trial, the arbitrator ruled on May 5, 2008 that the technology in question was developed pursuant to the Stock Purchase Agreement and working relationship agreements between the parties, and that SMS breached the agreements by failing to transfer the technology to the Company in 2002. The panel ordered SMS to transfer to the Company its interest in the technology and SMS did so. The Hennepin County District Court affirmed the arbitrator’s award.

Also on August 16, 2007, the Company filed a complaint in the U.S. District Court in Minnesota against Dr. Shturman for a breach of his employment agreement. Specifically, under the employment agreement, Dr. Shturman was obligated to assign any inventions for the diagnosis or treatment of coronary or periphery vessels that were disclosed to patent attorneys or otherwise documented by Dr. Shturman during the employment term. The Company alleged that the counterbalance technology was disclosed and/or documented during the term of his employment agreement and the Company was seeking judgment against Dr. Shturman for breach of the employment agreement and a declaratory judgment that Dr. Shturman must assign his interest in the counterbalance

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

technology to the Company. On October 31, 2007, Dr. Shturman filed an answer and counterclaim against the Company and other co- defendants asserting conversion, theft and unjust enrichment for the alleged illegal removal and transport to the United States of two drive shaft winding devices purportedly developed by Shturman Cardiology Systems, Russia, as well as raising certain affirmative defenses. The Company filed its answer on November 16, 2007. Dr. Shturman filed a motion to stay this lawsuit on the basis that it should be stayed pending the resolution of alleged proceedings in the U.S. Patent and Trademark Office. On July 7, 2008 the motion was heard by the court, but the court did not rule on Dr. Shturman’s motion at that time. Instead, the court ordered a settlement conference with the court, which occurred on September 4 and 5, 2008.

On September 4 and 5, 2008, the Company settled all of its claims against Dr. Shturman. In settlement of the Company’s claim against him, Dr. Shturman agreed that he is not the author or owner of the counterbalance technology, as defined in the May 5, 2008 award of the arbitrator. However, as part of the settlement, Dr. Shturman has the right to argue that the counterbalance technology, as defined in the award of the arbitrator, is separate and distinct from the inventions or know-how contained in any current or future patent applications made by him, and the Company has the right to argue that such patent applications do incorporate the counterbalance technology, as defined by the arbitrator in the award. In settlement of Dr. Shturman’s counterclaim against the Company, the parties entered into a settlement that is conditioned upon the Company’s agreement to pay Dr. Shturman $50 by November 14, 2008, and in connection with Dr. Shturman’s desire to sell 22,000 shares of the Company’s common stock held by him by November 14, 2008 at a fixed price, the Company agreed to refer to Dr. Shturman the names of parties that may be interested in purchasing such shares in private transactions. As of November 19, 2008, the Company had referred to Dr. Shturman names of parties that are interested in purchasing these shares and had also paid Dr. Shturman $50. In addition, the Company and Dr. Shturman have executed a settlement agreement, and pending a stipulation of dismissal with prejudice to be filed by Dr. Shturman’s counsel, the Company anticipates that Dr. Shturman’s counterclaim against the Company will be dismissed.

The Company is defending this litigation vigorously and believes that Dr. Shturman’s counterclaims and affirmative defenses are without merit and the outcome of this case will not have a material adverse effect on the Company’s business, operations, cash flows or financial condition. The Company recognized the $50 expense related to the settlement of this matter but believes additional expense and an adverse outcome of this claim are not probable and cannot be reasonably estimated.

ev3 Legal Proceedings

On December 28, 2007, ev3 Inc., ev3 Endovascular, Inc. and FoxHollow Technologies, Inc., together referred to as the Plaintiffs, filed a complaint in the Ramsey County District Court for the State of Minnesota against the Company and two former employees of FoxHollow currently employed by the Company, as well as against unknown former employees of Plaintiffs currently employed by the Company referred to in the complaint as John Does 1-10. On July 2, 2008, the Plaintiffs in this lawsuit served and filed a Second Amended Complaint. In this amended pleading, Plaintiffs now assert claims against the Company as well as ten of its employees, all of whom were formerly employed by one or more of the Plaintiffs. The Second Amended Complaint also continues to refer to “John Doe 1-10” defendants, who are not identified by name.

The Second Amended Complaint includes seven counts, which allege as follows:

•	Individual defendants violated provisions in their employment agreements with their former employer FoxHollow, barring them from misusing FoxHollow Confidential Information.

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

•	Individual defendants violated a provision in their FoxHollow employment agreements barring them, for a period of one year following their departure from FoxHollow, from soliciting or encouraging employees of FoxHollow to join the Company.

•	Individual defendants breached a duty of loyalty owed to FoxHollow.

•	The Company and individual defendants misappropriated trade secrets of one or more of the Plaintiffs.

•	All defendants engaged in unfair competition.

•	The Company tortiously interfered with the contracts between FoxHollow and individual defendants by allegedly procuring breaches of the non-solicitation/encouragement provision in those agreements, and an individual defendant tortiously interfered with the contracts between certain individual defendants and FoxHollow by allegedly procuring breaches of the confidential information provision in those agreements.

•	All defendants conspired to gain an unfair competitive and economic advantage for the Company to the detriment of the Plaintiffs.

In the Second Amended Complaint, the Plaintiffs seek, among other forms of relief, an award of damages in an amount greater than $50, a variety of forms of injunctive relief, exemplary damages under the Minnesota Trade Secrets Act, and recovery of their attorney fees and litigation costs. Although the Company has requested the information, the Plaintiffs have not yet disclosed what specific amount of damages they claim.

The action is presently in the discovery phase. The Company has responded to interrogatories and document requests served by the Plaintiffs and has also served written discovery requests directed to the Plaintiffs. Two depositions were taken before July 31, 2008 and it is expected that numerous witness depositions will be taken in the coming months.

In July 2008, the Company and the individual defendants filed motions to dismiss the action. These motions were based on the argument that the Plaintiffs are required to resolve the claims at issue in arbitration in accordance with arbitration provisions in the employment agreements between at least eight of the individual defendants and FoxHollow.

The Company is defending this litigation vigorously, and believes that the outcome of this litigation will not have a materially adverse effect on the Company’s business, operations, cash flows or financial condition. The Company has not recognized any expense related to the settlement of this matter as an adverse outcome of this action is not probable and cannot be reasonably estimated.

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

12.	Earnings Per Share

The following table presents a reconciliation of the numerators and denominators used in the basic and diluted earnings per common share computations:

				Three Months Ended
	Year Ended June 30,			September 30,
	2006	2007	2008	2007	2008
				(Unaudited)	(Unaudited)

Numerator
Net loss available in basic calculation	$4,895	$15,596	$39,167	$7,441	$13,699
Plus: Accretion of redeemable convertible preferred stock(a)	—	16,835	19,422	4,853	—

Loss available to common stock- holders plus assumed conversions	$4,895	$32,431	$58,589	$12,294	$13,699

Denominator
Weighted average common shares — basic	6,183,715	6,214,820	6,835,126	6,291,512	7,692,248
Effect of dilutive stock options and warrants(b)(c)	—	—	—	—	—

Weighted average common shares outstanding — diluted	6,183,715	6,214,820	6,835,126	6,291,512	7,692,248

Loss per common share — basic and diluted	$(0.79)	$(5.22)	$(8.57)	$(1.95)	$(1.78)

(a)	The calculation for accretion of redeemable convertible preferred stock marks the redeemable convertible preferred stock to fair value, which equals or exceeds the amount of any undeclared dividends on the redeemable convertible preferred stock.

(b)	At June 30, 2006, 2007 and 2008, 262,725, 1,068,277 and 906,713 warrants, respectively, and at September 30, 2007 and 2008 (unaudited), 1,068,277 and 1,361,596 warrants, respectively, were outstanding. The effect of the shares that would be issued upon exercise of these warrants has been excluded from the calculation of diluted loss per share because those shares are anti-dilutive.

(c)	At June 30, 2006, 2007 and 2008, 1,823,861, 4,286,861 and 5,878,141 stock options, respectively, and at September 30, 2007 and 2008 (unaudited), 4,599,361 and 5,841,475 stock options, respectively, were outstanding. The effect of the shares that would be issued upon exercise of these options has been excluded from the calculation of diluted loss per share because those shares are anti-dilutive.

13.	Authorized Shares

On December 6, 2007, the shareholders of the Company approved the increase of authorized shares of common stock to 70,000,000 shares and undesignated shares of 5,000,000.

14.	Initial Public Offering Costs (unaudited)

The Company withdrew the registration statement for its initial public offering in conjunction with the announcement of the execution of the merger agreement with Replidyne, Inc., as described in Note 15. Therefore,

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

previously capitalized offering costs of approximately $1.7 million were included in selling, general and administrative during the three months ended September 30, 2008.

15.	Subsequent Events (unaudited)

Reverse Merger Agreement

On November 3, 2008 the Company entered into a definitive merger agreement with Replidyne, Inc. in an all-stock transaction. Under terms of the agreement, Replidyne will issue new shares of its common stock to Company shareholders whereby former Company shareholders are expected to own 83% of the combined company and Replidyne stockholders are expected to own 17% of the combined company on a fully diluted basis using the treasury stock method, subject to adjustments as described in the merger agreement, and assuming that Replidyne’s net assets at closing are between $37 million and $40 million, as calculated in accordance with the terms of the merger agreement. The merger is subject to shareholder approval, and is expected to be consummated in the first quarter of calendar 2009.

Stock Options Amended

On December 15, 2008, the Company amended the vesting provisions of 775,000 performance based incentive stock options that had been granted to certain executives on December 12, 2007. Previously, the stock options were exercisable in full on the third anniversary of the date of grant provided the Company completed its initial public offering of common stock or a change in control transaction before December 31, 2008. The vesting provisions were updated to provide that exercisability of the options are conditioned upon the closing of the Company’s proposed merger with Replidyne, Inc. and the options shall vest to the extent of 50% of the total shares on the first anniversary of the merger and the remaining 50% on the second anniversary of the merger.

Annex A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
among:
Replidyne, Inc.,
a Delaware corporation;
Responder Merger Sub, Inc.,
a Minnesota corporation; and
Cardiovascular Systems, Inc.,
a Minnesota corporation
Dated as of November 3, 2008

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this ‘‘Agreement”) is made and entered into as of November 3, 2008, by and among Replidyne, Inc., a Delaware corporation (“Replidyne”); Responder Merger Sub, Inc., a Minnesota corporation and wholly owned subsidiary of Replidyne (“Merger Sub”); and Cardiovascular Systems, Inc., a Minnesota corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A. For purposes of this Agreement, reference to the “Company” shall include each Subsidiary of the Company unless the context requires otherwise.

RECITALS

A. Replidyne and the Company intend to enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”) in accordance with and subject to the terms of this Agreement and the MBCA.

B. Replidyne and the Company intend that the Merger qualify as a tax-free reorganization within the meaning of Section 368 of the Code.

C. The board of directors of Replidyne (i) has determined that the Merger is fair to, and in the best interests of, Replidyne and its stockholders, (ii) has approved this Agreement, the Merger, the issuance of shares of Replidyne Common Stock to the stockholders of the Company pursuant to the terms of this Agreement, and the other actions contemplated by this Agreement and (iii) has determined to recommend that the stockholders of Replidyne vote to approve the issuance of shares of Replidyne Common Stock to the stockholders of the Company pursuant to the terms of this Agreement and such other actions as contemplated by this Agreement.

D. Each of the board of directors of the Company and the Special Committee (i) has unanimously determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) has unanimously approved this Agreement, the Merger and the other actions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has unanimously approved and determined to recommend the adoption of this Agreement to the stockholders of the Company.

E. In order to induce Replidyne to enter into this Agreement and to cause the Merger to be consummated, (i) the stockholders of the Company listed on Schedule 1A hereto are executing voting agreements and irrevocable proxies in favor of Replidyne concurrently with the execution and delivery of this Agreement pursuant to which such stockholders have agreed to vote in favor of the adoption of the Merger Agreement at the Company Stockholders’ Meeting (the ‘‘Company Stockholder Voting Agreements”) and (ii) the stockholders of the Company listed on Schedule 1B hereto are executing lock-up agreements in favor of Replidyne and the Company concurrently with the execution and delivery of this Agreement pursuant to which such stockholders have agreed not to sell, transfer or otherwise dispose of any securities of Replidyne or the Company until the date that is 90 days after the closing of the Merger (the “Company Stockholder Lock-up Agreements”).

F. In order to induce the Company to enter into this Agreement and to cause the Merger to be consummated, (i) the stockholders of Replidyne listed on Schedule 2A hereto are executing voting agreements and irrevocable proxies in favor of the Company concurrently with the execution and delivery of this Agreement pursuant to which such stockholders have agreed to vote certain shares held by them in favor of the issuance of Replidyne Common Stock pursuant to the Merger and the approval of the Replidyne Certificate of Amendment at the Replidyne Stockholders’ Meeting (the “Replidyne Stockholder Voting Agreements”) and (ii) the stockholders of Replidyne listed on Schedule 2B hereto are executing lock-up agreements in favor of Replidyne and the Company concurrently with the execution and delivery of this Agreement pursuant to which such stockholders have agreed not to sell, transfer or otherwise dispose of any securities of Replidyne or the Company until the date that is 90 days after the closing of the Merger (the “Replidyne Stockholder Lock-up Agreements”).

G. Concurrently with the execution and delivery of this Agreement, the holders of a majority of the outstanding shares of Company Preferred Stock (including the shares of Company Preferred Stock held by Easton and Maverick) have delivered an agreement to convert all of the outstanding shares of Company Preferred Stock into shares of Company Common Stock, effective as of immediately prior to the Effective Time (the “Company Stockholder Conversion Agreement”).

AGREEMENT

The Parties to this Agreement, intending to be legally bound, agree as follows:

1.	DESCRIPTION OF TRANSACTION

1.1 The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.3 Closing; Effective Time.  Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1 of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Sections 6, 7 and 8 of this Agreement, the consummation of the Merger (the “Closing”) shall take place at the offices of Fredrikson & Byron, P.A., 200 South Sixth Street, Minneapolis, Minnesota 55402, as promptly as practicable (but in no event later than the fifth Business Day) following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6, 7 and 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions) or at such other time, date and place as the Company and Replidyne may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties hereto shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Minnesota Articles of Merger with respect to the Merger, satisfying the applicable requirements of the MBCA and in a form reasonably acceptable to Replidyne and the Company (the “Articles of Merger”). The Merger shall become effective at the time of the filing of such Articles of Merger with the Secretary of State of the State of Minnesota or at such later time as may be agreed upon by Replidyne and the Company and specified in such Articles of Merger (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Articles of Incorporation and Bylaws.  At the Effective Time:

(a) the Articles of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the MBCA and as provided in such Articles of Incorporation; provided, however, that, at the Effective Time, Article I of the Articles of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is CSI Minnesota, Inc.”; and

(b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation at the Effective Time until thereafter amended in accordance with the MBCA and as provided in the Articles of Incorporation of the Surviving Corporation and such Bylaws.

1.5 Recapitalization of Replidyne Common Stock; Amendments to Certificate of Incorporation and Bylaws.

(a) Immediately prior to the Effective Time, and subject to receipt of the requisite stockholder approval at the Replidyne Stockholders’ Meeting (as defined in Section 5.3(a) below), Replidyne shall cause to be filed a Certificate of Amendment to its Certificate of Incorporation, substantially in the form attached hereto as Exhibit B

(the “Replidyne Certificate of Amendment”), whereby without any further action on the part of Replidyne, the Company or any stockholder of Replidyne:

(i) each share of Replidyne Common Stock issued and outstanding immediately prior to the filing of the Replidyne Certificate of Amendment shall be automatically combined into and become a fractional number of fully paid and non-assessable shares of Replidyne Common Stock to be determined by Replidyne and the Company by mutual agreement (the “Reverse Stock Split”); and

(ii) any shares of Replidyne Common Stock held as treasury stock or held or owned by Replidyne immediately prior to the filing of the Replidyne Certificate of Amendment shall each be converted into and become an identical fractional number of shares of Replidyne Common Stock as provided in the Reverse Stock Split.

(b) No fractional shares of Replidyne Common Stock shall be issued in connection with the Reverse Stock Split, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Replidyne Common Stock who would otherwise be entitled to receive a fraction of a share of Replidyne Common Stock (after aggregating all fractional shares of Replidyne Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s certificate representing such fractional shares of Replidyne Common Stock, be paid in cash the dollar amount (provided to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Replidyne Common Stock on the Nasdaq Global Market on the date immediately preceding the effective date of the Reverse Stock Split.

(c) Replidyne shall use commercially reasonable efforts to amend and restate its Bylaws in a form reasonably acceptable to Replidyne and the Company (the “Replidyne Bylaws Amendment”), provided that the failure to mutually agree upon the form of the Replidyne Bylaws Amendment shall not be deemed a breach of any covenant or obligation pursuant to this Agreement or give rise to any Party’s rights or remedies hereunder.

1.6 Conversion of Company Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Replidyne, the Company or any stockholder of the Company:

(i) any shares of Company Common Stock held as treasury stock or held or owned by the Company immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii) subject to Section 1.6(c), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares issued as a result of the conversion described in the Company Stockholder Conversion Agreement but excluding shares to be canceled pursuant to Section 1.6(a)(i) and excluding Dissenting Shares) shall be converted solely into the right to receive a number of shares of Replidyne Common Stock equal to the Company Share Conversion Factor.

(b) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or the risk of forfeiture or under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Replidyne Common Stock issued in exchange for such shares of Company Common Stock will, to the same extent, be unvested and subject to the same repurchase option or risk of forfeiture, and the certificates representing such shares of Replidyne Common Stock shall accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Replidyne is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(c) No fractional shares of Replidyne Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Replidyne Common Stock (after aggregating all fractional shares of Replidyne Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s Company Stock Certificate(s) (as defined in Section 1.9), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Replidyne Common Stock on the Nasdaq Global Market on the date the Merger becomes effective. The aggregate of cash necessary to effect the provisions of this Section 1.6(c) shall be referred to as the “Fractional Cash Amount”.

(d) All Company Options outstanding immediately prior to the Effective Time under the Company Stock Option Plans and all Company Warrants outstanding immediately prior to the Effective Time (including any Company Warrants issued pursuant to the Company Stockholder Conversion Agreement) shall be converted into options to purchase Replidyne Common Stock or warrants to purchase Replidyne Common Stock, as applicable, in accordance with Section 5.5.

(e) Each share of Common Stock, no par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of Common Stock, no par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of Common Stock of the Surviving Corporation.

(f) For purposes of this Agreement:

(i) “Company Pre-Closing Equity Valuation” shall mean $195,000,000.

(ii) “Company Share Conversion Factor” shall mean (A) (x) the number of Surviving Replidyne Securities divided by the Replidyne Post-Closing Stockholder Ownership Percentage minus (y) the number of Surviving Replidyne Securities divided by (B) the number of Converting Company Securities.

(iii) “Converting Company Securities” shall mean, as of immediately prior to the Effective Time, the sum of (A) the issued and outstanding shares of Company Common Stock (including shares issued as a result of the conversion described in the Company Stockholder Conversion Agreement) as of such time and (B) shares of Company Common Stock (including shares reserved as a result of the conversion described in the Company Stockholder Conversion Agreement) that are subject to any issued and outstanding subscription, option, call, warrant, right or other convertible security (whether or not currently vested) exchangeable or exercisable for any shares of Company Common Stock (including without limitation the Company Options and the Company Warrants) as of such time (excluding shares to be canceled pursuant to Section 1.6(a)(i) and Dissenting Shares but including any Company Warrants issued pursuant to the terms of the Company Stockholder Conversion Agreement), calculated in accordance with the treasury method of accounting for options and warrants based on an implied share price using the Company Pre-Closing Equity Valuation.

(iv) “Replidyne Post-Closing Equity Valuation” shall mean (x) the Replidyne Pre-Closing Equity Valuation plus (y) the Company Pre-Closing Equity Valuation.

(v) “Replidyne Post-Closing Stockholder Ownership Percentage” shall mean the Replidyne Pre-Closing Equity Valuation divided by the Replidyne Post-Closing Equity Valuation.

(vi) “Replidyne Pre-Closing Equity Valuation” shall mean Net Assets at Closing plus, to the extent that Net Assets at Closing are less than $40,000,000 (the “Base Net Assets”), the lesser of (A) the difference between Base Net Assets and Net Assets at Closing and (B) $3,000,000.

(vii) “Surviving Replidyne Securities” shall mean, as of immediately prior to the Effective Time and following the Reverse Stock Split, the sum of (A) the issued and outstanding shares of Replidyne Common Stock as of such time and (B) shares of Replidyne Common Stock that are subject to any issued and outstanding subscription, option, call, warrant, right or other convertible security (whether or not currently vested, provided that in the event that the vesting of any such shares shall cease upon the Effective Time as a result of the Contemplated Transactions or the termination of the employment of the holder as of the Effective Time, any such unvested shares shall be excluded from the calculation of Surviving Replidyne Securities) exchangeable or exercisable for any shares of Replidyne Common Stock (including, without limitation, any Replidyne Options and Replidyne Warrants) as of such time, calculated in accordance with the treasury method of accounting for options and warrants based on an implied share price using the Replidyne Pre-Closing Equity Valuation.

1.7 Calculation of Net Assets.

(a) Replidyne and the Company shall agree upon an anticipated date for Closing (the “First Anticipated Closing Date”) at least 10 Business Days prior to the Replidyne Stockholders’ Meeting. At least five Business Days prior to the First Anticipated Closing Date, but not more than 10 Business Days prior to such date, Replidyne shall deliver to the Company a schedule (a “Net Assets Schedule”) setting forth, in reasonable detail, Replidyne’s estimate of Net Assets (the “Net Assets Estimation”) as of the First Anticipated Closing Date. Replidyne shall provide the Company with the work papers and back-up materials used in preparing the applicable Net Assets Schedule and shall make available to the Company and its accountants, counsel and other advisors additional supporting documentation as may be reasonably requested.

(b) Within ten Business Days after Replidyne delivers the applicable Net Assets Schedule (a “Lapse Date”), the Company shall have the right to dispute any part of such Net Assets Schedule by delivering a written notice to that effect to Replidyne (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature of the objection and identify any applicable proposed revisions to the applicable Net Assets Estimation.

(c) If on or prior to any Lapse Date, (i) the Company notifies Replidyne that it has no objections to the applicable Net Assets Estimation or (ii) the Company fails to deliver a Dispute Notice as provided above, then the Net Assets Estimation as set forth in the Net Assets Schedule shall be deemed, on the date of such notification (in the case of (i) above) or on the applicable Lapse Date (in the case of (ii) above) (the applicable date being referred to herein as the “Non-Dispute Net Assets Determination Date”), to have been finally determined for purposes of this Agreement and to represent the Net Assets at Closing for purposes of Sections 1.6 and 1.7(a), so long as the Closing occurs within five Business Days after the applicable Non-Dispute Net Assets Determination Date.

(d) If the Company delivers a Dispute Notice on or prior to the applicable Lapse Date, then Representatives of Replidyne and the Company shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Net Assets as of a particular date to be agreed to by Replidyne and the Company, which Net Assets amount shall be deemed, on the date of agreement between Replidyne and the Company as to such amount (a “Dispute Net Assets Determination Date”), as the final determination for purposes of this Agreement of Net Assets at Closing for purposes of Sections 1.6 and 1.7(a), so long as the Closing occurs within five Business Days after the applicable Dispute Net Assets Determination Date.

(e) If Representatives of Replidyne and the Company pursuant to clause (d) above are unable to negotiate an agreed-upon determination of Net Assets as of a particular date within five days, then any items in dispute shall be submitted to an accounting firm of national standing other than KPMG LLP or PricewaterhouseCoopers LLP (the “Neutral Accountant”). The Representatives of Replidyne and the Company shall cooperate with the Neutral Accountant so that the Neutral Accountant shall be able to make a determination of Net Assets within 10 days, provided that any delay by the Neutral Accountant in delivering such determination shall not invalidate such determination or deprive the Neutral Accountant of its authority to resolve the items in dispute. All determinations pursuant to this Section 1.7(e) shall be in writing and shall be delivered to Replidyne and the Company. The determination of the Neutral Accountant as to the determination of Net Assets shall be binding and conclusive on Replidyne and the Company. A judgment on the determination made by the Neutral Accountant pursuant to this Section 1.7(e) may be entered in and enforced by any court having jurisdiction thereover. The fees and expenses of the Neutral Accountant shall be shared equally by Replidyne and the Company; provided, that, if the Neutral Accountant determines that one such Party has adopted a position or positions with respect to the Net Assets calculation that is frivolous or clearly without merit, the Neutral Accountant may, in its discretion, assign a greater portion of any such fees and expenses to such Party.

(f) If Closing does not occur within five Business Days after determination of the Net Assets (whether pursuant to Section 1.7(c), 1.7(d) or 1.7(e) hereof), then Replidyne and the Company shall agree upon a new date for Closing (a “Subsequent Anticipated Closing Date”) and thereafter follow the procedures set forth in Sections 1.7(a) through 1.7(e) above (and replacing the First Anticipated Closing Date with the Subsequent Anticipated Closing Date).

1.8 Determination of Deemed Value.

(a) In the event that Replidyne will consummate the closing of a Pipeline Transaction on or before the Closing Date, Replidyne shall deliver to the Company, at least 20 days prior to the First Anticipated Closing Date, a notice of such fact and a description of the terms of such Pipeline Transaction (the date of the delivery of such notice, the “Pipeline Transaction Notice Date”). Representatives of Replidyne and the Company shall promptly meet and attempt in good faith to agree on the value of any non-cash consideration to be paid to Replidyne before the Closing in connection with such Pipeline Transaction (the “Pre-Closing Consideration”) as of the First Anticipated Closing Date (it being understood that the value of any cash consideration to be paid to Replidyne before the Closing shall be such cash consideration).

(b) If Representatives of Replidyne and the Company pursuant to clause (a) above are unable to agree on the value of the Pre-Closing Consideration of such Pipeline Transaction within five days of the Pipeline Transaction Notice Date (the “Valuation Period”), each of Replidyne and the Company shall, within two days of the end of the Valuation Period, appoint an independent investment bank of national standing (each, a “Valuation Party”) to complete a good faith analysis of the value of the Pre-Closing Consideration of such Pipeline Transaction as of the First Anticipated Closing Date. The Representatives of Replidyne and the Company shall cooperate with each Valuation Party so that each such Valuation Party shall be able to make a determination of the value of the Pre-Closing Consideration within 10 days, provided that any delay by a Valuation Party in delivering such determination shall not invalidate such determination or deprive such Valuation Party of its authority to resolve the items in dispute. All determinations made by the Valuation Parties pursuant to this Section 1.8(b) shall be in writing and shall be delivered to Replidyne and the Company. The value of the Pre-Closing Consideration of such Pipeline Transaction shall be deemed for purposes of this Agreement to be the average of the respective valuations determined by such Valuation Parties. The determination of the value of the Pre-Closing Consideration of such Pipeline Transaction set forth in the preceding sentence shall be binding and conclusive on Replidyne and the Company. A judgment on the determination of the value of the Pre-Closing Consideration of such Pipeline Transaction made pursuant to this Section 1.8(b) may be entered in and enforced by any court having jurisdiction thereover. The fees and expenses of the Valuation Parties shall be shared equally by Replidyne and the Company.

(c) If Closing does not occur on the First Anticipated Closing Date, Replidyne and the Company shall thereafter follow the procedures set forth in this Section 1.8 (and replacing the First Anticipated Closing Date with the Subsequent Anticipated Closing Date).

(d) Any value of the Pre-Closing Consideration of a Pipeline Transaction determined in accordance with the provisions of this Section 1.8 (whether pursuant to Section 1.8(a) or 1.8(b) hereof) shall be referred to for purposes of this Agreement as the “Deemed Value” of the Pre-Closing Consideration of such Pipeline Transaction.

1.9 Closing of the Company’s Transfer Books.  At the Effective Time: (a) all shares of Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and all holders of certificates representing shares of Company Common Stock or Company Preferred Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company except as otherwise provided herein; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock or Company Preferred Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock or Company Preferred Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Exchange Agent (as defined in Section 1.10) or to the Surviving Corporation, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.10.

1.10 Surrender of Certificates.

(a) On or prior to the Closing Date, Replidyne and the Company shall agree upon and select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, Replidyne shall deposit with the Exchange Agent: (i) certificates representing the shares of Replidyne Common Stock issuable pursuant to Section 1.6; and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Sections 1.5(b) and 1.6(c). The shares of Replidyne Common Stock and cash amounts to satisfy payment obligations in lieu of fractional shares so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b) Promptly after the Effective Time, but in no event more than five Business Days after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of Company Stock Certificates immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Replidyne may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent); and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Replidyne Common Stock. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Replidyne: (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Replidyne Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.6 (and cash in lieu of any fractional share of Replidyne Common Stock pursuant to Section 1.6(c)); and (B) the Company Stock Certificate so surrendered shall be canceled. In the event of a transfer of ownership of Company Common Stock or Company Preferred Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Replidyne Common Stock plus cash in lieu of fractional shares pursuant to Section 1.6(c) may be issued or paid to a Person other than the Person in whose name the applicable Company Stock Certificate so surrendered is registered, if such Company Stock Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid, along with an applicable affidavit with respect to such Company Stock Certificate and such bond indemnifying Replidyne against any claims suffered by Replidyne related to such Company Stock Certificate or any Replidyne Common Stock issued in exchange therefor as Replidyne may reasonably request. Until surrendered as contemplated by this Section 1.10(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Replidyne Common Stock (and cash in lieu of any fractional share of Replidyne Common Stock pursuant to Section 1.6(c)) as contemplated by Section 1.6. If any Company Stock Certificate shall have been lost, stolen or destroyed, Replidyne may, in its discretion and as a condition precedent to the delivery of any shares of Replidyne Common Stock with respect to the shares of Company Common Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an applicable affidavit with respect to such Company Stock Certificate and post a bond indemnifying Replidyne against any claim suffered by Replidyne related to the lost, stolen or destroyed Company Stock Certificate or any Replidyne Common Stock issued in exchange therefor as Replidyne may reasonably request.

(c) No dividends or other distributions declared or made with respect to Replidyne Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Replidyne Common Stock that such holder has the right to receive pursuant to the Merger until such holder surrenders such Company Stock Certificate (or, with respect to any lost, stolen or destroyed Company Stock Certificate, an affidavit and bond in lieu thereof) in accordance with this Section 1.10 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(d) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date 180 days after the Closing Date shall be delivered or made available to Replidyne upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.10 shall thereafter look only to Replidyne for satisfaction of their claims for Replidyne Common Stock, cash in lieu of fractional shares of Replidyne Common Stock and any dividends or distributions with respect to shares of Replidyne Common Stock.

(e) Each of the Exchange Agent and Replidyne shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement to any holder of any Company Stock Certificate such amounts as Replidyne determines in good faith are required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No party to this Agreement shall be liable to any holder of any Company Stock Certificate or to any other Person with respect to any shares of Replidyne Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.11 Dissenters’ Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock (including shares issued as a result of the conversion described in the Company Stockholder Conversion Agreement) that are outstanding immediately prior to the Effective Time and that are held by stockholders who have exercised and perfected dissenters’ rights for such shares of Company Common Stock in accordance with the MBCA (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the per share amount of the merger consideration described in Section 1.6 attributable to such Dissenting Shares. Such stockholders shall instead be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the MBCA, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their dissenters’ rights under the MBCA. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their dissenters’ rights under the MBCA shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the per share amount of the merger consideration described in Section 1.6 attributable to such Dissenting Shares upon their surrender in the manner provided in Section 1.10.

(b) The Company shall give Replidyne prompt written notice of any demands by dissenting stockholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands.

1.12 Further Action.  If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their commercially reasonable efforts (in the name of the Company and otherwise) to take such action.

1.13 Tax Consequences.  For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The Parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Replidyne as follows, except as set forth in the written disclosure schedule delivered by the Company to Replidyne concurrently with the execution of this Agreement (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Section 2. The disclosure in any section or subsection of the Company Disclosure Schedule shall qualify other sections and subsections in this Section 2 if the applicability of the disclosure contained in such section or subsection of the Company Disclosure Schedule to the other representations in this Section 2 is readily apparent on its face.

2.1 Due Organization; Subsidiaries; Etc.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted and as its business is presently proposed to be conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts.

(b) The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the names “Cardiovascular Systems, Inc.”, “CSI”, “Shturman Cardiology Systems, Inc.”, and “Laser Cardiology Systems, Inc.”

(c) The Company is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1(c) of the Company Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company is in good standing as a foreign corporation in each of the jurisdictions identified in Part 2.1(c) of the Company Disclosure Schedule.

(d) Part 2.1(d) of the Company Disclosure Schedule accurately sets forth (i) the names of the members of the board of directors of the Company, (ii) the names of the members of each committee of the board of directors of the Company and (iii) the names and titles of the officers of the Company.

(e) The Company has no Subsidiaries except for the Entities identified in Part 2.1(e) of the Company Disclosure Schedule. Except as set forth in Part 2.1(e) of the Company Disclosure Schedule, each Company Subsidiary is duly organized, validly existing and in good standing in its jurisdiction of organization and has the requisite power and authority: (i) to conduct its business in the manner in which its business is currently being conducted and as its business is presently proposed to be conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts. Each Company Subsidiary is in good standing as a foreign corporation or other organization in each of the jurisdictions identified in Part 2.1(e) of the Company Disclosure Schedule. Except as set forth in Part 2.1(e) of the Company Disclosure Schedule, the Company owns all of the capital stock of each Company Subsidiary free from liens, encumbrances and defects. There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of any Company Subsidiary; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of any Company Subsidiary; (iii) Contract under which any Company Subsidiary is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of any Company Subsidiary; or (iv) condition or circumstance that would give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any Company Subsidiary. No Company Subsidiary has issued any debt securities which grant the holder thereof any right to vote on, or veto, any action of any Company Subsidiary.

(f) Except with respect to the Company Subsidiaries identified on Part 2.1(e) of the Company Disclosure Schedule or as set forth in Part 2.1(f) of the Company Disclosure Schedule, the Company does not own any controlling interest in any Entity, and the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity or other financial interest in, any Entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. Neither the Company nor any of its stockholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the business or affairs of the Company. The Company has not guaranteed and is not responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity or other financial interest.

2.2 Articles of Incorporation and Bylaws; Records.  Except as set forth in Part 2.2 of the Company Disclosure Schedule, the Company has delivered or made available to Replidyne accurate and complete copies of: (a) the Articles of Incorporation (as amended and restated, the “Company Articles of Incorporation”) and Bylaws, including all amendments thereto, of the Company; (b) the stock records of the Company; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company (the items described in (a) and (b) above, collectively, the “Company Constituent Documents”). Except as set forth in Part 2.2 of the Company Disclosure Schedule, there have been no formal meetings or actions taken by written consent or otherwise without a meeting of the stockholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company that are not fully reflected in the minutes and other records delivered or made available to Replidyne pursuant to clause (c) above. There has not been any violation of the Company Constituent Documents, and the Company has not taken any action that is inconsistent with the Company Constituent Documents. Except as set forth in Part 2.2 of the Company Disclosure Schedule, the books of account, stock records, minute books and other records of the Company are accurate, up to date and complete in all material respects and have been maintained in accordance with prudent business practices.

2.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of 70,000,000 shares of Company Common Stock, 5,400,000 shares of Company Series A Preferred Stock, 2,188,425 shares of Company Series A-1 Preferred Stock, 2,175,162 shares of Company Series B Preferred Stock and 5,000,000 undesignated shares. As of the date of this Agreement, 7,724,137 shares of Company Common Stock, 4,737,561 shares of Company Series A Preferred Stock, 2,188,425 shares of Company Series A-1 Preferred Stock and 2,162,150 shares of Company Series B Preferred Stock are issued and outstanding. All of the outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued, and are fully paid and non assessable. As of the date of this Agreement, Part 2.3(a) of the Company Disclosure Schedule sets forth the names of the Company’s stockholders and the class, series and number of shares of the Company’s capital stock owned of record by such stockholders. All outstanding shares of Company Common Stock and Company Preferred Stock have been issued and granted in compliance with (i) all applicable federal and state securities laws, (ii) all other applicable Legal Requirements, except as would not reasonably be expected to have a Company Material Adverse Effect, and (iii) all requirements set forth in Company Constituent Documents and applicable Contracts. Part 2.3(a) of the Company Disclosure Schedule provides an accurate and complete description of the terms of each repurchase option which is held by the Company and to which any shares of capital stock of the Company is subject and identifies the Contract underlying such right. The Company has no authorized shares other than as set forth in this Section 2.3(a) and as of the date of this Agreement there are no issued and outstanding shares of the Company’s capital stock other than the shares of Company Common Stock and Company Preferred Stock as set forth in this Section 2.3(a). Except as set forth in Part 2.3(a) of the Company Disclosure Schedule, each share of Company Preferred Stock is convertible into Company Common Stock on a one-for-one basis. There are no declared but unpaid dividends with respect to any shares of capital stock of the Company. There are no shares of capital stock of the Company held in the Company’s treasury.

(b) The Company has reserved 7,929,397 shares of Company Common Stock for issuance under the Company Stock Option Plans, of which options to purchase 5,711,475 shares of Company Common Stock granted under the Company Stock Option Plans are outstanding as of the date of this Agreement. Options to purchase an additional 130,000 shares of Company Common Stock granted outside of the Company Stock Option Plans are outstanding as of the date of this Agreement. No shares of Company Common Stock remain available for future issuance under the Company’s 1991 Stock Option Plan and 2003 Stock Option Plan, and 279,848 shares of Company Common Stock remain available for future issuance under the Company’s 2007 Equity Incentive Plan. Part 2.3(b) of the Company Disclosure Schedule accurately sets forth, with respect to each Company Option that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common Stock that are subject to such Company Option and the number of shares of Company Common Stock with respect to which such Company Option is immediately exercisable; (iii) the date on which such Company Option was granted and the term of such Company Option; and (iv) the exercise price per share of Company Common Stock purchasable under such Company Option. Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors or compensation committee of the Company and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, each such grant was made in accordance with the terms of the Company Stock Option Plans and all other applicable Legal Requirements and, except as set forth in Part 2.3(b) of the Company Disclosure Schedule, the per share exercise price of each Company Option was equal to the fair market value of a share of Company Common Stock on the applicable Grant Date.

(c) Except as described in Section 2.3(b) or in Part 2.3(c) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of the Company; or (iv) condition or circumstance that would give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company. Except as set forth in Part 2.3(c) of the Company Disclosure Schedule, the Company has not issued any debt securities which grant the holder thereof any right to vote on, or veto, any action of the Company.

(d) Except for repurchases of securities made pursuant to their terms or as set forth in Part 2.3(d) of the Company Disclosure Schedule, the Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company.

2.4 Financial Statements.

(a) The Company has delivered or made available to Replidyne the following financial statements (collectively, the “Company Financial Statements”):

(i) the audited consolidated balance sheets of the Company as of June 30, 2006, 2007 and 2008 and the related audited consolidated statements of operations, statements of changes in shareholders’ deficiency (equity) and comprehensive (loss) income and statements of cash flows of the Company for each of the three years in the period ended June 30, 2008, together with the notes thereto and the reports and opinions of PricewaterhouseCoopers LLP relating thereto; and

(ii) the unaudited consolidated balance sheet of the Company as of September 30, 2008 (the “Company Balance Sheet”) and the related unaudited consolidated statement of operations, statement of changes in shareholders’ deficiency (equity) and comprehensive (loss) income and statement of cash flows of the Company for the three months then ended.

(b) The Company Financial Statements fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of operations and cash flows of the Company for the periods covered thereby. To the extent contained in the Company SEC Documents, the Company Financial Statements complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto. Except as may be indicated in the notes to the Company Financial Statements, the Company Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered.

2.5 Absence of Changes.  Except as set forth in Part 2.5 of the Company Disclosure Schedule, from September 30, 2008 through the date of this Agreement:

(a) there has not been any Company Material Adverse Effect, and no event has occurred that will, or would reasonably be expected to, cause a Company Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of the Company (whether or not covered by insurance);

(c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities;

(d) the Company has not sold, issued, granted or authorized the issuance of (i) any capital stock or other securities of the Company (other than upon the exercise of outstanding Company Options or Company Warrants or pursuant to the Company Stock Option Plans); (ii) any option, call or right to acquire any capital stock or any other security of the Company (other than pursuant to the Company Stock Option Plans); (iii) any instrument convertible into or exchangeable for any capital stock or other security of the Company; or (iv) reserved for issuance any additional grants or shares under the Company Stock Option Plans;

(e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, the Company Stock Option Plans, any Company Option or agreement evidencing or relating to any outstanding stock option or warrant, any restricted stock purchase agreement, or any other Contract evidencing or relating to any equity award;

(f) there has been no amendment to any Company Constituent Document and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g) the Company has not formed any Company Subsidiary or acquired any equity interest or other interest in any other Entity;

(h) the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company, exceeds $100,000;

(i) the Company has not (i) entered into, or permitted any of the assets owned or used by it to become bound by, any Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or (B) the purchase or sale of any product, or performance of services by or to the Company outside the Ordinary Course of Business having a value in excess of $100,000 in the aggregate, or (ii) waived any right or remedy under any Contract other than in the Ordinary Course of Business, or amended or prematurely terminated any Contract;

(j) the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or immaterial assets acquired, leased, licensed or disposed of in the Ordinary Course of Business;

(k) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

(l) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the Ordinary Course of Business;

(m) the Company has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the Ordinary Course of Business) or (ii) incurred or guaranteed any indebtedness for borrowed money in the aggregate in excess of $100,000 (other than draws under the Company’s credit facilities in effect on the date of this Agreement) or (iii) issued or sold any debt securities or options, warrants, calls or similar rights to acquire any debt securities of the Company;

(n) the Company has not (i) established or adopted any employee benefit plan, (ii) paid any bonus or made any profit sharing, incentive compensation or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or Key Employees with an annual salary in excess of $100,000, except for payments made pursuant to any compensation plans in effect on the date of this Agreement, or (iii) hired any new employee having an annual salary in excess of $100,000;

(o) the Company has not changed any of its personnel policies or other business policies, or any of its methods of accounting or accounting practices in any respect;

(p) the Company has not made any material Tax election;

(q) the Company has not changed any of its methods of accounting or accounting practices in any respect;

(r) the Company has not threatened, commenced, settled or become subject to any Legal Proceeding;

(s) the Company has not entered into any transaction or taken any other action outside the Ordinary Course of Business, other than entering into this Agreement and the Contemplated Transactions;

(t) the Company has not paid, discharged or satisfied any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction of non-material amounts in the Ordinary Course of Business or as required by any Company Contract or Legal Requirement;

(u) the Company has not amended or prematurely terminated, or waived any material right or remedy under, any Company Contract; and

(v) the Company has not agreed to take, or committed to take, any of the actions referred to in clauses “(c)” through “(u)” above.

2.6 [Reserved].

2.7 Equipment; Leasehold.

(a) Except as set forth in Part 2.7(a) of the Company Disclosure Schedule, the Company owns, and has good and valid title to, all equipment and other tangible assets purported to be owned by it, free and clear of any liens or other Encumbrances. All items of equipment and other tangible assets owned by or leased to the Company (i) are adequate for the uses to which they are being put and (ii) are adequate for the conduct of the Company’s business in the manner in which such business is currently being conducted and as it is proposed to be conducted.

(b) The Company does not own any real property or any interest in real property, except for the leasehold interest created under the real property leases identified in Part 2.7(b) of the Company Disclosure Schedule. All premises leased or subleased by the Company are supplied with utilities and other services necessary for the operation of their respective businesses.

2.8 Intellectual Property.

(a) Part 2.8(a) of the Company Disclosure Schedule accurately identifies (i) each item of Company Registered IP and (ii) the jurisdiction in which such item of Company Registered IP has been registered or filed and the applicable registration or serial number. The Company has delivered or made available to Replidyne complete and accurate copies of all applications, correspondence, and other material documents related to each such item of Company Registered IP.

(b) Part 2.8(b) of the Company Disclosure Schedule accurately identifies (i) each Company Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP Rights and (ii) each Company Contract involving Company IP Rights licensed to the Company (other than any non-customized software that is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use, software license granted in the Ordinary Course of Business). The Company is not bound by, and no Company IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert, or enforce any Company IP Rights anywhere in the world.

(c) Part 2.8(c) of the Company Disclosure Schedule accurately identifies all Contracts in which Intellectual Property Rights or Intellectual Property embodied or incorporated in the Company Products are licensed to the Company (other than any non-customized software that (i) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license, (ii) is not incorporated into, or used directly in the development, manufacturing, or distribution of, any of the Company’s products or services, and (iii) was licensed to the Company in the Ordinary Course of Business).

(d) The Company has delivered or made available to Replidyne a complete and accurate copy of each standard form of Company IP Rights Agreement used by the Company, including each standard form of (i) license agreement; (ii) distribution or reseller agreement, (iii) employee agreement containing intellectual property assignment or license of Company IP Rights or any confidentiality provision; (iv) consulting or independent contractor agreement containing intellectual property assignment or license of Company IP Rights or any confidentiality provision; and (v) confidentiality or nondisclosure agreement, and no Company IP Rights Agreement deviates in any material respect from the corresponding standard form agreement delivered or made available to Replidyne.

(e) Except as set forth in Part 2.8(e) of the Company Disclosure Schedule, the Company exclusively owns all right, title, and interest to and in Company IP Rights (other than Company IP Rights exclusively licensed to the Company, as identified in Part 2.8(b) of the Company Disclosure Schedule) free and clear of any Encumbrances

(other than non-exclusive licenses granted pursuant to the Company Contracts listed in Part 2.8(b) of the Company Disclosure Schedule). Without limiting the generality of the foregoing:

(i) To the Knowledge of the Company, all documents and instruments necessary to register or apply for or renew registration of Company Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body.

(ii) Each Person who is or was an employee or contractor of the Company and who is or was involved in the creation or development of any Company IP Rights has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights to the Company and confidentiality provisions protecting trade secrets and confidential information of the Company. No current or former stockholder, officer, director, or employee of the Company has any claim, right (whether or not currently exercisable), or interest to or in any Company IP Rights. Except as set forth in Part 2.8(e) of the Company Disclosure Schedule, no employee of the Company is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or (b) in breach of any Contract with any former employer or other Person concerning Company IP Rights or confidentiality obligations due to his or her activities as an employee of the Company.

(iii) No funding, facilities, or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Company IP Rights in which the Company has an ownership interest.

(iv) The Company has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information that the Company holds, or purports to hold, as a trade secret.

(v) The Company has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Company IP Rights to any other Person.

(vi) The Company is not now nor has it ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company IP Rights.

(vii) The Company IP Rights constitute all Intellectual Property Rights necessary for the Company to conduct its business as currently conducted and planned to be conducted.

(f) To the Company’s Knowledge, all Company Registered IP is valid and enforceable. Without limiting the generality of the foregoing:

(i) Each U.S. patent application and U.S. patent in which the Company has or purports to have an ownership interest was filed within one year of the first printed publication, public use, or offer for sale of each invention described in the U.S. patent application or U.S. patent. Each foreign patent application and foreign patent in which the Company has or purports to have an ownership interest was filed or claims priority to a patent application filed prior to each invention described in the foreign patent application or foreign patent being first made available to the public.

(ii) To the Company’s Knowledge, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by the Company conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which the Company has or purports to have an ownership interest has been impaired.

(iii) Each item of Company IP Rights that is Company Registered IP is and at all times has been filed and maintained in compliance with all applicable Legal Requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect have been made by the applicable deadline.

(iv) No interference, opposition, reissue, reexamination, or other proceeding is pending or, to the Company’s Knowledge, threatened, in which the scope, validity, or enforceability of any Company IP Rights is being, has been, or could reasonably be expected to be contested or challenged. To the Company’s Knowledge, there is no basis for a claim that any Company IP Rights are invalid or, excluding pending patent applications, unenforceable.

(g) To the Company’s Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Company IP Rights, except as set forth in Part 2.8(g) of the Company Disclosure Schedule. Part 2.8(g) of the Company Disclosure Schedule accurately identifies, and, except as set forth in Part 2.8(g) of the Company Disclosure Schedule, the Company has delivered or made available to Replidyne a complete and accurate copy of, each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered in the last five (5) years by or to the Company or any Representative of the Company regarding any actual, alleged, or suspected infringement or misappropriation of any Company IP Rights, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(h) Neither the execution, delivery, or performance of this Agreement (or any of the agreements contemplated by this Agreement) nor the consummation of any of the Contemplated Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (a) a loss of, or Encumbrance on, any Company IP Rights; (b) a breach by the Company of any Company IP Rights Agreement; (c) the release, disclosure, or delivery of any Company IP Rights by or to any escrow agent or other Person; or (d) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of Company IP Rights.

(i) To the Company’s Knowledge, the Company has never infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing:

(i) No infringement, misappropriation, or similar claim or Legal Proceeding is pending or, to the Company’s Knowledge, threatened against the Company or against any other Person who may be entitled to be indemnified, defended, held harmless, or reimbursed by the Company with respect to such claim or Legal Proceeding. The Company has never received any notice or other communication (in writing or otherwise) alleging any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property Rights of another Person.

(ii) Except in connection with customary indemnification obligations to the Company’s directors and officers, the Company is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any intellectual property infringement, misappropriation, or similar claim. The Company has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property Right.

(j) No claim or Legal Proceeding involving any Company IP Rights is pending or, to the Company’s Knowledge, has been threatened, except for any such claim or Legal Proceeding that, if adversely determined, would not adversely affect (i) the use or exploitation of Company IP Rights by the Company, or (ii) the design, development, manufacturing, distribution, licensing, or sale of any product or service being developed by the Company, or that is being commercially sold by the Company.

2.9 Contracts.

(a) Part 2.9(a) of the Company Disclosure Schedule identifies, as of the date of this Agreement:

(i) (A) each Company Contract relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor; (B) each Company Contract pursuant to which the Company is or may become obligated to make any severance, termination, change in control or similar payment to any director, officer or employee of the Company; and (C) any Company Contract pursuant to which the Company is or may become obligated to make any bonus or similar payment (other than payment in respect of salary) to any director, officer or employee of the Company;

(ii) each Company Contract that provides for indemnification of any officer, director, employee or agent of the Company;

(iii) each Company Contract relating to the voting and any other rights or obligations of a stockholder of the Company;

(iv) each Company Contract relating to the merger, consolidation, reorganization or any similar transaction with respect to the Company;

(v) each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Intellectual Property or Company IP Rights;

(vi) each Company Contract imposing any restriction on the Company’s right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to, or perform any services for, any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology or product;

(vii) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

(viii) each Company Contract relating to the creation of any Encumbrance with respect to any asset of the Company;

(ix) each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

(x) each Company Contract creating or relating to any collaboration or joint venture or any sharing of technology, revenues, profits, losses, costs or liabilities, including Company Contracts involving investments by the Company in, or loans by the Company to, any other Entity;

(xi) each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, or otherwise involving as a counterparty, any Related Party of the Company;

(xii) each Company Contract relating to indebtedness for borrowed money;

(xiii) each Company Contract related to the acquisition or disposition of material assets of the Company or any other Person;

(xiv) any other material Company Contract that has a term of more than 30 days and that may not be terminated by the Company (without penalty) within 30 days after the delivery of a termination notice by the Company;

(xv) any other Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or (B) the purchase or sale of any product, or performance of services by or to the Company outside the Ordinary Course of Business having a value in excess of $100,000 in the aggregate;

(xvi) each Company Contract constituting a commitment of any Person to purchase products (including products in development) of the Company;

(xvii) each Company Contract regarding the acquisition, issuance or transfer of any securities and each Company Contract affecting or dealing with any securities of the Company including any restricted share agreements or escrow agreements; and

(xviii) each Company Contract with any Person, including without limitation any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with the Contemplated Transactions.

(b) The Company has delivered or made available to Replidyne accurate and complete (except for applicable redactions thereto) copies of all Company Contracts set forth on Parts 2.9(a)(i) through (xviii) of the Company Disclosure Schedule, including all amendments thereto (collectively, the “Material Company Contracts”). There are no Material Company Contracts that are not in written form. Each Material Company Contract is valid and in full force and effect, is enforceable by the Company in accordance with its terms, and, after the Effective Time, will continue to be legal, valid, binding and enforceable on identical terms. The consummation of the Contemplated Transactions shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from the Company, the Surviving Corporation or Replidyne to any Person under any Material Company Contract or give any Person the right to terminate or alter the provisions of any Material Company Contract.

(c) The Company has not materially violated or breached, or committed any material default under, any Material Company Contract, and, to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Material Company Contract.

(d) Except as set forth in Part 2.9(d) of the Company Disclosure Schedule, to the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (i) result in a material violation or breach of any of the provisions of any Material Company Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Material Company Contract, (iii) give any Person the right to accelerate the maturity or performance of any Material Company Contract, or (iv) give any Person the right to cancel, terminate or modify any Material Company Contract.

(e) The Company has not received any written notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Company Contract.

(f) The Company has not waived any rights under any Material Company Contract.

(g) No Person is renegotiating, or has a right pursuant to the terms of any Material Company Contract to renegotiate, any amount paid or payable to the Company under any Material Company Contract or any other material term or provision of any Material Company Contract.

(h) Part 2.9(h) of the Company Disclosure Schedule provides an accurate and complete list of all Consents required under any Company Contract to consummate the Merger and the other Contemplated Transactions.

2.10 Liabilities; Fees, Costs and Expenses.

(a) The Company does not have any accrued, contingent or other liabilities of any nature, either matured or unmatured and whether due or to become due, that are required to be reflected in financial statements in accordance with GAAP, except for: (i) liabilities identified as such in the “liabilities” column of the Company Balance Sheet; (ii) current liabilities that have arisen since the date of the Company Balance Sheet in the Ordinary Course of Business; and (iii) liabilities for legal, accounting and other expenses in connection with the Contemplated Transactions.

(b) The Company has never effected or otherwise been involved in any “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Exchange Act).

2.11 Compliance with Legal Requirements.  The Company is, and has at all times been, in compliance with all applicable Legal Requirements, except where the failure to be so in compliance, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. No event has occurred, and no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement. The Company has not received any written notice or other communication from any Governmental Body or any other Person regarding (a) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (b) any actual, alleged, possible or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or responsive action of any nature. To the Knowledge of the Company, no Governmental Body has proposed or is considering any Legal Requirement that, if adopted or otherwise put into effect, (a) will, or would reasonably be expected to, cause a Company Material Adverse Effect, (b) would be reasonably expected to have an adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement or any of the Related Agreements, or (c) would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Contemplated Transactions.

2.12 Governmental Authorizations.  Part 2.12 of the Company Disclosure Schedule identifies each material Governmental Authorization held by the Company, and the Company has delivered or made available to Replidyne accurate and complete copies of all Governmental Authorizations identified in Part 2.12 of the Company Disclosure Schedule. The Governmental Authorizations identified in Part 2.12 of the Company Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted and is proposed to be conducted. The Company is in compliance in all material respects with the terms and requirements of the respective Governmental Authorizations identified in Part 2.12 of the Company Disclosure Schedule. The Company has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

2.13 Tax Matters.

(a) All Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Company Returns”) (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects. All Taxes due on or before the Closing Date (whether or not shown on the Company Returns) have been or will be paid on or before the Closing Date. The Company has delivered or made available to Replidyne accurate and complete copies of all Company Returns filed which have been requested by Replidyne. The Company shall establish in its books and records, in the Ordinary Course of Business, reserves adequate for the payment of all unpaid Taxes by the Company for the period from January 1, 2008 through the Closing Date.

(b) All Taxes that the Company was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Body.

(c) No Company Return has ever been examined or audited by any Governmental Body and no examination or audit of any Company Return is currently in progress or, to the Knowledge of the Company, threatened or contemplated. The Company has delivered or made available to Replidyne accurate and complete copies of all audit reports, private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Company relating to the Company Returns. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), no such extension or waiver has been requested from the Company and the Company has not executed or filed any power of attorney with any taxing authority.

(d) The Company (i) has never been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing (or which it has been required to file) a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (ii) does not have any liability for the Taxes of any person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, or otherwise, and (iii) has never been a party to any joint venture, collaboration, partnership or other agreement that could be treated as a partnership for Tax purposes. The Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax-sharing agreement, tax allocation agreement or similar Contract. The Company has not been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (y) in the two years prior to the date of this Agreement or (z) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(e) No Company Subsidiary is or has been a passive foreign investment company within the meaning of Sections 1291-1297 of the Code.

(f) The Company has not incurred (or been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.

(g) The Company is not a party to a gain recognition agreement under Section 367 of the Code.

(h) No claim or Legal Proceeding is pending or has been threatened against or with respect to the Company in respect of any Tax. There are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by the Company with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable.

(i) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law), (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) installment sale or other open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, or (v) any adjustment pursuant to Section 481(a) of the Code in its current or in any future taxable period by reason of a change in accounting method. To the Knowledge of the Company, the Internal Revenue Service (or other taxing authority) has not proposed nor is considering proposing any such change in accounting method and the Company does not have an application pending with any taxing authority requesting permission for any change in accounting method.

(j) The Company is not, and has never been, a party to a transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction.

(k) Part 2.13(k) of the Company Disclosure Schedule sets forth a complete and accurate list of any Company Subsidiaries for which a “check-the-box” election under Section 7701 has been made.

(l) The Company has not engaged in any “listed transaction” for purposes of Treasury Regulation sections 1.6011-4(b)(2) or 301.6111-2(b)(2) or any analogous provision of state or local law.

2.14 Employee and Labor Matters; Benefit Plans.

(a) Part 2.14(a) of the Company Disclosure Schedule accurately sets forth, as of the date of this Agreement:

(i) with respect to each Key Employee of the Company, the name of such employee and the date as of which such employee was originally hired by the Company;

(ii) with respect to each Key Employee of the Company, such employee’s title;

(iii) the base salary and potential bonus payable for 2008 for each Key Employee of the Company as of the date of this Agreement;

(iv) any Governmental Authorization that is held by each Key Employee of the Company and that is used in the Company’s business;

(v) the citizenship status of each Key Employee of the Company (whether such employee is a U.S. citizen or otherwise) and, with respect to non U.S. citizens, identifies the visa or other similar permit under which such employee is working for the Company and the dates of issuance and expiration of such visa or other permit; and

(vi) with respect to all employees of the Company who are not Key Employees, the aggregate number of such employees and the aggregate base salary of such employees in effect as of the date of this Agreement.

(b) The employment of the Company’s employees is terminable by the Company at will. The Company has delivered or made available to Replidyne accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials governing the terms and conditions of employment of the employees of the Company.

(c) To the Knowledge of the Company:

(i) no Key Employee of the Company intends to terminate his employment with the Company;

(ii) no Key Employee of the Company has received an offer that remains outstanding to join a business that may be competitive with the Company’s business; and

(iii) no employee of the Company is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that would be reasonably expected to have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of the Company; or (B) the Company’s business or operations.

(d) The Company is not a party to or bound by, and the Company has never been a party to or bound by, any union contract, collective bargaining agreement or similar Contract.

(e) The Company is not engaged, and the Company has never been engaged, in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Company. To the Company’s Knowledge, no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any employee of the Company, including, without limitation, charges of unfair labor practices or discrimination complaints. The Company has good labor relations, and no reason to believe that the consummation of the Merger or any of the other Contemplated Transactions will have a material adverse effect on the Company’s labor relations.

(f) Except as set forth on Part 2.14(f) of the Company Disclosure Schedule, since January 1, 2006, there have not been any independent contractors who have provided services to the Company for a period of six consecutive months or longer.

(g) Part 2.14(g) of the Company Disclosure Schedule identifies each Company Plan sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any employee of the Company. Except to the extent required to comply with Legal Requirements, the Company does not intend nor has it committed to establish or enter into any new Company Plan (as defined in paragraph (s) below), or to modify any Company Plan.

(h) The Company has delivered or made available to Replidyne: (i) correct and complete copies of all documents setting forth the terms of each Company Plan, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Plan; (iii) if the Company Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Company Plan assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Company Plan; (v) all material written Contracts relating to each Company Plan, including administrative service agreements and group insurance contracts; (vi) all written materials provided to any employee of the Company relating to any Company Plan and any proposed Company Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to the Company; (vii) all material correspondence from the last six years to or from any Governmental Body relating to any Plan; (viii) the form of all COBRA forms and related notices; (ix) all insurance policies in the possession of the Company pertaining to fiduciary liability insurance covering the fiduciaries for each Company Plan; and (x) the most recent Internal Revenue Service determination or opinion letter issued with respect to each Company Plan intended to be qualified under Section 401(a) of the Code.

(i) Each Company Plan has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code. Any Company Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code or has remaining a period of time under applicable Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of that Company Plan. To the Knowledge of the Company, no “prohibited transaction,” within the meaning of Section 4975 of the Code or

Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Plan subject to ERISA or Section 4975 of the Code. There are no claims or Legal Proceedings pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits), against any Company Plan or against the assets of any Company Plan. Each Company Plan (other than any Company Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Replidyne, the Company or the Surviving Corporation (other than ordinary administration expenses). There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of the Company, threatened by any Governmental Body with respect to any Company Plan. The Company has never incurred any penalty or tax with respect to any Company Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company has made all contributions and other payments required by and due under the terms of each Company Plan.

(j) The Company has never maintained, established, sponsored, participated in, or contributed to any: (i) employee benefit pension plan (as defined in Section 3(2) of ERISA) (“Pension Plan”) subject to Title IV of ERISA; or (ii) “multiemployer plan” within the meaning of Section (3)(37)(A) of ERISA. The Company has never maintained, established, sponsored, participated in or contributed to, any Pension Plan in which stock of the Company is or was held as a plan asset. The Company has never maintained a Pension Plan or multiemployer plan, or the equivalent thereof, in a foreign jurisdiction.

(k) No Company Plan provides (except at no cost to the Company), or reflects or represents any liability of the Company to provide retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements, or any deferred compensation other than tax-qualified “employee benefit pension plans” (as defined under ERISA), (such welfare and deferred compensation benefits, collectively, “Post-Retirement Benefits”). Other than commitments made that involve no future costs to the Company, the Company has never represented, promised or contracted (whether in oral or written form) to any employee of the Company (either individually or to employees of the Company as a group) or any other Person that such employee(s) or other Person would be provided with Post-Retirement Benefits, except to the extent required by applicable Legal Requirements. Part 2.14(k) of the Company Disclosure Schedule accurately identifies each former employee of the Company who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits.

(l) Except as set forth in Part 2.14(l) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Plan, Company Contract, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employees of the Company.

(m) The Company: (i) is, and at all times has been, in substantial compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to their employees, including the requirements of FMLA and any similar provision of state law; (ii) have withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to their employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable to the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for their employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or Legal Proceedings against the Company under any worker’s compensation policy or long-term disability policy.

(n) The Company is not required to be, and, to the Knowledge of the Company, has never been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. The Company has never been a member of an “affiliated service group” within the meaning of Section 414(m) of the Code.

(o) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts and/or other events, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162(m) of the Code. The Company is not a party to any Contract, nor does the Company have any obligation (current or contingent), to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(p) Any employee plan of the Company, which includes any and all employment agreements, change in control agreements and any other similar individual agreements with employees or consultants, salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, any other material program or agreement, whether or not subject to ERISA (collectively, the “Company Plans”) sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any employee of the Company and which is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2006 in good faith compliance with Section 409A of the Code and the proposed regulations and other guidance issued with respect thereto as to avoid any additional Tax pursuant to Section 409A(a)(1)(B)(i)(II) of the Code.

2.15 Environmental Matters.  The Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s compliance with any Environmental Law in the future. To the Knowledge of the Company: (i) no current or prior owner of any property leased or controlled by the Company has received any written notice or other communication relating to property owned or leased at any time by the Company, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with or violated any Environmental Law relating to such property and (ii) it has no liability under any Environmental Law (including without limitation corrective, investigatory or remedial obligations). All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in Part 2.15 of the Company Disclosure Schedule.

2.16 Insurance.  The Company maintains insurance policies with reputable insurance carriers against all risks of a character as usually insured against, and in such coverage amounts as are usually maintained, by similarly situated companies in the same or similar businesses. Each such insurance policy is in full force and effect. Since January 1, 2006, the Company has not made any claim under any insurance policy or received any written notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

2.17 Related Party Transactions.  Except as set forth in Part 2.17 of the Company Disclosure Schedule, (a) no Company Related Party has, and no Company Related Party has at any time since January 1, 2006 had, any direct or indirect interest in any asset used in or otherwise relating to the business of the Company; (b) no Company Related Party is, or has been, indebted to the Company; (c) since January 1, 2006, no Company Related Party has entered into, or has had any direct or indirect financial interest in, any Company Contract, transaction or business dealing involving the Company; (d) no Company Related Party is competing, or has at any time since January 1, 2006 competed, directly or indirectly, with the Company; and (e) no Company Related Party has any claim or right against the Company (other than rights under capital stock of the Company and rights to receive compensation for services performed as an employee of the Company).

2.18 Legal Proceedings; Orders.

(a) Except as set forth in Part 2.18(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding, and to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding:

(i) that involves the Company or any of its directors or officers (in their capacities as such) or any of the assets owned, used or controlled by the Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b) There is no order, writ, injunction, judgment or decree to which the Company or any of the assets owned or used by the Company, is subject. To the Knowledge of the Company, none of its Related Parties is subject to any order, writ, injunction, judgment or decree that relates to the Company’s business or to any assets owned or used by the Company.

2.19 Authority; Binding Nature of Agreement.  The Company has the absolute and unrestricted corporate right, power and authority to enter into and to perform its obligations under this Agreement and the Related Agreements to which it is a party; and the execution, delivery and performance by the Company of this Agreement and the Related Agreements to which it is a party have been duly authorized by all necessary corporate action on the part of the Company, the Special Committee and the board of directors and stockholders of the Company, subject only to obtaining the Required Company Stockholder Vote and the filing and recordation of the Articles of Merger pursuant to the MBCA. This Agreement and each of the Related Agreements to which the Company is a party has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by the other Parties thereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.20 Non-Contravention; Consents.  Subject to compliance with the applicable requirements of the HSR Act, obtaining the Required Company Stockholder Vote for the applicable Contemplated Transactions and obtaining the Company Consents, and the filing of Articles of Merger as required by MBCA, neither (a) the execution, delivery or performance of this Agreement or any of the Related Agreements, nor (b) the consummation of the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the Company Constituent Documents;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company’s business or to any of the assets owned or used by the Company;

(d) result in a material conflict, violation or breach of, or result in a material default under, any provision of any Material Company Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Material Company Contract, (ii) accelerate the maturity or performance of any such Material Company Contract, or (iii) cancel, terminate or modify any such Material Company Contract; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company).

Except for those filings, notices or Consents disclosed in Part 2.20 of the Company Disclosure Schedule (the “Company Consents”), no filing with, notice to or Consent from any Person is required in connection with (y) the execution, delivery or performance of this Agreement or any of the Related Agreements, or (z) the consummation of the Merger or any of the other Contemplated Transactions.

2.21 Vote Required.  The affirmative vote of (i) the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock entitled to vote thereon, voting as a single class on an as-converted basis, and (ii) the holders of a majority of the outstanding shares of Company Preferred Stock entitled to vote thereon, voting as a single class on an as-converted basis and including the shares of Company Preferred Stock held by Easton and Maverick (the “Required Company Stockholder Vote”), are the only votes of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the consummation of the Merger and the other Contemplated Transactions.

2.22 Regulatory Compliance.  All Company Products that are subject to the jurisdiction of any Governmental Body are being manufactured, labeled, stored, tested, developed, distributed, and marketed in compliance in all material respects with all applicable Legal Requirements.

2.23 Anti-Takeover Law.  Each of the board of directors of the Company and the Special Committee has taken all action necessary or required to render inapplicable to the Merger, this Agreement or any agreement contemplated hereby and the Contemplated Transactions (a) any takeover provision in the Company Constituent Documents, (b) any takeover provision in any Company Contract, and (c) any takeover provision in any applicable state law.

2.24 No Financial Advisor.  No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of the Company.

2.25 Certain Payments.  Neither the Company nor to the Company’s Knowledge any officer, employee, agent or other Person associated with or acting for or on behalf of the Company, has at any time, directly or indirectly:

(a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature;

(b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of the Company;

(c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person;

(d) performed any favor or given any gift which was not deductible for federal income tax purposes;

(e) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or

(f) agreed or committed to take any of the actions described in clauses ‘‘(a)” through “(e)” above.

2.26 SEC Filings.

(a) The Company has made all filings with the SEC required under the applicable requirements of the Securities Act and the Exchange Act. The Company has delivered or made available (including through EDGAR) to the Company accurate and complete copies (excluding copies of exhibits) of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC on or after September 30, 2008 (the “Company SEC Documents”). All Company SEC Documents (x) were filed on a timely basis, (y) at the time filed (or, if amended or superseded by a later filing prior to the date of this Agreement, than on the date of such later filing), were prepared in compliance in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and (z) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

(b) PricewaterhouseCoopers LLP, the Company’s auditors are, and have been at all times during their engagement by the Company (i) “independent” with respect to the Company within the meaning of Regulation S-X and (ii) to the Knowledge of the Company, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the public company accounting oversight board, in each case as such subsections and rules apply to PricewaterhouseCoopers LLP’s engagement with the Company.

2.27 Controls and Procedures, Certifications and Other Matters Relating to the Sarbanes-Oxley Act.

(a) The Company maintains internal control over financial reporting that provide assurance that (i) records are maintained in reasonable detail and accurately and fairly reflect the transactions and dispositions of the Company’s assets, (ii) transactions are executed with management’s authorization, and (iii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company’s consolidated assets.

(b) The Company maintains disclosure controls and procedures required by Rules 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.

(c) Neither the Company nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness or manner of filing or submission of any filing with the SEC, including without limitation any certifications required by Section 906 of the Sarbanes-Oxley Act.

(d) The Company has not, since September 30, 2008, extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or officer of the Company.

2.28 Disclosure.

(a) This Agreement (including the Company Disclosure Schedule) does not, and the certificate to be delivered pursuant to Section 7.4(a) will not: (i) contain any representation, warranty or information that is inaccurate or misleading with respect to any material facts; or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein, in the light of the circumstances under which such representations, warranties and information were or will be made or provided, not false or misleading.

(b) The information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement (including any Company Financial Statements) will not, as of the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, (i) contain any statement that is inaccurate or misleading with respect to any material facts, or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information will be provided, not false or misleading. The information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus (including any Company Financial Statements) will not, as of the date the Joint Proxy Statement/Prospectus is mailed to the stockholders of Replidyne or the Company or at the time of the Replidyne Stockholders’ Meeting or the Company Stockholders’ Meeting, (i) contain any statement that is inaccurate or misleading with respect to any material facts, or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information will be provided, not false or misleading.

3.	REPRESENTATIONS AND WARRANTIES OF REPLIDYNE AND MERGER SUB

Replidyne and Merger Sub represent and warrant to the Company as follows, except as set forth in the written disclosure schedule delivered or made available by Replidyne to the Company (the “Replidyne Disclosure Schedule”). The Replidyne Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Section 3. The disclosure in any section or subsection of the Replidyne Disclosure Schedule shall qualify other sections and subsections in this Section 3 if the applicability of the disclosure contained in such section or subsection of the Replidyne Disclosure Schedule to the other representations in this Section 3 is readily apparent on its face.

3.1 Due Organization; Subsidiaries; Etc.

(a) Replidyne is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the corporate power and authority to carry on its business as now being conducted and as currently proposed to be conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, with the corporate power and authority to carry on its business as now being conducted and as currently proposed to be conducted.

(b) Replidyne has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “Replidyne, Inc.”

(c) Replidyne and Merger Sub are not and have not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 3.1(c) of the Replidyne Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed has not had, and would not reasonably be expected to have, a Replidyne Material Adverse Effect. Replidyne and Merger Sub and each of their respective Subsidiaries are each in good standing as a foreign corporation in each of the jurisdictions identified in Part 3.1(c) of the Replidyne Disclosure Schedule.

(d) Part 3.1(d) of the Replidyne Disclosure Schedule accurately sets forth (i) the names of the members of the board of directors of Replidyne, (ii) the names of the members of each committee of the board of directors of Replidyne and (iii) the names and titles of Replidyne’s officers.

(e) Replidyne has no Subsidiaries (other than Merger Sub). Replidyne has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. Replidyne has not guaranteed and is not responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity or other financial interest.

3.2 Certificate of Incorporation and Bylaws; Records.  Replidyne and Merger Sub have delivered or made available to the Company accurate and complete copies of: (a) Replidyne’s Certificate of Incorporation and Bylaws, and the Articles of Incorporation and Bylaws of Merger Sub, in each case including all amendments thereto; (b) the stock records of Replidyne and Merger Sub; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders, the boards of directors and all committees of the boards of directors of Replidyne and Merger Sub (the items described in (a) and (b) above, collectively, the “Replidyne Constituent Documents”). There have been no formal meetings or actions taken by written consent or otherwise without a meeting of the stockholders of Replidyne or Merger Sub, the board of directors of Replidyne or Merger Sub or any committee of the board of directors of Replidyne or Merger Sub that are not fully reflected in the minutes and other records delivered or made available to the Company pursuant to clause (c) above. There has not been any violation of the Replidyne Constituent Documents, and Replidyne has not taken any action that is inconsistent with the Replidyne Constituent Documents. Except as set forth in Part 3.2 to the Replidyne Disclosure Schedule, the books of account, stock records, minute books and other records of Replidyne are accurate, up to date and complete in all material respects, and have been maintained in accordance with prudent business practices.

3.3 Capitalization, Etc.

(a) As of the date of this Agreement, the authorized capital stock of Replidyne consists of: 100,000,000 shares of Replidyne Common Stock and 5,000,000 shares of Preferred Stock, par value $0.001 per share. As of the date of this Agreement, 27,109,545 shares of Replidyne Common Stock and no shares of Replidyne Preferred Stock are issued and outstanding. All of the outstanding shares of Replidyne Common Stock have been duly authorized and validly issued, and are fully paid and non assessable. Part 3.3(a) of the Replidyne Disclosure Schedule provides an accurate and complete description of the terms of each repurchase option which is held by Replidyne and to which any shares of capital stock of Replidyne is subject and identifies the Contract underlying such right. Except as provided in the Replidyne Certificate of Amendment, Replidyne has not authorized shares other than as set forth in this Section 3.3(a) and as of the date of this Agreement there are no issued and outstanding shares of Replidyne’s capital stock other than the shares of Replidyne Common Stock as set forth in this Section 3.3(a). There are no declared but unpaid dividends with respect to any shares of capital stock of Replidyne. As of the date of this Agreement, there are 49,882 shares of capital stock of Replidyne held in Replidyne’s treasury.

(b) As of the date of this Agreement, Replidyne has reserved 7,946,405 shares of Replidyne Common Stock for issuance under the Replidyne 2006 Equity Incentive Plan, of which options to purchase 3,385,617 shares of Replidyne Common Stock are outstanding as of the date of this Agreement. Each grant of a Replidyne Option was duly authorized no later than the date on which the grant of such Replidyne Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the board of directors or compensation committee of Replidyne and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, each such grant was made in accordance with the terms of the Replidyne 2006 Equity Incentive Plan and all other applicable Legal Requirements and the per share exercise price of each Replidyne Option was equal to the fair market value of a share of Replidyne Common Stock on the applicable date of grant. As of the date of this Agreement, Replidyne has reserved 305,872 shares of Replidyne Common Stock for issuance under its Replidyne 2006 Employee Stock Purchase Plan, of which 139,584 shares of Replidyne Common Stock are outstanding as of the date of this Agreement. Except as set forth in this Section 3.3(b) or in Part 3.3(b) of the Replidyne Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of Replidyne; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of Replidyne; (iii) Contract under which Replidyne is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of Replidyne; or (iv) condition or circumstance that would give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Replidyne. Replidyne has not issued any debt securities which grant the holder thereof any right to vote on, or veto, any action of Replidyne.

(c) Except as set forth in Part 3.3(c) of the Replidyne Disclosure Schedule, all outstanding shares of Replidyne Common Stock, and all outstanding Replidyne Options, have been issued and granted in compliance with (i) all applicable federal and state securities laws, (ii) all other applicable Legal Requirements, except as would not reasonably be expected to have a Replidyne Material Adverse Effect, and (iii) all requirements set forth in Replidyne Constituent Documents and applicable Contracts.

3.4 SEC Filings; Financial Statements.

(a) Replidyne has made all filings with the SEC required under the applicable requirements of the Securities Act and the Exchange Act. Replidyne has delivered or made available (including through EDGAR) to the Company accurate and complete copies (excluding copies of exhibits) of each report, schedule, registration statement and definitive proxy statement filed by Replidyne with the SEC on or after January 1, 2006 (the “Replidyne SEC Documents”). Replidyne has resolved with the staff of the SEC any comments it may have received since January 1, 2006 and prior to the date of this Agreement with respect to the Replidyne SEC Documents in comment letters to Replidyne from the staff of the SEC or, to the extent such comments are unresolved, has disclosed such unresolved comments in the Replidyne SEC Documents. All Replidyne SEC Documents (x) were filed on a timely basis, (y) at the time filed (or, if amended or superseded by a later filing prior to the date of this Agreement, than on the date of such later filing), were prepared in compliance in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Replidyne SEC Documents, and (z) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

(b) The financial statements contained in the Replidyne SEC Documents (including, in each case, any related notes thereto): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and except that the unaudited interim financial statements contained in the Replidyne SEC Documents do not contain footnotes as permitted by

Form 10-Q of the Exchange Act; and (iii) fairly present in all material respects the financial position of Replidyne as of the respective dates thereof and the results of operations and cash flows of Replidyne for the periods covered thereby, except that the unaudited interim consolidated financial statements contained in the Replidyne SEC Documents were or are subject to normal year-end audit adjustments.

(c) KPMG LLP, Replidyne’s auditors are, and have been at all times during their engagement by Replidyne (i) “independent” with respect to Replidyne within the meaning of Regulation S-X and (ii) to the Knowledge of Replidyne, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the public company accounting oversight board, in each case as such subsections and rules apply to KPMG LLP’s engagement with Replidyne.

3.5 Absence of Changes.  Except as set forth in Part 3.5 of the Replidyne Disclosure Schedule, from June 30, 2008 through the date of this Agreement:

(a) there has not been any Replidyne Material Adverse Effect, and no event has occurred that will, or would reasonably be expected to, cause a Replidyne Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of Replidyne (whether or not covered by insurance);

(c) Replidyne has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities;

(d) Replidyne has not sold, issued, granted or authorized the issuance of (i) any capital stock or other securities of Replidyne (other than upon the exercise of outstanding Replidyne Options or Replidyne Warrants); (ii) any option, call or right to acquire any capital stock or any other security of Replidyne; (iii) any instrument convertible into or exchangeable for any capital stock or other security of Replidyne; or (iv) reserved for issuance any additional grants or shares under the Replidyne 2006 Equity Incentive Plan or the Replidyne 2006 Employee Stock Purchase Plan;

(e) Replidyne has not amended or waived any of its rights under, or permitted the acceleration of vesting under, the Replidyne 2006 Equity Incentive Plan, the Replidyne 2006 Employee Stock Purchase Plan, any Replidyne Option or agreement evidencing or relating to any outstanding stock option or warrant, any restricted stock purchase agreement, or any other Contract evidencing or relating to any equity award;

(f) there has been no amendment to any Replidyne Constituent Document and Replidyne has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g) Replidyne has not formed any Replidyne Subsidiary or acquired any equity interest or other interest in any other Entity;

(h) Replidyne has not made any capital expenditure which, when added to all other capital expenditures made on behalf of Replidyne, exceeds $100,000;

(i) Replidyne has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or (B) the purchase or sale of any product, or performance of services by or to Replidyne having a value in excess of $100,000 in the aggregate, or (ii) waived any right or remedy under any Contract, or amended or prematurely terminated any Contract;

(j) Replidyne has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right;

(k) Replidyne has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

(l) Replidyne has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance;

(m) Replidyne has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the Ordinary Course of Business or otherwise in accordance with its normal operations and consistent with its past practices), or (ii) incurred or guaranteed any indebtedness for borrowed money or (iii) issued or sold any debt securities or options, warrants, calls or similar rights to acquire any debt securities of Replidyne;

(n) Replidyne has not (i) established or adopted any employee benefit plan, (ii) paid any bonus or made any profit sharing, incentive compensation or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new employee;

(o) Replidyne has not changed any of its personnel policies or other business policies, or any of its methods of accounting or accounting practices in any respect;

(p) Replidyne has not made any material Tax election;

(q) Replidyne has not changed any of its methods of accounting or accounting practices in any respect;

(r) Replidyne has not threatened, commenced, settled or become subject to any Legal Proceeding;

(s) Replidyne has not paid, discharged or satisfied any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction of non-material amounts as required by any Replidyne Contract or Legal Requirement;

(t) Replidyne has not entered into any transaction or taken any other action outside of the sale or disposition of assets and payment of liabilities in connection with winding up its business, other than entering into this Agreement and the Contemplated Transactions;

(u) Replidyne has not amended or prematurely terminated, or waived any material right or remedy under, any Replidyne Contract; and

(v) Replidyne has not agreed to take, or committed to take, any of the actions referred to in clauses “(c)” through “(u)” above.

3.6 Liabilities; Fees, Costs and Expenses.

(a) Except as set forth on Part 3.6(a) of the Replidyne Disclosure Schedule, Replidyne does not have any accrued, contingent or other liabilities of any nature, either matured or unmatured and whether due or to become due, that are required to be reflected in financial statements in accordance with GAAP, except for: (i) liabilities identified as such in the “liabilities” column of the unaudited balance sheet of Replidyne as of June 30, 2008 (the “Replidyne Balance Sheet”); (ii) current liabilities that have arisen since the date of the Replidyne Balance Sheet in the Ordinary Course of Business or otherwise in accordance with its normal operations and consistent with its past practices; and (iii) liabilities for legal, accounting and other expenses in connection with the Contemplated Transactions.

(b) Replidyne has never effected or otherwise been involved in any “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Exchange Act).

3.7 Compliance with Legal Requirements.  Replidyne is and at all times has been in compliance with all applicable Legal Requirements, except where the failure to be so in compliance, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Replidyne Material Adverse Effect. No event has occurred, and no condition or circumstance exists, that will (with our without notice or lapse of time) constitute or result in a violation by Replidyne of, or a failure on the party of Replidyne to comply with, any Legal Requirement. Except as set forth in Part 3.7 of the Replidyne Disclosure Schedule, Replidyne has not received any written notice or other communication from any Governmental Body or any other person regarding (a) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (b) any actual, alleged, possible or potential obligation on the part of Replidyne to undertake, or to bear all, or any portion of the cost of, any cleanup or any remedial, corrective or responsive action of any nature. To the Knowledge of Replidyne, no

Governmental Body has proposed or is considering any Legal Requirement that, if adopted or otherwise put into effect, (a) will, or would reasonably be expected to, cause a Replidyne Material Adverse Effect, (b) would be reasonably expected to have an adverse effect on Replidyne’s ability to comply with or perform any covenant or obligation under this Agreement or the Related Agreements, or (c) would be reasonably expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Contemplated Transactions.

3.8 Equipment; Leasehold.

(a) Except as set forth in Part 3.8(a) of the Replidyne Disclosure Schedule, Replidyne owns, and has good and valid title to, all equipment and other tangible assets purported to be owned by it, free and clear of any liens or other Encumbrances. All items of equipment and other tangible assets owned by or leased to Replidyne (i) are adequate for the uses to which they are being put and (ii) are adequate for the conduct of Replidyne’s business in the manner in which such business is currently being conducted and as it is proposed to be conducted.

(b) Replidyne does not own any real property or any interest in real property, except for the leasehold interest created under the real property leases identified in Part 3.8(b) of the Replidyne Disclosure Schedule. All premises leased or subleased by Replidyne are supplied with utilities and other services necessary for the operation of their respective businesses.

3.9 Intellectual Property.

(a) Part 3.9(a) of the Replidyne Disclosure Schedule accurately identifies (i) each item of Replidyne Registered IP; and (ii) the jurisdiction in which such item of Replidyne Registered IP has been registered or filed and the applicable registration or serial number. Replidyne has delivered or made available to the Company complete and accurate copies of all applications, correspondence, and other material documents related to each such item of Replidyne Registered IP.

(b) Part 3.9(b) of the Replidyne Disclosure Schedule accurately identifies (i) each Replidyne contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Replidyne IP Rights; and (ii) each Replidyne contract involving Replidyne IP Rights licensed to Replidyne (other than any non-customized software that is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use, software license granted in the Ordinary Course of Business or otherwise in accordance with its normal operations and consistent with its past practices). Replidyne is not bound by, and no Replidyne IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Replidyne to use, exploit, assert, or enforce any Replidyne IP Rights anywhere in the world.

(c) Part 3.9(c) of the Replidyne Disclosure Schedule accurately identifies all Contracts in which Intellectual Property Rights or Intellectual Property embodied or incorporated in the Replidyne Products are licensed to Replidyne (other than any non-customized software that (i) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license, (ii) is not incorporated into, or used directly in the development, manufacturing, or distribution of, any of Replidyne’s products or services, and (iii) was licensed to Replidyne in the Ordinary Course of Business or otherwise in accordance with its normal operations and consistent with its past practices).

(d) Replidyne has delivered or made available to the Company a complete and accurate copy of each standard form of Replidyne IP Rights Agreement used by Replidyne, including each standard form of (i) license agreement; (ii) distribution or reseller agreement; (iii) employee agreement containing intellectual property assignment or license of Replidyne IP Rights or any confidentiality provision; (iv) consulting or independent contractor agreement containing intellectual property assignment or license of Replidyne IP Rights or any confidentiality provision; and (v) confidentiality or nondisclosure agreement, and no Replidyne IP Rights Agreement deviates in any material respect from the corresponding standard form agreement delivered or made available to the Company.

(e) Replidyne and Replidyne’s Subsidiaries exclusively own all right, title, and interest to and in Replidyne IP Rights (other than Replidyne IP Rights exclusively licensed to Replidyne or Replidyne’s Subsidiaries) free and clear of any Encumbrances (other than non-exclusive licenses of Replidyne IP Rights). Without limiting the generality of the foregoing:

(i) To the Knowledge of Replidyne, all documents and instruments necessary to register or apply for or renew registration of Replidyne in Replidyne Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body.

(ii) Each Person who is or was an employee or contractor of Replidyne and who is or was involved in the creation or development of any Replidyne IP Rights has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights to Replidyne and confidentiality provisions protecting trade secrets and confidential information of Replidyne. No current or former stockholder, officer, director, or employee of Replidyne has any claim, right (whether or not currently exercisable), or interest to or in any Replidyne IP Rights. No employee of Replidyne is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Replidyne or (b) in breach of any Contract with any former employer or other Person concerning Replidyne IP Rights or confidentiality obligations due to his or her activities as an employee of Replidyne.

(iii) No funding, facilities, or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Replidyne IP Rights in which Replidyne has an ownership interest.

(iv) Replidyne has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information that Replidyne holds, or purports to hold, as a trade secret.

(v) Replidyne has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Replidyne IP Rights to any other Person.

(vi) Replidyne is not now and has never been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate Replidyne to grant or offer to any other Person any license or right to any Replidyne IP Rights.

(vii) The Replidyne IP Rights constitute all Intellectual Property Rights necessary for Replidyne to conduct its business as currently conducted and planned to be conducted.

(f) To Replidyne’s Knowledge, all Replidyne Registered IP is valid and enforceable. Without limiting the generality of the foregoing:

(i) Each U.S. patent application and U.S. patent in which Replidyne has or purports to have an ownership interest was filed within one year of the first printed publication, public use, or offer for sale of each invention described in the U.S. patent application or U.S. patent. Each foreign patent application and foreign patent in which Replidyne has or purports to have an ownership interest was filed or claims priority to a patent application filed prior to each invention described in the foreign patent application or foreign patent being first made available to the public.

(ii) To Replidyne’s Knowledge, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by Replidyne or any Replidyne conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Replidyne has or purports to have an ownership interest has been impaired.

(iii) Each item of Replidyne IP Rights that is Replidyne Registered IP is and at all times has been filed and maintained in compliance with all applicable Legal Requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Replidyne Registered IP in full force and effect have been made by the applicable deadline.

(iv) No interference, opposition, reissue, reexamination, or other proceeding is pending or, to Replidyne’s Knowledge, threatened, in which the scope, validity, or enforceability of any Replidyne IP Rights is being, has been or could reasonably be expected to be contested or challenged. To Replidyne’s Knowledge, there is no basis for a claim that any Replidyne IP Rights are invalid or, excluding pending patent applications, unenforceable.

(g) To Replidyne’s Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Replidyne IP Rights. Replidyne has delivered or made available to the Company a complete and accurate copy of, each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered in the last five (5) years by or to Replidyne or any Representative of Replidyne regarding any actual, alleged, or suspected infringement or misappropriation of any Replidyne IP Rights, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(h) Neither the execution, delivery, or performance of this Agreement (or any of the agreements contemplated by this Agreement) nor the consummation of any of the Contemplated Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Encumbrance on, any Replidyne IP Rights; (ii) a breach by Replidyne of any Replidyne IP Rights Agreement; (iii) the release, disclosure, or delivery of any Replidyne IP Rights by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of Replidyne IP Rights.

(i) To Replidyne’s Knowledge, Replidyne has never infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing:

(i) No infringement, misappropriation, or similar claim or Legal Proceeding is pending or, to Replidyne’s Knowledge, threatened against Replidyne or against any other Person who may be entitled to be indemnified, defended, held harmless, or reimbursed by Replidyne with respect to such claim or Legal Proceeding. Replidyne and Replidyne’s Subsidiaries have never received any notice or other communication (in writing or otherwise) alleging any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property Right of another Person.

(ii) Except as set forth in Part 3.9(i)(ii) of the Replidyne Disclosure Schedule or in connection with customary indemnification obligations to Replidyne’s directors and officers, Replidyne is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any intellectual property infringement, misappropriation, or similar claim. Replidyne and Replidyne’s Subsidiaries have never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property Right.

(j) No claim or Legal Proceeding involving any Replidyne IP Rights is pending or, to Replidyne’s Knowledge, has been threatened, except for any such claim or Legal Proceeding that, if adversely determined, would not adversely affect (i) the use or exploitation of Replidyne IP Rights by Replidyne, or (ii) the design, development, manufacturing, distribution, licensing, or sale of any product or service being developed by Replidyne, or that is being commercially sold by Replidyne.

3.10 Contracts.

(a) Part 3.10(a) of the Replidyne Disclosure Schedule identifies, as of the date of this Agreement:

(i) (A) each Replidyne Contract relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor; (B) each Replidyne Contract pursuant to which Replidyne is or may become obligated to make any severance, termination, change in control or similar payment to any director, officer or employee of Replidyne; and (C) any Replidyne Contract pursuant to which Replidyne is or may become obligated to make any bonus or similar payment (other than payment in respect of salary) to any director, officer or employee of Replidyne;

(ii) each Replidyne Contract that provides for indemnification of any officer, director, employee or agent of Replidyne;

(iii) each Replidyne Contract relating to the voting and any other rights or obligations of a stockholder of Replidyne;

(iv) each Replidyne Contract relating to the merger, consolidation, reorganization or any similar transaction with respect to Replidyne;

(v) each Replidyne Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Intellectual Property or Replidyne IP Rights;

(vi) each Replidyne Contract imposing any restriction on Replidyne’s right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to, or perform any services for, any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology or product;

(vii) each Replidyne Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

(viii) each Replidyne Contract relating to the creation of any Encumbrance with respect to any asset of Replidyne;

(ix) each Replidyne Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

(x) each Replidyne Contract creating or relating to any collaboration or joint venture or any sharing of technology, revenues, profits, losses, costs or liabilities, including Replidyne Contracts involving investments by Replidyne in, or loans by Replidyne to, any other Entity;

(xi) each Replidyne contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, or otherwise involving as a counterparty, any Replidyne Related Party;

(xii) each Replidyne Contract relating to indebtedness for borrowed money;

(xiii) each Replidyne Contract related to the acquisition or disposition of material assets of Replidyne or any other Person;

(xiv) any other material Replidyne Contract that has a term of more than 30 days and that may not be terminated by Replidyne (without penalty) within 30 days after the delivery of a termination notice by Replidyne;

(xv) any other Replidyne Contract pursuant to which Replidyne is actively performing as of the date hereof that contemplates or involves (A) the payment or delivery of cash or other consideration, or (B) the purchase or sale of any product, or performance of services by or to Replidyne;

(xvi) each Replidyne Contract constituting a commitment of any Person to purchase products (including products in development) of Replidyne;

(xvii) each Replidyne Contract regarding the acquisition, issuance or transfer of any securities and each Replidyne Contract affecting or dealing with any securities of Replidyne including any restricted share agreements or escrow agreements; and

(xviii) each Replidyne Contract with any Person, including without limitation any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Replidyne in connection with the Contemplated Transactions.

(b) Replidyne has delivered or made available to the Company accurate and complete (except for applicable redactions thereto) copies of all Replidyne Contracts set forth on Parts 3.10(a)(i) through (xviii) of the Replidyne Disclosure Schedule, including all amendments thereto (collectively, the “Material Replidyne Contracts”). There are no Material Replidyne Contracts that are not in written form. Each Material Replidyne Contract is valid and in full force and effect, is enforceable by Replidyne in accordance with its terms, and, after the Effective Time, will continue to be legal, valid, binding and enforceable on identical terms. The consummation of the Contemplated Transactions hereby shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from Replidyne, the Surviving Corporation or the Company to any Person under any

Material Replidyne Contract or give any Person the right to terminate or alter the provisions of any Material Replidyne Contract.

(c) Replidyne has not materially violated or breached, or committed any material default under, any Material Replidyne Contract, and, except as set forth in Part 3.10(c) of the Replidyne Disclosure Schedule, to the Knowledge of Replidyne, no other Person has violated or breached, or committed any default under, any Material Replidyne Contract.

(d) Except as set forth in Part 3.10(d) of the Replidyne Disclosure Schedule, to Replidyne’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (i) result in a material violation or breach of any of the provisions of any Material Replidyne Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Material Replidyne Contract, (iii) give any Person the right to accelerate the maturity or performance of any Material Replidyne Contract, or (iv) give any Person the right to cancel, terminate or modify any Material Replidyne Contract.

(e) Except as set forth in Part 3.10(e) of the Replidyne Disclosure Schedule, Replidyne has not received any written notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Replidyne Contract.

(f) Replidyne has not waived any rights under any Material Replidyne Contract.

(g) Except as set forth in Part 3.10(g) of the Replidyne Disclosure Schedule, no Person is renegotiating, or has a right pursuant to the terms of any Material Replidyne Contract to renegotiate, any amount paid or payable to Replidyne under any Material Replidyne Contract or any other material term or provision of any Material Replidyne Contract.

(h) Part 3.10(h) of the Replidyne Disclosure Schedule provides an accurate and complete list of all Consents required under any Replidyne Contract to consummate the Merger and the other Contemplated Transactions.

3.11 Tax Matters.

(a) All Tax Returns required to be filed by or on behalf of Replidyne with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Replidyne Returns”) (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects. All Taxes due on or before the Closing Date (whether or not shown on the Replidyne Returns) have been or will be paid on or before the Closing Date. Replidyne has delivered or made available to the Company accurate and complete copies of all Replidyne Returns filed which the Company has requested. Replidyne shall establish in its books and records, in the Ordinary Course of Business or otherwise in accordance with its normal operations and consistent with its past practices, reserves adequate for the payment of all unpaid Taxes by Replidyne for the period from January 1, 2008 through the Closing Date.

(b) All Taxes that Replidyne was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Body.

(c) Except as set forth in Part 3.11(c) of the Replidyne Disclosure Schedule, no Replidyne Return has ever been examined or audited by any Governmental Body and no examination or audit of any Replidyne Return is currently in progress or, to the Knowledge of Replidyne, threatened or contemplated. Replidyne has delivered or made available to the Company accurate and complete copies of all audit reports, private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of Replidyne relating to the Replidyne Returns. No extension or waiver of the limitation period applicable to any of the Replidyne Returns has been granted (by Replidyne or any other Person), no such extension or waiver has been requested from Replidyne and Replidyne has not executed or filed any power of attorney with any taxing authority.

(d) No claim or Legal Proceeding is pending or, to the Knowledge of Replidyne, has been threatened against or with respect to Replidyne in respect of any Tax. There are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by Replidyne with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by Replidyne and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of Replidyne except liens for current Taxes not yet due and payable.

(e) Replidyne (i) has never been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing (or which it has been required to file) a consolidated federal income Tax Return (other than a group the common parent of which was Replidyne), (ii) does not have any liability for the Taxes of any person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, or otherwise, and (iii) has never been a party to any joint venture, collaboration, partnership or other agreement that could be treated as a partnership for Tax purposes. Replidyne is not, and never has been, a party to or bound by any Tax indemnity agreement, Tax-sharing agreement, Tax allocation agreement or similar Contract. Replidyne has not been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (y) in the two years prior to the date of this Agreement or (z) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(f) Replidyne has not incurred (or been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.

(g) Replidyne is not a party to a gain recognition agreement under Section 367 of the Code.

(h) Replidyne will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law), (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) installment sale or other open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, or (v) any adjustment pursuant to Section 481(a) of the Code in its current or in any future taxable period by reason of a change in accounting method. To the Knowledge of Replidyne, the Internal Revenue Service (or other taxing authority) has not proposed nor is considering proposing any such change in accounting method and Replidyne does not have an application pending with any taxing authority requesting permission for any change in accounting method.

(i) Replidyne is not, and has never been, a party to a transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction.

(j) Replidyne has never engaged in any “listed transaction” for purposes of Treasury Regulation sections 1.6011-4(b)(2) or 301.6111-2(b)(2) or any analogous provision of state or local law.

3.12 Employee and Labor Matters; Benefit Plans.

(a) Part 3.12(a) of the Replidyne Disclosure Schedule accurately sets forth, with respect to each employee of Replidyne, as of the date of this Agreement:

(i) the name of such employee;

(ii) such employee’s title; and

(iii) the base salary for such employee and any other compensatory agreements or arrangements pursuant to which Replidyne may be obligated to pay additional compensation to such employee.

(b) The employment of Replidyne’s employees is terminable by Replidyne at will. Replidyne has delivered or made available to the Company accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials governing the terms and conditions of the employment of the employees of Replidyne.

(c) To the Knowledge of Replidyne, no Key Employee of Replidyne has received an offer that remains outstanding to join a business that may be competitive with Replidyne’s business.

(d) Replidyne is not a party to or bound by, and Replidyne has never been a party to or bound by, any union contract, collective bargaining agreement or similar Contract.

(e) Replidyne is not engaged, and Replidyne has never been engaged, in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting Replidyne. To Replidyne’s Knowledge, no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of Replidyne, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any employee of Replidyne, including, without limitation, charges of unfair labor practices or discrimination complaints. Replidyne has good labor relations, and no reason to believe that the consummation of the Merger or any of the other Contemplated Transactions will have a material adverse effect on Replidyne’s labor relations.

(f) Except as set forth on Part 3.12(f) of the Replidyne Disclosure Schedule, there are no independent contractors who are providing services to Replidyne as of the date of this Agreement.

(g) Part 3.12(g) of the Replidyne Disclosure Schedule identifies each Replidyne Plan sponsored, maintained, contributed to or required to be contributed to by Replidyne for the benefit of any employee of Replidyne. Except to the extent required to comply with Legal Requirements, Replidyne does not intend and has not committed to establish or enter into any new Replidyne Plan, or to modify any Replidyne Plan.

(h) Replidyne has delivered or made available to the Company: (i) correct and complete copies of all documents setting forth the terms of each Replidyne Plan, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Replidyne Plan; (iii) if the Replidyne Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Replidyne Plan assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Replidyne Plan; (v) all material written Contracts relating to each Replidyne Plan, including administrative service agreements and group insurance contracts; (vi) all written materials provided to any employee of Replidyne relating to any Replidyne Plan and any proposed Replidyne Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to Replidyne; (vii) all material correspondence from the last six years to or from any Governmental Body relating to any Replidyne Plan; (viii) the form of all COBRA forms and related notices; (ix) all insurance policies in the possession of Replidyne pertaining to fiduciary liability insurance covering the fiduciaries for each Replidyne Plan; and (x) the most recent Internal Revenue Service determination or opinion letter issued with respect to each Replidyne Plan intended to be qualified under Section 401(a) of the Code.

(i) Each Replidyne Plan has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code. Any Replidyne Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code or has remaining a period of time under applicable Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of that Replidyne Plan. To the Knowledge of Replidyne, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Replidyne Plan subject to ERISA or Section 4975 of the Code. There are no claims or Legal Proceedings pending, or, to the Knowledge of Replidyne, threatened or reasonably anticipated (other than routine claims for benefits), against any Replidyne Plan or against the assets of any Replidyne Plan. Each Replidyne Plan (other than any Replidyne Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to the Company, Replidyne or the Surviving Corporation (other than ordinary administration expenses). There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of Replidyne, threatened by any Governmental Body with respect to any Replidyne Plan. Replidyne has never incurred any penalty or tax with respect to any Replidyne Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Replidyne has made all contributions and other payments required by and due under the terms of each Replidyne Plan.

(j) Replidyne has never maintained, established, sponsored, participated in, or contributed to any: (i) Pension Plan subject to Title IV of ERISA; or (ii) “multiemployer plan” within the meaning of Section (3)(37)(A) of ERISA. Replidyne has never maintained, established, sponsored, participated in or contributed to, any Pension Plan in which stock of Replidyne is or was held as a plan asset. The fair market value of the assets of each funded Pension Plan or multiemployer plan, or the equivalent thereof, maintained by Replidyne in a foreign jurisdiction (a “Replidyne Foreign Plan”) the liability of each insurer for any Replidyne Foreign Plan funded through insurance, or the book reserve established for any Replidyne Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Replidyne Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Replidyne Foreign Plan, and none of the Contemplated Transactions shall cause any such assets or insurance obligations to be less than such benefit obligations.

(k) No Replidyne Plan provides (except at no cost to Replidyne) or reflects or represents any liability of Replidyne to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements, or any deferred compensation other than tax-qualified “employee pension benefit plans” (as defined under ERISA). Other than commitments made that involve no future costs to Replidyne, Replidyne has never represented, promised or contracted (whether in oral or written form) to any employee of Replidyne (either individually or to employees of Replidyne as a group) or any other Person that such employee(s) or other Person would be provided with Post-Retirement Benefits, except to the extent required by applicable Legal Requirements. Part 3.12(k) of the Replidyne Disclosure Schedule accurately identifies each former employee of Replidyne who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits.

(l) Except as set forth in Part 3.12(l) of the Replidyne Disclosure Schedule, neither the execution of this Agreement nor the consummation of the Contemplated Transactions hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Replidyne Plan, Replidyne Contract, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employees of Replidyne.

(m) Replidyne: (i) is, and at all times has been, in substantial compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to its employees, including the requirements of FMLA and any similar provisions of state law; (ii) has withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to its employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable to the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for its employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of Replidyne, threatened or reasonably anticipated claims or Legal Proceedings against Replidyne under any worker’s compensation policy or long-term disability policy.

(n) Replidyne is not required to be, and, to the Knowledge of Replidyne, has not ever been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. Replidyne has never been a member of an “affiliated service group” within the meaning of Section 414(m) of the Code.

(o) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of Replidyne that, considered individually or considered collectively with any other such Contracts and/or other events, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162(m) of the Code. Replidyne is not a party to any Contract, nor does Replidyne have any obligation (current or contingent), to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(p) Any Replidyne employee plan, which includes any and all employment agreements, change in control agreements and any other similar individual agreements with employees or consultants, salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, any other material program or agreement, whether or not subject to ERISA (collectively, the “Replidyne Plans”, and each individually a “Replidyne Plan”) sponsored, maintained, contributed to or required to be contributed to by Replidyne for the benefit of any employee of Replidyne and which is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2006 in good faith compliance with Section 409A of the Code and the proposed regulations and other guidance issued with respect thereto so as to avoid any additional Tax pursuant to Section 409A(a)(1)(B)(i)(II) of the Code.

3.13 Environmental Matters.  Replidyne is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by Replidyne of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Replidyne has not received any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Replidyne is not in compliance with any Environmental Law, and, to the Knowledge of Replidyne, there are no circumstances that may prevent or interfere with Replidyne’s compliance with any Environmental Law in the future. To the Knowledge of Replidyne: (i) no current or prior owner of any property leased or controlled by Replidyne has received any written notice or other communication relating to property owned or leased at any time by Replidyne, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or Replidyne is not in compliance with or violated any Environmental law relating to such property and (ii) Replidyne does not have any liability under any Environmental Laws (including without limitation corrective, investigatory or remedial obligations). All Governmental Authorizations currently held by Replidyne pursuant to Environmental Laws are identified in Part 3.13 of the Replidyne Disclosure Schedule.

3.14 Bank Accounts.  Part 3.14 of the Replidyne Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of Replidyne at any bank or other financial institution, including the name of the bank or financial institution, the type of account, the account number, the balance as of the date hereof and the names of all individuals authorized to draw on or make withdrawals from such accounts.

3.15 Legal Proceedings; Orders.

(a) Except as described in the Replidyne SEC Documents, there is no pending Legal Proceeding, and to the Knowledge of Replidyne, no Person has threatened to commence any Legal Proceeding: (i) that involves Replidyne or any of its directors or officers (in their capacities as such) or any assets owned or used by Replidyne; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Contemplated Transactions. To the Knowledge of Replidyne, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b) There is no order, writ, injunction, judgment or decree to which Replidyne, or any of the assets owned or used by Replidyne, is subject. To the Knowledge of Replidyne, no officer or other employee of Replidyne is subject to any order, writ, injunction, judgment or decree that relates to Replidyne’s business or to any assets owned or used by Replidyne.

3.16 Non-Contravention; Consents.  Subject to compliance with the applicable requirements of the HSR Act, obtaining the Required Replidyne Stockholder Vote for the applicable Contemplated Transactions and obtaining the Replidyne Consents, adoption of this Agreement by Replidyne as the sole stockholder of Merger Sub, the filing of the Replidyne Certificate of Amendment, and the filing of Articles of Merger as required by the MBCA, neither (a) the execution, delivery or performance of this Agreement or any of the Related Agreements, nor

(b) the consummation of the Merger or any of the other Contemplated Transactions, will (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the Replidyne Constituent Documents;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Replidyne or the Merger Sub, or any of the assets owned or used by Replidyne, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Replidyne or Merger Sub or that otherwise relates to Replidyne’s or Merger Sub’s business or to any of the assets owned or used by Replidyne or Merger Sub;

(d) except as set forth in Part 3.16(d) of the Replidyne Disclosure Schedule, result in a material conflict, violation or breach of, or result in a material default under, any provision of any material Replidyne Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Replidyne Contract, (ii) accelerate the maturity or performance of any such Replidyne Contract, or (iii) cancel, terminate or modify any such Replidyne Contract; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Replidyne or Merger Sub (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of Replidyne or Merger Sub).

Except for those filings, notices or Consents disclosed in Part 3.16 of the Replidyne Disclosure Schedule (the “Replidyne Consents”), Replidyne is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (y) the execution, delivery or performance of this Agreement or any of the Related Agreements, or (z) the consummation of the Merger or any of the other Contemplated Transactions.

3.17 Vote Required.  The affirmative vote of (i) the holders of a majority of the Replidyne Common Stock casting votes in person or by proxy at the Replidyne Stockholders’ Meeting is the only vote of the holders of any class or series of Replidyne capital stock necessary to approve the issuance of Replidyne Common Stock in the Merger and (ii) the holders of a majority of the Replidyne Common Stock entitled to vote thereon at the Replidyne Stockholders’ Meeting is the only vote necessary to approve the Replidyne Certificate of Amendment ((i) and (ii) together, the “Required Replidyne Stockholder Vote”).

3.18 No Financial Advisor.  Except for Morgan Stanley & Co. Incorporated, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Replidyne or Merger Sub.

3.19 Authority; Binding Nature of Agreement.  Replidyne and Merger Sub have the absolute and unrestricted corporate right, power and authority to enter into and perform their obligations under this Agreement; and the execution, delivery and performance by Replidyne and Merger Sub of this Agreement (including the contemplated issuance of Replidyne Common Stock pursuant to the Merger in accordance with this Agreement and the effectuation of the Replidyne Certificate of Amendment) have been duly authorized by all necessary corporate action on the part of Replidyne and Merger Sub and their respective boards of directors and stockholders, subject only to the adoption of this Agreement by Replidyne as the sole stockholder of Merger Sub, obtaining the Required Replidyne Stockholder Vote for the applicable Contemplated Transactions, the filing of the Replidyne Certificate of Amendment and the filing and recordation of Articles of Merger pursuant to the MBCA. This Agreement has been duly executed and delivered by Replidyne and Merger Sub, and, assuming due authorization, execution and delivery by the other Parties hereto, constitutes the legal, valid and binding obligation of Replidyne and Merger Sub, enforceable against them in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.20 Anti-Takeover Law.  The board of directors of Replidyne has taken all action necessary and required to render inapplicable to the Merger, this Agreement or any agreement contemplated hereby and the Contemplated Transactions any anti-takeover provision in Replidyne’s Certificate of Incorporation or Bylaws, any takeover provision in any Replidyne Contract, and any takeover provision in any applicable state law.

3.21 Valid Issuance.  The Replidyne Common Stock to be issued pursuant to the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

3.22 Controls and Procedures, Certifications and Other Matters Relating to the Sarbanes-Oxley Act.

(a) Replidyne maintains internal control over financial reporting that provide assurance that (i) records are maintained in reasonable detail and accurately and fairly reflect the transactions and dispositions of Replidyne’s assets, (ii) transactions are executed with management’s authorization, and (iii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Replidyne and to maintain accountability for Replidyne’s consolidated assets.

(b) Replidyne maintains disclosure controls and procedures required by Rules 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information concerning Replidyne is made known on a timely basis to the individuals responsible for the preparation of Replidyne’s filings with the SEC and other public disclosure documents.

(c) Neither Replidyne nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness or manner of filing or submission of any filing with the SEC, including without limitation any certifications required by Section 906 of the Sarbanes-Oxley Act.

(d) Replidyne has not, since June 28, 2006, extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of Replidyne.

3.23 Section 203 of the DGCL.  The board of directors of Replidyne has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or any other Contemplated Transaction.

3.24 Governmental Authorizations.  Part 3.24 of the Replidyne Disclosure Schedule identifies each material Governmental Authorization held by Replidyne, and Replidyne has delivered or made available to the Company accurate and complete copies of all Governmental Authorizations identified in Part 3.24 of the Replidyne Disclosure Schedule. The Governmental Authorizations identified in Part 3.24 of the Replidyne Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable Replidyne to conduct its business in the manner in which its business is currently being conducted and is proposed to be conducted. Replidyne is in compliance in all material respects with the terms and requirements of the respective Governmental Authorizations identified in Part 3.24 of the Replidyne Disclosure Schedule. Replidyne has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

3.25 Insurance.  Replidyne maintains insurance policies with reputable insurance carriers against all risks of a character as usually insured against, and in such coverage amounts as are usually maintained, by similarly situated companies in the same or similar businesses. Each such insurance policy is in full force and effect. Since January 1, 2006, Replidyne has not made any claim under any insurance policy or received any written notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

3.26 Related Party Transactions.  Except as set forth in the Replidyne SEC Documents, (a) no Replidyne Related Party has, and no Replidyne Related Party has at any time since January 1, 2006 had, any direct or indirect interest in any asset used in or otherwise relating to the business of Replidyne; (b) no Replidyne Related Party is, or has been, indebted to Replidyne; (c) since January 1, 2006, no Replidyne Related Party has entered into, or has had any direct or indirect financial interest in, any Replidyne Contract, transaction or business dealing involving Replidyne; (d) no Replidyne Related Party is competing, or has at any time since January 1, 2006 competed, directly or indirectly, with Replidyne; and (e) no Replidyne Related Party has any claim or right against Replidyne (other than rights under capital stock of Replidyne and rights to receive compensation for services performed as an employee of Replidyne).

3.27 Certain Payments.  Neither Replidyne nor to Replidyne’s Knowledge any officer, employee, agent or other Person associated with or acting for or on behalf of Replidyne, has at any time, directly or indirectly:

(a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature;

(b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of Replidyne;

(c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person;

(d) performed any favor or given any gift which was not deductible for federal income tax purposes;

(e) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or

(f) agreed or committed to take any of the actions described in clauses “(a)” through “(e)” above.

3.28 Disclosure.

(a) This Agreement (including the Replidyne Disclosure Schedule) does not, and the certificate delivered pursuant to Section 8.4(a) will not: (i) contain any representation, warranty or information that is inaccurate or misleading with respect to any material facts; or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein, in the light of the circumstances under which such representations, warranties and information were or will be made or provided, not false or misleading.

(b) The information supplied by or on behalf of Replidyne for inclusion or incorporation by reference in the Form S-4 Registration Statement (including any Replidyne Financial Statements) will not, as of the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, (i) contain any statement that is inaccurate or misleading with respect to any material facts, or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information will be provided, not false or misleading. The information supplied by or on behalf of Replidyne for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus (including any Replidyne Financial Statements) will not, as of the date the Joint Proxy Statement/Prospectus is mailed to the stockholders of Replidyne or the Company or at the time of the Replidyne Stockholders’ Meeting or the Company Stockholders’ Meeting, (i) contain any statement that is inaccurate or misleading with respect to any material facts, or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information will be provided, not false or misleading.

4.	CERTAIN COVENANTS OF THE PARTIES

4.1 Access and Investigation.  Subject to the terms of the Confidentiality Agreement which the Parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and ending at the earlier of the termination of this Agreement pursuant to Section 9.1 or the Effective

Time (the “Pre-Closing Period”), upon reasonable notice Replidyne and the Company shall, and shall cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate in order to enable the other Party to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, each of Replidyne and the Company shall promptly provide the other Party with copies of:

(i) the unaudited monthly consolidated balance sheets of such Party as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows for such calendar month, which shall be delivered within 20 days after the end of such calendar month;

(ii) all material operating and financial reports prepared by such Party for its senior management, including sales forecasts, marketing plans, development plans, discount reports, write off reports, hiring reports and capital expenditure reports prepared for its senior management;

(iii) any written materials or communications sent by or on behalf of a Party to its stockholders;

(iv) any notice, document or other communication sent by or on behalf of a Party to any party to any material Replidyne Contract or material Company Contract, as applicable, or sent to a Party by any party to any material Replidyne Contract or material Company Contract, as applicable (other than any communication that relates solely to routine commercial transactions between such Party and the other party to any such material Replidyne Contract or material Company Contract, as applicable, and that is of the type sent in the Ordinary Course of Business);

(v) any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Body on behalf of a Party in connection with the Merger or any of the Contemplated Transactions;

(vi) any non-privileged notice, document or other communication sent by or on behalf of, or sent to, a Party relating to any pending or threatened Legal Proceeding involving or affecting such Party; and

(vii) any material notice, report or other document received by a Party from any Governmental Body.

Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that any Legal Requirement applicable to such Party requires such Party or its Subsidiaries to restrict or prohibit access to any such properties or information.

4.2 Operation of Replidyne’s Business.

(a) Except as set forth on Part 4.2(a) of the Replidyne Disclosure Schedule, during the Pre-Closing Period Replidyne shall conduct its business and operations (i) in the Ordinary Course of Business or as otherwise necessary to maximize stockholder value and (ii) in compliance with all applicable Legal Requirements and the requirements of all Contracts that constitute material Contracts. In addition, during the Pre-Closing Period, Replidyne shall promptly notify the Company of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any Legal Proceeding against, relating to, involving or otherwise affecting Replidyne that is commenced, or, to the Knowledge of Replidyne, threatened against, Replidyne.

(b) Except as set forth in Part 4.2(b) of the Replidyne Disclosure Schedule, and subject to any Legal Requirement applicable to Replidyne, during the Pre-Closing Period, Replidyne shall not, without the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), take any action set forth in Section 3.5(c)-(u); provided that, for purposes of this Section 4.2(b), all references to $100,000 in Section 3.5 (the “Dollar Thresholds”) shall be disregarded and the provisions of Section 3.5 shall be read as if no such Dollar Threshold qualified such provisions.

(c) Notwithstanding the provisions of Sections 4.2(a) and (b) hereof, during the Pre-Closing Period, Replidyne shall be entitled to take all action it deems appropriate in order to divest itself, whether by acquisition, liquidation or otherwise, of its pre-clinical programs and other non-cash assets; provided that Replidyne shall not, without the written consent of the Company (which may be withheld at the discretion of the Company), consummate or enter into any binding agreement to consummate any transaction to divest itself of such programs or other assets if Replidyne would incur any material obligations or liabilities that would survive the Closing Date.

4.3 Operation of the Company’s Business.

(a) Except as set forth on Part 4.3 of the Company Disclosure Schedule, during the Pre-Closing Period: (i) the Company shall conduct its business and operations: (A) in the Ordinary Course of Business; and (B) in compliance with all applicable Legal Requirements and the requirements of all Contracts that constitute material Contracts; (ii) the Company shall preserve intact its current business organization, keep available the services of its current officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company; and (iii) the Company shall promptly notify Replidyne of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any Legal Proceeding against, relating to, involving or otherwise affecting the Company that is commenced, or, to the Knowledge of the Company, threatened against, the Company.

(b) Except as set forth in Part 4.3 of the Company Disclosure Schedule or in the Ordinary Course of Business, and subject to any Legal Requirement applicable to the Company and its Subsidiaries, during the Pre-Closing Period, the Company agrees that it shall not, without the prior written consent of Replidyne (which shall not be unreasonably withheld, conditioned or delayed), take any action set forth in Section 2.5(c)-(u); provided that, (i) for purposes of this Section 4.3(b), all references to $100,000 in Section 2.5 shall be replaced with $250,000 and (ii) notwithstanding the provisions of Section 2.5(e) or anything set forth in Part 4.3 of the Company Disclosure Schedule (except for the issuance of Company Warrants contemplated in the Company Stockholder Conversion Agreement), the Company shall not, without the prior written consent of Replidyne, issue options, warrants or other rights to acquire any capital stock or other securities of the Company, other than equity incentive awards issued under the Company’s 2007 Equity Incentive Plan (the “Company 2007 Plan”) to employees of and consultants to the Company in the Ordinary Course of Business that (i) do not cause the total number of shares subject to awards under the Company 2007 Plan to exceed the number of shares reserved for issuance under the Company 2007 Plan as of the date hereof and (ii) if such award requires exercise by the holder, have an exercise price not less than the fair market value of a share of Company Common Stock on the applicable Grant Date. Notwithstanding the foregoing, in the event any of the Company Options granted to the Company’s officers under the Company 2007 Plan set forth on Part 2.9(d) of the Company Disclosure Schedule are terminated, the Company may grant replacement options to such officers for the same number of shares and at the same exercise price (subject to appropriate adjustments to shares and price for stock splits or combinations) as currently set forth in agreements referenced on Part 2.9(d) without the approval of Replidyne.

(c) Notwithstanding the provisions of Sections 4.3(a) and (b) hereof, during the Pre-Closing Period, the Company shall be entitled to consummate any Qualified Financing.

4.4 Disclosure Schedule Updates.  During the Pre-Closing Period, the Company on the one hand, and Replidyne on the other, shall promptly notify the other Party in writing, by delivery of an updated Company Disclosure Schedule or Replidyne Disclosure Schedule, as the case may be, of: (i) the discovery by such Party of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by such Party in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by such Party in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of such Party; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 6, 7 or 8 impossible or materially less likely. Without limiting the generality of the foregoing, the Company on the one hand, and Replidyne on the other, shall promptly advise the other Party in writing of any Legal Proceeding or claim threatened, commenced or asserted against or with respect to, or otherwise affecting, such Party or (to the Knowledge of such Party) any director, officer or Key Employee of such Party. Except as set forth in Section 8.1, no notification given pursuant to this Section 4.4 shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the notifying Party contained in this Agreement or its Disclosure Schedule for purposes of Section 7.1 or 7.2, in the case of the Company, or Section 8.1 or 8.2, in the case of Replidyne.

4.5 No Solicitation.

(a) Each Party agrees that neither it nor any of its Subsidiaries shall, nor shall it nor any of its Subsidiaries authorize or permit any of the officers, directors, investment bankers, attorneys or accountants retained by it or any of its Subsidiaries to, and that it shall use commercially reasonable efforts to cause its and its Subsidiaries’ non-officer employees and other agents not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, knowingly encourage, induce or knowingly facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that, notwithstanding anything contained in this Section 4.5(a), prior to obtaining the Required Replidyne Stockholder Vote or the Required Company Stockholder Vote, as applicable, each Party may furnish information regarding such Party to, and enter into discussions or negotiations with, any Person in response to a Superior Offer or a bona fide, unsolicited written Acquisition Proposal made or received after the date of this Agreement that is reasonably likely to result in a Superior Offer that is submitted to such Party by such Person (and not withdrawn) if : (A) neither such Party nor any Representative of such Party shall have breached this Section 4.5 with respect to that particular Superior Offer or Acquisition Proposal; (B) the board of directors of such Party concludes in good faith, based on the advice of outside legal counsel, that such action is required in order for such Party’s board of directors to comply with its fiduciary obligations to such Party’s stockholders under applicable Legal Requirements; (C) at least three (3) Business Days prior to furnishing any such information to, or entering into discussions with, such Person, such Party gives the other Party written notice of the identity of such Person and of such Party’s intention to furnish information to, or enter into discussions with, such Person; (D) such Party receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire provisions and “standstill” provisions) at least as favorable to such Party as those contained in the Confidentiality Agreement; and (E) at least three (3) Business Days prior to furnishing any such nonpublic information to such Person, such Party furnishes such information to the other Party (to the extent such nonpublic information has not been previously furnished by such Party to the other Party). Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party (whether or not such Representative is purporting to act on behalf of such Party) takes any action that, if taken by such Party, would constitute a breach of this Section 4.5 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.5 by such Party for purposes of this Agreement.

(b) If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than 24 hours after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the terms thereof). Such Party shall keep the other Party fully informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto.

(c) Each Party shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement.

(d) Each Party shall not release or permit the release of any Person from, or waive or permit the waiver of any provision of or right under, any confidentiality, non-solicitation, no hire, “standstill” or similar agreement (whether entered into prior to or after the date of this Agreement) to which such Party is a party or under which such Party has any rights, and shall enforce or cause to be enforced each such agreement to the extent requested by the other Party. Each Party shall promptly request each Person that has executed a confidentiality or similar agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return to such Party all confidential information heretofore furnished to such Person by or on behalf of such Party.

5.	ADDITIONAL AGREEMENTS OF THE PARTIES

5.1 Registration Statement; Joint Proxy Statement/Prospectus.

(a) As promptly as practicable after the date of this Agreement, the Parties shall prepare and cause to be filed with the SEC the Joint Proxy Statement/Prospectus and Replidyne shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Joint Proxy Statement/Prospectus will be included as a prospectus. Each of the Parties shall use commercially reasonable efforts to cause the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Prior to the Form S-4 Registration Statement being declared effective under the Securities Act by the SEC, (a) Replidyne and Merger Sub shall execute and deliver to Cooley Godward Kronish LLP and to Fredrikson & Byron, P.A. tax representation letters in a form reasonably acceptable to such counsel; and (b) the Company shall execute and deliver to Fredrikson & Byron, P.A. and to Cooley Godward Kronish LLP tax representation letters in a form reasonably acceptable to such counsel. Following the delivery of the tax representation letters pursuant to the preceding sentence, (x) Replidyne shall use its commercially reasonable efforts to cause Cooley Godward Kronish LLP to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act; and (y) the Company shall use its commercially reasonable efforts to cause Fredrikson & Byron, P.A. to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.1(a). Each of the Parties shall use commercially reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the stockholders of the Company and the stockholders of Replidyne as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to the Company occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus, then the Company shall promptly inform Replidyne thereof and shall cooperate with Replidyne in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of the Company.

(b) Prior to the Effective Time, Replidyne shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Replidyne Common Stock to be issued pursuant to the Merger will (to the extent required) be registered or qualified or exempt from registration or qualification under the securities law of every jurisdiction of the United States in which any registered holder of Company Common Stock or Company Preferred Stock has an address of record on the record date applicable to the Required Company Stockholder Vote; provided, however, that Replidyne shall not be required: (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) to file a general consent to service of process in any jurisdiction; or (iii) otherwise become subject to taxation in any jurisdiction.

5.2 Company Stockholders’ Meeting.

(a) The Company shall take all action necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock and Company Preferred Stock to vote on adopting this Agreement (such meeting, the “Company Stockholders’ Meeting”). The Company Stockholders’ Meeting shall be held as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b) The Company agrees that, subject to Section 5.2(c): (i) the board of directors of the Company and Special Committee shall each recommend that the holders of Company Common Stock and Company Preferred Stock vote to adopt this Agreement, and shall use commercially reasonable efforts to solicit such approval, (ii) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the board of directors of the Company and Special Committee each recommends that the holders of Company Common Stock and Company Preferred Stock vote to adopt this Agreement (the recommendation of the board of directors of the Company and Special Committee that the stockholders of the Company vote to adopt this Agreement being referred to as the “Company Board Recommendation”); and (iii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Replidyne, and no resolution by the board of directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Replidyne shall be adopted or proposed.

(c) Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, the board of directors of the Company and/or Special Committee may withhold, amend, withdraw or modify the Company Board Recommendation in a manner adverse to Replidyne if the board of directors of the Company and/or Special Committee determines in good faith, based on the advice of its outside legal counsel, that such action is required in order for the Company’s board of directors to comply with its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements, provided, that Replidyne must receive three (3) Business Days prior written notice from the Company confirming that the Company’s board of directors and/or Special Committee has determined to change its recommendation.

(d) The Company’s obligation to call, give notice of and hold the Company Stockholders’ Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Company Board Recommendation.

5.3 Replidyne Stockholders’ Meeting.

(a) Replidyne shall take all action necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Replidyne Common Stock to vote on the issuance of Replidyne Common Stock pursuant to the Merger and the approval of the Replidyne Certificate of Amendment (such meeting, the “Replidyne Stockholders’ Meeting”). The Replidyne Stockholders’ Meeting shall be held as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Replidyne shall ensure that all proxies solicited in connection with the Replidyne Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b) Replidyne agrees that, subject to Section 5.3(c): (i) the board of directors of Replidyne shall recommend that the holders of Replidyne Common Stock vote to approve (A) the Replidyne Certificate of Amendment, and (B) the issuance of Replidyne Common Stock pursuant to the Merger, and shall use commercially reasonable efforts to solicit such approval, (ii) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the board of directors of Replidyne recommends that the stockholders of Replidyne vote to approve the Replidyne Certificate of Amendment and the issuance of Replidyne Common Stock pursuant to the Merger (the recommendation of the board of directors of Replidyne that the stockholders of Replidyne vote to approve (A) the Replidyne Certificate of Amendment and (B) the issuance of Replidyne Common Stock pursuant to the Merger being referred to as the “Replidyne Board Recommendation”); and (iii) the Replidyne Board Recommendation shall not be withdrawn or modified in a manner adverse to the Company, and no resolution by the board of directors of Replidyne or any committee thereof to withdraw or modify the Replidyne Board Recommendation in a manner adverse to the Company shall be adopted or proposed.

(c) Notwithstanding anything to the contrary contained in Section 5.3(b), at any time prior to the adoption of this Agreement by the Required Replidyne Stockholder Vote, the board of directors of Replidyne may withhold, amend, withdraw or modify the Replidyne Board Recommendation in a manner adverse to the Company if the board of directors of Replidyne determines in good faith, based on the advice of its outside legal counsel, that such action is required in order for Replidyne’s board of directors to comply with its fiduciary obligations to Replidyne’s stockholders under applicable Legal Requirements, provided, that the Company must receive three (3) Business Days prior written notice from Replidyne confirming that Replidyne’s board of directors has determined to change its recommendation.

(d) Replidyne’s obligation to call, give notice of and hold the Replidyne Stockholders’ Meeting in accordance with Section 5.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Replidyne Board Recommendation.

5.4 Regulatory Approvals.  Each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Parties shall, promptly after the date of this Agreement, prepare and file, if any, (a) the notification and report any forms required to be filed under the HSR Act and (b) any notification or other document required to be filed in connection with the Merger under any applicable foreign Legal Requirement relating to antitrust or competition matters. The Company and Replidyne shall as promptly as practicable respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters.

5.5 Company Stock Options; Company Warrants.

(a) Subject to Section 5.5(e), at the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time and following the conversion described in the Company Stockholder Conversion Agreement, whether or not vested, shall be converted into and become an option to purchase Replidyne Common Stock, and Replidyne shall assume each such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the stock option plan, if any, under which such Company Option was issued and the terms of the stock option agreement by which such Company Option is evidenced. All rights with respect to Company Common Stock under Company Options assumed by Replidyne shall thereupon be converted into rights with respect to Replidyne Common Stock. Accordingly, from and after the Effective Time: (i) each Company Option assumed by Replidyne may be exercised solely for shares of Replidyne Common Stock; (ii) the number of shares of Replidyne Common Stock subject to each Company Option assumed by Replidyne shall be determined by multiplying (A) the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time and following the conversion described in the Company Stockholder Conversion Agreement by (B) the Company Share Conversion Factor and rounding the resulting number down to the nearest whole number of shares of Replidyne Common Stock; (iii) the per share exercise price for the Replidyne Common Stock issuable upon exercise of each Company Option assumed by Replidyne shall be determined by dividing the effective per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time and following the conversion described in the Company Stockholder Conversion Agreement, by the Company Share Conversion Factor and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Option assumed by Replidyne shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Options shall otherwise remain unchanged including, with respect to Company Options that were intended to qualify as “incentive stock options” under Section 422 of the Code, such provisions shall remain unchanged as are necessary to ensure that such Company Options continue to qualify as “incentive stock options” under Section 422 of the Code; provided, however, that: (A) each Company Option assumed by Replidyne in accordance with this Section 5.5(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Replidyne Common Stock subsequent to the Effective Time; and (B) the board of directors of Replidyne or a committee thereof shall succeed to the authority and responsibility of the board of directors of the Company or any committee thereof with respect to each Company Option assumed by Replidyne.

(b) Subject to Section 5.5(e), at the Effective Time, each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time and following the conversion described in the Company Stockholder Conversion Agreement (including without limitation each Company Warrant issued pursuant to the Company Stockholder Conversion Agreement), shall become converted into and become a warrant to purchase Replidyne Common Stock and Replidyne shall assume each such Company Warrant in accordance with its terms. All rights with respect to Company Common Stock or Company Preferred Stock under Company Warrants assumed by Replidyne shall thereupon be converted into rights with respect to Replidyne Common Stock. Accordingly, from and after the Effective Time: (i) each Company Warrant assumed by Replidyne may be exercised solely for shares of Replidyne Common Stock; (ii) the number of shares of Replidyne Common Stock subject to each Company Warrant assumed by Replidyne shall be determined by multiplying (A) the number of shares of Company Common Stock or Company Preferred Stock, as the case may be, that were subject to such Company Warrant immediately prior to the Effective Time and following the conversion described in the Company Stockholder Conversion Agreement by (B) the Company Share Conversion Factor, and rounding the resulting number down to the nearest whole number of shares of Replidyne Common Stock; (iii) the per share exercise price for the Replidyne Common Stock issuable upon exercise of each Company Warrant assumed by Replidyne shall be determined by dividing the effective per share exercise price of Company Common Stock or Company Preferred Stock, as the case may be, that were subject to such Company Warrant, as in effect immediately prior to the Effective Time and following the conversion described in the Company Stockholder Conversion Agreement, by the Company Share Conversion Factor, and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on any Company Warrant assumed by Replidyne shall continue in full force and effect and the term and other provisions of such Company Warrant shall otherwise remain unchanged.

(c) Replidyne shall file with the SEC, no later than 30 days after the Effective Time, a registration statement on Form S-8 relating to the shares of Replidyne Common Stock issuable with respect to Company Options assumed by Replidyne in accordance with Section 5.5(a).

(d) Replidyne and the Company shall each use commercially reasonable efforts to submit to its respective stockholders a proposal that Replidyne assume the Company Stock Option Plans from and after the Effective Time, with such amendments as the Company may deem reasonably necessary to effect the provisions of this Section 5.5 and an increase in the number of shares reserved for issuance under the 2007 Equity Incentive Plan of the Company in an amount mutually agreed upon by Replidyne and the Company.

(e) Prior to the Effective Time, Replidyne and the Company shall use commercially reasonable efforts (under the Company Stock Option Plans and otherwise) to effectuate the provisions of this Section 5.5 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 5.5.

5.6 Indemnification of Officers and Directors.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Replidyne and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Replidyne or the Company (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Replidyne or the Company, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under, as applicable, (i) the DGCL for directors or officers of Delaware corporations and (ii) the MBCA for directors or officers of Minnesota corporations. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Replidyne and the Surviving Corporation, jointly and severally, upon receipt by Replidyne or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL or MBCA, as applicable, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) The Certificate of Incorporation or Articles of Incorporation, as applicable, and Bylaws of each of Replidyne and the Surviving Corporation shall contain, and Replidyne shall cause the Articles of Incorporation and Bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of each of Replidyne and the Company than are presently set forth in the Certificate of Incorporation or Articles of Incorporation, as applicable, and Bylaws of Replidyne and the Company, as applicable, which provisions shall not be amended, modified or repealed for a period of six years time from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Replidyne or the Company.

(c) Replidyne shall purchase an insurance policy, with an effective date as of the Closing, that maintains in effect for six years from the Closing the current directors’ and officers’ liability insurance policies maintained by the Company (provided that Replidyne may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Closing.

(d) Replidyne shall purchase an insurance policy, with an effective date as of the Closing, that maintains in effect for six years from the Closing the current directors’ and officers’ liability insurance policies maintained by Replidyne with respect to matters occurring prior to the Closing.

(e) Replidyne shall purchase directors’ and officers’ liability insurance policies, with an effective date as of the Closing, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Replidyne.

(f) Replidyne shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 5.6 in connection with their enforcement of their rights provided in this Section 5.6.

(g) The provisions of this Section 5.6 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Replidyne and the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(h) In the event Replidyne or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Replidyne or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.6.

(i) Replidyne shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.6.

5.7 Additional Agreements.

(a) Subject to Section 5.7(b), the Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 5.7(b), each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Merger and the other Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Merger or any of the other Contemplated Transactions or for such Contract to remain in full force and effect, (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Merger or any of the other Contemplated Transactions and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement. Each Party shall provide to the other Party a copy of each proposed filing with or other submission to any Governmental Body relating to any of the Contemplated Transactions, and shall give the other Party a reasonable time prior to making such filing or other submission in which to review and comment on such proposed filing or other submission. Each Party shall promptly deliver to the other Party a copy of each such filing or other submission made, each notice given and each Consent obtained by such Party during the Pre-Closing Period.

(b) Notwithstanding anything to the contrary contained in this Agreement, no Party shall have any obligation under this Agreement: (i) to dispose of or transfer any assets; (ii) to discontinue offering any product or service; (iii) to license or otherwise make available to any Person any Intellectual Property; (iv) to hold separate any assets or operations (either before or after the Closing Date); (v) to make any commitment (to any Governmental Body or otherwise) regarding its future operations; or (vi) to contest any Legal Proceeding or any order, writ, injunction or decree relating to the Merger or any of the other Contemplated Transactions if such Party determines in good faith that contesting such Legal Proceeding or order, writ, injunction or decree might not be advisable.

5.8 Disclosure.   Without limiting any of either Party’s obligations under the Confidentiality Agreement, each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Merger or any of the other Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Legal Requirements and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure.

5.9 Listing.   Replidyne shall promptly (i) to the extent required by the rules and regulations of the Nasdaq Global Market, prepare and submit a notification form for the listing of the shares of Replidyne Common Stock to be issued in the Merger and use its commercially reasonable efforts to cause such shares to be approved for listing (subject to notice of issuance), and (ii) to the extent required by Nasdaq Marketplace Rule 4340, file an initial listing for the Replidyne Common Stock on the Nasdaq Global Market (the “Nasdaq Listing Application”) and use its commercially reasonable efforts to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time with respect to the then-outstanding shares of Replidyne Common Stock. The Company shall cooperate with Replidyne as reasonably requested by Replidyne to cause the Nasdaq Listing Application to be approved and the shares of Replidyne Common Stock to be issued in the Merger to be approved for listing on the Nasdaq Global Market and shall promptly furnish to Replidyne all information concerning the Company and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.9.

5.10 Directors and Officers.

(a) Prior to the Effective Time, and subject to the receipt of any required stockholder vote, Replidyne shall take all action necessary (i) to cause the number of members of the board of directors of Replidyne to be fixed at ten and the persons identified on Schedule 3A, concurrently with the Effective Time, to constitute the board of directors of Replidyne, with each such member to be of the class of directors as shall be designated by the Company, which action will be effective concurrently with the Effective Time, and (ii) to obtain the necessary resignations of the directors of Replidyne serving immediately prior to the Effective Time, which resignations will be effective concurrently with the effectiveness of the elections referred to in clause (i). If any person so designated to be a director shall, prior to the Effective Time, be unable or unwilling to hold office beginning concurrently with the Effective Time, a majority of the directors of Replidyne immediately after the Effective Time shall designate another to be appointed as a director in his or her place.

(b) At the Effective Time, Replidyne and the Surviving Corporation shall take all action necessary (i) to cause the number of members of the Surviving Corporation’s board of directors to be fixed at one and the person identified on Schedule 3B to be elected to the Surviving Corporation’s board of directors, which action will be effective concurrently with the Effective Time, and (ii) effective concurrently with such appointment, to obtain the resignations, or to cause the removal without cause, of the directors identified on Schedule 3B. If any person so designated to be a director shall prior to the Effective Time be unable or willing to hold office beginning concurrently with the Effective Time, the Company (if such person is an Affiliate of the Company) shall designate another person to be appointed as a director to his or her place.

(c) The board of directors of Replidyne, effective as of the Effective Time, shall appoint the Persons set forth on Schedule 3C as officers of Replidyne to the offices set forth opposite their respective names on Schedule 3C.

(d) Replidyne shall take all action necessary to obtain the resignations of all officers and other employees of Replidyne that are serving as of immediately prior to the Effective Time, or otherwise terminate the employment of such officers and other employees, which resignations or terminations will be effective as of the Effective Time.

5.11 Tax Matters.

(a) Replidyne, Merger Sub and the Company each agree to use their respective commercially reasonable efforts to cause the Merger to qualify, and will not take any actions that to their Knowledge could reasonably be expected to prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.

(b) This Agreement is intended to constitute, and the Parties hereto hereby adopt this Agreement as, a “plan or reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Replidyne, Merger Sub and the Company shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by applicable law.

(c) On or prior to the Closing, the Company shall deliver to Replidyne a notice that Company Common Stock (including shares issued as a result of the conversion described in the Company Stockholder Conversion Agreement) are not “U.S. real property interests” in accordance with Treasury Regulations under Sections 897 and 1445 of the Code, together with evidence reasonably satisfactory to Replidyne that the Company delivered or made available notice to the Internal Revenue Service in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations. If Replidyne does not receive the notice described above on or before the Closing Date, Replidyne shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding tax under Section 1445 of the Code.

(d) Replidyne, Merger Sub and the Company each agree to use their respective commercially reasonable efforts to obtain the opinions referred to in Sections 7.4(d) and 8.4(c), respectively, including by executing letters of representation as described in Section 5.1(a).

5.12 Registration Statement on Form S-1.   Immediately following the execution and delivery of this Agreement by the Parties, the Company shall take all necessary action to permanently withdraw from consideration by the SEC its outstanding Registration Statement on Form S-1 (registration no. 333-148798) originally filed with the SEC on January 22, 2008.

5.13 Amendment to Equity Agreements.  The Company shall use commercially reasonable efforts to obtain an acknowledgement in a form reasonably acceptable to Replidyne from the holders of those Company Options and shares of Company Common Stock described on Part 2.9(d) of the Company Disclosure Schedule (the “Non-Vesting Securities”) that the terms of the restricted stock agreements and option agreements related thereto do not provide that the vesting of such Non-Vesting Securities will accelerate, in whole or in part, in connection with or as a result of the consummation of the Merger and the other Contemplated Transactions (the “Equity Acknowledgments”). Notwithstanding the foregoing, the Company may allow the acceleration of vesting of up to 775,000 Company Options (as adjusted for any stock splits, combinations, recapitalizations and the like) held by officers of the Company that were issued prior to the date of this Agreement pursuant to the Company 2007 Plan and are identified on Part 2.9(d) of the Company Disclosure Schedule, and such Company Options shall be deemed not to be “Non-Vesting Securities” for purposes of this Agreement.

5.14 Termination of Agreements.  Replidyne shall use commercially reasonable efforts to terminate the agreements and employee benefit plans set forth on Schedule 4 hereto.

5.15 Replidyne Lease.  Replidyne shall use commercially reasonable efforts to terminate, sublease or otherwise assign to a third party its remaining obligations under that certain Lease between Triumph 1450 LLC and Replidyne, dated October 25, 2005, as amended (the “Replidyne Lease”). The Parties agree that Replidyne’s inability to complete any such termination, sublease or assignment shall not constitute a breach of this Section 5.15, provided that any future financial obligations owed by Replidyne in respect of the Replidyne Lease shall constitute a liability for purposes of the definition of Net Assets.

5.16 Officer Lock-up Agreements.  Replidyne and the Company shall each use commercially reasonable efforts to cause its respective officers to enter into lock-up agreements in favor of Replidyne and the Company pursuant to which such officers would agree not to sell, transfer or otherwise dispose of any securities of Replidyne or the Company until the date that is 90 days after the closing of the Merger. Such lock-up agreements shall be in substantially the same form of, and shall be considered for purposes of this Agreement to be, Replidyne Stockholder Lock-up Agreements and the Company Stockholder Lock-up Agreements, respectively.

6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1 Effectiveness of Registration Statement.  The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement.

6.2 No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement which has the effect of making the consummation of the Merger illegal.

6.3 Stockholder Approval.  This Agreement shall have been duly adopted by the Required Company Stockholder Vote, and the Replidyne Certificate of Amendment and the issuance of shares of Replidyne Common Stock to the stockholders of the Company pursuant to the terms of this Agreement shall have been duly approved by the Required Replidyne Stockholder Vote.

6.4 Governmental Authorization.  Any Governmental Authorization or other Consent required to be obtained by any of the Parties under any applicable antitrust or competition law or regulation or other Legal Requirement shall have been obtained and shall remain in full force and effect.

6.5 Listing.  The Nasdaq Listing Application shall have been conditionally approved, and Replidyne shall have caused the shares of Replidyne Common Stock being issued in the Merger to be conditionally approved for listing on the Nasdaq Global Market, both subject only to completion of the Closing and completion by Replidyne of the Reverse Stock Split.

6.6 Regulatory Matters.  Any waiting period applicable to the consummation of the Merger under the HSR Act or any material applicable foreign antitrust requirements reasonably determined to apply to the Merger shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Replidyne, Merger Sub or the Company and the Federal Trade Commission, the Department of Justice or any foreign Governmental Body pursuant to which such Party has agreed not to consummate the Merger for any period of time; provided, that neither the Company, on the one hand, nor Replidyne on the other hand, shall enter into any such voluntary agreement without the written consent of the other Party.

6.7 Legal Proceedings.   There shall not be pending any Legal Proceeding, and neither Replidyne nor the Company shall have received any written communication from any Governmental Body or any other third party in which such Governmental Body or third party indicates a material likelihood of commencing any Legal Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger or any of the other transactions contemplated by this Agreement and seeking to obtain from the Company or Replidyne any damages or other relief that may be material to the Company or Replidyne, respectively; (c) seeking to prohibit or limit in any material respect Replidyne’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (d) that could materially and adversely affect the right or ability of the Company or Replidyne to own the assets or operate the business of the Company; (e) seeking to compel any of the Company or Replidyne or any Subsidiary of Replidyne to dispose of or hold separate any material assets as a result of the Merger or any of the other transactions contemplated by this Agreement; or (f) seeking to impose (or that could result in the imposition of) any criminal sanctions or liability.

7.	ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF REPLIDYNE AND MERGER SUB

The obligations of Replidyne and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Replidyne, at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations.  The representations and warranties of the Company contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Company Material Adverse Effect, or (B) for those representations and warranties that address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all “Company Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

7.2 Performance of Covenants.  Each of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by the Company in all material respects.

7.3 Consents.  All of the Consents set forth on Part 2.20 of the Company Disclosure Schedule shall have been obtained and shall be in full force and effect.

7.4 Agreements and Other Documents.  Replidyne shall have received the following agreements and other documents, each of which shall be in full force and effect:

(a) a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in Sections 7.1, 7.2, 7.3, 7.5 and 7.6 have been duly satisfied and certifying, as of immediately prior to the Effective Time, (i) the number of Converting Company Securities, (ii) the Company Share Conversion Factor (as determined in accordance with the methodology as set forth in Section 1.6(f)), and (iii) the following information with respect to each holder of Converting Company Securities: (A) such holder’s record address, (B) the number of each of such securities and rights held by such holder and, if applicable, the certificate numbers related thereto, (C) the exercise price(s) of each of such holder’s Company Options and Company Warrants, (D) the number of shares of Replidyne Common Stock such holder is entitled to receive pursuant to Section 1.6(a), (E) the amount of cash such holder is entitled to receive pursuant to Section 1.6(c), and (F) the number of shares of Replidyne Common Stock into which each of such holder’s Company Options and Company Warrants are convertible pursuant to Sections 5.5 and 1.6(d) together with the adjusted exercise price with respect thereto.

(b) certificates of good standing (or equivalent documentation) of the Company in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of resolutions of the board of directors of the Company authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by the Company;

(c) a written opinion dated as of the Closing Date from Fredrikson & Byron, P.A., addressed to Replidyne, regarding the matters set forth on Exhibit C; and

(d) a written opinion dated as of the Closing Date from Cooley Godward Kronish LLP, addressed to Replidyne, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code (it being agreed that Replidyne and the Company shall each provide reasonable cooperation, including making reasonable and customary representations, to Cooley Godward Kronish LLP to enable it to render such opinion and that counsel shall be entitled to rely on such representations and such assumptions as they deem appropriate in rendering such opinion).

7.5 No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect.

7.6 Accelerating Equity Agreements.  The Company shall have received Equity Acknowledgements in accordance with Section 5.13 relating to (i) any Non-Vesting Securities held by any director or officer of the Company and (ii) not less than 80% of the Non-Vesting Securities held by any Person that is not a director or officer of the Company.

8.	ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

8.1 Accuracy of Representations.   The representations and warranties of Replidyne and Merger Sub contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Replidyne Material Adverse Effect, or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all “Replidyne Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Replidyne Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded, except that any update or modification that relates to (x) the termination of any Replidyne Contract or (y) any action that Replidyne deems appropriate in order to divest itself, whether by acquisition, liquidation or otherwise, of its pre-clinical programs and other non-cash assets shall not be so disregarded and shall act to update and modify the applicable representation or warranty).

8.2 Performance of Covenants.  All of the covenants and obligations in this Agreement that Replidyne or Merger Sub is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3 Consents.  All the Consents set forth on Part 8.3 of the Replidyne Disclosure Schedule shall have been obtained and shall be in full force and effect.

8.4 Documents.  The Company shall have received the following documents:

(a) a certificate executed by the Chief Executive Officer and Chief Financial Officer of Replidyne confirming that the conditions set forth in Sections 8.1, 8.2, 8.3, 8.6 and 8.7 have been duly satisfied and certifying, as of immediately prior to the Effective Time, the number of Surviving Replidyne Securities; and

(b) certificates of good standing of each of Replidyne and Merger Sub in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of resolutions of its board of directors authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by Replidyne and Merger Sub hereunder.

(c) the Company shall have received the opinion dated as of the Closing Date of Fredrikson & Byron, P.A., addressed to the Company, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code (it being agreed that Replidyne and the Company shall each provide reasonable cooperation, including making reasonable and customary representations, to

Fredrikson & Byron, P.A. to enable them to render such opinion and that counsel shall be entitled to rely on such representations and such assumptions as they deem appropriate in rendering such opinion).

8.5 Certificate of Amendment.  The Replidyne Certificate of Amendment shall have become effective under the DGCL.

8.6 No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred and be continuing any Replidyne Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Replidyne Material Adverse Effect.

8.7 Termination of Certain Agreements.  Replidyne shall have taken all action necessary to terminate the Replidyne Contracts and Encumbrances set forth on Schedule 5 and provided confirmation thereof reasonably acceptable to the Company.

9.	TERMINATION

9.1 Termination.   This Agreement may be terminated prior to the Effective Time (whether (except as set forth below) before or after adoption of this Agreement by the Company’s stockholders and whether (except as set forth below) before or after approval of this Agreement and the Replidyne Certificate of Amendment by Replidyne’s stockholders):

(a) by mutual written consent duly authorized by the boards of directors of Replidyne and the Company;

(b) by either Replidyne or the Company if the Merger shall not have been consummated by April 30, 2009; provided, however, that a Party shall not be permitted to terminate this Agreement under this Section 9.1(b) if the failure to consummate the Merger by such date is attributable to the failure on the part of such Party to perform any covenant or obligation in this Agreement required to be performed by such Party at or prior to the Effective Time;

(c) by either Replidyne or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and non-appealable order, decree or ruling, or shall have taken any other final and non-appealable action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by either Replidyne or the Company if (i) the Replidyne Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and the stockholders of Replidyne shall have taken a final vote to approve (A) the Replidyne Certificate of Amendment and (B) the issuance of shares of Replidyne Common Stock in the Merger, and (ii) either or both of the Replidyne Certificate of Amendment and the issuance of Replidyne Common Stock pursuant to the Merger shall not have been approved at the Replidyne Stockholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof) by the applicable Required Replidyne Stockholder Vote;

(e) by either Replidyne or the Company if (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the stockholders of the Company shall have taken a final vote to approve the adoption of this Agreement (including the consummation of the Merger) and (ii) the adoption of this Agreement (including the consummation of the Merger) shall not have been approved at the Company Stockholders’ Meeting by the Required Company Stockholder Vote;

(f) by either Replidyne or the Company if (i) the Replidyne Board Recommendation has been withheld, withdrawn, amended or modified in accordance with Section 5.3(c) or (ii) Replidyne enters into a letter of intent, memorandum of understanding or definitive agreement with respect to any Superior Offer;

(g) by either Replidyne or the Company if (i) the Company Board Recommendation has been withheld, withdrawn, amended or modified in accordance with Section 5.2(c) or (ii) the Company enters into a letter of intent, memorandum of understanding or definitive agreement with respect to any Superior Offer;

(h) by the Company, if: (i) any of the representations and warranties of Replidyne or Merger Sub set forth in this Agreement shall have been inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 8.1 would not be satisfied; or (ii) any of Replidyne’s or Merger Sub’s covenants or obligations set forth in this Agreement shall have been breached such that the condition set forth in Section 8.2 would not be satisfied; provided, that, if an inaccuracy in any of Replidyne’s or Merger Sub’s representations and warranties as of date subsequent to the date of this Agreement or breach of a covenant or obligation by Replidyne or Merger Sub is curable by Replidyne or Merger Sub, and Replidyne or Merger Sub is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement pursuant to this Section 9.1(h) as a result of such particular inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company gives Replidyne notice of such inaccuracy or breach; or

(i) by Replidyne, if: (i) any of the representations and warranties of the Company set forth in this Agreement shall have been inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.1 would not be satisfied; or (ii) any of the Company’s covenants or obligations set forth in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, that, if an inaccuracy in any of the Company’s representations and warranties as of date subsequent to the date of this Agreement or breach of a covenant or obligation by the Company is curable by the Company, and the Company is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then Replidyne may not terminate this Agreement pursuant to this Section 9.1(i) as a result of such particular inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Replidyne gives the Company notice of such inaccuracy or breach.

9.2 Effect of Termination.  In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 9.2, Section 9.3, and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party from any liability for any material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

9.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated. Notwithstanding the foregoing, the Parties shall each pay 50% of the S-4 Expenses.

(b) If this Agreement is terminated (i) by Replidyne or the Company pursuant to Section 9.1(d) and (A) at any time before the Replidyne Stockholders’ Meeting an Acquisition Proposal with respect to Replidyne shall have been publicly announced, disclosed or otherwise communicated to the board of directors or stockholders of Replidyne and (B) within 12 months after the termination of this Agreement, Replidyne enters into any agreement for an Acquisition Transaction contemplated by such Acquisition Proposal or consummates an Acquisition Transaction contemplated by such Acquisition Proposal, or (ii) by Replidyne or the Company pursuant to Section 9.1(f), in either case, without duplication, Replidyne shall, within 24 hours of the earlier of entering into such agreement or such consummation, in the case of (i), or termination, in the case of (ii), pay to the Company a non-refundable fee in an amount equal to $1,500,000 and reimburse the Company for all actual out-of-pocket legal, accounting and investment advisory fees paid or payable by the Company in connection with this Agreement and the Contemplated Transactions.

(c) If this Agreement is terminated (i) by Replidyne or the Company pursuant to Section 9.1(e) and (A) at any time before the Company Stockholders’ Meeting an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the board of directors or stockholders of the Company and (B) within 12 months after the termination of this Agreement, the Company enters into any agreement for an Acquisition Transaction contemplated by such Acquisition Proposal or consummates an Acquisition Transaction contemplated by such Acquisition Proposal, or (ii) by Replidyne or the Company pursuant to Section 9.1(g), in either case, without duplication, the Company shall, within 24 hours after the earlier of entering into such agreement or such consummation, in the case of (i), or termination, in the case of (ii), pay to Replidyne a non-refundable fee in an amount equal to $1,500,000 and reimburse Replidyne for all actual out-of-pocket legal, accounting and investment advisory fees paid or payable by Replidyne in connection with this Agreement and the Contemplated Transactions.

(d) If either Party fails to pay when due any amount payable by such Party under Section 9.3, then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 9.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

10.	MISCELLANEOUS PROVISIONS

10.1 Non-Survival of Representations and Warranties.   The representations and warranties of the Company, Merger Sub and Replidyne contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time.

10.2 Amendment.  This Agreement may be amended with the approval of the respective boards of directors (or duly appointed committees thereof) of the Company and Replidyne at any time (whether before or after the adoption of this Agreement by the stockholders of the Company or before or after the approval of the Replidyne Certificate of Amendment or the issuance of shares of Replidyne Common Stock to the stockholders of the Company pursuant to the terms of this Agreement by the stockholders of Replidyne); provided, however, that after any such adoption of this Agreement by the stockholders of the Company, no amendment shall be made that by law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company and Replidyne.

10.3 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4 Entire Agreement; Counterparts; Exchanges by Facsimile.  This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5 Applicable Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. Each of the Parties to this Agreement (a) consents to submit itself to the personal jurisdiction of the state and federal courts located in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the Contemplated Transactions, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding (including counter-claims) arising out of or relating to this Agreement or any of the Contemplated Transactions in any other court. Each of the Parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party hereto may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10.8. Nothing in this Section 10.5, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

10.6 Attorneys’ Fees.  In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties under this Agreement, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.7 Assignability; No Third Party Beneficiaries.  This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than: (a) the Parties hereto; (b) rights pursuant to Section 1, and (c) the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.6) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.8 Notices.  Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or by facsimile to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other Parties hereto):

If to the Company, to:

Cardiovascular Systems, Inc.
651 Campus Drive
St. Paul, MN 55112-3495
Attention: Chief Executive Officer
Facsimile: 651-259-1696

with a copy to:

Fredrikson & Byron, P.A.
200 South Sixth Street
Suite 4000
Minneapolis, MN 55402
Attention: Robert K. Ranum
Facsimile: 612-492-7077

If to Replidyne or Replidyne Merger Sub, to:

Replidyne, Inc.
1450 Infinite Drive,
Louisville, CO 80027
Attention: Chief Financial Officer
Facsimile: 303-996-5599

with a copy to:

Cooley Godward Kronish LLP
380 Interlocken Crescent, Suite 900
Broomfield, CO 80021-8023
Attention: James C.T. Linfield
Facsimile: 720-566-4099

10.9 Cooperation.  Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

10.10 Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.11 Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being the addition to any other remedy to which they are entitled at law or in equity.

10.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger and Reorganization to be executed as of the date first above written.

REPLIDYNE, INC.

By:	/s/ Kenneth J. Collins
Name:     Kenneth J. Collins

Title:	President and Chief Executive Officer

RESPONDER MERGER SUB, INC.

By:	/s/ Kenneth J. Collins
Name:     Kenneth J. Collins

Title:	President

CARDIOVASCULAR SYSTEMS, INC.

By:	/s/ David Martin
Name:     David Martin

Title:	Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION]

EXHIBITS AND SCHEDULES

Exhibit A — Defined Terms

Exhibit B — Form of Replidyne Certificate of Amendment

Exhibit C — Form of Fredrikson & Byron Opinion

Schedule 1A — Company Stockholders Delivering a Company Stockholder Voting Agreement

Schedule 1B — Company Stockholders Delivering a Company Stockholder Lock-up Agreement

Schedule 2A — Replidyne Stockholders Delivering a Replidyne Stockholder Voting Agreement

Schedule 2B — Replidyne Stockholders Delivering a Replidyne Stockholder Lock-up Agreement

Schedule 3A — Board of Directors of Replidyne

Schedule 3B — Board of Directors of Surviving Corporation

Schedule 3C — Officers of Replidyne

Schedule 4 — Replidyne Agreements and Employee Benefit Plans that Replidyne Will Use Commercially Reasonable Efforts to Terminate

Schedule 5 — Replidyne Agreements and Encumbrances to be Terminated

Company Disclosure Schedule

Replidyne Disclosure Schedule

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acquisition Inquiry” shall mean, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand or Replidyne, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal with such Party; provided however, that any inquiry, indication of interest or request for information related to the matters described on Part 4.2 of the Replidyne Disclosure Schedule or Part 4.3 of the Company Disclosure Schedule or pursuant to the provisions of Section 4.2(c) and any transactions undertaken, continued or consummated in connection with those matters will be deemed not to be an “Acquisition Inquiry”.

“Acquisition Proposal” shall mean, with respect to a Party, any offer or proposal (other than an offer or proposal made or submitted by the Company, on the one hand or Replidyne, on the other hand to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party; provided however, that any offer or proposal related to the matters described on Part 4.2 of the Replidyne Disclosure Schedule or Part 4.3 of the Company Disclosure Schedule or pursuant to the provisions of Section 4.2(c) and any transactions undertaken, continued or consummated in connection with those matters will be deemed not to be an “Acquisition Proposal”.

“Acquisition Transaction” shall mean any transaction or series of transactions involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, financing transaction, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons acquires beneficial or record ownership of securities representing more than 1% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries (provided that this shall not apply to Replidyne); or (iii) in which a Party or any of its Subsidiaries issues any debt securities, incurs any indebtedness for borrowed money or issues securities representing more than 1% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries (other than issuances of Company Common Stock or Company Preferred Stock or Replidyne Common Stock pursuant to the exercise of Company Options, Company Warrants, Replidyne Options or Replidyne Warrants, respectively);

(b) in the case of the Company, any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for: (i) 1% or more of the consolidated net revenues of the Company and its Subsidiaries, taken as a whole, consolidated net income of the Company and its Subsidiaries, taken as a whole, or consolidated book value of the assets of the Company and its Subsidiaries, taken as a whole; or (ii) 1% or more of the fair market value of the assets of the Company and its Subsidiaries, taken as a whole; or

(c) any liquidation or dissolution of a Party (other than Replidyne);

provided, however, that both (i) any Qualified Financing and (ii) any transaction or series of transactions involving circumstances set forth in clauses (a)-(c) of this definition that relate to the matters described on Part 4.2 of the Replidyne Disclosure Schedule or Part 4.3 of the Company Disclosure Schedule or pursuant to the provisions of Section 4.2(c) and any transactions undertaken, continued or consummated in connection with those matters will be deemed not to be an “Acquisition Transaction”.

“Affiliate” shall have the meaning set forth in Rule 12b-2 under the Securities Act.

“Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

“Business Day” shall mean any day other than a day on which banks in the State of Colorado or Minnesota are authorized or obligated to be closed.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Common Stock” shall mean the Common Stock, no par value per share, of the Company.

“Company Contract” shall mean any Contract: (a) to which the Company is a Party; (b) by which any of the Company or any Company IP Rights or any other asset of the Company is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

“Company IP Rights” shall mean (a) all Intellectual Property Rights in the Company Products and (b) all Intellectual Property Rights owned, licensed, or Controlled by the Company that are necessary or used in the Company’s business as presently conducted.

“Company IP Rights Agreement” shall mean any Contract governing, related or pertaining to any Company IP Rights.

“Company Material Adverse Effect” shall mean any effect, change, event, circumstance or development (each such item, an “Effect”) that, considered together with all other Effects that had occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition, capitalization, assets, operations or financial performance or prospects of the Company; or (b) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Company Material Adverse Effect: (i) any Effect on the business, financial condition, capitalization, assets, operations or financial performance or prospects of the Company caused by, related to or resulting from the Contemplated Transactions or the announcement or pendency thereof; (ii) any failure by the Company to meet internal revenue projections or forecasts for any period; provided that the actual results of the Company do not deviate by more than 20% from the results anticipated by such projections or forecasts; (iii) any adverse change, effect or occurrence attributable to the United States economy as a whole, provided that such change, effect or occurrence does not affect the Company in a disproportionate manner; (iv) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing; or (v) any change in accounting requirements or principles or any change in applicable accounting laws, rules or regulations or the interpretation thereof. For the avoidance of doubt, (i) the entrance of any settlement, arbitration award or judgment that results or would result in any payment in excess of $5,000,000 by the Company, or (ii) the granting of any injunctive relief against the Company that has or would reasonably be expected to have or result in an adverse effect on the business, financial condition, capitalization, assets, operations or financial performance or prospects of the Company, in connection in each case with any Legal Proceeding to which the Company is a party, shall constitute a Company Material Adverse Effect.

“Company Options” shall mean options to purchase shares of Company Common Stock issued by the Company.

“Company Preferred Stock” shall mean Company Series A Preferred Stock, Company Series A-1 Preferred Stock and Company Series B Preferred Stock.

“Company Products” shall mean all products being manufactured, distributed or developed by or on behalf of the Company.

“Company Registered IP” shall mean all Company IP Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Company Related Party” shall mean (i) each stockholder of the Company that is the holder of greater than 5% of any class of the Company’s capital stock; (ii) each individual who is an officer or director of the Company; (iii) each member of the immediate family of each of the individuals referred to in clause (i) and (ii) above; and (iv) any trust or other Entity (other than the Company) in which any one of the Persons referred to in clauses (i),

(ii) or (iii) above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.

“Company Series A Preferred Stock” shall mean shares of Company’s Series A Convertible Preferred Stock, no par value per share.

“Company Series A-1 Preferred Stock” shall mean shares of Company’s Series A-1 Convertible Preferred Stock, no par value per share.

“Company Series B Preferred Stock” shall mean shares of Company’s Series B Convertible Preferred Stock, no par value per share.

“Company Stock Option Plans” shall mean, collectively, the 1991 Stock Option Plan, the 2003 Stock Option Plan and the 2007 Equity Incentive Plan of the Company.

“Company Warrants” shall mean warrants to purchase Company Common Stock or Company Preferred Stock.

“Confidentiality Agreement” shall mean the Mutual Non-Disclosure Agreement dated August 22, 2008, between the Company and Replidyne.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” shall mean the Merger and the other transactions and actions contemplated by the Agreement.

“Contract” shall, with respect to any Person, mean any written, oral or other agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable law.

“Controlled” means, with respect to any item of Intellectual Property or Intellectual Property Right, that a Party owns or has a license to such item or right and has the ability to disclose such item or grant to the other Party access to or a license or sublicense under such item or right as provided for in this Agreement without violating the terms of any agreement or other arrangement with any third party in existence at the time of such disclosure or grant, as applicable.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Easton” means, collectively, Easton Hunt Capital Partners, L.P. and Easton Capital Partners, L.P.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) other than (a) mechanic’s, materialmen’s and similar liens, (b) liens arising under worker’s compensation, unemployment insurance and similar legislation, and (c) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business.

“Entity” shall mean any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

“Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Replidyne in connection with issuance of Replidyne Common Stock pursuant to the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, exceptions, orders, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Taxing authority); or (d) self-regulatory organization (including the Nasdaq Global Market).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” shall mean and includes all software (in any form including source code and executable or object code), algorithms, marks (including trade dress, brand names, logos, and source identifiers), URLs, web sites, works of authorship, formulae, chemical compositions or structures, assay components, biological materials, cell lines, clinical data, inventions (whether or not patentable), know-how, methods, processes, protocols, specifications, techniques, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as laboratory notebooks, samples, studies and summaries).

“Intellectual Property Rights” shall mean and includes all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) patents, patent applications, including provisional applications, statutory invention registrations, invention disclosures, (b) trademarks and rights in service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, (c) rights associated with works of authorship, including copyrights, moral rights, and mask works, (d) trade secret rights, (e) other proprietary rights in Intellectual Property of every kind, and (f) all registrations, renewals, extensions, continuations, divisions, or reissues of and applications for, any of the rights referred to in clauses (a) through (f) above.

“IRS” shall mean the United States Internal Revenue Service.

“Joint Proxy Statement/Prospectus” shall mean the joint proxy statement/prospectus to be sent to the stockholders of Replidyne in connection with the Replidyne Stockholders’ Meeting and the stockholders of the Company in connection with the Company Stockholders’ Meeting.

“Key Employee” shall mean an officer of the Company or Replidyne, as applicable, or any employee that reports directly to the board of directors or chief executive officer of the Company or Replidyne, as applicable.

“Knowledge” shall mean, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of the individual’s employee or professional responsibility. Any Person that is an Entity shall have Knowledge if any officer or director of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the Nasdaq Global Market or the Financial Industry Regulatory Authority).

“Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

“Maverick” means, collectively, Maverick Fund LDC, Maverick Fund USA, Ltd. and Maverick Fund II, Ltd.

“MBCA” means the Minnesota Business Corporation Act.

“Net Assets” shall mean, as of any particular date (actual or future), without repetition or duplication: (a) Replidyne’s total current assets as of such date (as determined in accordance with GAAP) plus (b) the Specified Assets minus (c) Replidyne’s total liabilities as of such date (as determined in accordance with GAAP), including, to the extent not accrued as a liability and not paid by Replidyne prior to such date, without duplication, (i) the cash cost of any change of control payments, severance payments (including any obligations that Replidyne has to reimburse COBRA costs of former employees) or payments under Section 280G of the Code that are payable or expected to become payable as a result of the Merger and the Contemplated Transactions, (ii) amounts owed or expected to become due to Replidyne’s legal counsel and financial advisor in connection with this Agreement and the Contemplated Transactions and (iii) any outstanding and future financial obligations owed by Replidyne in respect of the Replidyne Contracts and employee benefit plans set forth on Schedule 4.

“Ordinary Course of Business” shall mean, in the case of the Company, such reasonable and prudent actions taken in the ordinary course of its normal operations and consistent with its past practices, and, in the case of Replidyne, any actions relating to the sale or disposition of assets and payment of liabilities in connection with winding up its business.

“Party” or “Parties” shall mean the Company, Merger Sub and Replidyne.

“Person” shall mean any individual, Entity or Governmental Body.

“Pipeline Transaction” shall mean any transaction entered into in connection with the divestment, whether by acquisition, liquidation or otherwise, by Replidyne of its pre-clinical programs and other non-cash assets.

“Qualified Financing” shall mean any sale by the Company of debt or equity securities or the incurrence by the Company of indebtedness for borrowed money in an amount not to exceed $15,000,000 for all such issuances or incurrences in the aggregate, provided that the Company provides notice to Replidyne within five days of the commencement of discussions regarding any transaction that is reasonably likely to result in a Qualified Financing and continues to keep Replidyne reasonably apprised of such discussions through the consummation of any such transaction, and provided further that with respect to any issuance of equity securities (including, for the avoidance of doubt, the issuance of any indebtedness that is convertible into other equity securities of the Company) that values the Company at less than $181,000,000 prior to the consummation of such issuance, the Company has obtained the consent of Replidyne to the consummation of such issuance.

“Related Agreements” shall mean the Replidyne Certificate of Amendment, the Replidyne Bylaws Amendment, the Replidyne Stockholder Voting Agreements, the Company Stockholder Voting Agreements, the Company Stockholder Lock-up Agreements, the Replidyne Stockholder Lock-up Agreements, the Company Stockholder Conversion Agreement, the Articles of Merger, the Joint Proxy Statement/Prospectus and any other documents or agreements executed in connection with this Agreement or the Contemplated Transactions.

“Replidyne Common Stock” shall mean the Common Stock, $0.001 par value per share, of Replidyne.

“Replidyne Contract” shall mean any Contract: (a) to which Replidyne or any of its Subsidiaries is a party; (b) by which Replidyne or any Replidyne IP Rights or any other asset of Replidyne is or may become bound or under which Replidyne has, or may become subject to, any obligation; or (c) under which Replidyne or any of its Subsidiaries has or may acquire any right or interest.

“Replidyne IP Rights” shall mean (a) Intellectual Property Rights in the Replidyne Products and (b) all Intellectual Property Rights owned, licensed, or Controlled by Replidyne and its Subsidiaries that is necessary or used in Replidyne’s business as presently conducted.

“Replidyne IP Rights Agreement” shall mean any instrument or agreement governing any Replidyne IP Rights.

“Replidyne Material Adverse Effect” shall mean any Effect that, considered together with all other Effects that had occurred prior to the date of determination of the occurrence of the Replidyne Material Adverse Effect, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the financial condition or assets of Replidyne; or (b) the ability of Replidyne to consummate the Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Replidyne Material Adverse Effect: (i) any Effect on the financial condition or assets of Replidyne caused by, related to or resulting from the Contemplated Transactions or the announcement or pendency thereof or any transactions undertaken, continued or consummated in connection with the matters described on Part 4.2 of the Replidyne Disclosure Schedule or as provided in Section 4.2(c); (ii) any adverse change, effect or occurrence attributable to the United States economy as a whole, provided that such change, effect or occurrence does not affect Replidyne in a disproportionate manner; (iii) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation of armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing; (iv) any change in accounting requirements or principles or any change in applicable accounting laws, rules or regulations or the interpretation thereof; and (v) any change in the stock price or trading volume of Replidyne independent of any other event that would be deemed to have a Replidyne Material Adverse Effect. For the avoidance of doubt, (i) (A) the entrance of any settlement, arbitration award or judgment that results or would result in any payment in excess of $5,000,000 by Replidyne, or (B) the granting of any injunctive relief against Replidyne that has or would reasonably be expected to have or result in an adverse effect on the business, financial condition, capitalization, assets, operations or financial performance or prospects of Replidyne, in connection in each case with any Legal Proceeding to which Replidyne is a party, shall constitute a Replidyne Material Adverse Effect, and (ii) the amount of Net Assets, or any increase or decrease in Net Assets above or below a particular level, shall not constitute a Replidyne Material Adverse Effect.

“Replidyne Options” shall mean options to purchase shares of Replidyne Common Stock issued by Replidyne.

“Replidyne Preferred Stock” shall mean the Preferred Stock, $0.001 par value per share, of Replidyne.

“Replidyne Products” shall mean all products being manufactured, distributed or developed by or on behalf of Replidyne.

“Replidyne Registered IP” shall mean all Replidyne IP Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Replidyne Related Party” shall mean any Affiliate of Replidyne.

“Replidyne Warrants” shall mean warrants to purchase shares of Replidyne Common Stock issued by Replidyne.

“Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

“S-4 Expenses” shall mean all fees and expenses (other than attorneys’ and accountants’ fees and expenses) incurred in relation to the printing, mailing and filing with the SEC of the Form S-4 Registration Statement (including any financial statements and exhibits) and the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto) and any amendments or supplements thereto.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Special Committee” shall mean the special committee of the board of directors of the Company formed in connection with the Contemplated Transactions.

“Specified Assets” means (a) the Deemed Value at such date of any Pre-Closing Consideration pursuant to any Pipeline Transaction; (b) any amounts paid on or prior to such date or payable after such date by Replidyne in satisfaction of its obligations under Sections 5.6(c), (d) or (e); and (c) the Fractional Cash Amount to the extent paid on or prior to such date or accrued as a total current liability of Replidyne as of such date.

“Subsidiary” shall mean, with respect to a given Person, any entity that the Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” shall mean an unsolicited bona fide written offer by a third party to enter into (i) a merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction as a result of which either (A) the Party’s stockholders prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (B) a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) directly or indirectly acquires beneficial or record ownership of securities representing 50% or more of the Party’s capital stock, or (ii) a sale, lease, exchange transfer, license, acquisition or disposition of any business or other disposition of at least 50% of the assets of the Party or its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions that, in the case of either clause (i) or (ii): (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Agreement; and (b) is on terms and conditions that the board of directors of Replidyne or the Company, as applicable, determines, in its good faith judgment, after obtaining and taking into account such matters that its board of directors deems relevant following consultation with its outside legal counsel and financial advisor: (x) is more favorable to Replidyne’s stockholders or the Company’s stockholders, as applicable, than the terms of the Merger; and (y) is reasonably capable of being consummated.

“Tax” shall mean any U.S. federal, state, local, foreign or other taxes, levies, charges and fees or other similar assessments or liabilities in the nature of a tax, including, without limitation, any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any penalty, assessment, addition to tax or interest, whether disputed or not.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

EXHIBIT B

FORM OF REPLIDYNE CERTIFICATE OF AMENDMENT

CERTIFICATE OF AMENDMENT
OF THE
RESTATED CERTIFICATE OF INCORPORATION
OF
REPLIDYNE, INC.

REPLIDYNE, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST:  The name of the Corporation is Replidyne, Inc. A Certificate of Incorporation of the Corporation originally was filed by the Corporation with the Secretary of State of Delaware on December 6, 2000.

SECOND:  This Certificate of Amendment amends the Restated Certificate of Incorporation of the Corporation and was duly adopted by the board of directors of the Corporation in accordance with the provisions of Sections 141 and 242 of the DGCL.

THIRD:  The text of the Restated Certificate of Incorporation of the Corporation is hereby amended as follows:

1. Article I of the Restated Certificate of Incorporation of the Corporation is hereby amended and restated as follows:

“The name of this corporation is Cardiovascular Systems, Inc.”

2. Article IV of the Restated Certificate of Incorporation of the Corporation is hereby amended and restated as follows:

“A. Without regard to any other provision of this Restated Certificate of Incorporation, each one (1) share of Common Stock, either issued and outstanding or held by the corporation as treasury stock, immediately prior to the time this Certificate of Amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into          1 of a fully-paid and nonassessable share of Common Stock; provided, that no fractional shares shall be issued to any stockholder and no certificates or scrip for any such fractional shares shall be issued, each stockholder otherwise entitled to receive a fractional share shall receive the next lower whole number of shares of Common Stock, and the corporation shall pay in cash the dollar amount of such fractional shares (to the nearest whole cent), without interest, determined in each case by multiplying such fraction by the closing price of a share of Common Stock on the Nasdaq Global Market on the date immediately preceding the date on which this Certificate of Amendment becomes effective.

B. This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is           (          ) shares.          (          ) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001).           (          ) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001).

C. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of

1 Shall be a number less than one and equal to or greater than 0.02, the exact number within the range to be determined prior to the Effective Time in accordance with the Merger Agreement.

authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

D. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).”

FOURTH:   Thereafter pursuant to a resolution of the board of directors of the Corporation, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted at a special meeting of the stockholders in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, Replidyne, Inc. has caused this Certificate of Amendment to be signed by its duly authorized officer this           day of          ,           .

Replidyne, Inc.

By:
Kenneth J. Collins
President and Chief Executive Officer

EXHIBIT C

FORM OF FREDRIKSON & BYRON OPINION

Regarding the outstanding capital stock of the Company, we have relied upon certificates of the Company’s officers stating: (i) that the Company’s stock, option and warrant registers reflect all of the Company’s outstanding shares of capital stock, options and warrants, and (ii) the conversion ratio applicable to each class of outstanding Preferred Stock. We have assumed for purposes of this opinion that the conversion ratio of each class of Preferred Stock stated in the certificate will continue to be effective at the time of conversion of all outstanding shares of Preferred Stock in accordance with the terms of the Merger Agreement and the Company Stockholder Conversion Agreement.

The Company’s authorized capital stock consists of (a)           (          ) shares of Common Stock, no par value, and (b)           (           ) shares of Preferred Stock, no par value, of which (i)           (          ) shares have been designated Series A Preferred Stock, no par value, (ii)           (          ) shares have been designated Series A-1 Preferred Stock, no par value, and (iii)           (          ) shares have been designated Series B Preferred Stock, no par value. As of immediately prior to the Effective Time (but prior to the conversion of all outstanding Preferred Stock in accordance with the terms of the Merger Agreement (the “Conversion”)), the Company’s issued and outstanding capital stock consisted of           (           ) shares of Common Stock,           (          ) shares of Series A Preferred Stock,           (          ) shares of Series A-1 Preferred Stock and           (          ) shares of Series B Preferred Stock. Following the effectiveness of the Conversion, the Company’s issued and outstanding capital stock consisted of           (          ) shares of Common Stock and no shares of Preferred Stock. The outstanding shares of Common Stock and of Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable. To our knowledge, there are no options, warrants, conversion privileges, preemptive rights or other rights presently outstanding to purchase any of the authorized but unissued capital stock of the Company, other than as described in Section 2.3 of the Merger Agreement or on the Company Disclosure Schedule.

Annex B

VOTING AGREEMENT

This Voting Agreement (“Agreement”) is entered into as of November 3, 2008, by and between Cardiovascular Systems, Inc., a Minnesota corporation (the “Company”), and [          ] (“Stockholder”).

Recitals

A. Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of certain shares of capital stock of Replidyne, Inc., a Delaware corporation (the “Replidyne”).

B. Replidyne, Responder Merger Sub, Inc., a Minnesota corporation (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger and Reorganization of even date herewith (the “Merger Agreement”) which provides (subject to the conditions set forth therein) for the merger of Merger Sub into the Company (the “Merger”).

C. In the Merger, the outstanding shares of capital stock of the Company are to be converted into the right to receive shares of Common Stock of Replidyne.

D. In order to induce the Company to enter into the Merger Agreement, Stockholder is entering into this Agreement.

Agreement

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1.  Certain Definitions

1.1 Specified Terms.  For purposes of this Agreement:

(a) Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security.

(b) “Subject Securities” shall mean all outstanding shares of capital stock of Replidyne (including all shares of Replidyne Common Stock) Owned by Stockholder as of the date of this Agreement.

(c) A Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than the Company; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than the Company; or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security.

(d) “Voting Covenant Expiration Date” shall mean the earlier of (i) the date upon which the Merger Agreement is validly terminated, (ii) the date upon which the Merger is consummated and (iii) the date upon which this Agreement is terminated.

1.2 Other Terms.  Capitalized terms used herein and not defined shall have the meanings set forth in the Merger Agreement.

Section 2.  Transfer of Subject Securities and Voting Rights

2.1 Restriction on Transfer of Subject Securities.  Subject to Section 2.3, during the period from the date of this Agreement through the Voting Covenant Expiration Date, Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected.

2.2 Restriction on Transfer of Voting Rights.  During the period from the date of this Agreement through the Voting Covenant Expiration Date, Stockholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities, other than a proxy granted to the Company.

2.3 Permitted Transfers.  Section 2.1 shall not prohibit a transfer of Replidyne Common Stock by Stockholder (i) to any member of his immediate family, or to a trust for the benefit of Stockholder or any member of his immediate family, (ii) upon the death of Stockholder, or (iii) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder; provided, however, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company, to be bound by the terms of this Agreement.

Section 3.  Voting of Shares

3.1 Voting Covenant.  Stockholder hereby agrees that, prior to the Voting Covenant Expiration Date, at any meeting of the stockholders of Replidyne, however called, and in any written action by consent of stockholders of Replidyne, unless otherwise directed in writing by the Company, Stockholder shall cause not less than 68.0% of the Subject Securities to be voted:

(a) in favor of the Merger, the execution and delivery by Replidyne of the Merger Agreement and the adoption and approval of the Merger Agreement and the terms thereof, in favor of each of the other actions contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing;

(b) against any action or agreement that would result in a material breach of any covenant or obligation of Replidyne in the Merger Agreement that would have the effect of preventing or materially delaying the Merger; and

(c) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement (including, for the avoidance of doubt, the consummation of a Pipeline Transaction and any actions relating to the winding up of Replidyne’s business in accordance with the Merger Agreement)): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Replidyne or any subsidiary of Replidyne; (B) any sale, lease or transfer of a material amount of assets of Replidyne or any subsidiary of Replidyne; (C) any reorganization, recapitalization, dissolution or liquidation of Replidyne or any subsidiary of Replidyne; (D) any change in a majority of the board of directors of Replidyne; (E) any amendment to Replidyne’s certificate of incorporation or bylaws which would prevent or materially delay the Merger; (F) any Acquisition Transaction; and (G) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement.

Prior to the Voting Covenant Expiration Date, Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a)”, “(b)”, or “(c)” of the preceding sentence.

3.2 Proxy.  Contemporaneously with the execution of this Agreement Stockholder shall deliver to the Company a proxy in the form attached to this Agreement as Exhibit A, which shall be irrevocable to the fullest extent permitted by law (at all times prior to the Voting Covenant Expiration Date) with respect to the shares referred to therein (the “Proxy”).

Section 4.  Waiver of Appraisal Rights

Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger or any related transaction that Stockholder may have by virtue of any outstanding shares of Replidyne Common Stock Owned by Stockholder.

Section 5.  No Solicitation

Stockholder agrees that, during the period from the date of this Agreement through the Voting Covenant Expiration Date, Stockholder shall not, directly or indirectly, and Stockholder shall ensure that his or its Representatives (as defined in the Merger Agreement) do not, directly or indirectly: (i) solicit, initiate, knowingly encourage, induce or knowingly facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any information regarding Replidyne or any subsidiary of Replidyne to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction. Stockholder shall immediately cease and discontinue, and Stockholder shall ensure that his or its Representatives immediately cease and discontinue, any existing discussions with any Person that relate to any Acquisition Proposal.

Section 6.  Representations and Warranties of Stockholder

Stockholder hereby represents and warrants to the Company as follows:

6.1 Authorization, etc.  Stockholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Proxy and to perform his or its obligations hereunder and thereunder. This Agreement and the Proxy have been duly executed and delivered by Stockholder and constitute legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. If Stockholder is a general or limited partnership, then Stockholder is a partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. If Stockholder is a limited liability company, then Stockholder is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized.

6.2 No Conflicts or Consents.

(a) The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Stockholder or by which he or it or any of his or its properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities pursuant to, any contract to which Stockholder is a party or by which Stockholder or any of his or its affiliates or properties is or may be bound or affected.

(b) The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not, require any consent or approval of any Person which shall not have already been obtained.

6.3 Title to Securities.  As of the date of this Agreement: (a) Stockholder holds of record (free and clear of any encumbrances or restrictions except those created under the Securities Act of 1933, as amended (the “Act”), and under any agreement with Replidyne which has been disclosed to the Company) the number of outstanding shares of Replidyne Common Stock set forth under the heading “Shares Held of Record” on the signature page hereof; (b) Stockholder holds (free and clear of any encumbrances or restrictions except those created under the Act, and under any agreement with Replidyne which has been disclosed to the Company) the options, warrants and other rights to acquire shares of Replidyne Common Stock set forth under the heading “Options and Other Rights” on the signature page hereof; (c) Stockholder Owns the additional securities of Replidyne set forth under the heading “Additional Securities Beneficially Owned” on the signature page hereof; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of Replidyne, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of Replidyne, other than the shares and options, warrants and other rights set forth on the signature page hereof.

6.4 Accuracy of Representations.  The representations and warranties contained in this Agreement are accurate in all material respects as of the date of this Agreement and will be accurate in all material respects as of the date of the consummation of the Merger as if made on that date, subject to the acquisition of additional securities of Replidyne by Stockholder following the date hereof.

Section 7.  Additional Covenants of Stockholder

7.1 Further Assurances.  From time to time and without additional consideration, Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at Stockholder’s sole expense) take such further actions, as the Company may reasonably request in writing for the purpose of carrying out and furthering the intent of this Agreement.

7.2 Legends.  If requested by the Company, immediately after the execution of this Agreement, Stockholder shall cause each certificate evidencing any outstanding shares of Replidyne Common Stock Owned by Stockholder to be surrendered so that the transfer agent for such securities may affix thereto a legend in the following form:

THE SECURITY OR SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, EXCHANGED OR OTHERWISE TRANSFERRED OR DISPOSED OF EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF A VOTING AGREEMENT DATED AS OF NOVEMBER 3, 2008, AS IT MAY BE AMENDED, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER.

Section 8.  Miscellaneous

8.1 Survival of Representations, Warranties and Agreements.  All representations, warranties, covenants and agreements made by Stockholder in this Agreement shall survive (i) the consummation of the Merger, (ii) any termination of the Merger Agreement, and (iii) the Voting Covenant Expiration Date.

8.2 Expenses.  Except as otherwise may be agreed to, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

8.3 Notices.  Any notice or other communication required or permitted to be delivered to either party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

if to Stockholder:

at the address set forth on the signature page hereof; and

if to the Company:

Cardiovascular Systems, Inc.
651 Campus Drive
St. Paul, MN 55112-3495
Attention: Chief Executive Officer
Facsimile: 651-259-1696

8.4 Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

8.5 Entire Agreement.  This Agreement, the Proxy and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by both parties.

8.6 Assignment; Binding Effect.  Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon Stockholder and his heirs, estate, executors and personal representatives and his or its successors and assigns, and shall inure to the benefit of the Company and its successors and assigns. Without limiting any of the restrictions set forth in Section 2 or Section 7.1 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Agreement is intended to confer on any Person (other than the Company and its successors and assigns) any rights or remedies of any nature.

8.7 Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement or in the Proxy, the Company shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither the Company nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.7, and Stockholder irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

8.8 Non-Exclusivity.  The rights and remedies of the Company under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of the Company under this Agreement, and the obligations and liabilities of Stockholder under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations.

8.9  Governing Law; Venue.

(a) This Agreement and the Proxy shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b) Any legal action or other legal proceeding relating to this Agreement or the Proxy or the enforcement of any provision of this Agreement or the Proxy may be brought or otherwise commenced in any state or federal court located in the State of Delaware. Stockholder:

(i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of Delaware in connection with any such legal proceeding;

(ii) agrees that service of any process, summons, notice or document by U.S. mail addressed to him or it at the address set forth on the signature page hereof shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

(iii) agrees that each state and federal court located in the State of Delaware shall be deemed to be a convenient forum; and

(iv) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the State of Delaware, any claim that Stockholder is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

Nothing contained in this Section 8.9 shall be deemed to limit or otherwise affect the right of the Company to commence any legal proceeding or otherwise proceed against Stockholder in any other forum or jurisdiction.

(c) STOCKHOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE PROXY OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT OR THE PROXY.

8.10 Counterparts.  This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

8.11 Captions.  The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.12 Attorneys’ Fees.  If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against Stockholder, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

8.13 Waiver.  No failure on the part of the Company to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of the Company in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The Company shall not be deemed to have waived any claim available to the Company arising out of this Agreement, or any power, right, privilege or remedy of the Company under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of the Company; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.14 Term.  This Agreement and all obligations hereunder shall terminate upon the earlier of (i) the day after the Merger is consummated, (ii) April 30, 2009, (iii) the date of any modification, waiver or amendment to the Merger Agreement in a manner that reduces the amount and form of consideration payable thereunder to Stockholder, and (iv) the termination of the Merger Agreement.

8.15 No Limitation on Actions of Stockholder as Director.  In the event Stockholder or any of its Representatives is a member of the board of directors of Replidyne, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require the Stockholder or such Representative to take any action, or limit any action the Stockholder or such Representative may take, to the extent that doing so would be inconsistent with Stockholder or such Representative’s fiduciary duties as a director of Replidyne. Notwithstanding anything in this Agreement to the contrary, Stockholder makes no agreement or understanding herein in any capacity other than in its capacity as a record holder and beneficial owner of the Subject Securities.

8.16 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

[Signature Page Follows]

In Witness Whereof, the Company and Stockholder have caused this Agreement to be executed as of the date first written above.

CARDIOVASCULAR SYSTEMS, INC.

By:
Name:
Title:

STOCKHOLDER

Name:

Address:

Facsimile:

Shares Held of Record	Options and Other Rights	Additional Securities Beneficially Owned

Exhibit A

Form Of Irrevocable Proxy

The undersigned stockholder (the “Stockholder”) of Replidyne, Inc.,a Delaware corporation (“Replidyne”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes David L. Martin, Laurence L. Betterley and Cardiovascular Systems, Inc., a Minnesota corporation (the “Company”), and each of them, the attorneys and proxies of the Stockholder with full power of substitution and resubstitution, to the full extent of the Stockholder’s rights with respect to the outstanding shares of capital stock of Replidyne owned of record by the Stockholder as of the date of this proxy, which shares are specified on the final page of this proxy (the “Shares”). Upon the execution hereof, all prior proxies given by the Stockholder with respect to any of the Shares are hereby revoked, and the Stockholder agrees that no subsequent proxies will be given with respect to any of the Shares.

This proxy is irrevocable, is coupled with an interest and is granted in connection with the Voting Agreement, dated as of the date hereof, between the Company and the Stockholder (the “Voting Agreement”), and is granted in consideration of the Company entering into the Agreement and Plan of Merger and Reorganization, dated as of the date hereof, among Replidyne, Responder Merger Sub, Inc. and the Company (the “Merger Agreement”). This proxy will terminate on the Voting Covenant Expiration Date (as defined in the Voting Agreement).

The attorneys and proxies named above will be empowered, and may exercise this proxy, to vote not less than 68.0% of the Shares at any time until the Voting Covenant Expiration Date at any meeting of the stockholders of Replidyne, however called, and in connection with any written action by consent of stockholders of Replidyne:

(i) in favor of the Merger (as defined in the Merger Agreement), the execution and delivery by Replidyne of the Merger Agreement and the adoption and approval of the Merger Agreement and the terms thereof, in favor of each of the other actions contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing; and

(ii) against any action or agreement that would result in a material breach of any covenant or obligation of Replidyne in the Merger Agreement that would have the effect of preventing or materially delaying the Merger; and

(iii) against the following actions (other than the Merger and the other transactions contemplated by the Merger Agreement (including, for the avoidance of doubt, the consummation of a Pipeline Transaction (as defined in the Merger Agreement) and any actions relating to the winding up of Replidyne’s business in accordance with the Merger Agreement)): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Replidyne or any subsidiary of Replidyne; (B) any sale, lease or transfer of a material amount of assets of Replidyne or any subsidiary of Replidyne; (C) any reorganization, recapitalization, dissolution or liquidation of Replidyne or any subsidiary of Replidyne; (D) any change in a majority of the board of directors of Replidyne; (E) any amendment to Replidyne’s certificate of incorporation or bylaws that would prevent or materially delay the Merger; (F) any Acquisition Transaction; and (G) any other action which is intended, or could reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or the Voting Agreement.

The Stockholder may vote the Shares on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Shares).

Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Stockholder agrees that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this proxy shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Stockholder agrees to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

[Signature Page Follows]

Dated: November 3, 2008

Name

Number of shares of Common Stock of
Replidyne owned of record as of the
date of this proxy:

Annex C

VOTING AGREEMENT

This Voting Agreement (“Agreement”) is entered into as of November 3, 2008, by and between Replidyne, Inc., a Delaware corporation (“Replidyne”), and [          ] (“Stockholder”).

Recitals

A. Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of certain shares of capital stock of Cardiovascular Systems, Inc., a Minnesota corporation (the “Company”).

B. Replidyne, Responder Merger Sub, Inc., a Minnesota corporation (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger and Reorganization of even date herewith (the “Merger Agreement”) which provides (subject to the conditions set forth therein) for the merger of Merger Sub into the Company (the “Merger”).

C. In the Merger, the outstanding shares of capital stock of the Company are to be converted into the right to receive shares of Common Stock of Replidyne.

D. In order to induce Replidyne to enter into the Merger Agreement, Stockholder is entering into this Agreement.

E. Other shareholders of the Company are entering into similar voting agreements with Replidyne concurrently with the execution of this Agreement (the “Other Voting Agreements”).

Agreement

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1.  Certain Definitions

1.1 Specified Terms.  For purposes of this Agreement:

(a) Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security.

(b) “Subject Securities” shall mean all outstanding shares of capital stock of the Company (including all shares of Company Common Stock and Company Preferred Stock) Owned by Stockholder as of the date of this Agreement.

(c) A Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Replidyne; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Replidyne; or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security.

(d) “Voting Covenant Expiration Date” shall mean the earlier of (i) the date upon which the Merger Agreement is validly terminated, (ii) the date upon which the Merger is consummated and (iii) the date upon which this Agreement is terminated.

1.2 Other Terms.  Capitalized terms used herein and not defined shall have the meanings set forth in the Merger Agreement.

Section 2.  Transfer of Subject Securities and Voting Rights

2.1 Restriction on Transfer of Subject Securities.  Subject to Section 2.3, during the period from the date of this Agreement through the Voting Covenant Expiration Date, Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected.

2.2 Restriction on Transfer of Voting Rights.  During the period from the date of this Agreement through the Voting Covenant Expiration Date, Stockholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities, other than a proxy granted to Replidyne.

2.3 Permitted Transfers.  Section 2.1 shall not prohibit a transfer of Company Common Stock or Company Preferred Stock by Stockholder (i) to any member of his immediate family, or to a trust for the benefit of Stockholder or any member of his immediate family, (ii) upon the death of Stockholder, or (iii) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder; provided, however, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Replidyne, to be bound by the terms of this Agreement.

Section 3. Voting of Shares

3.1 Voting Covenant.  Stockholder hereby agrees that, prior to the Voting Covenant Expiration Date, at any meeting of the shareholders of the Company, however called, and in any written action by consent of shareholders of the Company, unless otherwise directed in writing by Replidyne, Stockholder shall cause the Subject Securities to be voted:

(a) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the Merger Agreement and the terms thereof, in favor of each of the other actions contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing;

(b) against any action or agreement that would result in a material breach of any covenant or obligation of the Company in the Merger Agreement that would have the effect of preventing or materially delaying the Merger; and

(c) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any subsidiary of the Company; (B) any sale, lease or transfer of a material amount of assets of the Company or any subsidiary of the Company; (C) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; (D) any change in a majority of the board of directors of the Company; (E) any amendment to the Company’s articles of incorporation or bylaws that would prevent or materially delay the Merger; (F) any Acquisition Transaction; and (G) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement.

Prior to the Voting Covenant Expiration Date, Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a)”, “(b)”, or “(c)” of the preceding sentence.

3.2 Proxy.  Contemporaneously with the execution of this Agreement Stockholder shall deliver to Replidyne a proxy in the form attached to this Agreement as Exhibit A, which shall be irrevocable to the fullest extent permitted by law (at all times prior to the Voting Covenant Expiration Date) with respect to the shares referred to therein (the “Proxy”).

3.3 Maximum Restricted Amount.  Notwithstanding anything to the contrary set forth in this Agreement, at no time and in no event shall the Subject Securities and any and all shares of capital stock of the Company subject to the Other Voting Agreements (collectively, the “Voting Shares”) collectively exceed nineteen and nine-tenths percent (19.9%) of the outstanding capital stock of the Company (the “Maximum Restricted Amount”), and if the

Voting Shares exceed the Maximum Restricted Amount, then only such number of shares as equals the Maximum Restricted Amount shall be subject to this Agreement and the Other Voting Agreements (with any such exclusion of Voting Shares effected on a pro rata basis for each shareholder subject to this Agreement and the Other Voting Agreements in accordance with the number of shares of capital stock of the Company held by such shareholders and subject to this Agreement and the Other Voting Agreements).

Section 4.  Waiver of Appraisal Rights

Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger or any related transaction that Stockholder or any other Person may have by virtue of any outstanding shares of Company Common Stock and Company Preferred Stock Owned by Stockholder.

Section 5.  No Solicitation

Stockholder agrees that, during the period from the date of this Agreement through the Voting Covenant Expiration Date, Stockholder shall not, directly or indirectly, and Stockholder shall ensure that his or its Representatives (as defined in the Merger Agreement) do not, directly or indirectly: (i) solicit, initiate, knowingly encourage, induce or knowingly facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any information regarding the Company or any subsidiary of the Company to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction. Stockholder shall immediately cease and discontinue, and Stockholder shall ensure that his or its Representatives immediately cease and discontinue, any existing discussions with any Person that relate to any Acquisition Proposal.

Section 6.  Representations and Warranties of Stockholder

Stockholder hereby represents and warrants to Replidyne as follows:

6.1 Authorization, etc.  Stockholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Proxy and to perform his or its obligations hereunder and thereunder. This Agreement and the Proxy have been duly executed and delivered by Stockholder and constitute legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. If Stockholder is a general or limited partnership, then Stockholder is a partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. If Stockholder is a limited liability company, then Stockholder is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized.

6.2  No Conflicts or Consents.

(a) The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Stockholder or by which he or it or any of his or its properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities pursuant to, any contract to which Stockholder is a party or by which Stockholder or any of his or its affiliates or properties is or may be bound or affected.

(b) The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not, require any consent or approval of any Person that shall not have already been obtained.

6.3 Title to Securities.  As of the date of this Agreement: (a) Stockholder holds of record (free and clear of any encumbrances or restrictions except those created under the Securities Act of 1933, as amended (the “Act”), and under any agreement with the Company that has been disclosed to Replidyne) the number of outstanding shares of Company Common Stock and/or Company Preferred Stock set forth under the heading “Shares Held of Record” on the signature page hereof; (b) Stockholder holds (free and clear of any encumbrances or restrictions except those created under the Act and under any agreement with the Company that has been disclosed to Replidyne) the options, warrants and other rights to acquire shares of Company Common Stock and/or Company Preferred Stock set forth under the heading “Options and Other Rights” on the signature page hereof; (c) Stockholder Owns the additional securities of the Company set forth under the heading “Additional Securities Beneficially Owned” on the signature page hereof; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options, warrants and other rights set forth on the signature page hereof.

6.4 Accuracy of Representations.  The representations and warranties contained in this Agreement are accurate in all material respects as of the date of this Agreement and will be accurate in all material respects as of the date of the consummation of the Merger as if made on that date, subject to the acquisition of additional securities of the Company by Stockholder following the date hereof.

Section 7.  Additional Covenants of Stockholder

7.1 Further Assurances.  From time to time and without additional consideration, Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at Stockholder’s sole expense) take such further actions, as Replidyne may reasonably request in writing for the purpose of carrying out and furthering the intent of this Agreement.

7.2 Legends.  If requested by Replidyne, immediately after the execution of this Agreement (and from time to time upon the acquisition by Stockholder of Ownership of any shares of Company Common Stock or Company Preferred Stock prior to the Voting Covenant Expiration Date), Stockholder shall cause each certificate evidencing any outstanding shares of Company Common Stock, Company Preferred Stock or other securities of the Company Owned by Stockholder to be surrendered so that the transfer agent for such securities may affix thereto a legend in the following form:

THE SECURITY OR SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, EXCHANGED OR OTHERWISE TRANSFERRED OR DISPOSED OF EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF A VOTING AGREEMENT DATED AS OF NOVEMBER 3, 2008, AS IT MAY BE AMENDED, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER.

Section 8.  Miscellaneous

8.1 Survival of Representations, Warranties and Agreements.  All representations, warranties, covenants and agreements made by Stockholder in this Agreement shall survive (i) the consummation of the Merger, (ii) any termination of the Merger Agreement, and (iii) the Voting Covenant Expiration Date.

8.2 Expenses.  Except as otherwise may be agreed to, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

8.3 Notices.  Any notice or other communication required or permitted to be delivered to either party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

if to Stockholder:

at the address set forth on the signature page hereof; and

if to Replidyne:

Replidyne, Inc.
1450 Infinite Drive
Louisville, CO 80027
Attn: Chief Financial Officer
Fax: (303) 996-5599

8.4 Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

8.5 Entire Agreement.  This Agreement, the Proxy and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by both parties.

8.6 Assignment; Binding Effect.  Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon Stockholder and his heirs, estate, executors and personal representatives and his or its successors and assigns, and shall inure to the benefit of Replidyne and its successors and assigns. Without limiting any of the restrictions set forth in Section 2 or Section 7.1 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Agreement is intended to confer on any Person (other than Replidyne and its successors and assigns) any rights or remedies of any nature.

8.7 Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement or in the Proxy, Replidyne shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Replidyne nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.7, and Stockholder irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

8.8 Non-Exclusivity.  The rights and remedies of Replidyne under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Replidyne under this Agreement, and the obligations and liabilities of Stockholder under this

Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations.

8.9 Governing Law; Venue.

(a) This Agreement and the Proxy shall be construed in accordance with, and governed in all respects by, the laws of the State of Minnesota (without giving effect to principles of conflicts of laws).

(b) Any legal action or other legal proceeding relating to this Agreement or the Proxy or the enforcement of any provision of this Agreement or the Proxy may be brought or otherwise commenced in any state or federal court located in the State of Delaware. Stockholder:

(i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of Delaware in connection with any such legal proceeding;

(ii) agrees that service of any process, summons, notice or document by U.S. mail addressed to him or it at the address set forth on the signature page hereof shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

(iii) agrees that each state and federal court located in the State of Delaware shall be deemed to be a convenient forum; and

(iv) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the State of Delaware, any claim that Stockholder is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

Nothing contained in this Section 8.9 shall be deemed to limit or otherwise affect the right of Replidyne to commence any legal proceeding or otherwise proceed against Stockholder in any other forum or jurisdiction.

(c) STOCKHOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE PROXY OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT OR THE PROXY.

8.10 Counterparts.  This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

8.11 Captions.  The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.12 Attorneys’ Fees.  If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against Stockholder, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

8.13 Waiver.  No failure on the part of Replidyne to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Replidyne in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Replidyne shall not be deemed to have waived any claim available to Replidyne arising out of this Agreement, or any power, right, privilege or remedy of Replidyne under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Replidyne; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.14 Term.  This Agreement and all obligations hereunder shall terminate upon the earlier of (i) the day after the Merger is consummated, (ii) April 30, 2009, (iii) the date of any modification, waiver or amendment to the

Merger Agreement in a manner that reduces the amount and form of consideration payable thereunder to Stockholder, and (iv) the termination of the Merger Agreement.

8.15 No Limitation on Actions of Stockholder as Director.  In the event Stockholder or any of its Representatives is a member of the board of directors of the Company, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require the Stockholder or such Representative to take any action, or limit any action the Stockholder or such Representative may take, to the extent that doing so would be inconsistent with Stockholder’s or such Representative’s fiduciary duties as a director of the Company. Notwithstanding anything in this Agreement to the contrary, Stockholder makes no agreement or understanding herein in any capacity other than in its capacity as a record holder and beneficial owner of the Subject Securities.

8.16 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

In Witness Whereof, Replidyne and Stockholder have caused this Agreement to be executed as of the date first written above.

REPLIDYNE, INC.

By:
Name:
Title:

STOCKHOLDER

Name:

Address:

Facsimile:

Shares Held of Record	Options and Other Rights	Additional Securities Beneficially Owned

Exhibit A

Form Of Irrevocable Proxy

The undersigned shareholder (the “Stockholder”) of Cardiovascular Systems, Inc., a Minnesota corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Kenneth Collins, Mark Smith and Replidyne, Inc.,a Delaware corporation (“Replidyne”), and each of them, the attorneys and proxies of the Stockholder with full power of substitution and resubstitution, to the full extent of the Stockholder’s rights with respect to the outstanding shares of capital stock of the Company owned of record by the Stockholder as of the date of this proxy, which shares are specified on the final page of this proxy (the “Shares”). Upon the execution hereof, all prior proxies given by the Stockholder with respect to any of the Shares are hereby revoked, and the Stockholder agrees that no subsequent proxies will be given with respect to any of the Shares.

This proxy is irrevocable, is coupled with an interest and is granted in connection with the Voting Agreement, dated as of the date hereof, between Replidyne and the Stockholder (the “Voting Agreement”), and is granted in consideration of Replidyne entering into the Agreement and Plan of Merger and Reorganization, dated as of the date hereof, among Replidyne, Responder Merger Sub, Inc. and the Company (the “Merger Agreement”). This proxy will terminate on the Voting Covenant Expiration Date (as defined in the Voting Agreement).

The attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the Voting Covenant Expiration Date at any meeting of the shareholders of the Company, however called, and in connection with any written action by consent of shareholders of the Company:

(i) in favor of the Merger (as defined in the Merger Agreement), the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the Merger Agreement and the terms thereof, in favor of each of the other actions contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing; and

(ii) against any action or agreement that would result in a material breach of any covenant or obligation of the Company in the Merger Agreement that would have the effect of preventing or materially delaying the Merger; and

(iii) against the following actions (other than the Merger and the other transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any subsidiary of the Company; (B) any sale, lease or transfer of a material amount of assets of the Company or any subsidiary of the Company; (C) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; (D) any change in a majority of the board of directors of the Company; (E) any amendment to the Company’s articles of incorporation or bylaws that would prevent or materially delay the Merger; (F) any Acquisition Transaction (as defined in the Merger Agreement); and (G) any other action which is intended, or could reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or the Voting Agreement.

The Stockholder may vote the Shares on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

Notwithstanding anything to the contrary set forth herein, at no time and in no event shall the Shares subject to this proxy and any and all shares of capital stock of the Company subject to similar irrevocable proxies (the “Other Proxies”) executed by other shareholders of the Company concurrently with the execution of this proxy (collectively, the “Voting Shares”) collectively exceed nineteen and nine-tenths percent (19.9%) of the outstanding capital stock of the Company (the “Maximum Restricted Amount”), and if the Voting Shares exceed the Maximum Restricted Amount, then only such number of shares as equals the Maximum Restricted Amount shall be subject to this proxy and the Other Proxies (with any such exclusion of Voting Shares effected on a pro rata basis for each shareholder subject to this proxy and the Other Proxies in accordance with the number of shares of capital stock of the Company held by such shareholders and subject to this proxy and the Other Proxies).

This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Shares).

Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Stockholder agrees that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this proxy shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Stockholder agrees to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Dated:  November 3, 2008

Name

Shares Held of Record

1999 Avenue of the Stars Suite 2400 Los Angeles, CA 90067

Annex D

November 3, 2008

Board of Directors
Replidyne, Inc.
1450 Infinite Drive
Louisville, CO 80027

Members of the Board:

We understand that Replidyne, Inc. (the “Buyer”), Responder Merger Sub, Inc., a wholly owned subsidiary of the Buyer (“Acquisition Sub”), and Cardiovascular Systems, Inc. (the “Company”) propose to enter into an Agreement and Plan of Merger and Reorganization, substantially in the form of the draft dated November 2, 2008 (the “Merger Agreement”), which provides, among other things, for (i) the conversion of each share of common stock, $0.001 par value per share, of the Buyer (the “Buyer Common Stock”) into a fractional number of shares of Buyer Common Stock, as more fully described in the Merger Agreement (the “Reverse Stock Split”) and (ii) the merger (the “Merger”) of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer, and each share of common stock, no par value per share, of the Company (“the Company Common Stock”) outstanding immediately prior to the Effective Time, other than shares held in treasury, by the Company or its Subsidiaries (as defined in the Merger Agreement) or as to which dissenters’ rights have been perfected, and including shares issued as a result of the conversion described in the Company Stockholder Conversion Agreement (as defined in the Merger Agreement) shall be converted solely into the right to receive a certain number of shares (the “Exchange Ratio”) of Buyer Common Stock determined pursuant to the formula set forth in the Merger Agreement. The terms and conditions of the Reverse Stock Split and the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the Buyer.

For purposes of the opinion set forth herein, we have:

i) reviewed certain publicly available financial statements and other business and financial information of the Company and the Buyer, respectively;

ii) reviewed certain internal financial statements and other financial and operating data, including certain financial projections, concerning the Buyer prepared by the management of the Buyer;

iii) reviewed certain financial projections concerning the Company prepared by the management of the Company;

iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

v) reviewed the reported prices and trading activity for the Buyer Common Stock;

vi) compared the financial performance of the Company with that of certain other publicly traded companies comparable with the Company, and their securities;

vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

viii) participated in certain discussions and negotiations among representatives of the Company and the Buyer and their legal advisors;

ix) reviewed the Merger Agreement, the Company Stockholder Conversion Agreement in the form of a draft dated October 28, 2008 and certain related documents; and

x) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and the Buyer, and formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company and the Buyer of the future financial performance of the Company and the Buyer. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We have relied upon, without independent verification, the assessment by the managements of the Company and the Buyer of: (i) their ability to retain key employees of the Company and (ii) the validity of, and risks associated with, the Company’s existing and future technologies, intellectual property, products, services and business models. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Buyer and the Company and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be paid to the holders of shares of the Company Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or the Buyer, nor have we been furnished with any such appraisals. Our opinion does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, including, without limitation, the potential liquidation of the Buyer, or whether or not such alternatives could be achieved or are available. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Buyer in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financial advisory and financing services for the Buyer and the Company and have received fees from the Buyer in connection with such services. Morgan Stanley may also seek to provide such services to the Buyer and the Company in the future and expects to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Buyer and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Buyer is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Buyer Common Stock will trade following consummation of the Merger and Morgan Stanley expresses no opinion or recommendation as to how the stockholders of the Buyer and the Company should vote at the stockholders’ meetings to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the Buyer.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ David Cohen
David Cohen
Executive Director

Annex E

CERTIFICATE OF AMENDMENT
OF THE
RESTATED CERTIFICATE OF INCORPORATION
OF
REPLIDYNE, INC.

REPLIDYNE, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST:  The name of the Corporation is Replidyne, Inc. A Certificate of Incorporation of the Corporation originally was filed by the Corporation with the Secretary of State of Delaware on December 6, 2000.

SECOND:  This Certificate of Amendment amends the Restated Certificate of Incorporation of the Corporation and was duly adopted by the board of directors of the Corporation in accordance with the provisions of Sections 141 and 242 of the DGCL.

THIRD:  The text of the Restated Certificate of Incorporation of the Corporation is hereby amended as follows:

1. Article I of the Restated Certificate of Incorporation of the Corporation is hereby amended and restated as follows:

“The name of this corporation is Cardiovascular Systems, Inc.”

2. Article IV of the Restated Certificate of Incorporation of the Corporation is hereby amended and restated as follows:

“A. Without regard to any other provision of this Restated Certificate of Incorporation, each one (1) share of Common Stock, either issued and outstanding or held by the corporation as treasury stock, immediately prior to the time this Certificate of Amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into          1 of a fully-paid and nonassessable share of Common Stock; provided, that no fractional shares shall be issued to any stockholder and no certificates or scrip for any such fractional shares shall be issued, each stockholder otherwise entitled to receive a fractional share shall receive the next lower whole number of shares of Common Stock, and the corporation shall pay in cash the dollar amount of such fractional shares (to the nearest whole cent), without interest, determined in each case by multiplying such fraction by the closing price of a share of Common Stock on the Nasdaq Global Market on the date immediately preceding the date on which this Certificate of Amendment becomes effective.

B. This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is one hundred five million (105,000,000) shares. One hundred million (100,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). Five million (5,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001).

C. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in

      1 Shall be a number less than one and equal to or greater than 0.02, the exact number within the range to be determined prior to the Effective Time in accordance with the Merger Agreement.

accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

D. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).”

FOURTH:   Thereafter pursuant to a resolution of the board of directors of the Corporation, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted at a special meeting of the stockholders in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, Replidyne, Inc. has caused this Certificate of Amendment to be signed by its duly authorized officer this           day of          ,           .

Replidyne, Inc.

By:
Kenneth J. Collins
President and Chief Executive Officer

Annex F

MINNESOTA STATUTES
CORPORATIONS (CH. 300-319B)
CHAPTER 302A. BUSINESS CORPORATIONS
SHARES; SHAREHOLDERS

302A.471. Rights of dissenting shareholders

Subdivision 1.  Actions creating rights.  A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a) unless otherwise provided in the articles, an amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

(1) alters or abolishes a preferential right of the shares;

(2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

(3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

(4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section; or

(5) eliminates the right to obtain payment under this subdivision;

(b) a sale, lease, transfer, or other disposition of property and assets of the corporation that requires shareholder approval under section 302A.661, subdivision 2, but not including a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

(c) a plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a constituent organization, except as provided in subdivision 3, and except for a plan of merger adopted under section 302A. 626;

(d) a plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring organization, except as provided in subdivision 3;

(e) a plan of conversion adopted by the corporation; or

(f) any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

Subd. 2.  Beneficial owners. (a) A shareholder shall not assert dissenters’ rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

(b) A beneficial owner of shares who is not the shareholder may assert dissenters’ rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section

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and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

Subd. 3.  Rights not to apply.  (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring organization in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

(b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters’ rights.

(c) Notwithstanding subdivision 1, the right to obtain payment under this section, other than in connection with a plan of merger adopted under section 302A.621, is limited in accordance with the following provisions:

(1) The right to obtain payment under this section is not available for the holders of shares of any class or series of shares that is listed on the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Market, or the NASDAQ Global Select Market.

(2) The applicability of clause (1) is determined as of:

(i) the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action described in subdivision 1; or

(ii) the day before the effective date of corporate action described in subdivision 1 if there is no meeting of shareholders.

(3) Clause (1) is not applicable, and the right to obtain payment under this section is available pursuant to subdivision 1, for the holders of any class or series of shares who are required by the terms of the corporate action described in subdivision 1 to accept for such shares anything other than shares, or cash in lieu of fractional shares, of any class or any series of shares of a domestic or foreign corporation, or any other ownership interest of any other organization, that satisfies the standards set forth in clause (1) at the time the corporate action becomes effective.

Subd. 4.  Other rights.  The shareholders of a corporation who have a right under this section to obtain payment for their shares, or who would have the right to obtain payment for their shares absent the exception set forth in paragraph (c) of subdivision 3, do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473. Procedures for asserting dissenters’ rights

Subdivision 1.  Definitions.  (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

(b) “Corporation” means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

(c) “Fair value of the shares” means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

(d) “Interest” means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments.

Subd. 2.  Notice of action.  If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the

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right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

Subd. 3.  Notice of dissent.  If the proposed action must be approved by the shareholders and the corporation holds a shareholder meeting, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters’ rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

Subd. 4.  Notice of procedure; deposit of shares. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to (i) all shareholders who have complied with subdivision 3, (ii) all shareholders who did not sign or consent to a written action that gave effect to the action creating the right to obtain payment under section 302A.471, and (iii) all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

(1) the address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

(2) any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

(3) a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

(4) a copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

(b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

Subd. 5.  Payment; return of shares. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

(1) the corporation’s closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

(2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

(3) a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

(b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

(c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer

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restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

Subd. 6.  Supplemental payment; demand.  If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter’s own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

Subd. 7.  Petition; determination.  If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the Rules of Civil Procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the Rules of Civil Procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

Subd. 8.  Costs; fees; expenses. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

(b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

(c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

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Annex G

CARDIOVASCULAR SYSTEMS, INC.
2007 EQUITY INCENTIVE PLAN

Section 1.  Definitions

As used herein, the following terms shall have the meanings indicated below:

(a) “Administrator” shall mean the Board of Directors of the Company, or one or more Committees appointed by the Board, as the case may be.

(b) “Affiliate(s)” shall mean a Parent or Subsidiary of the Company.

(c) “Award” shall mean any grant of an Option, Restricted Stock Award, Restricted Stock Unit Award, Stock Appreciation Right or Performance Award.

(d) “Committee” shall mean a Committee of two or more directors who shall be appointed by and serve at the pleasure of the Board. To the extent necessary for compliance with Rule 16b-3, or any successor provision, each of the members of the Committee shall be a “non-employee director.” Solely for purposes of this Section 1(d), “non-employee director” shall have the same meaning as set forth in Rule 16b-3, or any successor provision, as then in effect, of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended. Further, to the extent necessary for compliance with the limitations set forth in Internal Revenue Code Section 162(m), each of the members of the Committee shall be an “outside director” within the meaning of Code Section 162(m) and the regulations issued thereunder.

(e) The “Company” shall mean Cardiovascular Systems, Inc., a Minnesota corporation.

(f) “Fair Market Value” as of any date shall mean (i) if such stock is listed on the Nasdaq National Market, Nasdaq SmallCap Market, or an established stock exchange, the price of such stock at the close of the regular trading session of such market or exchange on such date, as reported by The Wall Street Journal or a comparable reporting service, or, if no sale of such stock shall have occurred on such date, on the next preceding date on which there was a sale of stock; (ii) if such stock is not so listed on the Nasdaq National Market, Nasdaq SmallCap Market, or an established stock exchange, the average of the closing “bid” and “asked” prices quoted by the OTC Bulletin Board, the National Quotation Bureau, or any comparable reporting service on such date or, if there are no quoted “bid” and “asked” prices on such date, on the next preceding date for which there are such quotes; or (iii) if such stock is not publicly traded as of such date, the per share value as determined by the Board, or the Committee, in its sole discretion by applying principles of valuation with respect to the Company’s Common Stock.

(g) The “Internal Revenue Code” or “Code” is the Internal Revenue Code of 1986, as amended from time to time.

(h) “Option” means an incentive stock option or nonqualified stock option granted pursuant to the Plan.

(i) “Parent” shall mean any corporation which owns, directly or indirectly in an unbroken chain, fifty percent (50%) or more of the total voting power of the Company’s outstanding stock.

(j) The “Participant” means (i) a key employee or officer of the Company or any Affiliate to whom an incentive stock option has been granted pursuant to Section 9; (ii) a consultant or advisor to, or director, key employee or officer, of the Company or any Affiliate to whom a nonqualified stock option has been granted pursuant to Section 10; (iii) a consultant or advisor to, or director, key employee or officer, of the Company or any Affiliate to whom a Restricted Stock Award or Restricted Stock Unit Award has been granted pursuant to Section 11; (iv) a consultant or advisor to, or director, key employee or officer, of the Company or any Affiliate to whom a Performance Award has been granted pursuant to Section 12; or (v) a consultant or advisor to, or director, key employee or officer, of the Company or any Affiliate to whom a Stock Appreciation Right has been granted pursuant to Section 13.

(k) “Performance Award” shall mean any Performance Shares or Performance Units granted pursuant to Section 12 hereof.

(l) “Performance Objective(s)” shall mean one or more performance objectives established by the Administrator, in its sole discretion, for Awards granted under this Plan. For any Awards that are intended to qualify as “performance-based compensation” under Code Section 162(m), the Performance Objectives shall be limited to any one, or a combination of, (i) revenue, (ii) net income, (iii) earnings per share, (iv) return on equity, (v) return on assets, (vi) increase in revenue, (vii) increase in share price or earnings, (viii) return on investment, or (ix) increase in market share, in all cases including, if selected by the Administrator, threshold, target and maximum levels.

(m) “Performance Period” shall mean the period, established at the time any Performance Award is granted or at any time thereafter, during which any Performance Objectives specified by the Administrator with respect to such Performance Award are to be measured.

(n) “Performance Share” shall mean any grant pursuant to Section 12 hereof of an Award, which value, if any, shall be paid to a Participant by delivery of shares of Common Stock of the Company upon achievement of such Performance Objectives during the Performance Period as the Administrator shall establish at the time of such grant or thereafter.

(o) “Performance Unit” shall mean any grant pursuant to Section 12 hereof of an Award, which value, if any, shall be paid to a Participant by delivery of cash upon achievement of such Performance Objectives during the Performance Period as the Administrator shall establish at the time of such grant or thereafter.

(p) The “Plan” means the Cardiovascular Systems, Inc. 2007 Equity Incentive Plan, as amended hereafter from time to time, including the form of Agreements as they may be modified by the Administrator from time to time.

(q) “Restricted Stock Award” or “Restricted Stock Unit Award” shall mean any grant of restricted shares of Stock of the Company or the grant of any restricted stock units pursuant to Section 11 hereof.

(r) “Stock,” “Option Stock” or “Common Stock” shall mean Common Stock of the Company (subject to adjustment as described in Section 14).

(s) “Stock Appreciation Right” shall mean a grant pursuant to Section 13 hereof.

(t) A “Subsidiary” shall mean any corporation of which fifty percent (50%) or more of the total voting power of the Company’s outstanding Stock is owned, directly or indirectly in an unbroken chain, by the Company.

Section 2.  Purpose

The purpose of the Plan is to promote the success of the Company and its Affiliates by facilitating the employment and retention of competent personnel and by furnishing incentive to officers, directors, employees, consultants, and advisors upon whose efforts the success of the Company and its Affiliates will depend to a large degree.

It is the intention of the Company to carry out the Plan through the granting of Options which will qualify as “incentive stock options” under the provisions of Section 422 of the Internal Revenue Code, or any successor provision, pursuant to Section 9 of this Plan; through the granting of “nonqualified stock options” pursuant to Section 10 of this Plan; through the granting of Restricted Stock Awards and Restricted Stock Unit Awards pursuant to Section 11 of this Plan; through the granting of Performance Awards pursuant to Section 12 of this Plan; and through the granting of Stock Appreciation Rights pursuant to Section 13 of this Plan. Adoption of this Plan shall be and is expressly subject to the condition of approval by the shareholders of the Company within twelve (12) months before or after the adoption of the Plan by the Board of Directors. Awards may be granted prior to the date this Plan is approved by the shareholders of the Company; provided, however, that any incentive stock options granted after adoption of the Plan by the Board of Directors shall be treated as nonqualified stock options if shareholder approval is not obtained within such twelve-month period.

Section 3.  Effective Date of Plan

The Plan shall be effective as of the date of adoption by the Board of Directors, subject to approval by the shareholders of the Company as required in Section 2.

Section 4.  Administration

The Plan shall be administered by the Board of Directors of the Company (hereinafter referred to as the “Board”) or by a Committee which may be appointed by the Board from time to time to administer the Plan (hereinafter collectively referred to as the “Administrator”). Except as otherwise provided herein, the Administrator shall have all of the powers vested in it under the provisions of the Plan, including but not limited to exclusive authority to determine, in its sole discretion, whether an Award shall be granted; the individuals to whom, and the time or times at which, Awards shall be granted; the number of shares subject to each Award; the option price; and the performance criteria, if any, and any other terms and conditions of each Award. The Administrator shall have full power and authority to administer and interpret the Plan, to make and amend rules, regulations and guidelines for administering the Plan, to prescribe the form and conditions of the respective agreements evidencing each Award (which may vary from Participant to Participant), and to make all other determinations necessary or advisable for the administration of the Plan. The Administrator’s interpretation of the Plan, and all actions taken and determinations made by the Administrator pursuant to the power vested in it hereunder, shall be conclusive and binding on all parties concerned.

No member of the Board or the Committee shall be liable for any action taken or determination made in good faith in connection with the administration of the Plan. In the event the Board appoints a Committee as provided hereunder, any action of the Committee with respect to the administration of the Plan shall be taken pursuant to a majority vote of the Committee members or pursuant to the written resolution of all Committee members.

Section 5.  Participants

The Administrator shall from time to time, at its discretion and without approval of the shareholders, designate those employees, officers, directors, consultants, and advisors of the Company or of any Affiliate to whom Awards shall be granted under this Plan; provided, however, that consultants or advisors shall not be eligible to receive Awards hereunder unless such consultant or advisor renders bona fide services to the Company or any Affiliate and such services are not in connection with the offer or sale of securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities. The Administrator shall, from time to time, at its discretion and without approval of the shareholders, designate those employees of the Company or any Affiliate to whom Awards, including incentive stock options shall be granted under this Plan. The Administrator may grant additional Awards, including incentive stock options, under this Plan to some or all Participants then holding Awards, or may grant Awards solely or partially to new Participants. In designating Participants, the Administrator shall also determine the number of shares to be optioned or awarded to each such Participant and the performance criteria applicable to each Performance Award. The Administrator may from time to time designate individuals as being ineligible to participate in the Plan.

Notwithstanding anything in the Plan to the contrary, for any Awards granted under the Plan that are intended to qualify as “performance-based compensation” under Code Section 162(m), the following limits will apply:

(a) In no event shall a Participant be granted Options or Stock Appreciation Rights during any fiscal year of the Company covering in the aggregate more than One Hundred Thousand (100,000) shares of Stock, subject to adjustment as provided in Section 14; provided, however, that a share of Stock subject to a Stock Appreciation Right that is granted in tandem with an Option shall count as one share against this limitation.

(b) In no event shall a Participant be granted Restricted Stock Awards or, to the extent payable in or measured by the value of shares of Stock, Restricted Stock Unit Awards during any fiscal year of the Company covering in the aggregate more than One Hundred Thousand (100,000) shares of Stock, subject to adjustment as provided in Section 14.

(c) To the extent payable in or measured by the value of shares of Stock, in no event shall a Participant be granted Performance Awards during any fiscal year of the Company covering in the aggregate more than One Hundred Thousand (100,000) shares of Stock, subject to adjustment as provided in Section 14.

Section 6.  Stock

The Stock to be optioned under this Plan shall consist of authorized but unissued shares of Common Stock. The maximum aggregate number of shares of Stock reserved and available for Awards under the Plan is three million eight hundred seventy nine thousand three hundred ninety seven (3,879,397) shares; provided, however, that the number of shares shall automatically be increased on the first day of each fiscal year of the Company, beginning on July 1, 2008, and ending on July 1, 2017, by the lesser of (i) 1,500,000 shares, (ii) 5% of the outstanding shares of Common Stock on such date or (iii) a lesser amount determined by the Board; and provided, further, that all shares of Stock reserved and available under the Plan shall constitute the maximum aggregate number of shares of Stock that may be issued through incentive stock options. The following shares of Stock shall continue to be reserved and available for Awards granted pursuant to the Plan: (i) any outstanding Award that expires for any reason, (ii) any portion of an outstanding Option or Stock Appreciation Right that is terminated prior to exercise, (iii) any portion of an Award that is terminated prior to the lapsing of the risks of forfeiture on such Award, (iv) shares of Stock used to pay the exercise price under any Award, (v) shares of Stock used to satisfy any tax withholding obligation attributable to any Award, whether such shares are withheld by the Company or tendered by the Participant, and (vi) shares of Stock covered by an Award to the extent the Award is settled in cash.

Section 7.  Duration of Plan

Incentive stock options may be granted pursuant to the Plan from time to time during a period of ten (10) years from the effective date as defined in Section 3. Other Awards may be granted pursuant to the Plan from time to time after the effective date of the Plan and until the Plan is discontinued or terminated by the Administrator.

Section 8.  Payment

Participants may pay for shares upon exercise of Options granted pursuant to this Plan (i) in cash, or with a personal check or certified check, (ii) by the transfer from the Participant to the Company of previously acquired shares of Common Stock, (iii) through the withholding of shares of Stock from the number of shares otherwise issuable upon the exercise of the Option (e.g., a net share settlement), or (iv) by a combination thereof. Any stock tendered as part of such payment shall be valued at such stock’s then Fair Market Value, or such other form of payment as may be authorized by the Administrator. In the event the Optionee elects to pay the exercise price in whole or in part with previously acquired shares of Common Stock or through a net share settlement, the Fair Market Value of the shares of Stock delivered or withheld shall equal the total exercise price for the shares being purchased in such manner. The Administrator may, in its sole discretion, limit the forms of payment available to the Participant and may exercise such discretion any time prior to the termination of the Option granted to the Participant or upon any exercise of the Option by the Participant. “Previously-owned shares” means shares of the Company’s Common Stock which the Participant has owned for at least six (6) months prior to the exercise of the Option, or for such other period of time, if any, as may be required by generally accepted accounting principles. With respect to payment in the form of Common Stock of the Company, the Administrator may require advance approval or adopt such rules as it deems necessary to assure compliance with Rule 16b-3, or any successor provision, as then in effect, of the General Rules and Regulations under the Securities Exchange Act of 1934, if applicable.

Section 9.  Terms and Conditions of Incentive Stock Options

Each incentive stock option granted pursuant to this Section 9 shall be evidenced by a written incentive stock option agreement (the “Option Agreement”). The Option Agreement shall be in such form as may be approved from time to time by the Administrator and may vary from Participant to Participant; provided, however, that each Participant and each Option Agreement shall comply with and be subject to the following terms and conditions:

(a) Number of Shares and Option Price.   The Option Agreement shall state the total number of shares covered by the incentive stock option. Except as permitted by Code Section 424(a), or any successor provision, the option price per share shall not be less than one hundred percent (100%) of the per share Fair Market Value of the Common Stock on the date the Administrator grants the Option; provided, however, that if a Participant owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of its Parent or any Subsidiary, the option price per share of an incentive stock option granted to such Participant shall not be less than one hundred ten percent (110%) of the per share Fair Market Value of the Company’s Common Stock on the date of the grant of the Option. The Administrator shall have full authority and discretion in establishing the option price and shall be fully protected in so doing.

(b) Term and Exercisability of Incentive Stock Option.   The term during which any incentive stock option granted under the Plan may be exercised shall be established in each case by the Administrator. Except as permitted by Code Section 424(a), in no event shall any incentive stock option be exercisable during a term of more than ten (10) years after the date on which it is granted; provided, however, that if a Participant owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of its Parent or any Subsidiary, the incentive stock option granted to such Participant shall be exercisable during a term of not more than five (5) years after the date on which it is granted.

The Option Agreement shall state when the incentive stock option becomes exercisable and shall also state the maximum term during which the Option may be exercised. In the event an incentive stock option is exercisable immediately, the manner of exercise of the Option in the event it is not exercised in full immediately shall be specified in the Option Agreement. The Administrator may accelerate the exercisability of any incentive stock option granted hereunder which is not immediately exercisable as of the date of grant.

(c) Nontransferability.   No incentive stock option shall be transferable, in whole or in part, by the Participant other than by will or by the laws of descent and distribution. During the Participant’s lifetime, the incentive stock option may be exercised only by the Participant. If the Participant shall attempt any transfer of any incentive stock option granted under the Plan during the Participant’s lifetime, such transfer shall be void and the incentive stock option, to the extent not fully exercised, shall terminate.

(d) No Rights as Shareholder.   A Participant (or the Participant’s successor or successors) shall have no rights as a shareholder with respect to any shares covered by an incentive stock option until the date of the issuance of a stock certificate evidencing such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), distributions or other rights for which the record date is prior to the date such stock certificate is actually issued (except as otherwise provided in Section 14 of the Plan).

(e) Withholding.   The Company or its Affiliate shall be entitled to withhold and deduct from future wages of the Participant all legally required amounts necessary to satisfy any and all withholding and employment-related taxes attributable to the Participant’s exercise of an incentive stock option or a “disqualifying disposition” of shares acquired through the exercise of an incentive stock option as defined in Code Section 421(b). In the event the Participant is required under the Option Agreement to pay the Company, or make arrangements satisfactory to the Company respecting payment of, such withholding and employment-related taxes, the Administrator may, in its discretion and pursuant to such rules as it may adopt, permit the Participant to satisfy such obligation, in whole or in part, by delivering shares of the Company’s Common Stock or by electing to have the Company withhold shares of Common Stock otherwise issuable to the Participant as a result of the exercise of the incentive stock option. Such shares shall have a Fair Market Value equal to the minimum required tax withholding, based on the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to the supplemental income resulting from such exercise or disqualifying disposition. In no event may the Participant deliver shares, nor may the Company or any Affiliate withhold shares, having a Fair Market Value in excess of such statutory minimum required tax withholding. The Participant’s election to have shares withheld for this purpose shall be made on or before the later of (i) the date the incentive stock option is exercised or the date of the disqualifying disposition, as the case may be, or (ii) the date that the amount of tax to be withheld is determined under applicable tax law. Such election shall be approved by the Administrator and otherwise comply with such rules as the Administrator may adopt to assure compliance with Rule 16b-3, or any successor provision, as then in effect, of the General Rules and Regulations under the Securities Exchange Act of 1934, if applicable.

(f) Other Provisions.   The Option Agreement authorized under this Section 9 shall contain such other provisions as the Administrator shall deem advisable. Any such Option Agreement shall contain such limitations and restrictions upon the exercise of the Option as shall be necessary to ensure that such Option will be considered an “incentive stock option” as defined in Section 422 of the Internal Revenue Code or to conform to any change therein.

Section 10.  Terms and Conditions of Nonqualified Stock Options

Each nonqualified stock option granted pursuant to this Section 10 shall be evidenced by a written nonqualified stock option agreement (the “Option Agreement”). The Option Agreement shall be in such form as may be approved from time to time by the Administrator and may vary from Participant to Participant; provided, however, that each Participant and each Option Agreement shall comply with and be subject to the following terms and conditions:

(a) Number of Shares and Option Price.   The Option Agreement shall state the total number of shares covered by the nonqualified stock option. Unless otherwise determined by the Administrator, the option price per share shall be one hundred percent (100%) of the per share Fair Market Value of the Common Stock on the date the Administrator grants the Option.

(b) Term and Exercisability of Nonqualified Stock Option.   The term during which any nonqualified stock option granted under the Plan may be exercised shall be established in each case by the Administrator. The Option Agreement shall state when the nonqualified stock option becomes exercisable and shall also state the maximum term during which the Option may be exercised. In the event a nonqualified stock option is exercisable immediately, the manner of exercise of the Option in the event it is not exercised in full immediately shall be specified in the Option Agreement. The Administrator may accelerate the exercisability of any nonqualified stock option granted hereunder which is not immediately exercisable as of the date of grant.

(c) Transferability.   A nonqualified stock option shall be transferable, in whole or in part, by the Participant by will or by the laws of descent and distribution. In addition, the Administrator may, in its sole discretion, permit the Participant to transfer any or all nonqualified stock options to any member of the Participant’s “immediate family” as such term is defined in Rule 16a-1(e) promulgated under the Securities Exchange Act of 1934, or any successor provision, or to one or more trusts whose beneficiaries are members of such Participant’s “immediate family” or partnerships in which such family members are the only partners; provided, however, that the Participant cannot receive any consideration for the transfer and such transferred nonqualified stock option shall continue to be subject to the same terms and conditions as were applicable to such nonqualified stock option immediately prior to its transfer.

(d) No Rights as Shareholder.   A Participant (or the Participant’s successor or successors) shall have no rights as a shareholder with respect to any shares covered by a nonqualified stock option until the date of the issuance of a stock certificate evidencing such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), distributions or other rights for which the record date is prior to the date such stock certificate is actually issued (except as otherwise provided in Section 14 of the Plan).

(e) Withholding.   The Company or its Affiliate shall be entitled to withhold and deduct from future wages of the Participant all legally required amounts necessary to satisfy any and all withholding and employment-related taxes attributable to the Participant’s exercise of a nonqualified stock option. In the event the Participant is required under the Option Agreement to pay the Company, or make arrangements satisfactory to the Company respecting payment of, such withholding and employment-related taxes, the Administrator may, in its discretion and pursuant to such rules as it may adopt, permit the Participant to satisfy such obligation, in whole or in part, by delivering shares of the Company’s Common Stock or by electing to have the Company withhold shares of Common Stock otherwise issuable to the Participant as a result of the exercise of the nonqualified stock option. Such shares shall have a Fair Market Value equal to the minimum required tax withholding, based on the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to the supplemental income resulting from such exercise. In no event may the Participant deliver shares, nor may the Company or any Affiliate withhold shares, having a Fair Market Value in excess of such statutory minimum required tax withholding. The Participant’s election to deliver shares or to have shares withheld for this purpose shall be made on or before the later of (i) the date the nonqualified stock option is exercised, or (ii) the date that the amount of tax to be withheld is determined under applicable tax law. Such election shall be approved by the Administrator and otherwise comply with such rules as the Administrator may adopt to assure compliance with Rule 16b-3, or any successor provision, as then in effect, of the General Rules and Regulations under the Securities Exchange Act of 1934, if applicable.

(f) Other Provisions.   The Option Agreement authorized under this Section 10 shall contain such other provisions as the Administrator shall deem advisable.

Section 11.  Restricted Stock and Restricted Stock Unit Awards

Each Restricted Stock Award or Restricted Stock Unit Award granted pursuant to the Plan shall be evidenced by a written restricted stock or restricted stock unit agreement (the “Restricted Stock Agreement” or “Restricted Stock Unit Agreement,” as the case may be). The Restricted Stock Agreement or Restricted Stock Unit Agreement shall be in such form as may be approved from time to time by the Administrator and may vary from Participant to Participant; provided, however, that each Participant and each Restricted Stock Agreement or Restricted Stock Unit Agreement shall comply with and be subject to the following terms and conditions:

(a) Number of Shares.   The Restricted Stock Agreement or Restricted Stock Unit Agreement shall state the total number of shares of Stock covered by the Restricted Stock Award or Restricted Stock Unit Award.

(b) Risks of Forfeiture.   The Restricted Stock Agreement or Restricted Stock Unit Agreement shall set forth the risks of forfeiture, if any, including risks of forfeiture based on Performance Objectives, which shall apply to the shares of Stock covered by the Restricted Stock Award or Restricted Stock Unit Award, and shall specify the manner in which such risks of forfeiture shall lapse. The Administrator may, in its sole discretion, modify the manner in which such risks of forfeiture shall lapse but only with respect to those shares of Stock which are restricted as of the effective date of the modification.

(c) Issuance of Shares; Rights as Shareholder.

(i) With respect to a Restricted Stock Award, the Company shall cause to be issued a stock certificate representing such shares of Stock in the Participant’s name, and shall deliver such certificate to the Participant; provided, however, that the Company shall place a legend on such certificate describing the risks of forfeiture and other transfer restrictions set forth in the Participant’s Restricted Stock Agreement and providing for the cancellation and return of such certificate if the shares of Stock subject to the Restricted Stock Award are forfeited. Until the risks of forfeiture have lapsed or the shares subject to such Restricted Stock Award have been forfeited, the Participant shall be entitled to vote the shares of Stock represented by such stock certificates and shall receive all dividends attributable to such shares, but the Participant shall not have any other rights as a shareholder with respect to such shares.

(ii) With respect to a Restricted Stock Unit Award, as the risks of forfeiture on the restricted stock units lapse, the Participant shall be entitled to payment of the Restricted Stock Units. The Administrator may, in its sole discretion, pay Restricted Stock Units in cash, shares of Stock or any combination thereof. If payment is made in shares of Stock, the Administrator shall cause to be issued one or more stock certificates in the Participant’s name and shall deliver such certificates to the Participant in satisfaction of such restricted stock units. Until the risks of forfeiture on the restricted stock units have lapsed, the Participant shall not be entitled to vote any shares of stock which may be acquired through the restricted stock units, shall not receive any dividends attributable to such shares, and shall not have any other rights as a shareholder with respect to such shares.

(d) Withholding Taxes.   The Company or its Affiliate shall be entitled to withhold and deduct from future wages of the Participant all legally required amounts necessary to satisfy any and all withholding and employment-related taxes attributable to the Participant’s Restricted Stock Award or Restricted Stock Unit Award. In the event the Participant is required under the Restricted Stock Agreement or Restricted Stock Unit Agreement to pay the Company, or make arrangements satisfactory to the Company respecting payment of, such withholding and employment-related taxes, the Administrator may, in its discretion and pursuant to such rules as it may adopt, require the Participant to satisfy such obligations, in whole or in part, by delivering shares of Common Stock, including shares of Stock received pursuant to the Restricted Stock Award or Restricted Stock Unit Award on which the risks of forfeiture have lapsed. Such shares shall have a Fair Market Value equal to the minimum required tax withholding, based on the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to the supplemental income resulting from the lapsing of the risks of forfeiture on such restricted stock or restricted stock unit. In no event may the Participant deliver shares having a Fair Market Value in excess of such statutory minimum required tax withholding. The Participant’s election to deliver shares of Common Stock for this purpose shall be made on or before the date that the amount of tax to be withheld is determined under applicable tax law. Such election shall be approved by the Administrator and otherwise comply with such rules as the Administrator may adopt to assure compliance with Rule 16b-3, or any successor provision, as then in effect, of the General Rules and Regulations under the Securities Exchange Act of 1934, if applicable.

(e) Nontransferability.   No Restricted Stock Award or Restricted Stock Unit Award shall be transferable, in whole or in part, by the Participant, other than by will or by the laws of descent and distribution, prior to the date the risks of forfeiture described in the Restricted Stock Agreement or Restricted Stock Unit Agreement have lapsed. If the Participant shall attempt any transfer of any Restricted Stock Award or Restricted Stock Unit Award granted under the Plan prior to such date, such transfer shall be void and the Restricted Stock Award or Restricted Stock Unit Award shall terminate.

(f) Other Provisions.   The Restricted Stock Agreement or Restricted Stock Unit Agreement authorized under this Section 11 shall contain such other provisions as the Administrator shall deem advisable.

Section 12.  Performance Awards

Each Performance Award granted pursuant to this Section 12 shall be evidenced by a written performance award agreement (the “Performance Award Agreement”). The Performance Award Agreement shall be in such form as may be approved from time to time by the Administrator and may vary from Participant to Participant; provided, however, that each Participant and each Performance Award Agreement shall comply with and be subject to the following terms and conditions:

(a) Awards.   Performance Awards in the form of Performance Units or Performance Shares may be granted to any Participant in the Plan. Performance Units shall consist of monetary awards which may be earned or become vested in whole or in part if the Company or the Participant achieves certain Performance Objectives established by the Administrator over a specified Performance Period. Performance Shares shall consist of shares of Stock or other Awards denominated in shares of Stock that may be earned or become vested in whole or in part if the Company or the Participant achieves certain Performance Objectives established by the Administrator over a specified Performance Period.

(b) Performance Objectives, Performance Period and Payment.   The Performance Award Agreement shall set forth:

(i) the number of Performance Units or Performance Shares subject to the Performance Award, and the dollar value of each Performance Unit;

(ii) one or more Performance Objectives established by the Administrator;

(iii) the Performance Period over which Performance Units or Performance Shares may be earned or may become vested;

(iv) the extent to which partial achievement of the Performance Objectives may result in a payment or vesting of the Performance Award, as determined by the Administrator; and

(v) the date upon which payment of Performance Units will be made or Performance Shares will be issued, as the case may be, and the extent to which such payment or the receipt of such Performance Shares may be deferred.

(c) Withholding Taxes.   The Company or its Affiliates shall be entitled to withhold and deduct from future wages of the Participant all legally required amounts necessary to satisfy any and all withholding and employment-related taxes attributable to the Participant’s Performance Award. In the event the Participant is required under the Performance Award Agreement to pay the Company or its Affiliates, or make arrangements satisfactory to the Company or its Affiliates respecting payment of, such withholding and employment-related taxes, the Administrator may, in its discretion and pursuant to such rules as it may adopt, permit the Participant to satisfy such obligations, in whole or in part, by delivering shares of Common Stock, including shares of Stock received pursuant to the Performance Award. Such shares shall have a Fair Market Value equal to the minimum required tax withholding, based on the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes. In no event may the Participant deliver shares having a Fair Market Value in excess of such statutory minimum required tax withholding. The Participant’s election to deliver shares of Common Stock for this purpose shall be made on or before the date that the amount of tax to be withheld is determined under applicable tax law. Such election shall be approved by the Administrator and otherwise comply with such rules as the Administrator may adopt to assure compliance with Rule 16b-3, or any successor provision, as then in effect, of the General Rules and Regulations under the Securities Exchange Act of 1934, if applicable.

(d) Nontransferability.   No Performance Award shall be transferable, in whole or in part, by the Participant, other than by will or by the laws of descent and distribution. If the Participant shall attempt any transfer of any Performance Award granted under the Plan, such transfer shall be void and the Performance Award shall terminate.

(e) No Rights as Shareholder.   A Participant (or the Participant’s successor or successors) shall have no rights as a shareholder with respect to any shares covered by a Performance Award until the date of the issuance of a stock certificate evidencing such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), distributions or other rights for which the record date is prior to the date such stock certificate is actually issued (except as otherwise provided in Section 14 of the Plan).

(f) Other Provisions.   The Performance Award Agreement authorized under this Section 12 shall contain such other provisions as the Administrator shall deem advisable.

Section 13.  Stock Appreciation Rights

Each Stock Appreciation Right granted pursuant to this Section 13 shall be evidenced by a written stock appreciation right agreement (the “Stock Appreciation Right Agreement”). The Stock Appreciation Right Agreement shall be in such form as may be approved from time to time by the Administrator and may vary from Participant to Participant; provided, however, that each Participant and each Stock Appreciation Right Agreement shall comply with and be subject to the following terms and conditions:

(a) Awards.   A Stock Appreciation Right shall entitle the Participant to receive, upon exercise, cash, shares of Stock, or any combination thereof, having a value equal to the excess of (i) the Fair Market Value of a specified number of shares of Stock on the date of such exercise, over (ii) a specified exercise price. Unless otherwise determined by the Administrator, the specified exercise price shall not be less than 100% of the Fair Market Value of such shares of Stock on the date of grant of the Stock Appreciation Right. A Stock Appreciation Right may be granted independent of or in tandem with a previously or contemporaneously granted Option.

(b) Term and Exercisability.   The term during which any Stock Appreciation Right granted under the Plan may be exercised shall be established in each case by the Administrator. The Stock Appreciation Right Agreement shall state when the Stock Appreciation Right becomes exercisable and shall also state the maximum term during which such Stock Appreciation Right may be exercised. In the event a Stock Appreciation Right is exercisable immediately, the manner of exercise of such Stock Appreciation Right in the event it is not exercised in full immediately shall be specified in the Stock Appreciation Right Agreement. The Administrator may accelerate the exercisability of any Stock Appreciation Right granted hereunder which is not immediately exercisable as of the date of grant. If a Stock Appreciation Right is granted in tandem with an Option, the Stock Appreciation Right Agreement shall set forth the extent to which the exercise of all or a portion of the Stock Appreciation Right shall cancel a corresponding portion of the Option, and the extent to which the exercise of all or a portion of the Option shall cancel a corresponding portion of the Stock Appreciation Right.

(c) Withholding Taxes.   The Company or its Affiliate shall be entitled to withhold and deduct from future wages of the Participant all legally required amounts necessary to satisfy any and all withholding and employment-related taxes attributable to the Participant’s Stock Appreciation Right. In the event the Participant is required under the Stock Appreciation Right to pay the Company or its Affiliate, or make arrangements satisfactory to the Company or its Affiliate respecting payment of, such withholding and employment-related taxes, the Administrator may, in its discretion and pursuant to such rules as it may adopt, permit the Participant to satisfy such obligation, in whole or in part, by delivering shares of the Company’s Common Stock or by electing to have the Company withhold shares of Common Stock otherwise issuable to the Participant as a result of the exercise of the Stock Appreciation Right. Such shares shall have a Fair Market Value equal to the minimum required tax withholding, based on the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to the supplemental income resulting from such exercise. In no event may the Participant deliver shares, nor may the Company or any Affiliate withhold shares, having a Fair Market Value in excess of such statutory minimum required tax withholding. The Participant’s election to deliver shares or to have shares withheld for this purpose shall be made on or before the later of (i) the date the Stock Appreciation Right is exercised, or (ii) the date that the amount of tax to be withheld is determined under applicable tax law. Such election shall be approved by the Administrator and otherwise comply with such rules as the Administrator may adopt to assure compliance with Rule 16b-3, or any successor provision, as then in effect, of the General Rules and Regulations under the Securities Exchange Act of 1934, if applicable.

(d) Nontransferability.   No Stock Appreciation Right shall be transferable, in whole or in part, by the Participant, other than by will or by the laws of descent and distribution. If the Participant shall attempt any transfer of any Stock Appreciation Right granted under the Plan, such transfer shall be void and the Stock Appreciation Right shall terminate.

(e) No Rights as Shareholder.   A Participant (or the Participant’s successor or successors) shall have no rights as a shareholder with respect to any shares covered by a Stock Appreciation Right until the date of the issuance of a stock certificate evidencing such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), distributions or other rights for which the record date is prior to the date such stock certificate is actually issued (except as otherwise provided in Section 14 of the Plan).

(f) Other Provisions.   The Stock Appreciation Right Agreement authorized under this Section 13 shall contain such other provisions as the Administrator shall deem advisable, including but not limited to any restrictions on the exercise of the Stock Appreciation Right which may be necessary to comply with Rule 16b-3 of the Securities Exchange Act of 1934, as amended.

Section 14.  Recapitalization, Sale, Merger, Exchange or Liquidation

In the event of an increase or decrease in the number of shares of Common Stock resulting from a stock dividend, stock split, reverse split, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company, the Board may, in its sole discretion, adjust the number of shares of Stock reserved under Section 6 hereof, the number of shares of Stock covered by each outstanding Award, and, if applicable, the price per share thereof to reflect such change. Additional shares which may become covered by the Award pursuant to such adjustment shall be subject to the same restrictions as are applicable to the shares with respect to which the adjustment relates.

Unless otherwise provided in the agreement evidencing an Award, in the event of an acquisition of the Company through the sale of substantially all of the Company’s assets and the consequent discontinuance of its business or through a merger, consolidation, exchange, reorganization, reclassification, extraordinary dividend, divestiture (including a spin-off), liquidation, recapitalization, stock split, stock dividend or otherwise (collectively referred to as a “transaction”), the Board may provide for one or more of the following:

(a) the equitable acceleration of the exercisability of any outstanding Options or Stock Appreciation Rights, the vesting and payment of any Performance Awards, or the lapsing of the risks of forfeiture on any Restricted Stock Awards or Restricted Stock Unit Awards;

(b) the complete termination of this Plan, the cancellation of outstanding Options or Stock Appreciation Rights not exercised prior to a date specified by the Board (which date shall give Participants a reasonable period of time in which to exercise such Option or Stock Appreciation Right prior to the effectiveness of such transaction), the cancellation of any Performance Award and the cancellation of any Restricted Stock Awards or Restricted Stock Unit Awards for which the risks of forfeiture have not lapsed;

(c) that Participants holding outstanding Options and Stock Appreciation Rights shall receive, with respect to each share of Stock subject to such Option or Stock Appreciation Right, as of the effective date of any such transaction, cash in an amount equal to the excess of the Fair Market Value of such Stock on the date immediately preceding the effective date of such transaction over the price per share of such Options or Stock Appreciation Rights; provided that the Board may, in lieu of such cash payment, distribute to such Participants shares of Common Stock of the Company or shares of stock of any corporation succeeding the Company by reason of such transaction, such shares having a value equal to the cash payment herein;

(d) that Participants holding outstanding Restricted Stock Awards, Restricted Stock Unit Awards and Performance Share Awards shall receive, with respect to each share of Stock subject to such Awards, as of the effective date of any such transaction, cash in an amount equal to the Fair Market Value of such Stock on the date immediately preceding the effective date of such transaction; provided that the Board may, in lieu of such cash payment, distribute to such Participants shares of Common Stock of the Company or shares of stock of any corporation succeeding the Company by reason of such transaction, such shares having a value equal to the cash payment herein;

(e) the continuance of the Plan with respect to the exercise of Options or Stock Appreciation Rights which were outstanding as of the date of adoption by the Board of such plan for such transaction and the right to exercise such Options and Stock Appreciation Rights as to an equivalent number of shares of stock of the corporation succeeding the Company by reason of such transaction; and

(f) the continuance of the Plan with respect to Restricted Stock Awards or Restricted Stock Unit Awards for which the risks of forfeiture have not lapsed as of the date of adoption by the Board of such plan for such transaction and the right to receive an equivalent number of shares of stock of the corporation succeeding the Company by reason of such transaction.

(g) the continuance of the Plan with respect to Performance Awards and, to the extent applicable, the right to receive an equivalent number of shares of stock of the corporation succeeding the Company by reason for such transaction.

The Board may restrict the rights of or the applicability of this Section 14 to the extent necessary to comply with Section 16(b) of the Securities Exchange Act of 1934, the Internal Revenue Code or any other applicable law or regulation. The grant of an Award pursuant to the Plan shall not limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, exchange or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

Section 15.  Investment Purpose

No shares of Stock shall be issued pursuant to the Plan unless and until there has been compliance, in the opinion of Company’s counsel, with all applicable legal requirements, including without limitation, those relating to securities laws and stock exchange listing requirements. As a condition to the issuance of Stock to Participant, the

Administrator may require Participant to (a) represent that the shares of Stock are being acquired for investment and not resale and to make such other representations as the Administrator shall deem necessary or appropriate to qualify the issuance of the shares as exempt from the Securities Act of 1933 and any other applicable securities laws, and (b) represent that Participant shall not dispose of the shares of Stock in violation of the Securities Act of 1933 or any other applicable securities laws.

As a further condition to the grant of any Option or the issuance of Stock to Participant, Participant agrees to the following:

(a) In the event the Company advises Participant that it plans an underwritten public offering of its Common Stock in compliance with the Securities Act of 1933, as amended, and the underwriter(s) seek to impose restrictions under which certain shareholders may not sell or contract to sell or grant any option to buy or otherwise dispose of part or all of their stock purchase rights of the Common Stock underlying Awards, Participant will not, for a period not to exceed 180 days from the prospectus, sell or contract to sell or grant an option to buy or otherwise dispose of any Option granted to Participant pursuant to the Plan or any of the underlying shares of Common Stock without the prior written consent of the underwriter(s) or its representative(s).

(b) In the event the Company makes any public offering of its securities and determines in its sole discretion that it is necessary to reduce the number of issued but unexercised stock purchase rights so as to comply with any state’s securities or Blue Sky law limitations with respect thereto, the Board of Directors of the Company shall have the right (i) to accelerate the exercisability of any Option and the date on which such Option must be exercised, provided that the Company gives Participant prior written notice of such acceleration, and (ii) to cancel any Options or portions thereof which Participant does not exercise prior to or contemporaneously with such public offering.

(c) In the event of a transaction (as defined in Section 14 of the Plan), Participant will comply with Rule 145 of the Securities Act of 1933 and any other restrictions imposed under other applicable legal or accounting principles if Participant is an “affiliate” (as defined in such applicable legal and accounting principles) at the time of the transaction, and Participant will execute any documents necessary to ensure compliance with such rules.

The Company reserves the right to place a legend on any stock certificate issued in connection with an Award pursuant to the Plan to assure compliance with this Section 15.

Section 16.  Amendment of the Plan

The Board may from time to time, insofar as permitted by law, suspend or discontinue the Plan or revise or amend it in any respect; provided, however, that no such revision or amendment, except as is authorized in Section 14, shall impair the terms and conditions of any Award which is outstanding on the date of such revision or amendment to the material detriment of the Participant without the consent of the Participant. Notwithstanding the foregoing, no such revision or amendment shall (i) materially increase the number of shares subject to the Plan except as provided in Section 14 hereof, (ii) change the designation of the class of employees eligible to receive Awards, (iii) decrease the price at which Options may be granted, or (iv) materially increase the benefits accruing to Participants under the Plan without the approval of the shareholders of the Company if such approval is required for compliance with the requirements of any applicable law or regulation. Furthermore, the Plan may not, without the approval of the shareholders, be amended in any manner that will cause incentive stock options to fail to meet the requirements of Section 422 of the Internal Revenue Code.

Section 17.  No Obligation to Exercise Option

The granting of an Option shall impose no obligation upon the Participant to exercise such Option. Further, the granting of an Award hereunder shall not impose upon the Company or any Affiliate any obligation to retain the Participant in its employ for any period.

Annex H

REPLIDYNE, INC.

2006 EMPLOYEE STOCK PURCHASE PLAN

Adopted by the Board of Directors on June 1, 2006
Approved by the Stockholders on June 22, 2006
1.  Purpose.

(a) The purpose of this Plan is to provide a means by which Employees of the Company and certain designated Subsidiaries may be given an opportunity to purchase stock of the Company.

(b) The Company, by means of the Plan, seeks to retain the services of its Employees, to secure and retain the services of new Employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company.

(c) The Company intends that the Purchase Rights granted under the Plan be considered options issued under an Employee Stock Purchase Plan.

2.  Definitions.

As used in the Plan and any Offering, unless otherwise specified, the following terms have the meanings set forth below:

(a) “Affiliate” means (i) any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, provided each corporation in the unbroken chain (other than the Company) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, and (ii) any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. The Board shall have the authority to determine (i) the time or times at which the ownership tests are applied, and (ii) whether “Affiliate” includes entities other than corporations within the foregoing definition.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means a committee of one (1) or more members of the Board to whom authority has been delegated by the Board in accordance with Section 3(c).

(e) “Common Stock” means the common stock of the Company.

(f) “Company” means Replidyne, Inc., a Delaware corporation.

(g) “Contributions” means the payroll deductions, and other additional payments specifically provided for in the Offering, that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account, if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld through payroll deductions during the Offering.

(h) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(1) a dissolution or liquidation of the Company;

(2) a lease, sale, or other disposition of all or substantially all of the assets of the Company;

(3) the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(4) the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(5) the acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or any Subsidiary) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors; or

(6) the individuals who, as of the date of the adoption of this Plan, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least fifty percent (50%) of the Board, provided that if the election, or nomination for election by the Company’s stockholders, of a new director was approved by a vote of at least fifty percent (50%) of the members of the Board then comprising the Incumbent Board, such new director shall upon his or her election be considered a member of the Incumbent Board.

(i) “Director” means a member of the Board.

(j) “Earnings” of an Employee with respect to any Offering has the meaning defined in such Offering.

(k) “Eligible Employee” means an Employee who meets the requirements set forth in the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.

(l) “Employee” means any person, including Officers and Directors, who is employed for purposes of Section 423(b)(4) of the Code by the Company or a Subsidiary. Neither service as a Director nor payment of a director’s fee shall be sufficient to make an individual an Employee of the Company or a Subsidiary.

(m) “Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o) “Fair Market Value” means the value of a security, as determined in good faith by the Board. If the security is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of the security, unless otherwise determined by the Board, shall be the closing sales price (rounded up where necessary to the nearest whole cent) for such security (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the relevant security of the Company) on the last Trading Day prior to the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

(p) “Initial Offering” means the first Offering under this Plan.

(q) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(r) “Offering” means the grant of Purchase Rights to purchase shares of Common Stock under the Plan to Eligible Employees.

(s) “Offering Date” means a date selected by the Board for an Offering to commence.

(t) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder

(u) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(v) “Participant” means an Eligible Employee who holds an outstanding Purchase Right granted pursuant to the Plan.

(w) “Plan” means this Replidyne, Inc. 2006 Employee Stock Purchase Plan.

(x) “Purchase Date” means one or more dates during an Offering established by the Board on which Purchase Rights shall be exercised and as of which purchases of shares of Common Stock shall be carried out in accordance with such Offering.

(y) “Purchase Period” means a period of time specified within an Offering beginning on the Offering Date or on the next day following a Purchase Date within an Offering and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.

(z) “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.

(aa) “Related Corporation” means any parent corporation or subsidiary corporation, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(bb) “Securities Act” means the Securities Act of 1933, as amended.

(cc) “Subsidiary” means any subsidiary corporation of the Company, whether now or hereafter existing, as such term is defined in Section 424(f) of the Code.

(dd) “Trading Day” means any day the exchange(s) or market(s) on which shares of Common Stock are listed, whether it be any established stock exchange, the Nasdaq National Market, the Nasdaq SmallCap Market or otherwise, is open for trading.

3.  Administration.

(a) The Plan shall be administered by the Board unless and until the Board delegates administration to a Committee, as provided in subparagraph 3(c). Whether or not the Board has delegated administration, the Board shall have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(b) The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine when and how Purchase Rights shall be granted and the provisions of each offering of such Purchase Rights (which need not be identical).

(ii) To designate from time to time which Subsidiaries shall be eligible to participate in the Plan.

(iii) To construe and interpret the Plan and Purchase Rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iv) To amend the Plan as provided in paragraph 14.

(v) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and its Subsidiaries and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan.

(c) The Board may delegate administration of the Plan to a Committee of the Board composed of two (2) or more members, all of the members of which Committee may be, in the discretion of the Board, Non-Employee Directors and/or Outside Directors. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee of two (2) or more Outside Directors any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or such a subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. If administration is delegated to a Committee, references to the Board in this Plan and in the Offering document shall thereafter be deemed to be to the Board or the Committee, as the case may be.

(d) Any interpretation of the Plan by the Board of any decision made by it under the Plan shall be final and binding on all persons.

4.  Shares Subject to the Plan.

(a) Subject to the provisions of paragraph 13 relating to adjustments upon changes in stock, the stock that may be sold pursuant to Purchase Rights granted under the Plan (the “Reserved Shares”), shall not exceed in the aggregate 1,920,872  shares of the Common Stock. Effective as of each July 1st, beginning with July 1, 2009 and continuing through and including July 1, 2016, the number of Reserved Shares will be increased by the lesser of (i) one percent (1.0%) of the total number of shares of the Common Stock outstanding on such date, or (ii) 1,800,000  shares. Notwithstanding the foregoing, the Board may designate a smaller number of shares to be added to the share reserve as of a particular July 1. If any Purchase Right granted under the Plan shall for any reason terminate without having been exercised, the Common Stock not purchased under such Purchase Right shall again become available for the Plan.

(b) The stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

5.  Grant of Rights; Offering.

(a) The Board or the Committee may from time to time grant or provide for the grant of Purchase Rights under the Plan to Eligible Employees in an Offering on an Offering Date or Offering Dates selected by the Board or the Committee. Each Offering shall be in such form and shall contain such terms and conditions as the Board or the Committee shall deem appropriate, which shall comply with the requirements of Section 423(b)(5) of the Code that all Employees granted Purchase Rights under the Plan shall have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering shall include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering shall be effective, which period shall not exceed twenty-seven (27) months beginning with the Offering Date, and the substance of the provisions contained in paragraphs 6 through 9, inclusive.

(b) If a Participant has more than one (1) Purchase Right outstanding under the Plan, unless he or she otherwise indicates in agreements or notices delivered hereunder, a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right if two (2) Purchase Rights have identical exercise prices), will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if two (2) Purchase Rights have identical exercise prices) will be exercised.

6.  Eligibility.

(a) Rights may be granted only to Employees of the Company or, as the Board or the Committee may designate as provided in subparagraph 3(b), to Employees of any Subsidiary of the Company. Except as provided in subparagraph 6(b), an Employee of the Company or any Subsidiary shall not be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee has been in the employ of the Company or any

Subsidiary for such continuous period preceding such grant as the Board or the Committee may require, but in no event shall the required period of continuous employment be greater than two (2) years. In addition, unless otherwise determined by the Board or the Committee and set forth in the terms of the applicable Offering, no Employee of the Company or any Subsidiary shall be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company or such Subsidiary is for at least twenty (20) hours per week and at least five (5) months per calendar year.

(b) The Board or the Committee may provide that each person who, during the course of an Offering, first becomes an Eligible Employee of the Company or designated Subsidiary will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or a date which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right shall thereafter be deemed to be a part of that Offering. Such Purchase Right shall have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:

(i) the date on which such Purchase Right is granted shall be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;

(ii) the period of the Offering with respect to such Purchase Right shall begin on its Offering Date and end coincident with the end of such Offering; and

(iii) the Board or the Committee may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Purchase Right under that Offering.

(c) No Employee shall be eligible for the grant of any Purchase Rights under the Plan if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this subparagraph 6(c), the rules of Section 424(d) of the Code shall apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options (whether vested or unvested) shall be treated as stock owned by such Employee.

(d) An Eligible Employee may be granted Purchase Rights under the Plan only if such Purchase Rights, together with any other Purchase Rights granted under Employee Stock Purchase Plans of the Company and any Related Corporations do not permit such Employee’s Purchase Rights or any Related Corporation to accrue at a rate which exceeds twenty five thousand dollars ($25,000) of Fair Market Value of such stock (determined at the time such Purchase Rights are granted) for each calendar year in which such Purchase Rights are outstanding at any time.

(e) Officers of the Company and any designated Subsidiary shall be eligible to participate in Offerings under the Plan; provided, however, that the Board may provide in an Offering that certain Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code shall not be eligible to participate.

7.  Rights; Purchase Price.

(a) On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, shall be granted a Purchase Right to purchase up to the number of shares of Common Stock of the Company purchasable with a percentage designated by the Board or the Committee not exceeding twenty percent (20%) of such Employee’s Earnings during the period which begins on the Offering Date (or such later date as the Board or the Committee determines for a particular Offering) and ends on the date stated in the Offering, which date shall be no later than the end of the Offering. The Board or the Committee shall establish one (1) or more Purchase Dates during an Offering on which Purchase Rights granted under the Plan shall be exercised and purchases of Common Stock carried out in accordance with such Offering.

(b) In connection with each Offering made under the Plan, the Board or the Committee may specify a maximum number of shares that may be purchased by any Participant as well as a maximum aggregate number of shares that may be purchased by all Participants pursuant to such Offering. In addition, in connection with each Offering that contains more than one (1) Purchase Date, the Board or the Committee may specify a maximum aggregate number of shares which may be purchased by all Participants on any given Purchase Date under the Offering. If the aggregate purchase of shares upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, the Board or the Committee shall make a pro rata allocation of the shares available in as nearly a uniform manner as shall be practicable and as it shall deem to be equitable.

(c) The per share purchase price of stock acquired pursuant to Purchase Rights granted under the Plan shall be not less than the lesser of:

(i) an amount equal to eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Offering Date; or

(ii) an amount equal to eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Purchase Date.

8.  Participation; Withdrawal; Termination.

(a) A Participant may elect to authorize payroll deductions pursuant to an Offering under the Plan by completing and delivering to the Company, within the time specified in the Offering, an enrollment form (in such form as the Company may provide). Each such enrollment form shall authorize an amount of Contributions expressed as a percentage of the submitting Participant’s Earnings during the Offering (not to exceed any maximum percentage or amount specified by the Board). Each Participant’s Contributions shall be credited to a bookkeeping account for such Participant under the Plan and shall be deposited with the general funds of the Company except where applicable law requires that Contributions be deposited with a third party. To the extent provided in the Offering, a Participant may begin such Contributions after the beginning of the Offering. To the extent provided in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. To the extent specifically provided in the Offering, in addition to making Contributions by payroll deductions, a Participant may make Contributions through the payment by cash or check prior to a specified Purchase Date of the Offering.

(b) During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company a notice of withdrawal in such form as the Company may provide. Such withdrawal may be elected at any time prior to the end of the Offering, except as provided otherwise in the Offering. Upon such withdrawal from the Offering by a Participant, the Company shall distribute to such Participant all of his or her accumulated Contributions (reduced to the extent, if any, such deductions have been used to acquire shares of Common Stock for the Participant) under the Offering, and such Participant’s Purchase Rights in that Offering shall thereupon terminate. A Participant’s withdrawal from an Offering shall have no effect upon such Participant’s eligibility to participate in any other Offerings under the Plan, but such Participant shall be required to deliver a new enrollment form in order to participate in subsequent Offerings.

(c) Rights granted pursuant to any Offering under the Plan shall terminate immediately upon a Participant ceasing to be an Employee for any reason or for no reason (subject to any post-employment participation period required by law) or other lack of eligibility. The Company shall distribute to such terminated or otherwise ineligible Employee all of his or her accumulated Contributions (reduced to the extent, if any, such deductions have been used to acquire shares of Common Stock for the terminated or otherwise ineligible Employee) under the Offering.

(d) Rights shall not be transferable by a Participant otherwise than by will or the laws of descent and distribution, or by a beneficiary designation as provided in Section 15 and, during a Participant’s lifetime, shall be exercisable only by such Participant.

(e) Unless otherwise specified in an Offering, the Company shall have no obligation to pay interest on Contributions.

9.  Exercise.

(a) On each Purchase Date specified therefor in the relevant Offering, each Participant’s accumulated payroll deductions and other additional payments specifically provided for in the Offering (without any increase for interest) will be applied to the purchase of whole shares of stock of the Company, up to the maximum number of shares permitted pursuant to the terms of the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares shall be issued upon the exercise of Purchase Rights granted under the Plan. The amount, if any, of accumulated payroll deductions remaining in each Participant’s account after the purchase of shares which is less than the amount required to purchase one share of Common Stock on the final Purchase Date of an Offering shall be held in each such Participant’s account for the purchase of shares under the next Offering under the Plan, unless such Participant withdraws from such next Offering, as provided in subparagraph 8(b), or is no longer eligible to be granted Purchase Rights under the Plan, as provided in paragraph 6, in which case such amount shall be distributed to the Participant after such final Purchase Date, without interest. The amount, if any, of accumulated payroll deductions remaining in any Participant’s account after the purchase of shares which is equal to the amount required to purchase one or more whole shares of Common Stock on the final Purchase Date of an Offering shall be distributed in full to the Participant after such Purchase Date, without interest.

(b) No Purchase Rights granted under the Plan may be exercised to any extent unless the shares to be issued upon such exercise under the Plan (including Purchase Rights granted thereunder) are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable state, foreign and other securities and other laws applicable to the Plan. If on a Purchase Date in any Offering hereunder the Plan is not so registered or in such compliance, no Purchase Rights granted under the Plan or any Offering shall be exercised on such Purchase Date, and the Purchase Date shall be delayed until the Plan is subject to such an effective registration statement and such compliance, except that the Purchase Date shall not be delayed more than twelve (12) months and the Purchase Date shall in no event be more than twenty-seven (27) months from the Offering Date. If on the Purchase Date of any Offering hereunder, as delayed to the maximum extent permissible, the Plan is not registered and in such compliance, no Purchase Rights granted under the Plan or any Offering shall be exercised and all payroll deductions accumulated during the Offering (reduced to the extent, if any, such deductions have been used to acquire stock) shall be distributed to the participants, without interest.

10.  Covenants of the Company.

(a) During the terms of the Purchase Rights granted under the Plan, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Purchase Rights, provided that the Company shall not be obligated to keep available shares in excess of the limits set forth or described in paragraphs 4 and 7 of the Plan and any corresponding or additional limits set forth in an Offering.

(b) The Company shall seek to obtain from each federal, state, foreign or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of stock upon exercise of the Purchase Rights granted under the Plan. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such Purchase Rights unless and until such authority is obtained.

11.  Use of Proceeds from Stock.

Proceeds from the sale of stock pursuant to Purchase Rights granted under the Plan shall constitute general funds of the Company.

12.  Rights as a Stockholder.

A Participant shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to Purchase Rights granted under the Plan unless and until the participant’s shareholdings acquired upon exercise of Purchase Rights under the Plan are recorded in the books of the Company (or its transfer agent).

13.  Adjustments upon Changes in Stock; Corporate Transactions.

(a) If any change is made in the stock subject to the Plan, or subject to any Purchase Rights granted under the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan and outstanding Purchase Rights will be appropriately adjusted in the class(es) and maximum number of shares subject to the Plan and the class(es) and number of shares and price per share of stock subject to outstanding Purchase Rights. Such adjustments shall be made by the Board or the Committee, the determination of which shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a “transaction not involving the receipt of consideration by the Company.”)

(b) In the event of a Corporate Transaction, then: (i) any surviving or acquiring corporation may continue or assume Purchase Rights outstanding under the Plan or may substitute similar rights (including a right to acquire the same consideration paid to stockholders in the Corporate Transaction) for those outstanding under the Plan, or (ii) if any surviving or acquiring corporation does not continue or assume such Purchase Rights or does not substitute similar rights for Purchase Rights outstanding under the Plan, then, the Participants’ accumulated Contributions shall be used to purchase shares of Common Stock within five (5) business days prior to the Corporate Transaction under the ongoing Offering, and the Participants’ Purchase Rights under the ongoing Offering shall terminate immediately after such purchase.

14.  Amendment of the Plan or Offerings.

(a) The Board at any time, and from time to time, may amend the Plan or the terms of one or more Offerings. However, except as provided in paragraph 13 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the stockholders of the Company within the time and to the extent stockholder approval is necessary for the Plan to satisfy the requirements of Section 423 of the Code or other applicable laws or regulations. It is expressly contemplated that the Board may amend the Plan or an Offering in any respect the Board deems necessary or advisable to provide Eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Employee Stock Purchase Plans and/or to bring the Plan and/or Purchase Rights granted under an Offering into compliance therewith.

(b) The Board may, in its sole discretion, submit any amendment to the Plan or an Offering for stockholder approval.

(c) Purchase Rights and obligations under any Purchase Rights granted before amendment of the Plan or Offering shall not be impaired by any amendment of the Plan, except with the consent of the person to whom such Purchase Rights were granted, or except as necessary to comply with any laws or governmental regulations, or except as necessary to ensure that the Plan and/or Purchase Rights granted under an Offering comply with the requirements of Section 423 of the Code.

15.  Designation of Beneficiary.

(a) A Participant may file a written designation of a beneficiary who is to receive any shares and cash, if applicable, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to the end of an Offering but prior to delivery to the participant of such shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death during an Offering.

(b) Such designation of beneficiary may be changed by the Participant at any time by written notice in the form prescribed by the Company. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living (or if an entity, is otherwise in existence) at the time of such Participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares and/or cash to the spouse or to any one (1) or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may determine.

16.  Termination or Suspension of the Plan.

(a) The Board in its discretion, may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board. The Plan shall automatically terminate if all the shares subject to the Plan pursuant to subparagraph 4(a) are issued. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) Rights and obligations under any Purchase Rights granted while the Plan is in effect shall not be impaired by suspension or termination of the Plan, except as expressly provided in the Plan or with the consent of the person to whom such Purchase Rights were granted, or except as necessary to comply with any laws or governmental regulation, or except as necessary to ensure that the Plan and/or Purchase Rights granted under an Offering comply with the requirements of Section 423 of the Code.

17.  Effective Date of Plan.

The Plan shall become effective on the same day on which the Company’s registration statement under the Securities Act with respect to the initial public offering of shares of the Company’s Common Stock becomes effective (the “Effective Date”), but no Purchase Rights granted under the Plan shall be exercised unless and until the Plan had been approved by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted by the Board or the Committee, which date may be prior to the Effective Date.

18.  Miscellaneous Provisions.

(a) All questions concerning the construction, validity and interpretation of this Plan shall be governed by the law of the State of Delaware, without regard to such state’s conflict of laws rules.

(b) The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering shall in any way alter the at will nature of a Participant’s employment or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation, or on the part of the Company or a Related Corporation to continue the employment of a Participant.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

As permitted by Section 102 of the Delaware General Corporation Law, Replidyne has adopted provisions in its restated certificate of incorporation and amended and restated bylaws that limit or eliminate the personal liability of its directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to Replidyne or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to Replidyne or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Replidyne’s restated certificate of incorporation also authorizes it to indemnify its officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, Replidyne’s amended and restated bylaws provide that:

•	Replidyne may indemnify its directors, officers, and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•	Replidyne may advance expenses to its directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in Replidyne’s amended and restated bylaws are not exclusive.

Replidyne’s restated certificate of incorporation and its amended and restated bylaws provide for the indemnification provisions described above and elsewhere herein. In addition, Replidyne has entered into separate indemnification agreements with its directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements may require Replidyne, among other things, to indemnify its officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also may require Replidyne to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they are indemnified. In addition, Replidyne has purchased a policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of its officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended.

Item 21.	Exhibits and Financial Statement Schedules

Exhibits.

The exhibit index immediately following the signature page to this registration/proxy statement is incorporated herein by reference as the list of exhibits required as part of this registration statement.

Item 22.	Undertakings

The undersigned Registrant hereby undertakes:

(1) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

(2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective;

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue; and

(5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, State of Colorado, on January 23, 2009.

REPLIDYNE, INC.

By:	/s/ Kenneth J. Collins
Kenneth J. Collins
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Kenneth J. Collins Kenneth J. Collins	President, Chief Executive Officer and Member of the Board of Directors (Principal Executive Officer)	January 23, 2009

* Mark L. Smith	Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	January 23, 2009

* Edward Brown	Member of the Board of Directors	January 23, 2009

* Kirk K. Calhoun	Member of the Board of Directors	January 23, 2009

* Geoffrey Duyk, M.D., Ph.D.	Member of the Board of Directors	January 23, 2009

* Augustine Lawlor	Member of the Board of Directors	January 23, 2009

* Daniel J. Mitchell	Member of the Board of Directors	January 23, 2009

* /s/ Kenneth J. Collins By: Kenneth J. Collins Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number		Note	Description of Document

2.1			Agreement and Plan of Merger and Reorganization, dated as of November 3, 2008, by and among Replidyne, Inc., Responder Merger Sub, Inc. and Cardiovascular Systems, Inc. (included as Annex A to the proxy statement/prospectus forming a part of this Registration Statement).

2.2			Form of Voting Agreement between Cardiovascular Systems, Inc. and certain stockholders of Replidyne, Inc. (included as Annex B to the proxy statement/prospectus forming a part of this Registration Statement).

2.3			Form of Voting Agreement between Replidyne, Inc. and certain stockholders of Cardiovascular Systems, Inc. (included as Annex C to the proxy statement/prospectus forming a part of this Registration Statement).

3.1		(1)	Restated Certificate of Incorporation.

3.2		(1)	Amended and Restated Bylaws.

4.1		(1)	Reference is made to exhibits 3.1 and 3.2.

4.2		(1)	Specimen Common Stock Certificate.

4.3		(1)	Form of Warrant to purchase shares of Series A Convertible Preferred Stock (together with schedule prepared in accordance with Instruction 2 to Item 601 of Regulation S-K).

4.4		(1)	Form of Warrant to purchase shares of Series C Preferred Stock (together with schedule prepared in accordance with Instruction 2 to Item 601 of Regulation S-K).

4.5		(1)	Fourth Amended and Restated Stockholders’ Agreement, dated August 17, 2005, between Replidyne, Inc. and certain of its stockholders, as amended March 7, 2006.

5.1			Opinion of Cooley Godward Kronish LLP.

8.1			Opinion of Cooley Godward Kronish LLP regarding tax matters.

8.2			Opinion of Fredrikson & Byron, P.A. regarding tax matters.

10	.1+	(1)	Form of Indemnification Agreement for Directors.

10	.2+	(1)	Form of Indemnification Agreement for Executive Officers.

10	.3+	(1)	2006 Equity Incentive Plan.

10	.4+	(1)	Form of Option Grant Notice and Form of Option Agreement under 2006 Equity Incentive Plan.

10	.5+	(1)	2006 Employee Stock Purchase Plan.

10	.6+	(1)	Form of Offering Document under 2006 Employee Stock Purchase Plan.

10	.7+	(1)	Employment Agreement, dated April 3, 2006, between Replidyne, Inc. and Kenneth J. Collins.

10	.7.1+	(3)	Amendment, dated June 15, 2007, to Employment Agreement, dated April 3, 2006, between Replidyne, Inc. and Kenneth J. Collins.

10	.8+	(1)	Employment Agreement, dated April 3, 2006, between Replidyne, Inc. and Nebojsa Janjic, Ph.D.

10	.8.1+	(3)	Amendment, dated June 15, 2007, to Employment Agreement, dated April 3, 2006, between Replidyne, Inc. and Nebojsa Janjic, Ph.D.

10	.9+	(1)	Employment Agreement, dated April 3, 2006, between Replidyne, Inc. and Peter Letendre, Pharm.D.

10	.9.1+	(3)	Amendment, dated June 15, 2007, to Employment Agreement, dated April 3, 2006, between Replidyne, Inc. and Peter Letendre, Pharm.D.

10	.10+	(1)	Employment Agreement, dated April 3, 2006, between Replidyne, Inc. and Roger M. Echols, M.D.

10	.10.1+	(3)	Amendment, dated June 15, 2007, to Employment Agreement, dated April 3, 2006, between Replidyne, Inc. and Roger M. Echols, M.D.

Exhibit
Number		Note	Description of Document

10	.11+	(1)	Employment Agreement, dated April 3, 2006, between Replidyne, Inc. and Mark Smith.

10	.11.1+	(3)	Amendment, dated June 15, 2007, to Employment Agreement, dated April 3, 2006, between Replidyne, Inc. and Mark Smith.

10	.12+	(1)	Employment Agreement, dated April 3, 2006, between Replidyne, Inc. and Donald Morrissey.

10	.13+	(1)	Summary of Director Compensation Program.

10	.14*	(1)	License Agreement, dated March 15, 2004, between Replidyne, Inc. and Daiichi Suntory Pharma Co., Ltd.

10	.14.1*	(1)	Amendment, dated April 5, 2005, to License Agreement, dated March 15, 2004, between the Registrant and Daiichi Suntory Pharma Co., Ltd.

10	.14.2*	(1)	Second Amendment, dated February 10, 2006, to License Agreement, dated March 15, 2004, between the Registrant and Daiichi Suntory Pharma Co., Ltd.

10	.15*	(1)	Supply Agreement, dated December 20, 2004, among the Registrant, Daiichi Suntory Pharma Co., Ltd. and Nippon Soda Co., Ltd.

10.16		(1)	Lease Agreement, dated March 22, 2005, by and between the Registrant and Crown Milford LLC.

10.17		(1)	Lease Agreement, dated October 25, 2005, by and between the Registrant and Triumph 1450 LLC.

10	.18*	(1)	Collaboration and Commercialization Agreement, dated February 10, 2006, between the Registrant and Forest Laboratories Holdings Limited.

10	.19+	(2)	Replidyne, Inc. Variable Incentive Bonus Plan for Calendar Year 2007.

10	.20+	(4)	Retention Bonus Agreement, dated March 27, 2008, by and between Replidyne, Inc. and Mark Smith.

10	.21+	(4)	Retention Bonus Agreement, dated March 27, 2008, by and between Replidyne, Inc. and Donald Morrissey.

10	.22+*	(5)	Separation Agreement, dated April 15, 2008, by and between Replidyne, Inc. and Peter Letendre.

10	.23+*	(5)	Consulting Agreement, effective as of April 16, 2008, by and between Replidyne, Inc. and Peter Letendre.

10	.24+*	(5)	Separation Agreement, dated May 1, 2008, by and between Replidyne, Inc. and Roger Echols.

10	.25+*	(5)	Consulting Agreement, effective as of May 2, 2008, by and between Replidyne, Inc. and Roger Echols.

10	.26+		Separation Agreement, dated December 8, 2008, by and between Replidyne, Inc. and Nebojsa Janjic.

10	.27+		Consultant Agreement, effective as of December 9, 2008, by and between Replidyne, Inc. and Nebojsa Janjic.

23.1			Consent of KPMG LLP, independent registered public accounting firm to Replidyne, Inc.

23.2			Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm to Cardiovascular Systems, Inc.

23.3			Consent of ValueKnowledge LLC.

23.4			Consent of Cooley Godward Kronish LLP (included in Exhibit 5.1 hereto).

23.5			Consent of Cooley Godward Kronish LLP (included in Exhibit 8.1 hereto).

23.6			Consent of Fredrikson & Byron, P.A. (included in Exhibit 8.2 hereto).

24	.1^		Power of Attorney.

Exhibit
Number		Note	Description of Document

99.1			Form of Proxy Card for Replidyne, Inc. Special Meeting of Stockholders.

99.2			Form of Proxy Card for Cardiovascular Systems, Inc. Special Meeting of Stockholders.

99.3			Opinion of Morgan Stanley & Co. Incorporated, financial advisor to Replidyne, Inc. (included as Annex D to the proxy statement/prospectus forming a part of this Registration Statement).

99.4			Consent of Morgan Stanley & Co. Incorporated, financial advisor to Replidyne, Inc.

99.5			Proposed Certificate of Amendment to the Restated Certificate of Incorporation of Replidyne, Inc. (included as Annex E to the proxy statement/prospectus forming a part of this Registration Statement).

99.6			Cardiovascular Systems, Inc. 2007 Equity Incentive Plan (included as Annex G to this proxy statement/prospectus forming a part of this Registration Statement).

99	.7^		Consent of Brent G. Blackey to be named as a director of the combined company.

99	.8^		Consent of Edward Brown to be named as a director of the combined company.

99	.9^		Consent of John H. Friedman to be named as a director of the combined company.

99	.10^		Consent of Geoffrey O. Hartzler to be named as a director of the combined company.

99	.11^		Consent of Roger J. Howe to be named as a director of the combined company.

99	.12^		Consent of Michael J. Kallok to be named as a director of the combined company.

99	.13^		Consent of Augustine Lawlor to be named as a director of the combined company.

99	.14^		Consent of David L. Martin to be named as a director of the combined company.

99	.15^		Consent of Glen D. Nelson to be named as a director of the combined company.

99	.16^		Consent of Gary M. Petrucci to be named as a director of the combined company.

+	Indicates management contract or compensatory plan.

*	Confidential treatment has been granted with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

(1)	Incorporated by reference to the same numbered exhibit filed with Replidyne, Inc.’s Registration Statement on Form S-1 (File No. 333-133021), as amended, declared effective June 29, 2006.

(2)	Incorporated by reference to Replidyne, Inc.’s Current Report on Form 8-K filed on March 9, 2007.

(3)	Incorporated by reference to Replidyne, Inc.’s Current Report on Form 8-K filed on June 19, 2007.

(4)	Incorporated by reference to Replidyne, Inc.’s Current Report on Form 8-K filed on April 1, 2008.

(5)	Incorporated by reference to Replidyne, Inc.’s Quarterly Report on Form 10-Q filed on August 5, 2008.

^	Previously Filed